As filed with the Securities and Exchange Commission on April 27, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	3827	25-1214948
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

375 Saxonburg Boulevard

Saxonburg, PA 16056

(724) 352-4455

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Jo Anne Schwendinger

Chief Legal and Compliance Officer and Secretary

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

(724) 352-4455

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum Karessa L. Cain Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	D. Mark McMillan Jeffrey W. Acre K&L Gates LLP 70 West Madison Street Chicago, IL 60602-4207 (312) 372-1121	Bret DiMarco Coherent, Inc. 5100 Patrick Henry Drive Santa Clara, CA 95054 (408) 764-4000	Michael S. Ringler Sonia K. Nijjar Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue Palo Alto, CA 94301 (650) 470-4500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, no par value	22,266,356(1)	N/A	$6,488,195,636.13(2)	$707,862.15

(1)

The number of shares of common stock, no par value, of II-VI Incorporated (“II-VI” and such shares, the “II-VI common stock”) being registered is based upon an estimate of (x) the maximum number of shares of common stock, par value $0.01 per share, of Coherent, Inc. (“Coherent” and such shares, the “Coherent common stock”) outstanding as of April 19, 2021 or issuable or expected to be exchanged in connection with the merger of Coherent with and into a subsidiary of II-VI, including shares of Coherent common stock that may be issuable in respect of outstanding Coherent equity awards, collectively equal to 24,468,522, multiplied by (y) the exchange ratio of 0.91 shares of II-VI common stock for each share of Coherent common stock.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c), 457(f)(1) and 457(i) promulgated thereunder. The aggregate offering price is (x) the average of the high and low prices of Coherent common stock as reported on the Nasdaq Global Select Market on April 21, 2021 ($265.165) multiplied by (y) the maximum number of shares of Coherent common stock to be converted in the merger (24,468,522 shares).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.0001091.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 27, 2021

To the shareholders of II-VI Incorporated and the stockholders of Coherent, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of II-VI Incorporated (which we refer to as “II-VI”) and Coherent, Inc. (which we refer to as “Coherent”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed acquisition of Coherent by II-VI in a merger transaction. We are requesting that you take certain actions as a II-VI shareholder or a Coherent stockholder.

On March 25, 2021, II-VI, Coherent and Watson Merger Sub Inc., a newly formed wholly owned subsidiary of II-VI (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”).

Pursuant to the merger agreement, Merger Sub will merge with and into Coherent (which we refer to as the “merger”) on the terms and subject to the conditions of the merger agreement, with Coherent continuing as the surviving corporation and a wholly owned subsidiary of II-VI.

The proposed merger of II-VI and Coherent would create a uniquely strategic global leader capable of delivering to the market the most attractive combination of photonic solutions, compound semiconductors, as well as laser technology & systems. The combined company would benefit from significant market megatrends, with the main applications in communications, semiconductor capital equipment, and consumer electronics, including those that enable the Cloud, 5G wireless, 3D sensing and consumer displays. Moreover, the combined company will be in a better position to accelerate its growth in industrial, aerospace & defense, life sciences and laser additive manufacturing by utilizing its expertise in engineered materials imparting differentiated performance in compelling integrated solutions in lasers, optics and electronics. With its expanded capabilities, the combined company will be able to collaborate even more broadly across its customer base as the design-in leader of choice. In addition, with a common culture of innovation and a strong track record of merger integration, the combined company will be in a strong position to deliver significant value to all stakeholders, including both companies’ shareholders or stockholders (as applicable), customers, employees and business partners.

In the merger, Coherent stockholders will be entitled to receive $220.00 in cash (which we refer to as the “cash consideration”) and 0.91 of a share of II-VI common stock (together with the cash consideration, the “merger consideration”) for each share of Coherent common stock they own (and, if applicable, cash in lieu of fractional shares). Although the number of shares of II-VI common stock that Coherent stockholders will receive per share of Coherent common stock is fixed, the market value of the merger consideration will fluctuate with the market price of II-VI common stock and will not be known at the time Coherent stockholders vote on the merger. Based on the closing price of II-VI common stock on the Nasdaq Global Select Market (which we refer to as “Nasdaq”) on March 24, 2021, the last trading day before public announcement of the merger, of $67.26, the merger consideration represented approximately $281.21 in value for each share of Coherent common stock. Based on the closing price of II-VI common stock on Nasdaq on April 26, 2021 of $77.85, the merger consideration represented approximately $290.84 in value for each share of Coherent common stock. The value of the II-VI common stock at the time of completion of the merger could be greater than, less than or the same as the value of II-VI common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of II-VI common stock (trading symbol “IIVI”) and Coherent common stock (trading symbol “COHR”).

In connection with entering into the merger agreement, II-VI entered into an Amended and Restated Investment Agreement (which we refer to as the “investment agreement,” including as it may be amended from time to time), dated as of March 30, 2021, with BCPE Watson (DE) SPV, LP, an affiliate of Bain Capital, LP (which we refer to as “BCPE” and, together with its successors and any respective affiliates thereof that become an investor party to the investment agreement, as the “investors”). On March 31, 2021, II-VI issued and sold to BCPE 75,000 shares of newly designated Series B-1 convertible preferred stock (which we refer to as “II-VI Series B-1 convertible preferred stock”) for an aggregate purchase price of $750.0 million pursuant to the investment agreement (which we refer to as the “initial investment”). In addition, pursuant to the investment agreement and subject to the terms and conditions set forth therein, the investors (i) committed to purchase 105,000 shares of II-VI’s newly designated Series B-2 convertible preferred stock (which we refer to as “II-VI Series B-2 convertible preferred stock” and, together with the II-VI Series B-1 convertible preferred stock, as the “II-VI Series B convertible preferred stock”) immediately prior to the closing of the merger for an aggregate purchase price of $1.05 billion and (ii) have the option to purchase up to 35,000 additional shares of II-VI Series B-2 convertible preferred stock immediately prior to the closing of the merger for an aggregate purchase price of up to $350.0 million. The issuance and sale of the II-VI Series B-2 convertible preferred stock pursuant to the investment agreement (which we refer to as the “subsequent investment” and, together with the initial investment, as the “equity financing”) is contingent upon the closing of the merger in accordance with the merger agreement and is subject to certain other closing conditions customary for transactions of this type. The terms of the II-VI Series B convertible preferred stock are set forth in the Statement with Respect to Shares, filed with the Pennsylvania Department of State Corporations Bureau and effective March 30, 2021.

Based on the number of shares of Coherent common stock outstanding and reserved for issuance as of                 , 2021, II-VI expects to issue approximately                million shares of II-VI common stock to Coherent stockholders and certain equity holders in the aggregate in the merger, representing total aggregate consideration of approximately $                in value, based on the closing price of II-VI common stock as on Nasdaq on                , 2021 of $                . Upon completion of the merger, we estimate that Coherent stockholders and holders of Coherent equity awards entitled to receive merger consideration as of immediately prior to the merger will collectively own approximately                %, II-VI shareholders as of immediately prior to the merger (excluding as a result of the equity financing) will own approximately                %, and the investors will own approximately                % of the outstanding shares of common stock of the combined company (in each case, on an as-converted and fully diluted basis and without regard to the fact that immediately prior to the merger, certain holders may own both II-VI and Coherent stock).

II-VI and Coherent will each hold a special meeting of its shareholders or stockholders, respectively, in connection with the merger, and in the case of II-VI, in connection with the subsequent investment. II-VI shareholders will be asked to vote to approve the issuance of shares of II-VI common stock pursuant to the merger agreement in the amounts necessary to complete the merger, the issuance of II-VI Series B-2 convertible preferred stock in the subsequent investment pursuant to the investment agreement, and the issuance of shares of II-VI common stock upon any conversion of the II-VI Series B convertible preferred stock issued in the equity financing (which we refer to collectively as the “II-VI share issuance proposal”), which requires the affirmative vote of at least a majority of the votes cast by II-VI shareholders present at the II-VI special meeting, in person or by proxy, and to approve certain other matters related to the merger. Coherent stockholders will be asked to adopt the merger agreement (which we refer to as the “Coherent merger proposal”), which requires the approval of the holders of a majority of the outstanding shares of Coherent common stock entitled to vote on the proposal, and to approve certain other matters related to the merger.

The special meeting of Coherent stockholders will be held virtually via a live webcast at www.virtualshareholdermeeting.com/COHR2021SM on                , 2021, at                 Pacific Time. The special meeting of II-VI shareholders will be held virtually via a live webcast at www.virtualshareholdermeeting.com/IIVI2021SM on                , 2021, at                 Eastern Time. Information about these meetings and the merger is contained in this joint proxy statement/prospectus. In particular, see “Risk Factors” beginning on page 41 of the accompanying joint proxy statement/prospectus. We urge you to read the joint proxy statement/prospectus carefully and in its entirety.

Your vote is very important regardless of the number of shares of II-VI common stock or Coherent common stock that you own. The merger cannot be completed without the approval of the II-VI share issuance proposal by II-VI shareholders and the approval of the Coherent merger proposal by Coherent stockholders. Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting.

Each of our boards of directors recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.

Dr. Vincent D. Mattera, Jr.	Andreas W. Mattes
Member of the Board and	Member of the Board,
Chief Executive Officer	Chief Executive Officer and President
II-VI Incorporated	Coherent, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated                , 2021, and is first being mailed to II-VI shareholders and Coherent stockholders on or about                , 2021.

ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about II-VI and Coherent from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus through the Securities and Exchange Commission website at https://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

if you are a II-VI shareholder: II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 Attn: Mark Lourie Email: investor.relations@ii-vi.com Tel: (724) 352-4455	if you are a Coherent stockholder: Coherent, Inc. 5100 Patrick Henry Drive Santa Clara, California 95054 Attn: Investor Relations Email: investor.relations@coherent.com Tel: (408) 764-4110

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the applicable special meeting. This means that II-VI shareholders requesting documents must do so by                , 2021 in order to receive them before the II-VI special meeting, and Coherent stockholders requesting documents must do so by                , 2021 in order to receive them before the Coherent special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                , 2021, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to II-VI shareholders or Coherent stockholders nor the issuance by II-VI of shares of II-VI common stock in connection with the merger or the issuance and sale of shares of II-VI Series B convertible preferred stock in connection with the equity financing will create any implication to the contrary.

The joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding II-VI has been provided by II-VI, and information contained in, or incorporated by reference into, this document regarding Coherent has been provided by Coherent.

See “Where You Can Find More Information” beginning on page 243 of the accompanying joint proxy statement/prospectus for further information.

II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 27, 2021

Notice of Special Meeting of Shareholders

To II-VI Shareholders:

On March 25, 2021, II-VI Incorporated (which we refer to as “II-VI”), Coherent, Inc. (which we refer to as “Coherent”) and Watson Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement,” including as it may be amended from time to time). Pursuant to the merger agreement, Merger Sub will merge with and into Coherent (which we refer to as the “merger”) on the terms and subject to the conditions of the merger agreement, with Coherent continuing as the surviving entity in the merger and a wholly owned subsidiary of II-VI. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

In connection with entering into the merger agreement, II-VI entered into an Amended and Restated Investment Agreement (which we refer to as the “investment agreement,” including as it may be amended from time to time, in accordance with its terms), dated as of March 30, 2021, with BCPE Watson (DE) SPV, LP, an affiliate of Bain Capital, LP (which we refer to as “BCPE” and together with its successors and any respective affiliates thereof that become an investor party to the investment agreement, as the “investors”). On March 31, 2021, II-VI issued and sold to BCPE 75,000 shares of newly designated II-VI Series B-1 convertible preferred stock (which we refer to as “II-VI Series B-1 convertible preferred stock”) for an aggregate purchase price of $750.0 million pursuant to the investment agreement (which we refer to as the “initial investment”). In addition, pursuant to the investment agreement and subject to the terms and conditions set forth therein, the investors (i) committed to purchase 105,000 shares of II-VI’s newly designated Series B-2 convertible preferred stock (which we refer to as “II-VI Series B-2 convertible preferred stock” and, together with the II-VI Series B-1 convertible preferred stock, the “II-VI Series B convertible preferred stock”) immediately prior to the closing of the merger for an aggregate purchase price of $1.05 billion and (ii) have the option to purchase up to 35,000 additional shares of II-VI Series B-2 convertible preferred stock immediately prior to the closing of the merger for an aggregate purchase price of up to $350.0 million. The issuance and sale of the II-VI Series B-2 convertible preferred stock pursuant to the investment agreement (which we refer to as the “subsequent investment” and, together with the initial investment, as the “equity financing”) is contingent upon the closing of the merger in accordance with the merger agreement and is subject to certain other closing conditions customary for transactions of this type. The terms of the II-VI Series B convertible preferred stock are set forth in a Statement with Respect to Shares, filed with the Pennsylvania Department of State Corporations Bureau and effective March 30, 2021 (which we refer to as the “statement with respect to shares”). A copy of each of the investment agreement and the statement with respect to shares is attached as Annex B and Annex C, respectively, to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of II-VI shareholders (which we refer to as the “II-VI special meeting,” including any adjournments or postponements thereof) will be held virtually via a live webcast on                , 2021, at                 Eastern Time.

In light of ongoing developments related to the COVID-19 pandemic, the II-VI special meeting will be held solely in a virtual meeting format via live webcast. You will be able to virtually attend and vote at the II-VI special meeting by visiting www.virtualshareholdermeeting.com/IIVI2021SM. We are pleased to notify you of and invite you to the II-VI special meeting.

II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, PA 16056

At the II-VI special meeting you will be asked to vote on the following matters:

•

Proposal to approve the issuance of shares of II-VI common stock pursuant to the terms of the merger agreement in the amounts necessary to complete the merger, the issuance of II-VI Series B-2 convertible preferred stock in the subsequent investment pursuant to the investment agreement, and the issuance of shares of II-VI common stock upon any conversion of the II-VI Series B convertible preferred stock issued in the equity financing (which we refer to collectively as the “II-VI share issuance proposal”).

•

Proposal to adjourn the II-VI special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes at the time of the II-VI special meeting to approve the II-VI share issuance proposal.

The board of directors of II-VI has fixed the close of business on                , 2021 as the record date for the II-VI special meeting. Only holders of record of II-VI common stock as of the close of business on the record date for the II-VI special meeting are entitled to notice of, and to vote at, the II-VI special meeting or any adjournment or postponement thereof.

Your vote is very important regardless of the number of shares of II-VI common stock that you own. The merger cannot be completed without the approval of the II-VI share issuance proposal by II-VI shareholders.

II-VI’s board of directors recommends that holders of common stock vote “FOR” each of the proposals to be considered at the II-VI special meeting.

Whether or not you plan to attend the II-VI special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Dr. Vincent D. Mattera, Jr.

Director and Chief Executive Officer

, 2021

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 27, 2021

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, California 95054

Notice of Special Meeting of Stockholders

To Coherent Stockholders:

On March 25, 2021, Coherent, Inc. (which we refer to as “Coherent”), II-VI Incorporated (which we refer to as “II-VI”) and Watson Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI (which we refer to as “Merger Sub”), entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement,” including as it may be amended from time to time). Pursuant to the merger agreement, Merger Sub will merge with and into Coherent (which we refer to as the “merger”) on the terms and subject to the conditions of the merger agreement, with Coherent continuing as the surviving entity in the merger and a wholly owned subsidiary of II-VI. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of Coherent stockholders (which we refer to as the “Coherent special meeting,” including any adjournments or postponements thereof) will be held virtually via live webcast on                 , 2021, at                 Pacific Time.

In light of ongoing developments related to the COVID-19 pandemic, the Coherent special meeting will be held solely in a virtual meeting format via live webcast. You will be able to virtually attend and vote at the Coherent special meeting by visiting www.virtualshareholdermeeting.com/COHR2021SM.

We will make available a list of stockholders of record entitled to vote at the Coherent special meeting available for viewing by Coherent stockholders for any purpose germane to the meeting beginning on                 , 2021 at www.virtualshareholdermeeting.com/COHR2021SM. The list of our stockholders of record will remain available for viewing by Coherent stockholders during the Coherent special meeting.

We are pleased to notify you of and invite you to the Coherent special meeting. The purpose of the Coherent special meeting is to consider and vote upon the following matters:

•	Proposal to adopt the merger agreement (which we refer to as the “Coherent merger proposal”).

•

Proposal to approve, on an advisory (non-binding) basis, the executive officer compensation that will or may be paid to Coherent’s named executive officers in connection with the transactions contemplated by the merger agreement (which we refer to as the “Coherent compensation proposal”).

•

Proposal to adjourn the Coherent special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Coherent merger proposal, to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Coherent stockholders or to constitute a quorum (which we refer to as the “Coherent adjournment proposal”).

The board of directors of Coherent has fixed the close of business on                 , 2021 as the record date for the Coherent special meeting. Only holders of record of Coherent common stock as of the close of business on the record date for the Coherent special meeting are entitled to notice of, and to vote at, the Coherent special meeting or any adjournment or postponement thereof.

Your vote is very important regardless of the number of shares of Coherent common stock that you own. The merger cannot be completed without the approval of the Coherent merger proposal by Coherent stockholders.

Coherent’s board of directors recommends that holders of Coherent common stock vote “FOR” each of the proposals to be considered at the Coherent special meeting.

Whether or not you plan to attend the Coherent special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

Andy Mattes

Director, Chief Executive Officer and President

, 2021

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-ii-

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QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger, the II-VI special meeting or the Coherent special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the II-VI special meeting or the Coherent special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“BCL” refers to the Pennsylvania Business Corporation Law of 1988, as amended, restated, supplemented or otherwise modified from time to time;

•	“BCPE” refers to BCPE Watson (DE) SPV, LP, an affiliate of Bain Capital, LP;

•	“BofA Securities” refers to BofA Securities, Inc.;

•

“cancelled shares” refers to shares of Coherent common stock owned by Coherent, II-VI, their subsidiaries or Merger Sub and issued and outstanding immediately prior to the effective time which will be cancelled and retired at the effective time;

•	“cash consideration” refers to $220.00 of cash per share of Coherent common stock;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“Coherent” refers to Coherent, Inc.;

•

“Coherent adjournment proposal” refers to the proposal to adjourn the Coherent special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Coherent special meeting to approve the Coherent merger proposal (as defined below), to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Coherent stockholders or to constitute a quorum;

•	“Coherent board” refers to the board of directors of Coherent;

•	“Coherent bylaws” refers to the bylaws of Coherent as in effect as of the date of this joint proxy statement/prospectus;

•	“Coherent common stock” refers to the common stock of Coherent, par value $0.01 per share;

•

“Coherent compensation proposal” refers to the proposal that Coherent stockholders approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Coherent’s named executive officers in connection with the merger contemplated by the merger agreement;

•	“Coherent financial advisors” refers to BofA Securities and Credit Suisse;

•	“Coherent ESPP” refers to the Coherent, Inc. Employee Stock Purchase Plan, as amended and restated as of February 28, 2012;

•	“Coherent merger proposal” refers to the proposal that Coherent stockholders adopt the merger agreement;

•	“Coherent RSU” refers to a restricted stock unit covering shares of Coherent common stock, including any restricted stock units subject to performance-vesting goals or metrics;

•	“Coherent special meeting” refers to the special meeting of Coherent stockholders to consider and vote upon the Coherent merger proposal and related matters;

•	“Coherent stockholder” refers to one or more holders of Coherent common stock, as applicable;

•	“combined company” refers to II-VI following the merger, including in its capacity as the parent company of Coherent;

•	“Credit Suisse” refers to Credit Suisse Securities (USA) LLC;

•

“debt commitment letter” refers to the Commitment Letter, dated March 25, 2021, as amended and restated on April, 21, 2021, by and among II-VI, JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., MUFG Bank, Ltd., MUFG Securities Americas Inc., PNC Capital Markets LLC, PNC Bank, National Association, HSBC Securities (USA) Inc., HSBC Bank USA, National Association, Citizens Bank, N.A., Mizuho Bank, Ltd., BMO Capital Markets Corp., Bank of Montreal, TD Securities (USA) LLC, The Toronto-Dominion Bank, New York Branch, TD Bank, N.A. and First National Bank of Pennsylvania (which we refer to collectively as the “commitment parties”);

•

“debt financing” refers to the $4.725 billion in third-party debt financing, which may include some combination of a senior secured revolving credit facility, a senior secured term loan credit facility, a senior unsecured bridge loan facility and/or the issuance of senior unsecured notes or other debt securities, raised by II-VI in connection with the debt commitment letter;

•	“DGCL” refers to the General Corporation Law of the State of Delaware, as amended;

•

“dissenting shares” refers to shares of Coherent common stock issued and outstanding immediately prior to the effective time and held by a holder of record who does not vote in favor of the Coherent merger proposal;

•	“effective time” refers to the effective time of the merger;

•	“equity financing” refers to the initial investment and subsequent investment;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•	“exchange ratio” refers to 0.91 of a share of II-VI common stock per share of Coherent common stock;

•	“financing commitments” refer to the debt commitment letter and the investment agreement together;

•	“financings” refer to the debt financing and the equity financing together;

•	“II-VI” refers to II-VI Incorporated;

•

“II-VI adjournment proposal” refers to the proposal to adjourn the II-VI special meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes at the time of the II-VI special meeting to approve the II-VI share issuance proposal;

•	“II-VI board” refers to the board of directors of II-VI;

•	“II-VI bylaws” refers to the amended and restated bylaws of II-VI as in effect as of the date of this joint proxy statement/prospectus;

•	“II-VI common stock” refers to the common stock of II-VI, no par value;

•	“II-VI charter” means the articles of incorporation of II-VI as in effect as of the date of this joint proxy statement/prospectus;

•	“II-VI preferred stock” refers to the preferred stock of II-VI, no par value;

•	“II-VI Series B convertible preferred stock” refers to the II-VI Series B-1 convertible preferred stock and II-VI Series B-2 convertible preferred stock;

•	“II-VI Series B-1 convertible preferred stock” refers to the Series B-1 convertible preferred stock of II-VI that were newly designated pursuant to the statement with respect to shares;

•	“II-VI Series B-2 convertible preferred stock” refers to the Series B-2 convertible preferred stock of II-VI that were newly designated pursuant to the statement with respect to shares;

•

“II-VI share issuance proposal” refers to the proposal that II-VI shareholders approve the issuance of shares of II-VI common stock pursuant to the terms of the merger agreement in the amounts necessary to complete the merger, the issuance of shares of II-VI Series B-2 convertible preferred stock in the subsequent investment pursuant to the terms of the investment agreement, and the issuance of shares of II-VI common stock upon any conversion of the II-VI Series B convertible preferred stock issued in the equity financing;

•	“II-VI special meeting” refers to the special meeting of II-VI shareholders to consider and vote upon the II-VI share issuance proposal and related matters;

•	“II-VI shareholders” refers to one or more holders of II-VI common stock, as applicable;

•

“initial investment” refers to the issuance and sale by II-VI to BCPE of 75,000 shares of II-VI Series B-1 convertible preferred stock for an aggregate purchase price of $750.0 million pursuant to the investment agreement on March 31, 2021;

•

“investment agreement” refers to the Amended and Restated Investment Agreement, dated as of March 30, 2021, by and between II-VI and BCPE, as it may be amended from time to time in accordance with its terms;

•	“investors” refer collectively, along with its successors and any respective affiliates thereof that become an investor party to the investment agreement, to BCPE;

•	“J.P. Morgan” refers to J.P. Morgan Securities LLC;

•	“merger” refers to the merger of Merger Sub with and into Coherent, with Coherent continuing as the surviving corporation in the merger and a wholly owned subsidiary of II-VI;

•

“merger agreement” refers to the Agreement and Plan of Merger, dated as of March 25, 2021, by and among II-VI, Coherent and Merger Sub, as it may be amended from time to time in accordance with its terms;

•	“merger consideration” means the cash and shares of II-VI common stock Coherent stockholders are entitled to receive pursuant to the merger agreement;

•	“Merger Sub” refers to Watson Merger Sub Inc.;

•	“Nasdaq” refers to the Nasdaq Global Select Market;

•	“SEC” refers to the Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•

“statement with respect to shares” refers to the Statement with Respect to Shares of the II-VI Series B convertible preferred stock, filed with the Pennsylvania Department of State Corporations Bureau and effective on March 30, 2021;

•

“subsequent investment” refers to (i) the commitment by the investors to purchase 105,000 shares of II-VI Series B-2 convertible preferred stock immediately prior to the closing of the merger for an aggregate purchase price of $1.05 billion and (ii) the option of the investors to purchase up to 35,000 additional shares of II-VI Series B-2 convertible preferred stock immediately prior to the closing of the merger for an aggregate purchase price of up to $350.0 million, in each case, pursuant to the investment agreement and subject to the terms and conditions set forth therein; and

•	“surviving corporation” refers to the surviving corporation of the merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because on March 25, 2021, II-VI and Coherent entered into the merger agreement, pursuant to which II-VI will acquire Coherent through the merger. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

In order to complete the merger, among other things:

•	II-VI shareholders must vote in favor of the II-VI share issuance proposal; and

•	Coherent stockholders must vote in favor of the Coherent merger proposal.

II-VI is holding the II-VI special meeting to obtain approval of the II-VI share issuance proposal. II-VI shareholders will also be asked to approve the II-VI adjournment proposal. The approval of the II-VI adjournment proposal by II-VI shareholders is not required to complete the merger.

Coherent is holding the Coherent special meeting to obtain approval of the Coherent merger proposal. Coherent stockholders will also be asked to approve, on an advisory (non-binding) basis, the Coherent compensation proposal and to approve the Coherent adjournment proposal. Neither the approval of the Coherent compensation proposal nor the approval of the Coherent adjournment proposal by Coherent stockholders is required to complete the merger.

This document is also a prospectus that is being delivered to Coherent stockholders because, in connection with the merger, II-VI is offering shares of II-VI common stock to Coherent stockholders.

This joint proxy statement/prospectus contains important information about the merger agreement, the merger and the other proposals being voted on at the II-VI and Coherent special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of II-VI common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the merger?

A:

In the merger, Merger Sub will merge with and into Coherent, on the terms and subject to the conditions of the merger agreement, with Coherent continuing as the surviving corporation of the merger and a wholly owned subsidiary of II-VI. Each share of Coherent common stock issued and outstanding immediately prior to the effective time (other than certain shares of Coherent common stock that are cancelled shares or dissenting shares) will be converted into the right to receive $220.00 in cash and 0.91 of a share of II-VI common stock. After completion of the merger, Coherent will no longer be a public company, and Coherent common stock will be delisted from Nasdaq, will be deregistered under the Exchange Act and will cease to be publicly traded. II-VI shareholders will continue to own their existing shares of II-VI common stock. See “The Merger” beginning on page 72 of this joint proxy statement/prospectus and the merger agreement for more information about the merger.

Q:	When and where will each of the special meetings take place?

A:

The II-VI special meeting will be held virtually at www.virtualshareholdermeeting.com/IIVI2021SM on                 , 2021, at                 Eastern Time. Online access will begin at                 Eastern Time, and II-VI encourages its shareholders to access the meeting prior to the start time. You will be able to vote your shares electronically and submit questions online during the II-VI special meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.

The Coherent special meeting will be held virtually at www.virtualshareholdermeeting.com/COHR2021SM, on                 , 2021, at                 Pacific Time. Online access will begin at                 Pacific Time, and Coherent encourages its stockholders to access the meeting prior to the start time. You will be able to vote your shares electronically and submit questions online during the Coherent special meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.

Even if you plan to attend your respective company’s special meeting, II-VI and Coherent recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. Shares held in “street name” may be voted by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the applicable special meeting.

Q:	What matters will be considered at each of the special meetings?

A:	At the II-VI special meeting, II-VI shareholders will be asked to consider and vote on the following proposals:

•

II-VI Proposal 1: The II-VI share issuance proposal. Approval of the issuance of shares of II-VI common stock pursuant to the terms of the merger agreement in the amounts necessary to complete the merger, the issuance of shares of II-VI Series B-2 convertible preferred stock in the subsequent investment pursuant to the terms of the investment agreement, and the issuance of shares of II-VI common stock upon any conversion of the II-VI Series B convertible preferred stock issued in the equity financing; and

•

II-VI Proposal 2: The II-VI adjournment proposal. Approval of the adjournment of the II-VI special meeting to a later date or dates, including to solicit additional proxies if there are not sufficient votes at the time of the II-VI special meeting to approve the II-VI share issuance proposal.

Under Pennsylvania law, II-VI shareholders are not required to consider and vote on the adoption of the merger agreement or the II-VI share issuance proposal, and II-VI shareholders are being asked to approve the II-VI share issuance proposal in order to satisfy Nasdaq requirements.

At the Coherent special meeting, Coherent stockholders will be asked to consider and vote on the following proposals:

•	Coherent Proposal 1: The Coherent merger proposal. Adoption of the merger agreement;

•

Coherent Proposal 2: The Coherent compensation proposal. Approval of, on an advisory (non-binding) basis, the merger-related named executive officer compensation payments that will or may be paid by Coherent to its named executive officers in connection with the merger; and

•

Coherent Proposal 3: The Coherent adjournment proposal. Approval of the adjournment of the Coherent special meeting to solicit additional proxies if there are not sufficient votes at the time of the Coherent special meeting to approve the Coherent merger proposal, to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Coherent stockholders or to constitute a quorum.

In order to complete the merger, among other things, II-VI shareholders must approve the II-VI share issuance proposal and Coherent stockholders must approve the Coherent merger proposal. The approvals of the II-VI adjournment proposal, the Coherent compensation proposal or the Coherent adjournment proposal are not required to complete the merger, and the merger may be completed even if approval of one or more of those proposals is not obtained.

Q:	What will Coherent stockholders receive in the merger?

A:

In the merger, Coherent stockholders will be entitled to receive $220.00 in cash and 0.91 of a share of II-VI common stock for each share of Coherent common stock held immediately prior to the completion of the merger. II-VI will not issue any fractional shares of II-VI common stock in the merger. Coherent stockholders who would otherwise be entitled to a fractional share of II-VI common stock in the merger will instead receive an amount in cash (without interest and rounded down to the nearest cent) determined by multiplying the volume weighted average price of a share of II-VI common stock for the ten trading day period, starting with the opening of trading on the 11th trading day prior to the closing date and ending on the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg, by the fraction of a share of II-VI common stock that such stockholder would otherwise be entitled to receive.

Q:	What will II-VI shareholders receive in the merger?

A:	In the merger, II-VI shareholders will not receive any consideration, and their shares of II-VI common stock will remain outstanding.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the amount of cash and number of shares of II-VI common stock that Coherent stockholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of II-VI common stock. Based on the closing price of II-VI common stock on Nasdaq on March 24, 2021, the last trading day before the public announcement of the merger, of $67.26, the merger consideration represented approximately $281.21 in value for each share of Coherent common stock. Based on the closing price of II-VI common stock on Nasdaq on                , 2021 of $                , the merger consideration represented approximately $                in value for each share of Coherent common stock. Any fluctuation in the market price of II-VI common stock after the date of this joint proxy statement/prospectus will change the value of the shares of II-VI common stock that Coherent stockholders will receive. We urge you to obtain current market quotations of II-VI common stock (trading symbol “IIVI”) and Coherent common stock (trading symbol “COHR”).

Q:	How will the merger affect Coherent equity awards?

A:

At the effective time, each Coherent RSU held by a non-employee member of Coherent’s board of directors (which we refer to each as a “Coherent director RSU”) that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive the merger consideration as if such Coherent director RSU had been settled in shares of Coherent common stock immediately prior to the effective time.

At the effective time, each time- or performance-based Coherent RSU (other than any Coherent director RSU) that is outstanding immediately prior to the effective time will be converted into an award (which we refer to as a “converted RSU”) covering that number of shares of II-VI common stock, rounded down to the nearest whole share, equal to the product of (x) the number of shares of Coherent common stock subject to such award of Coherent RSUs (and, with respect to any Coherent RSUs that are subject to performance-vesting goals or metrics (which we refer to as “Coherent PSUs”)), the number of shares of Coherent common stock will be determined based on the greater of the target or actual level of achievement of such goals or metrics immediately prior to the effective time, as determined by the Coherent board (or a committee thereof) and (y) the sum of (A) the exchange ratio, and (B) the quotient obtained by dividing (i) the cash consideration by (ii) the volume weighted average price of a share of II-VI common stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg.

For details on the treatment of Coherent equity awards, see “The Merger Agreement—Treatment of Coherent Equity Awards” beginning on page 155 of this joint proxy statement/prospectus.

Q:	What are the investment agreement and the equity financing?

A:

In connection with entering into the merger agreement, on March 30, 2021, II-VI entered into the investment agreement. On March 31, 2021, pursuant to the investment agreement, II-VI and BCPE consummated the initial investment of $750.0 million. Pursuant to the investment agreement and subject to the terms and conditions set forth therein, II-VI and the investors expect to consummate the subsequent investment of at least $1.05 billion, which may be increased by up to an additional $350.0 million, immediately prior to the closing of the merger. The issuance and sale of the II-VI Series B-2 convertible preferred stock in the subsequent investment is contingent upon consummation of the merger in accordance with the merger agreement, and is subject to certain other closing conditions customary for transactions of this type. A copy of each of the investment agreement and statement with respect to shares is attached hereto as Annex B and Annex C, respectively.

The investors have agreed to certain restrictions on transfer and standstill provisions, and will receive certain board governance and registration rights. The conversion price of the II-VI Series B convertible preferred stock will initially be $85.00 per share, subject to adjustments as set forth in the statement with respect to shares.

For more information on the terms of the investment agreement and the terms of the II-VI Series B convertible preferred stock, see “The Investment Agreement and the Statement with Respect to Shares” beginning on page 181 of this joint proxy statement/prospectus.

Q:	What equity stake will Coherent stockholders as of immediately prior to the merger hold in the combined company following completion of the merger?

A:

Based on the number of shares of Coherent common stock outstanding and reserved for issuance as of                , 2021, it is estimated that Coherent stockholders and holders of Coherent equity awards entitled to receive merger consideration as of immediately prior to the merger will collectively own approximately                %, II-VI shareholders as of immediately prior to the merger (excluding as a result of the equity financing) will own approximately                %, and the investors will own approximately                % of the outstanding shares of common stock of the combined company (in each case, on an as-converted and fully diluted basis and without regard to the fact that immediately prior to the merger, certain holders may own both II-VI and Coherent stock).

Q:	How does the II-VI board recommend that I vote at the II-VI special meeting?

A:	The II-VI board recommends that you vote “FOR” the II-VI share issuance proposal and “FOR” the II-VI adjournment proposal.

Q:	How does the Coherent board recommend that I vote at the Coherent special meeting?

A:	The Coherent board recommends that you vote “FOR” the Coherent merger proposal, “FOR” the Coherent compensation proposal and “FOR” the Coherent adjournment proposal.

In considering the recommendations of the Coherent board, Coherent stockholders should be aware that Coherent directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Coherent stockholders generally. For a more complete description of these interests, see “The Merger—Interests of Coherent’s Directors and Executive Officers in the Merger” beginning on page 138 of this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the II-VI special meeting?

A:

The record date for the II-VI special meeting is                , 2021 (which we refer to the as the “II-VI record date”). All II-VI shareholders who held shares at the close of business on the II-VI record date are entitled to receive notice of, and to vote at, the II-VI special meeting.

Each II-VI shareholder is entitled to cast one vote on each matter properly brought before the II-VI special meeting for each share of II-VI common stock that such holder owned of record as of the II-VI record date. As of the close of business on the II-VI record date, there were                outstanding shares of II-VI common stock. Virtual attendance at the II-VI special meeting is not required to vote. See below and “The II-VI Special Meeting—Proxies” beginning on page 58 of this joint proxy statement/prospectus for instructions on how to have your shares voted without attending the II-VI special meeting.

Q:	Who is entitled to vote at the Coherent special meeting?

A:

The record date for the Coherent special meeting is                , 2021 (which we refer to as the “Coherent record date”). All Coherent stockholders who held shares at the close of business on the Coherent record date are entitled to receive notice of, and to vote at, the Coherent special meeting.

Each Coherent stockholder is entitled to cast one vote on each matter properly brought before the Coherent special meeting for each share of Coherent common stock that such holder owned of record as of the Coherent record date. As of the close of business on the Coherent record date, there were                 outstanding shares of Coherent common stock. Virtual attendance at the Coherent special meeting is not required to vote. See below and “The Coherent Special Meeting—Proxies” beginning on page 65 of this joint proxy statement/prospectus for instructions on how to have your shares voted without attending the Coherent special meeting.

Q:	What constitutes a quorum for the II-VI special meeting?

A:

The presence, in person (virtually) or by proxy, of shareholders entitled to cast at least a majority of votes that all shareholders of II-VI are entitled to cast on the II-VI record date will constitute a quorum at the II-VI special meeting. The presence, in person or by proxy, of shareholders entitled to cast at least                votes will be required to establish a quorum at the II-VI special meeting. If you are a II-VI shareholder and you fail to submit a proxy or are not present virtually at the II-VI special meeting, your shares of II-VI common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

There must be a quorum for the vote on the II-VI share issuance proposal to be taken at the II-VI special meeting. If there is no quorum, the II-VI special meeting may be adjourned or postponed to another date if the II-VI adjournment proposal is approved, which may subject II-VI to additional expense and delay or prevent the completion of the merger.

Q:	What constitutes a quorum for the Coherent special meeting?

A:

Holders of a majority of the shares of Coherent common stock entitled to vote at the Coherent special meeting, present in person (virtually) or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the Coherent special meeting. The presence in person or by proxy of at least                shares of Coherent common stock will be required to establish a quorum at the Coherent special meeting. If you are a Coherent stockholder and you fail to submit a proxy or to attend the Coherent special meeting, your shares of Coherent common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:	What vote is required for the approval of each proposal at the II-VI special meeting?

A:

II-VI Proposal 1: II-VI share issuance proposal. Assuming that a quorum is present, approval of the II-VI share issuance proposal requires the affirmative vote of at least a majority of the votes cast by II-VI shareholders present at the II-VI special meeting, in person or by proxy. Abstentions and shares of II-VI common stock not present or represented by proxy at the II-VI special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to instruct such holder’s bank, broker or other nominee how to vote, will have no effect on the outcome of the II-VI share issuance proposal.

II-VI Proposal 2: II-VI adjournment proposal. Approval of the II-VI adjournment proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI special meeting, in person or by proxy, are entitled to cast. Shares of II-VI common stock not present or represented by proxy at the II-VI special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to instruct the stockholder’s bank, broker or other nominee how to vote, will have no effect on the outcome of the II-VI adjournment proposal. Abstentions will have the same effect as votes cast “AGAINST” the II-VI adjournment proposal.

Q:	What vote is required for the approval of each proposal at the Coherent special meeting?

A:

Coherent Proposal 1: Coherent merger proposal. Approval of the Coherent merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Coherent common stock entitled to vote on the Coherent merger proposal. Shares of Coherent common stock not present or represented by proxy at the Coherent special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to instruct such holder’s bank, broker or other nominee how to vote, and shares present but not voted, whether by abstention or otherwise, will have the same effect as votes cast “AGAINST” the Coherent merger proposal.

Coherent Proposal 2: Coherent compensation proposal. Approval of the Coherent compensation proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the Coherent special meeting and entitled to vote on the Coherent compensation proposal. Shares of Coherent common stock not present or represented by proxy at the Coherent special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to instruct such holder’s bank, broker or other nominee how to vote, will have no effect on the outcome of the Coherent compensation proposal. Abstentions will have the same effect as votes cast “AGAINST” the Coherent compensation proposal.

Coherent Proposal 3: Coherent adjournment proposal. Approval of the Coherent adjournment proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the Coherent special meeting and entitled to vote on the Coherent adjournment proposal. Shares of Coherent common stock not present or represented by proxy at the Coherent special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to instruct such holder’s bank, broker or other nominee how to vote, will have no effect on the outcome of the Coherent adjournment proposal. Abstentions will have the same effect as votes cast “AGAINST” the Coherent adjournment proposal.

Q:

Why are Coherent stockholders being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Coherent named executive officers (i.e., the Coherent compensation proposal)?

A:

Under SEC rules, Coherent is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Coherent’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:

What happens if Coherent stockholders do not approve, by non-binding, advisory vote, merger-related compensation arrangements for Coherent’s named executive officers (i.e., the Coherent compensation proposal?)

A:

The vote on the proposal to approve the merger-related compensation arrangements for each of Coherent’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Coherent special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding upon II-VI or Coherent. Accordingly, the merger-related compensation will be paid to Coherent’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the holders of Coherent common stock do not approve the Coherent compensation proposal.

Q:	What if I hold shares in both II-VI and Coherent?

A:

If you hold shares of both II-VI common stock and Coherent common stock, you will receive separate packages of proxy materials. A vote cast as a II-VI shareholder will not count as a vote cast as a Coherent stockholder, and a vote cast as a Coherent stockholder will not count as a vote cast as a II-VI shareholder. Therefore, please submit separate proxies for your shares of II-VI common stock and your shares of Coherent common stock.

Q:	How can I vote my shares at my respective special meeting?

A:	II-VI

Record holders. Shares held directly in your name as the holder of record of II-VI common stock may be virtually voted at the II-VI special meeting via the II-VI special meeting website at www.virtualshareholdermeeting.com/IIVI2021SM. You will need the 16-digit control number included on your proxy card in order to access and vote at the II-VI special meeting.

Shares in “street name.” Shares of II-VI common stock held in “street name” may be voted at the II-VI special meeting by you only if you obtain a specific control number and follow the instructions from your bank, broker or other nominee.

Coherent

Record holders. Shares held directly in your name as the holder of record of Coherent common stock may be virtually voted at the Coherent special meeting via the Coherent special meeting website at www.virtualshareholdermeeting.com/COHR2021SM. You will need the 16-digit control number included on your proxy card in order to access and vote at the Coherent special meeting.

Shares in “street name.” Shares of Coherent common stock held in “street name” may be virtually voted at the Coherent special meeting via the Coherent special meeting website only if you obtain a specific control number and follow the instructions provided by your bank, broker or other nominee.

For more information on attending the special meetings, see “The II-VI Special Meeting” beginning on page 56 of this joint proxy statement/prospectus and “The Coherent Special Meeting” beginning on page 63 of this joint proxy statement/prospectus.

Q:	What if during the check-in time or during my respective special meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

II-VI and Coherent will each have technicians ready to assist you with any technical difficulties you may have accessing the respective virtual meeting websites. If you encounter any difficulties accessing the applicable virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website log-in page at www.virtualshareholdermeeting.com/IIVI2021SM for the II-VI special meeting and www.virtualshareholdermeeting.com/COHR2021SM for the Coherent special meeting.

Q:	How can I vote my shares without virtually attending my respective special meeting?

A:

Whether you hold your shares directly as a shareholder of record of II-VI common stock or a stockholder of record of Coherent common stock or beneficially in “street name,” you may direct your vote by proxy without virtually attending the II-VI special meeting or the Coherent special meeting, as applicable. If you are a shareholder or stockholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under “The II-VI Special Meeting” on page 56 of this joint proxy statement/prospectus and under “The Coherent Special Meeting” on page 63 of this joint proxy statement/prospectus.

Q:	If I submit a proxy, how are my shares voted?

A:

Regardless of whether you are a II-VI shareholder or a Coherent stockholder, and regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate at the applicable special meeting. When completing your proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the applicable special meeting.

If you are a II-VI shareholder and you properly sign your proxy card but do not mark the boxes showing how your shares of II-VI common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the II-VI share issuance proposal and “FOR” the II-VI adjournment proposal, as applicable.

If you are a Coherent stockholder and you properly sign your proxy card but do not mark the boxes showing how your shares of Coherent common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the Coherent merger proposal, “FOR” the compensation proposal and “FOR” the Coherent adjournment proposal, as applicable.

If you fail to submit a valid proxy and to virtually attend the applicable special meeting, or if your shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares, your shares will not be voted on any of the matters being considered at the applicable special meeting and, if you are a Coherent stockholder, will have the effect of a vote “AGAINST” the Coherent merger proposal.

Q:	What happens if I transfer my shares of II-VI common stock before the II-VI special meeting?

A:

The II-VI record date is earlier than the date of the II-VI special meeting and the date that the merger is expected to be completed. If you transfer your shares of II-VI common stock after the II-VI record date, but before the II-VI special meeting, you will retain your right to vote at the II-VI special meeting.

Q:	What happens if I transfer my shares of Coherent common stock before the Coherent special meeting?

A:

The Coherent record date is earlier than the date of the Coherent special meeting and the date that the merger is expected to be completed. If you transfer your shares of Coherent common stock after the Coherent record date, but before the Coherent special meeting, you will retain your right to vote at the Coherent special meeting. However, you will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Coherent common stock through the effective time.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	What is the difference between holding shares as a holder of record and as a beneficial owner?

A:

If your shares of common stock are registered directly in your name with the transfer agent of II-VI or Coherent, as applicable, you are considered the holder of record with respect to those shares. As the holder of record, you have the right to vote or to grant a proxy for your vote directly to II-VI or Coherent, respectively, or to a third party to vote at the applicable special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the holder of record with respect to those shares. Your bank, brokerage firm or other nominee will send to you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

No. If your shares are held in the name of a bank, brokerage firm or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee, and you must provide instructions to your bank, brokerage firm or other nominee to direct how your shares are to be voted at the II-VI special meeting or the Coherent special meeting. Your bank, broker or other nominee cannot vote your shares without instructions from you. Please check the voting instructions provided by your bank, broker or other nominee.

All of the proposals to be voted on by II-VI shareholders at the II-VI special meeting and Coherent stockholders at the Coherent special meeting are non-routine matters. As a result, if your shares are held in “street name” through a brokerage firm and you do not provide voting instructions, your broker will not have discretionary authority to vote your shares at the II-VI special meeting or the Coherent special meeting, as applicable, and, accordingly, II-VI and Coherent do not expect any broker non-votes on any of the proposals at the special meetings. A broker non-vote occurs on an item when (i) a broker has discretionary authority to vote on at least one routine proposal at a meeting, but under stock exchange rules is not permitted to vote on other non-routine proposals without instructions from the beneficial owner of the shares and (ii) that broker exercises its discretionary authority on the routine proposal after the beneficial owner fails to provide such instructions, resulting in broker non-votes on each of the non-routine proposals.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for II-VI or Coherent to obtain the necessary quorum to hold its respective special meeting. In addition, if you are a Coherent stockholder, your failure to submit a proxy or vote at the Coherent special meeting, or failure to instruct your bank or broker how to vote at the Coherent special meeting, will have the same effect as a vote “AGAINST” the Coherent merger proposal. The merger cannot be completed without the approval of the II-VI share issuance proposal by II-VI shareholders and the approval of the Coherent merger proposal by Coherent stockholders. The II-VI board and the Coherent board recommend that you vote “FOR” for each of the proposals submitted at the II-VI special meeting and the Coherent special meeting, respectively.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	subsequently submitting a new proxy (including over the Internet or telephone) for the applicable special meeting that is received by the deadline specified on the accompanying proxy card;

•	giving written notice of your revocation to Coherent’s Corporate Secretary or II-VI’s Secretary, as applicable; or

•	virtually attending and voting at the applicable special meeting via the applicable special meeting website.

If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Execution or revocation of a proxy will not in any way affect your right to virtually attend and vote at the applicable special meeting via the applicable special meeting website. Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

If you are a II-VI shareholder:	If you are a Coherent stockholder:

II-VI Incorporated	Coherent, Inc.
Attn: Secretary	Attn: Corporate Secretary
375 Saxonburg Boulevard	investor.relations@coherent.com
Saxonburg, PA 16056	5100 Patrick Henry Drive
Santa Clara, CA 95054

Q:	Will II-VI be required to submit the II-VI share issuance proposal to its shareholders even if the II-VI board has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the II-VI special meeting, II-VI is required to submit the II-VI share issuance proposal to its shareholders even if the II-VI board has withdrawn or modified its recommendation.

Q:	Will Coherent be required to submit the Coherent merger proposal to its stockholders even if the Coherent board has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Coherent special meeting, Coherent is required to submit the Coherent merger proposal to its stockholders even if the Coherent board has withdrawn or modified its recommendation.

Q:	Are II-VI shareholders entitled to appraisal rights?

A:

No. II-VI shareholders are not entitled to appraisal rights under Pennsylvania law, the II-VI charter or the II-VI bylaws. For more information, see “The Merger—Appraisal Rights in the Merger” beginning on page 148 of this joint proxy statement/prospectus.

Q:	Are Coherent stockholders entitled to appraisal rights?

A:

Yes. Record holders of Coherent common stock who do not vote in favor of the Coherent merger proposal, who continuously hold such shares through the effective time, and who otherwise comply with the requirements and procedures of Section 262 of the DGCL, may be entitled to exercise appraisal rights, which generally entitle stockholders to receive in lieu of the merger consideration a cash payment of an amount determined by the Court of Chancery of the State of Delaware (which we refer to as the “Court of Chancery”) to be the “fair value” of their Coherent common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery, if certain conditions, including as related to ownership thresholds, are met. The fair value of Coherent common stock could be less than, more than or the same as the value of the merger consideration. A detailed description of the procedures required to be followed in order to perfect appraisal rights by Coherent stockholders if desired is included in “The Merger—Appraisal Rights in the Merger” beginning on page 148 of this joint proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex D to this joint proxy statement/prospectus. Due to the complexity of the procedures described above, Coherent stockholders who are considering exercising such rights are encouraged to carefully review Annex D and seek the advice of legal counsel. For more information, see “The Merger—Appraisal Rights in the Merger” beginning on page 148 of this joint proxy statement/prospectus.

Q:	Are there any risks that I should consider in deciding whether to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in “Risk Factors” beginning on page 41 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of II-VI and Coherent contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to Coherent stockholders?

A:

The exchange of Coherent common stock for II-VI common stock and cash pursuant to the merger is expected to be treated as a taxable transaction for stockholders of Coherent for U.S. federal income tax purposes. Accordingly, assuming that such exchange is treated as a taxable transaction, a Coherent stockholder who receives II-VI common stock and cash in exchange for such stockholder’s shares of Coherent common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the cash and the fair market value of any shares of II-VI common stock received by such stockholder in the merger and (2) the stockholder’s adjusted tax basis in its Coherent common stock exchanged therefor. In addition, you may be subject to U.S. federal non-income, state or local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor(s) for a full understanding of the tax consequences to you of the merger. For a more complete discussion of material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 188 of this joint proxy statement/prospectus.

Q:	When is the merger expected to be completed?

A:

II-VI and Coherent expect the merger to close by year-end 2021. However, neither II-VI nor Coherent can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. II-VI and Coherent must first obtain the approval of the II-VI share issuance proposal by II-VI shareholders and the approval of the Coherent merger proposal by Coherent stockholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Coherent stockholders will not receive any consideration for their shares of Coherent common stock in connection with the merger. Instead, Coherent and II-VI will remain independent public companies, Coherent common stock will continue to be listed and traded on Nasdaq, and II-VI will not complete the issuance of shares of II-VI common stock pursuant to the merger agreement. Depending on the circumstances in which the merger agreement is terminated, II-VI may be required to pay a termination fee of $337.7 million or $500 million, as applicable, or Coherent may be required to pay a termination fee of $108.8 million. In addition, if the merger agreement is terminated in certain circumstances, II-VI or Coherent may be required to pay to the other $25 million to cover the other party’s costs and expenses in connection with the merger agreement. See “The Merger Agreement—Termination Fees” beginning on page 178 of this joint proxy statement/prospectus for a more detailed discussion of the circumstances under which a termination fee or expense payment will be required to be paid.

In addition, if the merger agreement is terminated, the investment agreement will automatically terminate, the equity financing will not be completed in full, and II-VI will not issue the shares of II-VI Series B-2 convertible preferred stock pursuant to the investment agreement. The 75,000 shares of II-VI Series B-1 convertible preferred stock issued on March 31, 2021 pursuant to the investment agreement will remain issued and outstanding even if the merger agreement is terminated and the merger is not completed.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by II-VI and reasonably acceptable to Coherent (which we refer to as the “exchange agent”) will send you instructions for exchanging Coherent stock certificates for the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Coherent Stock Certificates” beginning on page 156 of this joint proxy statement/prospectus.

Q:	How will Coherent stockholders receive the merger consideration to which they are entitled?

A:

Each Coherent stockholder will be sent a letter of transmittal within five business days after closing the merger, together with instructions for surrendering your shares of Coherent common stock for the merger consideration to which you are entitled. The exchange agent will forward to you the applicable merger consideration to which you are entitled after receiving the proper documentation from you. For more information on the documentation you are required to deliver to the exchange agent, see the section entitled “The Merger Agreement—Conversion of Shares; Exchange of Coherent Stock Certificates” beginning on page 156 of this joint proxy statement/prospectus.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

II-VI will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of II-VI special meeting, proxy card, this joint proxy statement/prospectus and any additional materials furnished to II-VI shareholders. Copies of these materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, II-VI may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of II-VI common stock. II-VI’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. II-VI has engaged MacKenzie Partners, Inc. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $25,000, plus reimbursement of related expenses.

Coherent will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the notice of Coherent special meeting, proxy card, this joint proxy statement/prospectus and any additional materials furnished to Coherent stockholders. Copies of these materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to those beneficial owners. In addition, Coherent may reimburse the costs of forwarding these materials to those beneficial owners. Coherent also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Coherent common stock. Coherent’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. Coherent has engaged Georgeson LLC to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners for approximately $25,000, plus reimbursement of related expenses.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you hold shares of II-VI common stock or Coherent common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of II-VI common stock or Coherent common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record holders. For shares held directly, please complete, sign, date and return each proxy card by mail (or submit your voting instructions by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of II-VI common stock or Coherent common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	Who can help answer my questions?

A:

II-VI shareholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

•	Mark Lourie, Vice President, Corporate Communications, at the following address or phone number: 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or telephone number at (724) 352-4455; or

•

II-VI’s proxy solicitor, MacKenzie Partners, Inc., at the following address or phone number: 1407 Broadway, 27th Floor, New York, New York 10018, or shareholders may call toll-free at (800) 322-2885 or collect at (212) 929-5500.

Coherent stockholders: If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

•	Coherent’s Investor Relations at (408) 764-4110 or investor.relations@coherent.com; or

•	Coherent’s proxy solicitor, Georgeson LLC, at the following address or phone number: 1290 Avenue of the Americas, 9th Floor, New York, New York 10104 or toll-free at (888) 666-2580.

Q:	Where can I find more information about II-VI and Coherent?

A:

You can find more information about II-VI and Coherent from the various sources described in the section entitled “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about II-VI and Coherent into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

The Parties to the Merger (pages 70 and 71)

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455

II-VI Incorporated, a Pennsylvania corporation, is a global leader in engineered materials and optoelectronic components, and is a vertically integrated manufacturing company that develops, manufactures and markets engineered materials and optoelectronic components and devices for precision use in industrial materials processing, optical communications, aerospace and defense, consumer electronics, semiconductor capital equipment, life sciences and automotive applications. Headquartered in Saxonburg, Pennsylvania, II-VI has research and development, manufacturing, sales, service, and distribution facilities worldwide. II-VI produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to enable its customers.

II-VI common stock is traded on Nasdaq under the symbol “IIVI.”

Watson Merger Sub Inc.

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455

Watson Merger Sub Inc., a wholly owned subsidiary of II-VI, is a Delaware corporation incorporated on March 4, 2021 for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, California 95054

(408) 764-4000

Coherent, Inc., a Delaware corporation, is one of the world’s leading providers of lasers, laser-based technologies and laser-based system solutions in a broad range of commercial, industrial and scientific applications. Coherent designs, manufactures, services and markets lasers and related accessories for a diverse group of customers. Since inception in 1966, Coherent has grown through internal expansion and through strategic acquisitions of complementary businesses, technologies, intellectual property, manufacturing processes and product offerings.

Coherent common stock is traded on Nasdaq under the symbol “COHR.”

The Merger and the Merger Agreement (pages 72 and 154)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Subject to the terms and conditions of the merger agreement, at the completion of the merger, Merger Sub will merge with and into Coherent, with Coherent continuing as the surviving corporation in the merger and a wholly owned subsidiary of II-VI.

Merger Consideration (page 154)

In the merger, Coherent stockholders will receive $220.00 in cash and 0.91 of a share of II-VI common stock for each share of Coherent common stock they hold immediately prior to the effective time. II-VI will not issue any fractional shares of II-VI common stock in the merger. Coherent stockholders who would otherwise be entitled to a fraction of a share of II-VI common stock in the merger will instead receive, for the fraction of a share, an amount in cash (without interest and rounded down to the nearest cent) determined by multiplying the volume weighted average price of a share of II-VI common stock for the ten trading day period, starting with the opening of trading on the 11th trading day prior to the date of the completion of the merger to the closing of trading on the second to last trading day prior to the date of the completion of the merger, as reported by Bloomberg, by the fraction of a share of II-VI common stock that such stockholder would otherwise be entitled to receive.

II-VI common stock is listed on Nasdaq under the symbol “IIVI,” and Coherent common stock is listed on Nasdaq under the symbol “COHR.” The following table shows the closing sale prices of II-VI common stock and Coherent common stock as reported on Nasdaq on March 24, 2021, the last full trading day before the public announcement of the merger agreement, and on                , 2021, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Coherent common stock, which was calculated by multiplying the closing price of II-VI common stock on those dates by the exchange ratio of 0.91 and adding the per share cash consideration of $220.00.

	II-VI Common Stock		Coherent Common Stock		Implied Value of One Share of Coherent Common Stock
March 24, 2021		$67.26		$257.64		$281.21
, 2021	$		$		$

For more information on the merger consideration, see “The Merger—Terms of the Merger” beginning on page 72 and “The Merger Agreement—Merger Consideration” beginning on page 154 of this joint proxy statement/prospectus.

Treatment of Coherent Equity Awards (page 155)

Treatment of Coherent Director RSUs. At the effective time, each Coherent director RSU that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive the merger consideration as if such Coherent director RSU had been settled in shares of Coherent common stock immediately prior to the effective time.

Treatment of Coherent RSUs. At the effective time, each Coherent RSU (other than any Coherent director RSU) that is outstanding immediately prior to the effective time will be converted into an award covering that number of shares of II-VI common stock, rounded down to the nearest whole share, equal to the product of (x) the number of shares of Coherent common stock subject to such award of Coherent RSUs (and, with respect to any Coherent RSUs that are subject to performance-vesting goals or metrics, the number of shares of Coherent common stock will be determined based on the greater of the target or actual level of achievement of such goals or metrics immediately prior to the effective time, as determined by the Coherent board or a committee thereof) and (y) the sum of (A) the exchange ratio and (B) the quotient obtained by dividing (i) the $220.00 cash consideration by (ii) the volume weighted average price of a share of II-VI common stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg.

Involuntary Termination Protection for Coherent RSUs. In the event that the employment of a continuing employee (other than any continuing employee who is a participant under the Coherent change in control leadership severance plan as of immediately prior to the effective time) (which we refer to as a “covered continuing employee”) is terminated by Coherent, II-VI or their respective subsidiaries without cause within the period beginning immediately following the closing date and ending on the date that is twelve (12) months following the closing date (or, if earlier, December 31, 2022) (which we refer to as a “qualifying termination”), the vesting of each award of converted RSUs resulting solely from a Coherent RSU that was outstanding and held by such covered continuing employee as of the date of the merger agreement will accelerate as to: (A) if such covered continuing employee’s qualifying termination occurs during calendar year 2021, the sum of: (x) 100% of the total number of converted RSUs that otherwise would have vested during calendar year 2021 under the applicable vesting schedule in effect on the closing had such covered continuing employee remained employed with Coherent, II-VI or their respective subsidiaries through the last applicable vesting date for such award in calendar year 2021 (and reduced by the total number of converted RSUs that vested in calendar year 2021 prior to such qualifying termination) plus (y) 50% of the total number of converted RSUs that otherwise would have vested during calendar year 2022 under the applicable vesting schedule in effect on the closing had such covered continuing employee remained employed with Coherent, II-VI or their respective subsidiaries through the last applicable vesting date for such award in calendar year 2022, or (B) if such covered continuing employee’s qualifying termination occurs during calendar year 2022, 50% of the total number of converted RSUs that otherwise would have vested during calendar year 2022 under the applicable vesting schedule in effect on the closing had such covered continuing employee remained employed with Coherent, II-VI or their respective subsidiaries through the last applicable vesting date for such award in calendar year 2022 (and reduced by the total number of converted RSUs that vested in calendar year 2022 prior to such qualifying termination).

Coherent ESPP. Offering periods under the Coherent ESPP underway as of the effective time of the merger will terminate no later than five days prior to the effective time, any shortened offering will be treated as a full and effective offering for purposes of the Coherent ESPP (including any pro rata adjustments to reflect the shortened offering) and outstanding purchase rights under the Coherent ESPP will be exercised no later than one business day prior to the effective time. Subject to the consummation of the merger, the Coherent ESPP will terminate effective immediately prior to the effective time. Coherent ESPP participants as of the date of the merger agreement will be precluded from increasing their rate of payroll withholding or making additional cash contribution to the Coherent ESPP, except as required by applicable law.

For additional information on Coherent’s equity-based awards, see “The Merger Agreement —Treatment of Coherent Equity Awards” beginning on page 155 of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger (page 188)

The exchange of Coherent common stock for II-VI common stock and cash pursuant to the merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. Therefore, assuming that such exchange is treated as a taxable transaction, a U.S. holder (as defined below in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 188) of Coherent common stock who receives II-VI common stock and cash in exchange for such U.S. holder’s shares of Coherent common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value of any shares of II-VI common stock received by such U.S. holder in the merger and (ii) the U.S. holder’s adjusted tax basis in its Coherent common stock exchanged therefor. For a more complete discussion of material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 188 of this joint proxy statement/prospectus.

You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to U.S. federal, state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor(s) for a full understanding of the tax consequences to you of the merger.

II-VI’s Reasons for the Merger; Recommendation of the II-VI Board (page 122)

The II-VI board has determined that the merger, the merger agreement, the investment agreement and the transactions contemplated by the merger agreement and the investment agreement are advisable and in the best interests of II-VI and its shareholders and has adopted and approved the merger agreement, the investment agreement, the merger, the equity financing and the other transactions contemplated by the merger agreement and the investment agreement. The II-VI board recommends that II-VI shareholders vote “FOR” the approval of the share issuance and “FOR” the other proposal to be presented at the II-VI special meeting. For a more detailed discussion of the II-VI board’s recommendation, see “The Merger—II-VI’s Reasons for the Merger; Recommendation of the II-VI Board” beginning on page 122 of this joint proxy statement/prospectus.

Coherent’s Reasons for the Merger; Recommendation of the Coherent Board (page 97)

The Coherent board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Coherent and its stockholders and has adopted and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Coherent board recommends that Coherent stockholders vote “FOR” the adoption of the merger agreement and “FOR” the other proposals to be presented at the Coherent special meeting. For a more detailed discussion of the Coherent board’s recommendation, see “The Merger—Coherent’s Reasons for the Merger; Recommendation of the Coherent Board” beginning on page 97 of this joint proxy statement/prospectus.

Opinions of Coherent’s Financial Advisors (page 102)

Opinion of BofA Securities (page 102; Annex E)

In connection with the merger, BofA Securities, at a meeting of the Coherent board, delivered to the Coherent board a written opinion, dated March 24, 2021, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by holders of Coherent common stock, other than the holders of any cancelled shares or any dissenting shares. The full text of the written opinion, dated March 24, 2021, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E hereto and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the

Coherent board (in its capacity as such) for the benefit and use of the Coherent board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Securities’ opinion does not address any other term or aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Coherent or in which Coherent might engage or as to the underlying business decision of Coherent to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any related matter. Coherent has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee currently estimated to be approximately $57,700,000 based on the closing price of II-VI common stock on April 23, 2021, a total of $2 million of which was paid upon rendering two opinions in connection with the January 18 Lumentum Merger Agreement (as defined below) and the March 9 Lumentum Merger Agreement (as defined below), $1 million of which was paid in connection with its opinion dated March 24, 2021 and the remainder of which is contingent upon the completion of the merger.

For a further discussion of BofA Securities’ opinion, Coherent’s relationship with BofA Securities and the terms of BofA Securities’ engagement, see “The Merger—Opinions of Coherent’s Financial Advisors—Opinion of BofA Securities” beginning on page 102 of this joint proxy statement/prospectus.

Opinion of Credit Suisse (page 113; Annex F)

Coherent retained Credit Suisse as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. On March 24, 2021, Credit Suisse rendered its oral opinion to the Coherent board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of March 24, 2021, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Coherent common stock, other than the holders of any cancelled shares or any dissenting shares.

Credit Suisse’s opinion was directed to the Coherent board and only addressed the fairness, from a financial point of view, to the holders of shares of Coherent common stock, other than the holders of any cancelled shares or any dissenting shares, of the merger consideration set forth in the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, a copy of which is attached as Annex F hereto and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any security holder as to how such security holder should vote or act with respect to any matter relating to the merger. Credit Suisse is entitled to receive from Coherent a transaction fee of $17.0 million, $2.0 million of which became payable upon the rendering of Credit Suisse’s opinion on March 9, 2021, $2.0 million of which became payable upon the rendering of Credit Suisse’s opinion on March 24, 2021, $10.0 million of which is payable contingent upon the closing of the merger and, at Coherent’s sole discretion, $3.0 million of which may be paid at the closing of the merger. See “The Merger—Opinions of Coherent’s Financial Advisors—Opinion of Credit Suisse” beginning on page 113 of this joint proxy statement/prospectus.

Opinion of J.P. Morgan (page 125)

Pursuant to an engagement letter, II-VI retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At a meeting of the II-VI board on March 17, 2021, J.P. Morgan rendered an oral opinion, confirmed by delivery of a written opinion dated March 17, 2021, to the II-VI board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the merger consideration to be paid by II-VI in the merger was fair, from a financial point of view, to II-VI.

The full text of the written opinion of J.P. Morgan dated March 17, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. II-VI’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the II-VI board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration payable in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of II-VI or as to the underlying decision by II-VI to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed merger or any other matter.

Appraisal Rights in the Merger (page 148)

If the merger is completed and certain other statutory requirements described herein are met, record holders of Coherent common stock who do not vote in favor of the Coherent merger proposal, who continuously hold such shares through the effective time and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that holders of shares of Coherent common stock are entitled to have their shares appraised by the Court of Chancery and to receive in lieu of the merger consideration a cash payment of an amount determined by the Court of Chancery equal to the “fair value” of their Coherent common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery as described further herein, so long as they comply with the procedures established by Section 262 of the DGCL and certain other conditions relating to stock ownership thresholds are met.

A detailed description of the procedures required to be followed in order to perfect appraisal rights by Coherent stockholders if desired is included in the section titled “The Merger—Appraisal Rights in the Merger” beginning on page 148 of this joint proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex D to this joint proxy statement/prospectus. Due to the complexity of the procedures described above, Coherent stockholders who are considering exercising such rights are encouraged to carefully review Annex D and seek the advice of legal counsel.

Coherent stockholders considering seeking appraisal should be aware that the fair value of their shares of Coherent common stock as determined by the Court of Chancery pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the merger consideration.

II-VI shareholders are not entitled to appraisal rights under Pennsylvania law, the II-VI charter or the II-VI bylaws.

Interests of Coherent’s Directors and Executive Officers in the Merger (page 138)

In considering the recommendations of the Coherent board with respect to the merger, Coherent’s stockholders should be aware that certain of Coherent’s non-employee directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Coherent’s stockholders generally. These interests include, among others: (i) the continued employment of Coherent executive officers with the combined company, including potential increases in compensation, (ii) the continued service of certain non-employee members of the Coherent board as directors of II-VI, (iii) the treatment of equity awards, including the potential accelerated vesting of such awards in the event of a qualifying termination of employment following the merger, (iv) the potential severance benefits for executive officers in the event of a qualifying termination of employment following the merger and (v) continuing indemnification rights of non-employee members of the Coherent board and Coherent executive officers following the merger. For more information, see “The Merger—Interests of Coherent’s Directors and Executive Officers in the Merger” beginning on page 138 of this joint proxy statement/prospectus.

Board of Directors and Management After the Merger (page 168 and page 182)

Pursuant to the terms of the merger agreement, following the completion of the merger, II-VI will appoint two directors designated by Coherent, and reasonably acceptable to II-VI, to the II-VI board from among the directors serving on the Coherent Board as of prior to the effective time.

Pursuant to the terms of the investment agreement, following the closing of the initial investment and for so long as the investors beneficially own shares of II-VI Series B convertible preferred stock (or shares of II-VI common stock issued upon the conversion thereof) that represent, in the aggregate and on an as-converted basis, at least 25% of the number of shares of II-VI common stock, on an as-converted basis, that they held immediately following the completion of either the initial investment (if the subsequent investment has not occurred) or the equity financing, the investors will have the right to nominate one designee and to designate one observer to the II-VI board. The investors’ initial designee and observer to the II-VI board were Stephen Pagliuca and Joseph Robbins, respectively.

It has not yet been determined the extent to which any executive officers of Coherent will become executive officers of II-VI upon completion of the merger, or whether the executive officers of II-VI will otherwise remain unchanged.

Regulatory Approvals (page 144)

Completion of the merger is subject to the termination or expiration of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the “HSR Act”), and the receipt of the other applicable regulatory clearances or approvals, including antitrust authorizations or approvals in the People’s Republic of China, Germany, South Korea and, if necessary or advisable, the United Kingdom. These jurisdictions can impose conditions on case approval under the applicable competition laws as they deem necessary or desirable, including, but not limited to, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to not engage in certain types of conduct.

United States. Under the HSR Act, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (which we refer to as the “Antitrust Division”) and the United States Federal Trade Commission (which we refer to as the “FTC”), and all statutory waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. In certain circumstances, the review period may be extended by either the parties or the Antitrust Division or the FTC. II-VI and Coherent each filed their respective HSR Act notification forms on April 8, 2021.

China. Under the Antimonopoly Law of the People’s Republic of China (which we refer to as the “AML”), transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the State Administration for Market Regulation (which we refer to as “SAMR”). II-VI and Coherent have sufficient revenues to exceed SAMR’s statutory thresholds for review, and completion of the merger is therefore conditioned upon SAMR approval.

Germany. Under the German Act against Restraints of Competition of 1958 (Gesetz gegen Wettbewerbsbeschränkungen) (as amended), transactions involving parties with sales above certain revenue levels cannot be completed until they are either reviewed and approved by the Federal Cartel Office of the Federal Republic of Germany (“FCO”) or the relevant waiting periods have expired without the FCO having prohibited the merger. II-VI and Coherent have sufficient revenues in Germany to exceed the statutory thresholds, and completion of the merger is therefore conditioned upon either FCO approval or the expiration of the relevant waiting periods.

South Korea. Under the Monopoly Regulation and Fair Trade Act (which we refer to as “MRFTA”), the Republic of Korea requires that transactions involving parties with sales above a certain threshold be reported to the Korea Fair Trade Commission (which we refer to as “KFTC”) for review and approval. II-VI and Coherent have sufficient revenues to exceed KFTC’s statutory threshold for review, and completion of the merger is therefore conditioned upon KFTC approval.

United Kingdom. Merger control filings under the United Kingdom’s Enterprise Act 2002 (which we refer to as the “Enterprise Act”) are not mandatory but the United Kingdom’s Competition and Markets Authority (the “CMA”) has the ability to open an investigation into the transaction, or may seek to or request a filing from the parties if certain jurisdictional thresholds are met. If the parties agree that a filing under the Enterprise Act is necessary or advisable, the merger shall be conditioned upon relevant approvals from the CMA under the Enterprise Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Expected Timing of the Merger

II-VI and Coherent expect to complete the merger by year-end 2021. However, it is possible that factors outside the control of both companies could result in the merger being completed at a different time or not at all.

Conditions to Complete the Merger (page 175)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligations of II-VI, Merger Sub and Coherent, as applicable, to consummate the merger are subject to the satisfaction or waiver of certain conditions, including, among others, the following:

•	approval of the II-VI share issuance proposal by II-VI shareholders and approval of the Coherent merger proposal by Coherent stockholders;

•

declaration of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part as effective and no stop order or proceedings have been issued, initiated or threatened by the SEC;

•	approval for the listing of the shares of II-VI common stock to be issued in the merger on Nasdaq, subject to official notice of issuance;

•	the absence of any injunction by any court or other tribunal of competent jurisdiction prohibiting the consummation of the merger being in effect, or law that prohibits the consummation of the merger;

•

any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained under the HSR Act or under certain other antitrust or foreign investment laws (which we refer to as the “antitrust laws”);

•

the accuracy of the representations and warranties of II-VI, Merger Sub and Coherent contained in the merger agreement as of the closing, subject to the applicable materiality standards provided in the merger agreement (and the receipt of an officers’ certificate to such effect);

•

the performance and compliance by II-VI, Merger Sub and Coherent in all material respects of all obligations and covenants required to be performed by or complied with by them under the merger agreement at or prior to the effective time (and the receipt of an officers’ certificate to such effect); and

•

the absence of any event, change, effect, development or occurrence that, since the date of the merger agreement, has had or would reasonably be expected to have a material adverse effect on II-VI or Coherent (and the receipt of an officers’ certificate to such effect).

Termination of the Merger Agreement (page 177)

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the required vote to adopt the merger agreement by II-VI shareholders or Coherent stockholders, in the following circumstances:

•	by mutual written consent of II-VI and Coherent;

•

by either II-VI or Coherent if the merger has not been consummated on or before 5:00 pm, Eastern time, on December 25, 2021 (the “original end date”); provided that, if on the original end date the approval under the HSR Act or under certain other antitrust laws has not been satisfied (but all other conditions to the closing of the merger have been satisfied or waived by all parties entitled to the benefit of such conditions), the original end date will be extended in accordance with the merger agreement, with the first extended end date occurring on March 25, 2022, the second extended end date occurring on June 25, 2022 and the third and final extended end date occurring on September 25, 2022 (the end date after taking such adjustments into account, the “end date”) (which we refer to as the “end date termination”);

•

by either II-VI or Coherent if an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered and is considered final and nonappealable, provided that the party seeking to terminate the merger agreement has used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint in accordance with the merger agreement, and that the injunction is not primarily due to a material breach of a representation, warranty, covenant, or other agreement set forth in the merger agreement by such party (which we refer to as the “injunction termination”);

•

by either II-VI or Coherent if the approval of the (i) II-VI share issuance proposal by II-VI shareholders has not been obtained following the conclusion of the II-VI special meeting (including any adjournments or postponements thereof) (which we refer to as the “II-VI special meeting termination”) or (ii) the Coherent merger proposal by Coherent stockholders has not been obtained following the conclusion of the Coherent special meeting (including any adjournments or postponements thereof) (which we refer to as the “Coherent special meeting termination”);

•

by either II-VI or Coherent, if the other party (including Merger Sub if Coherent is the terminating party) has breached or failed to perform any of its or their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the closing date, would result in the failure of conditions to the terminating party’s obligations to close and (ii) by its nature, cannot be cured prior to the end date, or if such breach or failure is capable of being cured by the end date, the other party has not cured such breach or failure within 30 days after receiving written notice from the terminating party describing such break or failure in reasonable detail, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement that would result in a failure of a condition to the other party’s obligation to close;

•

by II-VI, prior to the approval of the Coherent merger proposal, in the event of an adverse recommendation change by Coherent (which we refer to as the “Coherent adverse recommendation change termination”);

•

by Coherent, prior to the approval of the II-VI share issuance proposal, in the event of an adverse recommendation change by II-VI (which we refer to as the “II-VI adverse recommendation change termination”);

•

by II-VI, at any time prior to the approval of the II-VI share issuance proposal, in order to enter into an agreement with respect to a superior proposal; provided that (i) in advance of or concurrently with such termination, II-VI pays or causes to be paid the II-VI termination fee (as defined below) and (ii) II-VI has otherwise complied in all respects (other than de minimis noncompliance unrelated to such superior proposal) with its non-solicitation obligations and SEC filing obligations under the merger agreement (which we refer to as the “II-VI superior proposal termination”); or

•

by Coherent, at any time prior to the approval of the Coherent merger proposal, in order to enter into an agreement with respect to a superior proposal; provided that (i) in advance of or concurrently with such termination, Coherent pays or causes to be paid the Coherent termination fee (as defined below) and (ii) Coherent has otherwise complied in all respects (other than de minimis noncompliance unrelated to such superior proposal) with its non-solicitation obligations and SEC filing obligations under the merger agreement (which we refer to as the “Coherent superior proposal termination”).

Termination Fees (page 178)

Depending on the circumstances in which the merger agreement is terminated, II-VI may be required to pay a termination fee of $337.7 million to Coherent or Coherent may be required to pay a termination fee of $108.8 million to II-VI. Upon the termination of the merger agreement for failure to obtain antitrust approval from SAMR, II-VI may be required to pay Coherent a termination fee of $500 million. In addition, if the merger agreement is terminated in certain circumstances, II-VI or Coherent may be required to pay to the other $25 million to cover the other party’s costs and expenses in connection with the merger agreement.

Debt and Equity Financing (page 145)

II-VI currently anticipates that it will finance the cash payments required to consummate the merger through a combination of (i) approximately $900 million of cash, cash equivalents and short-term investments from the combined balance sheets of II-VI and Coherent, (ii) approximately $4,725 million of third-party debt financing, which may include some combination of a senior secured revolving credit facility, a senior secured term loan credit facility, a senior unsecured bridge loan facility and/or the issuance of senior unsecured notes or other debt securities (which we refer to as the “debt financing” and, together with the equity financing, the “financings”) and (iii) approximately $1,800 million (assuming the investors do not exercise their option to invest up to an additional $350.0 million) pursuant to the equity financing. These amounts are sufficient to (a) pay Coherent stockholders the amounts due to them under the merger agreement, (b) refinance or otherwise discharge any outstanding indebtedness of Coherent and II-VI required to be repaid at the completion of the merger, and (c) pay any fees, costs and expenses incurred in connection with the merger. The completion of the merger is not, however, subject to a financing condition or to II-VI’s ability to obtain the financings. See the section titled “The Merger—Financing” beginning on page 145 of this joint proxy statement/prospectus for more information.

In connection with entering into the merger agreement, II-VI entered into the debt commitment letter. Subject to the terms of the debt commitment letter, the commitment parties have committed to provide a senior secured term loan “A” facility in an aggregate principal amount of $850 million, a senior secured term loan “B” facility in an aggregate principal amount of $2,800 million, a senior secured revolving credit facility in an aggregate principal amount of $350 million and a senior unsecured bridge loan facility in an aggregate principal amount of $1,125 million (which we refer to as the “bridge loan facility” and collectively with the other foregoing facilities, the “facilities”). The bridge loan facility will only be drawn to the extent II-VI is unable to issue senior unsecured notes or other debt securities at or prior to the closing of the merger in an amount sufficient to close the transaction. The funding of the facilities provided for in the debt commitment letter is contingent on the satisfaction of customary conditions, including the execution and delivery of definitive documentation with respect to the facilities in accordance with the terms sets forth in the debt commitment letter and the consummation of the merger in accordance with the merger agreement.

In connection with entering into the merger agreement, on March 30, 2021, II-VI also entered into the investment agreement. On March 31, 2021, pursuant to the investment agreement, II-VI and BCPE consummated the initial investment of $750.0 million. Pursuant to the investment agreement and subject to the terms and conditions set forth therein, II-VI and the investors expect to consummate the subsequent investment of at least $1.05 billion, which may be increased by up to an additional $350.0 million, immediately prior to the closing of the merger. The issuance and sale of the shares of II-VI Series B-2 convertible preferred stock in the subsequent investment is contingent upon consummation of the merger in accordance with the merger agreement, and is subject to certain other closing conditions customary for transactions of this type.

The investors have agreed to certain restrictions on transfer and standstill provisions, and will receive certain board governance and registration rights. The conversion price of the II-VI Series B convertible preferred stock will initially be $85.00 per share, subject to adjustments as set forth in the statement with respect to shares. For more information on the terms of the investment agreement and of the II-VI Series B convertible preferred stock, see the section titled “The Investment Agreement and the Statement with Respect to Shares” beginning on page 181 of this joint proxy statement/prospectus.

Anticipated Accounting Treatment (page 144)

II-VI and Coherent each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for using the acquisition method of accounting with II-VI as the accounting acquirer and Coherent as the accounting acquiree. Under the acquisition method of accounting, II-VI’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Coherent will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed, if applicable, will be recognized as goodwill.

The Rights of Coherent Stockholders Will Change as a Result of the Merger (page 216)

The rights of Coherent stockholders are governed by Delaware law and by the Coherent charter and bylaws of Coherent. As a result of the merger, Coherent stockholders will become holders of II-VI common stock, and their rights will be governed by Pennsylvania law and the II-VI charter and II-VI bylaws. Coherent stockholders will have different rights once they become holders of common stock of II-VI due to differences in governing law and between the Coherent governing documents and the II-VI governing documents. These differences are described in more detail under “Comparison of Stockholders’ Rights” beginning on page 216 of this joint proxy statement/prospectus.

Listing of II-VI Common Stock; Delisting and Deregistration of Coherent Common Stock (page 148)

The shares of II-VI common stock to be issued in the merger will be listed for trading on Nasdaq under the symbol “IIVI.” In addition, following the merger, Coherent common stock will be delisted from Nasdaq, deregistered under the Exchange Act and cease to be publicly traded.

The II-VI Special Meeting (page 56)

The II-VI special meeting will be held virtually at www.virtualshareholdermeeting.com/IIVI2021SM on                , 2021, at          Eastern Time. At the II-VI special meeting, II-VI shareholders will be asked to vote on the following matters:

•	approval of the II-VI share issuance proposal; and

•	approval of the II-VI adjournment proposal.

You may vote at the II-VI special meeting if you owned shares of II-VI common stock at the close of business on                , 2021. Only II-VI shareholders of record on such date are entitled to receive notice of, and to vote at, the II-VI special meeting or any adjournment or postponement thereof. On that date there were                shares of II-VI common stock outstanding, approximately                % of which were owned and entitled to be voted by II-VI directors and executive officers and their affiliates. Although none of them has entered into any agreement obligating them to do so, II-VI currently expects that all of its directors and executive officers will vote their shares “FOR” the II-VI share issuance proposal and “FOR” the II-VI adjournment proposal. Each holder of shares of II-VI common stock is entitled to one vote for each share of II-VI common stock owned at the II-VI record date.

The presence, in person (virtually) or represented by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the II-VI record date will constitute a quorum at the II-VI special meeting. If you are a II-VI shareholder and you fail to submit a proxy or to be present virtually at the II-VI special meeting, your shares of II-VI common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

There must be a quorum for a vote on the II-VI share issuance proposal to be taken at the II-VI special meeting. If there is no quorum, the II-VI special meeting may be adjourned or postponed to another date if the II-VI adjournment proposal is approved at the II-VI special meeting.

Assuming that a quorum is present, approval of the II-VI share issuance proposal requires the affirmative vote of at least a majority of the votes cast by II-VI shareholders present at the II-VI special meeting, in person or by proxy. Approval of the II-VI adjournment proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI special meeting, in person or by proxy, are entitled to cast.

If you mark “ABSTAIN” on your proxy, it will have no effect on the II-VI share issuance proposal, and it will have the same effect as a vote “AGAINST” the II-VI adjournment proposal. If you are a II-VI shareholder and you fail to submit a proxy or to vote at the II-VI special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the II-VI share issuance proposal or the II-VI adjournment proposal, your shares will not be deemed to be represented at the II-VI special meeting, and it will have no effect on the II-VI share issuance proposal or the II-VI adjournment proposal, as applicable.

For more information about the II-VI special meeting, see “The II-VI Special Meeting” beginning on page  56 of this joint proxy statement/prospectus.

The Coherent Special Meeting (page 63)

The Coherent special meeting will be virtually held at www.virtualshareholdermeeting.com/COHR2021SM on                , 2021, at                  Pacific Time. At the Coherent special meeting, Coherent stockholders will be asked to vote on the following matters:

•	approve the Coherent merger proposal;

•	approve the Coherent compensation proposal; and

•	approve the Coherent adjournment proposal.

You may vote at the Coherent special meeting if you owned shares of Coherent common stock at the close of business on                , 2021. Only Coherent stockholders of record on such date are entitled to receive notice of, and to vote at, the Coherent special meeting or any adjournment or postponement of the Coherent special meeting. On that date there were                shares of Coherent common stock outstanding, approximately                percent (                %) of which were owned and entitled to be voted by Coherent directors and executive officers and their affiliates. We currently expect that Coherent’s directors and executive officers will vote their shares in favor of the adoption of the merger agreement, although none of them has entered into any agreements obligating them to do so. Each holder of shares of Coherent common stock is entitled to one vote for each share of Coherent common stock owned at the Coherent record date.

Holders of a majority of the shares of Coherent common stock entitled to vote at the special meeting, present in person (virtually) or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the Coherent special meeting. If you are a Coherent stockholder and you fail to submit a proxy or to attend the Coherent special meeting, your shares of Coherent common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

The Coherent merger proposal will be approved if the holders of a majority of the outstanding shares of Coherent common stock entitled to vote on the Coherent merger proposal vote “FOR” such proposal. The Coherent compensation proposal will be approved if the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the Coherent compensation proposal vote “FOR” such proposal. The Coherent adjournment proposal will be approved if the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the Coherent adjournment proposal vote “FOR” such proposal.

If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the Coherent special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Coherent merger proposal, it will have the same effect as a vote “AGAINST” the Coherent merger proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Coherent compensation proposal and the Coherent adjournment proposal, as applicable. If you are a Coherent stockholder and you fail to submit a proxy or to vote at the Coherent special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Coherent compensation proposal or the Coherent adjournment proposal, your shares will not be deemed to be represented at the Coherent special meeting, and it will have no effect on the Coherent compensation proposal or the Coherent adjournment proposal, as applicable.

For more information about the Coherent special meeting, see “The Coherent Special Meeting” beginning on page 63 of this joint proxy statement/prospectus.

Certain Beneficial Owners of II-VI Common Stock (page 236)

At the close of business on                , 2021, directors and executive officers of II-VI beneficially owned and were entitled to vote approximately                shares of II-VI common stock, collectively representing approximately                 % of the shares of II-VI common stock outstanding on                , 2021. Although none of them has entered into any agreement obligating them to do so, II-VI currently expects that all of its directors and executive officers will vote their shares “FOR” the II-VI share issuance proposal and “FOR” the II-VI adjournment proposal. For more information regarding the security ownership of II-VI directors and executive officers, see “Security Ownership of II-VI Beneficial Owners and Management” beginning on page 236 of this joint proxy statement/prospectus.

Certain Beneficial Owners of Coherent Common Stock (page 239)

At the close of business on                , 2021, directors and executive officers of Coherent beneficially owned and were entitled to vote approximately                shares of Coherent common stock, collectively representing approximately                 % of the shares of Coherent common stock outstanding on                , 2021. Although none of them has entered into any agreement obligating them to do so, Coherent currently expects that all of its directors and executive officers will vote their shares “FOR” the Coherent merger proposal, “FOR” the Coherent compensation proposal and “FOR” the Coherent adjournment proposal. For more information regarding the security ownership of Coherent directors and executive officers, see “Security Ownership of Coherent Beneficial Owners and Management” beginning on page 239 of this joint proxy statement/prospectus.

Ownership of II-VI Common Stock after the Merger

Based on the number of shares of Coherent common stock outstanding as of                , 2021, in connection with the merger, II-VI expects to issue approximately                million shares of II-VI common stock to holders of Coherent common stock and equity holders entitled to receive merger consideration upon completion of the merger. The actual number of shares of II-VI common stock to be issued upon completion of the merger will be determined at the completion of the merger based on, among other things, the number of shares of Coherent common stock outstanding at that time.

Based on the number of shares of Coherent common stock outstanding as of                , 2021, upon completion of the merger, II-VI and Coherent estimate that Coherent stockholders and equity holders entitled to receive merger consideration as of immediately prior to the merger will collectively own approximately                 %, II-VI shareholders as of immediately prior to the merger (excluding as a result of the equity financing) will own approximately                %, and the investors will own approximately                % of the outstanding shares of common stock of the combined company (in each case, on an as-converted and fully diluted basis and without regard to the fact that immediately prior to the merger, certain holders may own both II-VI and Coherent stock).

Risk Factors (page 41)

In evaluating the merger agreement, the investment agreement, the statement with respect to shares, the merger, the issuance of shares of II-VI common stock in the merger or the issuance and sale of shares of II-VI Series B convertible preferred stock in the equity financing, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in “Risk Factors” beginning on page 41 of this joint proxy statement/prospectus.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (which we refer to as the “selected pro forma information”) gives effect to the merger, the equity financing, the debt financing, and other transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The merger will be accounted for using the acquisition method of accounting with II-VI, as the accounting acquirer, and Coherent, as the accounting acquiree. Under this method of accounting, the aggregate merger consideration will be allocated to Coherent’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill.

The selected unaudited pro forma balance sheet information as of December 31, 2020 gives effect to the merger, the equity financing, and the debt financing as if those transactions had been completed on December 31, 2020 and combines the unaudited consolidated balance sheet of II-VI as of December 31, 2020 with Coherent’s unaudited consolidated balance sheet as of January 2, 2021.

The selected unaudited pro forma statement of earnings (loss) information for the year ended June 30, 2020 and the six months ended December 31, 2020 give effect to the merger, the equity financing, and the debt financing, along with other transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” as if they had occurred on July 1, 2019, the first day of II-VI’s fiscal year 2020, and combines the historical results of II-VI, Coherent and Finisar Corporation, a subsidiary of II-VI that was acquired on September 24, 2019 (which we refer to as “Finisar”). The unaudited pro forma condensed combined statement of earnings (loss) for the fiscal year ended June 30, 2020 combines the audited consolidated statement of earnings of II-VI for the fiscal year ended June 30, 2020, the Coherent unaudited consolidated statement of operations for the twelve months ended July 4, 2020 and Finisar’s unaudited consolidated statement of operations for the three month period ended July 28, 2019. The unaudited pro forma condensed combined statement of earnings (loss) for the six months ended December 31, 2020 combines the unaudited consolidated statement of earnings of II-VI for the six months ended December 31, 2020 with Coherent’s unaudited consolidated statement of operations for the six months ended January 2, 2021.

The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger and other transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” been completed as of the dates indicated. In addition, the selected pro forma information does not purport to project the future financial position or operating results of the combined company. The selected pro forma information should be read together with unaudited pro forma condensed combined financial information and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	As of and for the
	Six Months Ended December 31, 2020	Year Ended June 30, 2020
	(in thousands, except per share amounts)
Pro Forma Statement of Earnings (Loss) Information:
Revenues	$2,157,457	$3,890,760
Net earnings (loss)	(6,367)	(1,069,852)
Basic earnings (loss) per share	$(0.63)	$(9.74)
Diluted earnings (loss) per share	$(0.63)	$(9.74)
Pro Forma Balance Sheet Information:
Cash and cash equivalents	$924,580
Total assets	13,862,241
Long-term debt	4,921,251
Long-term debt including the current portion	4,982,616
Total liabilities	6,992,383
Total shareholders’ equity	4,784,358

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

Historical Per Share Data for II-VI Common Stock and Coherent Common Stock

Coherent’s most recent fiscal year ended on October 3, 2020 and II-VI’s most recent fiscal year ended on June 30, 2020. As a consequence of Coherent’s and II-VI’s different fiscal years, the amounts presented as Coherent’s historical information in the table below for the six months ended December 31, 2020 represent Coherent’s historical information for the six month period ended January 2, 2021 and was prepared by taking the unaudited consolidated statement of operations for the three months ended January 2, 2021, adding the audited consolidated statement of operations for the fiscal year ended October 3, 2020 and subtracting the unaudited consolidated statement of operations for the nine months ended July 4, 2020. In addition, the amounts presented as Coherent’s historical information in the table below for the fiscal year ended June 30, 2020 represent Coherent’s historical information for the twelve month period ended July 4, 2020 and was prepared by taking the unaudited consolidated statement of operations for the nine months ended July 4, 2020, adding the audited consolidated statement of operations for the fiscal year ended September 28, 2019, and subtracting the unaudited consolidated statement of operations for the nine months ended June 29, 2019. The historical per share data for II-VI common stock below is derived from the audited consolidated financial statements of II-VI as of and for the fiscal year ended June 30, 2020, and the unaudited condensed consolidated financial statements of II-VI as of and for the six months ended December 31, 2020.

Unaudited Pro Forma Combined Per Share Data for II-VI Common Stock

The unaudited pro forma combined per share data for II-VI common stock set forth below gives effect to the merger, and the estimated financing used to finance the merger, as if it had been consummated on July 1, 2019, the beginning of the earliest period presented, in the case of earnings per share data, and as of December 31, 2020 in the case of book value per share data, and assuming that each outstanding share of Coherent common stock had been converted into the merger consideration.

The unaudited pro forma combined per share data for II-VI common stock has been derived from the audited consolidated financial statements of II-VI as of and for the fiscal year ended June 30, 2020 and the unaudited consolidated financial statements of Coherent as of and for the twelve months ended July 4, 2020, which are calculated by adding the unaudited condensed consolidated financial statements of Coherent as of and for the three months ended September 28, 2019 included in Coherent’s Annual Report on Form 10-K, as amended, to the unaudited condensed consolidated financial statements of Coherent as of and for the nine months ended July 4, 2020. In addition, the unaudited pro forma combined per share data for II-VI common stock has been derived from the unaudited condensed consolidated financial statements of II-VI as of and for the six months ended December 31, 2020 and the unaudited condensed consolidated financial statements of Coherent as of and for the three months ended January 2, 2021.

The unaudited pro forma combined per share data for II-VI common stock has been derived using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Accordingly, the pro forma adjustments reflect the assets and liabilities of Coherent at their preliminary estimated fair values. Differences between these preliminary estimates and the values finalized within 12 months after the completion of the merger in accordance with applicable accounting guidance could occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below.

The unaudited pro forma combined per share data for II-VI common stock does not purport to represent the actual results of operations that II-VI would have achieved had the merger been completed at the relevant dates used or to project the future results of operations that II-VI may achieve after the merger.

Unaudited Pro Forma Combined Per Coherent Equivalent Share Data

The unaudited pro forma combined Coherent equivalent per share data set forth below shows the effect of the merger from the perspective of an owner of Coherent common stock. The information was calculated by multiplying the unaudited pro forma combined per share data for II-VI common stock by the exchange ratio.

Certain Historical and Unaudited Pro Forma Combined Per Share Information

You should read the below information in conjunction with the historical consolidated financial statements of II-VI and Coherent and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in this joint proxy statement/prospectus. The unaudited pro forma combined per share data for II-VI common stock and the unaudited pro forma combined per Coherent equivalent share data is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table sets forth certain historical and unaudited pro forma combined per share information for II-VI and Coherent.

	As of/For the Six Months Ended December 31, 2020	As of/For the Year Ended June 30, 2020
II-VI — Historical
Basic earnings (loss) per share:	$1.17	$(0.79)
Diluted earnings (loss) per share	1.12	(0.79)
Book value per share of common stock(1)	30.96	22.44
Dividends declared per share of common stock	—	—
Coherent — Historical
Basic earnings (loss) per share:	$0.32	$(17.52)
Diluted earnings (loss) per share	0.32	(17.52)
Book value per share of common stock(2)	38.94	36.84
Dividends declared per share of common stock	—	—
Unaudited Pro Forma Combined Per II-VI Share Data for II-VI Common Stock
Basic earnings (loss) per share:	$(0.63)	$(9.74)
Diluted earnings (loss) per share	(0.63)	(9.74)
Book value per share of common stock(3)	37.25	N/A
Unaudited Pro Forma Combined Per Coherent Equivalent Share Data(4)
Basic earnings (loss) per share:	$(0.57)	$(8.86)
Diluted earnings (loss) per share	(0.57)	(8.86)
Book value per share of common stock(3)	33.89	N/A

(1)

Calculated by dividing shareholders’ equity of $3,236,813,000 and $2,076,803,000 as of December 31, 2020 and June 30, 2020, respectively, by 104,556,769 and 92,559,621 outstanding shares of II-VI common stock as of December 31, 2020 and June 30, 2020, respectively.

(2)

Calculated by dividing stockholders’ equity of $951,878,000 and $893,506,000 as of January 2, 2021 and July 4, 2020, respectively, by 24,447,000 and 24,256,000 outstanding shares of Coherent common stock as of January 2, 2021 and July 4, 2020, respectively.

(3)

Calculated by dividing pro forma shareholders’ equity of $4,784,358,000 by 128,453,725 pro forma outstanding shares of II-VI common stock. Unaudited pro forma combined book value per share of common stock as of June 30, 2020 is not applicable as the estimation of pro forma adjustments have been calculated as of December 31, 2020.

(4)	Assumes amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION (UNAUDITED)

Shares of II-VI common stock are listed for trading on Nasdaq under the symbol “IIVI.” Shares of Coherent common stock are listed for trading on Nasdaq under the symbol “COHR.”

Recent Closing Prices; Implied Value Per Share

The following table sets forth the closing sales prices per share of II-VI common stock and Coherent common stock on Nasdaq, and the per share value of one share of Coherent common stock implied by the merger consideration, on the following dates:

•	March 24, 2021, the last trading day before the day on which II-VI and Coherent announced the execution of the merger agreement; and

•	, 2021, the last practicable trading day prior to the date of this joint proxy statement/prospectus for which this information could be calculated.

	II-VI Common Stock		Coherent Common Stock		Implied Value Per Share (1)
March 24, 2021		$67.26		$257.64		$281.21
, 2021	$		$		$

(1)

The implied value per share, as of each date, is equal to (i) $220.00, the cash portion of the merger consideration, plus (ii) 0.91, the exchange ratio for the merger, multiplied by the closing market price of one share of II-VI common stock on such date.

The above table shows only historical comparisons. The market price of Coherent common stock and II-VI common stock will fluctuate prior to the Coherent special meeting and before the consummation of the merger, which will affect the implied value of the stock portion of the merger consideration to be paid to the Coherent stockholders. These comparisons may not provide meaningful information to Coherent stockholders in determining whether to adopt the merger agreement. Coherent stockholders are urged to obtain current market quotations for II-VI common stock and Coherent common stock and to review carefully the other information contained in, or incorporated by reference into, this joint proxy statement/prospectus in considering whether to adopt the merger Agreement. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

Historical Market Price and Dividend Information

The following table sets forth, for the periods indicated and based on II-VI’s fiscal year, the intraday high and low sales prices per share of II-VI common stock and per share of Coherent common stock, in both cases as reported on Nasdaq. II-VI has not historically paid dividends on its common stock, and Coherent has not paid a cash dividend on its common stock since its fiscal year 2013. Neither company presently anticipates paying any dividends on its common stock in the foreseeable future.

	Coherent Common Stock
	High	Low	Cash Dividend Declared
Fiscal Year 2018
First quarter	$281.00	$208.56	—
Second quarter	320.73	230.92	—
Third quarter	329.00	178.42	—
Fourth quarter	190.42	145.66	—
Fiscal Year 2019
First quarter	192.37	148.24	—
Second quarter	179.82	90.10	—
Third quarter	144.45	97.07	—
Fourth quarter	159.30	109.06	—
Fiscal Year 2020
First quarter	173.92	124.01	—
Second quarter	169.35	141.02	—
Third quarter	178.08	78.21	—
Fourth quarter	159.99	92.40	—
Fiscal Year 2021
First quarter	149.03	103.00	—
Second quarter	157.74	107.90	—
Third quarter	270.00	144.85
Fourth quarter (through April 26, 2021)	270.99	253.19	—

	II-VI Common Stock
	High	Low	Cash Dividend Declared
Fiscal Year 2018
First quarter	41.43	34.00	—
Second quarter	52.55	39.60	—
Third quarter	53.08	36.60	—
Fourth quarter	49.30	38.05	—
Fiscal Year 2019
First quarter	50.75	38.45	—
Second quarter	47.96	29.31	—
Third quarter	43.49	29.40	—
Fourth quarter	42.01	31.00	—
Fiscal Year 2020
First quarter	42.95	34.52	—
Second quarter	37.15	26.93	—
Third quarter	38.95	19.00	—
Fourth quarter	51.90	23.90	—
Fiscal Year 2021
First quarter	52.97	36.04	—
Second quarter	79.77	40.00	—
Third quarter	100.44	62.08	—
Fourth quarter (through April 26, 2021)	83.45	69.62	—

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “continue,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal,” “positions,” “prospects,” “potential,” “will,” “would,” “should,” “could,” “may” and words and terms of similar substance identify forward-looking statements, including any statements or discussions regarding timing of completion of the merger, expected benefits of the merger and the future operating or financial performance of II-VI, Coherent or the combined company identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 41 of this joint proxy statement/prospectus and the factors previously disclosed in II-VI’s and Coherent’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the failure of any one or more of the assumptions stated herein to prove to be correct;

•

the conditions to the completion of the merger and the equity financing, including the receipt of any required stockholder and regulatory approvals, and the risks that those conditions will not be satisfied in a timely manner or at all;

•

the occurrence of any event, change or other circumstances that could give rise to an amendment or termination of the merger agreement, including the receipt by Coherent of an unsolicited proposal from a third party;

•

II-VI’s ability to finance the merger, the substantial indebtedness that II-VI expects to incur in connection with the merger and the need to generate sufficient cash flows to service and repay such debt;

•

the possibility that II-VI may be unable to achieve expected synergies, operating efficiencies and other benefits within the expected time-frames or at all and to successfully integrate Coherent’s operations with those of II-VI;

•

the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the merger;

•	litigation and any unexpected costs, charges or expenses resulting from the merger;

•	the risk that disruption from the merger materially and adversely affects the respective businesses, reputational brand value and operations of II-VI and Coherent;

•	potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the merger;

•	the ability of II-VI to retain and hire key employees;

•

the risks relating to forward-looking statements and other “Risk Factors” discussed in II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and additional risk factors that may be identified from time to time in future filings of II-VI;

•	the purchasing and inventory management patterns of customers and end-users;

•	the timely release of new products, and acceptance and adoption of such new products by the market;

•	the introduction of new products by competitors and other competitive responses;

•

II-VI’s ability to integrate recently acquired businesses and realize synergies, cost savings and opportunities for growth in connection therewith, together with the risks, costs and uncertainties associated with such acquisitions and integration efforts;

•	II-VI’s ability to devise and execute strategies to respond to changing market conditions;

•	the risks to anticipated growth in industries and sectors in which II-VI and Coherent operate;

•	the risks to realizing the benefits of investments in research and development and commercialization of innovations;

•	the risks that II-VI’s stock price will not trade in line with industrial technology leaders; and

•	the risks of business and economic disruption related to the currently ongoing COVID-19 outbreak and any other worldwide health epidemics or outbreaks that may arise.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, II-VI and Coherent claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. Except as required by applicable law, neither II-VI nor Coherent undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the reports that II-VI and Coherent have filed with the SEC as described under “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this joint proxy statement/prospectus, II-VI shareholders should carefully consider the following risk factors in deciding how to vote at the II-VI special meeting, and Coherent stockholders should carefully consider the following risk factors in deciding how to vote at the Coherent special meeting.

Risks Relating to the Merger

The merger is subject to approval by II-VI shareholders and Coherent stockholders.

In order for the merger to be completed, among other things, II-VI shareholders must approve the II-VI share issuance proposal and Coherent stockholders must approve the Coherent merger proposal. There can be no assurance that either approval will be obtained.

Because the market price of II-VI common stock fluctuates, Coherent stockholders cannot be certain of the market value of the merger consideration they will receive.

As a result of the merger, each share of Coherent common stock issued and outstanding immediately prior to the effective time (other than certain shares of Coherent common stock that are cancelled shares or dissenting shares) will be converted into the right to receive $220.00 in cash and 0.91 of a share of II-VI common stock. The exchange ratio will not be adjusted for changes in the market price of either II-VI common stock or Coherent common stock between the date of the merger agreement and the effective time. Changes in the price of II-VI common stock prior to the merger will affect the value that Coherent stockholders will receive as a result of the merger.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Coherent’s and II-VI’s businesses, operations and prospects and regulatory considerations, many of which factors are beyond Coherent’s and II-VI’s control. Therefore, at the time of the Coherent special meeting, Coherent stockholders will not know the market value of the consideration to be received at the effective time. Coherent stockholders should obtain current market quotations for shares of II-VI common stock and for shares of Coherent common stock.

The market price of II-VI common stock after the merger may be affected by factors different from those affecting the shares of Coherent or II-VI currently.

As a result of the merger, Coherent stockholders will become II-VI shareholders. II-VI’s business differs from that of Coherent. Accordingly, the results of operations of the combined company and the market price of II-VI common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of II-VI and Coherent. For a discussion of the businesses of II-VI and Coherent and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

In addition, the issuance of shares of II-VI common stock in the merger could on its own have the effect of depressing the market price for II-VI common stock. In addition, many Coherent stockholders may decide not to hold the shares of II-VI common stock they receive as a result of the merger. Other Coherent stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of II-VI common stock they receive as a result of the merger. Any such sales of II-VI common stock could have the effect of depressing the market price for II-VI common stock.

There can be no assurance that II-VI will be able to secure the funds necessary to pay the merger consideration, in a timely manner or at all.

II-VI intends to finance a portion of the merger consideration with the debt financing. To this end, II-VI has entered into the debt commitment letter containing commitments as of the date of this joint proxy statement/prospectus for a senior secured term loan “A” facility in an aggregate principal amount of $850 million, a senior secured term loan “B” facility in an aggregate principal amount of $2,800 million, a senior secured revolving credit facility in an aggregate principal amount of $350 million and a senior unsecured bridge loan facility in an aggregate principal amount of $1,125 million (which we refer to as the “bridge loan facility” and collectively with the other foregoing facilities, the “facilities”). However, as of the date of this joint proxy statement/prospectus, neither II-VI nor any of its subsidiaries has entered into definitive agreements for the debt financing (or other financing arrangements in lieu thereof), and the obligation of the lender to provide the debt financing under the debt commitment letter is subject to a number of customary conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be available when required.

II-VI also intends to finance a portion of the merger consideration with the equity financing. To this end, on March 30, 2021, II-VI entered into the investment agreement. On March 31, 2021, II-VI and BCPE consummated the initial investment of $750.0 million pursuant to the investment agreement. Pursuant to the investment agreement and subject to the terms and conditions set forth therein, II-VI and the investors expect to consummate the subsequent investment of at least $1.05 billion, which may be increased by up to an additional $350.0 million, immediately prior to the closing of the merger. However, the purchase and issuance of the II-VI Series B-2 convertible preferred stock in the subsequent investment and the completion of the equity financing is subject to a number of customary conditions, and there can be no assurance that the equity financing will be completed.

In the event that the debt financing contemplated by the debt commitment letter or the subsequent investment contemplated by the investment agreement is not available, there is a risk that other financing may not be available on acceptable terms, in a timely manner or at all. Although II-VI’s obligation to consummate the merger is not conditioned upon the financings, if II-VI is unable to obtain the financings, the merger may be delayed or not completed, in which case II-VI would be in breach of its obligations under the merger agreement. See the section titled “The Merger—Financing” beginning on page 145 of this joint proxy statement/prospectus for more information.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the merger are expected to contain various covenants that impose restrictions on II-VI and certain of its subsidiaries that may affect their ability to operate their businesses.

The agreements that will govern the indebtedness to be incurred or assumed in connection with the merger, including pursuant to the debt financing, are expected to contain various affirmative and negative covenants that will, subject to certain significant exceptions, restrict the ability of II-VI and certain of its subsidiaries to, among other things, have liens on their property, incur additional indebtedness, enter into sale and lease-back transactions, make loans, advances or other investments, make non-ordinary course asset sales, declare or pay dividends or make other distributions with respect to equity interests, and/or merge or consolidate with any other person or sell or convey certain of its assets to any one person, among other things. In addition, the definitive documentation governing certain of the facilities is expected to contain financial maintenance covenants that will require II-VI to maintain a certain leverage ratio and an interest coverage ratio at the end of each fiscal quarter. The ability of II-VI and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate II-VI’s repayment obligations under the applicable definitive documentation so defaulted.

In connection with the merger, II-VI will incur significant additional indebtedness, which could adversely affect II-VI, including by decreasing II-VI’s business flexibility, and will increase its interest expense and the credit rating of the combined company could be downgraded.

The consolidated long-term debt of II-VI as of December 31, 2020 was approximately $1.4 billion. II-VI’s pro forma long-term debt as of December 31, 2020, after giving effect to the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith, will be approximately $4.9 billion. II-VI will have substantially increased indebtedness following completion of the merger in comparison to that of II-VI on a recent historical basis, which could have the effect, among other things, of reducing II-VI’s flexibility to respond to changing business and economic conditions and increasing II-VI’s interest expense. II-VI will also incur various costs and expenses associated with the financing. The amount of cash required to pay interest on II-VI’s increased indebtedness levels following completion of the merger and thus the demands on II-VI’s cash resources will be greater than the amount of cash flows required to service the indebtedness of II-VI prior to the transaction. The increased levels of indebtedness following completion of the merger could also reduce funds available for working capital, capital expenditures, acquisitions, share repurchases and other general corporate purposes and may create competitive disadvantages for II-VI relative to other companies with lower debt levels. If II-VI does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then II-VI’s ability to service its indebtedness may be adversely impacted.

In addition, II-VI’s credit ratings impact the cost and availability of future borrowings and, accordingly, II-VI’s cost of capital. II-VI’s ratings reflect each rating organization’s opinion of II-VI’s financial strength, operating performance and ability to meet II-VI’s debt obligations. In connection with the debt financing, it is anticipated that II-VI will seek ratings of its indebtedness from S&P and Moody’s. There can be no assurance that II-VI will achieve a particular rating or maintain a particular rating in the future. In addition, there can be no assurance that the credit ratings of existing II-VI debt will not be subject to a downgrade below investment grade. If a ratings downgrade were to occur or if the combined company fails to obtain an investment grade rating, the combined company could experience higher borrowing costs in the future and more restrictive debt covenants which would reduce profitability and diminish operational flexibility.

Moreover, II-VI may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. II-VI’s ability to arrange additional financing will depend on, among other factors, II-VI’s financial position and performance, as well as prevailing market conditions and other factors beyond II-VI’s control. II-VI cannot assure you that it will be able to obtain additional financing on terms acceptable to II-VI or at all.

Integrating Coherent may be more difficult, costly or time-consuming than expected and II-VI may fail to realize the anticipated benefits of the merger, including expected financial and operating performance of II-VI after the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated benefits and cost savings from II-VI acquiring Coherent. To realize the anticipated benefits and cost savings from the merger, II-VI must successfully integrate Coherent in a manner that permits those benefits and cost savings to be realized. The combined business’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to implement an effective integration of the two companies and its ability to manage a combined business with significantly larger size and scope with the associated increased costs and complexity. If II-VI is not able to successfully achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated.

II-VI and Coherent have operated and, until the completion of the merger, must continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, suppliers and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of II-VI and Coherent during this transition period and for an undetermined period after completion of the merger on the combined company. All projections regarding the combined company’s business are, by their nature, estimates which are subject to risks and uncertainties. Business and financial measures of the combined company, including, but not limited to, revenue, free cash flow, synergies and dividend yield, are uncertain and subject to change based on changes in assumptions underlying such measures or other changes in circumstances, many of which may be outside of II-VI’s or Coherent’s control.

II-VI and Coherent may have difficulty attracting, motivating and retaining executives and other employees in light of the merger.

Uncertainty about the effect of the merger on II-VI and Coherent employees may have an adverse effect on II-VI and Coherent and consequently the combined company. This uncertainty may impair II-VI’s and Coherent’s ability to attract, retain and motivate personnel both before and after completion of the merger. II-VI and Coherent are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The success of the merger will depend in part on II-VI’s ability to retain the talents and dedication of key employees currently employed by Coherent. Employee retention may be particularly challenging during the pendency of the merger, as employees may feel uncertain about their future roles with the combined company. In addition, II-VI and Coherent may have to provide additional compensation in order to retain employees.

If key employees terminate their employment with II-VI or Coherent, or with the combined company after completion of the merger, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating II-VI and Coherent to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, II-VI and Coherent may not be able to locate or retain suitable replacements for any key employees who leave either company. Accordingly, no assurance can be given that II-VI will be able to attract or retain key employees following the completion of the merger to the same extent that II-VI or Coherent has been able to attract or retain employees in the past.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

Before the merger may be completed, certain waiting periods must expire or terminate and applicable approvals must be obtained under certain antitrust, competition and foreign investment laws and regulations. In deciding whether to grant regulatory clearances and approvals, the relevant governmental entities may consider, among other things, the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of II-VI’s business. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of II-VI following the merger. In addition, neither II-VI nor Coherent can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see “The Merger—Regulatory Approvals” beginning on page 144 of this joint proxy statement/prospectus.

The unaudited pro forma combined financial information included in this joint proxy statement/prospectus are preliminary and estimated, and the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma combined financial information in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined financial information reflect adjustments, which are based upon preliminary estimates, to record the Coherent identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Coherent as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 191 of this joint proxy statement/prospectus.

II-VI’s financial estimates are based on various assumptions that may not prove to be appropriate and such financial estimates may not be realized.

The financial estimates set forth in the forecast included under “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus are based on assumptions of, and information available to, the management of II-VI at the time prepared. The assumptions underlying such financial estimates may not prove to be appropriate and any or all of such estimates may not be realized. The financial estimates can be adversely affected by known or unknown risks and uncertainties, many of which are beyond II-VI’s control. Many factors mentioned in this joint proxy statement/prospectus and II-VI’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and in II-VI’s public filings and the events and/or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this joint proxy statement/prospectus will be important in determining II-VI’s future results. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus. As a result of these contingencies, actual future results may vary materially from II-VI’s estimates. In view of these uncertainties, the inclusion of II-VI’s financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved. These financial estimates are based on II-VI’s internal financial forecasts and were not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and II-VI undertakes no obligation, other than as required by applicable law, to update its financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The II-VI financial estimates included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, II-VI. Moreover, II-VI’s independent auditors, Ernst & Young LLP, have not compiled, examined or performed any procedures with respect to II-VI’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, Ernst & Young LLP assumes no responsibility for, and disclaims any association with, II-VI’s prospective financial information. The reports of Ernst & Young LLP incorporated by reference herein relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this joint proxy statement/prospectus and should not be read to do so. See “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus for more information.

Coherent’s financial estimates are based on various assumptions that may not prove to be appropriate and such financial estimates may not be realized.

The financial estimates set forth in the forecast included under “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus are based on assumptions of, and information available to, the management of Coherent at the time prepared. The assumptions underlying such financial estimates may not prove to be appropriate and any or all of such estimates may not be realized. The financial estimates can be adversely affected by known or unknown risks and uncertainties, many of which are beyond Coherent’s control. Many factors mentioned in this joint proxy statement/prospectus and Coherent’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and in Coherent’s public filings and the events and/or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this joint proxy statement/prospectus will be important in determining Coherent’s future results. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus. As a result of these contingencies, actual future results may vary materially from Coherent’s estimates. In view of these uncertainties, the inclusion of Coherent’s financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved. These financial estimates are based on Coherent’s internal financial forecasts and were not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Coherent undertakes no obligation, other than as required by applicable law, to update its financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The Coherent financial estimates included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, Coherent. Moreover, Coherent’s independent auditors, Deloitte & Touche LLP, have not compiled, examined or performed any procedures with respect to Coherent’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, Deloitte & Touche LLP assumes no responsibility for, and disclaims any association with, Coherent’s prospective financial information. The reports of Deloitte & Touche LLP incorporated by reference herein relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this joint proxy statement/prospectus and should not be read to do so. See “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus for more information.

Certain of Coherent’s directors and executive officers may have interests in the merger that may differ from the interests of Coherent stockholders.

Coherent stockholders should be aware that some of Coherent’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Coherent stockholders generally. These interests and arrangements may create potential conflicts of interest. The Coherent board was aware of these respective interests and considered these interests, among other matters, when making its decision to adopt the merger agreement, and in recommending that holders of common stock vote to approve the Coherent merger proposal. For a more complete description of these interests, see “The Merger—Interests of Coherent’s Directors and Executive Officers in the Merger” beginning on page 138 of this joint proxy statement/prospectus.

The merger is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. In addition, the merger agreement may be terminated in certain circumstances. Failure to complete the merger could have material and adverse effects on II-VI or Coherent.

The completion of the merger is subject to a number of conditions, which make the completion and timing of the completion of the merger uncertain. In addition, the merger agreement may be terminated in certain circumstances. If the merger is not completed on a timely basis, or at all, II-VI’s and Coherent’s respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the merger, II-VI and Coherent will be subject to a number of risks, including the following:

•	II-VI and Coherent will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, each of II-VI and Coherent is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies;

•	time and resources committed by II-VI’s and Coherent’s respective management teams to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	the market price of II-VI’s or Coherent’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed;

•

depending on the circumstances in which the merger agreement is terminated, II-VI may be required to pay a termination fee of $337.7 million or $500 million, as applicable, or Coherent may be required to pay a termination fee of $108.8 million, which termination fees may make it more difficult for II-VI and Coherent to pursue alternatives to the merger; and

•

if the merger agreement is terminated in certain circumstances, II-VI or Coherent may be required to pay to the other $25 million to cover the other party’s costs and expenses in connection with the merger agreement.

In addition, if the merger is not completed, II-VI and Coherent may experience negative reactions from financial markets and from their respective customers and employees. II-VI and Coherent could also be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against II-VI and Coherent to perform their respective obligations under the merger agreement. If the merger is not completed, neither II-VI nor Coherent can assure their shareholders or stockholders, respectively, that the risks described above will not materialize and will not adversely affect their respective businesses or financial results or the market price of their respective common stock.

Failure to consummate the merger will result in Coherent receiving little or no benefit from the termination fee Coherent paid in connection with terminating the March 9 Lumentum Merger Agreement.

If the merger agreement is terminated or if Coherent and II-VI do not consummate the transactions contemplated by the merger agreement, Coherent will receive little or no benefit from the termination fee it paid to Lumentum in the amount of $217.6 million in connection with the termination of the March 9 Lumentum Merger Agreement.

II-VI and Coherent have incurred, and will incur, significant transaction-related costs in connection with the merger.

Each of II-VI and Coherent has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus, and filing and other fees paid or to be paid to the SEC and other regulatory agencies in connection with the merger. These fees and costs will be significant. In addition, II-VI will incur significant costs with respect to the financings for the cash consideration to be paid in connection with the merger. If the merger is not completed, II-VI and Coherent may have to recognize these expenses without realizing the expected benefits of the merger.

In addition, II-VI and Coherent also expect to incur a number of non-recurring transaction-related costs associated with combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the integration of the businesses of II-VI and Coherent. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

The closing of the merger may trigger change in control provisions in certain agreements to which Coherent is a party.

The closing of the merger may trigger change in control provisions in certain agreements to which Coherent is a party. If Coherent and II-VI are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Coherent and II-VI are able to negotiate waivers, the counterparties may require a fee for such waiver or seek to renegotiate the agreements on terms less favorable to Coherent or the combined company.

II-VI and Coherent will be subject to business uncertainties while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on II-VI or Coherent. These uncertainties may impair II-VI’s or Coherent’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with II-VI or Coherent to seek to change existing business relationships with II-VI or Coherent.

Each of II-VI and Coherent is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each of Coherent’s and II-VI’s businesses and operations.

Under the terms of the merger agreement, Coherent and II-VI are subject to certain restrictions on the conduct of their respective business prior to completing the merger, which may adversely affect each party’s ability to execute certain of its business strategies. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period can divert management attention and resources and could ultimately have an adverse effect on each of Coherent and II-VI.

In connection with the merger, parties with which Coherent or II-VI does business may experience uncertainty associated with the merger, including with respect to current or future business relationships with Coherent, II-VI or the combined business. It is possible that some customers, suppliers and other persons with whom Coherent or II-VI has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Coherent or II-VI, as applicable, as a result of the merger, which could negatively affect Coherent’s or II-VI’s revenues, earnings and cash flows, as well as the market price of shares of II-VI common stock, regardless of whether the merger is completed. See “The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger” beginning on page 160 of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to II-VI and Coherent.

Holders of II-VI and Coherent common stock will have a reduced ownership and voting interest in the combined company after the merger and the completion of the equity financing and will therefore have less voting influence over the combined company.

Holders of II-VI and Coherent common stock currently have the right to vote in the election of the board of directors and on other matters involving II-VI and Coherent, respectively. In the merger, each Coherent stockholder who receives shares of II-VI common stock will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than such holder’s percentage ownership of Coherent. Upon completion of the merger, we estimate that Coherent stockholders as of immediately prior to the merger will collectively own approximately                %, II-VI shareholders as of immediately prior to the merger (excluding as a result of the equity financing) will own approximately                %, and the investors will own approximately                % of the outstanding shares of common stock of the combined company (in each case, on an as-converted and fully diluted basis and without regard to the fact that immediately prior to the merger, certain holders may own both II-VI and Coherent stock). As a result, Coherent stockholders will have less voting influence on the combined company and may have less influence on its management and policies than they now have on Coherent, and II-VI shareholders will have less voting influence on the combined company and may have less influence on its management and policies than they now have on II-VI.

Coherent stockholders have appraisal rights subject to the requirements of the DGCL.

If the merger is completed and certain other statutory requirements described herein are met, Coherent stockholders who do not vote in favor of the Coherent merger proposal and otherwise properly perfect their appraisal rights may be entitled to a judicial determination of the “fair value” of their shares in connection with the merger under Section 262 of the DGCL, which generally entitles stockholders to receive in lieu of the merger consideration a cash payment of an amount determined by the Court of Chancery to be equal to the “fair value” of their Coherent common stock as of the effective time exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Court of Chancery. The appraised value would be determined by the Court of Chancery and could be less than, the same as or more than the value of the merger consideration. Coherent stockholders who have properly demanded appraisal rights must file a petition for appraisal with the Court of Chancery within 120 days after the effective date. Should a material number of Coherent’s stockholders exercise appraisal rights and should the Court of Chancery determine that the fair value of such shares of Coherent common stock is materially greater than the value of the merger consideration, it could have an adverse effect on the financial condition and results of operation of II-VI after the merger. For a more detailed description of the appraisal rights available to Coherent stockholders, see the section titled “The Merger—Appraisal Rights in the Merger” beginning on page 148 of this joint proxy statement/prospectus, which detailed description is qualified by reference to the full text of Section 262 of the DGCL as attached as Annex D to this joint proxy statement/prospectus.

Shareholder or stockholder litigation could prevent or delay the closing of the merger or otherwise negatively impact the business and operations of II-VI and Coherent.

II-VI and Coherent may incur costs in connection with the defense or settlement of any shareholder or stockholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of II-VI and Coherent and could prevent or delay the consummation of the merger.

Holders of II-VI common stock have different rights from holders of Coherent common stock.

Upon completion of the merger, Coherent stockholders will no longer be stockholders of Coherent, a Delaware corporation, but will instead become shareholders of II-VI, a Pennsylvania corporation. As such, their rights as II-VI shareholders will be governed by Pennsylvania law and the terms of the II-VI charter and the II-VI bylaws, as they may be amended from time to time. Pennsylvania law and the terms of the II-VI charter and the II-VI bylaws are in some respects materially different than Delaware law and the terms of the Coherent charter and the Coherent bylaws, as they may be amended from time to time, which currently govern the rights of Coherent stockholders. See “Comparison of Stockholders’ Rights” beginning on page 216 of this joint proxy statement/prospectus for a discussion of the different rights associated with shares of II-VI common stock and shares of Coherent common stock.

The issuance of shares of II-VI Series B convertible preferred stock in connection with completing the equity financing will reduce the relative voting power of holders of II-VI common stock (including the voting power that current holders of Coherent common stock will have immediately after completion of the merger as holders of II-VI common stock), will dilute the ownership of such holders and may adversely affect the market price of II-VI common stock.

The shares of II-VI Series B-1 convertible preferred stock will initially be nonvoting. Following the expiration of the required waiting period under the HSR Act, the shares of II-VI Series B convertible preferred stock will have voting rights, voting as one class with II-VI common stock, on an as-converted basis, subject to limited exceptions. As a result, the issuance of II-VI Series B convertible preferred stock in connection with completing the equity financing will result in the immediate and substantial dilution to the interests of the holders of II-VI common stock (including the interests of current holders of Coherent common stock after the completion of the merger as holders of II-VI common stock).

Moreover, the conversion price of the II-VI Series B convertible preferred stock will initially be $85.00 per share, subject to adjustments as set forth in the statement with respect to shares. For more information on the terms of the investment agreement and of the II-VI Series B convertible preferred stock, see the section titled “The Investment Agreement and the Statement with Respect to Shares” beginning on page 181 of this joint proxy statement/prospectus. Any sales in the public market of the II-VI common stock issuable upon conversion of the II-VI Series B convertible preferred stock could adversely affect prevailing market prices of II-VI common stock. Sales by such holders of a substantial number of shares of II-VI common stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of the II-VI common stock.

The holders of II-VI Series B convertible preferred shares have rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of II-VI common stock.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of II-VI, the holders of II-VI Series B convertible preferred stock are entitled to receive certain payments (i) prior to any amounts paid to holders of II-VI common stock and each other class or series of II-VI capital stock now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks either (x) senior to the II-VI Series B convertible preferred stock as to dividend rights or distribution rights upon such a liquidation event or (y) on parity with the II-VI Series B convertible preferred stock as to dividend rights and distribution rights upon a such a liquidation event and (ii) on parity with II-VI’s 6% Series A Mandatory Convertible Preferred Stock, having no par value per share (which we refer to as the “II-VI Series A mandatory convertible preferred stock”), and each other class or series of II-VI capital stock established after the closing of the initial investment, the terms of which expressly provide that such class or series ranks on a parity basis with the II-VI Series B convertible preferred stock as to dividend rights and distribution rights upon such a liquidation event.

These provisions may make it more costly for a potential acquirer to engage in a business combination transaction with II-VI. Provisions that have the effect of potentially discouraging, delaying or preventing such a transaction could limit the opportunity for II-VI shareholders to receive a premium for their shares of II-VI common stock and could also affect the price that some investors are willing to pay for II-VI common stock. This could reduce the remaining amount of its assets, if any, available to distribute to holders of II-VI common stock.

In addition, the holders of II-VI Series B convertible preferred stock also have certain redemption, conversion and consent rights.

II-VI’s obligations to the holders of II-VI Series B convertible preferred stock could limit its ability to obtain additional financing or increase its borrowing costs, which could have an adverse effect on II-VI’s financial condition. These preferential rights could also result in divergent interests between the holders of shares of the II-VI Series B convertible preferred stock and holders of II-VI common stock.

The redemption right of the holders of II-VI Series B convertible preferred stock may result in the use of II-VI cash in such a way that could adversely affect II-VI’s business, financial condition or results of operations and, therefore, the interests of holders of II-VI common stock (including the interests of current holders of Coherent common stock after the completion of the merger as holders of II-VI common stock).

At any time on or after the ten year anniversary of the applicable issuance date of the shares of II-VI Series B convertible preferred stock and subject to the procedures set forth in the statement with respect to shares, each holder of such shares will have the right to require II-VI to redeem all of such holder’s shares of II-VI Series B convertible preferred stock for cash at a price per share equal to the sum of the applicable stated value for such shares plus accrued or declared and unpaid dividends on such shares that had not previously been added to such stated value. This may have the effect of reducing funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, thereby negatively affecting the interests of holders of II-VI common stock (including the interests of current holders of Coherent common stock after the completion of the merger as holders of II-VI common stock).

Holders of II-VI Series B convertible preferred stock can exercise significant control over II-VI, which could limit the ability of holders of II-VI common stock to influence the outcome of key transactions, including a change of control.

The shares of II-VI Series B-1 Convertible Preferred Stock will initially be nonvoting. Following the expiration of the required waiting period under the HSR Act, the shares of II-VI Series B convertible preferred stock will have voting rights, voting as one class with II-VI common stock, on an as-converted basis, subject to limited exceptions. As a result, the holders of shares of the II-VI Series B convertible preferred stock have the ability to significantly influence the outcome of any matter submitted for the vote of the holders of II-VI common stock. The investors are entitled to act separately in their own respective interests with respect to their ownership interests in II-VI and have the ability to substantially influence all matters that require approval by II-VI shareholders, including the approval of significant corporate transactions.

Additionally, II-VI may not undertake certain actions without the prior written approval of the holders of a majority of the issued and outstanding shares of II-VI Series B convertible preferred stock, voting separately from II-VI common stock. Subject to certain exceptions, II-VI must not: (1) alter or change the rights, preferences or privileges of II-VI Series B convertible preferred stock or amend, modify or supplement any provision of the organizational documents of II-VI in a manner that adversely affects the rights, powers, preferences or privileges of II-VI Series B convertible preferred stock; (2) authorize or issue any senior stock (as defined below) (or securities convertible into senior stock), or amend or alter II-VI’s articles of incorporation to increase the number of authorized or issued shares of II-VI Series B convertible preferred stock; (3) decrease the number of authorized shares of II-VI Series B convertible preferred stock (other than as permitted pursuant to a conversion, redemption or repurchase by II-VI thereof); (4) issue any shares of II-VI Series B convertible preferred stock (other than pursuant to the investment agreement); and (5) effect any voluntary deregistration or delisting with Nasdaq of the II-VI common stock.

Furthermore, II-VI may not, unless the investors otherwise consent in writing (or if such action is taken with respect to a Permitted Issuance (as defined in the investment agreement)), so long as the investors own at least 5% of the number of shares of II-VI Series B convertible preferred stock that they held immediately following the completion of either the initial investment (if the subsequent investment has not occurred) or the equity financing, (i) authorize or issue any parity stock (as defined below) and (ii) pay any cash dividend on II-VI common stock (other than ordinary dividends (as defined below)). II-VI also may not, unless the investors otherwise consent in writing (or if such action is taken with respect to a Permitted Issuance (as defined in the investment agreement)), so long as the investors own at least 25% of the number of shares of II-VI Series B convertible preferred stock that they held immediately following the completion of either the initial investment (if the subsequent investment has not occurred) or the equity financing, redeem, repurchase or otherwise acquire (or make or declare any dividend or distribution in respect of) any junior stock (as defined below) (subject to certain exceptions, including, among other things, ordinary dividends, non-cash dividends or other distributions paid pro rata to all holders of II-VI common stock and, if applicable, holders of II-VI Series B convertible preferred stock, repurchases of junior stock of up to $100 million on an aggregate annual basis and dividends on junior stock in kind or in the form of other junior securities or securities convertible into or exchange for such junior securities). Moreover, under the investment agreement, following the closing of the initial investment and for so long as the investors beneficially own shares of II-VI Series B convertible preferred stock (or shares of II-VI common stock issued upon the conversion thereof) that represent, in the aggregate and on an as-converted basis, at least 25% of the number of shares of II-VI common stock, on an as-converted basis, that they held immediately following the completion of either the initial investment (if the subsequent investment has not occurred) or the equity financing, the investors will have the right to nominate one designee and to designate one observer to the II-VI board. Circumstances may occur in which the interests of the investors could conflict with the interests of II-VI’s other shareholders.

Risks Relating to the Combined Company Following the Merger

Although II-VI expects that its acquisition of Coherent will result in cost savings, synergies and other benefits, the combined company may not realize those benefits because of integration difficulties and other challenges.

The success of II-VI’s acquisition of Coherent will depend in large part on the success of the management of the combined company in integrating the customers, suppliers, manufacturing operations, quality systems, information systems, strategies, technologies and personnel of the two companies following the completion of the merger. The combined company may fail to realize some or all of the anticipated benefits of the merger if the integration process takes longer than expected or is more costly than expected. The failure of the combined company to meet the challenges involved in successfully integrating the operations of the two companies or to otherwise realize any of the anticipated benefits of the merger, including additional cost savings and synergies, could impair the operations of the combined company. In addition, II-VI anticipates that the overall integration of Coherent will be a time-consuming and expensive process that, without favorable market conditions proper planning and effective and timely implementation and leadership, could significantly disrupt the combined company’s business.

Potential difficulties the combined company may encounter in the integration process include the following:

•	the integration of management teams, strategies, technologies and operations, products and services;

•	the disruption of ongoing businesses and distraction of their respective management teams from ongoing business concerns;

•	the retention of and possible decrease in business from the existing customers of both companies;

•	the creation of uniform standards, controls, procedures, policies and information systems;

•	the reduction of the costs associated with each company’s operations;

•	the integration of corporate cultures and maintenance of employee morale;

•	the retention of key employees; and

•	potential unknown liabilities associated with the merger.

The anticipated cost savings, synergies and other benefits of the merger assume a successful integration of the companies and are based on projections and other assumptions, which are inherently uncertain. Even if integration is successful, anticipated cost savings, synergies and other benefits may not be achieved.

The market price of II-VI common stock may decline in the future as a result of the merger.

The market price of II-VI common stock may decline in the future as a result of the merger for a number of reasons, including:

•	the unsuccessful integration of Coherent and II-VI (including for the reasons set forth in the preceding risk factor); and

•	the failure of the combined company to achieve the perceived benefits of the merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

Many of these factors are beyond the control of II-VI. As a consequence, current II-VI shareholders and Coherent stockholders, who will become holders of II-VI common stock after completion of the merger, could lose the value of their investment in II-VI common stock.

The merger may not be accretive on the projected timeline and may cause dilution to the combined company’s earnings per share, which may negatively affect the market price of the II-VI common stock.

II-VI currently anticipates that the merger will be accretive to earnings per share (on an adjusted earnings basis) in the second year after the merger. This expectation is based on preliminary estimates which may materially change. The combined company could also encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the market price of II-VI common stock.

The combined company’s future results will suffer if it does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either II-VI’s or Coherent’s current businesses. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

II-VI and Coherent face competition, which is expected to intensify after the closing of the merger and which may reduce the market share and profits of II-VI after consummation of the merger.

Competition in the industries in which II-VI and Coherent operate is intense. Increased competition could hurt II-VI’s and Coherent’s businesses, hinder their market share expansion and lead to pricing pressures that may adversely impact their margins and revenues. If the combined company is unable to successfully compete following the merger, its business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

Following the consummation of the merger, the combined company’s competitive position could be weakened by strategic alliances or consolidation within the combined company’s industries or the development of new technologies by competitors. The combined company’s ability to compete successfully will depend on how well it markets its products and services and on its ability to anticipate and respond to various competitive factors affecting its industries, including changes in customer preferences, and changes in the product offerings or pricing strategies of the combined company’s competitors.

After the consummation of the merger, competition could materially adversely affect the combined company in several ways, including (i) the loss of customers and market share, (ii) the combined company’s need to lower prices or increase expenses to remain competitive and (iii) the loss of business relationships within II-VI’s existing markets.

II-VI is expected to incur substantial expenses related to the merger and integration.

II-VI is expected to incur substantial expenses in connection with the merger and the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, sales, payroll, pricing and benefits.

While II-VI has assumed that a certain level of expenses will be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that II-VI expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Following the consummation of the merger, II-VI will be bound by all of the obligations and liabilities of both companies.

Following the consummation of the merger, the combined company will become bound by all of the obligations and liabilities of Coherent in addition to II-VI’s obligations and liabilities existing prior to the consummation of the merger. Neither II-VI nor Coherent can predict the financial condition of the combined company at the time of the combination or the ability of the combined company to satisfy its obligations and liabilities.

The merger may result in a loss of suppliers and strategic alliances and may result in the termination of existing contracts.

Following the merger, some of the suppliers of II-VI or Coherent may increase prices or may terminate or scale back their business relationship with, or even become competitors of, the combined company. II-VI and Coherent have contracts with suppliers, vendors, and other business partners which may require II-VI or Coherent to obtain consents from these other parties in connection with the merger, which may not be obtained at all or on favorable terms. If supplier relationships or strategic alliances are adversely affected by the merger, or if the combined company, following the merger, loses the benefits of the contracts of II-VI or Coherent, the combined company’s business and financial performance could suffer.

Following the merger, the combined company will have a substantial amount of debt, which could adversely affect its business, financial condition or results of operations and prevent it from fulfilling its debt-related obligations.

Following the merger, the combined company will have a substantial amount of debt. As of December 31, 2020, on a pro forma basis, the combined company would have had approximately $4.9 billion of outstanding long-term debt (including under its outstanding debt securities and borrowings under II-VI’s credit facilities). The combined company’s substantial debt could have important consequences for the holders of II-VI common stock, including:

•	making it more difficult for the combined company to satisfy its obligations with respect to its debt or to its trade or other creditors;

•	increasing the combined company’s vulnerability to adverse economic or industry conditions;

•	limiting the combined company’s ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•	requiring the combined company to pay higher interest rates upon refinancing or on the combined company’s variable rate indebtedness if interest rates rise;

•

requiring a substantial portion of the combined company’s cash flows from operations and the proceeds of any capital markets offerings or loan borrowings for the payment of interest on the combined company’s debt and reducing the combined company’s ability to use its cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting the combined company’s flexibility in planning for, or reacting to, changes in its business and the industries in which it operates; and

•	placing the combined company at a competitive disadvantage to less leveraged competitors.

The combined company may not generate sufficient cash flow from operations, together with any future borrowings, to enable the combined company to pay its indebtedness, or to fund the combined company’s other liquidity needs. The combined company may need to refinance all or a portion of its indebtedness, on or before its maturity. The combined company may not be able to refinance any of its indebtedness on commercially reasonable terms or at all. In addition, the combined company may incur additional indebtedness in order to finance its operations, to fund acquisitions, or to repay existing indebtedness. If the combined company cannot service its indebtedness, it may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Any such actions, if necessary, may not be able to be effected on commercially reasonable terms or at all, or on terms that would be advantageous to the combined company’s stockholders or on terms that would not require II-VI to breach the terms and conditions of its existing or future debt agreements.

Risks Relating to II-VI’s Business

You should read and consider risk factors specific to II-VI’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 and in other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Coherent’s Business

You should read and consider risk factors specific to Coherent’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Coherent’s Annual Report on Form 10-K for the fiscal year ended October 3, 2020, in Coherent’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 2, 2021 and in other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE II-VI SPECIAL MEETING

This section contains information for II-VI shareholders about the special meeting that II-VI has called to allow II-VI shareholders to consider and vote on the II-VI share issuance proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of II-VI shareholders and a form of proxy card that the II-VI board is soliciting for use at the II-VI special meeting and at any adjournments or postponements of the II-VI special meeting.

Date, Time and Place of the Meeting

The II-VI special meeting will be held virtually on                , 2021, at                , Eastern Time.

In light of ongoing developments related to the COVID-19 pandemic, II-VI has elected to hold the II-VI special meeting solely by means of remote communication via live webcast. II-VI shareholders will be able to virtually attend and vote at the II-VI special meeting by visiting www.virtualshareholdermeeting.com/IIVI2021SM. II-VI shareholders must first register at the special meeting website in order to obtain a unique meeting invitation by electronic mail.

II-VI has retained Broadridge Financial Solutions, Inc. to host the live webcast of the II-VI special meeting. You may call the technical support number that will be available 30 minutes before the II-VI special meeting begins at www.virtualshareholdermeeting.com/IIVI2021SM if you encounter any technical difficulty logging-in or otherwise accessing the II-VI special meeting.

Matters to Be Considered

At the II-VI special meeting, II-VI shareholders will be asked to consider and vote upon the following proposals:

•	the II-VI share issuance proposal; and

•	the II-VI adjournment proposal.

II-VI will not transact on other business at the II-VI special meeting, except for business properly brought before the II-VI special meeting or any adjournment or postponement thereof.

Recommendation of the II-VI Board

The II-VI board recommends that you vote “FOR” the II-VI share issuance proposal and “FOR” the II-VI adjournment proposal. See “The Merger—II-VI’s Reasons for the Merger; Recommendation of the II-VI Board” beginning on page 122 of this joint proxy statement/prospectus for a more detailed discussion of the II-VI board’s recommendation.

Record Date and Quorum

The II-VI board has fixed the close of business on                , 2021 as the II-VI record date for determination of II-VI shareholders entitled to notice of and to vote at the II-VI special meeting. On the II-VI record date, there were                 shares of II-VI common stock outstanding.

The presence, in person (virtually) or represented by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the II-VI record date will constitute a quorum at the II-VI special meeting. If you are a II-VI shareholder and you fail to submit a proxy or to vote at the II-VI special meeting, your shares of II-VI common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum. There must be a quorum for votes on the II-VI share issuance proposal to be taken at the II-VI special meeting. If there is no quorum, the II-VI special meeting may be adjourned or postponed to another date if the II-VI adjournment proposal is approved at the II-VI special meeting.

At the II-VI special meeting, each share of II-VI common stock is entitled to one (1) vote on all matters properly submitted to II-VI shareholders.

As of the II-VI record date, II-VI directors and executive officers and their affiliates owned and were entitled to vote approximately                shares of II-VI common stock (which aggregate number is inclusive of restricted shares of II-VI common stock, II-VI common stock underlying granted but unvested II-VI restricted stock units, II-VI stock options exercisable within 60 days of the record date, II-VI restricted stock units vesting within 60 days of the record date, and II-VI common stock indirectly owned), representing approximately                 % of the outstanding shares of II-VI common stock. We currently expect that II-VI’s directors and executive officers will vote their shares in favor of the II-VI share issuance proposal, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote

II-VI share issuance proposal:

•

Vote required: Assuming that a quorum is present, approval of the II-VI share issuance proposal requires the affirmative vote of at least a majority of the votes cast by II-VI shareholders present at the II-VI special meeting, in person or by proxy. This vote will satisfy the vote requirements of Listing Rule 5635(d) of Nasdaq with respect to the II-VI share issuance proposal.

•

Effect of abstentions and failures to vote: If you mark “ABSTAIN” on your proxy, it will have no effect on the II-VI share issuance proposal. If you fail to submit a proxy or to vote at the II-VI special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the II-VI share issuance proposal, your shares will not be deemed to be represented at the II-VI special meeting, and it will have no effect on the II-VI share issuance proposal.

II-VI adjournment proposal:

•

Vote required: Approval of the II-VI adjournment proposal requires the affirmative vote of at least a majority of the votes that all II-VI shareholders present at the II-VI special meeting, in person or by proxy, are entitled to cast.

•

Effect of abstentions and failures to vote: If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the II-VI adjournment proposal. If you fail to submit a proxy or to vote at the II-VI special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the II-VI adjournment proposal, your shares will not be deemed to be represented at the II-VI special meeting, and it will have no effect on the II-VI adjournment proposal.

For more information on attending and voting at the II-VI special meeting, see “—Virtually Attending the II-VI Special Meeting” below in this joint proxy statement/prospectus.

Virtually Attending the II-VI Special Meeting

If you wish to virtually attend the II-VI special meeting via the II-VI special meeting website, you must (i) be a II-VI shareholder of record at the close of business on                , 2021, (ii) hold your shares of II-VI common stock beneficially in the name of a broker, bank or other nominee as of the II-VI record date or (iii) hold a valid proxy for the II-VI special meeting.

To enter the II-VI special meeting website and virtually attend the II-VI special meeting, you must first register at the II-VI special meeting website by visiting www.virtualshareholdermeeting.com/IIVI2021SM in order to obtain a unique meeting invitation by email. If you hold your shares of II-VI common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the II-VI special meeting via the II-VI special meeting website, you must provide a legal proxy from your bank, broker or other nominee during registration to obtain a virtual control number. If you are unable to obtain a legal proxy from your bank, broker or other nominee, you will be able to register to attend the II-VI special meeting, but may not vote your shares at the II-VI special meeting.

If you plan to virtually attend and vote at the II-VI special meeting via the II-VI special meeting website, II-VI still encourages you to submit your voting instructions in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the II-VI special meeting via the II-VI special meeting website. Submitting your proxy by the Internet, telephone or mail will not limit your right to virtually attend and vote at the II-VI special meeting via the II-VI special meeting website if you later decide to do so.

Proxies

A II-VI shareholder may vote by in person (virtually) or by proxy at the II-VI special meeting. If you hold your shares of II-VI common stock in your name as a holder of record, to submit a proxy, you, as a II-VI shareholder, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

II-VI requests that II-VI shareholders submit a proxy by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to II-VI as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of II-VI common stock represented by it will be voted at the II-VI special meeting in accordance with the instructions contained on the proxy card.

If your shares are held in “street name” by a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order to vote your shares of II-VI common stock, which will identify which of the above choices are available to you in order to submit a proxy.

If you submit your voting instructions by proxy, regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution and resubstitution, will vote your shares of II-VI common stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of II-VI common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the II-VI special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of II-VI common stock should be voted on a matter, the shares of II-VI common stock represented by your properly signed proxy will be voted “FOR” the II-VI share issuance proposal and “FOR” the II-VI adjournment proposal.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or submit a proxy via the Internet or by telephone, whether or not you plan to attend the II-VI special meeting. Sending in your proxy card by mail, by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted at the meeting.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

You may not vote shares held in “street name” by returning a proxy card directly to II-VI or by voting at the II-VI special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee. If you choose to vote your shares at the II-VI special meeting, please bring proof of identification and the proxy from your bank, broker or other nominee.

Further, brokers, banks or other nominees who hold shares of II-VI common stock on behalf of their customers may not give a proxy to II-VI to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the II-VI special meeting.

Revocability of Proxies

If you are a II-VI shareholder of record, you may revoke your proxy at any time before it is voted by:

•

submitting a written notice of revocation to II-VI’s Secretary prior to the II-VI special meeting, which notice must bear a date later than the date of the previously submitted proxy and be received by II-VI’s Secretary prior to the II-VI special meeting;

•	signing and returning a new proxy card with a later date;

•	submitting your voting instructions by telephone or the Internet at a later time; or

•	attending and voting at the II-VI special meeting or revoking your proxy in person.

If you hold your shares of II-VI common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance at the II-VI special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by II-VI after the vote will not affect the vote. II-VI’s Secretary’s mailing address is: II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, Attn: Secretary. If the II-VI special meeting is postponed or adjourned, it will not affect the ability of II-VI shareholders as of the II-VI record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Adjournments and Postponements

Although it is not currently expected, the II-VI special meeting may be adjourned or postponed on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the II-VI special meeting to approve the II-VI share issuance proposal or if a quorum is not present at the II-VI special meeting.

II-VI may also postpone or adjourn the II-VI special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by II-VI shareholders prior to the II-VI special meeting.

An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of II-VI common stock present in person or represented by proxy and entitled to vote thereon.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to II-VI shareholders residing at the same address, unless such II-VI shareholders have notified II-VI of their desire to receive multiple copies of the joint proxy statement/prospectus.

II-VI will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any II-VI shareholders residing at an address to which only one copy of such document was mailed. A II-VI shareholder who wishes to receive a separate copy of this joint proxy statement/prospectus may obtain one, without charge, by sending a request to II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, Attention: Mark Lourie or by calling (724) 352-4455.

Solicitation of Proxies; Payment of Solicitation Expenses

This joint proxy statement/prospectus is being provided to holders of shares of II-VI common stock in connection with the solicitation of proxies by the II-VI board to be voted at the II-VI special meeting and at any adjournments or postponements of the II-VI special meeting. II-VI will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the II-VI special meeting.

To assist in the solicitation of proxies, II-VI has retained MacKenzie Partners, Inc., for a fee of $25,000 plus reimbursement of out-of-pocket expenses for its services. II-VI and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of II-VI common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of II-VI. No additional compensation will be paid to our directors, officers or employees for solicitation.

Other Matters to Come Before the II-VI Special Meeting

II-VI management knows of no other business to be presented at the II-VI special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the II-VI board’s recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding II-VI’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact II-VI at II-VI Incorporated, 375 Saxonburg, PA 16056, Attention: Mark Lourie, Telephone (724) 352-4455.

II-VI PROPOSALS

Proposal 1: II-VI Share Issuance Proposal

II-VI is asking II-VI shareholders to approve the issuance of (i) shares of II-VI common stock pursuant to the terms of the merger agreement in the amounts necessary to complete the merger, (ii) shares of II-VI Series B-2 convertible preferred stock in the subsequent investment pursuant to the terms of the investment agreement and (iii) shares of II-VI common stock upon any conversion of the II-VI Series B convertible preferred stock issued in the equity financing. II-VI shareholders should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the investment agreement, the statement with respect to shares, the merger, the equity financing, the issuance of shares of II-VI common stock in connection with the merger, the issuance of shares of II-VI Series B convertible preferred stock in connection with the equity financing and the other transactions contemplated by the merger agreement and the investment agreement.

A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A and a summary of the terms is included under “The Merger Agreement” beginning on page 154 of this joint proxy statement/prospectus. A copy of each of the investment agreement and statement with respect to shares is attached to this joint proxy statement/prospectus as Annex B and Annex C, respectively, and a summary of each of the investment agreement and statement with respect to shares is included under “The Investment Agreement and the Statement with Respect to Shares” beginning on page 181 of this joint proxy statement/prospectus.

After careful consideration, the II-VI board determined that the merger, the merger agreement, the investment agreement and the transactions contemplated by the merger agreement and the investment agreement are advisable and in the best interests of II-VI and II-VI shareholders and adopted and approved the merger agreement, the investment agreement, the merger and the other transactions contemplated by the merger agreement and the investment agreement. Accordingly, the II-VI board directed that the II-VI share issuance proposal be submitted to II-VI shareholders and recommended that II-VI shareholders approve the II-VI share issuance proposal. See “The Merger—II-VI’s Reasons for the Merger; Recommendation of the II-VI Board” beginning on page 122 of this joint proxy statement/prospectus for a more detailed discussion of the II-VI board’s recommendation.

The II-VI board recommends a vote “FOR” the II-VI share issuance proposal.

Proposal 2: II-VI Adjournment Proposal

The II-VI special meeting may be adjourned to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the II-VI special meeting to approve the II-VI share issuance proposal.

If, at the II-VI special meeting, the number of shares of II-VI common stock present or represented and voting in favor of the II-VI share issuance proposal is insufficient to approve the II-VI share issuance proposal, II-VI intends to move to adjourn the II-VI special meeting in order to enable the II-VI board to solicit additional proxies for approval of the share issuance. In that event, II-VI will ask II-VI shareholders to vote upon the II-VI adjournment proposal, but not the II-VI share issuance proposal. II-VI does not intend to call a vote on the II-VI adjournment proposal to solicit additional proxies if the II-VI share issuance proposal is approved at the II-VI special meeting. Any determination of whether it is necessary or appropriate to adjourn the II-VI special meeting to solicit additional proxies will be made on or behalf of II-VI by the presiding officer of the II-VI special meeting (as determined in accordance with the II-VI bylaws) and will be consistent with the terms of the merger agreement.

In this proposal, II-VI is asking II-VI shareholders to authorize the holder of any proxy solicited by the II-VI board on a discretionary basis to vote in favor of adjourning the II-VI special meeting to another time and place (if any) for the purpose of soliciting additional proxies, including the solicitation of proxies from II-VI shareholders who have previously voted.

The II-VI board recommends a vote “FOR” the II-VI adjournment proposal.

THE COHERENT SPECIAL MEETING

This section contains information for Coherent stockholders about the special meeting that Coherent has called to allow Coherent stockholders to consider and vote on the merger agreement and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of Coherent stockholders and a form of proxy card that the Coherent board is soliciting for use at the Coherent special meeting and at any adjournments or postponements of the Coherent special meeting.

Date, Time and Place of the Meeting

The Coherent special meeting is scheduled to be held virtually via live webcast on                , 2021, beginning at                 Pacific Time, unless postponed to a later date.

In light of ongoing developments related to the COVID-19 pandemic, Coherent has elected to hold the Coherent special meeting solely by means of remote communication via live webcast. Coherent stockholders will be able to virtually attend and vote at the Coherent special meeting by visiting www.virtualshareholdermeeting.com/COHR2021SM. Coherent stockholders must first register at the special meeting website in order to obtain a unique meeting invitation by electronic mail. Coherent stockholders may request access to the list of Coherent stockholders entitled to vote at the Coherent special meeting during the live webcast.

Coherent has retained Broadridge LLC to host the live webcast of the Coherent special meeting. On the day of the Coherent special meeting, Broadridge LLC may be contacted toll-free at (800) 542-1061 to answer any questions regarding how to virtually attend the Coherent special meeting or if you encounter any technical difficulty accessing or during the Coherent special meeting.

Matters to Be Considered

At the Coherent special meeting, holders of Coherent common stock will be asked to consider and vote upon the following proposals:

•	the Coherent merger proposal;

•	the Coherent compensation proposal; and

•	the Coherent adjournment proposal.

Recommendation of the Coherent Board

The Coherent board recommends that you vote “FOR” the Coherent merger proposal, “FOR” the Coherent compensation proposal and “FOR” the Coherent adjournment proposal. See “The Merger—Coherent’s Reasons for the Merger; Recommendation of the Coherent Board” beginning on page 97 of this joint proxy statement/prospectus for a more detailed discussion of the Coherent board’s recommendation.

Record Date and Quorum

The Coherent board has fixed the close of business on                , 2021 as the Coherent record date for determination of Coherent stockholders entitled to notice of and to vote at the Coherent special meeting. On the Coherent record date, there were                shares of Coherent common stock outstanding.

Holders of a majority of the shares of Coherent common stock outstanding on the record date must be present, either virtually at the Coherent special meeting or by proxy, to constitute a quorum at the Coherent special meeting. If you are a Coherent stockholder and you fail to submit a proxy or to attend the Coherent special meeting, your shares of Coherent common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

At the Coherent special meeting, each share of Coherent common stock is entitled to one vote on all matters properly submitted to holders of Coherent common stock.

As of the Coherent record date, Coherent directors and executive officers and their affiliates owned and were entitled to vote approximately                shares of Coherent common stock (which aggregate number is inclusive of Coherent RSUs vesting within 60 days of the Coherent record date and Coherent common stock indirectly owned), representing approximately                 percent (                %) of the outstanding shares of Coherent common stock. We currently expect that Coherent’s directors and executive officers will vote their shares in favor of the Coherent merger proposal, although none of them has entered into any agreements obligating them to do so.

Vote Required; Treatment of Abstentions and Failure to Vote

Coherent merger proposal:

•	Vote required: Approval of the Coherent merger proposal requires the affirmative vote of a majority of the outstanding shares of Coherent common stock entitled to vote on the Coherent merger proposal.

•

Effect of abstentions and failures to vote: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or attend the Coherent special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Coherent merger proposal, it will have the same effect as a vote “AGAINST” the Coherent merger proposal.

Coherent compensation proposal:

•

Vote required: Approval of the Coherent compensation proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the Coherent compensation proposal.

•

Effect of abstentions and failures to vote: If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Coherent adjournment proposal. If you fail to submit a proxy or to attend the Coherent special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Coherent compensation proposal, your shares will not be deemed to be represented at the Coherent special meeting, and it will have no effect on the Coherent compensation proposal.

Coherent adjournment proposal:

•

Vote required: Approval of the Coherent adjournment proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the Coherent adjournment proposal.

•

Effect of abstentions and failures to vote: If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Coherent adjournment proposal. If you fail to submit a proxy or to attend the Coherent special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Coherent adjournment proposal, your shares will not be deemed to be represented at the Coherent special meeting, and it will have no effect on the Coherent adjournment proposal.

Virtually Attending the Coherent Special Meeting

If you wish to virtually attend the Coherent special meeting via the Coherent special meeting website, you must (i) be a Coherent stockholder of record at the close of business on                , 2021, (ii) hold your shares of Coherent common stock beneficially in the name of a broker, bank or other nominee as of the Coherent record date or (iii) hold a valid proxy for the Coherent special meeting.

To enter the Coherent special meeting website and virtually attend the Coherent special meeting, you must first register at the Coherent special meeting website by visiting www.virtualshareholdermeeting.com/COHR2021SM in order to obtain a unique meeting invitation by email. If you hold your shares of Coherent common stock in street name beneficially through a broker, bank or other nominee and you wish to virtually attend and vote at the Coherent special meeting via the Coherent special meeting website, you must provide a legal proxy from your bank, broker or other nominee during registration to obtain a virtual control number. If you are unable to obtain a legal proxy from your bank, broker or other nominee, you will be able to register to attend the Coherent special meeting, but may not vote your shares at the Coherent special meeting.

If you plan to virtually attend and vote at the Coherent special meeting via the Coherent special meeting website, Coherent still encourages you to submit your voting instructions in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to virtually attend the Coherent special meeting via the Coherent special meeting website. Submitting your proxy by the Internet, telephone or mail will not limit your right to virtually attend and vote at the Coherent special meeting via the Coherent special meeting website if you later decide to do so.

Proxies

A holder of shares of Coherent common stock may vote in person (virtually) or by proxy at the Coherent special meeting. If you hold your shares in your name as a holder of record, to submit a proxy, you, as a holder of Coherent shares, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Coherent requests that holders of Coherent shares submit a proxy by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Coherent as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares represented by it will be voted at the Coherent special meeting in accordance with the instructions contained on the proxy card.

If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should check the voting form used by that firm to determine whether the holder may submit a proxy by telephone or the Internet.

If you submit your voting instructions by proxy, regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution and resubstitution, will vote your shares of Coherent common stock in the way that you indicate. When completing the telephone or Internet processes or the proxy card, you may specify whether your shares of Coherent common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the Coherent special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Coherent common stock should be voted on a matter, the shares of Coherent common stock represented by your properly signed proxy will be voted “FOR” the Coherent merger proposal, “FOR” the Coherent compensation proposal and “FOR” the Coherent adjournment proposal.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or submit a proxy via the Internet or by telephone, whether or not you plan to attend the Coherent special meeting. Sending in your proxy card by mail, by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted at the meeting.

Shares Held in Street Name

If your shares of Coherent common stock are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

You may not vote shares of Coherent common stock held in “street name” by returning a proxy card directly to Coherent or by voting at the Coherent special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee. If you choose to vote your shares at the Coherent special meeting, please bring proof of identification.

Further, brokers, banks or other nominees who hold shares on behalf of their customers may not give a proxy to Coherent to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Coherent special meeting.

Revocability of Proxies

If you are a holder of shares of Coherent common stock of record, you may revoke your proxy at any time before it is voted by:

•

submitting a written notice of revocation to Coherent’s corporate secretary prior to the Coherent special meeting, which notice must bear a date later than the date of the previously submitted proxy and be received by Coherent’s corporate secretary prior to the Coherent special meeting ;

•	signing and returning a new proxy card with a later date;

•	submitting your voting instructions by telephone or the Internet at a later time; or

•	attending and voting at the Coherent special meeting or revoking your proxy in person.

If you hold your shares of Coherent common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance at the Coherent special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Coherent after the vote will not affect the vote. Coherent’s corporate secretary’s mailing address is: Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attention: Corporate Secretary. If the Coherent special meeting is postponed or adjourned, it will not affect the ability of holders of Coherent common stock as of the Coherent record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Adjournments and Postponements

Although it is not currently expected, the Coherent special meeting may be adjourned or postponed on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Coherent special meeting to adopt the Coherent merger proposal or if a quorum is not present at the Coherent special meeting.

Coherent may also postpone or adjourn the Coherent special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Coherent stockholders prior to the Coherent special meeting.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to holders of Coherent common stock residing at the same address, unless such holders of Coherent common stock have notified Coherent of their desire to receive multiple copies of the joint proxy statement/prospectus.

Coherent will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Coherent common stock residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations at (408) 764-4110 or investor.relations@coherent.com or Coherent’s proxy solicitor, Georgeson LLC by calling toll-free at (888) 666-2580.

Solicitation of Proxies; Payment of Solicitation Expenses

This joint proxy statement/prospectus is being provided to holders of shares of Coherent common stock in connection with the solicitation of proxies by the Coherent board to be voted at the Coherent special meeting and at any adjournments or postponements of the Coherent special meeting. Coherent will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this joint proxy statement/prospectus for the Coherent special meeting.

To assist in the solicitation of proxies, Coherent has retained Georgeson LLC and estimates it will pay Georgeson LLC a fee of approximately $25,000 plus reimbursement of out-of-pocket expenses for Georgeson LLC’s services. Coherent and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of Coherent common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Coherent. No additional compensation will be paid to our directors, officers or employees for solicitation.

You should not send in any Coherent stock certificates with your proxy card (or, if you hold your shares in “street name” your voting instruction card). If the merger closes, the exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to holders of Coherent common stock as soon as practicable after completion of the merger.

Other Matters to Come Before the Coherent Special Meeting

Coherent management knows of no other business to be presented at the Coherent special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Coherent board’s recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Coherent’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at (408) 764-4110 or investor.relations@coherent.com or Coherent’s proxy solicitor, Georgeson LLC, by calling toll-free at (888) 666-2580.

COHERENT PROPOSALS

Proposal 1: Coherent Merger Proposal

Coherent is asking holders of Coherent common stock to adopt the merger agreement and the transactions contemplated thereby. Holders of Coherent common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Coherent board unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “The Merger—Coherent’s Reasons for the Merger; Recommendation of the Coherent Board” beginning on page 97 of this joint proxy statement/prospectus for a more detailed discussion of the Coherent board’s recommendation.

The Coherent board recommends a vote “FOR” the Coherent merger proposal.

Proposal 2: Coherent Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21 thereunder, Coherent is seeking a non-binding, advisory stockholder approval of the compensation of Coherent’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Interests of Coherent’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 142 of this joint proxy statement/prospectus. The proposal gives holders of Coherent common stock the opportunity to express their views on the merger-related compensation of Coherent’s named executive officers.

Accordingly, Coherent is asking holders of Coherent common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Coherent named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Coherent’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” are hereby APPROVED.”

The vote on the advisory compensation proposal is a vote separate and apart from the votes on the proposals to approve the Coherent merger proposal and approve the Coherent adjournment proposal. Accordingly, if you are a holder of Coherent common stock, you may vote to approve the Coherent merger proposal and/or the Coherent adjournment proposal and vote not to approve the Coherent compensation proposal, and vice versa. If the merger is completed, the merger-related compensation will be paid to Coherent’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Coherent common stock fail to approve the advisory vote regarding merger-related compensation.

The Coherent board unanimously recommends a vote “FOR” the advisory Coherent compensation proposal.

Proposal 3: Coherent Adjournment Proposal

The Coherent special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Coherent special meeting to approve the Coherent merger proposal, to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Coherent stockholders or to constitute a quorum.

If, at the Coherent special meeting, the number of shares of Coherent common stock present or represented and voting in favor of the Coherent merger proposal is insufficient to approve the Coherent merger proposal, Coherent intends to move to adjourn the Coherent special meeting in order to enable the Coherent board to solicit additional proxies for approval of the merger. In that event, unless the chair of the meeting adjourns the meeting without stockholder action, Coherent will ask holders of Coherent common stock to vote upon the Coherent adjournment proposal, but not the Coherent merger proposal or the Coherent compensation proposal.

In this proposal, Coherent is asking holders of Coherent common stock to authorize the holder of any proxy solicited by the Coherent board on a discretionary basis to vote in favor of adjourning the Coherent special meeting to another time and place, if any, for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Coherent common stock who have previously voted.

The Coherent board recommends a vote “FOR” the Coherent adjournment proposal.

INFORMATION ABOUT II-VI AND MERGER SUB

II-VI

II-VI Incorporated, a Pennsylvania corporation, is a global leader in engineered materials and optoelectronic components, and is a vertically integrated manufacturing company that develops, manufactures and markets engineered materials and optoelectronic components and devices for precision use in industrial materials processing, optical communications, aerospace and defense, consumer electronics, semiconductor capital equipment, life sciences and automotive applications. Headquartered in Saxonburg, Pennsylvania, II-VI has research and development, manufacturing, sales, service, and distribution facilities worldwide. II-VI produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to enable its customers.

II-VI common stock is traded on Nasdaq under the symbol “IIVI.”

II-VI’s world headquarters are located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. The telephone number at that location is (724) 352-4455. Additional information about II-VI can be found at www.II-VI.com and in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

Merger Sub

Watson Merger Sub Inc., a wholly owned subsidiary of II-VI, is a Delaware corporation incorporated on March 4, 2021 for the purpose of effecting the merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. Merger Sub’s headquarters are located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. The telephone number at that location is (724) 352-4455.

INFORMATION ABOUT COHERENT

Coherent, Inc., a Delaware corporation, is one of the world’s leading providers of lasers, laser-based technologies and laser-based system solutions in a broad range of commercial, industrial and scientific applications. Coherent designs, manufactures, services and markets lasers and related accessories for a diverse group of customers. Since inception in 1966, Coherent has grown through internal expansion and through strategic acquisitions of complementary businesses, technologies, intellectual property, manufacturing processes and product offerings.

Coherent common stock is traded on Nasdaq under the symbol “COHR.” Coherent’s headquarters are located at 5100 Patrick Henry Drive, Santa Clara, California 95054. The telephone number at that location is (408) 764-4000. Additional information about Coherent can be found at www.coherent.com and in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

THE MERGER

This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page  243 of this joint proxy statement/prospectus.

Terms of the Merger

Each of the Coherent board and the II-VI board has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The merger agreement provides that Merger Sub will merge with and into Coherent, with Coherent surviving the merger as a wholly owned subsidiary of II-VI. The II-VI board has also approved the investment agreement, the statement with respect to shares, the equity financing and the other transactions contemplated by the investment agreement.

In the merger, each share of Coherent common stock issued and outstanding immediately prior to the effective time (other than certain shares of Coherent common stock that are cancelled shares or dissenting shares) will be converted into the right to receive $220.00 in cash and 0.91 of a share of II-VI common stock. Holders of Coherent common stock will receive cash in lieu of fractional shares.

Coherent stockholders are being asked to adopt the merger agreement. II-VI shareholders are being asked to approve the issuance of shares of II-VI common stock pursuant to the terms of the merger agreement in the amounts necessary to complete the merger, the issuance of shares of II-VI Series B-2 convertible preferred stock in the subsequent investment pursuant to the terms of the investment agreement, and the issuance of shares of II-VI common stock upon any conversion of the II-VI Series B convertible preferred stock issued in the equity financing. See “The Merger Agreement” beginning on page 154 of this joint proxy statement/prospectus for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement. See “The Investment Agreement and the Statement with Respect to Shares—The Investment Agreement” beginning on page  182 of this joint proxy statement/prospectus for additional and more detailed information regarding the investment agreement.

Background of the Merger

In the ordinary course of their respective businesses, senior management and the boards of directors of each of Coherent and II-VI regularly review, assess and discuss developments in their markets, their company’s performance, strategy and competitive position in their markets and potential strategic initiatives and alternatives in light of economic and market conditions. A centerpiece of these discussions is often the customer-supplier nature of the commercial relationship. As part of these ongoing reviews, from time to time each of Coherent and II-VI have discussed with other parties potential business combinations, joint ventures, strategic alliances and other strategic transactions that might advance their mutual strategic objectives.

In fall 2019, Dr. John Ambroseo, then-Chief Executive Officer and President of Coherent, met with Alan S. Lowe, Chief Executive Officer of Lumentum Holdings Inc. (which we refer to as “Lumentum”), when Mr. Lowe expressed Lumentum’s interest in a potential merger with Coherent. Dr. Ambroseo did not express support or opposition to a merger and indicated he would discuss the matter with the Coherent board.

On October 4, 2019, Lumentum sent Dr. Ambroseo a written indication of interest in acquiring Coherent at a price of $166.55 per share payable in Lumentum stock, which was promptly shared with the Coherent board.

On October 11, 2019, at Coherent’s request, BofA Securities sent Coherent a relationship disclosure memorandum, which disclosure included fees that BofA Securities and its affiliates had earned in recent years from Lumentum and Coherent, which was shared with the Coherent board.

On October 14, 2019, the Coherent board met in person. Coherent’s management team and representatives of BofA Securities attended the meeting, with representatives of BofA Securities attending telephonically. Dr. Ambroseo recounted his meeting with Mr. Lowe and described his assessment of Lumentum’s proposal in light of his view of Coherent’s business outlook, opportunities, challenges and risks, as well as Coherent’s pending leadership transition following Dr. Ambroseo’s planned retirement. Representatives of BofA Securities presented a preliminary financial analysis of Lumentum’s proposal, including the relative stock trading histories of Coherent and Lumentum, and a pro forma combination analysis, derived in part from each of Coherent’s and Lumentum’s publicly available financial results and Wall Street estimates of each of Coherent’s and Lumentum’s future financial results. After discussion, the Coherent board determined that Coherent’s business plans and strategies presented a better opportunity to create long-term value for Coherent’s stockholders than Lumentum’s proposed merger, and accordingly instructed Dr. Ambroseo to inform Lumentum that the Coherent board was not interested in exploring a merger with Lumentum based on Lumentum’s proposal. Dr. Ambroseo subsequently informed Mr. Lowe of the Coherent board’s decision and delivered a letter to Lumentum reflecting Coherent’s response to Lumentum’s proposal. The Coherent board also discussed the relationship disclosure memorandum received from BofA Securities on October 11, 2019, a copy of which had been made available to the Coherent board prior to the meeting. After consulting with its legal advisors, the Coherent board determined that the information in BofA Securities’ disclosure memorandum did not present any conflicts of interest that suggested BofA Securities was not qualified to advise Coherent in connection with a potential transaction with Lumentum.

On October 16, 2019, Dr. Ambroseo met with Mr. Lowe at Mr. Lowe’s request to discuss further the Coherent board’s reasoning behind rejecting Lumentum’s October 4, 2019 proposal, where Mr. Lowe expressed that he would discuss the proposed transaction further with the Lumentum board and that he expected Lumentum to submit an enhanced offer following further internal discussions.

On October 29, 2019, Lumentum sent Dr. Ambroseo a revised indication of interest in acquiring Coherent for $173.00 to $178.00 per share, 20% of which would be payable in cash and 80% of which would be payable in Lumentum stock, which was promptly shared with the Coherent board. Shortly thereafter, Mr. Lowe called Dr. Ambroseo to reiterate Lumentum’s strong interest in acquiring Coherent.

On November 7, 2019, the Coherent board met in person. Coherent’s management team and representatives of BofA Securities attended the meeting, with representatives of BofA Securities attending telephonically. Dr. Ambroseo recounted his most recent discussion with Mr. Lowe and his assessment of Lumentum’s October 29 proposal in light of his view of Coherent’s business outlook, opportunities, challenges and risks. Representatives of BofA Securities presented a preliminary financial analysis of Lumentum’s October 29 proposal, including the relative stock trading histories of Coherent and Lumentum, a preliminary valuation analysis of Coherent based on the financial plans of Coherent’s management which recently had been reviewed and unanimously approved by the Coherent board on September 25, 2019, and a pro forma combination analysis, derived in part from Coherent’s management projections and Lumentum’s publicly available financial results and Wall Street estimates of Lumentum’s future financial results. After discussion, the Coherent board again determined that Coherent’s business plans and strategies presented a better opportunity to create long-term value for Coherent’s stockholders, and accordingly instructed Dr. Ambroseo to inform Lumentum again that the Coherent board was not interested in exploring a merger with Lumentum based on Lumentum’s October 29 proposal and Dr. Ambroseo informed Mr. Lowe of the Coherent board’s decision.

On November 11, 2019, Dr. Ambroseo met with Mr. Lowe at Mr. Lowe’s request to discuss further the Coherent board’s reasoning behind rejecting Lumentum’s October 29, 2019 proposal. Dr. Ambroseo and Mr. Lowe discussed the timing of a potential transaction and whether the parties might consider sharing internal projections at this juncture in order for Lumentum to provide a further enhanced proposal to acquire Coherent.

On November 18, 2019, Lumentum sent Dr. Ambroseo a revised indication of interest in acquiring Coherent for $195.00 per share but not specifying the precise mix of cash and stock consideration, which was promptly shared with the Coherent board.

On November 24, 2019, the Coherent board met by telephone conference. Coherent’s management team and representatives of BofA Securities and Skadden Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”), Coherent’s legal advisor, attended the meeting. Dr. Ambroseo described Lumentum’s November 18 proposal and his assessment of Lumentum’s latest proposal in light of his view of Coherent’s business outlook, opportunities, challenges and risks. Representatives of BofA Securities presented a preliminary financial analysis of Lumentum’s November 18 proposal, including the relative stock trading histories of Coherent and Lumentum, a preliminary valuation analysis of Coherent based on the financial plans of Coherent’s management which recently had been reviewed and unanimously approved by the Coherent board and a pro forma combination analysis, derived in part from Lumentum’s publicly available financial results and Wall Street estimates of Lumentum’s future financial results. After discussion, the Coherent board determined once again that Coherent’s business plans and strategies presented a better opportunity to create long-term value for Coherent’s stockholders, and accordingly instructed Dr. Ambroseo to inform Lumentum once again that the Coherent board was not interested in exploring a merger with Lumentum based on the terms of Lumentum’s November 18 proposal and Dr. Ambroseo informed Mr. Lowe of the Coherent board’s decision.

During or around November 2019, with the Coherent board’s knowledge, Dr. Ambroseo took telephone calls from Mr. Lowe. During these calls, Mr. Lowe expressed Lumentum’s continued interest in acquiring Coherent and Dr. Ambroseo observed that the Coherent board believed Lumentum’s latest proposal continued to undervalue Coherent. Dr. Ambroseo did not give Mr. Lowe any indication of values or prices at which the Coherent board would be willing to entertain merger discussions with Lumentum.

On January 5, 2020, Lumentum sent Dr. Ambroseo a revised indication of interest in acquiring Coherent for $217.50 per share, 50% of which would be payable in cash and 50% of which would be payable in Lumentum stock, which was promptly shared with the Coherent board.

On January 11, 2020, the Coherent board met by video conference. Coherent’s management team and representatives of Skadden attended the meeting. Dr. Ambroseo recounted his two most recent discussions with Mr. Lowe and described Lumentum’s January 5 proposal and his assessment of Lumentum’s latest proposal in light of his view of Coherent’s business outlook, opportunities, challenges and risks. Representatives of BofA Securities then presented a preliminary financial analysis of Lumentum’s January 5 proposal, including the relative stock trading histories of Coherent and Lumentum, a preliminary valuation analysis of Coherent based on the financial plans of Coherent’s management which recently had been reviewed and unanimously approved by the Coherent board and a pro forma combination analysis, derived in part from Coherent’s management projections and Lumentum’s publicly available financial results and Wall Street estimates of Lumentum’s future financial results. After discussion, the Coherent board concluded that Lumentum’s January 5 proposal continued to undervalue Coherent but nevertheless warranted further discussions with Lumentum so the Coherent board authorized management to meet with Lumentum management to discuss strategic alignment and synergies that might be available through combining their respective businesses. In addition, the Coherent board requested that Dr. Garry Rogerson, Chairman of the Coherent board, work with management to develop the information that would be presented at the meeting with Lumentum, and Dr. Rogerson spoke the next day with Steve Skaggs and Sandeep Vij, members of the Coherent board, to discuss the information to be sought from management for such purposes.

On January 20, 2020, Coherent and Lumentum entered into a customary non-disclosure agreement to facilitate the exchange of information between the parties, which included customary “standstill” provisions that did not include so-called “don’t ask, don’t waive” restrictions.

On January 21, 2020 and January 22, 2020, Coherent management met with Lumentum management to discuss strategic alignment and synergies that might be available through combining their respective businesses.

During this meeting, Coherent shared confidential information, including management’s long-term financial forecasts.

On February 7, 2020, following the management meeting between Coherent and Lumentum, Lumentum sent the Coherent board a revised indication of interest in acquiring Coherent for $222.50 per share, 50% of which would be paid in cash and 50% of which would be paid in Lumentum stock.

During the week of February 10, 2020, Dr. Ambroseo had a previously scheduled meeting with Dr. John T.C. Lee, President and Chief Executive Officer of MKS Instruments, Inc. (which we refer to herein as “MKS”), during which Dr. Lee expressed MKS’ interest in a potential business combination transaction with Coherent.

On February 15, 2020, the Coherent board met by telephone conference. Coherent’s management team and representatives of Skadden attended the meeting. The Coherent board discussed, among other things, the management meetings between Coherent’s and Lumentum’s management teams, as well as Lumentum’s February 7 proposal. After discussion, the Coherent board determined that Dr. Rogerson should, together with Coherent’s financial and legal advisors, continue to engage with Lumentum in an effort to obtain Lumentum’s best acquisition price and address the Coherent board’s concerns regarding transaction and value certainty. Representatives of Skadden provided advice regarding the Coherent board’s fiduciary duties in connection with its consideration of the transaction proposed by Lumentum. At this meeting, the Coherent board also discussed Dr. Ambroseo’s recent meeting with Dr. Lee and determined that representatives of BofA Securities should contact MKS’ financial advisors to assess the level of MKS’ interest in Coherent and determine if MKS would submit a written acquisition proposal on a timeframe that would enable the Coherent board to assess an MKS transaction in parallel with its consideration of a potential merger with Lumentum.

On February 17, 2020, at Coherent’s request, BofA Securities sent Coherent an updated relationship disclosure memorandum, dated as of February 6, 2020, which disclosure included fees that BofA Securities and its affiliates had earned in recent years from Lumentum, MKS and Coherent, which was shared with the Coherent board.

On February 18, 2020, at the Coherent board’s direction, representatives of BofA Securities contacted Lumentum’s financial advisors to request and negotiate an increased purchase price.

On February 19, 2020, at the Coherent board’s direction, representatives of BofA Securities contacted MKS’ financial advisors to gauge MKS’ interest in submitting a transaction proposal to the Coherent board.

On February 20, 2020, upon further discussion among representatives of Coherent and Lumentum, Lumentum sent Coherent a revised indication of interest in acquiring Coherent for $225.00 per share, 49% would be payable in cash and 51% of which would be payable in Lumentum stock, which was promptly shared with the Coherent board.

On February 24, 2020, MKS sent Coherent an indication of interest in acquiring Coherent for $195.00 per share, consisting of an unspecified mix of cash and stock consideration, which was promptly shared with the Coherent board.

On March 4, 2020, the Coherent board met by video conference. Coherent’s management team and representatives of BofA Securities and Skadden attended the meeting. Representatives of BofA Securities outlined Lumentum’s February 20 proposal and MKS’ February 24 proposal and presented a preliminary financial analysis of both transactions, including the relative stock trading histories of Coherent, Lumentum and MKS, a preliminary valuation analysis of Coherent based on the financial plans of Coherent’s management which recently had been reviewed and unanimously approved by the Coherent board and a pro forma combination analysis, derived in part from Lumentum’s publicly available financial results and Wall Street estimates of Lumentum’s future financial results and MKS’ publicly available financial results and Wall Street estimates of MKS’ future financial results. Dr. Rogerson updated the Coherent board on recent discussions with representatives of Lumentum and MKS since Coherent’s last board meeting. After discussion, the Coherent board determined to continue discussion with Lumentum based on its February 20 proposal but also continue discussions with MKS to determine if MKS would be willing to improve its acquisition proposal. The Coherent board also discussed the relationship disclosure memorandum received from BofA Securities on February 17, 2020 (dated as of February 6, 2020), a copy of which had been made available to the Coherent board prior to the meeting. After consulting with its legal advisors, the Coherent board determined that the information in BofA Securities’ disclosure memorandum did not present any conflicts of interest that suggested BofA Securities was not qualified to advise Coherent in connection with a potential transaction with Lumentum or MKS.

At this time, the COVID-19 pandemic was spreading around the world, lockdowns were imposed worldwide, economic outlooks were becoming uncertain and stock prices in the U.S. and elsewhere began to deteriorate significantly.

On March 9, 2020, Mr. Lowe and Dr. Rogerson spoke on the phone, which was memorialized in a letter of the same date, and Mr. Lowe indicated that Lumentum had decided to halt work on a potential transaction with Coherent given the potential economic impact of the COVID-19 pandemic and uncertainty in the global stock markets. As a result of this development and the COVID-19 pandemic gripping the globe, Coherent determined not to pursue further discussions with MKS at this time as well.

On March 10, 2020, Mr. Bret DiMarco, Executive Vice President, Chief Legal Officer and Corporate Secretary of Coherent, sent Ms. Judy Hamel, Senior Vice President, General Counsel and Secretary of Lumentum, a letter requesting that Lumentum return or destroy all Coherent confidential information provided to Lumentum under the terms of the non-disclosure agreement between Coherent and Lumentum.

On March 12, 2020, Dr. Vincent D. Mattera, Jr., Chief Executive Officer of II-VI, and Dr. Ambroseo had a dinner meeting in which they discussed a variety of industry topics. During the course of the meeting, Dr. Mattera raised the question of whether Coherent would be amenable to discussing a combination of II-VI and Coherent.

On April 6, 2020, Coherent announced the appointment of Mr. Andreas W. Mattes, as Coherent’s new President and Chief Executive Officer, effective immediately, replacing Dr. Ambroseo, who previously had announced his intent to retire and entered into a CEO Transition and Retirement Agreement with Coherent on April 13, 2019.

Through the spring and summer of 2020, the II-VI board undertook an ordinary course review of strategic alternatives. This review included consideration of, among other alternatives, a potential acquisition of Coherent. On June 1, 2020, Dr. Mattera and Mr. Mattes held an introductory meeting in which Dr. Mattera expressed II-VI’s interest in a potential combination transaction with Coherent. At a meeting of the II-VI board held by video conference on August 20, 2020 to review various strategic M&A opportunities, representatives of a financial advisor provided the II-VI board and management team with an overview, based solely on publicly available information, of a possible transaction with Coherent, and the strategic rationale for such a transaction. The II-VI board and management team discussed Coherent’s status as a global provider of laser and laser-based technologies, its scale and service infrastructure and the opportunity for II-VI to access new markets and to diversify revenues such a transaction would provide.

On August 20, 2020, Coherent announced its entry into an Executive Transition Agreement with Kevin Palatnik, Executive Vice President and Chief Financial Officer of Coherent, pursuant to which Mr. Palatnik would retire from his role at Coherent no later than February 28, 2021.

On August 25, 2020, Mr. Mattes was contacted by Dr. Lee who informed Mr. Mattes that MKS was interested in re-starting discussions with Coherent regarding a potential merger transaction. Dr. Lee provided his perspectives on the earlier limited engagement and noted that his board was fully supportive of his outreach. MKS followed up this call on August 25, 2020 by sending Coherent an indication of interest in acquiring Coherent for $165.00 to $175.00 per share, consisting of an unspecified mix of cash and stock consideration, which was promptly shared with the Coherent board.

On August 28, 2020, Mr. Mattes and Dr. Lee discussed the August 25 MKS proposal and the need to enter into a non-disclosure agreement to facilitate further discussions between the parties. On the same day, Dr. Mattera and Mr. Mattes had a previously scheduled call to discuss industry trends.

On September 2, 2020, Dr. Lee shared with Mr. Mattes information regarding MKS’ revenue model for Coherent’s consideration.

On September 4, 2020, Coherent and MKS entered into a customary non-disclosure agreement, which included customary “standstill” provisions that did not include so-called “don’t ask, don’t waive” restrictions.

On September 8, 2020, Mr. Mattes and Dr. Lee discussed MKS’ revenue model previously shared with Mr. Mattes on September 2, 2020, and discussed next steps with respect to a potential transaction.

On September 14, 2020, after discussions between Mr. Mattes and Dr. Lee, MKS sent Coherent a revised indication of interest in acquiring Coherent for $180.00 per share, consisting of an unspecified mix of consideration, which was promptly shared with the Coherent board.

On September 20, 2020, Mr. Mattes and Dr. Mattera held a meeting at which Dr. Mattera indicated II-VI’s potential interest in collaborating more closely with Coherent regarding their ongoing commercial relationship as well as to determine whether a potential business combination of their respective businesses was feasible at this time.

On September 29 and 30, 2020, the Coherent board met by video conference. Coherent’s management team attended the meeting. The Coherent board discussed, among other things, BofA Securities’ preliminary financial analysis of MKS’ September 14 proposal, a preliminary valuation analysis of Coherent based on the financial forecasts of Coherent’s management and a pro forma combination analysis, derived in part from MKS’ publicly available financial results and Wall Street estimates of MKS’ future financial results. After discussion, the Coherent board directed Coherent’s management team to meet with MKS to further discuss the strategic merits and financial synergies of a business combination of their respective businesses.

On October 2, 2020, at the direction of the Coherent board, Mr. Mattes discussed with Dr. Lee the strategic merits and financial synergies of a potential business combination between Coherent and MKS.

On October 16, 2020, Coherent’s management team met with MKS’ management team and provided a management presentation outlining Coherent’s business plans and financial projections.

Also in October 2020, the II-VI board, in consultation with management, determined to further explore the possibility of pursuing a transaction with Coherent. II-VI management subsequently contacted representatives of Allen & Company LLC (“Allen & Company”) and, after Allen & Company confirmed that it had not provided material investment banking services to II-VI or Coherent during the prior two-year period for which Allen & Company received compensation, II-VI engaged Allen & Company as its financial advisor. On October 28, 2020, with the authorization of the II-VI board, Dr. Mattera called Mr. Mattes to inform Mr. Mattes of II-VI’s interest in pursuing a potential transaction with Coherent and potential next steps.

On October 30, 2020, MKS sent Coherent a revised proposal to acquire Coherent for $183.00 per share, consisting of an unspecified mix of cash and stock consideration, which was promptly shared with the Coherent board.

On November 5, 2020, a committee of the II-VI board held a meeting at which all II-VI directors were present. At that meeting, II-VI management introduced Allen & Company to the II-VI board and Allen &

Company provided the II-VI board, based on publicly available information, with an overview of Coherent as a potential acquisition target and facilitated a discussion of potential next steps with respect to a transaction involving II-VI and Coherent.

On November 6, 2020, the Coherent board met by video conference. Coherent’s management team and representatives of BofA Securities and Skadden attended the meeting. Representatives of BofA Securities outlined MKS’ October 30 proposal and presented a preliminary financial analysis of the MKS proposal, including the relative stock trading histories of Coherent and MKS, a preliminary valuation analysis of Coherent based on the financial plans of Coherent’s management which recently had been reviewed and unanimously approved by the Coherent board and a pro forma combination analysis, derived in part from MKS’ publicly available financial results and Wall Street estimates of MKS’ future financial results. After a discussion of the MKS proposal, the Coherent board discussed the advisability of contacting Lumentum to assess its interest in re-starting the merger discussions that had been terminated in March 2020 and instructed management and BofA Securities to contact Lumentum. The Coherent board then discussed Mr. Mattes’ conversation with Dr. Mattera and how to further gauge II-VI’s interest in a potential transaction between II-VI and Coherent. After discussion, the Coherent board instructed management and BofA Securities to contact representatives of II-VI. During the course of this discussion, BofA Securities informed the Coherent board that BofA Securities was a frequent advisor to II-VI and that a lead member of the BofA Securities team working with Coherent was part of the BofA Securities team that regularly covered II-VI. The Coherent board did not take any action in response to this disclosure pending a determination of II-VI’s level of interest in a transaction with Coherent.

On November 6, 2020, at the Coherent board’s direction, a representative of BofA Securities contacted a representative of Lumentum to assess its interest in a potential transaction. On November 7, 2020, at the Coherent board’s direction, a representative of BofA Securities contacted a representative of II-VI to assess II-VI’s interest in a potential transaction. On November 9, 2020, Mr. Lowe contacted Mr. Mattes to convey Lumentum’s interest in re-starting discussions regarding Lumentum’s potential acquisition of Coherent.

On November 10, 2020, Coherent released earnings for the fiscal quarter ended October 3, 2020, highlighting net sales during such quarter of $316.8 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $7.7 million, or $0.32 per diluted share and, for the fiscal year ended October 3, 2020, net sales of $1,229.0 million and net loss on a GAAP basis of $414.1 million, or $17.18 per diluted share.

At a regular meeting of the II-VI board held by video conference on November 10, 2020, the II-VI board discussed, among other things, the possibility of pursuing an acquisition of Coherent. Management presented an overview of Coherent as a potential acquisition target and potential next steps with respect to a transaction.

Mr. Mattes and Mr. Lowe spoke again on November 11, 2021, and Mr. Lowe reiterated Lumentum’s continued interest in exploring a potential acquisition of Coherent.

On November 12 and November 13, 2020, the II-VI board met to further discuss the possibility of pursuing a transaction with Coherent. Allen & Company provided the II-VI board, based on publicly available information, with, among other things, a business and financial profile of Coherent, certain preliminary market and other industry-related information and an illustrative overview of certain implied transaction metrics at various theoretical purchase prices and cash/stock consideration mix. Later in the day on November 13, 2020, following a discussion between Mr. Mattes and Dr. Mattera, and with the authorization of the II-VI board, II-VI sent Coherent a preliminary indication of interest in acquiring Coherent for $150.00 per share, 20% of which would be paid in cash and 80% of which would be paid in II-VI stock, which was promptly shared with the Coherent board. Together with II-VI’s proposal, II-VI also sent Coherent a presentation regarding II-VI’s business and outlining the potential synergies of a combined company, which was also shared with the Coherent board.

Also on November 13, 2020, Coherent and II-VI entered into a customary non-disclosure agreement, which included customary “standstill” provisions but did not include so-called “don’t ask, don’t waive” restrictions.

On November 14, 2020, after discussions between Messrs. Mattes and Lowe, Lumentum sent Coherent an indication of interest in acquiring Coherent for $200.00 per share, 50% would be paid in cash and 50% of which would be paid in Lumentum stock, which was promptly shared with the Coherent board.

On November 15, 2020, the Coherent board met by video conference. Coherent’s management team, BofA Securities and Skadden attended the meeting. Mr. Mattes began by outlining the three acquisition proposals that Coherent had received from each of MKS, II-VI and Lumentum. Mr. Mattes then discussed the status of the management team’s ongoing strategic plan review and refresh work on Coherent’s business plans and strategies in preparation for the board’s regularly scheduled meeting in December. After discussion, the Coherent board determined to continue discussions with each of MKS, II-VI and Lumentum so that, during its regularly scheduled December board meeting, the Coherent board could evaluate Coherent’s strategic planning process, stand-alone business plan and prospects in comparison to a potential sale of Coherent. After consultation with its legal advisors and in light of the terms of II-VI’s proposal relative to the proposals Coherent had received from MKS and Lumentum, the Coherent board did not believe it was necessary to retain an additional financial advisor to supplement BofA Securities’ advisory work at that time.

On November 16, 2020, at Coherent’s request, BofA Securities sent Coherent an updated relationship disclosure memorandum, which disclosure included fees that BofA Securities and its affiliates had earned in recent years from MKS, II-VI, Lumentum and Coherent, which was shared with the Coherent board.

Also on November 16, 2020, at the direction of the Coherent board, Mr. Mattes held separate discussions with each of Dr. Lee, Mr. Lowe and Dr. Mattera, to discuss the Coherent board’s feedback with respect to each party’s respective acquisition proposal.

On November 17, 2020, Coherent and Lumentum entered into a supplemental non-disclosure agreement, which included customary “standstill” restrictions on both parties but did not include so-called “don’t ask, don’t waive” restrictions.

On November 18, 2020, Coherent’s management team met with Lumentum’s management team by video conference and gave a management presentation outlining Coherent’s business plans and financial projections. Lumentum also presented a preliminary view of its business plans and financial projections at this meeting. On November 23, 2020, Coherent’s management team met with II-VI’s management team by video conference and gave the same management presentation.

On November 29, 2020, the Coherent board met by video conference. Coherent’s management team, BofA Securities and Skadden attended the meeting. During the meeting, Mr. Mattes provided an update on the management team’s most recent meetings with Lumentum and II-VI. The Coherent board also discussed the relationship disclosure memorandum that Coherent had received from BofA Securities on November 16, 2020, a copy of which had been made available to the Coherent board prior to the meeting. The Coherent board took notice of the fact that BofA Securities previously had provided advisory services to II-VI, but determined the past provision of such services did not represent a disqualifying conflict of interest in light of the competitive nature of the transaction process involving Lumentum, MKS and II-VI, BofA Securities’ performance in advising Coherent up to that date, and the fact that such compensated services were historical, non-recurring and unrelated to the currently contemplated potential transaction between Coherent and II-VI. The Coherent board also observed that II-VI’s proposed acquisition price was significantly lower than the acquisition prices proposed by each of MKS and Lumentum, suggesting at the time that it was unlikely that the Coherent board would conclude that II-VI’s acquisition proposal was preferable to those of MKS or Lumentum.

Beginning on November 30, 2020 through early December 2020, Coherent’s management team held multiple follow-up meetings with the management teams of each of Lumentum, MKS and II-VI, each by video conference, to address questions and other inquiries from each of these parties.

On December 1, 2020, representatives of Coherent asked each of Lumentum, MKS and II-VI to provide its best acquisition proposal in advance of a scheduled meeting of the Coherent board on December 15, 2020, with an updated view on price, consideration mix, governance and financing based on information that Coherent had provided during the previous month so that the Coherent board could evaluate their proposals at that meeting and make a final determination regarding a potential transaction. All three parties were informed that Coherent was evaluating other acquisition proposals, that the Coherent board expected to make a determination regarding a potential transaction during the December 15 board meeting and that it should not be assumed that there would be further opportunities to submit improved proposals after the December 15 meeting.

On December 8, 2020, the II-VI board met by video conference to discuss the status of its ongoing discussions with Coherent. Members of management provided an update regarding their recent conversations with representatives of Coherent and Coherent’s request that bidders submit revised proposals. Allen & Company provided the II-VI board, based on certain financial data provided by the management of II-VI, with, among other things, certain preliminary financial information relating to Coherent and the proposed transaction and an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices and cash/stock consideration mix. Management provided an overview of its due diligence review of Coherent, and noted that certain key due diligence requests of II-VI remained unaddressed since as of such date II-VI had only been provided limited access to internal, non-public business and financial data of Coherent as Coherent had informed II-VI that it did not intend to provide complete access to confidential information to multiple bidders. The II-VI board considered these and other factors and authorized management to submit a revised indication of interest to Coherent.

On December 11, 2021, II-VI sent Coherent a revised indication of interest to acquire Coherent for $190.00 per share, 20% of which would be paid in cash and 80% of which would be paid in II-VI stock, which was promptly shared with the Coherent board.

Also on December 11, 2020, MKS sent Coherent a revised indication of interest in acquiring Coherent for $200.00 per share, 38% of which would be paid in cash and 62% of which would be paid in MKS stock, together with a highly confident letter from a financial institution with respect to the potential debt financing for the proposed transaction. The proposal, together with the highly confident letter, was promptly shared with the Coherent board.

On December 12, 2020, Lumentum sent Coherent a revised indication of interest in acquiring Coherent for $208.00 per share, 48% would be paid in cash and 52% of which would be paid in Lumentum stock, together with a highly confident letter from Deutsche Bank Securities Inc. with respect to the debt financing for the proposed transaction. The proposal, together with the highly confident letter, was promptly shared with the Coherent board.

On December 15, 2020, the Coherent board met by video conference at a regularly scheduled meeting. Coherent’s management team and representatives of Skadden attended the meeting. The Coherent board discussed BofA Securities’ presentation, which previously had been made available to the Coherent board, summarizing the latest acquisition proposals from each of Lumentum, MKS and II-VI and providing a preliminary valuation analysis of each of the proposals, including the relative stock trading histories of Coherent, Lumentum, MKS and II-VI, a preliminary valuation analysis of Coherent based on the financial plans of Coherent’s management which recently had been reviewed and unanimously approved by the Coherent board and a pro forma combination analysis of each of the proposed transactions, derived in part from the publicly available financial results and Wall Street estimates of each party’s future financial results and the financial projections provided by each of the proposed acquirors during their meetings with Coherent management. The Coherent board discussed the opportunities and risks of a business combination with each of Lumentum, MKS and II-VI and, after discussion, instructed management to work with Skadden to provide a draft merger agreement to each of Lumentum, MKS and II-VI and request final acquisition proposals with proposed revisions to the draft merger agreement by December 20, 2020 so that the Coherent board could make a final determination with respect to a potential sale of Coherent to one of the three bidders. The Coherent board again discussed the relationship disclosure memorandum received from BofA Securities on November 16, 2020, a copy of which had been made available to the Coherent board prior to the meeting. The Coherent board took notice of the fact that, in addition to the factors considered at the November 29, 2020 meeting of the Coherent board, II-VI’s proposed acquisition price was meaningfully lower than the proposals received from MKS and Lumentum, suggesting at the time that it was unlikely that the Coherent board would conclude that II-VI’s acquisition proposal was preferable to those submitted by Lumentum and MKS.

On December 16, 2020, at the request of the Coherent board, representatives of BofA Securities distributed a draft merger agreement to each of Lumentum, MKS and II-VI, requesting final acquisition proposals by December 20, 2020.

Also on December 16, 2020, at the direction of the Coherent board, Mr. Mattes held separate discussions with each of Mr. Lowe, Dr. Mattera, and Dr. Lee to discuss the Coherent board’s feedback with respect to each party’s respective proposal.

The II-VI board met by video conference on December 16 and December 20, 2020 to discuss the status of the ongoing process with Coherent. Members of II-VI’s management team and representatives of II-VI’s legal advisor, K&L Gates LLP (“K&L Gates”), and Allen & Company also attended the meeting. At the December 20, 2020 meeting, among other things, the II-VI board discussed proposed revisions to the merger agreement previously distributed by BofA Securities, which merger agreement, as revised by II-VI, provided for (i) a termination fee payable by Coherent to II-VI of $150 million under specified circumstances (including termination by Coherent to accept a superior proposal), (ii) a termination fee payable by II-VI to Coherent of $150 million under specified circumstances (including termination by II-VI to accept a superior proposal), and if the merger agreement was terminated for failure to obtain antitrust approvals, a termination fee payable by II-VI to Coherent of $250 million, (iii) expense reimbursement by Coherent or II-VI up to $5 million in the event the merger agreement was terminated under certain circumstances and (iv) an obligation on the part of each of the parties to take all actions necessary, proper or advisable to obtain regulatory approvals for the transaction, subject to exceptions for actions relating to material assets of II-VI and actions which would have a material adverse effect on II-VI, Coherent or their respective subsidiaries following the closing of the acquisition. II-VI’s management noted that the proposal would be accompanied by a highly confident letter from J.P. Morgan with respect to the debt financing for the proposed transaction. Allen & Company provided the II-VI board with, among other things, an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices and cash/stock consideration mix. The II-VI board discussed the potential terms of an acquisition proposal and, after deliberation and consideration of the limited nature of II-VI’s due diligence access to internal business and financial data from Coherent, authorized management to submit an acquisition proposal within the range of $195.26 to $198.26 per share, together with the revised merger agreement reviewed with the II-VI board at the meeting.

Subsequently, on the same date, II-VI delivered a revised proposal to acquire Coherent for $39.60 in cash and 2.124 shares of II-VI common stock per share of Coherent common stock (implying an aggregate value of approximately $198.00 per Coherent share based on the prevailing trading price of II-VI common shares at the close of trading on December 18, 2021), together with the revised merger agreement and a highly confident letter from J.P. Morgan regarding the debt financing for the transaction.

Also on December 20, 2020, each of Lumentum and MKS sent Coherent their proposed revisions to the merger agreement. Together with their proposed revisions to the merger agreement, Lumentum sent a revised proposal to acquire Coherent for $218.00 per share, 46% of which would be paid in cash and 54% of which would be paid in Lumentum stock, and MKS did not submit a revised proposal at this time. Each of the proposals (including the II-VI proposal) was promptly shared with the Coherent board. The proposed merger agreement from Lumentum provided for (i) a termination fee payable by Coherent to Lumentum in certain situations equal to 4% of transaction value on the signing date, (ii) a reverse termination fee payable by Lumentum to Coherent in certain situations equal to 4% of Lumentum’s market capitalization on the signing date, (iii) expense reimbursement by Coherent or Lumentum up to $10 million in the event the merger agreement was terminated under certain circumstances and (iv) for the parties to use their respective reasonable best efforts to obtain regulatory approvals for the transaction. The proposed merger agreement from MKS provided for (i) a termination fee payable by Coherent to MKS in certain situations equal to $200 million, (ii) a reverse termination fee payable by MKS to Coherent in certain situations equal to $200 million, (iii) expense reimbursement by Coherent or MKS up to $25 million in the event the merger agreement was terminated under certain circumstances and (iv) for the parties to use their respective reasonable best efforts to obtain regulatory approvals for the transaction.

On December 21, 2020, Mr. Lowe called Mr. Mattes to receive a process update.

On December 22, 2020, MKS sent Coherent a revised acquisition proposal to acquire Coherent for $222.00 per share, 34% of which would be payable in cash and 66% of which would be payable in MKS stock, which was promptly shared with the Coherent board.

On December 23, 2020, the Coherent board met by video conference. Coherent’s management team attended the meeting. The Coherent board discussed the acquisition proposals received from Lumentum, MKS and II-VI, including summary materials relating to each proposal provided by Skadden and a financial analysis of each of the proposals provided by BofA Securities, each of which had been made available to the Coherent board prior to the meeting. The Coherent board discussed the opportunities and risks of each proposal, including each party’s proposed changes to the merger agreement that Coherent had provided to each of the bidders and the regulatory analysis provided by representatives of Skadden. The Board also assessed, among other things, the proposed per share consideration by each of Lumentum, MKS and II-VI, the composition of such consideration, regulatory considerations with respect to each proposal, and potential synergies contemplated by each of the bidders in connection with each proposal. After discussion, the Coherent board instructed management to approach Lumentum to discuss whether Lumentum would submit an additional proposal to refine its offer in light of Coherent’s regulatory analysis of the proposed transaction and terms relating to regulatory clearance provided in Lumentum’s proposed revisions to the merger agreement. At Lumentum’s request and in light of the fact that Coherent had asked each of the bidders to submit its best proposal for consideration by the Coherent board at this meeting, and in light of the various considerations discussed at this Coherent board meeting, the Coherent board authorized management to enter into a brief period of exclusive negotiations with Lumentum to explore whether an acceptable transaction could be finalized by the parties. Following the meeting, Mr. Mattes called Mr. Lowe and communicated the Coherent board’s decision.

On December 26, 2020, following ongoing discussion between Lumentum and Coherent and their respective financial and legal advisors, Lumentum sent Coherent a revised proposal to acquire Coherent for $225.00 per share, 44% of which would be paid in cash and 56% of which would be paid in Lumentum stock, which was promptly shared with the Coherent board.

On December 27, 2020, at Lumentum’s request, and with the prior approval of the Coherent board, Coherent and Lumentum entered into an exclusivity agreement to enable Lumentum to complete its confirmatory due diligence review of Coherent and finalize its financing arrangements for the proposed transaction. Coherent thereafter informed each of MKS and II-VI that Coherent had entered into an exclusivity agreement with a third party and was ceasing discussions with each of them with respect to a potential transaction.

On December 28, 2020, the II-VI board met by video conference at which members of II-VI management and representatives of Allen & Company provided an update regarding the events of the prior week. The II-VI board discussed a range of possible responses to Coherent’s decision to enter into an exclusivity agreement with a third party, including the possibility of submitting an updated acquisition proposal to Coherent prior to Coherent’s execution of a merger agreement with such third party. The II-VI board also considered various risks and considerations associated with these potential responses, including that any further proposals made at the time would continue to be parametered by the limited nature of II-VI’s due diligence access to internal, non-public business and financial data from Coherent. Following this discussion, the II-VI board determined not to take any immediate further action with respect to a transaction with Coherent.

On December 29, 2020, at Coherent’s direction, Skadden sent Lumentum’s counsel, Wilson Sonsini Goodrich & Rosati, P.C. (which we refer to as “Wilson Sonsini”), a revised draft of Lumentum’s proposed merger agreement for the proposed transaction. The revised draft merger agreement from Coherent provided for (i) a termination fee payable by Coherent to Lumentum in certain situations equal to 3% of transaction value on the signing date, (ii) a reverse termination fee payable by Lumentum to Coherent in certain situations equal to 3% of Lumentum’s market capitalization on the signing date and in certain situations related to regulatory approval in China, equal to 8% of Lumentum’s market capitalization on the signing date, (iii) expense payment by Coherent or Lumentum equal to $25 million in the event the merger agreement was terminated under certain circumstances and (iv) for the parties to take all actions necessary, proper or advisable to obtain regulatory approvals for the transaction. Representatives of Wilson Sonsini and Skadden continued to negotiate these provisions until the merger agreement was agreed to between the parties on January 18, 2021, which we refer to as the “January 18 Lumentum Merger Agreement” in this joint proxy statement/prospectus.

From late December 2020 through early January 2021, Coherent and Lumentum and their respective financial and legal advisors held due diligence meetings by video conference and the parties continued to discuss and negotiate the terms of the proposed transaction.

On January 3, 2021, Wilson Sonsini sent Skadden a revised draft of the proposed Lumentum merger agreement.

On January 5, 2021, Wilson Sonsini sent Skadden initial drafts of the debt commitment documents that Lumentum intended to enter into in connection with the proposed transaction.

On January 7, 2021, the Coherent board met by video conference. Coherent’s management team attended the meeting and discussed the terms of Lumentum’s latest acquisition proposal and certain terms of Lumentum’s proposed merger agreement and financing arrangements.

On January 8, 2021, at Coherent’s direction, Skadden sent Wilson Sonsini a revised draft of the proposed Lumentum merger agreement reflecting feedback from the Coherent board.

On January 9, 2021, Coherent’s management team met with Lumentum’s management team by video conference. Representatives of Skadden and Wilson Sonsini were also present. Each of Coherent’s and Lumentum’s management teams discussed terms of the proposed merger agreement, including with respect to regulatory matters, employment matters and interim operating restrictions applicable to the parties’ business operations during the pendency of the proposed transaction.

On January 14, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of Skadden also attended the meeting. At this meeting, the Coherent board discussed the status of negotiations with Lumentum and BofA Securities presented an updated financial analysis of the proposed transaction with Lumentum. Coherent’s management presented to the Coherent board, and the Coherent board accepted for use in connection with its evaluation of the proposed transaction and BofA Securities’ fairness opinion, a revised set of financial forecasts for Coherent’s long-term financial performance, which had been revised to account for, among other things, the passage of time and further insight into Coherent’s performance (including the fact that Coherent would most likely cease material third-party M&A activity during the pendency of the proposed Lumentum transaction). The Coherent board then authorized BofA Securities to rely on these revised financial forecasts in its financial analysis of the proposed Lumentum transaction and the rendering of a fairness opinion if and when BofA Securities was requested to do so. The revised forecasts were subsequently shared with Lumentum and its advisors.

From January 16 through 18, 2021, representatives of Wilson Sonsini and Skadden continued to negotiate the terms of the proposed merger agreement for the transaction and BofA Securities and Deutsche Bank discussed calculation of the exchange ratio for the stock portion of the merger consideration for the proposed

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transaction. As a result of negotiations over the calculation of the exchange ratio, Lumentum and Coherent agreed upon an exchange ratio that implied a headline transaction value of $226.00 per Coherent share based on the prevailing trading price of Lumentum shares at such time, comprised of $100.00 in cash, without interest, and 1.1851 validly issued, fully paid and nonassessable shares of Lumentum common stock per share of Coherent common stock payable at the completion of the transaction. The final version of the January 18 Lumentum Merger Agreement included the following terms: (i) a termination fee payable by Coherent to Lumentum in certain situations (including termination of the merger agreement by Coherent to accept a superior proposal) equal to 3.9% of transaction value on the signing date, or $217.6 million, (ii) a reverse termination fee payable by Lumentum to Coherent in certain situations (including termination of the merger agreement by Lumentum to accept a superior proposal) equal to 3.9% of Lumentum’s market capitalization on the signing date, or $337.7 million, and if the merger agreement was terminated for failure to obtain antitrust approval from a Chinese governmental entity, Lumentum would be required to pay Coherent a termination fee equal to 5% of transaction value on the signing date, or $279 million, (iii) expense payment by Coherent or Lumentum equal to $25 million in the event the merger agreement was terminated under certain circumstances and (iv) for the parties to take all actions necessary, proper or advisable to obtain regulatory approvals for the transaction, subject to limitations on actions required to be taken by Lumentum obtain regulatory approval in China.

On January 17, 2021, Coherent and Mr. Palatnik agreed to terminate his Executive Transition Agreement, entered into on August 20, 2020, which had contemplated that Mr. Palatnik would not continue his employment with Coherent beyond February 28, 2021.

On January 18, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of BofA Securities and Skadden also attended the meeting. A representative of Skadden summarized the fully negotiated terms of the proposed merger agreement for the transaction with Lumentum. Representatives of BofA Securities provided an overview regarding the overall process undertaken by Coherent and BofA Securities in connection with the proposed transaction, including the bidding process with Lumentum as well as each of MKS and II-VI. Representatives of BofA Securities then reviewed with the Coherent board its financial analysis of the merger consideration to be paid in the proposed transaction based on Coherent’s and Lumentum’s respective financial forecasts and current market data, all of which previously had been reviewed and unanimously approved by the Coherent board for use by BofA Securities in connection with its financial analysis. Following this presentation and upon the request of the Coherent board, BofA Securities delivered to the Coherent board its oral opinion, subsequently confirmed by delivery of a written opinion, dated January 18, 2021, to the effect that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters considered in the preparation of such opinion as set forth in such opinion, the merger consideration to be received in the first merger by the holders of Coherent common stock (other than the holders of any cancelled shares or any dissenting shares) was fair, from a financial point of view, to such holders. Mr. DiMarco then presented a set of proposed resolutions approving the January 18 Lumentum Merger Agreement, the transactions contemplated thereby and certain related matters and the Coherent board unanimously approved the foregoing resolutions. The Coherent board also discussed the updated relationship disclosure memorandum received from BofA Securities on January 18, 2021, a copy of which had been submitted to the Coherent board prior to the meeting, which disclosure included fees that BofA Securities and its affiliates had earned in recent years from Lumentum and Coherent. After consulting with its legal advisors, the Coherent board determined that the information in BofA Securities’ disclosure memorandum did not present any conflicts of interest that suggested BofA Securities was not qualified to advise Coherent in connection with a potential transaction with Lumentum.

On the evening of January 18, 2021, Coherent and Lumentum executed the January 18 Lumentum Merger Agreement, by and among Lumentum, Cheetah Acquisition Sub, Inc. (“Lumentum Merger Sub I”) and Cheetah Acquisition Sub LLC, which provided for the merger of Lumentum Merger Sub I with and into Coherent (the “Lumentum merger”). The execution of the January 18 Lumentum Merger Agreement was announced in a joint press release issued by Coherent and Lumentum on the morning of January 19, 2021.

Following the announcement of the January 18 Lumentum Merger Agreement, II-VI management reviewed the terms of the transaction and considered the potential impact of the Lumentum merger on the business and financial prospects of II-VI as a stand-alone company as well as the potential merits of a transaction between Coherent and II-VI. In light of these and other factors, II-VI management considered a range of potential strategic actions and responses, including the possibility of making an unsolicited proposal to acquire Coherent. Throughout the subsequent two weeks, members of II-VI management discussed, with the assistance of II-VI’s legal and financial advisors, the possible terms and conditions of an acquisition proposal as well as the potential timeline and strategy for making a proposal. Members of II-VI management also engaged in preliminary discussions with four potential equity financing sources—Bain Capital, L.P. (“Bain”), two private equity firms and J.P. Morgan—for a potential transaction involving II-VI and Coherent and/or other strategic uses.

Subsequently, on February 4, 2021, MKS sent the Coherent board an unsolicited proposal to acquire each share of Coherent common stock for $115.00 in cash and 0.7473 of a share of MKS common stock at the completion of the transaction (implying an aggregate value of $240.00 per share based on the price per share of MKS common stock at the close of trading on February 4), subject to customary closing conditions including receipt of U.S. and foreign antitrust approvals and stockholder approvals. At the close of trading on February 4, the merger consideration contemplated by the January 18 Lumentum Merger Agreement implied a transaction value of $206.13 per Coherent share. Among other changes from the January 18 Lumentum Merger Agreement, the proposed merger agreement from MKS provided that (i) MKS would pay the termination fee of $217.6 million to Lumentum on the signing date on behalf of Coherent, (ii) a similar termination fee would be payable by Coherent to MKS in certain situations (including termination of the merger agreement by Coherent to accept a superior proposal), and (iii) MKS would have a pre-closing marketing period to syndicate its financing commitments following receipt of stockholder approvals and regulatory approvals for the proposed transaction.

On February 6, 2021, BofA Securities sent to the Coherent board an updated relationship disclosure memorandum, which disclosure included fees that BofA Securities and its affiliates had earned in recent years from MKS, Lumentum and Coherent.

On February 7, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of BofA Securities and Skadden also attended the meeting. Representatives of Skadden provided an overview of the Coherent board’s fiduciary duties in light of Coherent’s receipt of MKS’ unsolicited acquisition proposal and Coherent’s pending merger transaction with Lumentum, and the terms of the January 18 Lumentum Merger Agreement applicable to the Coherent board’s consideration of MKS’ acquisition proposal. Representatives of BofA Securities then presented a preliminary financial analysis of MKS’ acquisition proposal. Following discussion with Coherent’s legal and financial advisors, the Coherent board determined to engage in discussions with MKS in order to further evaluate MKS’ proposal after determining that the MKS proposal would reasonably be expected to lead to a transaction that was superior to Coherent’s pending merger with Lumentum and that failure to evaluate such proposal would be inconsistent with the Coherent board’s fiduciary duties. The Coherent board also discussed the updated relationship disclosure memorandum received from BofA Securities on February 6, 2021, a copy of which had been submitted to the Coherent board prior to the meeting. After consulting with its legal advisors, the Coherent board determined that the information in BofA Securities’ disclosure memorandum did not present any conflicts of interest that suggested BofA Securities was not qualified to advise Coherent in connection with a potential transaction with MKS or Lumentum.

On February 8, 2021, Coherent issued a press release announcing its receipt of an unsolicited acquisition proposal from MKS and Coherent’s intent to engage in discussions with MKS to further evaluate MKS’ proposal.

Following Coherent’s announcement, II-VI management continued to review the strategic rationale and potential risks and benefits of an acquisition of Coherent, with the assistance of II-VI’s legal and financial advisors. II-VI’s management and advisors also continued discussions with II-VI’s potential equity financing sources regarding the potential for providing equity financing to II-VI for a potential transaction involving II-VI and Coherent and/or other strategic uses.

On February 9, 2021, Coherent and MKS commenced discussions and the Coherent team, with assistance from its financial and legal advisors, began to facilitate MKS’ due diligence review process.

On February 11, 2021, the II-VI board met by video conference. Members of II-VI’s management team and representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), which II-VI engaged as an additional legal advisor, Allen & Company and J.P. Morgan, which II-VI engaged as an additional financial advisor, also attended the meeting. Members of management provided an overview of the key events that had transpired since the announcement of the January 18 Lumentum Merger Agreement and presented their recommendation that II-VI submit an unsolicited proposal to acquire Coherent for $130.00 in cash and 1.3055 shares of II-VI common stock per share of Coherent common stock (implying an aggregate value of approximately $260.00 per share based on the price per share of II-VI common stock at the close of trading on February 11, 2021). Members of management also described the key terms of the proposal, including the proposed merger agreement. Among other changes from the January 18 Lumentum Merger Agreement, the proposed merger agreement provided (i) that Coherent would not be required to pay any termination fee to II-VI, but that it would be required to pay expense reimbursement in the amount of $25 million in certain situations (including termination of the merger agreement by Coherent to accept a superior proposal) and (ii) an earlier date at which either party could terminate the merger agreement if the transaction had not been consummated by that date. In addition, II-VI proposed to include a highly confident letter from J.P. Morgan relating to the debt financing for the transaction as part of the proposal. Management also noted that discussions were ongoing with potential sources of equity financing, including with Bain. Allen & Company provided the II-VI board with, among other things, a comparative overview of the consideration provided for in the January 18 Lumentum Merger Agreement and MKS’ February 4 proposal and, based on certain financial data provided by the management of II-VI, certain updated preliminary financial information relating to Coherent and the proposed transaction and an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices and financing scenarios. The II-VI board considered this information, as well as the potential risks and opportunities of a transaction with Coherent relative to the risks and opportunities if it did not undertake a transaction with Coherent and, after deliberation, directed management to submit an unsolicited proposal to acquire Coherent upon the terms discussed and reviewed with the II-VI board, which proposal was sent to the Coherent board on the morning of February 12, 2021. Later that day, II-VI issued a press release announcing its proposal to acquire Coherent.

On February 13, 2021, BofA Securities submitted to the Coherent board an updated relationship disclosure memorandum, which disclosure included fees that BofA Securities and its affiliates had earned in recent years from MKS, II-VI, Lumentum and Coherent, which was shared with the Coherent board.

On February 14, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of BofA Securities and Skadden also attended the meeting. Representatives of Skadden provided an overview of the Coherent board’s fiduciary duties in light of Coherent’s receipt of II-VI’s unsolicited acquisition proposal and Coherent’s pending merger transaction with Lumentum, and the terms of the January 18 Lumentum Merger Agreement applicable to the Coherent board’s consideration of II-VI’s acquisition proposal. Representatives of BofA Securities then presented a preliminary financial analysis of II-VI’s acquisition proposal. Following discussion with Coherent’s legal and financial advisors, the Coherent board determined to engage in discussions with II-VI in order to further evaluate II-VI’s proposal after determining that the II-VI proposal would reasonably be expected to lead to a transaction that was superior to Coherent’s pending merger with Lumentum and that failure to evaluate such proposal would be inconsistent with the Coherent board’s fiduciary duties. At the meeting, the Coherent board also discussed the updated relationship disclosure memorandum provided by BofA Securities on February 13, 2021. In light of such disclosure memorandum, the Coherent board determined that it did not believe that BofA Securities’ relationship with II-VI rose to the level of a disqualifying conflict of interest or raised a material concern about BofA Securities’ role as a financial advisor to the Coherent board. However, the Coherent board nevertheless determined that it would be in the best interest of Coherent and its stockholders to establish an ad hoc committee (which we refer to as the “Financial Advisor Committee”), comprised of Mr. Mattes and Mr. Skaggs, to meet with and ultimately recommend to the Coherent board an additional financial advisor to advise the Coherent board, which financial advisor would be asked to provide an independent assessment of any proposal from II-VI in order to address any actual or perceived conflict of interest arising from BofA Securities’ relationship with II-VI as well as to provide an independent assessment of any other proposals received by Coherent.

On February 15, 2021, Coherent issued a press release announcing its intent to engage in discussions with II-VI to evaluate II-VI’s proposal.

On February 15 and 16, 2021, the Financial Advisor Committee met with multiple additional financial advisors to discuss the potential transactions providing for the acquisition of Coherent and, as noted below, subsequently engaged Credit Suisse as an additional financial advisor.

Beginning on February 16, 2021 through March 9, 2021, representatives of Coherent and, as applicable, BofA Securities and Credit Suisse, held meetings with representatives of II-VI and MKS telephonically and by video conference to discuss certain business and legal due diligence matters, including an in-person meeting between Dr. Mattera and Mr. Mattes on February 21, 2021. Coherent provided representatives of II-VI and MKS with access to its virtual data room and provided various business and legal due diligence materials, including financial forecasts prepared by the Coherent management team. In addition, at Coherent’s direction, representatives of Skadden met with representatives of Wachtell Lipton and MKS’ legal advisor, Wilmer Cutler Picker Hale and Dorr LLP (which we refer to as “WilmerHale”), to discuss the II-VI proposal and the MKS proposal, respectively. Representatives of Skadden indicated that the parties were expected to complete their due diligence by the end of the first week of March 2021, with each of the parties to submit final proposals no later than March 5, 2021. II-VI management, with the assistance of Wachtell Lipton and Allen & Company, also continued to engage in discussions with II-VI’s potential equity financing sources regarding the potential terms and conditions of equity financing to be provided by one or a combination of such sources.

On February 16, 2021, MKS sent a letter to the Coherent board regarding the proposed transaction between Coherent and MKS, describing its view on the strategic rationale for such a combination and its view on a path to obtaining regulatory approval for the proposed transaction.

On February 20, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of Skadden also attended the meeting. Members of Coherent’s management team and representatives of Skadden provided an overview of Coherent’s interactions with each of the potential acquirors and their respective advisors during the previous week, describing engagement on due diligence, regulatory, antitrust, financial and other matters. Mr. Mattes also updated the Coherent board on discussions the Financial Advisor Committee had held with two potential financial advisors earlier in the week, with the Financial Advisor Committee ultimately recommending that Coherent engage Credit Suisse as an additional financial advisor to Coherent, including in connection with the proposal from II-VI, in order to address any actual or perceived conflicts of interest arising from BofA Securities’ relationship with II-VI, on the basis of Credit Suisse’s reputation and experience in the sector and in competitive situations of this type. The Coherent board unanimously authorized and approved the engagement of Credit Suisse.

On February 23, 2021, an article entitled “Coherent is Said to Ask for Offers in Bidding War Next Week” was published by Bloomberg, describing the proposed transaction with Lumentum and the competing offers by each of MKS and II-VI, including that Coherent had asked each of MKS and II-VI to submit final bids by late the following week. Representatives for Coherent, MKS, II-VI, Lumentum and Bain declined to comment for the article.

On February 26, 2021, WilmerHale sent Skadden a revised draft of the Coherent confidential disclosure letter and a draft of MKS’ confidential disclosure letter. Also on February 26, 2021, Wachtell Lipton sent Skadden draft debt commitment documents relating to the proposed acquisition of Coherent by II-VI.

On February 26, 2021, the II-VI board held a regular meeting by video conference at which it discussed the status of II-VI’s discussions with Coherent and the ongoing review by II-VI’s management and advisors of the due diligence materials and information provided by Coherent and its advisors. Members of management provided an update regarding the strategic rationale for and potential risks and benefits associated with a transaction with Coherent in light of the due diligence information provided by Coherent and its advisors. Allen & Company provided the II-VI board with, among other things, an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices, cash/stock consideration mix and financing scenarios. Allen & Company and J.P. Morgan also updated the II-VI board on the status of discussions with II-VI’s potential equity financing sources and proposed terms for such equity financing.

During the first week of March 2021, after further discussions and multiple rounds of negotiations with Bain and the other potential equity financing sources, the II-VI board and management team determined that the terms of Bain’s proposed equity financing were the most favorable overall and, accordingly, II-VI management negotiated the terms of a potential investment agreement with Bain.

On March 1, 2021, at Coherent’s direction, representatives of Skadden conferred separately with representatives of Wachtell Lipton and WilmerHale to provide additional detail on Coherent’s proposed process for receiving revised proposals by 5:00 p.m. Eastern time on March 5, 2021 and areas in which their client’s respective proposals could be improved. Also on March 1, 2021, at Coherent’s direction, representatives of Skadden sent Wachtell Lipton, WilmerHale and Wilson Sonsini a revised draft of the Coherent confidential disclosure letter as well as proposed changes to the January 18 Lumentum Merger Agreement for consideration by MKS and II-VI in connection with their final proposals.

On March 1 and March 2, 2021, representatives of Coherent, BofA Securities and Credit Suisse held meetings with representatives of MKS telephonically and by video conference to discuss certain business and due diligence matters.

On March 2, 2021, the II-VI board met by video conference. Members of management provided an update on the status of II-VI’s discussions with Coherent and Bain. Allen & Company provided the II-VI board with, among other things, an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices and financing scenarios. J.P. Morgan separately provided the II-VI board with, among other things, certain financial information relating to Coherent and the proposed transaction based on certain financial data provided by the management of II-VI. The II-VI board also discussed with II-VI’s management and legal and financial advisors the potential risks and benefits associated with proceeding with a transaction with Coherent, including potential synergies for the combined company in light of the additional due diligence information provided, as well as the possibility of further modifying the terms of II-VI’s acquisition proposal, including increasing the proposed purchase price, varying the mix of cash and stock consideration, altering the financing structure for the transaction, and/or modifying the regulatory efforts covenants contemplated by the proposed merger agreement. Also on or about March 2, 2021, at II-VI’s request, J.P. Morgan provided certain information regarding J.P. Morgan’s material investment banking relationships with II-VI and Coherent during the prior two-year period.

On March 3, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of BofA Securities, Credit Suisse and Skadden also attended the meeting. Coherent’s management team described the engagement of representatives of MKS and II-VI over the preceding weeks in due diligence and reverse due diligence, noting that each of the parties had been provided, in a manner consistent with the January 18 Lumentum Merger Agreement, access to the same information that had been provided to Lumentum during its due diligence of Coherent and describing the process for negotiations of proposed revised merger agreements with representatives of each MKS and II-VI and their respective advisors. Mr. Mattes also explained that each of MKS and II-VI had been asked to provide a revised proposal by March 5, 2021 to enable the Coherent board to meet over the weekend to determine whether either such proposal was superior to Coherent’s pending transaction with Lumentum, as documented in the January 18 Lumentum Merger Agreement, and described the opportunity for Lumentum to attempt to match any proposal made by MKS and II-VI in accordance with the terms of the January 18 Lumentum Merger Agreement. Representatives of BofA Securities and Credit Suisse provided their financial analysis of the proposals previously made by each of MKS and II-VI in comparison with Coherent’s pending transaction with Lumentum, as set forth in, and subject to the terms and conditions of, the January 18 Lumentum Merger Agreement, highlighting the comparative trading prices of each of the parties, both before and following the February 23 Bloomberg article, which appeared to have had a significant impact on the stock prices of each of II-VI, Lumentum and MKS. Representatives of BofA Securities and Credit Suisse also provided overviews of MKS’ and II-VI’s respective businesses, as well as past and projected future performance, the impact of MKS’ and II-VI’s expected pro forma debt on their respective credit ratings and the impact a collar providing for a fixed exchange ratio within a range of bidder stock prices subject to adjustment outside that fixed range could reasonably be expected to have on the value of MKS’ and II-VI’s respective proposals in the future.

Later on March 3, 2021, at Coherent’s direction, Skadden sent WilmerHale a revised draft of MKS’ confidential disclosure letter. Representatives of Skadden, WilmerHale, MKS and Coherent continued to negotiate the terms of the Coherent confidential disclosure letter until the second meeting of the Coherent board on March 7, 2021.

On March 4, 2021, the II-VI board met by video conference to discuss next steps in connection with the submission of an updated binding acquisition proposal for Coherent. Allen & Company provided the II-VI board with, among other things, an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices and financing scenarios. J.P. Morgan separately provided the II-VI board with, among other things, certain updated financial information relating to Coherent and the proposed transaction based on financial forecasts and synergy and other estimates provided by II-VI management (including, at II-VI’s direction, the II-VI prospective financial information, the II-VI-prepared Coherent prospective financial information, the potential combined company cost savings and the potential combined company revenue synergies, as described in “Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus) and assuming, at the direction of II-VI management, (i) a per share consideration of approximately $260.00 per share based on the 10-day volume weighted average price (VWAP) of II-VI shares as of March 4, 2021 (consisting of $170.00 in cash and 1.1161 shares of II-VI common stock per share of Coherent common stock) and (ii) $1.5 billion of new equity financing from Bain, to be funded at the closing of a merger transaction with Coherent. A representative of Wachtell Lipton also reviewed the key legal terms of the final form of merger agreement proposed to be included with II-VI’s final proposal. Among other changes from II-VI’s February 12 proposal, the proposed merger agreement contemplated (a) a $500 million termination fee payable by II-VI to Coherent in the event the merger agreement was terminated for failure to obtain antitrust approval from a Chinese governmental entity, (b) an outside date of up to 18 months and (c) certain changes to the interim operating covenants (and corresponding exceptions in Coherent’s confidential disclosure letter) to which Coherent would be subject during the pendency of the transaction, which would enhance Coherent’s overall flexibility to operate its businesses prior to closing. A Wachtell Lipton representative then reviewed the key legal terms of the final form of investment agreement proposed to be included with II-VI’s binding proposal. In addition, the II-VI board discussed the material relationships disclosure previously provided by J.P. Morgan on March 2, 2021, a copy of which had been made available to the II-VI board prior to the meeting. After consulting with its legal advisors, the II-VI board determined that the information in J.P. Morgan’s disclosure memorandum did not present any conflicts of interest that suggested J.P. Morgan was not qualified to act as a financial advisor to II-VI in connection with a potential transaction with Coherent. Following discussion, the II-VI board determined to adjourn the meeting until the following day.

Also on March 4, 2021, at Coherent’s direction, Skadden sent Wachtell Lipton a revised draft of the Coherent confidential disclosure letter. Representatives of Skadden, Wachtell Lipton, II-VI and Coherent

continued to negotiate the terms of the Coherent confidential disclosure letter until the execution of the amended and restated merger agreement with Lumentum on March 9, 2021, which we refer to as the “March 9 Lumentum Merger Agreement” in this joint proxy statement/prospectus.

On March 5, 2021, the II-VI board reconvened to continue its discussions from the previous day. Allen & Company and J.P. Morgan separately provided the II-VI board with certain financial information discussed with the II-VI board on the previous day, updated for market data and, as applicable, to reflect a proposed per share consideration of approximately $260.00 per share based on the VWAP of II-VI shares as of March 5, 2021 (consisting of $170.00 in cash and 1.0981 shares of II-VI common stock per share of Coherent common stock). The II-VI board discussed with II-VI’s management and legal and financial advisors the terms of the proposals, including the terms of the proposed merger agreement and investment agreement, and determined to submit an updated binding proposal to acquire Coherent for $170.00 in cash and 1.0981 shares of II-VI common stock per share of Coherent common stock, together with proposed forms of merger agreement, investment agreement and other transaction documents reflecting the terms discussed and reviewed by the board at the meeting. Later on March 5, 2021, representatives of II-VI sent the proposal materials to representatives of Coherent.

Also on March 5, 2021, MKS sent Coherent a proposal to acquire each share of Coherent common stock for $135.00 in cash and 0.7516 of a share of MKS common stock (with the stock component subject to adjustment based on a symmetrical 10% collar) (implying an aggregate value of $249.99 per share based on the price per share of MKS common stock at the close of trading on March 5, 2021), together with revised drafts of the merger agreement, the Coherent confidential disclosure letter, MKS’ confidential disclosure letter and the draft debt commitment documents relating to the proposed acquisition of Coherent by MKS. The March 5 MKS proposal did not contemplate changes to any other terms of its proposed merger agreement. As compared to the January 18 Lumentum Merger Agreement, the proposed merger agreement from MKS (i) provided that MKS would pay the termination fee of $217.6 million to Lumentum on the signing date on behalf of Coherent, (ii) provided that a similar termination fee would be payable by Coherent to MKS in certain situations (including termination of the January 18 Lumentum Merger Agreement by Coherent to accept a superior proposal), and (iii) included a pre-closing marketing period for MKS to syndicate its financing commitments.

On March 6, 2021, at the instruction of Coherent management, representatives of BofA Securities and Credit Suisse spoke with representatives of II-VI in order to better understand II-VI’s calculation of synergies and II-VI’s thoughts on its prospective credit ratings in light of its latest revised proposal.

On the morning of March 7, 2021, Lumentum sent Coherent a revised proposal to acquire Coherent for $262.05 per share based on the prevailing trading price of Lumentum common shares at the close of trading on March 5, 2021, comprised of $175.00 in cash and 1.0109 shares of Lumentum common stock payable per share of Coherent common stock, together with revised drafts of the merger agreement and debt commitment documents.

Later that morning, representatives of each of Lumentum and Coherent discussed the terms of their merger agreement, including, among others, the proposed termination fee payable by Coherent to Lumentum in certain situations (including termination of the merger agreement by Coherent to accept a superior proposal) equal to approximately 5.5% of the equity value of the transaction, or $360 million (increased from $217.6 million in the January 18 Lumentum Merger Agreement), which Coherent believed to be inappropriate under the circumstances and unwarranted by Lumentum’s proposed changes to its merger agreement. After such discussions, Lumentum sent Coherent a revised lower proposal to acquire Coherent for $257.05 per share based on the prevailing trading price of Lumentum common shares at the close of trading on March 5, 2021, comprised of $170.00 in cash and 1.0109 shares of Lumentum common stock payable per share of Coherent common stock, together with a revised draft of the merger agreement, reflecting a termination fee of approximately 4.1% of the equity value of the transaction, or $260 million, an increase over the January 18 Lumentum Merger Agreement, but which Coherent continued to believe to be inappropriate under the circumstances and unwarranted by Lumentum’s proposed changes to its merger agreement. Thereafter, members of Coherent’s management team and representatives of BofA Securities and Credit Suisse met with representatives of Lumentum by video conference to discuss certain business and due diligence matters.

Midday on March 7, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of Skadden also attended the meeting. Representatives of Coherent management provided an update on discussion with each of II-VI, MKS and Lumentum and the revised proposal received from Lumentum the morning of March 7, 2021. Representatives of Skadden provided an overview of changes to the January 18 Lumentum Merger Agreement proposed by each of II-VI, MKS and Lumentum, noting that the increased termination fee payable by Coherent to Lumentum in certain situations (including termination of the merger agreement by Coherent to accept a superior proposal) that Lumentum had proposed could reasonably be expected to have a chilling effect on future proposals from II-VI or MKS and, thus, lead to a premature ending of the bidding process. In light of the additional proposal received from Lumentum provided shortly before such meeting, and the additional time necessary for Coherent’s financial advisors to prepare an analysis of such proposal, the Coherent board determined to postpone further discussion of the proposals and adjourned until later on March 7, 2021.

In the evening on March 7, 2021, the Coherent board met again by video conference. Members of Coherent’s management team and representatives of BofA Securities, Credit Suisse and Skadden also attended the meeting. Representatives of BofA Securities and Credit Suisse provided an overview regarding the overall process undertaken by Coherent, BofA Securities and Credit Suisse in connection with the revised proposals, including the bidding process with MKS and II-VI, and the additional proposals received from Lumentum. Representatives of BofA Securities and Credit Suisse provided a financial analysis of each of the proposals, including an overview of stock market activity leading up to March 5, 2021, including in light of the February 23 Bloomberg article, a discussion of synergies anticipated by each of Lumentum, MKS and II-VI, and short- and long-term comparisons of each of the proposals. Representatives of Coherent management also discussed their views of each of the proposals, including an overview of discussions between Messrs. Mattes and Lowe relating to Lumentum’s unsolicited proposals on March 7, 2021. After discussion, the Coherent board unanimously determined, in consultation with its financial and legal advisors, that the revised acquisition proposal Coherent received from II-VI constituted a superior proposal under the terms of the January 18 Lumentum Merger Agreement with Lumentum and, at the Coherent board’s direction, representatives of Skadden notified representatives of Wilson Sonsini accordingly.

On March 8, 2021, Coherent issued a press release announcing the Coherent board’s determination that II-VI’s March 5, 2021 proposal constituted a superior proposal under the terms of the January 18 Lumentum Merger Agreement with Lumentum.

Following the issuance of Coherent’s press release, II-VI’s management provided updates to the II-VI board on March 8, 2021 and March 9, 2021. The II-VI board discussed with II-VI’s management and legal and financial advisors the possibility of further updating the terms of II-VI’s proposal to acquire Coherent (including the financial impact on II-VI and the combined company if II-VI were to increase the consideration in its acquisition proposal and/or vary the mix of cash and stock consideration) and the timing for submitting a revised proposal. Allen & Company provided the II-VI board with, among other things, an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices and cash/stock consideration mix.

On March 9, 2021, at Coherent’s direction, Skadden sent Wilson Sonsini a revised draft of the Coherent confidential disclosure letter.

Later on March 9, 2021, Lumentum sent Coherent a further revised proposal to acquire each share of Coherent common stock for $175.00 in cash and 1.0109 shares of Lumentum common stock (implying an aggregate value of $261.62 per share based on the per share price of Lumentum common stock at the close of trading on March 9, 2021), together with revised drafts of the March 9 Lumentum Merger Agreement, the Coherent confidential disclosure letter, and the debt commitment documents relating to the proposed acquisition of Coherent by Lumentum. Lumentum’s revised proposal did not seek to increase the termination fee provided in the January 18 Lumentum Merger Agreement.

During the evening of March 9, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of BofA Securities, Credit Suisse and Skadden also attended the meeting.

A representative of Skadden summarized the fully negotiated terms of the proposed March 9 Lumentum Merger Agreement for the transaction with Lumentum. Representatives of BofA Securities and Credit Suisse provided an overview regarding the overall process undertaken by Coherent, BofA Securities and Credit Suisse, as applicable, in connection with the proposed transaction, including the bidding process with Lumentum as well as each of MKS and II-VI, both before the execution of the January 18 Lumentum Merger Agreement and following their respective rebids in early February. Representatives of BofA Securities and Credit Suisse, as applicable, then presented their respective financial analyses of the merger consideration to be paid in the proposed transaction based on the financial forecasts for Coherent and Lumentum, which forecasts previously had been reviewed and unanimously approved by the Coherent board for use by BofA Securities and Credit Suisse in connection with their respective financial analyses and current market data. Following these presentations and upon the request of the Coherent board, each of BofA Securities and Credit Suisse delivered to the Coherent board their respective oral opinions, each subsequently confirmed by delivery of a written opinion, dated March 9, 2021, to the effect that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters considered in the preparation of such opinion as set forth in such opinion, the merger consideration to be received in the merger by the holders of Coherent common stock (other than the holders of, in the case of BofA Securities’ written opinion, any cancelled shares or any dissenting shares, and in the case of Credit Suisse’s written opinion, any cancelled shares or any dissenting shares (each as described in the merger agreement)) was fair, from a financial point of view, to such holders. For more information, see “The Merger—Opinions of Coherent’s Financial Advisors” beginning on page 102 of this joint proxy statement/prospectus. Mr. DiMarco then presented a set of proposed resolutions approving the March 9 Lumentum Merger Agreement, the transactions contemplated thereby and certain related matters and the Coherent board unanimously approved the foregoing resolutions. The Coherent board also discussed the relationship disclosure memorandum received from Credit Suisse on March 9, 2021, a copy of which had been submitted to the Coherent board prior to the meeting, which disclosure included certain material relationships, to the extent applicable, among that Credit Suisse, including officers on the Credit Suisse team working with Coherent, and II-VI, MKS, Lumentum, Bain and Coherent. After consulting with its legal advisors, the Coherent board determined that the information in Credit Suisse’s disclosure memorandum did not present any conflicts of interest that suggested Credit Suisse was not qualified to advise Coherent in connection with a potential transaction with II-VI, MKS, Lumentum or Bain.

Promptly following the Coherent board meeting, on the evening of March 9, 2021, Coherent and Lumentum executed the March 9 Lumentum Merger Agreement, the execution of which was announced by each of Coherent and Lumentum in press releases on the morning of March 10, 2021.

Later in the morning of March 10, 2021, the II-VI board met by video conference to discuss the March 9 Lumentum Merger Agreement and potential revisions to II-VI’s prior acquisition proposal to Coherent. II-VI’s management provided an overview of the key terms of the March 9 Lumentum Merger Agreement, after which Allen & Company provided the II-VI board with, among other things, an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices and cash/stock consideration mix. II-VI’s management also provided for preliminary discussion certain financial information, including the II-VI adjusted prospective financial information that had been prepared by II-VI’s management to reflect the potential impact on II-VI’s business and financial prospects in the event of an acquisition of Coherent by Lumentum, as described in “Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus. The II-VI board discussed the financial impact of revising the terms of II-VI’s acquisition proposal, including increasing the purchase price and varying the mix of cash and directed management, with the assistance II-VI’s legal and financial advisors, to prepare an improved acquisition proposal.

Through the course of March 10, 2021, II-VI’s management and legal and financial advisors engaged in further discussions regarding II-VI’s financing commitments. As an outcome of these discussions, II-VI and Bain agreed to revise the terms of the form of investment agreement, pursuant to which Bain would agree to provide $750 million of its equity financing commitment promptly following the execution of a merger agreement with Coherent, with the remaining $750 million (as well as a possible additional $500 million investment) to be funded no later than the closing of the merger transaction.

The II-VI board held a meeting by video conference on the morning of March 11, 2021. Management presented its recommendation that II-VI submit an updated proposal to acquire Coherent for $195.00 in cash and 1.00 share of II-VI common stock per share of Coherent common stock (implying an aggregate value of approximately $272.68 per Coherent share based on the 10-day VWAP of II-VI shares as of March 10, 2021). J.P. Morgan reviewed with the II-VI board its financial analysis of Coherent and the proposed transaction based on such proposal utilizing financial forecasts and synergy and other estimates provided by II-VI management (including, at II-VI’s direction, the II-VI prospective financial information, the II-VI-prepared Coherent prospective financial information, the potential combined company cost savings and the potential combined company revenue synergies, as described in the section of this joint proxy statement/prospectus entitled “Certain Unaudited Prospective Financial Information”). A representative of Wachtell Lipton also reviewed the legal terms of the form of the Bain investment agreement proposed to be included with II-VI’s updated acquisition proposal, as well as an updated form of merger agreement which provided for, among other things, a termination fee of $108.8 million payable by Coherent to II-VI in certain situations (including termination of the merger agreement by Coherent to accept a superior proposal), representing approximately half of the comparable termination fee reflected in the March 9 Lumentum Merger Agreement. Following discussion, the II-VI board directed management to submit an updated proposal to acquire Coherent, together with updated forms of the merger agreement, Bain investment agreement and other transaction documents, in each case, reflecting the terms discussed and reviewed with the II-VI board at the meeting. Later on March 11, 2021, representatives of II-VI sent the proposal materials to Coherent.

Later on March 11, 2021, S&P Global Ratings (which we refer to as “SPGR”) announced that, in light of Lumentum’s increased offer to acquire Coherent and the execution of the March 9 Lumentum Merger Agreement, as announced on March 10, 2021, SPGR placed all ratings of Lumentum on CreditWatch with negative implications, which placement would be resolved upon the closing of its proposed acquisition of Coherent.

In the evening on March 11, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of BofA Securities, Credit Suisse and Skadden also attended the meeting. Representatives of BofA Securities and Credit Suisse provided a financial analysis of the proposal received from II-VI on March 11, 2021, including an overview of stock market activity leading up to March 11, 2021 and a comparison with the merger consideration to be paid in the pending amended merger agreement with Lumentum. After discussion, the Coherent board unanimously determined, in consultation with its financial and legal advisors, that the revised acquisition proposal Coherent received from II-VI constituted a superior proposal under the terms of the March 9 Lumentum Merger Agreement.

On March 12, 2021, Coherent issued a press release announcing the Coherent board’s determination that II-VI’s March 11, 2021 proposal constituted a superior proposal under the terms of the March 9 Lumentum Merger Agreement.

On March 16, 2021, SPGR announced that, after II-VI’s increased offer to acquire Coherent, as announced on March 12, 2021, II-VI’s credit ratings and outlook remained unchanged.

On March 17, 2021, Lumentum sent Coherent a further revised proposal to acquire each share of Coherent common stock for $220.00 in cash and 0.6100 of a share of Lumentum common stock (implying an aggregate value of $275.00 per share based on the price per share of Lumentum common stock at the close of trading on March 16, 2021), together with revised drafts of the March 9 Lumentum Merger Agreement, the Coherent confidential disclosure letter and the debt commitment documents relating to the proposed acquisition of Coherent by Lumentum. Lumentum also sent the Coherent board a draft investment agreement to be entered into by and among Lumentum, Silver Lake Alpine, L.P., Silver Lake Alpine (Offshore Master), L.P. and Silver Lake Alpine II, L.P., each affiliates of Silver Lake Partners, which we refer to collectively as “Silver Lake,” relating to the financing of the proposed acquisition of Coherent by Lumentum.

Shortly thereafter, on the morning of March 17, 2021, Coherent issued a press release announcing the Coherent board’s consideration of Lumentum’s March 17, 2021 proposal.

Following the announcement, members of Coherent’s management team and representatives of BofA Securities and Credit Suisse held a meeting with representatives of Lumentum by video conference to discuss certain business and due diligence matters. Separately, members of II-VI management contacted representatives of Bain and J.P. Morgan to ascertain the willingness of each party to provide additional financing in support of a further revised proposal to acquire Coherent.

Also on March 17, 2021, the II-VI board met by video conference to discuss Lumentum’s revised acquisition proposal and potential next steps. Management again discussed with the II-VI board the potential merits of a transaction with Coherent and potential impact of the proposed Lumentum merger on the business and financial prospects of II-VI as a stand-alone company and presented its recommendation that II-VI submit an updated offer to acquire Coherent for $220.00 in cash and 0.9100 of a share of II-VI common stock per share of Coherent common stock (implying an aggregate value of approximately $287.18 per Coherent share based on the 10-day VWAP of II-VI shares as of March 17, 2021). Also discussed was the form of definitive merger agreement to be submitted to Coherent with such updated offer. Allen & Company reviewed with the II-VI board the financial terms of Lumentum’s latest proposal and provided the II-VI board with, among other things, an updated illustrative overview of certain implied transaction metrics at various theoretical purchase prices and cash/stock consideration mix. J.P. Morgan separately reviewed with the II-VI board its financial analysis of the proposed merger consideration provided for in the definitive form of the merger agreement based on financial forecasts and synergy and other estimates provided by II-VI management (including, at II-VI’s direction, the II-VI prospective financial information, the II-VI adjusted prospective financial information, the II-VI-prepared Coherent prospective financial information, the potential combined company cost savings and the potential combined company revenue synergies, as described in the section of this joint proxy statement/prospectus entitled “Certain Unaudited Prospective Financial Information”) and, at the request of the II-VI board, rendered an oral opinion, confirmed by delivery of a written opinion dated March 17, 2021, to the II-VI board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the merger consideration proposed to be paid by II-VI in the merger was fair, from a financial point of view, to II-VI. Members of II-VI’s management then provided an overview of their discussions regarding additional financing for the transaction. The II-VI board authorized management to submit an updated offer to acquire Coherent upon the terms discussed and reviewed with the II-VI board at the meeting. The II-VI board also directed management to seek to increase the size of the debt and equity financing commitments from J.P. Morgan and Bain, respectively, for such updated offer.

Following the II-VI board meeting, II-VI’s management and legal and financial advisors engaged in further discussions with J.P. Morgan and Bain regarding II-VI’s financing commitments. As an outcome of these discussions, J.P. Morgan agreed to increase the size of its debt commitment by $625 million and Bain agreed that, in addition to the committed amount of $1.5 billion, it would potentially provide an additional amount of up to $650 million (in lieu of the $500 million contemplated by the previously negotiated form of the Bain investment agreement). During the evening of March 17, 2021, II-VI delivered its updated offer to Coherent, together with proposed forms of transaction agreements (including updated debt commitment documents from J.P. Morgan and the updated form of investment agreement with Bain).

After receipt of the II-VI revised proposal on March 17, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of BofA Securities, Credit Suisse and Skadden also attended the meeting. The Coherent board discussed II-VI’s March 17, 2021 proposal and Lumentum’s March 17, 2021 proposal. In light of the revised proposal received from II-VI shortly prior to the scheduled time for such meeting, the Coherent board determined, in consultation with BofA Securities and Credit Suisse, that additional time to review the II-VI revised proposal to permit Coherent’s financial advisors to prepare an analysis of such revised proposal would be beneficial, so the Board determined to postpone further discussion of the proposals and adjourned the meeting until later in the day on March 17, 2021.

Later that evening, the Coherent board again met by video conference. Members of Coherent’s management team and representatives of BofA Securities, Credit Suisse and Skadden also attended the meeting. Representatives of each of BofA Securities and Credit Suisse provided their respective financial analyses of the revised proposals received from each of Lumentum and II-VI earlier that day on March 17, 2021, including an overview of stock market activity leading up to March 17, 2021 and a comparison of the valuations of each proposal. After discussion, the Coherent board determined, in consultation with its financial and legal advisors, that the revised acquisition proposal Coherent received from II-VI continued to constitute a superior proposal under the terms of the March 9 Lumentum Merger Agreement and was superior to the revised Lumentum proposal received on March 17, 2021. The Coherent board also discussed the updated relationship disclosure memoranda received from each of BofA Securities and Credit Suisse on March 17, 2021, copies of which had been submitted to the Coherent board prior to the meeting, which disclosure included (a) fees that BofA Securities and its affiliates had earned in recent years from II-VI, Lumentum, Bain, Silver Lake and Coherent, and (b) certain material relationships, to the extent applicable, among Credit Suisse, including officers on the Credit Suisse team working with Coherent, and II-VI, MKS, Lumentum, Bain, Silver Lake and Coherent. After consulting with its legal advisors, the Coherent board determined that the information in (i) BofA Securities’ disclosure memorandum did not present any conflicts of interest that suggested BofA Securities was not qualified to advise Coherent in connection with a potential transaction with II-VI, Lumentum, Bain or Silver Lake and (ii) Credit Suisse’s disclosure memorandum did not present any conflicts of interest that suggested Credit Suisse was not qualified to advise Coherent in connection with a potential transaction with II-VI, MKS, Lumentum, Bain or Silver Lake.

On March 18, 2021, Coherent issued a press release announcing the Coherent board’s determination that II-VI’s March 17, 2021 offer constituted a superior proposal under the terms of the March 9 Lumentum Merger Agreement and was also superior to the March 17, 2021 Lumentum proposal.

On March 20, 2021 and March 22, 2021, the II-VI board met by video conference. Members of II-VI’s management team and representatives of II-VI’s legal and financial advisors also attended the meeting. At the meeting, the II-VI board discussed potential next steps in connection with II-VI’s revised offer to acquire Coherent.

On the night of March 22, 2021, Lumentum sent Coherent a further revised proposal to acquire each share of Coherent common stock for $230.00 in cash and 0.6724 of a share of Lumentum common stock (implying an aggregate value of $287.50 per share based on the per share price of Lumentum common stock at the close of trading on March 22, 2021), together with revised drafts of the March 9 Lumentum Merger Agreement, the Coherent confidential disclosure letter, the debt commitment documents and the investment agreement with Silver Lake, each relating to the proposed acquisition of Coherent by Lumentum.

On March 23, 2021, Coherent issued a press release announcing the Coherent board’s consideration of Lumentum’s March 22, 2021 proposal.

Also on March 23, 2021, the II-VI board met by video conference to consider Lumentum’s latest proposal. Members of II-VI’s management team and representatives II-VI’s legal and financial advisors also attended the meeting. Allen & Company and J.P. Morgan separately provided the II-VI board with, among other things, an illustrative overview of certain implied transaction metrics at various theoretical purchase prices and cash/stock consideration mix. Members of management also provided their views on potential further revisions to the terms of II-VI’s updated offer as submitted to Coherent on March 17, 2021. The II-VI board and management discussed the potential risks and benefits of further modifying the financial terms of II-VI’s proposal and determined that II-VI should not further revise its offer at the time.

On March 24, 2021, II-VI sent Coherent a letter expressing II-VI’s view that its March 17, 2021 offer continued to constitute a superior proposal under the terms of the March 9 Lumentum Merger Agreement and was also superior to Lumentum’s March 22, 2021 proposal.

Later on March 24, 2021, the Coherent board met by video conference. Members of Coherent’s management team and representatives of BofA Securities, Credit Suisse and Skadden also attended the meeting. Representatives of each of BofA Securities and Credit Suisse provided their respective financial analyses of the revised proposals received from Lumentum on March 22, 2021 and from II-VI on March 17, 2021, including an overview of stock market activity leading up to March 23, 2021 and a comparison of the valuations of each proposal. In light of such analysis, the Coherent board determined that the revised proposals received from Lumentum and II-VI each appeared to be close in terms of short-term value, but that the II-VI proposal reflected a higher long-term value (including the synergies presented by the II-VI revised proposal) (for a more detailed discussion regarding the Coherent board’s reasons for accepting the II-VI proposal, see the section entitled “Coherent’s Reasons for the Merger; Recommendation of the Coherent Board” beginning on page 97 of this joint proxy statement/prospectus). After discussion, the Coherent board unanimously determined, in consultation with its financial and legal advisors, that the proposal received from II-VI on March 17, 2021 continued to constitute a superior proposal under the March 9 Lumentum Merger Agreement, and unanimously approved termination of the March 9 Lumentum Merger Agreement, payment to Lumentum of the $217.6 million termination fee and entry into the merger agreement with II-VI. The Coherent board also discussed the updated relationship disclosure memoranda received from each of BofA Securities and Credit Suisse on March 23, 2021, copies of which had been submitted to the Coherent board prior to the meeting, which disclosure included (a) fees that BofA Securities and its affiliates had earned in recent years from II-VI, Lumentum, Bain, Silver Lake and Coherent and (b) certain material relationships, to the extent applicable, among Credit Suisse, including officers on the Credit Suisse team working with Coherent, and II-VI, MKS, Lumentum, Bain, Silver Lake and Coherent. After consulting with its legal advisors, the Coherent board determined that the information in (i) BofA Securities’ disclosure memorandum did not present any conflicts of interest that suggested BofA Securities was not qualified to advise Coherent in connection with a potential transaction with II-VI, Lumentum, Bain or Silver Lake and (ii) Credit Suisse’s disclosure memorandum did not present any conflicts of interest that suggested Credit Suisse was not qualified to advise Coherent in connection with a potential transaction with II-VI, MKS, Lumentum, Bain or Silver Lake. Upon the request of the Coherent board, BofA Securities delivered to the Coherent board its oral opinion, subsequently confirmed by delivery of a written opinion, dated March 24, 2021, to the effect that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters considered in the preparation of such opinion as set forth in such opinion, the merger consideration to be received in the merger by the holders of Coherent common stock (other than the holders of any cancelled shares or any dissenting shares) was fair, from a financial point of view, to such holders. Upon request of the Coherent board, Credit Suisse delivered to the Coherent board its oral opinion, subsequently confirmed by delivery of a written opinion, dated March 24, 2021, to the effect that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters considered in the preparation of such opinion as set forth in such opinion, the merger consideration to be received by the holders of Coherent common stock (other than the holders of cancelled shares or dissenting shares (each as described in the merger agreement)) in the merger was fair, from a financial point of view, to such holders.

On the morning of March 25, 2021, Coherent terminated the March 9 Lumentum Merger Agreement, paid to Lumentum by wire transfer the $217.6 million termination fee, and executed with II-VI the merger agreement, the execution of which was announced in separate press releases issued by each of Coherent and II-VI on the morning of March 25, 2021.

On March 31, 2021, SPGR announced that, in light of II-VI’s increased offer to acquire Coherent and the execution of the merger agreement, SPGR placed all ratings on II-VI on CreditWatch with negative implications, which placement would be resolved upon the closing of its proposed acquisition of Coherent.

Certain Relationships between Coherent and II-VI

Coherent, II-VI and their respective affiliates engage in transactions and enter into agreements with each other in the ordinary course of business, including certain agreements pursuant to which the parties provide certain commercially-available products. Except as described in this joint proxy statement/prospectus, there are and have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the current calendar year or the five immediately preceding calendar years, between Coherent or its affiliates, on the one hand, and II-VI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, the election of directors, or the sale or other transfer of a material amount of assets.

Coherent’s Reasons for the Merger; Recommendation of the Coherent Board

At a meeting held on March 24, 2021, the Coherent board unanimously:

•	recommended that Coherent’s stockholders adopt the merger agreement;

•	determined that the merger agreement and the transactions contemplated by the merger agreement are advisable to, and in the best interests of, Coherent and its stockholders;

•	approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement; and

•	directed that the adoption of the merger agreement be submitted to a vote at a meeting of Coherent’s stockholders.

Accordingly, the Coherent board has unanimously approved the merger agreement and, accordingly, as of the date hereof, continues to recommend that the holders of Coherent common stock vote “FOR” the Coherent merger proposal.

In reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Coherent board, as described in “The Merger—Background of the Merger” beginning on page 72 of this joint proxy statement/prospectus, held a number of meetings, consulted with Coherent’s senior management and its outside legal counsel, Skadden, and financial advisors BofA Securities and Credit Suisse, respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Coherent and II-VI (including in comparison with Lumentum) and determined that the merger was in the best interests of Coherent and its stockholders. At its meeting held on March 24, 2021, after due consideration and consultation with Coherent’s senior management and outside legal and financial advisors, the Coherent board unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that Coherent stockholders vote in favor of the adoption of the merger agreement. In making its determination, the Coherent board focused on a number of factors, including the following material factors:

•

each of Coherent’s and II-VI’s business, operations, financial condition, stock performance, product lines, earnings and prospects (in reviewing these factors, the Coherent board considered II-VI’s financial condition and the fact that II-VI’s business, operations and risk profile complement those of Coherent, creating the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Coherent’s earnings and prospects on a stand-alone basis or relative to other potential strategic alternatives reasonably available to Coherent);

•	the strategic rationale for the merger, including:

•	the unique opportunity to create a global leader in photonic solutions, compound semiconductors, and laser and technology systems;

•

the opportunity to use complementary scale across the entire value chain and increase competitiveness in all laser technology product lines, including in materials macro- and micro-processing, display processing and instrumentation;

•	the opportunity for greater diversification of revenue by end-market and geography, and the deeper market intelligence from Coherent and II-VI’s complementary business models;

•	the broader sales force available to the combined company in light of complementary geographic aspects;

•	the opportunity to accelerate the growth of the combined company through complementary platforms and the opportunity for vertical integration;

•

the expectation that the merger will enable the combined company to generate approximately $250 million in cost savings following the completion of the merger, due to increased operating efficiencies and leveraging economies of scale; and

•

the belief of the Coherent board that the merger is more favorable to Coherent stockholders than the opportunities and strategic alternatives reasonably available to Coherent on a stand-alone basis or through an alternative transaction, which the Coherent board evaluated with the assistance of Coherent’s management and its outside financial and legal advisors, taking into account the potential risks, rewards and uncertainties associated with each alternative;

•

the fact that Coherent, with the assistance of BofA Securities, acting at the direction of the Coherent board, identified and engaged with three potential bidders, in an effort to obtain the best value reasonably available to Coherent stockholders and conducted a robust sales process through the execution of the January 18 Lumentum Merger Agreement with Lumentum on January 18, 2021;

•

the fact that Coherent entered into confidentiality agreements with three potential bidders, and that Coherent, through extensive negotiations, was able to increase Lumentum’s proposed merger consideration from an initial proposal of $166.55 per share to a final offer of $226.00 per share upon the execution of the January 18 Lumentum Merger Agreement on January 18, 2021, and that the Coherent board believed that, at the time of the Coherent board’s deliberations regarding consideration, Lumentum was unwilling to increase its proposal further at that time;

•

the fact that Coherent, with the assistance of BofA Securities and Credit Suisse, acting at the direction of the Coherent board, engaged with Lumentum, MKS (following its revised proposal on February 4, 2021) and II-VI (following its revised proposal on February 12, 2021), in an effort to obtain the best value reasonably available to Coherent stockholders and conducted a robust negotiation process through the execution of the merger agreement on March 25, 2021;

•

the fact that, following the announcement of the merger on January 19, 2021, Coherent received multiple enhanced proposals from each of Lumentum, II-VI and MKS, pursuant to which Coherent, through negotiations following receipt of such proposals, was able to increase the proposed merger consideration from an initial proposal of $226.00 per share upon the execution of the January 18 Lumentum Merger Agreement on January 18, 2021 to II-VI’s final offer of $281.21 per share upon the execution of the merger agreement on March 25, 2021, and that the Coherent board believed that, at the time of the Coherent board’s deliberations regarding consideration, II-VI was unwilling to increase its proposal further at that time;

•

the fact that Coherent, through extensive negotiations, was able to increase II-VI’s proposed merger consideration from an initial proposal of $150.00 per share to a final offer of $281.21 per share upon the execution of the merger agreement on March 25, 2021;

•

the fact that, as of the announcement of the merger agreement on March 25, 2021, the per share value of the merger consideration reflected an 85% premium to Coherent’s closing stock price as of January 15, 2021, the last full trading day prior to the date of announcement of the January 18 Lumentum Merger Agreement, an 83% premium to the average Coherent closing stock price during the month prior to and including January 15, 2021, and a 117% premium to the average Coherent closing stock price during the year prior to and including January 15, 2021;

•

the expectation that, with increased scale, the combined company will be able to increase research and development investment in order to accelerate innovation in existing and future markets requiring the unique capabilities of photonics;

•	the combined company’s increased potential for long-term value creation;

•

the expectation that the combined company will be better positioned to serve the needs of a global customer base increasingly dependent on photonics to enable important end-market transitions, including the shift to digital and virtual approaches to work and life, the transition to 5G in wireless networking, advanced bioinstrumentation, advanced microelectronics, and new materials for next generation consumer electronic devices, flat panel and OLED displays, communications equipment, electric and autonomous vehicles, and energy storage;

•	the ability to harness Coherent’s and II-VI’s collective expertise in technology, and research and development to drive improvement across the combined company;

•	the cultural alignment between Coherent and II-VI, including shared values and commitment to integrity, operational excellence, client and member satisfaction, innovation and stockholder value;

•	the information and discussions with II-VI’s senior management regarding II-VI’s business, financial condition, results of operations, current business strategy and prospects;

•

the current and prospective business environment in which Coherent and II-VI operate, including international, national and local economic conditions, the competitive and regulatory environment and the likely effects of these factors on Coherent and the combined company;

•	that the merger will enable Coherent stockholders to maintain equity in the combined company thereby giving them an opportunity to participate in the future success of the combined company;

•

that, upon completion of the merger as contemplated by the merger agreement on March 25, 2021, II-VI stockholders and former Coherent stockholders will own approximately 84% and 16%, respectively, of the combined company (based on fully diluted shares outstanding of the combined company as of March 24, 2021);

•	the terms of the merger agreement, including:

•

the fact that the consideration payable to Coherent stockholders in connection with the merger includes a fixed number of shares of II-VI common stock, thereby ensuring that Coherent stockholders will receive a pre-determined percentage of the combined company’s equity irrespective of changes in market prices of either company or the trading markets generally;

•	the customary and generally reciprocal nature of the representations, warranties and covenants of Coherent and II-VI in the merger agreement;

•

the flexibility permitted under the interim operating covenants which restrict the conduct of Coherent’s business prior to closing of the merger, and the fact that II-VI is subject to certain similar provisions;

•	the limited closing conditions included in the merger agreement and the likelihood that all such conditions would be satisfied;

•

the absence of a financing condition in the merger agreement and the receipt by II-VI of (i) an executed debt financing commitment letter to provide a substantial portion of the financing needed to complete the merger from a reputable, large commercial bank, and (ii) an executed investment agreement with a reputable private equity firm to provide a substantial amount of equity financing, together with II-VI’s cash on hand;

•

the nature of the conditions to the debt financing commitment and the obligation of II-VI to do all things necessary, proper or advisable to arrange, obtain and complete the debt financing prior to the closing;

•

both parties’ obligation to take all actions necessary to obtain regulatory clearance in each of the jurisdictions in which such clearance is required (subject to certain exceptions in China), and the parties’ expectations that such clearances will be obtained given the lack of competitive overlap between their respective businesses;

•	the fact that two members of the 13-member board of directors of the combined company will have been members of the Coherent board as of immediately prior to the effective time;

•

as demonstrated by the extensive negotiation history, Coherent’s right to engage in negotiations with, and provide information to, any third party from whom Coherent receives an unsolicited proposal relating to a competing transaction if the Coherent board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to lead to a transaction that is superior to the proposed transactions with II-VI and the failure to take such action would be reasonably expected to be inconsistent with Coherent’s directors’ fiduciary duties;

•

the deal protection and termination provisions of the merger agreement, including Coherent’s right to receive a termination fee of (a) $337.7 million if the merger agreement is terminated under certain circumstances, including in the event that (i) the II-VI board no longer recommends that II-VI stockholders vote “FOR” the proposal to approve the share issuance or (ii) II-VI willfully breaches certain of its non-solicitation or related covenants and (b) $500 million if the merger agreement is terminated for failure to obtain antitrust approval from a Chinese governmental entity;

•	the end date under the merger agreement, which is subject to extension such that it allows for time that is expected to be sufficient to complete the merger; and

•

the review of the Coherent board, with the assistance of Coherent’s legal and financial advisors, of the terms and conditions of other recent comparable transactions, including premiums relative to stock prices, consideration mix and announced synergy targets, and its overall belief that the terms of the merger agreement were consistent with market practice and in the best interest of Coherent and its stockholders;

•

the oral opinion of BofA Securities, subsequently confirmed in a written opinion dated March 24, 2021, to the Coherent board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received in the merger by the holders of Coherent common stock (other than the holders of any cancelled shares or any dissenting shares), as more fully described in “The Merger—Opinions of Coherent’s Financial Advisors” beginning on page 102 of this joint proxy statement/prospectus and the full text of the written opinion of BofA Securities, which is attached as Annex E to this joint proxy statement/prospectus;

•

the oral opinion of Credit Suisse, subsequently confirmed in writing, to the Coherent board that, as of March 24, 2021, subject to the assumptions, limitations, qualifications and other matters considered in the preparation of such opinion as set forth in such opinion, the merger consideration to be received by the holders of Coherent common stock (other than the holders of any cancelled shares or any dissenting shares (each as described in the merger agreement)) in the merger was fair, from a financial point of view, to such holders, as described in “The Merger—Opinions of Coherent’s Financial Advisors” beginning on page 102 of this joint proxy statement/prospectus and the full text of the written opinion of Credit Suisse, which is attached as Annex F to this joint proxy statement/prospectus;

•	the fixed exchange ratio and the relative prices of the parties’ stock at the time of announcement of the merger;

•

the Coherent board’s review and discussions with Coherent’s senior management concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of II-VI; and

•	the expectation that the required regulatory approvals could be obtained in a timely fashion.

The Coherent board also considered the potential risks related to the merger but concluded that the anticipated benefits of combining with II-VI were likely to substantially outweigh these risks. These potential risks included:

•	the risk that II-VI’s financial performance may not meet Coherent’s expectations;

•

the risk that Coherent stockholders may receive merger consideration at the completion of the merger with a lower value than such consideration had at the announcement of the merger given the fact that a significant portion of the merger consideration consists of a fixed number of shares of II-VI common stock and the trading price of II-VI common stock may decline before the completion of the merger;

•

the risk that changes in the regulatory landscape or new industry developments, including changes in consumer or customer preferences following the COVID-19 pandemic, may adversely affect the business benefits anticipated to result from the merger;

•

the multi-jurisdictional regulatory and other approvals required in connection with the merger, and the risk that such approvals will not be received in a timely manner or at all or may result in costs and expenses or impose unacceptable conditions;

•

the difficulties and management challenges inherent in completing the merger and integrating the business, operations and workforce of II-VI with those of Coherent and the risk of not capturing (or of a delay in capturing) all of the anticipated cost savings currently expected to be generated by the merger;

•

the amount of time it could take to complete the merger, including that completion of the merger depends on factors outside of Coherent’s or II-VI’s control, and the risk that the pendency of the merger for an extended period of time could have an adverse impact on Coherent and II-VI, including their respective customer, supplier and other business relationships;

•

the risk that Coherent or II-VI may be subject to lawsuits or other challenges to the merger, and adverse effects of these challenges, including any adverse rulings in lawsuits, may delay or prevent the merger from being completed or that may require Coherent or II-VI to incur significant costs to address such challenges, including any costs to defend or settle any lawsuits;

•

the difficulties and management challenges inherent in completing the merger, integrating the businesses and managing an expanded business, operations and workforce of Coherent and II-VI, potential time commitment, distractions and other factors, including the challenge of blending board and management leadership, harmonizing compensation philosophies, employee compensation and benefit plans, and, despite retention efforts, the potential loss of key personnel, customers and suppliers during the pendency of the merger and thereafter;

•	the possible diversion of management and employee attention during the pendency of the merger;

•	that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative transaction proposals involving Coherent;

•

the restrictions in the merger agreement on the conduct of Coherent’s business during the period between execution of the merger agreement and the consummation of the merger, which could negatively impact Coherent’s ability to pursue certain business opportunities or strategic transactions;

•	the risk that Coherent stockholders or II-VI stockholders, as applicable, may not approve the merger or the issuance of II-VI shares in the transaction;

•

the risk that the merger agreement may be terminated by II-VI in connection with its receipt of a superior proposal or a change in the recommendation by the II-VI board to its stockholders with respect to approval of the share issuance;

•

the risk that Coherent would be required to pay to II-VI a termination fee of $108.8 million in the event the merger agreement were to be terminated in connection with a superior proposal or a change in the recommendation by the Coherent board to its stockholders;

•

the risk that, if the merger agreement would be terminated by either party following the failure of the other party to obtain the required stockholder vote, the terminating party would be required to pay the other party $25 million in expenses as payment for such other party’s costs and expenses in connection with the merger agreement;

•	the transaction costs to be incurred in connection with the merger; and

•

the risks of the type and nature described in “Risk Factors” beginning on page 41 of this joint proxy statement/prospectus and the matters described in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this joint proxy statement/prospectus.

The Coherent board determined that the benefits expected to be achieved for Coherent and Coherent stockholders as a result of the merger outweighed these potential risks and uncertainties. The Coherent board recognized that there can be no assurance of future results, including results considered or expected as disclosed in this section of the joint proxy statement/prospectus.

This discussion of the information and factors considered by the Coherent board includes material factors considered by the Coherent board, but it is not intended to be exhaustive and may not include all the factors considered by the Coherent board. In view of the wide variety of factors considered, and the complexity of these matters, the Coherent board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the Coherent board viewed its decision and respective recommendations as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, Coherent management and Coherent’s financial and legal advisors. In addition, individual members of the Coherent board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Coherent board and certain information presented in this section are forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this joint proxy statement/prospectus.

In considering the recommendation of the Coherent board, you should be aware that certain directors and executive officers of Coherent may have interests in the merger that are different from, or in addition to, interests of stockholders of Coherent generally and may create potential conflicts of interest. The Coherent board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in making their respective recommendations, including the Coherent board’s recommendation that Coherent stockholders approve the Coherent compensation proposal and Coherent charter amendment proposal and the other proposals presented at the Coherent special meeting. See “The Merger—Interests of Coherent’s Directors and Executive Officers in the Merger” beginning on page 138 of this joint proxy statement/prospectus.

Opinions of Coherent’s Financial Advisors

Opinion of BofA Securities

Coherent has retained BofA Securities to act as Coherent’s financial advisor in connection with a potential transaction such as the merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Coherent selected BofA Securities to act as Coherent’s financial advisor in connection with a potential transaction such as the merger on the basis of BofA Securities’ experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Coherent and its business.

On March 24, 2021, at a meeting of the Coherent board held to evaluate the merger, BofA Securities delivered to the Coherent board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 24, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, the merger consideration to be received in the merger by holders of Coherent common stock, other than the holders of any cancelled shares or any dissenting shares, was fair, from a financial point of view, to such holders.

The full text of BofA Securities’ written opinion to the Coherent board which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the Coherent board for the benefit and use of the Coherent board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Securities’ opinion does not address any other term or aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Coherent or in which Coherent might engage or as to the underlying business decision of Coherent to proceed with or effect the merger. BofA Securities’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the merger or any related matter.

In connection with rendering its opinion, BofA Securities, among other things:

•	reviewed certain publicly available business and financial information relating to Coherent and II-VI;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Coherent furnished to or discussed with BofA Securities by the management of Coherent, including certain financial forecasts relating to Coherent prepared by or at the direction of and approved by the management of Coherent (such forecasts we refer to as “Coherent forecasts” and are set forth in the section titled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus);

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of II-VI furnished to or discussed with BofA Securities by the management of II-VI, including certain financial forecasts relating to II-VI prepared by the management of II-VI (such forecasts we refer to as “II-VI forecasts” and are set forth in the section titled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus);

•

reviewed an alternative version of the II-VI forecasts incorporating certain adjustments thereto made by the management of Coherent and certain extrapolations thereto prepared by or at the direction of and approved by the management of Coherent (such forecasts we refer to as “adjusted II-VI forecasts” and are set forth in the section titled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus) and discussed with the management of Coherent its assessments as to the relative likelihood of achieving the future financial results reflected in the II-VI forecasts and the adjusted II-VI forecasts;

•

reviewed certain estimates furnished to BofA Securities by the management of Coherent as to the amount and timing of cost savings and the costs of achieving such results (which we refer to as the “cost savings” and are set forth in the section titled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus) anticipated by the managements of Coherent and II-VI to result from the merger;

•	discussed the past and current business, operations, financial condition and prospects of Coherent and II-VI with members of senior management of Coherent;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of II-VI, including the potential effect on II-VI’s estimated earnings per share;

•

reviewed the trading histories for Coherent common stock and II-VI common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

•	compared certain financial and stock market information of Coherent and II-VI with similar information of other companies BofA Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

•

considered the results of BofA Securities’ efforts on behalf of Coherent to solicit, at the direction of Coherent, indications of interest and definitive proposals from Lumentum, MKS and II-VI with respect to a possible acquisition of Coherent prior to the entry by Coherent into the January 18 Lumentum Merger Agreement;

•	considered the definitive proposals received from Lumentum and MKS with respect to a possible acquisition of Coherent after the entry by Coherent into the January 18 Lumentum Merger Agreement;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Coherent and II-VI that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the II-VI forecasts, BofA Securities was advised by II-VI, and assumed, with the consent of Coherent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of II-VI as to the future financial performance of II-VI. With respect to the Coherent forecasts and the adjusted II-VI forecasts, BofA Securities was advised by Coherent, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Coherent as to the future financial performance of Coherent and II-VI. With respect to the cost savings, BofA Securities was advised by Coherent and II-VI, and assumed, with the consent of Coherent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Coherent and II-VI as to the matters covered thereby. BofA Securities relied, at the direction of Coherent, on the assessments of the managements of Coherent and II-VI as to II-VI’s ability to achieve the cost savings and was advised by Coherent and II-VI, and assumed, with the consent of Coherent, that the cost savings will be realized in the amounts and at the times projected. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Coherent or II-VI, nor did it make any physical inspection of the properties or assets of Coherent or II-VI. BofA Securities did not evaluate the solvency or fair value of Coherent or II-VI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of Coherent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Coherent, II-VI or the contemplated benefits of the merger.

BofA Securities expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Coherent common stock, other than the holders of any cancelled shares or any dissenting shares, and no opinion or view was expressed with respect to any consideration received in connection with the merger by holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Coherent or in which Coherent might engage or as to the underlying business decision of Coherent to proceed with or effect the merger. BofA Securities also expressed no view or opinion with respect to, and relied, with Coherent’s consent, upon the assessments of representatives of Coherent regarding, legal, regulatory, accounting, tax and similar matters relating to Coherent, II-VI and the merger (including the contemplated benefits thereof), as to which BofA Securities understood that Coherent obtained such advice as it deemed necessary from qualified professionals. BofA Securities did not express any opinion as to what the value of II-VI common stock actually would be when issued or the prices at which Coherent common stock or II-VI common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Coherent imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The discussion set forth below under “—Summary of Material Coherent Financial Analyses,” “—Summary of Material II-VI Financial Analyses” and “—Summary of Material Relative Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Coherent board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material Coherent Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Coherent and the following nine publicly traded companies with material operations engaged in the manufacturing of components for optical communications and/or the laser industry:

	As of January 15, 2021				As of March 23, 2021
	Enterprise Value/ CY 2021E Adj. EBITDA	Enterprise Value/ CY 2022E Adj. EBITDA	Stock Price/ CY 2021E Adj. EPS	Stock Price/ CY 2022E Adj. EPS	Enterprise Value/ CY 2021E Adj. EBITDA	Enterprise Value/ CY 2022E Adj. EBITDA	Stock Price/ CY 2021E Adj. EPS	Stock Price/ CY 2022E Adj. EPS
Novanta Inc.	37.3x	33.3x	NM	50.0x	36.9x	33.4x	45.9x	39.3x
IPG Photonics Corporation	27.0x	21.7x	49.2x	37.3x	19.6x	16.4x	33.1x	26.7x
Han’s Laser Technology Industry Group Co., Ltd.	24.2x	22.4x	30.8x	27.4x	20.0x	17.5x	25.8x	22.4x
Lincoln Electric Holdings, Inc.	16.7x	15.0x	24.9x	21.5x	16.2x	14.4x	23.0x	20.1x
MKS Instruments, Inc.	14.9x	13.4x	20.3x	18.1x	12.9x	12.0x	17.8x	16.5x
II-VI Incorporated	14.4x	13.1x	24.5x	22.4x	10.0x	8.7x	16.6x	14.2x
Lumentum Holdings Inc.	13.5x	12.1x	16.7x	15.1x	9.5x	8.4x	12.8x	11.4x
Jenoptik AG	10.9x	9.8x	19.8x	16.5x	11.7x	10.5x	20.8x	17.4x
nLIGHT, Inc.	NM	37.6x	NM	52.0x	NM	33.0x	NM	47.6x

(1)

NM means not meaningful because earnings were either negative or so low that they resulted in (a) Enterprise Value/ Adj. EBITDA multiples of over 45x or (b) Stock Price/Adjusted EPS multiples of over 55x.

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values, based on closing stock prices on January 15, 2021, plus debt, less cash and cash equivalents, as a multiple of calendar year 2021 and calendar year 2022 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as “EBITDA,” excluding the impact of stock-based compensation expense, amortization of acquired intangibles and one-time charges, which is referred to as “adjusted EBITDA.” BofA Securities also reviewed per share equity values of the selected publicly traded companies, based on closing stock prices on January 15, 2021, as a multiple of calendar year 2021 and calendar year 2022 estimated earnings per share, commonly referred to as “EPS,” excluding the after-tax impact of stock-based compensation expense, amortization of acquired intangibles and one-time charges, which is referred to as “adjusted EPS.” The median enterprise value / estimated adjusted EBITDA multiple observed for the selected publicly traded companies was 15.8x for calendar year 2021 and 15.0x for calendar year 2022. The median price / estimated adjusted EPS multiple observed for the selected publicly traded companies was 24.5x for calendar year 2021 and 22.4x for calendar year 2022.

BofA Securities then applied calendar year 2021 estimated adjusted EBITDA multiples of 11.0x to 15.0x and calendar year 2022 estimated adjusted EBITDA multiples of 10.0x to 13.5x derived from the selected publicly traded companies to Coherent’s calendar year 2021 and calendar year 2022 estimated adjusted EBITDA and applied calendar year 2021 estimated adjusted EPS multiples of 16.5x to 24.5x and calendar year 2022 estimated adjusted EPS multiples of 15.0x to 22.5x derived from the selected publicly traded companies to Coherent’s calendar year 2021 and calendar year 2022 estimated adjusted EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Coherent were based on the Coherent forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Coherent (rounded to the nearest $0.25), as compared to the per share price of Coherent common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Ranges for Coherent
EV/CY2021E Adj. EBITDA	Price/CY2021E Adj. EPS	EV/CY2022E Adj. EBITDA	Price/CY2022E Adj. EPS	Per Share Price Implied by Merger Consideration
$101.75 - $137.50	$81.25 - $120.75	$151.75 - $203.75	$128.25 - $192.50	$281.21

BofA Securities also reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values, based on closing stock prices on March 23, 2021, plus debt, less cash and cash equivalents, as a multiple of calendar year 2021 and calendar year 2022 estimated adjusted EBITDA. BofA Securities also reviewed per share equity values of the selected publicly traded companies, based on closing stock prices on March 23, 2021, as a multiple of calendar year 2021 and calendar year 2022 estimated adjusted EPS. The median enterprise value / estimated adjusted EBITDA multiple observed for the selected publicly traded companies was 14.6x for calendar year 2021 and 14.4x for calendar year 2022. The median price / estimated adjusted EPS multiple observed for the selected publicly traded companies was 21.9x for calendar year 2021 and 20.1x for calendar year 2022.

BofA Securities then applied calendar year 2021 estimated adjusted EBITDA multiples of 9.5x to 13.0x and calendar year 2022 estimated adjusted EBITDA multiples of 8.5x to 12.0x derived from the selected publicly traded companies to Coherent’s calendar year 2021 and calendar year 2022 estimated adjusted EBITDA and applied calendar year 2021 estimated adjusted EPS multiples of 13.0x to 22.5x and calendar year 2022 estimated adjusted EPS multiples of 11.5x to 16.5x derived from the selected publicly traded companies to Coherent’s calendar year 2021 and calendar year 2022 estimated adjusted EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Coherent were based on the Coherent forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Coherent (rounded to the nearest $0.25), as compared to the per share price of Coherent common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Ranges for Coherent
EV/CY2021E Adj. EBITDA	Price/CY2021E Adj. EPS	EV/CY2022E Adj. EBITDA	Price/CY2022E Adj. EPS	Per Share Price Implied by Merger Consideration
$88.25 - $119.75	$64.00 - $111.00	$129.50 - $181.50	$98.25 - $141.00	$281.21

No company used in this analysis is identical or directly comparable to Coherent. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Coherent was compared.

Selected Precedent Transactions Analysis. BofA Securities reviewed, to the extent publicly available, financial information relating to the following fourteen selected transactions involving companies with material operations engaged in the manufacturing of components for optical communications, the laser industry and/or the semiconductor equipment industry:

Date Announced	Acquiror	Target	Transaction Value/ NTME Adj. EBITDA	Transaction Value/ LTM Adj. EBITDA
October 2012	ASML Holding NV	Cymer, Inc.	30.2x	21.8x
June 2016	ASML Holding NV	Hermes Microvision, Inc.	23.1x	33.6x
June 2019	Nanometrics Incorporated	Rudolph Technologies, Inc.	14.4x	15.8x
March 2018	KLA-Tencor Corporation	Orbotech Ltd.	13.5x	16.2x
February 2017	Veeco Instruments Inc.	Ultratech, Inc.	13.1x	19.7x
April 2014	AMETEK, Inc.	Zygo Corporation	12.8x	13.4x
October 2015	Lam Research Corporation	KLA-Tencor Corporation(2)	12.6x	13.6x
November 2018	II-VI Incorporated	Finisar Corporation	12.2x	16.7x
October 2018	MKS Instruments, Inc.	Electro Scientific Industries, Inc.	10.7x	6.7x
March 2016	Coherent, Inc.	ROFIN-SINAR Technologies Inc.	10.0x	10.3x

Date Announced	Acquiror	Target	Transaction Value/ NTME Adj. EBITDA	Transaction Value/ LTM Adj. EBITDA
February 2016	MKS Instruments, Inc.	Newport Corporation	8.8x	10.5x
July 2014	Orbotech Ltd.	SPTS Technologies Group Limited	8.2x	NA
July 2011	Newport Corporation	Ophir Optronics Ltd.	NA	11.7x
May 2011	IDEX Corporation	CVI Melles Griot	NA	10.8x

(1)	NA means not available.
(2)	Transaction was terminated.

BofA Securities reviewed, among other things, transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s last twelve months ended December 31, 2020, which is referred to as “LTM,” adjusted EBITDA and as a multiple of the target company’s next twelve months ending December 31, 2021, which is referred to as “NTM,” estimated adjusted EBITDA. BofA Securities then applied LTM adjusted EBITDA multiples of 10.5x to 16.5x derived from the selected transactions to Coherent’s LTM adjusted EBITDA and applied NTM estimated adjusted EBITDA multiples of 8.0x to 14.5x derived from the selected transactions to Coherent’s NTM estimated adjusted EBITDA. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of Coherent were based on the Coherent forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Coherent (rounded to the nearest $0.25), as compared to the per share price of Coherent common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Ranges for Coherent		Per Share Price Implied by Merger Consideration
TV / LTM E Adj. EBITDA	TV / NTM E Adj. EBITDA
$68.25 - $105.50	$75.00 - $133.00	$281.21

No company, business or transaction used in this analysis is identical or directly comparable to Coherent or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Coherent and the merger were compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Coherent to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Coherent was forecasted to generate during Coherent’s second, third and fourth quarters of fiscal year 2021 and fiscal years 2022 through 2026 based on the Coherent forecasts. BofA Securities calculated terminal values for Coherent by extrapolating Coherent’s unlevered free cash flow at perpetuity growth rates of 3.0% to 4.0%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience. The cash flows and terminal values were then discounted to present value, assuming a mid-year convention, as of December 31, 2020 using discount rates ranging from 8.5% to 11.5%, which were based on an estimate of Coherent’s weighted average cost of capital. From the resulting enterprise values, BofA Securities added net cash of $85 million to derive equity values.

This analysis indicated the following approximate implied per share equity value reference ranges for Coherent (rounded to the nearest $0.25) as compared to the per share price of Coherent common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Range for Coherent	Per Share Price Implied by Merger Consideration
$104.75 - $196.25	$281.21

Other Factors. BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

the trading range for the Coherent common stock for the 12-month period as of January 15, 2021 (the last trading day prior to the public announcement of the January 18 Lumentum Merger Agreement), which was $82.09 to $175.70 per share; and

•

certain publicly available equity research analyst price targets for the Coherent common stock available as of March 23, 2021, and noted that the range of such price targets (discounted one year by 10% cost of equity) was $127.25 to $154.50 per share.

Summary of Material II-VI Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for II-VI and the following eight publicly traded companies with material operations engaged in the manufacturing of optical/photonic components and/or compound semiconductor materials and devices for communications, industrial, semiconductor and other end-markets:

	As of January 15, 2021				As of March 23, 2021
	Enterprise Value/ CY 2021E Adj. EBITDA	Enterprise Value/ CY 2022E Adj. EBITDA	Stock Price/ CY 2021E Adj. EPS	Stock Price/ CY 2022E Adj. EPS	Enterprise Value/ CY 2021E Adj. EBITDA	Enterprise Value/ CY 2022E Adj. EBITDA	Stock Price/ CY 2021E Adj. EPS	Stock Price/ CY 2022E Adj. EPS
Novanta Inc.	37.3x	33.3x	NM	50.0x	36.9x	33.4x	45.9x	39.3x
IPG Photonics Corporation	27.0x	21.7x	49.2x	37.3x	19.6x	16.4x	33.1x	26.7x
NeoPhotonics Corporation	19.8x	10.2x	NM	39.5x	34.0x	18.0x	NM	43.9x
MKS Instruments, Inc.	14.9x	13.4x	20.3x	18.1x	12.9x	12.0x	17.8x	16.5x
Coherent, Inc.	13.8x	10.0x	23.7x	15.9x	13.0x	10.2x	22.7x	16.6x
Lumentum Holdings Inc.	13.5x	12.1x	16.7x	15.1x	9.5x	8.4x	12.8x	11.4x
nLIGHT, Inc.	NM	37.6x	NM	52.0x	NM	33.0x	NM	47.6x
Cree, Inc.	NM	NM	NM	NM	NM	NM	NM	NM

(1)

NM means not meaningful because earnings were either negative or so low that they resulted in (a) Enterprise Value/ Adj. EBITDA multiples of over 45x or (b) Stock Price/Adjusted EPS multiples of over 55x.

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values, based on closing stock prices on January 15, 2021, plus debt, less cash and cash equivalents, as a multiple of calendar year 2021 and calendar year 2022 estimated adjusted EBITDA. BofA Securities also reviewed per share equity values of the selected publicly traded companies, based on closing stock prices on January 15, 2021, as a multiple of calendar year 2021 and calendar year 2022 estimated adjusted EPS. The median enterprise value / estimated adjusted EBITDA multiple observed for the selected publicly traded companies was 19.8x for calendar year 2021 and 17.6x for calendar year 2022. The median price / estimated adjusted EPS multiple observed for the selected publicly traded companies was 20.3x for calendar year 2021 and 38.4x for calendar year 2022.

BofA Securities then applied calendar year 2021 estimated adjusted EBITDA multiples of 13.5x to 15.0x and calendar year 2022 estimated adjusted EBITDA multiples of 10.0x to 13.5x derived from the selected publicly traded companies to II-VI’s calendar year 2021 and calendar year 2022 estimated adjusted EBITDA and applied calendar year 2021 estimated adjusted EPS multiples of 16.5x to 24.5x and calendar year 2022 estimated adjusted EPS multiples of 15.0x to 22.5x derived from the selected publicly traded companies to II-VI’s calendar year 2021 and calendar year 2022 estimated adjusted EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of II-VI were based on the adjusted II-VI forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for II-VI (rounded to the nearest $0.25), as compared to the closing price of II-VI common stock on March 23, 2021:

Implied Per Share Equity Value Reference Ranges for II-VI
EV/CY2021E Adj. EBITDA	Price/CY2021E Adj. EPS	EV/CY2022E Adj. EBITDA	Price/CY2022E Adj. EPS	Closing Trading Price of II-VI on March 23, 2021
$87.50 - $97.50	$65.50 - $97.25	$78.75 - $107.00	$78.25 - $117.25	$65.85

BofA Securities also reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values, based on closing stock prices on March 23, 2021, plus debt, less cash and cash equivalents, as a multiple of calendar year 2021 and calendar year 2022 estimated adjusted EBITDA. BofA Securities also reviewed per share equity values of the selected publicly traded companies, based on closing stock prices on March 23, 2021, as a multiple of calendar year 2021 and calendar year 2022 estimated adjusted EPS. The median enterprise value / estimated adjusted EBITDA multiple observed for the selected publicly traded companies was 19.6x for calendar year 2021 and 17.2x for calendar year 2022. The median price / estimated adjusted EPS multiple observed for the selected publicly traded companies was 25.4x for calendar year 2021 and 33.0x for calendar year 2022.

BofA Securities then applied calendar year 2021 estimated adjusted EBITDA multiples of 9.5x to 13.0x and calendar year 2022 estimated adjusted EBITDA multiples of 8.5x to 12.0x derived from the selected publicly traded companies to II-VI’s calendar year 2021 and calendar year 2022 estimated adjusted EBITDA and applied calendar year 2021 estimated adjusted EPS multiples of 13.0x to 22.5x and calendar year 2022 estimated adjusted EPS multiples of 11.5x to 16.5x derived from the selected publicly traded companies to II-VI’s calendar year 2021 and calendar year 2022 estimated adjusted EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of II-VI were based on the adjusted II-VI forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for II-VI (rounded to the nearest $0.25), as compared to the closing price of II-VI common stock on March 23, 2021:

Implied Per Share Equity Value Reference Ranges for II-VI
EV/CY2021E Adj. EBITDA	Price/CY2021E Adj. EPS	EV/CY2022E Adj. EBITDA	Price/CY2022E Adj. EPS	Closing Trading Price of II-VI on March 23, 2021
$61.00 - $84.25	$51.50 - $89.25	$66.75 - $95.00	$60.00 - $86.00	$65.85

No company used in this analysis is identical or directly comparable to II-VI. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which II-VI was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of II-VI to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that II-VI was forecasted to generate during II-VI’s third and fourth quarters of fiscal year 2021 and fiscal years 2022 through 2026 based on the adjusted II-VI forecasts. BofA Securities calculated terminal values for II-VI by extrapolating II-VI’s unlevered free cash flow at perpetuity growth rates of 2.5% to 3.5%, which perpetuity growth rates were selected based on BofA Securities’ professional judgment and experience. The cash flows and terminal values were then discounted to present value, assuming mid-year convention, as of December 31, 2020 using discount rates ranging from 7.0% to 9.0%, which were based on an estimate of II-VI’s weighted average cost of capital. From the resulting enterprise values, BofA Securities subtracted net debt of $689 million to derive equity values.

This analysis indicated the following approximate implied per share equity value reference ranges for II-VI (rounded to the nearest $0.25), as compared to the closing price of II-VI common stock on March 23, 2021:

Implied Per Share Equity Value Reference Range for II-VI	Closing Trading Price of II-VI on March 23, 2021
$99.00 - $182.50	$65.85

Other Factors. BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	the trading range for II-VI common stock for the 12-month period as of March 23, 2021, which was $24.25 to $99.58 per share; and

•

certain publicly available equity research analyst price targets for the II-VI common stock available as of March 23, 2021, and noted that the range of such price targets (discounted one year by 8.0% cost of equity) was $66.75 to $140.75 per share.

Summary of Material Relative Financial Analyses

Pro Forma Analysis. BofA Securities performed a pro forma analysis to calculate the theoretical change in value for Coherent stockholders resulting from the merger based on a comparison of (i) the pro forma ownership by Coherent stockholders of the combined company following the merger and (ii) the 100% ownership by Coherent stockholders of the Coherent common stock on a stand-alone basis. For Coherent on a stand-alone basis, BofA Securities used the reference range obtained in its discounted cash flow analysis described above under “—Summary of Material Coherent Financial Analyses—Discounted Cash Flow Analysis.” BofA Securities then calculated the implied pro forma equity value per share of Coherent common stock resulting from the merger as follows:

a.	the implied equity value of Coherent on a standalone basis plus the implied equity value of II-VI on a standalone basis (each as calculated using the discounted cash flow analysis described above);

b.	plus the implied equity value of net estimated cost savings to the combined company applying a perpetuity growth rate of 3.0% to 4.0% and a discount rate range of 8.5% to 11.5%;

c.	less the decrease in cash from the merger to the combined company; and

d.	plus $220.00 cash per share included in the merger consideration.

This analysis yielded the following implied per share equity value reference ranges for Coherent common stock on a standalone basis and, assuming 13.9% pro forma ownership by Coherent stockholders, for the combined company, excluding payment in kind interest payable on the II-VI Series B convertible preferred stock (rounded to the nearest $0.25):

Per Share Equity Value Reference Ranges for Coherent Common Stock
Stand-Alone	$104.75 - $196.25
Pro Forma	$286.75 - $367.75

Miscellaneous

As noted above, the discussion under “—Summary of Material Coherent Financial Analyses,” “—Summary of Material II-VI Financial Analyses” and “—Summary of Material Relative Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Securities to the Coherent board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Coherent and II-VI. The estimates of the future performance of Coherent and II-VI in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Coherent board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of Coherent or II-VI.

The type and amount of consideration payable in the merger was determined through negotiations between Coherent and II-VI, rather than by any financial advisor, and was unanimously approved by the Coherent board. The decision to enter into the merger agreement was solely that of the Coherent board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the Coherent board in its evaluation of the merger and should not be viewed as determinative of the views of the Coherent board or management with respect to the merger or the merger consideration.

Coherent has agreed to pay BofA Securities for its services in connection with the merger an aggregate fee currently estimated to be approximately $57,700,000 based on the closing price of II-VI common stock on April 23, 2021, a total of $2 million of which was paid upon rendering two opinions in connection with the January 18 Lumentum Merger Agreement and the March 9 Lumentum Merger Agreement, $1 million of which was paid in connection with its opinion dated March 24, 2021 and the remainder of which is contingent upon the completion of the merger. Coherent also has agreed to reimburse BofA Securities for its reasonable expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, its affiliates, and each of their respective directors, officers, employees and agents and each other controlling person of BofA Securities or any of its affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Coherent, II-VI and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Coherent and/or certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) acting as financial advisor to Coherent in connection with the merger, (ii) having acted or acting as joint lead arranger, joint bookrunner for, and a lender under, certain term loans, letters of credit and other credit facilities of Coherent and/or certain of its affiliates, (iii) having provided or providing certain treasury management services and products to Coherent and/or certain of its affiliates, and (iv) having provided or providing certain derivatives and foreign exchange trading services to Coherent and/or certain of its affiliates. From March 1, 2019 through February 28, 2021, BofA Securities and its affiliates derived aggregate revenues from Coherent and its affiliates of approximately $10 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to II-VI and/or certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to II-VI in connection with its acquisition of Finisar Corporation, (ii) having acted or acting as administrative agent, collateral agent, co-lead arranger, joint bookrunner for, and/or a lender under, certain term loans, letters of credit and credit facilities of II-VI and/or certain of its affiliates, (iii) having acted as manager or underwriter for various debt and/or equity offerings of II-VI and/or certain of its affiliates, (iv) having provided or providing certain treasury management services and products to II-VI and/or certain of its affiliates, and (v) having provided or providing certain derivatives and foreign exchange trading services to II-VI and/or certain of its affiliates. From March 1, 2019 through February 28, 2021, BofA Securities and its affiliates derived aggregate revenues from II-VI and its affiliates of approximately $80 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bain Capital, LP (“Bain”), an affiliate of BCPE, and/or certain affiliates and/or portfolio companies of Bain, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Bain and/or certain of its affiliates and/or portfolio companies under various credit, leasing and other facilities of Bain and/or certain of its affiliates and/or portfolio companies (including, without limitation, in connection with the financing for certain acquisition transactions), (ii) having acted or acting as manager or underwriter for various equity and debt offerings undertaken by Bain and/or certain of its affiliates and/or portfolio companies, (iii) having provided or providing certain treasury management services and products to Bain and/or certain of its affiliates and/or portfolio companies, and (iv) having provided or providing certain derivatives and foreign exchange trading services to Bain and/or certain of its affiliates and/or portfolio companies. In addition, certain of our affiliates maintain certain commercial (including vendor and/or customer) relationships with Bain and/or certain of its affiliates and/or portfolio companies. From March 1, 2019 through February 28, 2021, BofA Securities and its affiliates derived aggregate revenues from Bain and its affiliates of approximately $100 million for investment and corporate banking services.

Opinion of Credit Suisse

On March 24, 2021, Credit Suisse rendered its oral opinion to the Coherent board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated as of the same date) to the effect that, as of March 24, 2021, and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of shares of Coherent common stock, other than the holders any cancelled shares or any dissenting shares.

Credit Suisse’s opinion was directed to the Coherent board and only addressed the fairness, from a financial point of view, to the holders of shares of Coherent common stock, other than the holders of any cancelled shares or any dissenting shares, of the merger consideration set forth in the merger agreement and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, a copy of which is attached as Annex F hereto and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any security holder as to how such security holder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•	reviewed an execution copy of the merger agreement;

•	reviewed certain publicly available business and financial information relating to Coherent and II-VI;

•

reviewed certain other information relating to Coherent and II-VI, including: (i) the Coherent management case prospective financial information, (ii) the Coherent adjusted II-VI prospective financial information and (iii) the II-VI prospective financial information (see “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 132 of this joint proxy statement/prospectus);

•	discussed the business and prospects of Coherent and II-VI with the management of each of Coherent and II-VI, and certain of their respective representatives and affiliates;

•

reviewed estimates prepared and provided to Credit Suisse by Coherent’s management with respect to the potential combined company synergies, including the costs necessary to achieve such synergies, anticipated by Coherent’s management to result from the merger, which estimates, for the avoidance of doubt, did not include the potential combined company revenue synergies prepared by II-VI’s management (see “The Merger—Certain Unaudited Prospective Financial Information—Certain Potential Combined Company Cost Savings and Revenue Synergies” beginning on page 138 of this joint proxy statement/prospectus);

•

considered certain financial and stock market data of Coherent and II-VI, and compared that data with similar data for other companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of Coherent and II-VI, respectively;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and, with the consent of the Coherent board, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion. With respect to the Coherent management case prospective financial information and the Coherent adjusted II-VI prospective financial information, Credit Suisse was advised by Coherent’s management, and Credit Suisse assumed with the consent of the Coherent board, that such forecasts had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Coherent’s management as to the future financial performance of Coherent and II-VI, respectively. With respect to the potential combined company synergies, Credit Suisse was advised by Coherent’s management, and Credit Suisse assumed with the consent of the Coherent board, that they had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Coherent’s management as to the potential synergies, including the costs necessary to achieve such synergies, anticipated to result from the merger and Credit Suisse assumed that the potential combined company synergies will be realized in the amounts and at the times indicated thereby. In addition, Credit Suisse relied upon, without independent verification, the assessment of Coherent’s management as to (i) its ability to retain key employees, (ii) the strategic benefits anticipated to result from the merger, (iii) the existing technology, products and services of Coherent and the validity or marketability of, and risks associated with, the future technology, products and services of Coherent and (iv) the ability of Coherent and II-VI to integrate their respective businesses. At the direction of the Coherent board, Credit Suisse assumed that the Coherent management case prospective financial information, the Coherent adjusted II-VI prospective financial information and the potential combined company synergies are a reasonable basis upon which to evaluate Coherent, II-VI and the merger and, at the direction of the Coherent board, Credit Suisse relied upon the Coherent management case prospective financial information, the Coherent adjusted II-VI prospective financial information and the potential combined company synergies for purposes of its analyses and opinion. Credit Suisse expressed no view or opinion with respect to the Coherent management case prospective financial information, the Coherent adjusted II-VI prospective financial information, the II-VI prospective financial information, the potential combined company synergies, or the assumptions and methodologies upon which they are based.

For purposes of its analyses and opinion, Credit Suisse assumed, with the consent of the Coherent board, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Coherent, II-VI or the contemplated benefits of the merger. In addition, for purposes of its analyses and opinion, with the consent of the Coherent board, Credit Suisse assumed that the merger and any related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that was material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and has not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Coherent or II-VI, nor was Credit Suisse furnished with any such evaluations or appraisals. With the consent of the Coherent board, Credit Suisse further assumed that the final form of the merger agreement, when executed by the parties thereto, would conform to the execution copy reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, of the merger consideration set forth in the merger agreement to the holders of shares of Coherent common stock, other than the holders of any cancelled shares or any dissenting shares, and did not address any other aspect or implication of the merger or any aspect or implication of any other agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the merger and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that Coherent had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based on information made available to Credit Suisse as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might have been available to Coherent, nor did it address the underlying business decision of the Coherent board or Coherent to proceed with or effect the merger. Credit Suisse did not express any opinion as to what the value of shares of II-VI common stock actually would be when issued pursuant to the merger or the price or range of prices at which Coherent common stock or II-VI common stock may be purchased, sold or otherwise transferred at any time.

Credit Suisse’s opinion and analyses were for the information of the Coherent board (in its capacity as such) in connection with its consideration of the merger and were among many factors considered by the Coherent board in evaluating the merger. Credit Suisse’s opinion did not constitute advice or a recommendation to the Coherent board with respect to the merger or advice or any recommendation to any security holder as to how such holder should vote or act on any matter relating to the merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the merger consideration or of the views of the Coherent board with respect to the merger.

In preparing its opinion to the Coherent board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Coherent, II-VI or the merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Coherent and Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Financial Analyses

The following is a summary of the material financial analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the Coherent board on March 24, 2021. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

Enterprise Value—generally the value, as of a specified date, of the relevant company’s outstanding equity securities (taking into account its options and other outstanding dilutive securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash and cash equivalents on its balance sheet) and non-controlling interests, less the value as of such date of its equity method investments (as applicable);

•

Adjusted EBITDA—generally the amount, for a specified time period, of the relevant company’s earnings before interest, taxes, depreciation and amortization, adjusted to exclude, as applicable, the impact of stock-based compensation expense and one-time charges; and

•

Adjusted EPS—generally the amount, for a specified time period, of the relevant company’s earnings per share, adjusted to exclude, as applicable, the after-tax impact of amortization of intangibles, stock-based compensation expense and one-time charges.

Financial Analyses Regarding Coherent

Selected Companies Analysis Regarding Coherent. Credit Suisse considered certain financial data for Coherent and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Coherent in one or more respects (based on Credit Suisse’s experience and professional judgment). None of the selected companies identified as meeting Credit Suisse’s selection criteria were excluded from the analysis. Stock prices for the selected companies used in the selected companies analysis described below were as of March 24, 2021. The estimates of Coherent’s future financial performance for calendar years 2021 and 2022 used in the selected companies analysis described below were based on the Coherent management case prospective financial information. Estimates of the future financial performance of the selected companies listed below for calendar years 2021 and 2022 were based on publicly available research analyst estimates for the fiscal years of those companies.

The financial data reviewed consisted of:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2021 (“Enterprise Value / CY 2021E Adj. EBITDA”);

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2022 (“Enterprise Value / CY 2022E Adj. EBITDA”);

•	Per share stock price as a multiple of estimated Adjusted EPS for calendar year 2021 (“Stock Price / CY 2021E Adj. EPS”); and

•	Per share stock price as a multiple of estimated Adjusted EPS for calendar year 2022 (“Stock Price / CY 2022E Adj. EPS”).

The companies selected by Credit Suisse and the multiples considered by Credit Suisse in its analysis were:

	Enterprise Value / CY 2021E Adj. EBITDA	Enterprise Value / CY 2022E Adj. EBITDA	Stock Price / CY 2021E Adj. EPS	Stock Price / CY 2022E Adj. EPS
Lumentum Holdings Inc.	9.4x	7.7x	12.9x	11.1x
MKS Instruments, Inc.	13.8x	12.3x	18.2x	17.0x
II-VI Incorporated	10.1x	8.4x	17.1x	14.5x
IPG Photonics Corporation	18.9x	15.9x	32.7x	26.6x
Novanta Inc.	36.4x	33.0x	50.7x	42.5x
nLIGHT, Inc.	44.6x	30.9x	NM	45.0x
JENOPTIK AG	11.6x	10.6x	21.9x	18.4x

(1)	NM means not meaningful because earnings were either negative or so low that they resulted in Stock Price / Adjusted EPS multiples of over 75x.

Taking into account the results of the selected companies analysis, Credit Suisse applied calendar year 2021 estimated Adjusted EBITDA multiples of 12.0x to 14.0x and calendar year 2022 estimated Adjusted EBITDA multiples of 11.0x to 13.0x derived from the selected publicly traded companies to Coherent’s calendar year 2021 and calendar year 2022 estimated Adjusted EBITDA and applied calendar year 2021 estimated Adjusted EPS multiples of 19.0x to 22.0x and calendar year 2022 estimated Adjusted EPS multiples of 16.0x to 19.0x derived from the selected publicly traded companies to Coherent’s calendar year 2021 and calendar year 2022 estimated Adjusted EPS. This analysis indicated the following approximate implied per share equity value reference ranges for Coherent, as compared to the per share price of Coherent common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Range		Per Share Price Implied by Merger Consideration
CY2021	CY2022
$93.58 - $128.57	$136.83 - $196.29	$281.21

Selected Transactions Analysis Regarding Coherent. Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant since 2014. The selected transactions were selected because the target companies were deemed to be similar to Coherent in one or more respects (based on Credit Suisse’s experience and professional judgment). Financial data for the selected transactions were based on public filings, publicly available research analysts’ estimates and other publicly available information. Financial data for Coherent was based on the Coherent management case prospective financial information.

The financial data for the selected transactions reviewed by Credit Suisse consisted of Enterprise Value implied by the consideration proposed or paid in the selected transactions, as a multiple of the target companies’ estimated next twelve months Adjusted EBITDA as of the date of announcement of the transaction (“NTM Adj. EBITDA”).

The transactions selected by Credit Suisse and the multiples considered by Credit Suisse in its analysis were:

Date Announced	Acquirer	Target	Enterprise Value / NTM Adj. EBITDA
January 2021	Cisco Systems, Inc.	Acacia Communications, Inc.	29.1x
October 2020	Marvell Technology Group Ltd.	Inphi Corporation	35.4x
June 2019	Rudolph Technologies, Inc.	Nanometrics Incorporated	13.9x
November 2018	II-VI Incorporated	Finisar Corporation	12.8x
October 2018	MKS Instruments, Inc.	Electro Scientific Industries, Inc.	10.1x
March 2018	KLA-Tencor Corporation	Orbotech Ltd.	14.0x
March 2018	Lumentum Holdings Inc.	Oclaro, Inc.	14.1x
December 2017	Corning Incorporated	3M Company (Communication Markets Division)	7.0x
February 2017	Veeco Instruments Inc.	Ultratech, Inc.	14.8x
April 2016	Corning Incorporated	Alliance Fiber Optic Products, Inc.	10.6x
March 2016	Coherent, Inc.	Rofin-Sinar Technologies Inc.	10.4x
February 2016	MKS Instruments, Inc.	Newport Corporation	8.3x
April 2015	Infinera Corporation	Transmode AB	15.0x
November 2014	Koch Industries, Inc.	Oplink Communications, Inc.	7.7x

Taking into account the results of the selected transactions analysis, Credit Suisse applied estimated NTM Adj. EBITDA multiples of 12.0x to 15.0x derived from the selected transactions to Coherent’s calendar year 2021 estimated Adjusted EBITDA and to Coherent’s calendar year 2022 estimated Adjusted EBITDA. This analysis indicated the following approximate implied per share equity value reference ranges for Coherent, as compared to the per share price of Coherent common stock implied by the merger consideration:

Implied Per Share Equity Value Reference Range		Per Share Price Implied by Merger Consideration
CY2021	CY2022
$110.69 - $137.51	$181.45 - $225.97	$281.21

Discounted Cash Flow Analysis Regarding Coherent. Credit Suisse also performed a discounted cash flow analysis with respect to Coherent by calculating the estimated net present value of the projected after-tax, unlevered free cash flows of Coherent, treating stock-based compensation as a cash expense, based on the Coherent management case prospective financial information. Credit Suisse applied, based on its experience and professional judgment, a range of terminal value multiples of 10.0x to 12.0x to the Coherent Adjusted EBITDA estimate for the fiscal year ending September 2026 and discount rates ranging from 8.5% to 10.5% derived from a weighted average cost of capital calculation. The discounted cash flow analysis indicated the following approximate implied equity value per share reference range for Coherent common stock, as compared to the implied value of the merger consideration:

Implied Per Share Equity Value Reference Range	Per Share Price Implied by Merger Consideration
$163.89 - $209.68	$281.21

Financial Analyses Regarding II-VI

Selected Companies Analysis Regarding II-VI. Credit Suisse considered certain financial data for II-VI and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to II-VI in one or more respects (based on Credit Suisse’s experience and professional judgment). None of the selected companies identified as meeting Credit Suisse’s selection criteria were excluded from the analysis. Stock prices for the selected companies used in the selected companies analysis described below were as of March 24, 2021, except for Coherent’s stock price, which was as of January 15, 2021, the last trading day before Coherent and Lumentum jointly announced their entry into the January 18 Lumentum Merger Agreement. The estimates of II-VI’s future financial performance for calendar years 2021 and 2022 used in the selected companies analysis described below were based on the Coherent Adjusted II-VI prospective financial information. Estimates of the future financial performance of the selected companies listed below for calendar years 2021 and 2022 were based on publicly available research analyst estimates for the fiscal years of those companies.

The financial data reviewed consisted of:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2021 (“Enterprise Value / CY 2021E Adj. EBITDA”);

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for calendar year 2022 (“Enterprise Value / CY 2022E Adj. EBITDA”);

•	Per share stock price as a multiple of estimated Adjusted EPS for calendar year 2021 (“Stock Price / CY 2021E Adj. EPS”); and

•	Per share stock price as a multiple of estimated Adjusted EPS for calendar year 2022 (“Stock Price / CY 2022E Adj. EPS”).

The companies selected by Credit Suisse and the multiples considered by Credit Suisse in its analysis were:

	Enterprise Value / CY 2021E Adj. EBITDA	Enterprise Value / CY 2022E Adj. EBITDA	Stock Price / CY 2021E Adj. EPS	Stock Price / CY 2022E Adj. EPS
Coherent, Inc.	13.5x	10.6x	22.4x	16.5x
Lumentum Holdings Inc.	9.4x	7.7x	12.9x	11.1x
MKS Instruments, Inc.	13.8x	12.3x	18.2x	17.0x
IPG Photonics Corporation	18.9x	15.9x	32.7x	26.6x
Novanta Inc.	36.4x	33.0x	50.7x	42.5x
nLIGHT, Inc.	44.6x	30.9x	NM	45.0x
JENOPTIK AG	11.6x	10.6x	21.9x	18.4x
Marvell Technology Group Ltd.	28.7x	22.6x	34.3x	26.1x
Cree, Inc.	NM	46.7x	NM	NM
Ciena Corporation	11.8x	10.9x	19.1x	16.6x
MACOM Technology Solutions Holdings, Inc.	22.9x	NA	28.3x	25.1x
MaxLinear, Inc.	14.0x	12.5x	16.7x	15.1x
ADVA Optical Networking SE	4.0x	3.8x	12.7x	10.9x
NeoPhotonics Corporation	32.4x	17.2x	NM	41.3x
Applied Optoelectronics, Inc.	25.4x	10.4x	NM	NM

(1)	NM means not meaningful because earnings were either negative or so low that they resulted in Stock Price / Adjusted EPS multiples of over 75x.
(2)	NA means not available.

Taking into account the results of the selected companies analysis, Credit Suisse applied calendar year 2021 estimated Adjusted EBITDA multiples of 12.0x to 16.0x and calendar year 2022 estimated Adjusted EBITDA multiples of 10.0x to 14.0x derived from the selected publicly traded companies to II-VI’s calendar year 2021 and calendar year 2022 estimated Adjusted EBITDA and applied calendar year 2021 estimated Adjusted EPS multiples of 18.0x to 24.0x and calendar year 2022 estimated Adjusted EPS multiples of 16.0x to 20.0x derived from the selected publicly traded companies to II-VI’s calendar year 2021 and calendar year 2022 estimated Adjusted EPS. This analysis indicated the following approximate implied per share equity value reference ranges for II-VI, as compared to the closing price of II-VI common stock on March 24, 2021:

Implied Per Share Equity Value Reference Range		Closing per Share Price of II-VI on March 24, 2021
CY2021	CY2022
$71.38 - $104.05	$78.77 - $111.11	$67.26

Discounted Cash Flow Analysis Regarding II-VI. Credit Suisse also performed a discounted cash flow analysis with respect to II-VI by calculating the estimated net present value of the projected after-tax, unlevered free cash flows of II-VI, treating stock-based compensation as a cash expense, based on the Coherent Adjusted II-VI prospective financial information. Credit Suisse applied, based on its experience and professional judgment, a range of terminal value multiples of 9.5x to 11.5x to the II-VI Adjusted EBITDA estimate for the fiscal year ending June 2026 and discount rates ranging from 8.0% to 10.0% derived from a weighted average cost of capital calculation. The discounted cash flow analysis indicated the following approximate implied equity value per share reference range for II-VI common stock, as compared to the closing stock price for II-VI common stock on March 24, 2021:

Implied Per Share Equity Value Reference Range	Closing per Share Price of II-VI on March 24, 2021
$89.83 - $114.61	$67.26

Financial Analyses—the Merger

Pro Forma Discounted Cash Flow Analysis. Credit Suisse also reviewed a comparison of the standalone per share equity value reference range indicated by its discounted cash flow analysis for the Coherent common stock described above, which we refer to in this section of the joint proxy statement/prospectus as the “standalone Coherent DCF value,” with the equity value reference range, attributable to a share of Coherent common stock after giving effect to the consummation of the merger (including the present value of the synergies estimates provided by Coherent’s management and the cash consideration), which we refer to in this section of the joint proxy statement/prospectus as the “pro forma Coherent DCF value.” For purposes of analyzing the pro forma Coherent DCF value, Credit Suisse used the discounted cash flow analyses described above for each of Coherent and II-VI on a standalone basis, and accounted for (i) the estimated present value of the synergies estimates anticipated by the management of Coherent to result from the merger (applying (x) a range of discount rates of 8.5% to 10.5% (selected based on Credit Suisse’s professional judgment) and (y) a range of terminal value multiples of 10.0x to 12.0x (selected based on Credit Suisse’s professional judgment) to the estimated pre-tax synergies for calendar year 2024 reflected in the synergies estimates), (ii) the cash consideration and (iii) the incremental debt expected to result from the merger.

This pro forma discounted cash flow analysis indicated the following approximate implied per share equity value reference range for the pro forma Coherent DCF value, as compared to the range indicated by the discounted cash flow analysis described above for the standalone Coherent DCF value.

Implied Per Share Equity Value Reference Range
Pro Forma Coherent DCF Value	Standalone Coherent DCF Value
$289.20 - $316.08	$163.89 - $209.68

Supplemental Information

Credit Suisse also noted for the Coherent board certain additional information that was not considered material to Credit Suisse’s financial analyses with respect to its opinion but was referenced for informational purposes, including the following:

•

Historical Trading High and Low Stock Prices. Credit Suisse reviewed the intraday stock prices for each trading day during the 52-week period ended January 15, 2021 for Coherent common stock and the 52-week period ended March 24, 2021 for II-VI common stock. Credit Suisse noted that the high and low intraday prices during such periods were $179.05 and $78.21 for Coherent common stock and $100.44 and $23.90 for II-VI common stock. Credit Suisse observed that the closing trading price for Coherent common stock on January 15, 2021 was $151.95, and the closing trading price for II-VI common stock on March 24, 2021 was $67.26; and

•

Equity Research Price Targets. Credit Suisse reviewed the publicly available price targets for Coherent prior to or on January 15, 2021, and publicly available price targets for II-VI prior to or on March 24, 2021. Credit Suisse noted that the available research analysts’ share price targets reviewed with the Coherent board (i) for Coherent ranged from $170 to $108 per share (with a mean of $152 and a median of $160 per share) and (ii) for II-VI ranged from $152 to $72 per share (with a mean of $107 and a median of $105 per share). The ranges of price targets for II-VI implied a range of offer values per Coherent common share of $286 to $358 per share. Credit Suisse observed that the closing trading price for Coherent common stock on January 15, 2021 was $151.95 and that the closing trading price for II-VI common stock on March 24, 2021 was $67.26.

Other Matters

Coherent retained Credit Suisse as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse is entitled to receive a transaction fee of $17.0 million, $2.0 million of which became payable upon the rendering of Credit Suisse’s opinion on March 9, 2021, $2.0 million of which became payable upon the rendering of Credit Suisse’s opinion on March 24, 2021, $10.0 million of which is payable contingent upon the closing of the merger and, at Coherent’s sole discretion, $3.0 million of which may be paid at the closing of the merger. In addition, Coherent has agreed to reimburse Credit Suisse for certain of its expenses and to indemnify it and certain related parties for certain liabilities and other items arising out of or related to Credit Suisse’s engagement.

Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to Coherent, II-VI and their respective affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Coherent, II-VI and their respective affiliates, and any other company that may be involved in the merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

II-VI’s Reasons for the Merger; Recommendation of the II-VI Board

The II-VI board has unanimously (i) determined that the merger agreement, the investment agreement, and the transactions contemplated by the merger agreement and the investment agreement (including the merger and the issuance of shares of II-VI capital stock pursuant to the merger agreement and the investment agreement (which we refer to as the “share issuance”)) are in the best interests of II-VI and II-VI shareholders, (ii) approved the execution, delivery and performance by II-VI of the merger agreement, the investment agreement, and the consummation of the transactions contemplated by the merger agreement and the investment agreement (including the merger and the share issuance), and (iii) resolved to recommend the approval by II-VI shareholders of the share issuance and submit the share issuance to II-VI shareholders for approval.

In the course of reaching its recommendation, the II-VI board considered the following material factors relating to the share issuance proposal, each of which the II-VI board believes supported its decision.

Strategic Considerations. The II-VI board believes that the merger and the share issuance will provide a number of significant strategic benefits to the combined company, including the following:

•

the creation of a global leader in photonic solutions, compound semiconductors, and laser technology and systems with approximately $4.1 billion in annual revenue, leveraging disruptive technology platforms operating at scale to address a combined market of approximately $25 billion;

•

II-VI’s and Coherent’s complementary lasers, optics and electronics technologies at the subsystems and systems level will enable compelling solutions to accelerate growth in aerospace and defense, life sciences and laser-additive manufacturing, while driving margin expansion and profitability;

•

substantial opportunities to utilize complementary scale at all levels of the value chain and increased competitiveness in all laser technology product lines, including in materials macro- and micro-processing, display processing and instrumentation;

•

Coherent’s service network, located in the largest manufacturing hubs in the world, will act as a distribution channel for a broad combined portfolio of components, including II-VI’s high-margin aftermarket consumables, as well as a channel for recurring subsystems and systems service contracts;

•

deeper insights into laser end markets that will inform the combined company’s strategic investments ahead of demand and influence industry direction, which are expected to lead to stronger customer partnerships and higher returns on investments;

•	greater diversification of revenue by end market and geography, cushioning short-term cycles and enabling sustained strategic investments in new technology platforms to fuel long-term growth;

•	the combined company will achieve $250 million in annual cost synergies (EBITDA impact) within 36 months of closing; and

•	the belief that the transaction will be accretive to II-VI’s non-GAAP earnings per share in the second year following closing.

Other Factors Considered by the II-VI Board. In addition to considering the strategic factors described above, the II-VI board considered the following additional factors relating to the merger and the share issuance, all of which it viewed as supporting its decision to approve the merger and the share issuance:

•

its knowledge of II-VI’s business, operations, financial condition, earnings and prospects on a stand-alone basis and its understanding of Coherent’s business, operations, financial condition, earnings and prospects, taking into account the results of II-VI’s due diligence review of Coherent and based upon II-VI’s long-term supplier relationship with Coherent;

•

the current and prospective competitive climate in the industry in which II-VI and Coherent operate, including the anticipated post-COVID recovery in the industrial markets around the world potential for further consolidation and competition, and the alternatives reasonably available to II-VI if it did not pursue the proposed combination and the opportunities that may be available following the proposed combination;

•

the fact that II-VI’s and Coherent’s respective businesses have limited competitive concerns, which increases the likelihood that II-VI and Coherent will be able to obtain the required regulatory clearances to consummate the merger;

•

the oral opinion of J.P. Morgan delivered to the II-VI board, which was confirmed by delivery of a written opinion, dated March 17, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the merger consideration to be paid by II-VI in the merger was fair, from a financial point of view, to II-VI, as more fully described below in the section titled “Opinion of J.P. Morgan” beginning on page 125 of this joint proxy statement/prospectus;

•	the terms and conditions of the merger agreement, the investment agreement and the likelihood of completing the merger and the share issuance on the anticipated schedule;

•	the provisions of the merger agreement permitting II-VI to terminate the merger agreement to accept a superior proposal, subject to compliance with certain procedures and payment of a termination fee;

•	the limitations imposed in the merger agreement on the solicitation or consideration by Coherent of alternative acquisition proposals;

•

the fact that, in the event of a termination of the merger agreement arising from a change in the Coherent board recommendation or Coherent accepting a superior proposal, Coherent is required to pay II-VI a termination fee of $108.8 million, as described under “The Merger Agreement—Termination Fees” beginning on page 178 of this joint proxy statement/prospectus;

•

the fact that Coherent is required to pay II-VI $25 million as payment for II-VI’s costs and expenses in connection with the merger agreement if the merger agreement is terminated by either II-VI or Coherent in the event the approval of the Coherent merger proposal by Coherent stockholders has not been obtained following the conclusion of the Coherent special meeting; and

•

the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of the II-VI common stock between the date of the merger agreement and the date of the consummation of the proposed merger, providing greater certainty to II-VI regarding the anticipated financial benefits of the transaction.

Factors Relating to the Equity Financing. In addition to the fact that the equity financing is expected to facilitate II-VI’s ability to finance and consummate the merger (and thereby increase the likelihood that II-VI will be able to realize the above-described benefits anticipated in connection with the merger), the II-VI board considered the following additional factors relating to the equity financing, all of which it viewed as supporting its decision to approve the equity financing:

•	the fact that the equity financing will enable II-VI to significantly reduce the leverage that II-VI would otherwise be required to incur in order to consummate the merger;

•	the fact that the conversion price of the II-VI Series B-1 convertible preferred stock was at a significant premium from the then current trading price of the II-VI stock;

•	the fact that execution of the investment agreement would substantially lessen II-VI’s reliance on future capital market conditions;

•

the fact that BCPE has already funded $750 million of the equity financing, irrespective of whether or not the merger is consummated, immediately increasing II-VI’s cash balance and its capacity to deploy capital with respect to the merger as well as other strategic initiatives; and

•

the addition of Steve Pagliuca, the Co-Chairman of Bain, to the II-VI board, thereby contributing to the II-VI board his experience of more than 30 years as a private equity leader and his expertise as a corporate director.

The II-VI board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger and the equity financing, including:

•

the challenges inherent in the combination of two businesses of the size and scope of II-VI and Coherent and the cultures of each company, including the risks that integration costs may be greater than anticipated, that it may be difficult to retain key employees and that management’s attention might be diverted toward integration matters for an extended period of time;

•

the risk of not achieving all of the anticipated cost savings or revenue synergies and the risk that strategic benefits and other anticipated benefits might not be realized or may take longer than expected to achieve;

•

the amount of the merger consideration to be paid by II-VI in the proposed transaction, which, based on the closing price of II-VI common stock on the Nasdaq Stock Market on March 17, 2021 represented aggregate value of approximately $256.82 per share of Coherent common stock, or a premium of 69% to the closing price of Coherent common stock January 15, 2021, the last trading day before the announcement of the January 18 Lumentum Merger Agreement;

•	the potential that, if the II-VI stock price increases between signing and closing, the nominal value of the merger consideration will increase given the fixed exchange ratio;

•

the risk that regulatory agencies may not approve the proposed combination or may impose terms and conditions on their approvals that adversely affect the financial results of the combined company (as described in “Risk Factors—Risk Factors Relating to the Merger” beginning on page 41 of this joint proxy statement/prospectus);

•

the restrictions in the merger agreement on II-VI’s ability to take certain actions outside the ordinary course of business prior to the consummation of the merger, which may delay or prevent II-VI from undertaking certain actions or business opportunities that may arise prior to the consummation of the merger;

•

the provisions of the merger agreement permitting Coherent to terminate the merger agreement to accept a superior proposal, subject to compliance with certain procedures and payment of a termination fee;

•	the limitations imposed in the merger agreement on the solicitation or consideration by II-VI of alternative acquisition proposals;

•

the fact that, in the event of a termination of the merger agreement arising from a change in the II-VI board recommendation or II-VI accepting a superior proposal, II-VI will be required to pay Coherent a termination fee of $337.7 million, as described under “The Merger Agreement—Termination Fees” beginning on page 178 of this joint proxy statement/prospectus;

•

the fact that II-VI will be required to pay Coherent $25 million as payment for Coherent’s costs and expenses in connection with the merger agreement if the merger agreement is terminated by either II-VI or Coherent in the event the approval of the II-VI share issuance proposal by II-VI shareholders has not been obtained following the conclusion of the II-VI special meeting;

•

the fact that, in the event of a termination of the merger agreement arising from a failure to obtain antitrust approval from a Chinese governmental entity, II-VI will be required to pay Coherent a termination fee of $500 million, as described under “The Merger Agreement—Termination Fees” beginning on page 178 of this joint proxy statement/prospectus;

•

the increased leverage and commitments of the combined company relating to the financing for the transaction, which, while believed to be appropriate for a company with the expected earnings profile of the combined company, could reduce II-VI’s credit ratings, limit its access to credit markets or make such access more expensive, and reduce its operational and strategic flexibility; and

•

various other risks of the type and nature described in the section entitled “Risk Factors” beginning on page 41 of this joint proxy statement/prospectus and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this joint proxy statement/prospectus.

The foregoing discussion of the factors considered by the II-VI board is not intended to be exhaustive, but rather includes the principal factors considered by the II-VI board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the share issuance and the complexity of these matters, the II-VI board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement, the investment agreement, and the transactions contemplated by the merger agreement and the investment agreement (including the merger and the share issuance) and to make its recommendations to II-VI shareholders. In addition, individual members of the II-VI board may have given differing weights to different factors. The II-VI board conducted an overall review of the factors described above, including discussions with II-VI’s management and outside legal and financial advisors.

The explanation of the reasoning of the II-VI board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this joint proxy statement/prospectus.

Opinion of J.P. Morgan

Pursuant to an engagement letter, II-VI retained J.P. Morgan as its financial advisor in connection with the proposed merger.

At a meeting of the II-VI board on March 17, 2021, J.P. Morgan rendered an oral opinion, confirmed by delivery of a written opinion dated March 17, 2021, to the II-VI board to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the merger consideration to be paid by II-VI in the merger was fair, from a financial point of view, to II-VI.

The full text of the written opinion of J.P. Morgan dated March 17, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. II-VI’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the II-VI board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration payable in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of II-VI or as to the underlying decision by II-VI to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed merger or any other matter.

In connection with preparing its opinion, J.P. Morgan, among other things:

•	reviewed an execution version, provided to J.P. Morgan on March 17, 2021, of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Coherent and II-VI and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Coherent and II-VI with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Coherent common stock and II-VI common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the management of II-VI relating to the businesses of Coherent and II-VI, including the potential financial benefit to II-VI of preserving II-VI’s growth plan as a result of the merger as well as the estimated amount and timing of the cost savings and related expenses and revenue enhancements expected to result from the merger (such financial benefit, cost savings and revenue enhancements, collectively, the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the managements of Coherent and II-VI with respect to certain aspects of the merger, and the past and current business operations of Coherent and II-VI, the financial condition and future prospects and operations of Coherent and II-VI, the effects of the merger on the financial condition and future prospects of II-VI and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Coherent and II-VI or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Coherent or II-VI under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of II-VI as to the expected future results of operations and financial condition of Coherent and II-VI to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the definitive merger agreement would be executed by Coherent and would not differ in any material respects from the execution version thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by II-VI and Coherent in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis and that the merger and the other transactions contemplated by the merger agreement would not have any tax consequences in any respect material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to II-VI with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Coherent or II-VI or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness to II-VI, from a financial point of view, of the merger consideration to be paid by II-VI in the proposed merger and J.P. Morgan has expressed no opinion as to the fairness of the merger consideration to the holders of any class of securities, creditors or other constituencies of II-VI or as to the underlying decision by II-VI to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid by II-VI in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the prices at which II-VI common stock or Coherent common stock will trade at any future time.

The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations between II-VI and Coherent, and the decision to enter into the merger agreement was solely that of the II-VI board and the Coherent board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the II-VI board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the II-VI board or II-VI management with respect to the proposed merger or the merger consideration.

Financial Analyses

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the II-VI board on March 17, 2021 and contained in the presentation to the II-VI board on such date in connection with the rendering of such opinion. The following summary of the material financial analyses utilized by J.P. Morgan does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

For purposes of the financial analyses described below, (i) the term “implied per share merger consideration” means an implied value of $285.34 per share, calculated based on the cash consideration of $220 per share and, for the stock consideration, the exchange ratio of 0.91 of a share of II-VI common stock for each outstanding share of Coherent common stock and the closing price of II-VI common stock on March 16, 2021 of $71.80 per share and (ii) implied equity value per share reference ranges have been rounded to the nearest $0.25.

Selected Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Coherent with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan deemed sufficiently analogous to those engaged in by Coherent. The companies selected by J.P. Morgan were as follows:

•	Ciena Corporation

•	IDEX Corporation

•	II-VI Incorporated

•	Infinera Corporation

•	IPG Photonics Corporation

•	Lumentum Holdings Inc.

•	MKS Instruments, Inc.

•	NeoPhotonics Corporation

•	Viavi Solutions Inc.

None of the selected companies reviewed is identical to Coherent and certain of these companies may have characteristics that are materially different from those of Coherent. However, these companies were selected because they are publicly traded companies that J.P. Morgan considered relevant for purposes of analysis. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Coherent.

Using publicly available information, J.P. Morgan observed for each selected company, among other information, the ratio of the company’s firm value (“FV”) to the company’s estimated EBITDA (calculated as earnings before interest, taxes, depreciation and amortization prior to giving effect to stock-based compensation expense and on a calendarized basis to align with II-VI’s fiscal year-end) for the fiscal year ending June 30, 2022 (the “FV/2022E EBITDA”). The multiples implied by such ratios were based on the selected companies’ closing stock prices on March 16, 2021 (or, in the case of II-VI, Lumentum and MKS, the last trading day prior to public announcement by such company regarding a potential transaction with Coherent) and publicly available Wall Street research analysts’ EBITDA estimates.

J.P. Morgan observed that the FV/2022E EBITDA multiples for the selected companies ranged from a low of 11.4x to a high of 21.1x (with a mean of 15.5x and a median of 13.7x). J.P. Morgan then applied a FV/2022E EBITDA multiple range of 11.5x to 21.0x to Coherent’s estimated EBITDA (calendarized to align with II-VI’s June 30th fiscal year-end) as provided by II-VI management. This yielded an implied equity value per share reference range for Coherent of $161.50 to $291.75, as compared to the implied per share merger consideration of $285.34.

Selected Transactions Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving businesses that J.P. Morgan deemed sufficiently analogous to the business of Coherent. Specifically, J.P. Morgan reviewed the following selected transactions:

Announcement Date	Acquiror	Target
March 2021	Lumentum Holdings Inc.	Coherent, Inc.
January 2021	Cisco Systems, Inc.	Acacia Communications, Inc.
September 2019	ams AG	OSRAM Licht AG
November 2018	II-VI Incorporated	Finisar Corporation
October 2018	MKS Instruments, Inc.	Electro Scientific Industries, Inc.
March 2018	Lumentum Holdings Inc.	Oclaro, Inc.
March 2016	Coherent, Inc.	ROFIN-SINAR Technologies, Inc.
February 2016	MKS Instruments, Inc.	Newport Corporation
October 2012	ASML Holding NV	Cymer, Inc.

None of the selected transactions reviewed was identical to the merger. However, the selected transactions were chosen because they are transactions involving target companies that J.P. Morgan considered relevant for purposes of analysis. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected transactions differently than they would affect the merger.

Using publicly available information, J.P. Morgan observed for each of the selected transactions, among other information, the multiple of the target company’s FV implied by the consideration paid or payable in such transaction to the target company’s estimated EBITDA (based on publicly available Wall Street research analysts’ estimates as of the date of the relevant transaction announcement) for the next 12 months (“NTM”) following announcement of the applicable transaction (the “FV/NTM EBITDA”).

J.P. Morgan observed that the FV/NTM EBITDA multiples for the selected transactions ranged from a low of 8.9x to a high of 28.4x (with a mean of 16.0x and a median of 12.0x). J.P. Morgan then applied a FV/NTM EBITDA multiple range of 9.0x to 28.5x to Coherent’s estimated EBITDA for the calendar year ending December 31, 2021 based on estimates provided by II-VI management. This yielded an implied equity value per share reference range for Coherent of $99.00 to $304.75, as compared to the implied per share merger consideration of $285.34.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis of Coherent by calculating the estimated present value of the unlevered free cash flows expected to be generated by Coherent during the second half of the fiscal year ending June 30, 2021 through the full fiscal year ending June 30, 2031 based on financial projections provided by II-VI management. J.P. Morgan calculated a range of terminal values for Coherent at the end of this period by applying a perpetuity growth rate ranging from 3.0% to 4.0% to the unlevered free cash flows of Coherent during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were discounted to present values as of December 31, 2020 using a discount rate ranging from 9.5% to 10.5%. For purposes of this analysis, stock-based compensation was treated as a cash expense.

This analysis yielded implied equity value per share reference ranges for Coherent of (i) $140.25 to $181.50 on a stand-alone basis (before giving effect to potential Synergies), (ii) $169.50 to $220.00 taking into account estimates of II-VI management as to the potential financial benefit to II-VI of preserving II-VI’s growth plan assuming Coherent was not acquired by Lumentum, (iii) $257.75 to $337.00 additionally taking into account potential cost synergies anticipated by II-VI management to result from the merger, and (iv) $325.25 to $436.50 additionally taking into account potential revenue synergies anticipated by II-VI management to result from the merger, in each case as compared to the implied per share merger consideration of $285.34.

Intrinsic Theoretical Value Creation Analysis. J.P. Morgan conducted an analysis of the implied theoretical per share value creation of the merger to existing holders of II-VI common stock based on the pro forma equity ownership of such holders in the combined company upon consummation of the merger relative to the implied equity value per share of II-VI on a stand-alone basis, in each case based on projections and other data provided by II-VI management.

J.P. Morgan calculated the implied pro forma equity value per share to holders of II-VI common stock by taking into account (i) (a) the implied midpoint equity value of II-VI on a stand-alone basis derived from a discounted cash flow analysis of II-VI based on financial projections for II-VI provided by II-VI management utilizing the methodology, including the same selected perpetuity growth rate and discount rate ranges, described above for Coherent under “Discounted Cash Flow Analysis,” (b) the implied midpoint equity value of Coherent on a stand-alone basis derived from the discounted cash flow analysis of Coherent described above under “Discounted Cash Flow Analysis” and (c) the aggregate estimated present value of the potential Synergies based on estimates provided by II-VI management, offset by (ii) the aggregate amount of the cash portion of the merger consideration, estimated transaction-related expenses as provided by II-VI management and the termination fee payable to Lumentum as provided in the merger agreement between Coherent and Lumentum. Based on the implied pro forma equity ownership of holders of II-VI common stock in the combined company upon consummation of the merger, this indicated that the merger could create a hypothetical incremental implied equity value per share for holders of II-VI common stock of approximately 3.4% relative to the implied equity value per share of II-VI on a stand-alone basis. There can be no assurance that the projected financial information and impacts from the merger will not be substantially greater or less than those estimated by II-VI management or as described above.

Certain Additional Information

J.P. Morgan observed the following additional information that was not considered part of J.P. Morgan’s financial analyses with respect to its opinion but was noted for informational purposes (per share amounts are rounded to the nearest $0.25):

•

historical prices of Coherent common stock during the 52-week period prior to January 15, 2021, which indicated low to high intraday prices during such period ranging from $78.25 per share to $179.00 per share; and

•	certain publicly available equity research analysts’ stock price targets for Coherent common stock, which indicated stock price targets ranging from $125.00 per share to $170.00 per share.

Miscellaneous

The foregoing summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, implied reference ranges from any particular analysis, combination of analyses or as otherwise described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Coherent or II-VI. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses utilized by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Coherent or II-VI, and none of the selected transactions reviewed was identical to the merger and certain of the selected companies may have characteristics that are materially different from those of Coherent or II-VI. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Coherent and/or II-VI. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Coherent and II-VI and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected as a financial advisor to II-VI with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with II-VI, Coherent and the industries in which they operate.

For services rendered in connection with the merger, II-VI has agreed to pay J.P. Morgan an aggregate fee of $12 million, of which a portion was payable in connection with delivery of J.P. Morgan’s opinion and $8.5 million of which is contingent and payable upon the closing of the merger. In addition, II-VI has agreed to reimburse J.P. Morgan for expenses incurred in connection with its services, including fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any material financial advisory or other material commercial or investment banking relationships with Coherent. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with II-VI for which J.P. Morgan and such affiliates received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of equity securities and convertible equity securities in July 2020. Further, on March 25, 2021, an affiliate of J.P. Morgan separately entered into an agreement with II-VI pursuant to which such affiliate is expected to arrange for and provide debt financing to II-VI in connection with the merger. In addition, on March 27, 2021, J.P. Morgan entered into an agreement to act as placement agent for a private placement of equity securities of II-VI, including to an affiliate of Bain in connection with the equity financing. J.P. Morgan estimates that it and its affiliate will receive aggregate fees of approximately $77 million pursuant to these financing arrangements. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had, and continue to have, commercial or investment banking relationships with Bain, certain affiliates of Bain and certain portfolio companies of affiliates of Bain, for which J.P. Morgan and its affiliates have received, or will receive, customary compensation. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of certain portfolio companies of affiliates of Bain, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of II-VI, Coherent and Bain. During the two-year period preceding delivery of its opinion ending on February 28, 2021, the aggregate fees recognized by J.P. Morgan from II-VI were approximately $8 million and the aggregate fees recognized by J.P. Morgan from Bain, certain of Bain’s affiliates and certain portfolio companies of affiliates of Bain were approximately $112 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of II-VI,

Coherent, Bain, certain of Bain’s affiliates and certain portfolio companies of affiliates of Bain for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Certain Unaudited Prospective Financial Information

II-VI and Coherent do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, earnings or other results given, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials. However, II-VI and Coherent are including certain unaudited prospective financial information in this section of this joint proxy statement/prospectus because it was among the financial information shared between II-VI and Coherent in connection with the discussions regarding, or provided to the Coherent board and the II-VI board for purposes of considering and evaluating, the merger and the merger agreement. Certain of such prospective financial information also was provided to Coherent’s financial advisors, BofA Securities and Credit Suisse, and II-VI’s financial advisor, J.P. Morgan, as more fully described below for their use and reliance in connection with their respective opinions and related financial analyses as described under “The Merger—Opinions of Coherent’s Financial Advisors” and “The Merger—Opinion of J.P. Morgan” beginning on pages 102 and 125, respectively, of this joint proxy statement/prospectus. Set forth below is a summary of the material unaudited prospective financial information provided by the respective managements of Coherent and II-VI in connection with the merger. We refer in this joint proxy statement/prospectus to such unaudited prospective financial information, collectively, as the “prospective financial information.”

The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. The prospective financial information is not being included in this joint proxy statement/prospectus in order to influence any II-VI shareholder or Coherent stockholder as to whether or how such shareholder or stockholder, as applicable, should vote or act with respect to the approval of any the proposals presented at the II-VI special meeting or the Coherent special meeting or any other matter.

Although the prospective financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments of the respective managements of II-VI and Coherent, as applicable, and presents, to the best of the knowledge and belief of the respective managements of II-VI and Coherent, as applicable, the expected course of action and the expected future financial performance of II-VI and Coherent, and is presented with numeric specificity, it reflects numerous estimates and assumptions made by the respective managements of II-VI and Coherent, as applicable, taking into account information available at the time such prospective financial information was prepared. The estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, financial, market and industry conditions and future business decisions and contingencies that may not be realized and that are inherently subject to significant business, economic, competitive, financial, market and industry uncertainties and risks, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which II-VI and Coherent operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus and in the reports that II-VI and Coherent file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of II-VI or Coherent and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions, expected contingencies or estimated results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the managements of II-VI or Coherent could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that II-VI or Coherent considered, or now consider, this prospective financial information to be material information to any II-VI shareholders or Coherent stockholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information. The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results.

The prospective financial information also reflects numerous variables, expectations and assumptions based on information available to the respective managements of II-VI and Coherent, as applicable, at the time it was prepared, that are subject to change and do not take into account changes in such variables, expectations, assumptions or information or in any underlying circumstances or events occurring after the date they were prepared. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar variables, expectations or assumptions would be used and similar prospective financial information would be prepared. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger. Neither II-VI nor Coherent has updated the prospective financial information included in this joint proxy statement/prospectus, and neither II-VI, Coherent nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated circumstances or events, even in the event that any or all of the underlying variables, expectations, assumptions or information are shown to be inappropriate, or to reflect changes in economic, competitive, financial, market or industry conditions.

In light of the foregoing, and considering that the II-VI special meeting and the Coherent special meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, II-VI shareholders and Coherent stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review II-VI’s and Coherent’s most recent SEC filings for a description of their reported financial results and the financial statements of II-VI and Coherent incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus for further information.

The prospective financial information was prepared by the managements of II-VI and Coherent, as applicable. Neither Ernst & Young LLP (II-VI’s independent registered public accounting firm) nor Deloitte & Touche LLP (Coherent’s independent registered public accounting firm) has audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the prospective financial information and, accordingly, neither Ernst & Young LLP nor Deloitte & Touche LLP has expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of II-VI and Coherent, respectively. Such reports do not extend to the prospective financial information and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information.

The various prospective financial information described below was each prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for II-VI and Coherent is not intended to represent the results that the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed. By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither II-VI nor Coherent nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of II-VI, Coherent or the combined company compared to the information contained in the prospective financial information.

The various prospective financial information described below contain certain non-GAAP financial measures that II-VI and Coherent, as applicable, believe are helpful in understanding past financial performance and future results. The managements of II-VI and Coherent regularly use a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While II-VI and Coherent believe that these non-GAAP financial measures may provide meaningful information to help investors understand the operating results and to analyze their respective financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of II-VI and Coherent’s competitors and may not be directly comparable to similarly titled measures of Coherent’s competitors given potential differences in the exact method of calculation.

Coherent Prospective Financial Information

The following three tables set forth selected unaudited prospective financial information representing Coherent management’s evaluation of Coherent’s estimated future financial performance on a stand-alone basis, without reference to the merger, consisting of (A) floor case prospective financial information, which we refer to in this joint proxy statement/prospectus as the “Coherent floor case prospective financial information,” (B) target case prospective financial information, which we refer to in this joint proxy statement/prospectus as the “Coherent target case prospective financial information” and (C) management case prospective financial information, which we refer to in this joint proxy statement/prospectus as the “Coherent management case prospective financial information.”

The Coherent floor case prospective financial information reflected a conservative view of the Coherent prospective financial information based on near term and strategic projects that were in process and therefore not yet included in Coherent’s publicly available financial results, and the Coherent target case prospective financial information reflected a more optimistic view of the Coherent prospective financial information based on accelerated revenue growth and a higher level of capital expenditures in fiscal years 2022 and 2023 and also included prospective financial information for fiscal year 2024. The Coherent management case prospective financial information reflected certain adjustments that Coherent management made to the Coherent target case prospective financial information to (i) exclude third-party M&A activity and (ii) reflect certain revised assumptions, including that Coherent would reduce its interest expense by paying off its term loan debt and reduce its research and development expenses. On January 14, 2021, the Coherent board reached a consensus that the Coherent management case prospective financial information set forth a more realistic set of information than either the Coherent floor case prospective financial information or the Coherent target case prospective financial information based on the passage of time and further insight into Coherent’s performance, and determined that the Coherent management case prospective financial information represented the appropriate framework for the preparation of BofA Securities’ and, subsequently, Credit Suisse’s financial analyses and rendering their respective opinions, and subsequently authorized Coherent management to deliver the Coherent management case prospective financial information to II-VI and II-VI’s financial advisors. In addition, extrapolations to the Coherent management case prospective financial information were prepared at the direction of, and approved by, Coherent management for Coherent’s fiscal years 2025 through 2026. Such extrapolations were not provided to II-VI or II-VI’s financial advisors. At the direction of Coherent, BofA Securities and Credit Suisse used the Coherent management case prospective financial information and such extrapolations in connection with their respective financial analyses and opinions.

A. Coherent floor case prospective financial information(1)

	Fiscal year ended September 30,
(in millions, except per share amounts)	2021E	2022E	2023E
Revenue	$1,270	$1,400	$1,550
Adjusted EBITDA(2)	$188	$248	$327
Non-GAAP earnings per share(3)(4)	$3.82	$5.64	$7.92

(1)	Coherent floor case prospective financial information was not prepared or extrapolated for Coherent’s fiscal years 2024 through 2026.
(2)	Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization and stock-based compensation, adjusted for one-time charges.
(3)	Non-GAAP earnings per share excludes the after tax impact of amortization of intangibles, stock-based compensation and one-time charges.
(4)

A version of the Coherent floor case prospective financial information shared with II-VI and II-VI’s and Coherent’s respective financial advisors included certain immaterial variations in Non-GAAP earnings per share for fiscal years 2021 through 2023 based on a lower assumed tax rate.

B. Coherent target case prospective financial information(1)

	Fiscal year ended September 30,
(in millions, except per share amounts)	2021E	2022E	2023E	2024E
Revenue	$1,270	$1,600	$1,800	$2,000
Adjusted EBITDA(2)	$188	$359	$459	$504
Non-GAAP earnings per share(3)(4)	$3.82	$8.30	$10.38	$11.58

(1)	Coherent target case prospective financial information was not prepared or extrapolated for Coherent’s fiscal years 2025 through 2026.
(2)	Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization and stock-based compensation, adjusted for one-time charges.
(3)	Non-GAAP earnings per share excludes the after-tax impact of amortization of intangibles, stock-based compensation and one-time charges.
(4)

A version of the Coherent target case prospective financial information shared with Coherent’s financial advisors included certain immaterial variations in Non-GAAP earnings per share for fiscal year 2021 based on a lower assumed tax rate.

C. Coherent management case prospective financial information

	Fiscal year ended September 30,
(in millions, except per share amounts)	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	$1,270	$1,540	$1,745	$1,950	$2,106	$2,275
Adjusted EBITDA(1)	$188	$347	$448	$494	$545	$588
Non-GAAP earnings per share(2)	$4.00	$7.98	$10.27	$11.70	$12.63	$13.64
Unlevered free cash flow(3)(4)	$13	$108	$197	$205	$245	$271

(1)	Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization and stock-based compensation, adjusted for one-time charges.
(2)	Non-GAAP earnings per share excludes the after-tax impact of amortization of intangibles, stock-based compensation and one-time charges.
(3)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, less stock-based compensation, which is treated as a cash expense, less cash taxes and capital expenditures and adjusted for changes in net working capital.

(4)

The version of the Coherent management case prospective financial information shared with II-VI and II-VI’s financial advisors did not include projections for the fiscal years ended 2025 and 2026 or any calculations of unlevered free cash flow.

Coherent-Adjusted II-VI Prospective Financial Information

II-VI provided Coherent with certain unaudited prospective financial information relating to II-VI more fully described and referred to below as the “II-VI prospective financial information.” Coherent management adjusted the II-VI prospective financial information to moderate the 2023 fiscal year revenue growth rate and other assumptions to reflect the competitive environment. This adjusted unaudited prospective financial information was provided by Coherent to BofA Securities and Credit Suisse. In addition, extrapolations to such adjusted II-VI prospective financial information were prepared at the direction of, and approved by, Coherent’s management for II-VI’s fiscal year 2026. At the direction of Coherent, BofA Securities and Credit Suisse used such adjusted II-VI prospective financial information and extrapolations as presented in the following table, which we refer to in this joint proxy statement/prospectus as the “Coherent-adjusted II-VI prospective financial information,” in connection with their respective financial analyses and opinions.

	Fiscal year ended June 30,
(in millions, except per share amounts)	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	$3,057	$3,149	$3,684	$4,163	$4,496	$4,766
Adjusted EBITDA(1)	$799	$916	$1,144	$1,322	$1,469	$1,571
Non-GAAP earnings per share(2)	$3.69	$4.39	$6.05	$7.21	$8.20	$8.69
Unlevered free cash flow(3)(4)	$437	$478	$563	$733	$893	$968

(1)	Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization and stock-based compensation, adjusted for one-time charges.
(2)	Non-GAAP earnings per share excludes the after-tax impact of amortization of intangibles, stock-based compensation and one-time charges.
(3)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, less stock-based compensation, which is treated as a cash expense, less cash taxes and capital expenditures, and adjusted for changes in net working capital.

(4)

The version of the II-VI prospective financial information shared with Coherent and Coherent’s financial advisors did not include projections for the fiscal year ended 2026 or any calculations of unlevered free cash flow.

II-VI Prospective Financial Information

The following table sets forth selected unaudited prospective financial information representing II-VI management’s evaluation of II-VI’s estimated stand-alone future financial performance based on an internal financial model that II-VI historically used in connection with its strategic planning and budgeting process. Among other things, this model assumes continued collaboration, consistent with recent experience, of II-VI with its key suppliers, including Coherent, with respect to the development, manufacturing and marketing of a range of materials, components and other products. This unaudited prospective financial information was provided to

Coherent and to II-VI’s and Coherent’s respective financial advisors and is presented in the following table and referred to in this joint proxy statement/prospectus as the “II-VI prospective financial information.”

	Fiscal year ended June 30,(4)
(in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$3,057	$3,149	$3,794	$4,293	$4,824	$5,075	$5,338	$5,616	$5,908	$6,215	$6,539
Adjusted EBITDA(1)	$799	$916	$1,178	$1,364	$1,577	$1,713	$1,845	$1,985	$2,135	$2,294	$2,465
Net operating profit (after tax)(2)	$422	$528	$738	$880	$1,035	$1,118	$1,208	$1,303	$1,406	$1,515	$1,633
Unlevered free cash flow(3)	$432	$478	$558	$755	$919	$1,025	$1,135	$1,232	$1,337	$1,448	$1,568

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization and stock-based compensation, adjusted for other expenses and income and one-time charges.

(2)	Net Operating Profit (After Tax), a non-GAAP financial measure, refers to Adjusted EBITDA less stock-based compensation, depreciation and cash taxes.
(3)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, burdened by stock-based compensation, adjusted for cash taxes, capital expenditures, changes in net working capital and earnings from equity investments.

(4)

The version of the II-VI prospective financial information shared with Coherent and Coherent’s financial advisors separately presented certain amounts that were not otherwise separately presented in the version of the II-VI prospective financial information shared with the II-VI board and II-VI’s financial advisors. In addition, the version of the II-VI prospective financial information shared with Coherent and Coherent’s financial advisors did not include projections for the fiscal years ended 2026 to 2031 or any calculations of net operating profit (after tax) and unlevered free cash flow.

II-VI Adjusted Prospective Financial Information

Following the initial announcement of Coherent’s proposed Lumentum merger, II-VI management began considering the potential impact of the Lumentum merger on the business and financial prospects of II-VI as a stand-alone company. In the course of this review, II-VI management considered that, given that II-VI and Lumentum compete with respect to certain products, II-VI would likely no longer be able to rely on Coherent as a key supplier to its businesses if the Lumentum merger were consummated, which would impact certain growth assumptions. Accordingly, II-VI management provided the II-VI board and II-VI’s financial advisors with certain unaudited prospective financial information adjusting the II-VI prospective financial information to reflect the potential impact on II-VI’s estimated stand-alone future financial performance if the Lumentum merger were consummated and Coherent was no longer a key supplier to the businesses of II-VI. This unaudited prospective financial information is presented in the following table and referred to in this joint proxy statement/prospectus as the “II-VI adjusted prospective financial information.” II-VI directed J.P. Morgan, in connection with its opinion and related financial analyses, to use and rely upon the II-VI adjusted prospective financial information for purposes of evaluating II-VI on a stand-alone basis and the II-VI prospective financial information for purposes of evaluating the potential financial benefit to II-VI of preserving II-VI’s growth plan as a result of the merger.

	Fiscal year ended June 30,
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$3,057	$3,069	$3,668	$4,109	$4,576	$4,814	$5,064	$5,327	$5,604	$5,896	$6,202
Adjusted EBITDA(1)	$799	$884	$1,129	$1,292	$1,480	$1,612	$1,739	$1,873	$2,017	$2,171	$2,335
Net operating profit (after tax)(2)	$422	$504	$700	$824	$959	$1,039	$1,124	$1,216	$1,314	$1,418	$1,530
Unlevered free cash flow(3)	$432	$482	$538	$722	$870	$958	$1,065	$1,159	$1,259	$1,367	$1,483

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization and stock-based compensation, adjusted for other expenses and income and one-time charges.

(2)	Net Operating Profit (After Tax), a non-GAAP financial measure, refers to Adjusted EBITDA less stock-based compensation, depreciation and cash taxes.
(3)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, burdened by stock-based compensation, adjusted for cash taxes, capital expenditures, changes in net working capital and earnings from equity investments.

II-VI-Prepared Coherent Prospective Financial Information

II-VI management prepared certain prospective financial information on Coherent based on the Coherent management case prospective financial information, reflecting II-VI’s fiscal year presentation and including extrapolations for II-VI’s fiscal years 2025 through 2031. II-VI directed J.P. Morgan to use and rely upon such prospective financial information for purposes of J.P. Morgan’s opinion and related financial analyses. This unaudited prospective financial information is presented in the following table and referred to in this joint proxy statement/prospectus as the “II-VI-prepared Coherent prospective financial information.”

	Fiscal year ended June 30,
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$1,270	$1,540	$1,745	$1,950	$2,110	$2,279	$2,393	$2,513	$2,638	$2,770	$2,909
Adjusted EBITDA(1)	$188	$347	$448	$494	$551	$589	$638	$670	$704	$739	$785
Net operating profit (after tax)(2)	$82	$175	$228	$257	$282	$300	$323	$339	$355	$373	$391
Unlevered free cash flow(3)	$13	$100	$197	$205	$247	$270	$305	$320	$335	$352	$379

(1)	Adjusted EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization and stock-based compensation, adjusted for one-time charges.
(2)	Net Operating Profit (After Tax), a non-GAAP financial measure, refers to Adjusted EBITDA less stock-based compensation, depreciation and amortization and cash taxes.
(3)

Unlevered free cash flow, a non-GAAP financial measure, refers to Adjusted EBITDA, burdened by stock-based compensation, adjusted for cash taxes, capital expenditures, and changes in net working capital.

Certain Potential Combined Company Cost Savings and Revenue Synergies

II-VI management and Coherent management both independently prepared and discussed with one another estimates of the amount and timing of the impact of certain potential combined company cost savings, which we refer to in this joint proxy statement/prospectus as the “potential combined company cost savings.” The potential combined company cost savings reflect estimated cost savings of approximately $250 million per year from increased operating efficiencies and leveraging economies of scale, which are expected to be fully realized within three years after the completion of the merger. In addition, II-VI management independently prepared estimates of the amount and timing of the impact of certain potential combined company revenue synergies (primarily driven by increased growth in the aerospace and defense, life sciences and laser-additive manufacturing markets), which we refer to in this joint proxy statement/prospectus as the “potential combined company revenue synergies.”

Interests of Coherent’s Directors and Executive Officers in the Merger

In considering the recommendation of the Coherent board to vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, Coherent stockholders should be aware that certain of Coherent’s non-employee directors and executive officers have economic interests in the merger that are different from, or in addition to, those of Coherent stockholders generally. These interests include, among others: (i) the continued employment of Coherent executive officers with the combined company, including potential increases in compensation, (ii) the continued service of certain non-employee members of the Coherent board as directors of II-VI, (iii) the treatment of equity awards, including the potential accelerated vesting of such awards in the event of a qualifying termination of employment following the merger, (iv) the potential severance benefits for executive officers in the event of a qualifying termination of employment following the merger and (v) continuing indemnification rights of non-employee members of the Coherent board and Coherent executive officers following the merger.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

The relevant price per share of Coherent common stock is $255.65, which is the average closing price per share of Coherent common stock as reported on Nasdaq over the first five business days following the first public announcement of the merger on March 25, 2021;

•	The effective time is April 23, 2021, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•

The employment of each executive officer of Coherent will have been terminated by Coherent without “cause” or without “just cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective time of April 23, 2021;

•

To the extent determined based on the actual level of performance as of the effective time, the performance metrics applicable to Coherent PSUs and under Coherent’s variable incentive compensation plan will have been achieved at the target level of performance; and

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code.

For purposes of this disclosure, Coherent’s named executive officers are: (i) Andreas Mattes, President and Chief Executive Officer; (ii) Kevin Palatnik, Executive Vice President and Chief Financial Officer; (iii) Dr. Mark Sobey, Executive Vice President and Chief Operating Officer; (iv) Bret DiMarco, Executive Vice President, Chief Legal Officer and Corporate Secretary; (v) Dr. John Ambroseo, former President and Chief Executive Officer; and (vi) Thomas Merk, former Executive Vice President and General Manager, Industrial Lasers & Systems. Each of Coherent’s executive officers are its named executive officers.

As the amounts provided below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Coherent Director RSUs

At the effective time, each Coherent RSU owned by a Coherent director (which we refer to as “Coherent director RSU”) that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive the merger consideration as if such Coherent director RSU had been settled in shares of Coherent common stock immediately prior to the effective time, which consideration will be paid to each holder within two business days following the effective time.

Treatment of Coherent RSUs

At the effective time, each Coherent RSU (other than any Coherent director RSU) that is outstanding immediately prior to the effective time will be converted into an award covering that number of shares of II-VI common stock, rounded down to the nearest whole share (which we refer to as “converted RSUs”), equal to the product of (x) the number of shares of Coherent common stock subject to such award of Coherent RSUs (and, with respect to any Coherent RSUs that are subject to performance-vesting goals or metrics, the number of shares of Coherent common stock will be determined based on the greater of the target or actual level of achievement of such goals or metrics immediately prior to the effective time, as determined by the Coherent board or a committee thereof) and (y) the sum of (A) the exchange ratio, and (B) the quotient obtained by dividing (i) the $220.00 cash consideration by (ii) the volume weighted average price of a share of II-VI common stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg.

Accelerated Vesting of Equity Awards Held by Directors and Executive Officers Upon Certain Terminations of Employment or Service

At the effective time, each outstanding Coherent director RSU will convert into merger consideration in the manner described above. At the effective time, each unvested Coherent RSU held by the named executive officers of Coherent will convert into equity awards with respect to shares of II-VI common stock in the manner described above, with those Coherent RSUs that are subject to performance-vesting goals or metrics converting at the greater of the target (100%) or actual level of performance (the maximum level of which is 200% vesting), and will remain subject to the same service-based vesting conditions as were applicable immediately prior to the effective time. In the event that a named executive officer experiences a termination of employment by Coherent without “just cause” or by the executive officer for “good reason,” in either case, within twenty-four (24) months following the effective time, then each Coherent RSU that was outstanding as of the date of the merger agreement (and certain Coherent RSUs that may be granted following the date of the merger agreement) will become fully vested upon such termination of employment.

Based on the assumptions described above under “—Certain Assumptions” beginning on page 138 of this joint proxy statement/prospectus, the following table summarizes, as of April 23, 2021, the outstanding unvested Coherent director RSUs held by each non-employee member of the Coherent board, excluding any grants that may be made after April 23, 2021. Depending on when the merger is completed, certain outstanding equity awards shown in the table below may become vested in accordance with their terms without regard to the merger.

Coherent Director RSUs
	Shares (#)	Value ($)
Directors
Dr. Rogerson	—	—
Mr. Flatley	—	—
Ms. Fletcher	—	—
Ms. Matthews	750	$191,738
Mr. McMullen	—	—
Mr. Skaggs	—	—
Mr. Vij	—	—

See the section entitled “—Golden Parachute Compensation” beginning on page 142 of this joint proxy statement/prospectus for an estimate of the amounts that would become payable to each of Coherent’s named executive officers in respect of their unvested Coherent RSUs.

Change in Control and Leadership Severance Plan

Each current named executive officer of Coherent is a participant in Coherent’s change in control and leadership severance plan (which we refer to as the “severance plan”). The severance plan provides for the following severance benefits in the event that a current named executive officer’s employment is terminated without “just cause” or by the participant for “good reason,” in either case, within two (2) months prior to or within two (2) years following the occurrence of the merger:

•

a lump sum equal to 200% (299% for Mr. Mattes) times the sum of the executive officer’s (x) annual base salary as in effect immediately prior to the occurrence of the merger or immediately prior to the executive officer’s termination of employment, whichever is higher, and (y) target annual bonus as in effect immediately prior to the occurrence of the merger or immediately prior to the executive officer’s termination of employment, whichever is higher;

•

a monthly cash amount of $2,750 to be paid in lieu of subsidized COBRA benefits, which amount will be paid for 36 (for Mr. Mattes) or 24 (for each other executive officer) months following termination of employment; and

•	accelerated vesting of each then-outstanding Coherent RSU.

The provision of benefits described above is conditioned upon the named executive officer’s execution of a release of claims in favor of Coherent.

The severance plan provides that if a participant receives any amount, whether under the severance plan or otherwise, that is subject to the “golden parachute” excise tax imposed pursuant to Section 4999 of the Code, the amount of the payments to be made to the participant will be reduced to the extent necessary to avoid imposition of the excise tax, but only if the net amount of the reduced payments exceeds the net amount that the executive officer would receive following imposition of the excise tax and all income and related taxes.

See the section entitled “—Golden Parachute Compensation” beginning on page 142 of this joint proxy statement/prospectus for an estimate of the amounts that would become payable to each of Coherent’s named executive officers in respect of their participation in the severance plan upon a qualifying termination of employment.

Ambroseo Transition Agreement

The transition and retirement agreement between Coherent and Dr. John Ambroseo, the former President and Chief Executive Officer of Coherent, provides that in the event his employment is terminated without “just cause” or he terminates employment for “good reason,” in either case, within two months prior to or within two (2) years following the occurrence of the merger but prior to December 1, 2021, then he would be eligible to receive the following severance benefits as if he were the chief executive officer of Coherent as of the date the merger is consummated:

•

a lump sum equal to 299% times the sum of the executive officer’s (x) annual base salary as in effect immediately prior to the occurrence of the merger or immediately prior to the executive officer’s termination of employment, whichever is higher, and (y) target annual bonus as in effect immediately prior to the occurrence of the merger or immediately prior to the executive officer’s termination of employment, whichever is higher;

•	a monthly cash amount of $2,750 to be paid in lieu of subsidized COBRA benefits, which amount will be paid for 36 months following termination of employment; and

•	accelerated vesting of each then-outstanding Coherent RSU.

Dr. Ambroseo will also receive the foregoing severance benefits in the event that the closing of the merger occurs prior to December 1, 2021 and he continues to provide services through that date. The provision of benefits described above is conditioned upon the executive officer’s execution of a release of claims in favor of Coherent.

See the section entitled “—Golden Parachute Compensation” beginning on page 142 of this joint proxy statement/prospectus for an estimate of the amounts that would become payable to Dr. Ambroseo under his transition and retirement agreement upon a qualifying termination of employment.

Variable Compensation Plan

Each named executive officer of Coherent participates in Coherent’s variable compensation plan, an annual cash incentive compensation plan (which we refer to as the “variable compensation plan”). Each participant in the variable compensation plan will receive an annual bonus for the year in which the merger is consummated based on the higher of the target level or actual level of achievement of the applicable performance metrics, which bonus will be prorated based on the number of days in the performance period elapsed prior to the closing date of the merger.

See the section entitled “—Golden Parachute Compensation” beginning on page 142 of this joint proxy statement/prospectus for an estimate of the amounts that would become payable to each of Coherent’s named executive officers in respect of their participation in the variable compensation plan.

Agreements with II-VI

As of the date of this joint proxy statement/prospectus, none of the Coherent executive officers has entered into any agreement with II-VI or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, II-VI or one or more of its affiliates. Prior to or following the closing of the merger, however, some or all of the Coherent executive officers may discuss or enter into agreements with II-VI or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, II-VI or one or more of its affiliates.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Coherent’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the effective time under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 167 of this joint proxy statement/prospectus.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K under the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the merger that will or may become payable to each named executive officer of Coherent in connection with the merger. For additional details regarding the terms of the payments and benefits described below, see the discussion under the heading “Interests of Coherent’s Directors and Executive Officers in the Merger” above, which is incorporated herein.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the merger, including any equity award grants that may be made after April 23, 2021. The following table does not include any amounts that are payable to the named executive officer irrespective of the closing of the merger. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per share of Coherent common stock is $255.65, which is the average closing price per share of Coherent common stock as reported on Nasdaq over the first five business days following the first public announcement of the merger on March 25, 2021;

•	The effective time is April 23, 2021, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

•

The employment of each named executive officer of Coherent will have been terminated by Coherent without “cause” or without “just cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective time of April 23, 2021;

•

To the extent determined based on the actual level of performance as of the effective time, the performance metrics applicable to Coherent PSUs and under the variable incentive compensation plan will have been achieved at the target level of performance; and

•	The potential payments and benefits described in this section are not at a level subject to a “cutback” to avoid the “golden parachute” excise tax that may be imposed under Section 4999 of the Code.

For purposes of this disclosure, Coherent’s named executive officers are: (i) Andreas Mattes, President and Chief Executive Officer; (ii) Kevin Palatnik, Executive Vice President and Chief Financial Officer; (iii) Dr. Mark Sobey, Executive Vice President and Chief Operating Officer; (iv) Bret DiMarco, Executive Vice President, Chief Legal Officer and Corporate Secretary; (v) Dr. John Ambroseo, former President and Chief Executive Officer; and (vi) Thomas Merk, former Executive Vice President and General Manager, Industrial Lasers & Systems.

Named Executive Officer	Cash ($)(2)	Equity ($)(3)	Total ($)
Andreas Mattes	$7,382,881	$21,365,437	$28,748,318
Kevin Palatnik	$2,275,602	$6,511,150	$8,786,752
Dr. Mark Sobey	$2,310,006	$13,300,959	$15,610,965
Bret DiMarco	$1,903,859	$8,728,147	$10,632,006
Dr. John Ambroseo(1)	$1,758,961	$6,729,475	$8,488,436
Thomas Merk	$—	$1,186,727	$1,186,727

(1)

As noted above, Dr. Ambroseo is the former President and Chief Executive Officer of Coherent and is party to a transition and retirement agreement with Coherent. For more information, see the section titled “The Merger–Interests of Coherent’s Directors and Executive Officers in the Merger–Ambroseo Transition Agreement” beginning on page 141 of this joint proxy statement/prospectus

(2)

Cash. Represents the portion of the (i) severance payable to each named executive officer upon a qualifying termination of employment that is based on or otherwise relates to the merger and (ii) the annual bonus for the year in which the merger is consummated based on the higher of the target level or actual level of achievement of the applicable performance metrics (which is calculated and shown here at the target level of performance), which bonus will be prorated based on the number of days in the performance period elapsed prior to the effective time. The cash severance payable to each named executive officer other than Dr. Ambroseo is only a “double-trigger” payment, which means the amounts will become payable only upon a qualifying termination of employment within two (2) months prior to, or within two (2) years following, the effective time of merger. The cash severance payable to Dr. Ambroseo would also be payable upon his retirement if he continues employment following the closing until his scheduled retirement on December 1, 2021. The prorated annual incentive bonus is a “single-trigger” payment, which means that the amounts will become payable upon continued employment through the effective time of the merger. For further details regarding the cash severance that may become payable to Coherent’s named executive officers, see “The Merger–Interests of Coherent’s Directors and Executive Officers in the Merger–Change in Control and Leadership Severance Plan” beginning on page 140 of this joint proxy statement/prospectus and “The Merger–Interests of Coherent’s Directors and Executive Officers in the Merger–Ambroseo Transition Agreement” beginning on page 141 of this joint proxy statement/prospectus. For further details regarding the prorated annual incentive bonus under the variable compensation plan, see “The Merger–Interests of Coherent’s Directors and Executive Officers in the Merger–Variable Compensation Plan” beginning on page 141 of this joint proxy statement/prospectus. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Cash Severance ($)	Prorated Annual Bonus ($)	Payment in Lieu of Subsidized COBRA ($)	Total ($)
Andreas Mattes	$5,591,384	$1,692,497	$99,000	$7,382,881
Kevin Palatnik	$1,785,056	$424,546	$66,000	$2,275,602
Dr. Mark Sobey	$1,800,040	$443,966	$66,000	$2,310,006
Bret DiMarco	$1,496,010	$341,849	$66,000	$1,903,859
Dr. John Ambroseo	$1,659,961	$—	$99,000	$1,758,961
Thomas Merk	$—	$—	$—	$—

(3)

Equity. Represents the value of the Coherent RSUs (including Coherent PSUs, which, as noted under “Certain Assumptions,” are quantified here assuming attainment of the applicable performance metrics at the target level of performance (100%)) held by each named executive officer. The amounts payable in respect of the Coherent RSUs for named executive officers other than Mr. Merk are “double-trigger” payments, which means the accelerated payment amounts will become payable only upon a qualifying termination of employment within two (2) months prior to, or within (2) years following, the effective time of the merger. Mr. Merk’s termination agreement provided him with the continued ability to earn PSUs that had been granted to him in November 2018 and November 2019 as though he had continued employment and such PSUs are set forth in this table although the timing of the payments has not been changed. For further details regarding the treatment of Coherent equity awards in connection with the merger, see “The Merger Agreement—Treatment of Coherent Equity Awards” beginning on page 155 of this joint proxy statement/prospectus. The estimated amount of each such payment is shown in the following table:

	Coherent RSUs (Time-Based)		Coherent PSUs		Total ($)
Named Executive Officer	Shares (#)	Value ($)	Shares (#)	Value ($)
Andreas Mattes	27,375	$6,998,418	56,198	$14,367,019	$21,365,437
Kevin Palatnik	14,116	$3,608,755	11,353	$2,902,395	$6,511,150
Dr. Mark Sobey	28,440	$7,270,686	23,588	$6,030,273	$13,300,959
Bret DiMarco	20,579	$5,261,022	13,562	$3,467,125	$8,728,147
Dr. John Ambroseo	3,824	$977,606	22,499	$5,751,869	$6,729,475
Thomas Merk	—	$—	4,642	$1,186,727	$1,186,727

Membership on the Board of Directors

Pursuant to the terms of the merger agreement, following the completion of the merger, II-VI will appoint two (2) directors designated by Coherent, and reasonably acceptable to II-VI, to the II-VI board from among the directors serving on the Coherent board as of prior to the effective time.

Bylaws

On January 18, 2021, the Coherent board approved the amendment and restatement of the bylaws of Coherent, which became effective immediately, to include a forum selection clause that establishes the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain legal claims and actions, unless Coherent consents in writing to the selection of an alternate forum.

Anticipated Accounting Treatment

II-VI and Coherent each prepare their respective financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with II-VI, as the accounting acquirer, and Coherent, as the accounting acquiree. Under the acquisition method of accounting, II-VI’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with Coherent will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed, if applicable, will be recognized as goodwill.

Regulatory Approvals

The completion of the merger is subject to the termination or expiration of any applicable waiting period (or extension thereof) under the HSR Act, and the receipt of the other applicable regulatory clearances or approvals, including antitrust authorizations or approvals in the People’s Republic of China, Germany, South Korea and, if necessary or advisable, the United Kingdom. These jurisdictions can impose conditions on case approval under the applicable competition laws as they deem necessary or desirable, including, but not limited to, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or to not engage in certain types of conduct.

United States. Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division or the FTC and all statutory waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. In certain circumstances the review period may be extended by either of the parties or the Antitrust Division or the FTC. II-VI and Coherent each filed their respective HSR Act notification forms on April 8, 2021.

China. Under the AML, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by SAMR. II-VI and Coherent have sufficient revenues to exceed SAMR’s statutory thresholds for review, and completion of the merger is therefore subject to SAMR approval.

Germany. Under the German Act against Restraints of Competition of 1958 (Gesetz gegen Wettbewerbsbeschränkungen) (as amended), transactions involving parties with sales above certain revenue levels cannot be completed until they are either reviewed and approved by the FCO or the relevant waiting periods have expired without the FCO having prohibited the merger. II-VI and Coherent have sufficient revenues in Germany to exceed the statutory thresholds, and completion of the merger is therefore conditioned upon either FCO approval or the expiration of the relevant waiting periods.

South Korea. Under MRFTA the Republic of Korea requires that transactions involving parties with sales above a certain threshold be reported to the KFTC for review and approval. II-VI and Coherent have sufficient revenues to exceed the KFTC’s statutory threshold for review, and completion of the merger is therefore subject to KFTC approval.

United Kingdom. Merger control filings under the Enterprise Act are not mandatory, but the CMA has the ability to open an investigation into the transaction, or may seek or request a filing from the parties if certain jurisdictional thresholds are met. If the parties agree that a filing under the Enterprise Act is necessary or advisable, the merger shall be conditioned upon relevant approvals from the CMA under the Enterprise Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust or other regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Financing

II-VI currently anticipates that it will finance the cash payments required to consummate the merger through a combination of approximately $900 million of cash from the combined balance sheets of II-VI and Coherent, the debt financing of approximately $4,725 million of third-party debt financing, which may include some combination of a senior secured revolving credit facility, a senior secured term loan credit facility, a senior unsecured bridge loan facility and/or the issuance of senior unsecured notes or other debt securities, and the equity financing of approximately $1,800 million in exchange for 180,000 shares of II-VI Series B convertible preferred stock (assuming the investors do not exercise their option to invest up to an additional $350.0 million in exchange for up to 35,000 shares of II-VI Series B-2 convertible preferred stock). These amounts are sufficient to (i) pay Coherent’s stockholders the amounts due to them under the merger agreement, (ii) refinance or otherwise discharge any outstanding indebtedness of Coherent and II-VI required to be repaid at the completion of the merger, and (iii) pay any fees, costs and expenses incurred in connection with the merger.

Debt Financing

In connection with execution of the merger agreement, II-VI entered into the debt commitment letter pursuant to which the commitment parties have committed to provide to II-VI a senior secured term loan “A” facility in an aggregate principal amount of $850 million, a senior secured term loan “B” facility in an aggregate principal amount of $2,800 million, a senior secured revolving credit facility in an aggregate principal amount of $350 million (which we refer to, together with the term loan “A” facility and the term loan “B” facility mentioned in this sentence, the “senior secured facilities”), and a senior unsecured bridge loan facility in an aggregate principal amount of $1,125 million (which we refer to as the “bridge loan facility” and collectively with the other foregoing facilities, the “facilities”), in each case, subject to the execution of definitive documentation and the satisfaction of customary closing conditions. The bridge loan facility will only be drawn to the extent II-VI is unable to issue senior unsecured notes or other debt securities at or prior to the closing of the merger in an amount sufficient to close the transaction. II-VI expects to enter into definitive documentation for the facilities prior to or concurrently with the consummation of the transactions contemplated by the merger agreement.

Each commitment party’s commitment to provide the facilities under the debt commitment letter expires on the first to occur of (i) 5:00 p.m., New York City time, on the date that is five business days after December 25, 2021, subject to the extension of such date to be five business days after March 25, 2022, June 25, 2022 and September 25, 2022, in each case pursuant to the terms of the merger agreement, (ii) the date of the termination of the merger agreement in accordance with its terms or (iii) as to any facility, the consummation of the merger without the use of such facility.

The availability of the facilities is conditioned on the consummation of the merger in accordance with the merger agreement and on other customary conditions, including, without limitation, the following (subject, in each case, to customary “certain funds” provisions):

•	execution of final definitive documentation with respect to the facilities;

•	absence of any “company material adverse effect” (as defined in the merger agreement) since the date of the merger agreement;

•	the repayment of certain indebtedness of Coherent and II-VI and the termination of liens in connection therewith;

•	subject to certain limitations, the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	delivery of customary legal opinions, a solvency certificate in a pre-agreed form, and certain other customary resolutions, certificates and other documents;

•

delivery of certain historical financial statements (including pro forma financial statements) of II-VI and Coherent (which shall not include any obligation to provide “excluded information” (as defined in the merger agreement));

•

accuracy of specified representations and warranties in the merger agreement and the accuracy in all material respects of specified representations and warranties to be contained in the definitive documentation for the facilities;

•

delivery of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act and beneficial owner regulations);

•	payment of certain fees and expenses;

•	the lead arrangers shall have received information required to prepare a customary confidential information memorandum for the facilities; and

•	with respect to the bridge facility, engagement of one or more banks to sell or place the senior unsecured notes and delivery of a customary offering documentation in connection therewith.

The obligations under each facility will be guaranteed by certain material domestic subsidiaries of II-VI, including, without limitation, Coherent. The obligations under the senior secured facilities will be II-VI’s and the guarantors’ senior secured obligations, secured by a lien on substantially all of II-VI’s and each guarantor’s assets (which we refer to collectively as the “collateral”) subject to customary exclusions, and will rank senior to any of II-VI’s and each guarantor’s unsecured indebtedness, including the bridge facility and/or any senior unsecured notes or other debt securities, to the extent of the value of the collateral.

The definitive documentation governing the facilities is expected to contain customary affirmative and negative covenants, including covenants that limit or restrict II-VI’s and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, undergo certain fundamental changes, dispose of assets, make investments, enter into transactions with affiliates, and make certain restricted payments, in each case subject to limitations and exceptions to be set forth in the definitive documentation governing the facilities. The definitive documentation governing the facilities is also expected to contain customary events of default that include, among other things, certain payment defaults, covenant defaults, cross-defaults to other indebtedness, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. In addition, the definitive documentation governing certain of the facilities is expected to contain financial maintenance covenants that will require II-VI to maintain a certain leverage ratio and an interest coverage ratio at the end of each fiscal quarter.

Pursuant to the merger agreement, II-VI has agreed to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the debt financing at or prior to the closing of the merger on the terms and subject to the conditions described in the debt commitment letter.

The availability of the facilities is subject to certain conditions but is not subject to due diligence or other similar conditions. Further, the debt commitment letter contains customary “certain funds” provisions which materially limit the number and scope of conditions precedent to the funding of the facilities on the closing date. However, such financing may not be considered certain. In the event that the facilities are not available to II-VI on the terms set forth in the debt commitment letter or II-VI anticipates that the facilities will not be available on the terms set forth in the debt commitment letter due to the failure of a condition thereto or for any other reason, II-VI may seek alternative financing. As of the date of this joint proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event that the facilities are not available.

The definitive documentation governing the facilities has not been finalized and, accordingly, the actual terms of the facilities may differ from those described in this joint proxy statement/prospectus.

Equity Financing

In connection with entering into the merger agreement, on March 30, 2021, II-VI entered into the investment agreement. On March 31, 2021, pursuant to the investment agreement, II-VI and BCPE consummated the initial investment of $750.0 million. Pursuant to the investment agreement and subject to the terms and conditions set forth therein, II-VI and the investors expect to consummate the subsequent investment of at least $1.05 billion, which may be increased by up to an additional $350.0 million, immediately prior to the closing of the merger. The issuance and sale of the shares of II-VI Series B-2 convertible preferred stock in the subsequent investment is contingent upon the consummation of the merger in accordance with the merger agreement, and is subject to certain other closing conditions customary for transactions of this type. The investment agreement will terminate following the occurrence of certain events, including: (i) automatically upon the valid termination of the merger agreement in accordance with its terms, (ii) the mutual written consent of II-VI and the investors and (iii) written notice from either II-VI or the investors if the closing of the equity financing has not occurred on or prior to December 25, 2021 (subject to certain extensions).

The terms of the II-VI Series B convertible preferred stock are set forth in the statement with respect to shares. The conversion price of the II-VI Series B convertible preferred stock will initially be $85.00 per share, subject to adjustments as set forth in the statement with respect to shares.

A copy of each of the investment agreement and statement with respect to shares is attached hereto as Annex B and Annex C, respectively.

For more information on the terms of the investment agreement and the II-VI Series B convertible preferred stock, see the section titled “The Investment Agreement and the Statement with Respect to Shares” beginning on page 181 of this joint proxy statement/prospectus.

Stock Exchange Listings

II-VI common stock is listed for trading on Nasdaq under the symbol “IIVI” and Coherent common stock is listed on Nasdaq under the symbol “COHR.”

Under the terms of the merger agreement, II-VI is required to use its reasonable best efforts to cause the shares of II-VI common stock to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the closing date. Neither II-VI nor Coherent will be required to complete the merger if such shares are not authorized for listing on Nasdaq.

The merger agreement further provides that, as promptly as practicable after the effective time, II-VI is required to cause shares of Coherent common stock to be delisted from Nasdaq and deregistered under the Exchange Act.

Appraisal Rights in the Merger

II-VI shareholders are not entitled to appraisal or dissenters’ rights in connection with the merger.

If the merger is completed, holders of shares of Coherent common stock who do not vote in favor of the adoption of the merger agreement, who continuously hold such shares as of immediately prior to and through the effective time of the merger and who properly demand appraisal of their shares may be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this joint proxy statement/prospectus as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that Coherent stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “Coherent stockholder” are to the record holder of Coherent common stock unless otherwise noted herein. Only a holder of record of Coherent common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Coherent common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Coherent common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Any Coherent stockholder contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights. Failure to follow the steps required by Section 262 of the DGCL for demanding and perfecting appraisal rights may result in the loss of such rights. Under Section 262 of the DGCL, holders of shares of Coherent common stock who (i) do not vote in favor of the Coherent merger proposal; (ii) continuously are the record holders of such shares through the effective time; and (iii) otherwise follow the procedures set forth in Section 262 of the DGCL may be entitled to have their shares appraised by the Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the Court of Chancery. However, immediately before the merger, Coherent common stock will be listed on a national exchange. Therefore, pursuant to Section 262(g) of the DGCL, after an appraisal petition has been filed, the Court of Chancery will dismiss appraisal proceedings as to all holders of shares of common stock who asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Coherent common stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (b) the value of the merger consideration in respect of such shares exceeds $1 million. We refer to these conditions as the “ownership thresholds.” Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided, however, that at any time before the Court of Chancery enters judgment in the appraisal proceeding, the surviving corporation in the merger may pay to each stockholder entitled to appraisal an amount in cash, in which case any such interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery and (2) interest theretofore accrued, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This joint proxy statement/prospectus constitutes Coherent’s notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex D. Any holder of Coherent common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. A Coherent stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement (without interest). Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Coherent common stock, Coherent believes that if a Coherent stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Coherent stockholders wishing to exercise the right to seek an appraisal of their shares of Coherent common stock must do ALL of the following:

•	the stockholder must not vote in favor of the Coherent merger proposal;

•	the stockholder must deliver to Coherent a written demand for appraisal before the vote on the Coherent merger proposal at the Coherent special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•

the stockholder or the surviving corporation in the merger must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any such petition and has no intention of doing so.

In addition, for any Coherent stockholders to exercise appraisal rights, at least one of the ownership thresholds must be met.

Filing Written Demand. Any holder of Coherent common stock wishing to exercise appraisal rights must deliver to Coherent, before the vote on the adoption of the merger agreement at the Coherent special meeting, a written demand for the appraisal of the Coherent stockholder’s shares, and that stockholder must not vote, virtually or by proxy, such shares in favor of the Coherent merger proposal. A holder of shares of Coherent common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time, since such person will lose his, her or its appraisal rights if the shares are transferred prior to the effective date of the merger. A proxy that is submitted and does not contain voting instructions will, unless timely revoked, be voted in favor of the Coherent merger proposal, and it will constitute a waiver of the Coherent stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Coherent stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Coherent merger proposal or abstain from voting on the Coherent merger proposal. Neither voting against the Coherent merger proposal, nor submitting a proxy against the Coherent merger proposal, nor abstaining from voting or failing to vote on the Coherent merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Coherent merger proposal. The written demand must reasonably inform Coherent of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A Coherent stockholder’s failure to make the written demand prior to the taking of the vote on the Coherent merger proposal at the Coherent special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of Coherent common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of Coherent common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Coherent common stock held in the name of the record owner. COHERENT STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BANKS, BROKERS OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH A NOMINEE.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Corporate Secretary.

At any time within 60 days after the effective time, any Coherent stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration by delivering to Coherent, as the surviving corporation in the merger, a written withdrawal of the demand for appraisal and an acceptance of the merger consideration. Any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation in the merger. No appraisal proceeding in the Court of Chancery will be dismissed as to any Coherent stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any Coherent stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration within 60 days after the effective time. If the surviving corporation in the merger does not approve a request to withdraw a demand for appraisal and to accept the merger consideration when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding, the Coherent stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after the effective time, the surviving corporation in the merger, or its successors or assigns, will notify each holder of Coherent common stock, who has complied with Section 262 of the DGCL, and who has not voted in favor of the Coherent merger proposal, of the date on which the merger became effective.

Filing a Petition for Appraisal. Within 120 days after the effective time, but not thereafter, the surviving corporation in the merger or any holder of Coherent common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the surviving corporation in the merger, or its successors or assigns, in the case of a petition filed by a Coherent stockholder, demanding a determination of the fair value of the shares held by all Coherent stockholders entitled to appraisal. The surviving corporation in the merger is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Coherent common stock. Accordingly, any holders of shares of Coherent common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Coherent common stock within the time and in the manner prescribed in Section 262 of the DGCL. The failure of a holder of Coherent common stock to file such a petition in the period and manner specified in Section 262 of the DGCL could nullify the Coherent stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of Coherent common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares not voted in favor of the Coherent merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the requesting stockholder within ten days after a written request therefor has been received by the surviving corporation in the merger or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Coherent common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation in the merger, or its successors or assigns, the statement described in this paragraph. As noted above, however, the demand for appraisal can only be made by a Coherent stockholder of record.

If a petition for an appraisal is timely filed by a holder of shares of Coherent common stock and a copy thereof is served upon the surviving corporation in the merger, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all Coherent stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation in the merger and all of Coherent stockholders shown on the verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of

Wilmington, Delaware, or in another publication determined by the Court of Chancery. The costs of these notices are borne by the surviving corporation in the merger.

After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those Coherent stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require Coherent stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Coherent stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to such stockholder. The Court of Chancery will dismiss appraisal proceedings as to all Coherent stockholders who assert appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Coherent common stock as measured in accordance with subsection (g) of Section 262 of the DGCL or (b) the value of the merger consideration in respect of the shares for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of Fair Value. After the Court of Chancery determines the holders of Coherent common stock entitled to appraisal and that at least one of the ownership thresholds above has been satisfied in respect of Coherent stockholders seeking appraisal rights, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the date of payment of the judgment. However, the surviving corporation in the merger has the right, at any point prior to the Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each Coherent stockholder seeking appraisal. If the surviving corporation in the merger makes a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL, interest will accrue thereafter only on the sum of (i) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the shares as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Coherent stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be less than, the same as or more than the value of the merger consideration and that an investment banking opinion as to the fairness from a financial point of view of the merger consideration is not an opinion as to, and may not in any manner address, “fair value” under Section 262 of the DGCL.

Although Coherent believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and Coherent stockholders should recognize that such an appraisal could result in a determination of a value lower or higher than, or the same as, the merger consideration. None of the parties to the merger anticipates offering more than the merger consideration to any Coherent stockholder exercising appraisal rights, and each of the parties to the merger agreement reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 of the DGCL and to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of Coherent common stock is less than the merger consideration.

Upon application by the surviving corporation in the merger or by any Coherent stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of Coherent stockholders entitled to an appraisal. Any holder of shares of Coherent common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such Coherent stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such Coherent stockholder is not entitled to appraisal rights or that neither of the ownership thresholds is met. The Court of Chancery will direct the payment of the fair value of the Coherent shares, together with interest, if any, by the surviving corporation in the merger to Coherent stockholders entitled thereto. Payment will be made to each such Coherent stockholder, in the case of holders of uncertificated stock, forthwith, and in the case of holders of shares represented by certificates, upon the surrender to the surviving corporation in the merger of the certificate(s) representing such stock. The Court of Chancery’s decree may be enforced as other decrees in such court may be enforced. If a petition for appraisal is not timely filed or if neither of the ownership thresholds is met, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a Coherent stockholder, the Court of Chancery may also order all or a portion of the expenses incurred by a Coherent stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. In the absence of such an order, each party bears its own expenses.

From and after the effective time, no Coherent stockholder who has demanded appraisal rights will be entitled to vote such shares of Coherent common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Coherent common stock, if any, payable to Coherent stockholders as of a time prior to the effective time. If any stockholder who demands appraisal of shares of Coherent common stock under Section 262 of the DGCL fails to perfect or effectively loses or withdraws such holder’s right to appraisal, the stockholder’s shares of Coherent common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration, without interest. A Coherent stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, if neither of the ownership thresholds is met or if the Coherent stockholder delivers to the surviving corporation in the merger a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger consideration, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation. Once a petition for appraisal is filed with the Court of Chancery, however, the appraisal proceeding may not be dismissed as to any Coherent stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the Court of Chancery. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, Coherent stockholders wishing to exercise appraisal rights are encouraged to consult legal counsel before attempting to exercise those rights.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about II-VI or Coherent. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings II-VI and Coherent make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about II-VI and Coherent contained in this joint proxy statement/prospectus or in the public reports of II-VI or Coherent filed with the SEC may supplement, update or modify the factual disclosures about II-VI and Coherent contained in the merger agreement. The merger agreement contains representations and warranties by II-VI, on the one hand, and by Coherent, on the other hand, made solely for the benefit of the parties to the merger agreement. The representations, warranties and covenants made in the merger agreement by II-VI and Coherent were qualified and subject to important limitations and qualifications agreed to by II-VI and Coherent in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and stockholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that II-VI and Coherent each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about II-VI and Coherent at the time they were made or otherwise.

Structure of the Merger

Each of the II-VI board and the Coherent board has adopted and approved the merger agreement. The merger agreement provides that Merger Sub will merge with and into Coherent, with Coherent surviving the merger as a wholly owned subsidiary of II-VI.

Merger Consideration

Each share of Coherent common stock issued and outstanding immediately prior to the effective time, except for shares of Coherent common stock that are cancelled shares or dissenting shares, will be converted into the right to receive $220.00 in cash and 0.91 of a share of II-VI common stock.

If, prior to the effective time, the outstanding shares of Coherent common stock or II-VI common stock have been changed into a different number or class of shares as a result of a stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event, the merger consideration will be equitably adjusted to proportionally reflect the change.

Fractional Shares

II-VI will not issue any fractional shares of II-VI common stock in the merger. In lieu of the issuance of any such fractional share, the combined company will pay to each former holder of shares of Coherent common stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded down to the nearest cent) determined by multiplying (i) the volume weighted average price of II-VI common stock on Nasdaq as reported by Bloomberg for the consecutive period of ten full trading days ending on the second to last trading day prior to the closing date by (ii) the fraction of a share (after taking into account all shares of Coherent common stock held by such holder immediately prior to the effective time) of II-VI common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Treatment of Coherent Equity Awards

Treatment of Coherent Director RSUs

At the effective time, each Coherent director RSU that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive the merger consideration as if such Coherent director RSU had been settled in shares of Coherent common stock immediately prior to the effective time.

Treatment of Coherent RSUs

At the effective time, each Coherent RSU (other than any Coherent director RSU) that is outstanding immediately prior to the effective time will be converted into an award covering that number of shares of II-VI common stock, rounded down to the nearest whole share, equal to the product of (x) the number of shares of Coherent common stock subject to such award of Coherent RSUs (and, with respect to any Coherent RSUs that are subject to performance-vesting goals or metrics, the number of shares of Coherent common stock will be determined based on the greater of the target or actual level of achievement of such goals or metrics immediately prior to the effective time, as determined by the Coherent board or a committee thereof) and (y) the sum of (A) the exchange ratio, and (B) the quotient obtained by dividing (i) the $220.00 cash consideration by (ii) the volume weighted average price of a share of II-VI common stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg.

Involuntary Termination Protection for Coherent RSUs

In the event that the employment of a continuing employee (other than any continuing employee who is a participant under the Coherent change in control leadership severance plan as of immediately prior to the effective time) is terminated by Coherent, II-VI or their respective subsidiaries without cause within the period beginning immediately following the closing date and ending on the date that is 12 months following the closing date (or, if earlier, December 31, 2022), the vesting of each award of converted RSUs resulting solely from a Coherent RSU that was outstanding and held by such covered continuing employee as of the date of the merger agreement will accelerate as to: (A) if such covered continuing employee’s qualifying termination occurs during calendar year 2021, the sum of: (x) 100% of the total number of converted RSUs that otherwise would have vested during calendar year 2021 under the applicable vesting schedule in effect on the closing had such covered continuing employee remained employed with Coherent, II-VI or their respective subsidiaries through the last applicable vesting date for such award in calendar year 2021 (and reduced by the total number of converted RSUs that vested in calendar year 2021 prior to such qualifying termination plus (y) 50% of the total number of converted RSUs that otherwise would have vested during calendar year 2022 under the applicable vesting schedule in effect on the closing had such covered continuing employee remained employed with Coherent, II-VI or their respective subsidiaries through the last applicable vesting date for such award in calendar year 2022, or (B) if such covered continuing employee’s qualifying termination occurs during calendar year 2022, 50% of the total number of converted RSUs that otherwise would have vested during calendar year 2022 under the applicable vesting schedule in effect on the closing had such covered continuing employee remained employed with Coherent, II-VI or their respective subsidiaries through the last applicable vesting date for such award in calendar year 2022 (and reduced by the total number of converted RSUs that vested in calendar year 2022 prior to such qualifying termination).

Coherent Employee Stock Purchase Plan

Any Coherent employees who are participants in the Coherent ESPP as of the date of the merger agreement may not (i) increase their payroll contribution rate under the Coherent ESPP from the rate then in effect, or (ii) make any future non-payroll cash contribution to the Coherent ESPP, except as required by applicable law. Any offering period that would otherwise be outstanding as of the effective time will terminate no later than five days prior to the effective time, any shortened offering will be treated as a full and effective offering for purposes of the Coherent ESPP (including any pro rata adjustments to reflect the shortened offering) and outstanding purchase rights under the Coherent ESPP will be exercised no later than one business day prior to the effective date. Subject to the consummation of the merger, the Coherent ESPP will terminate effective immediately prior to the effective time.

For additional information on Coherent’s equity-based awards, see “The Merger—Interests of Coherent’s Directors and Executive Officers in the Merger” beginning on page 138 of this joint proxy statement/prospectus.

Closing of the Merger

Unless the merger agreement is terminated, as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 177 of this joint proxy statement/prospectus, the closing of the transactions contemplated by the merger agreement will take place as soon as practicable, on a date no later than the fifth business day after the satisfaction or waiver (to the extent permitted under applicable law) of the last of the conditions described in the section entitled “The Merger Agreement—Conditions to Complete the Merger” beginning on page 175 of this joint proxy statement/prospectus (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or permitted waiver of all such conditions), unless another date, time or place is agreed to in writing by Coherent and II-VI.

Effective Time of the Merger

The merger will become effective at the time that the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such other, later date and time as Coherent and II-VI agree and specify in the certificate of merger.

Conversion of Shares; Exchange of Coherent Stock Certificates

Letter of Transmittal

As soon as reasonably practicable after the effective time and in any event within five business days of the closing date, II-VI is required to cause the exchange agent to mail to each holder of record of Coherent common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of shares of Coherent common stock in exchange for the merger consideration and any dividends or distributions to be paid pursuant the merger agreement.

If a certificate for Coherent common stock has been lost, stolen, mutilated or destroyed, (i) upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, mutilated or destroyed, and (ii), if required by II-VI or the exchange agent, the posting by such person of a bond in such amount as II-VI or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it, the surviving corporation with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen, mutilated or destroyed certificate, the merger consideration and any dividends and distributions deliverable pursuant to the merger agreement.

After the effective time, the stock transfer books of Coherent will be closed, and there will be no transfers on the stock transfer books of the surviving corporation of the shares of Coherent common stock that were outstanding immediately prior to the effective time.

Withholding

Each of the surviving corporation, II-VI and the exchange agent will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any payment made pursuant to the merger agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable tax law. To the extent that amounts are so withheld and paid over to the appropriate governmental tax authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Dividends and Distributions

No dividends or other distributions with a record date after the effective time and declared with respect to II-VI common stock will be paid to the holder of any unsurrendered certificate until the holder thereof surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of II-VI common stock represented by such shares of Coherent common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by II-VI regarding:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	the Merger Sub;

•	reports and financial statements;

•	the absence of certain changes or events;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with laws and permits;

•	environmental matters;

•	employee benefit plans;

•	labor and employment matters;

•	investigations and litigation;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	anti-bribery matters;

•	exports and sanctions;

•	tax matters;

•	real property;

•	ownership of Coherent common stock;

•	the vote required;

•	intellectual property;

•	customers;

•	finders or brokers;

•	the receipt by the II-VI board of an opinion from J.P. Morgan;

•	the inapplicability of takeover laws;

•	affiliate transactions;

•	financing;

•	available funds; and

•	the absence of other representations or warranties.

The merger agreement contains representations and warranties made by Coherent regarding:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	reports and financial statements;

•	the absence of certain changes or events;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with laws and permits;

•	environmental matters;

•	employee benefit plans;

•	labor and employment matters;

•	investigations and litigations;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	anti-bribery matters;

•	exports and sanctions;

•	tax matters;

•	real property;

•	insurance;

•	material contracts;

•	intellectual property;

•	customers and vendors;

•	government contracts;

•	finders or brokers;

•	the receipt by the Coherent board of a fairness opinion from each of BofA Securities and Credit Suisse;

•	the inapplicability of takeover laws;

•	affiliate transactions; and

•	the absence of other representations or warranties.

Certain representations and warranties of II-VI and Coherent are qualified as to “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either II-VI, Coherent, Merger Sub or the surviving corporation, means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries taken as a whole.

However, a material adverse effect will not be deemed to include the impact of:

•

changes after the date of the merger agreement in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), changes in political or social conditions (including civil unrest, protests and public demonstrations) or any other law, directive, pronouncement or guideline issued by a government entity, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which such party and its subsidiaries operate;

•	any changes or developments generally in the industries in which such party or its subsidiaries are expected to conduct their business after the closing;

•

the announcement or the existence of, compliance with or performance under, the merger agreement or the transactions contemplated thereby (provided that this bullet will not apply to any representation or warranty under specified sections of the merger agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the performance of obligations or satisfaction of conditions under the merger agreement);

•	any taking of any action or failure to take an action at the request of II-VI or Coherent or their respective affiliates or that is required by the terms of the merger agreement;

•	changes in applicable law, GAAP or accounting standards;

•	floods, hurricanes, tornados, earthquakes, fires or other natural disasters;

•

national or international disasters, acts of God, sabotage, calamities, emergencies, or any escalation or worsening thereof, whether or not occurring or commenced before the date of the merger agreement;

•

any epidemic, pandemic or disease outbreak (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a governmental entity, the Centers for Disease Control and Prevention or the World Health Organization, “sheltering in place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law (including COVID-19 Measures), directive, pronouncement or guideline or interpretation thereof, or the action of any third party arising out of or relating to any of the foregoing, in each case, following the date of the merger agreement or any material worsening of such conditions threatened or existing as of the date of the merger agreement;

•	any actions arising from allegations of breach of fiduciary duty or otherwise relating to the merger agreement or the transactions contemplated thereby; or

•

failure by II-VI or Coherent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that this bullet shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to a material adverse effect);

except, with respect to the first, second, fifth, sixth, seventh and eighth bullet, to the extent disproportionately affecting II-VI, Coherent or their respective subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Each of II-VI and Coherent has covenanted and agreed that, from and after the date of the merger agreement until the effective time (or earlier termination of the merger agreement), subject to exceptions specified in the merger agreement, it will use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business, and will use commercially reasonable efforts to preserve intact their present lines of business, and to maintain their rights, franchises and permits. Notwithstanding the foregoing, each of II-VI and Coherent will be permitted to take, and nothing in the merger agreement will prohibit a party from taking, any action reasonably taken or omitted to be taken in connection with or in response to COVID-19.

From and after the date of the merger agreement until the effective time (or earlier termination of the merger agreement), subject to exceptions specified in the merger agreement, each of II-VI and Coherent will not and will not permit its subsidiaries to:

•	amend or restate any organizational document, except, in each case, for any immaterial or ministerial amendments thereto;

•

split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, except for any such transaction by a wholly owned (direct or indirect) subsidiary of II-VI or Coherent that remains a wholly owned (direct or indirect) subsidiary following the consummation of such transaction; or

•

authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the party or its subsidiaries), except dividends or distributions by any subsidiaries only to II-VI or Coherent or to any other wholly owned (direct or indirect) subsidiary of II-VI or Coherent.

From and after the date of the merger agreement until the effective time (or earlier termination of the merger agreement), subject to exceptions specified in the merger agreement, II-VI will not and will not permit any of its subsidiaries to:

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such person, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger;

•

acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets from any other person except for such acquisitions for an amount not to exceed $100 million in value in the aggregate (for all such transactions), in each case that would not reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any governmental entity necessary to consummate the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the merger agreement, (C) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (D) prevent, materially delay or materially impair the ability of II-VI or the Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger and the financings;

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in II-VI or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing II-VI benefit plans (except as otherwise provided by the terms of the merger agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date of the merger agreement), other than (A) issuances of shares of II-VI common stock in respect of the exercise or settlement of any II-VI stock awards outstanding on the date of the merger agreement, (B) the sale of shares of II-VI common stock pursuant to the exercise of II-VI options or the settlement of any II-VI stock awards, if necessary to effectuate an option direction upon exercise or for withholding of taxes in accordance with their terms on the date of the merger agreement, (C) grants of equity awards in the ordinary course of business, in amounts consistent with past practice, pursuant to any II-VI benefit plan, and (D) the issuance of shares of II-VI common stock or the grant of equity awards in connection with the acquisition of any business or material amount of assets from any other person that is permitted by the terms of the merger agreement;

•

incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness (other than the debt financing) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of II-VI or the Merger Sub to consummate the transactions contemplated by the merger agreement, including the merger and the debt financings;

•

directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of II-VI or any of its subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among II-VI and its wholly owned (direct or indirect) subsidiaries or among II-VI’s wholly owned (direct or indirect) subsidiaries or in connection with the exercise of any options, or the vesting or settlement of any II-VI equity awards issued in the ordinary course of business; or

•	agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to the merger agreement.

From and after the date of the merger agreement until the effective time (or earlier termination of the merger agreement), subject to exceptions specified in the merger agreement, Coherent will not and will not permit its subsidiaries to:

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such person;

•

make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, except as made in connection with any transaction among Coherent and its wholly owned (direct or indirect) subsidiaries or among Coherent’s wholly owned (direct or indirect) subsidiaries;

•

sell, lease, license, transfer, exchange or swap or otherwise dispose of or encumber (other than permitted liens) (or enter into, amend, modify, or terminate any contract to do any of the foregoing with respect to) any intellectual property, any real property, or any tangible properties or assets, except in connection with (A) sales, transfers and dispositions of inventory and products, (B) non-exclusive licenses of intellectual property to customers and suppliers, or (C) leases of real property under which Coherent or any of its subsidiaries is a tenant, in the case of each of clauses (A) through (C), in the ordinary course of business or encumbrances under the Coherent credit agreement contemplated in the merger agreement (provided that prior to entering into any lease of real property in the ordinary course of business with an annual rent amount exceeding $1,000,000, Coherent will provide advance notice to, and reasonably consult with, II-VI with respect thereto);

•

authorize any capital expenditures except for capital expenditures (A) to maintain, replace or repair damaged assets or (B) otherwise provided for in Coherent’s capital expenditure budget set forth in its disclosure letter;

•

except as permitted in the merger agreement or in connection with any repayment, redemption or discharge of any Coherent indebtedness, enter into, modify, amend or terminate, or waive any material rights under any material contract or under any permit, or enter into any new contract which would be a material contract if it were in effect on the date of the merger agreement, in each case, other than in the ordinary course of business (provided that (a) this ordinary course of business exception will not apply with respect to any contract of the nature described in designated sections of the merger agreement and (b) promptly following entering into, modifying, amending or terminating any material contract of the nature described in the merger agreement, Coherent will provide notice to II-VI of such action to the extent permitted under the terms of the relevant material contract;

•

materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP, SEC rule or policy or applicable law;

•

issue, sell, pledge, dispose of or encumber (other than permitted liens), or authorize the issuance, sale, pledge, disposition or encumbrance of (other than permitted liens), any shares of its capital stock or other ownership interest in Coherent or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Coherent benefit plans (except as otherwise provided by the terms of the merger agreement or the express terms of any unexercisable or unexercised warrants outstanding on the date of the merger agreement), other than (A) issuances of shares of Coherent common stock in respect of the settlement of any Coherent RSUs or the exercise of rights under the Coherent ESPP, (B) the sale of shares of Coherent common stock pursuant to the vesting and settlement of Coherent RSUs for withholding of taxes, (C) grants of service-based vesting Coherent RSUs (without performance-vesting goals or metrics) in the ordinary course of business on terms consistent with past practices (including vesting), which grants will, in the aggregate with respect to all grants made to each group of employees having the same employment level, not exceed the aggregate grant date value of Coherent RSUs granted during calendar year 2020 to each such group of employees as set forth in Coherent’s disclosure letter; provided that grants to Coherent’s change in control plan participants following the date of the merger agreement will not provide for accelerated vesting upon a qualifying termination or upon consummation of the merger or any other transaction contemplate thereby, in each case, under the Coherent’s change in control plan, certain sections of the merger agreement, or any other contract, and (D) pledges under the Coherent credit agreement contemplated in the merger agreement;

•

incur, assume, guarantee or otherwise become liable for any additional indebtedness for borrowed money or any guarantee of such indebtedness, except for (A) additional indebtedness not to exceed $5 million (provided that prompt written notice of any such indebtedness in excess of $1 million is provided to II-VI), (B) any indebtedness among Coherent and its wholly owned (direct or indirect) subsidiaries or among Coherent’s wholly owned (direct or indirect) subsidiaries and (C) any guarantees by Coherent of indebtedness of subsidiaries of Coherent or guarantees by Coherent’s subsidiaries of indebtedness of Coherent or any subsidiary of Coherent, which indebtedness is under the Coherent credit agreement contemplated in the merger agreement or incurred in compliance with this paragraph;

•

commence or threaten (other than to protect a material right), or waive, release, assign, settle or compromise any pending or threatened action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not (A) exceed $2 million individually and $6 million in the aggregate and (B) involve any admission of wrongdoing or equitable relief;

•

change or revoke any material tax election, change any material tax accounting method, file any material amended tax return, enter into any closing agreement, request any material tax ruling, settle or compromise any material tax proceeding or surrender any claim for a material refund of taxes;

•	except as permitted in the merger agreement:

•

grant or provide any severance or termination payments or benefits to any current or former employee, officer, non-employee director, individual independent contractor or consultant of Coherent or any of its subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any tax incurred by any such individual, including under Section 409A or 4999 of the Code), except for severance or termination payments or benefits granted or provided in the ordinary course of business in connection with retention, new hires, or promotions of employees of Coherent or any of its subsidiaries with a title of Vice President or below;

•

accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former employee, officer, non-employee director, individual independent contractor or consultant of Coherent or any of its subsidiaries;

•

increase the compensation payable to any current or former employee, officer, non-employee director, individual independent contractor or consultant of Coherent or any of its subsidiaries, other than in the ordinary course of business (including in connection with promotions in the ordinary course of business) for employees with a title of Vice President or below;

•

establish, adopt, terminate or amend any material Coherent benefit plan or any plan, program, arrangement, policy or agreement that would be a Coherent benefit plan if it were in existence on the date of the merger agreement;

•

hire or retain any person to be an officer, employee, or individual independent contractor or consultant of Coherent or any of its subsidiaries, other than the hiring or retention of: (i) employees with a title of Vice President or below, (ii) non-employee directors or (iii) independent contractors and consultants having annual compensation of less than $200,000

(excluding, for the avoidance of doubt, non-employee directors), in each case, in the ordinary course of business; provided that, for purposes of clause (iii), any such contractor or consultant will enter into a service agreement on substantially a form made available to II-VI prior to the date of the merger agreement and any variation which has the net effect of a material negative or detrimental impact on Coherent will be subject to review and approval by II-VI;

•	terminate the employment of any current employee with a title of Vice President or above other than for cause; or

•

enter into, adopt, materially amend, terminate or extend any local collective bargaining agreement or other similar labor-related agreement, except, in each case, as required by law and expressly required pursuant to the terms of such agreement; and

•	agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to the merger agreement.

Regulatory Matters

Prior to the closing of the merger, II-VI, Merger Sub and Coherent shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under the merger agreement and any applicable antitrust laws, including the HSR Act, to consummate and make effective, as promptly as practicable after the date of the merger agreement, the merger, including (A) preparing and filing all documentation to effect all necessary and advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement, (B) satisfying the conditions to consummating the merger, (C) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, (D) taking all actions necessary to obtain (and cooperating with each other in obtaining) as promptly as practicable any consent, authorization, order or approval of, or any exemption by, or to avoid an investigation, action, proceeding or other challenge of the legality of the transactions contemplated by the merger agreement by, any governmental entity required to be obtained or made by II-VI, Merger Sub, Coherent or any of their respective subsidiaries in connection with the merger or the taking of any action contemplated by the merger agreement (collectively, which we refer to as “regulatory approvals”), and (E) executing and delivering any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement. Additionally, each of II-VI, Merger Sub, Coherent and any of their respective affiliates shall not take any action after the date of the merger agreement that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, the expiration, termination or waiver of any applicable waiting period pursuant to the HSR Act, or any other regulatory approval necessary to consummate the transactions contemplated by the merger agreement, (ii) materially increase the risk of any governmental entity entering an injunction or order prohibiting the consummation of the transactions contemplated by the merger agreement or (iii) materially increase the risk of not being able to remove any such injunction or order on appeal or otherwise.

In addition, II-VI and Coherent shall file, as soon as practicable and advisable after the date of the merger agreement, all notices, reports and other documents required to be filed by such party with any governmental entity with respect to the merger and the other transactions contemplated by the merger agreement, and shall submit as promptly as reasonably practicable any additional information requested by any such governmental entity. Without limiting the generality of the foregoing, each of II-VI and Coherent shall, in consultation and cooperation with the other: (i) within ten business days after the date of the merger agreement (or such other date as may be mutually agreed to by II-VI and Coherent), prepare and file the notifications required under the HSR Act; and (ii) as promptly as practicable and advisable after the date of the merger agreement, but in no event later than as required by applicable antitrust laws, prepare and file, or pre-file with regard to any governmental entity that requires such pre-filing prior to any formal filing of, all other notifications required under any other antitrust laws. II-VI and Coherent shall respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any state attorney general, antitrust authority or other governmental entity in connection with antitrust or related matters. Neither II-VI nor Coherent shall extend any waiting period under the HSR Act or other antitrust laws without, or enter into any agreement with the FTC or the United States Department of Justice or any other governmental entity that would restrain, delay or prevent the consummation of the transactions contemplated by the merger agreement except with, the prior written consent of the other parties to the merger agreement (which shall not be unreasonably withheld, conditioned or delayed).

Without limiting the generality of II-VI’s and Coherent’s undertakings described above, II-VI and its affiliates shall take any and all steps and agree to any and all regulatory remedies or commitments necessary to avoid or eliminate each and every impediment under any applicable antitrust laws that may be asserted by any governmental entity so as to enable the parties to close the merger as promptly as practicable, and in any event prior to the date upon which either party may terminate the merger agreement in accordance with its terms. Notwithstanding the foregoing or anything else in the merger agreement to the contrary, none of II-VI and its affiliates shall be required to take any steps or agree to (and Coherent and its affiliates shall not without II-VI’s prior written consent take any steps or agree to) any regulatory remedies or commitments that may be necessary to avoid or eliminate any impediment under any applicable antitrust law that may be asserted by the People’s Republic of China or any of its related governmental entities to sell, divest, license, hold separate, or otherwise dispose of any assets, material intellectual property, licenses, product lines, operations or businesses relating to any business or operations of a party or any of its subsidiaries (including any that are used in or are a component), but excluding any business or operations of a party or any of its subsidiaries to the extent it competes in China with any business or operations of the other party or any of its subsidiaries.

Employee Matters

For a one-year period commencing on the closing date (which we refer to as the “continuation period”), each employee of Coherent or its subsidiaries who remains employed by II-VI or its affiliates (which we refer to each as a “continuing employee”) will receive from II-VI (or its applicable affiliate) (i) at least the same base salary that was provided to such continuing employee immediately prior to the closing date; (ii) target total direct compensation (i.e., base salary, target annual bonus opportunity, and long-term equity incentive opportunity) that is at least as favorable in the aggregate as the target total direct compensation in effect for such continuing employee immediately prior to the closing date; and (iii) other compensation and employee benefits (excluding those contemplated by clauses (i) and (ii), defined benefit pension, nonqualified deferred compensation, post-termination or retiree health or welfare, and severance) that are substantially as favorable in the aggregate as the compensation and benefits provided to similarly situated employees of II-VI or its affiliates or, if more favorable, provided to such continuing employee by Coherent under Coherent’s benefit plans or otherwise under any applicable collective bargaining agreement or other labor-related agreement or arrangement applicable to such continuing employee immediately prior to the closing date.

Any continuing employee whose employment is terminated other than for cause during the continuation period will be entitled to receive the severance payments and benefits that II-VI provides to similarly situated employees of II-VI or its affiliates or, if more favorable, such continuing employee would have been entitled to receive from Coherent and its affiliates under its applicable written severance plans and policies as in effect immediately prior to the closing and that are scheduled on the relevant section of the Coherent disclosure letter. However, to the extent such continuing employee holds converted RSUs, such converted RSUs will vest in accordance with the terms of the merger agreement or, if more favorable, the terms of any vesting acceleration provided for in any plan or arrangement maintained by Coherent, II-VI or any of their respective subsidiaries or any agreement between Coherent, II-VI or any of their respective subsidiaries, on the one hand, and any continuing employee, on the other hand.

Each individual who is employed by Coherent or any of its affiliates as of immediately prior to the closing and is a participant in a cash bonus or short-term incentive program maintained by Coherent or any of its affiliates for the year in which the closing occurs will be eligible to receive a cash bonus based on the higher of the target level achievement and actual level of achievement of the applicable performance criteria in effect immediately prior to the closing, determined immediately prior to the closing by the compensation committee of the Coherent board in its reasonable discretion based on its assessment of such performance criteria. The bonus will be pro-rated based on the number of days in the applicable performance period that have elapsed as of the closing. Any such bonus will be paid to the applicable employee no later than the next payroll of Coherent or the applicable affiliate employing such employee that occurs following the closing date and, in any event, no later than 20 days following the closing date. Following the closing, continuing employees will be eligible to participate in II-VI’s cash bonus or short-term incentive programs on a pro-rated basis for the remainder of II-VI’s fiscal year in which the closing occurs.

II-VI will, and will cause any of its applicable affiliates to (i) waive all limitations as to any preexisting condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each continuing employee under any welfare plans that such continuing employee may be eligible to participate in after the closing and (ii) credit each continuing employee for any copayments, deductibles, offsets or similar payments made under a Coherent benefit plan during the plan year that includes the closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of II-VI or any of its affiliates. As of the closing, II-VI will, or will cause its applicable affiliates to, credit to continuing employees the amount of vacation time that such employees had accrued under any applicable Coherent benefit plan as of the closing. In addition, as of the closing, II-VI will, and will cause its applicable affiliates to give continuing employees full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (including for purposes of vacation and severance but excluding for any purpose benefits under defined benefit plans, nonqualified deferred compensation, post-termination or retiree medical plans or frozen or grandfathered benefit plans) maintained by II-VI or its applicable affiliates that such continuing employees may be eligible to participate in after the closing for such continuing employees’ service with Coherent or any of its subsidiaries to the same extent that such service was credited for purposes of any comparable Coherent benefit plan immediately prior to the closing, except to the extent such treatment would result in duplicative benefits.

Notwithstanding anything to the contrary contained in the merger agreement, from and after the closing date, II-VI will cause Coherent to honor, in accordance with their terms without giving effect to any amendments thereto after the closing date, all payments, benefits and obligations under any employment, change in control and severance plans, agreements and arrangements of Coherent and its affiliates that are set forth in the relevant section of the Coherent disclosure letter.

The occurrence of the closing will be deemed to be a change in control (or a similar term) under all Coherent benefit plans.

Coherent will terminate, effective as of the day before Coherent becomes a member of the same controlled group of corporations as II-VI, any and all 401(k) plans maintained by Coherent or any of its subsidiaries (which we refer to as the “Coherent qualified plans”) and any Coherent benefit plan listed on the relevant section of the Coherent disclosure letter, unless II-VI provides written notice to Coherent that such benefit plan will not be terminated at least ten business days before the closing date. In such event, prior to the closing date and thereafter, Coherent and II-VI will take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by II-VI or one of its subsidiaries (which we refer to each as a “II-VI qualified plan”), to vest all account balances in the terminated Coherent qualified plans and permit each continuing employee to make rollover contributions of eligible rollover distributions in cash or notes in an amount equal to the eligible rollover distribution portion of the account balance distributable to such continuing employee from such Coherent qualified plan to the corresponding II-VI qualified plan. If the Coherent qualified plan is terminated as described herein, (i) the continuing employees will be eligible to participate in a II-VI qualified plan as soon as practicable following the closing date and (ii) Coherent will provide II-VI evidence that the Coherent qualified plans have been terminated pursuant to resolutions of the Coherent board or the board of directors of its subsidiaries, as applicable. The form and substance of such resolutions will be subject to the reasonable review and approval of II-VI, which will not be unreasonably withheld or delayed. Coherent and II-VI will use their respective reasonable best efforts to take whatever actions are needed to cause each continuing employee to be immediately eligible, as of the closing date, to receive matching contributions consistent with the plan terms under the tax-qualified defined contribution plan in which such continuing employee is eligible to participate from and after the closing. However, the total matching contributions payable to a continuing employee for the calendar year in which the closing date occurs will not exceed the maximum amount of matching contributions that such continuing employee otherwise could have received from Coherent had such continuing employee been participating in such tax-qualified deferred contribution plan for the full calendar year.

Effective as of the closing, Coherent will pay to each “exempt” employee located in North America an amount equal to such employee’s accrued or credited but unused vacation time. To the extent not paid at the closing, II-VI will cause such amounts to be paid to the applicable employee no later than the next payroll of Coherent or the applicable affiliate employing such employee that occurs following the closing date and, in any event, no later than 20 days following the closing date.

Prior to the closing, Coherent will, and will cause its subsidiaries to, comply with any notice or consultation requirement under any collective bargaining agreement, works council agreement or similar labor-related agreement with respect to the merger.

Director and Officer Indemnification and Insurance

The merger agreement provides that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the effective time, as provided in Coherent’s or its subsidiaries’ respective certificate of incorporation or bylaws or other organizational documents or in any agreement, will survive the merger and will continue in full force and effect. For a period of six years from the effective time, II-VI and the surviving corporation will maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Coherent’s and any of its subsidiaries’ certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the effective time or in any indemnification agreements of Coherent or its subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the effective time, and will not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the surviving corporation’s organizational documents in any manner that would adversely affect the rights thereunder of any individuals who, immediately before the effective time, were current or former directors, officers or employees of Coherent or any of its subsidiaries. However, all rights to indemnification and exculpation in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim.

The merger agreement requires the surviving corporation and II-VI to cause the surviving corporation, to indemnify and hold harmless each current and former director, officer or employee of Coherent or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Coherent or any of its subsidiaries (which we refer to each, together with such person’s heirs, executors or administrators, as an “indemnified party”), in each case against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened written claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such. In the event of any such action, the surviving corporation will reasonably cooperate with the indemnified party in the defense of any such action.

The merger agreement requires the surviving corporation and II-VI to cause the surviving corporation, to maintain in effect, for a period of six (6) years from the effective time, the coverage provided by the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by or for the benefit of Coherent and its subsidiaries as of the effective time (which we refer to as the “D&O insurance”) or provide substitute policies for Coherent, its subsidiaries and the persons who are covered by the D&O insurance, with terms, conditions, retentions and limits of liability that are not less favorable than the D&O insurance with respect to acts or omissions occurring or alleged to have occurred at or prior to the effective time. However, II-VI will not be required to pay annual premiums in excess of 350% of the last aggregate annual premium paid by Coherent for the D&O insurance (which we refer to as the “maximum amount”). Furthermore, if such insurance is not available or the aggregate annual premium for such insurance exceeds the maximum amount, II-VI will cause the surviving corporation to obtain, and the surviving corporation will obtain, the best coverage available for a cost not exceeding the maximum amount.

In lieu of the foregoing, (i) Coherent may, in its sole discretion, or (ii) II-VI may, in each case, at II-VI’s cost, purchase directors’ and officers’ liability and fiduciary liability “tail” insurance with terms, conditions, retentions and limits of liability that are not less favorable than the D&O insurance, and that is otherwise reasonably satisfactory to Coherent, with respect to acts or omissions occurring or alleged to have occurred at or prior to the effective time. In no event will the cost of such “tail” insurance, if purchased by Coherent, exceed the maximum amount and, if such “tail” insurance is purchased, II-VI will have satisfied their obligation to provide and maintain D&O insurance.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the access to information of the other company, the filing of this joint proxy statement/prospectus, third-party consents and approvals, exemption from takeover laws, public announcements with respect to the transactions contemplated by the merger agreement, control of the other party’s operations prior to the effective time, exemption under Rule 16b-3 of the Exchange Act, shareholder or stockholder litigation relating to the transactions contemplated by the merger agreement, the listing of the shares of II-VI common stock to be issued in the merger, cooperation on financing and indebtedness matters, the activities and voting of the Merger Sub, the resignation of the directors and officers of each Coherent subsidiary and certain tax matters.

II-VI Governance Post-Merger

Under the merger agreement, II-VI and Coherent have agreed to certain provisions relating to the governance of II-VI after the merger, including the composition of the II-VI board of directors. At the effective time, the II-VI board will be comprised of 13 directors, including two directors designated by Coherent, and reasonably acceptable to II-VI. These two directors must have been directors on the Coherent board immediately prior to the effective time and must each qualify as an “independent director” under applicable Nasdaq rules and regulations.

Shareholder and Stockholder Meetings and Recommendation of II-VI’s and Coherent’s Boards of Directors

II-VI and Coherent have each agreed to hold the II-VI special meeting and the Coherent special meeting as soon as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part. II-VI and Coherent may each choose to postpone or adjourn its own special meeting (the II-VI special meeting or the Coherent special meeting, as the case may be) up to two times and for up to 45 days in the aggregate, (i) for the absence of a quorum, (ii) in the event of a board recommendation change by its respective board of directors or (iii) in the event of a change to the method or structure of effecting the combination of Coherent and II-VI. In addition, II-VI and Coherent must each adjourn or postpone its own special meeting (the II-VI special meeting or the Coherent special meeting, as the case may be) at the request of the other party up to two times and for up to 45 days in the aggregate in the event of a (x) board recommendation change by its respective board of directors or (y) change to the method or structure of effecting the combination of Coherent and II-VI.

II-VI and Coherent have agreed under the merger agreement to, through their respective boards of directors, recommend that II-VI shareholders approve the II-VI share issuance proposal (which we refer to as the “II-VI recommendation”) and that Coherent stockholders approve the Coherent merger proposal (which we refer to as the “Coherent recommendation”), and to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither the II-VI board nor the Coherent board will (i) withhold, withdraw, modify or qualify, in each case in a manner adverse to the other party, its approval or recommendation of the merger or the merger agreement, (ii) fail to include in this joint proxy statement/prospectus its recommendation in favor of the merger agreement and the II-VI share issuance proposal or the Coherent merger proposal, as applicable, (iii) adopt, approve, recommend or endorse an alternative transaction proposal or publicly announce an intention to adopt, approve, recommend or endorse an alternative transaction proposal, (iv) fail to publicly and without qualification (x) recommend against any alternative transaction proposal or (y) reaffirm its recommendation of the merger agreement and the merger within ten business days of the other party’s written request to do so (or, if earlier, at least two business days prior to the II-VI special meeting or the Coherent special meeting, as applicable), following the public announcement of any alternative transaction proposal, or (v) publicly propose to do any of the foregoing actions in clauses (i) through (iv) (any action in clauses (i) through (iv) is referred to in the joint proxy statement/prospectus as a “board recommendation change”).

Notwithstanding the foregoing restrictions, in the event that, prior to obtaining the approval of the II-VI share issuance proposal by II-VI shareholders or the approval of the Coherent merger proposal by Coherent stockholders, the II-VI board or the Coherent board, respectively, may effect a board recommendation change if (i) after receiving advice of its outside counsel and, with respect to financial matters, its financial advisors, it determines in good faith that taking such action would be required to comply with its fiduciary duties under applicable law, (ii) it has provided the other party five business days’ written notice that it intends to effect a board recommendation change and a reasonable description of the event or circumstances giving rise to its determination to take such action and (iii) at the end of such notice period, taking into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, it determines in good faith that taking such action would nevertheless be required to comply with its fiduciary duties under applicable law.

Agreement Not to Solicit Other Offers

Each of II-VI and Coherent has agreed that it will, and will cause each of its subsidiaries to, and instruct its and their respective officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “representatives”) to: (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to any takeover proposal (including any solicitation, knowing encouragement, discussions, or negotiations that may be ongoing as of the date of the merger agreement, including with Lumentum Holdings Inc. and MKS Instruments, Inc. and their respective affiliates and any representatives of the foregoing), and (ii) from and after the date of the merger agreement until the effective time or, if earlier, the termination of the merger agreement, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal, (B) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a takeover proposal or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a takeover proposal (including, in each case of clauses (A), (B), and (C), from, with, or otherwise with respect to with Lumentum Holdings Inc. and MKS Instruments, Inc. and their respective affiliates and any representatives of the foregoing).

Each of II-VI and Coherent has agreed that it will not take any action to exempt any person from the restrictions on “business combinations” contained in DGCL 203 or their respective organizational documents or otherwise cause such restrictions not to apply. Except (i) as necessary to take any actions that II-VI, Coherent or any third party would otherwise be permitted to take pursuant to the merger agreement or (ii) if the II-VI or Coherent board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, (A) II-VI or Coherent, as applicable, and its subsidiaries will not release any third party from, or waive, amend or modify any provision of, or grant permission under any standstill or confidentiality provision in any agreement to which II-VI or Coherent or any of its subsidiaries is a party and (B) II-VI or Coherent, as applicable, will, and will cause its subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

However, if at any time from and after the date of the merger agreement and prior to obtaining the approval of the II-VI share issuance proposal by II-VI shareholders or the approval of the Coherent merger proposal by Coherent stockholders, II-VI or Coherent, respectively, directly or indirectly receives a bona fide, unsolicited written takeover proposal from any person that did not result from a material breach (including, for the avoidance of doubt, a deemed material breach) of Coherent’s nonsolicitation obligations under the merger agreement and if the II-VI or Coherent board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal, and failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, then II-VI or Coherent and its representatives may, directly or indirectly, (i) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the party and its subsidiaries, and afford access to the business, properties, assets, employees, officers, contracts, books and records of the party and its subsidiaries, to the person that has made such takeover proposal and its representatives and potential sources of funding. II-VI or Coherent, as applicable, will substantially concurrently with the delivery to such person provide to the other party any non-public information concerning the party or any of its subsidiaries that is provided or made available to such person or its representatives unless such non-public information has been previously provided or made available to the other party and (ii) engage in or otherwise participate in discussions or negotiations with the person making such takeover proposal (including as a part thereof, making counterproposals) and its representatives and potential sources of financing regarding such takeover proposal.

Each of II-VI and Coherent will promptly (within 24 hours after receipt) notify, orally and in writing, the other party of any takeover proposal received by the party or any of its representatives. Notice will include the identity of the person making the takeover proposal and the material terms and conditions thereof and indicate whether the party has furnished non-public information to, or entered into discussions or negotiations with, such third party. II-VI and Coherent will keep the other party reasonably informed on a reasonably current basis as to the status of such takeover proposal. Each of II-VI and Coherent agrees that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits II-VI or Coherent from providing any information to the other party in accordance with the merger agreement.

Each of the II-VI board and the Coherent board will not (A) fail to include the II-VI or Coherent recommendation in the joint proxy statement/prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the other party, the II-VI or Coherent recommendation, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer, or (D) within five business days after a request by the other party, fail to recommend against a takeover proposal or fail to reaffirm the II-VI or Coherent recommendation. However, (1) such five business day period will be extended for an additional five business days following any material modification to any takeover proposal occurring after the receipt of the other party’s written request and (2) the other party will be entitled to make such a written request for reaffirmation only once for each takeover proposal and once for each material amendment to such takeover proposal; (any action described above in this paragraph being referred to as an “adverse recommendation change”). Each of the II-VI board and the Coherent board also will not authorize, cause or permit II-VI, Coherent or any of its subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any takeover proposal (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement).

Before II-VI shareholders approve the II-VI share issuance proposal and before Coherent stockholders approve the Coherent merger proposal, after receiving a bona fide unsolicited written takeover proposal after the date of the merger agreement that did not result from a material breach (including, for the avoidance of doubt, a deemed material breach) of II-VI’s nonsolicitation obligations under the merger agreement, (x) the II-VI board or the Coherent board, as applicable, may make an adverse recommendation change if it has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such takeover proposal constitutes a superior proposal and (ii) in light of such takeover proposal, the failure to take such action would reasonably be expected to be inconsistent with the board’s fiduciary duties under applicable law and/or (y) II-VI or Coherent, as applicable, may terminate the merger agreement in order to enter into a binding written agreement with respect to a superior proposal. Prior to making any adverse recommendation change or terminating the merger agreement as described above, (A) the party has to give the other party at least four business days’ prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such superior proposal) and contemporaneously provide to the other party a copy of the superior proposal and a copy of any written proposed transaction documents with the person making such superior proposal, (B) the party has to negotiate in good faith with the other party during such notice period, to the extent the other party wishes to negotiate in good faith, to enable the other party to propose revisions to the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal, (C) following the end of such notice period, the board will have considered in good faith any revisions to the terms of the merger agreement proposed in writing by the other party, and will have determined, after consultation with its outside financial advisors and outside legal counsel, that the superior proposal continues to constitute a superior proposal if the revisions proposed by the other party were to be given effect, and (D) in the event of any change to any material terms of such superior proposal, the party will, in each case, deliver to the other party an additional notice consistent with that described in the merger agreement and a new notice period will commence during which time the party will be required to comply with the requirements of the merger agreement anew with respect to such additional notice.

Other than in connection with a superior proposal, nothing in the merger agreement will prohibit or restrict the II-VI board or the Coherent board from making an adverse recommendation change in response to an intervening event (as defined below) if the board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the party board to make an adverse recommendation change would be inconsistent with the board’s fiduciary duties under applicable law. Prior to making such adverse recommendation change, (i) the party will give the other party at least four business days’ prior written notice of its intention to take such action, which notice will specify the reasons therefor, (ii) the party will negotiate, and direct its representatives to negotiate, in good faith with the other party during such notice period after giving any such notice, to the extent the other party wishes to negotiate, to enable the other party to propose revisions to the terms of the merger agreement such that it would not permit the party board to make an adverse recommendation change and (iii) following the end of such notice period, the party’s board will have considered in good faith any revisions to the terms of the merger agreement proposed in writing by the other party, and will have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make an adverse recommendation change in response to such intervening event would be inconsistent with the board’s fiduciary duties under applicable law.

II-VI, Coherent and their respective boards will not be prohibited from taking and disclosing to their respective shareholders or stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to their stockholders pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of their board, after consultation with outside counsel, the failure so to disclose would reasonably be expected to be inconsistent with the fiduciary duties under applicable law or obligations under applicable federal securities law of their board so long as such communication re-affirms the Coherent recommendation or the II-VI recommendation, as applicable.

Any action taken or omission made by any representative of a party or any of its affiliates that, if taken or made by such party would be a breach of the party’s non-solicitation obligations under the merger agreement, will be deemed to be a breach of such obligations under the merger agreement by that party.

For the purposes of the merger agreement, a “takeover proposal” means, with respect to II-VI and Coherent, as applicable, other than the merger, (A) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving II-VI or Coherent, as applicable, or any of its subsidiaries whose assets constitute 15% or more of the consolidated assets of II-VI or Coherent, as applicable, (B) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding common stock of II-VI or Coherent, as applicable, or securities of II-VI or Coherent, as applicable, representing more than 15% of the voting power of such party or (C) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, in one or more transactions, assets or businesses of II-VI or Coherent, as applicable, or its subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of II-VI or Coherent, as applicable.

For the purposes of the merger agreement, a “superior proposal” means a bona fide, unsolicited written takeover proposal received after the date of the merger agreement (A) that did not result from a material breach (or a deemed material breach) of a party’s non-solicitation obligations under the merger agreement, (B) that if consummated would result in a third party (or in the case of a direct merger between such third party and II-VI or Coherent, the stockholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding common stock of II-VI or Coherent or more than 50.1% of the assets or revenues of II-VI or Coherent and their respective subsidiaries, taken as a whole, (C) that the II-VI board or the Coherent board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such takeover proposal, and (D) that the II-VI board or Coherent board determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to the merger agreement proposed by the other party in response to such takeover proposal, and all financial, legal, regulatory, timing and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, and the merger agreement), is more favorable to the shareholder or stockholders of II-VI or Coherent from a financial point of view than the transaction contemplated by the merger agreement.

For the purposes of the merger agreement, an “acceptable confidentiality agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to II-VI or Coherent than the confidentiality agreement between II-VI and Coherent. Such confidentiality agreement will not prohibit compliance by II-VI or Coherent with any of its obligations in the merger agreement. II-VI or Coherent may grant a waiver, amendment or release under any confidentiality agreement, standstill agreement or similar agreement to the extent necessary to allow a takeover proposal to be made to such party or the board of such party (or any committee thereof), and (B) II-VI and Coherent agree that, by execution of the merger agreement, both parties will be deemed to have waived, as of immediately prior to the execution and delivery of the merger agreement, any provision in any such agreement to the extent necessary to allow the applicable counterparty to convey a takeover proposal to II-VI, Coherent or their respective boards (or any committee thereof).

For the purposes of the merger agreement, an “intervening event” means any material event or development or material change in circumstances first occurring or arising after the date of the merger agreement and prior to the approval of the II-VI share issuance proposal by II-VI shareholders or the approval of the Coherent merger proposal by Coherent stockholders if and only if such event, development or change in circumstances was not known by the II-VI board, the Coherent board or those individuals in the parties respective disclosure letters nor reasonably foreseeable by such persons as of or prior to the date of the merger agreement. However, none of the following events, developments or changes in circumstances constitutes an intervening event: (A) events, developments or changes that involve or relate to a takeover proposal; or (B) the fact in and of itself that II-VI or Coherent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) do not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

Financing Obligations

Pursuant to the merger agreement, II-VI will take or cause to be taken all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and complete the financings at or prior to the closing of the merger.

II-VI will not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the financing commitments without the prior written consent of Coherent if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the financings below the amount required to consummate the merger (taking into account other sources of funding (other than cash of Coherent and its subsidiaries)), (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the financings, in each case, in a manner that would reasonably be expected to materially delay or prevent the closing of the merger or make the timely funding of the financings or the satisfaction of the conditions to obtaining the financings materially less likely to occur or (iii) adversely impact in any material respect the ability of II-VI or Merger Sub to enforce its rights against the other parties to the financing commitments. Notwithstanding the foregoing, II-VI and its subsidiaries may amend, amend and restate or replace the existing debt commitment letter and related fee letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, make or permit assignments and replacements of an individual lender thereunder in connection with the syndication of the debt financing and/or terminate or reduce the aggregate amount of the financing commitments if II-VI and its subsidiaries have a sufficient amount of available cash on hand from other sources (other than cash of Coherent and its subsidiaries) to (a) pay Coherent stockholders the amounts due to them under the merger agreement, (b) refinance or otherwise discharge any outstanding indebtedness of Coherent required to be repaid at the completion of the merger, and (c) pay any fees, costs and expenses incurred in connection with the merger. II-VI has agreed to provide Coherent with information regarding any such changes.

II-VI has an obligation to keep Coherent reasonably informed of the status the financings and to promptly provide written notice of any default or material breach by any party to the financing commitments (or in the case of the debt commitment letter, financing agreements related thereto) or of any termination or threatened termination thereof of which II-VI or Merger Sub has knowledge.

The receipt of the financings is not a condition to the closing of the merger.

Financing Cooperation

Prior to the closing date, Coherent has agreed to, and to cause its subsidiaries to, use reasonable best efforts, and to use its reasonable best efforts to cause its and their respective representatives to use reasonable best efforts, to provide II-VI and its subsidiaries with all cooperation reasonably requested in writing by II-VI to assist it in causing the conditions in the financing commitments to be satisfied or as is otherwise reasonably requested in writing by II-VI in connection with the financings and/or any permitted replacement, or amended, modified or alternative financing, including, but not limited to:

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causing Coherent’s management team, with appropriate seniority and expertise, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with lenders, investors and rating agencies;

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reasonably cooperating with the syndication and marketing efforts of II-VI and its financing sources, including assisting with the preparation of customary rating agency presentations, bank information memoranda, road show materials, offering memoranda, prospectuses, registration statements and other customary marketing materials required in connection with the financings;

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assisting II-VI in connection with the preparation and registration of any pledge and security documents or other documents relating to the pledge of collateral, indentures, supplemental indentures, currency or interest hedging arrangements, credit agreements and other definitive financing documents as may be requested by II-VI or its financing sources (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the debt financing and accountants’ comfort letters, in each case as reasonably requested by II-VI or its financing sources), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the debt financing, provided that such documents will not take effect until the effective time;

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to the extent required in connection with the debt financing, furnishing II-VI and its financing sources, as promptly as practicable, with (i) audited consolidated balance sheets and related statements of income (or operations, as applicable) and cash flows of Coherent and its subsidiaries for the three most recently completed fiscal years ended at least 90 days before the closing date, (ii) unaudited consolidated balance sheets and related unaudited statements of income and cash flows of Coherent and its subsidiaries, for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the closing date, (iii) to the extent reasonably available to Coherent, financial information regarding Coherent and its subsidiaries necessary for II-VI to prepare any pro forma financial statements for historical periods required by the debt commitment letter, (iv) other information, including historical financial information and related audit reports of Coherent’s auditors for Coherent and its subsidiaries, of the type that would be required by Regulation S-X promulgated by the SEC or by Regulation S-K promulgated by the SEC, in each case for a registered public offering of securities or for a private placement of debt securities, (v) such other pertinent and customary and reasonably available information regarding Coherent and its subsidiaries as is necessary or customary and as may be reasonably requested in writing by II-VI for use in connection with any prospectus, registration statement or offering memorandum for an issuance of securities or that is otherwise necessary to receive from Coherent’s independent accountants customary “comfort” and (vi) such other pertinent and customary and reasonably available information regarding Coherent and its subsidiaries as is necessary or customary and as may be reasonably requested in writing by II-VI for use in connection with any confidential information memorandum and any bank presentation used for the syndication of the debt financing;

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so long as requested at least ten business days prior to the closing date, furnishing II-VI or any of its financing sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations at least three business days prior to the closing date;

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delivering customary authorization letters that authorize the distribution of the confidential information memorandum to prospective lenders, which letters shall contain a customary “10b-5” representation with respect to Coherent and its subsidiaries and contain a representation that the public-side version does not include material non-public information about Coherent and its subsidiaries or their securities; and

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taking all corporate and other actions, subject to the occurrence of the closing date, reasonably requested by II-VI or any of its subsidiaries and necessary and customary to permit the consummation of the financings.

Notwithstanding the provisions described in this section or any other provision of the merger agreement, the cooperation described above is subject to customary limitations.

All non-public or other confidential information provided by Coherent or any of its representatives pursuant to the merger agreement will be kept confidential in accordance with the confidentiality agreement between II-VI and Coherent, except that II-VI or any of its subsidiaries will be permitted to disclose such information to any of its financing sources or prospective financing sources, ratings agencies and other financial institutions and investors that are or may become parties to the debt financing and to any underwriters, initial purchasers or placement agents in connection with the debt financing (and, in each case, to their respective counsel and auditors) so long as such persons are subject to other confidentiality undertakings no less favorable in the aggregate to Coherent than those contained in the confidentiality agreement between II-VI and Coherent.

II-VI has agreed to (i) indemnify and hold harmless Coherent, its subsidiaries and their respective representatives from and against any loss, damage, claim, interest, cost, or expense (including legal fees and expenses), award, judgement, penalty and amounts paid in settlement suffered or incurred in connection with providing the cooperation and support described in this section and any information utilized in connection therewith (other than information provided by Coherent or any of its subsidiaries) and (ii) promptly, upon request of Coherent, reimburse Coherent and its subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by Coherent or its subsidiaries in connection with providing the cooperation and support described in this section.

Conditions to Complete the Merger

II-VI’s and Coherent’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

•	approval of the II-VI share issuance proposal by II-VI shareholders and approval of the Coherent merger proposal by Coherent stockholders;

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declaration of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part as effective and no stop order or proceedings have been issued, initiated or threatened by the SEC;

•	approval for the listing of the shares of II-VI common stock to be issued in the merger on Nasdaq, subject to official notice of issuance;

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no injunction by any court or other tribunal of competent jurisdiction prohibiting the consummation of the merger being in effect, and no law having been adopted or effected that prohibits the consummation of the merger; and

•	any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained under the HSR Act or under certain other antitrust laws, as defined above.

In addition, Coherent’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

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certain representations and warranties of II-VI and the Merger Sub relating to organization, corporate power and authority, capital stock, approval of the merger agreement, no brokers, and no applicable takeover laws, contained in the merger agreement, being true and correct in all material respects, as of March 25, 2021 and as of the date on which the merger is completed (except to the extent expressly made as of a different date, in which case as of such date), and the receipt by Coherent of an officer’s certificate from II-VI to such effect;

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each other representation and warranty of II-VI and the Merger Sub contained in the merger agreement, being true and correct as of March 25, 2021 and as of the date on which the merger is completed (except to the extent expressly made as of a different date, in which case as of such date), except where the failure to be so true and correct (without giving effect to any qualifications or limitations as to materiality, material adverse effect or similar qualifiers), has not had and would not have a material adverse effect on II-VI or the Merger Sub, and the receipt by Coherent of an officer’s certificate from II-VI to such effect;

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the performance and compliance by II-VI in all material respects of all obligations and covenants required to be performed by it or complied with by it under the merger agreement at or prior to the effective time, and the receipt by Coherent of an officer’s certificate from II-VI to such effect; and

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the absence of any event, change, effect, development or occurrence that, since the date of the merger agreement, has had or would reasonably be expected to have a material adverse effect, and the receipt by Coherent of an officer’s certificate from II-VI to such effect.

In addition, II-VI’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

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certain representations and warranties of Coherent relating to capital structure contained in the merger agreement being true and correct in all respects (other than immaterial inaccuracies), as of March 25, 2021 and as of the date on which the merger is completed (except to the extent expressly made as of a different date, in which case as of such date), and the receipt by II-VI of an officer’s certificate from Coherent to such effect;

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certain representations and warranties of Coherent relating to organization, corporate power and authority, capital stock, approval of the merger agreement, no brokers, and no applicable takeover laws, contained in the merger agreement, being true and correct in all material respects, as of March 25, 2021 and as of the date on which the merger is completed (except to the extent expressly made as of a different date, in which case as of such date), and the receipt by II-VI of an officer’s certificate from Coherent to such effect;

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each other representation and warranty of Coherent contained in the merger agreement, being true and correct as of March 25, 2021 and as of the date on which the merger is completed (except to the extent expressly made as of a different date, in which case as of such date), except where the failure to be so true and correct (without giving effect to any qualifications or limitations as to materiality, material adverse effect or similar qualifiers), has not had and would not have a material adverse effect on Coherent, and the receipt by II-VI of an officer’s certificate from Coherent to such effect;

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the performance and compliance by Coherent in all material respects of all obligations and covenants required to be performed by it or complied with by it under the merger agreement at or prior to the effective time and the receipt by II-VI of an officers’ certificate from Coherent to such effect), except for a breach by Coherent of (A) its financing obligations under the merger agreement of which II-VI had knowledge but failed to deliver a non-cooperation notice (as defined in the merger agreement) or (B) its obligation to deliver notice to II-VI following the entrance into, modification, amendment, or termination of a material government contract; and

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the absence of any event, change, effect, development or occurrence that, since the date of the merger agreement, has had or would reasonably be expected to have a material adverse effect (and the receipt by II-VI of an officers’ certificate from Coherent to such effect).

Neither II-VI nor Coherent can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of approval of the II-VI share issuance proposal by II-VI shareholders or approval of the Coherent merger proposal by Coherent stockholders, in the following circumstances:

•	by mutual written consent of II-VI and Coherent;

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by either II-VI or Coherent if the merger has not been consummated on or before 5:00 pm, Eastern time, on December 25, 2021 (which we refer to as the “original end date”), provided that if on the original end date the approval under the HSR Act or under certain other antitrust laws has not been satisfied (but all other conditions to the closing of the merger have been satisfied or waived by all parties entitled to the benefit of such conditions), the original end date will be extended in accordance with the merger agreement, with the first extended end date occurring on March 25, 2022, the second extended end date occurring on June 25, 2022 and the third and final extended end date occurring on September 25, 2022 (the end date after taking such adjustments into account, the “end date”) (which we refer to as the “end date termination”);

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by either II-VI or Coherent if an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger has been entered and is considered final and nonappealable, provided that the party seeking to terminate the merger agreement has used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint in accordance with the merger agreement, and that the injunction is not primarily due to a material breach of a representation, warranty, covenant, or other agreement set forth in the merger agreement by such party (which we refer to as the “injunction termination”);

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by either II-VI or Coherent if the approval of the (i) II-VI share issuance proposal by II-VI shareholders has not been obtained following the conclusion of the II-VI special meeting (including any adjournments or postponements thereof) (which we refer to as the “II-VI special meeting termination”) or (ii) the Coherent merger proposal by Coherent stockholders has not been obtained following the conclusion of the Coherent special meeting (including any adjournments or postponements thereof) (which we refer to as the “Coherent special meeting termination”);

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by either II-VI or Coherent, if the other party (including the Merger Sub if Coherent is the terminating party) has breached or failed to perform any of its or their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the closing date, would result in the failure of conditions to the terminating party’s obligations to close and (ii) by its nature, cannot be cured prior to the end date, or if such breach or failure is capable of being cured by the end date, the other party has not cured such breach or failure within 30 days after receiving written notice from the terminating party describing such break or failure in reasonable detail, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement that would result in a failure of a condition to the other party’s obligation to close;

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by II-VI, prior to the approval of the Coherent merger proposal, in the event of an adverse recommendation change by Coherent (which we refer to as the “Coherent adverse recommendation change termination”);

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by Coherent, prior to the approval of the II-VI share issuance proposal, in the event of an adverse recommendation change by II-VI (which we refer to as the “II-VI adverse recommendation change termination”);

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by II-VI, at any time prior to the approval of the II-VI share issuance proposal, in order to enter into an agreement with respect to a superior proposal, provided that (i) in advance of or concurrently with such termination, II-VI pays or causes to be paid the II-VI termination fee (as defined below) and (ii) II-VI has otherwise complied in all respects (other than de minimis noncompliance unrelated to such superior proposal) with its non-solicitation obligations and SEC filing obligations under the merger agreement (which we refer to as the “II-VI superior proposal termination”); or

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by Coherent, at any time prior to the approval of the Coherent merger proposal, in order to enter into an agreement with respect to a superior proposal, provided that (i) in advance of or concurrently with such termination, Coherent pays or causes to be paid the Coherent termination fee (as defined below) and (ii) Coherent has otherwise complied in all respects (other than de minimis noncompliance unrelated to such superior proposal) with its non-solicitation obligations and SEC filing obligations under the merger agreement (which we refer to as the “Coherent superior proposal termination”).

Effect of Termination

If the merger agreement is terminated pursuant to the above, notice thereof will be given to the other party, specifying the merger agreement provisions pursuant to which such termination is made and the basis therefor described in reasonable detail. The merger agreement, with certain exceptions, will terminate, and there will be no other liability on the part of II-VI or Coherent to the other except (i) as provided in the confidentiality agreement between II-VI and Coherent and certain provisions of the merger agreement and (ii) liability arising out of or as the result of, fraud or any willful and material breach of any covenant, agreement, or representation or warranty in the merger agreement occurring prior to its termination, in which case the aggrieved party will not be limited to expense payments or the termination fees described below and will be entitled to all rights and remedies available at law or in equity.

Termination Fees

Coherent will pay II-VI a termination fee of $108.8 million in cash if the merger agreement is terminated:

•	by II-VI in a Coherent adverse recommendation change termination;

•	by Coherent in a Coherent superior proposal termination; or

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by II-VI or Coherent in a Coherent special meeting termination, if (i) a takeover proposal for Coherent has been publicly announced or known and has not been publicly withdrawn for at least 15 business days prior to the Coherent special meeting and (ii) within 12 months of the termination of the merger agreement, Coherent or any of its subsidiaries enters into a definitive agreement with respect to or consummates a transaction that is a takeover proposal with a third party (it being understood that for the purposes of this provision, each reference to “15%” in the definition of “takeover proposal” will be deemed to be a reference to “50.1%”).

II-VI will pay Coherent a termination fee of $337.7 million in cash if the merger agreement is terminated:

•	by Coherent in a II-VI adverse recommendation change termination;

•	by II-VI in a II-VI superior proposal termination; or

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by II-VI or Coherent in a II-VI special meeting termination, if (i) a takeover proposal for II-VI has been publicly announced or known and has not been publicly withdrawn for at least 15 business days prior to the II-VI special meeting and (ii) within 12 months of the termination of the merger agreement, II-VI or any of its subsidiaries enters into a definitive agreement with respect to or consummates a transaction that is a takeover proposal with a third party (it being understood that for the purposes of this provision, each reference to “15%” in the definition of “takeover proposal” will be deemed to be a reference to “50.1%”).

II-VI will pay Coherent a termination fee of $500 million in cash if the merger agreement is terminated:

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by II-VI or Coherent (i) in an end date termination, if at the time of such termination, all closing conditions have been satisfied except for the approval under an antitrust law of a Chinese governmental entity and (ii) in an injunction termination solely to the extent an injunction has been entered by a Chinese governmental entity pursuant to an antitrust law permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and nonappealable, in each case provided that Coherent has complied in all material respects with its covenants and agreements with respect to regulatory approvals set forth in the merger agreement.

Expenses and Fees

If the merger agreement is terminated by either II-VI or Coherent in a Coherent special meeting termination, Coherent will pay II-VI $25 million as payment for II-VI’s costs and expenses in connection with the merger agreement. If the agreement is terminated by either II-VI or Coherent in a II-VI special meeting termination, II-VI will pay Coherent $25 million as payment for Coherent’s costs and expenses in connection with the merger agreement.

Except as set forth above, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement, the merger agreement and the transactions contemplated thereby shall be paid by the party incurring or required to incur such expenses.

Amendment and Waiver of the Merger Agreement

At any time prior to the effective time, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a duly authorized representative of each of II-VI, Coherent, and the Merger Sub. After receipt of the approval of the Coherent merger proposal, if any amendment or waiver of a provision of the merger agreement will by applicable law or in accordance with the rules and regulations of Nasdaq require further approval from Coherent stockholders, the effectiveness of such amendment or waiver will be subject to the approval of Coherent stockholders. Notwithstanding the foregoing, no failure or delay by any party to the merger agreement in exercising any right thereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right thereunder. Notwithstanding anything to the contrary in the merger agreement, certain sections of the merger agreement may not be amended, supplemented, waived or otherwise modified in a manner materially adverse to any debt financing source without the prior written consent of such debt financing source.

Governing Law

The merger agreement, and all claims or causes of action that may be based upon, arise out of or relate to the agreement or the negotiation, execution or performance thereof, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary, each of the parties agrees that any right or obligation with respect to any debt financing source in connection with the merger agreement, the debt financing, the debt commitment letter and the transactions contemplated thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, will be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Jurisdiction and Specific Enforcement

II-VI and Coherent both agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of the merger agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware and all such rights and remedies at law or in equity shall be cumulative, except as may be limited in the merger agreement.

Each of II-VI and Coherent agrees that it will not bring or support any legal action or proceeding against the debt financing sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, affiliates, employees or advisors in any way relating to the merger agreement or any of the transactions contemplated thereby, including any dispute arising out of or relating in any way to the debt financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable law jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

THE INVESTMENT AGREEMENT AND THE STATEMENT WITH RESPECT TO SHARES

This section of the joint proxy statement/prospectus describes the material terms of the investment agreement and statement with respect to shares. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of each of the investment agreement and statement with respect to shares, which is attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the investment agreement and statement with respect to shares that is important to you. We urge you to read the full text of the investment agreement and the statement with respect to shares, as they are the legal documents governing the equity financing and the issuance and sale of shares of II-VI Series B convertible preferred stock to the investors.

Explanatory Note Regarding the Investment Agreement and Statement with Respect to Shares

The investment agreement, statement with respect to shares and this summary of terms are included to provide you with information regarding the terms of the investment agreement and the statement with respect to shares. Factual disclosures about II-VI contained in this joint proxy statement/prospectus or in the public reports of II-VI filed with the SEC may supplement, update or modify the factual disclosures about II-VI contained in the investment agreement and/or the statement with respect to shares. The investment agreement contains representations and warranties by II-VI made solely for the benefit of the parties to the investment agreement. The representations, warranties and covenants made in the investment agreement by II-VI were qualified and subject to important limitations and qualifications agreed to by II-VI and the investors in connection with negotiating the terms of the investment agreement. In particular, in your review of the representations and warranties contained in the investment agreement, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the investment agreement may have the right not to consummate the subsequent investment if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the investment agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that II-VI delivered to the investors in connection with the investment agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the investment agreement. Accordingly, the representations and warranties in the investment agreement should not be relied on by any persons as characterizations of the actual state of facts about II-VI at the time they were made or otherwise.

The Equity Financing

In connection with entering into the merger agreement, on March 30, 2021, II-VI entered into the investment agreement. On March 31, 2021, pursuant to the investment agreement, II-VI and BCPE consummated the initial investment of $750.0 million. Pursuant to the investment agreement and subject to the terms and conditions set forth therein, II-VI and the investors expect to consummate the subsequent investment of at least $1.05 billion, which may be increased by up to an additional $350.0 million, immediately prior to the closing of the merger. The issuance and sale of the remaining shares of II-VI Series B-2 convertible preferred stock in the subsequent investment is contingent upon the consummation of the merger in accordance with the merger agreement, and is subject to certain other closing conditions customary for transactions of this type. The investment agreement will terminate following the occurrence of certain events, including: (i) automatically upon the valid termination of the merger agreement in accordance with its terms, (ii) the mutual written consent of II-VI and the investors and (iii) written notice from either II-VI or the investors if the closing of the equity financing has not occurred on or prior to December 25, 2021 (subject to certain extensions). For more information on the terms of the investment agreement, see the section titled “—The Investment Agreement” below.

The terms of the II-VI Series B convertible preferred stock are set forth in the statement with respect to shares, which was filed with the Pennsylvania Department of State Corporations Bureau in connection with the completion of the initial investment. The conversion price of the II-VI Series B convertible preferred stock will initially be $85.00 per share, subject to adjustments as set forth in the statement with respect to shares. For more information on the terms of the II-VI Series B convertible preferred stock, see the section titled “—The Statement with Respect to Shares” below.

The Investment Agreement

The following is a summary of the material terms of the investment agreement and is subject to, and qualified in its entirety by reference to, the complete text of the investment agreement. We encourage you to read the investment agreement, which is attached hereto as Annex B.

Governance Rights

Under the investment agreement, following the closing of the initial investment and for so long as the investors beneficially own shares of II-VI Series B convertible preferred stock (or shares of II-VI common stock issued upon the conversion thereof) that represent, in the aggregate and on an as-converted basis, at least 25% of the number of shares of II-VI common stock, on an as-converted basis, that they held immediately following the completion of either the initial investment (if the subsequent investment has not occurred) or the equity financing, the investors will have the right to nominate one designee and to designate one observer to the II-VI board. The investors’ initial designee and observer to the II-VI board were Stephen Pagliuca and Joseph Robbins, respectively.

Additionally, under the investment agreement, for so long as the investors beneficially own equity securities of II-VI entitled to vote, the investors have agreed to vote all such securities in favor of each director nominated or recommended by the II-VI board for election at each meeting of the shareholders of II-VI involving the election of directors.

Standstill

Under the investment agreement and subject to exceptions for certain tender offers or exchange offers, the investors have agreed that from the closing of the initial investment until the earlier of (a) the six (6) month anniversary of the earlier of the date on which (i) no designee of the investors is serving on the II-VI board (ii) the investors no longer have a right to nominate a designee or designate an observer to the II-VI board pursuant to the investment agreement or (iii) the investors have irrevocably waived their rights to nominate a designee or designate an observer to the II-VI board pursuant to the investment agreement; (b) II-VI entering into a written agreement to consummate a Fundamental Change (as defined in the statement with respect to shares); and (c) the failure of the shareholders of II-VI to elect the investors’ designee to the II-VI board nominated pursuant to the investment agreement, the investors will be subject to certain standstill restrictions. During the period in which the standstill restrictions are in effect, the investors will not, among other things and subject to certain exceptions, (a) acquire or offer or make a public proposal to acquire, by purchase or otherwise, any securities of II-VI, contracts or instruments related to the price of shares of II-VI common stock, or assets or property of II-VI that result in the investors having beneficial ownership over a certain percentage of the shares of II-VI common stock outstanding at such time; (b) make, encourage or participate in any “solicitation” of “proxies” to vote any voting securities of II-VI, call or seek a meeting of II-VI shareholders, initiate a proposal for action by the II-VI shareholder, or seek (other than with respect to the investors’ designee to the II-VI board) election of a director to, or removal of a director from, the board; (c) make a public announcement concerning (or seek or propose) any merger, tender or exchange offer, recapitalization, reorganization, purchase or other extraordinary transaction of a material portion of the assets, properties or securities of II-VI; (d) act (in concert or alone) to control, advise or influence the II-VI board or management of II-VI; or (e) acquire any debt securities of II-VI.

Restrictions on Transfer

Under the investment agreement, (a) with respect to the II-VI Series B-1 convertible preferred stock until the later of (i) the twelve (12)-month anniversary of the closing of the initial investment and (ii) the first to occur of (A) the closing of the subsequent investment and (B) the termination of the merger agreement, and (b) with respect to the II-VI Series B-2 convertible preferred stock, until the twelve (12)-month anniversary of the closing of the subsequent investment, the investors will not transfer any shares of II-VI Series B convertible preferred stock or any II-VI common stock issued upon the conversion thereof. We refer to the period of time in foregoing sentence as the “restricted period.” Following the restricted period, the investors will not knowingly transfer any shares of II-VI Series B convertible preferred stock to a non-U.S. person (subject to certain exceptions) and will not knowingly transfer any shares of II-VI common stock to certain competitors of II-VI (including any activist investor) or to any person who would own more than 5% of the outstanding shares of II-VI common stock following such transfer (subject to certain exceptions). At any time, the investors will be permitted to transfer any portion of their II-VI Series B convertible preferred stock or II-VI common stock issued upon the conversion thereof under the following circumstances: (a) transfers of II-VI Series B-1 convertible preferred stock following the restricted period or transfers of II-VI Series B-2 convertible preferred stock, in each case, to certain permitted transferees of the investors (subject to certain exceptions); (b) transfers to II-VI or its subsidiaries; (c) subject to any standstill restrictions, transfers pursuant to a merger, tender offer, recapitalization, consolidation or exchange offer or other similar transaction, in each case, following an announcement of any Fundamental Change involving II-VI or its subsidiaries; (d) transfers in connection with bankruptcy, insolvency or a similar reorganization proceedings; (e) transfers for cash to a non-affiliate of the investors to the extent necessary to satisfy a bona fide payment requirement under any Back Leverage (as defined in the investment agreement); (f) transfers in connection with a mortgage, hypothecation and/or pledge to a financial institution or lender to secure any Back Leverage and the exercise of any rights thereunder by any such financial institution or lender; (g) transfers approved in writing by the II-VI board; and (h) transfers by the investors of II-VI Series B-1 convertible preferred stock prior to the end of the restricted period to an affiliate of the investors that is under common control with the investors and is a special purpose vehicle formed for the purpose of holding a portion of II-VI Series B convertible preferred stock (subject to certain exceptions).

Registration Rights

Upon the closing of the initial investment and pursuant to the investment agreement, II-VI and the investors entered into the Registration Rights Agreement, dated as of March 31, 2021, pursuant to which the investors have certain customary registration rights with respect to the shares of II-VI Series B convertible preferred stock and II-VI common stock issuable upon conversion thereof.

Other Covenants

Affirmative obligations of II-VI. At any time the II-VI Series B convertible preferred stock is outstanding, II-VI must: (i) take all lawful action within its control to ensure its authorized capital stock includes a sufficient number of authorized but unissued shares of II-VI common stock to convert all outstanding shares of II-VI Series B convertible preferred stock and (ii) as reasonably requested by the investors, take actions to render inapplicable any control share acquisition, interested stockholder, business combination or similar anti-takeover provision in any organizational document of II-VI or under the BCL or other similar law that is or could become applicable to the investors and its affiliates as a result of the equity financing.

Negative obligations of II-VI. At any time the II-VI Series B convertible preferred stock is outstanding, II-VI must not (unless the prior written approval of the holders of a majority of the II-VI Series B convertible preferred stock issued and outstanding has been obtained) effect any voluntary deregistration or delisting with Nasdaq of the II-VI common stock (subject to certain exceptions). In addition, unless the investors otherwise consent in writing (or if such action is taken with respect to a Permitted Issuance), so long as the investors own at least 5% of the number of shares of II-VI Series B convertible preferred stock that they held immediately following the completion of either the initial investment (if the subsequent investment has not occurred) or the equity financing, II-VI must not authorize or issue any parity stock (as defined below).

Pipeline Financing. After any termination of the merger agreement, II-VI must offer the investors the opportunity to purchase any senior preferred securities that II-VI proposes to issue for cash to finance any material acquisitions. If the investors decline, II-VI may issue such securities on terms no less favorable in any material respect than were offered to the investors. The investors’ rights with respect to pipeline financings terminate when the investors hold less than 50% of the shares of II-VI Series B convertible preferred stock acquired from II-VI.

The Statement with Respect to Shares

The following is a summary of the material terms of the II-VI Series B convertible preferred stock contained in the statement with respect to shares and is subject to, and qualified in its entirety by reference to, the complete text of the statement with respect to shares. We encourage you to read the statement with respect to shares, which is attached hereto as Annex C.

Authorized Shares and Liquidation Preference

Pursuant to the statement with respect to shares, II-VI designated and established a series of II-VI preferred stock as the “Series B Convertible Preferred Stock,” with no par value per share, and designated (i) a series of II-VI Series B convertible preferred stock as “Series B-1 Convertible Preferred Stock,” with no par value per share, and a liquidation preference equal to the greater of (a) the applicable stated value for such shares plus accrued or declared and unpaid dividends that had not previously been added to such stated value and (b) the amount per share as would be payable in respect of II-VI common stock upon the conversion of such shares, assuming all such outstanding shares were converted into II-VI common stock immediately prior to any voluntary or involuntary liquidation, dissolution or winding up of the affairs of II-VI (which we refer to as a “II-VI liquidation event”), and (ii) a series of II-VI Series B convertible preferred stock as “Series B-2 Convertible Preferred Stock,” with no par value per share, and a liquidation preference equal to the greater of (a) the stated value for such shares plus accrued or declared and unpaid dividends that had not previously been added to such stated value and (b) the amount per share as would be payable in respect of II-VI common stock upon the conversion of such shares, assuming all such outstanding shares were converted into II-VI common stock immediately prior to the II-VI liquidation event. The statement with respect to shares provides that the number of shares initially constituting the II-VI Series B convertible preferred stock is 215,000, consisting of 75,000 shares of II-VI Series B-1 convertible preferred stock and 140,000 shares of II-VI Series B-2 convertible preferred stock.

Ranking

The II-VI Series B convertible preferred stock will rank, with respect to dividend rights and rights on the distribution of assets upon any II-VI liquidation event, (i) senior to II-VI common stock and each other class or series of II-VI capital stock now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks either (x) senior to the II-VI Series B convertible preferred stock as to dividend rights or distribution rights upon a II-VI liquidation event or (y) on parity with the II-VI Series B convertible preferred stock as to dividend rights and distribution rights upon a II-VI liquidation event (which we refer to as “junior stock”), (ii) on parity with the II-VI Series A mandatory convertible preferred stock and each other class or series of II-VI capital stock established after the closing of the initial investment, the terms of which expressly provide that such class or series ranks on parity with the II-VI Series B convertible preferred stock as to dividend rights and distribution rights upon a II-VI liquidation event (which we refer to as “parity stock”), and (iii) junior to each class or series of capital stock of II-VI established after the closing of the initial investment, the terms of which expressly provide that such class or series ranks senior to the II-VI Series B convertible preferred stock as to dividend rights or distribution rights upon a II-VI liquidation event (which we refer to as “senior stock”).

Dividends

Dividends on each share of II-VI Series B convertible preferred stock will accrue on the applicable stated value of such share at 5.00% per annum, subject to adjustments as set forth in the statement with respect to shares. Dividends on each share of II-VI Series B convertible preferred stock will accrue daily from and after the issuance date of such share, but shall compound on a quarterly basis on each Dividend Payment Date (as defined in the statement with respect to shares), whether or not earned or declared and whether or not II-VI has assets legally available to make payment thereof.

Until the first Dividend Payment Date after the fourth anniversary of the applicable issuance date of a share of II-VI Series B convertible preferred stock, all dividend payments will compound and be added to the applicable stated value of such share on each Dividend Payment Date (which we refer to as a “PIK dividend”). Following such fourth anniversary, dividends will be payable in the form of, in II-VI’s sole discretion, (i) solely cash (if, as and when authorized by the II-VI board or any duly authorized committee thereof, to the extent permitted by applicable law), (ii) solely a PIK dividend or (iii) any combination of both. If, following such fourth anniversary, II-VI does not elect to pay a dividend solely in cash or in any combination of cash and PIK dividend, II-VI will be deemed to have elected to pay such dividend solely as a PIK dividend.

If the II-VI board declares a dividend on the II-VI common stock in the form of any shares of capital stock of a subsidiary of II-VI that are, or, when issued, will be, listed or admitted for trading on a U.S. national security exchange, the holders of II-VI Series B convertible preferred stock will be entitled to receive such shares of capital stock payable on the shares of II-VI common stock issuable upon the conversation of such holders’ shares of II-VI Series B convertible preferred stock.

Conversion

After the applicable issuance date and following the earliest to occur of (i) the closing of the subsequent investment, (ii) the termination of the merger agreement and (iii) the delivery by II-VI of an offer to repurchase the II-VI Series B-1 convertible preferred stock in connection with a Fundamental Change, each holder of shares of II-VI Series B-1 convertible preferred stock has the right, subject to conversion procedures set forth in the statement with respect to shares, to convert such shares into the number of II-VI common stock equal to (a) the applicable stated value of such shares divided by such shares’ conversion price plus (b) cash in lieu of fractional shares. After the applicable issuance date, each holder of shares of II-VI Series B-2 convertible preferred stock has the right, subject to the conversion procedures set forth in the statement with respect to shares, to convert such shares into the number of II-VI common stock equal to (a) the applicable stated value of such shares divided by such shares’ conversion price plus (b) cash in lieu of fractional shares.

The conversion price of the II-VI Series B convertible preferred stock will initially be $85.00 per share, subject to adjustment as set forth in the statement with respect to shares.

With respect to each series of II-VI Series B convertible preferred stock, at any time after the three year anniversary of the applicable issuance date of such series, if the closing sale price of II-VI common stock exceeds 150% of the then-applicable conversion price of such series for 20 trading days in any 30 consecutive trading day period, II-VI may elect to convert all (but not less than all) of the applicable series of II-VI Series B convertible preferred stock at the then-applicable conversion price in accordance with the terms of the statement with respect to shares.

Fundamental Change

Upon a Fundamental Change, II-VI shall make an offer, subject to the procedures set forth in the statement with respect to shares, to repurchase, at the option and election of the holders of II-VI Series B convertible preferred stock, each share of II-VI Series B convertible preferred stock then-outstanding at a purchase price per share in cash equal to (i) the applicable stated value for such shares plus accrued or declared and unpaid dividends on such shares that had not previously been added to such stated value plus (ii) if prior to the fifth anniversary of the applicable issuance date for such shares, the aggregate amount of all dividends that would have been paid (subject to certain exceptions) on such shares from the date of repurchase through the fifth anniversary of the applicable issuance date of such share.

Redemption Option

At any time on or after the ten year anniversary of the applicable issuance date of the shares of II-VI Series B convertible preferred stock and subject to the procedures set forth in the statement with respect to shares, (i) each holder of such shares will have the right to require II-VI to redeem all of such holder’s shares of II-VI Series B convertible preferred stock for cash at a price per share equal to the sum of the applicable stated value for such shares plus accrued or declared and unpaid dividends on such shares that had not previously been added to such stated value (which we refer to as the “redemption price”) and (ii) II-VI will have the right, with respect to one or more series of II-VI Series B convertible preferred stock, to redeem, in whole or in part, on a pro rata basis from all holders of II-VI Series B convertible preferred stock, the outstanding shares of such series of II-VI Series B convertible preferred stock, for cash, equal to the redemption price.

Voting

The shares of II-VI Series B-1 convertible preferred stock will initially be nonvoting. Following the expiration of the required waiting period under the HSR Act, the shares of II-VI Series B convertible preferred stock will have voting rights, voting as one class with the II-VI common stock, on an as-converted basis, subject to limited exceptions.

Protective Covenants

At any time the II-VI Series B convertible preferred stock is outstanding, II-VI must not (unless the holders of a majority of the II-VI Series B convertible preferred stock issued and outstanding otherwise consent in writing or such action is taken with respect to a Permitted Issuance):

(i)

alter or change the rights, preferences or privileges of the II-VI Series B convertible preferred stock or amend, modify or supplement any provision of the organizational documents of II-VI in a manner that adversely affects the rights, powers, preferences or privileges of the II-VI Series B convertible preferred stock;

(ii)

authorize or issue any senior stock (or securities convertible into senior stock), or amend or alter II-VI’s articles of incorporation to increase the number of authorized or issued shares of II-VI Series B convertible preferred stock;

(iii)	decrease the number of authorized shares of II-VI Series B convertible preferred stock (other than as permitted pursuant to a conversion, redemption or repurchase by II-VI thereof); and

(iv)	issue any shares of II-VI Series B convertible preferred stock (other than pursuant to the investment agreement).

In addition, unless the investors otherwise consent in writing (or if such action is taken with respect to a Permitted Issuance), II-VI must not: (i) so long as the investors continue to own at least 5% of the number of shares of II-VI Series B convertible preferred stock that they held immediately following the completion of either the initial investment (if the subsequent investment has not occurred) or the equity financing, pay any cash dividend on II-VI common stock (other than cash dividends in amount of up to $3.00 per share in calendar year 2021, increased by 5% each subsequent year (which we refer to as “ordinary dividends”)) and (ii) so long as the investors continue to own at least 25% of the number of shares of II-VI Series B convertible preferred stock that they held immediately following the completion of either the initial investment (if the subsequent investment has not occurred) or the equity financing, redeem, repurchase or otherwise acquire (or make or declare any dividend or distribution in respect of) any junior stock (subject to certain exceptions, including, among other things: ordinary dividends; non-cash dividends or other distributions paid pro rata to all holders of II-VI common stock and, if applicable, holders of II-VI Series B convertible preferred stock; repurchases of junior stock of up to $100 million on an aggregate annual basis; and dividends on junior stock in kind or in the form of other junior securities or securities convertible into or exchange for such junior securities).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) that exchange their shares of Coherent common stock for a mix of cash and II-VI common stock. This discussion is limited to U.S. holders and does not address any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax, U.S. federal non-income tax laws or the laws of any state, local or non-U.S. jurisdiction. This discussion is based upon the Code, the regulations of the U.S. Department of the Treasury and judicial authorities and published positions of the Internal Revenue Service (“IRS”), all as currently in effect on the date of this joint proxy statement/prospectus. These laws and authorities are subject to change or differing interpretations, possibly retroactively, and any change or differing interpretation could affect the continuing validity of this discussion. We have not sought and do not intend to seek a ruling from the IRS regarding the matters discussed below. This discussion assumes that the merger will be consummated in accordance with the merger agreement and as described in this joint proxy statement/prospectus.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Coherent common stock, the tax treatment of a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their own tax advisors about the tax consequences of the merger to them.

Holders are urged to consult with their tax advisors as to the specific tax consequences of the merger to them in light of their particular situations, including the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Coherent common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if it (i) is subject to the primary supervision of a U.S. court and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion assumes that U.S. holders of Coherent common stock hold their shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances or that may be applicable to U.S. holders if such holders are subject to special treatment under U.S. federal income tax laws, including any holder that is:

•	a bank or other financial institution;

•	a tax-exempt or governmental organization;

•	a partnership, subchapter S corporation or other pass-through entity or an investor in the foregoing;

•	an insurance company;

•	a regulated investment company or real estate investment trust;

•	a mutual fund;

•	a broker or dealer in securities, stocks, commodities or currencies;

•	a trader in securities who elects the mark-to-market method of accounting for securities;

•	a U.S. expatriate, former citizen or long-term resident of the United States;

•	a person who actually or constructively owns more than five percent (5%) (by vote or value) of the outstanding shares of Coherent common stock;

•	a Coherent stockholder who received Coherent common stock through the exercise of employee stock options or through a tax-qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the U.S. dollar;

•

a person subject to special tax accounting rules as a result of any item of gross income with respect to Coherent common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code;

•	a holder of options granted under any Coherent benefit plan; or

•	a Coherent stockholder who holds Coherent common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

Coherent stockholders that are not U.S. holders may have different U.S. federal income tax consequences than those described below and are urged to consult with their own tax advisors regarding the tax treatment of the merger to them under U.S. and non-U.S. laws.

The following discussion does not address the tax consequences of any transactions effectuated before, after or at the same time as the merger, whether or not in connection with the merger, including, without limitation, the tax consequences to holders of options, warrants or similar rights to purchase shares of Coherent common stock.

Tax Consequences of the Merger

The receipt of merger consideration by U.S. holders in exchange for shares of Coherent common stock pursuant to the merger is expected to be treated as a taxable transaction for U.S. federal income tax purposes. Therefore, assuming that such exchange is treated as a taxable transaction, a U.S. holder who receives II-VI common stock and cash in exchange for shares of Coherent common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of any cash and the fair market value of any II-VI common stock (determined as of the effective time of the merger) received by such U.S. holder in the merger and (2) the U.S. holder’s adjusted tax basis in its Coherent common stock exchanged therefor.

Capital gains of a non-corporate U.S. holder will generally be eligible for preferential U.S. federal income tax rates that are applicable to long-term capital gains if the U.S. holder has held its Coherent common stock for more than one year as of the effective date of the merger. Capital gains of a non-corporate U.S. holder will generally be subject to short-term capital gains (and taxed at ordinary income tax rates) if the U.S. holder has held its Coherent common stock for one year or less as of the date of the merger. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Coherent common stock at different times or different prices, the U.S. holder must determine its tax basis and holding period separately for each block of Coherent common stock.

A U.S. holder’s aggregate tax basis in II-VI common stock received in the merger will equal the fair market value of such stock as of the effective time of the merger. A U.S. holder’s holding period in any shares of II-VI common stock received in the merger will begin the day after the effective time of the merger.

U.S. holders are urged to consult with their own tax advisors as to the particular tax consequences of the merger, including the effect of U.S. federal, state and local tax laws or non-U.S. tax laws.

Information Reporting and Backup Withholding

The receipt of merger consideration in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding, currently at a rate of 24%. A U.S. holder will not be subject to backup withholding, however, if such holder:

•

furnishes a correct taxpayer identification number and certifies that he, she, or it is not subject to backup withholding on IRS Form W-9 (included in the letter of transmittal to be delivered to such holder following the completion of the merger) and otherwise complies with all applicable backup withholding rules and requirements; or

•	is otherwise exempt from backup withholding and properly certifies such exemption.

Any amounts withheld under the backup withholding rules are allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided that such holder timely furnishes the required information to the IRS.

The foregoing summary of material U.S. federal income tax consequences is for general informational purposes only and does not constitute tax advice. All holders are urged to consult their own tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under U.S. federal non-income tax laws, or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On March 25, 2021, II-VI, Coherent and Merger Sub entered into the merger agreement. Pursuant to the terms of the merger agreement, the acquisition of Coherent will be accomplished through a merger of Merger Sub with and into Coherent, with Coherent surviving the merger.

Previously on June 30, 2020, II-VI announced its intention to offer, in concurrent underwritten public offerings, newly issued shares of II-VI common stock and newly issued shares of II-VI Series A mandatory convertible preferred stock. On July 7, 2020, the public offerings were consummated, and II-VI used the proceeds from the public offerings to pay off the remaining balance of $715 million on its senior secured term B loan facility with Bank of America, N.A. (referred to herein as “Bank of America”). We refer to the transactions described in this paragraph as the “public offerings.”

Previously on September 24, 2019, II-VI completed its acquisition of Finisar Corporation (“Finisar”), a global technology leader for subsystems and components for fiber optic communications (the “Finisar acquisition”).

II-VI is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the merger. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the merger, the equity financing, and the debt financing, as if those transactions had been completed on December 31, 2020 and combines the unaudited consolidated balance sheet of II-VI as of December 31, 2020 with Coherent’s unaudited consolidated balance sheet as of January 2, 2021.

The unaudited pro forma condensed combined statements of earnings (loss) for the year ended June 30, 2020 and the six months ended December 31, 2020 give effect to the merger, the equity financing, the debt financing, the public offerings and the Finisar acquisition as if they had occurred on July 1, 2019, the first day of II-VI’s fiscal year 2020, and combines the historical results of II-VI, Coherent and Finisar. The unaudited pro forma condensed combined statement of earnings (loss) for the fiscal year ended June 30, 2020 combines the audited consolidated statement of earnings (loss) of II-VI for the fiscal year ended June 30, 2020, Coherent’s unaudited consolidated statement of operations for the twelve months ended July 4, 2020 and Finisar’s unaudited consolidated statement of operations for the three month period ended July 28, 2019. The unaudited pro forma condensed combined statement of earnings (loss) for the six months ended December 31, 2020 combines the unaudited consolidated statement of earnings of II-VI for the six months ended December 31, 2020 with Coherent’s unaudited consolidated statement of operations for the six months ended January 2, 2021.

The historical financial statements of II-VI, Coherent and Finisar have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the merger, the equity financing, the debt financing, the public offerings and the Finisar acquisition, in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believe are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•

The separate audited consolidated financial statements of II-VI as of and for the fiscal year ended June 30, 2020 and the related notes, included in II-VI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, incorporated by reference into this joint proxy statement/prospectus;

•

The separate unaudited condensed consolidated financial statements of II-VI as of and for the six months ended December 31, 2020 and the related notes, included in II-VI’s Quarterly Report on Form 10-Q for the period ended December 31, 2020, incorporated by reference into this joint proxy statement/prospectus;

•

The separate audited consolidated financial statements of Coherent as of and for the fiscal year ended October 3, 2020 and the related notes, included in Coherent’s Annual Report on Form 10-K, as amended, for the fiscal year ended October 3, 2020, incorporated by reference into this joint proxy statement/prospectus;

•

The separate unaudited condensed consolidated financial statements of Coherent as of and for the three months ended January 2, 2021 and the related notes, included in Coherent’s Quarterly Report on Form 10-Q for the period ended January 2, 2021, incorporated by reference into this joint proxy statement/prospectus;

•

The separate unaudited condensed consolidated financial statements of Coherent as of and for the nine months ended July 4, 2020 and the related notes, included in Coherent’s Quarterly Report on Form 10-Q for the period ended July 4, 2020, incorporated by reference into this joint proxy statement/prospectus; and

•

The separate unaudited condensed consolidated financial statements of Finisar as of and for the three months ended July 28, 2019 and the related notes, included in Finisar’s Quarterly Report on Form 10-Q for the period ended July 28, 2019, incorporated by reference into II-VI’s Current Report on Form 8-K/A filed December 9, 2019 and incorporated by reference into this joint proxy statement/prospectus.

Description of the Merger

On March 25, 2021, II-VI, Merger Sub and Coherent entered into the merger agreement, pursuant to which II-VI agreed to acquire Coherent. Upon completion of the merger, each share of Coherent common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive (A) $220.00 in cash, without interest, plus (B) 0.91 of a validly issued, fully paid and nonassessable share of II-VI common stock. Further, under the terms of the merger agreement:

•

Each time- or performance-based Coherent RSU (other than any Coherent director RSU) that is outstanding immediately prior to the effective time will be converted into an award covering that number of shares of II-VI common stock, rounded down to the nearest whole share, equal to the product of (x) the number of shares of Coherent common stock subject to such award of Coherent RSUs (and, with respect to any Coherent PSUs, the number of shares of Coherent common stock will be determined based on the greater of the target or actual level of achievement of such goals or metrics immediately prior to the effective time, as determined by the Coherent board or a committee thereof) and (y) the sum of (A) 0.91 and (B) the quotient obtained by dividing (i) the $220.00 cash consideration by (ii) the volume weighted average price of a share of II-VI common stock for a ten trading day period, starting with the opening of trading on the 11th trading day prior to the closing date to the closing of trading on the second to last trading day prior to the closing date, as reported by Bloomberg.

•

Each Coherent director RSU that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive the merger consideration as if such Coherent director RSU had been settled in shares of Coherent common stock immediately prior to the effective time.

•

A holder’s Coherent RSUs will immediately vest in certain circumstances involving a termination of employment in connection with a change in control. At this time, II-VI has not made any decisions with respect to labor matters of the combined company. Accordingly, no adjustments have been made to the unaudited pro forma condensed combined financial statements to reflect any such accelerated vesting.

Description of the Financing

In connection with entering into the merger agreement, II-VI entered into the debt commitment letter. Subject to the terms of the debt commitment letter, the commitment parties have committed to provide a senior secured term loan “A” facility in an aggregate principal amount of $850 million, a senior secured term loan “B” facility in an aggregate principal amount of $2,800 million, a senior secured revolving credit facility in an aggregate principal amount of $350 million and a senior unsecured bridge loan facility in an aggregate principal amount of $1,125 million (which we refer to as the “bridge loan facility” and collectively with the other foregoing facilities, the “facilities”). The bridge loan facility will only be drawn to the extent II-VI is unable to issue senior unsecured notes or other debt securities at or prior to the closing of the merger in an amount sufficient to close the transaction. The funding of the facilities provided for in the debt commitment letter is contingent on the satisfaction of customary conditions, including the execution and delivery of definitive documentation with respect to the facilities in accordance with the terms sets forth in the debt commitment letter and the consummation of the merger in accordance with the merger agreement. For the purposes of this unaudited pro forma condensed combined financial information, II-VI intends to draw $100 million on the senior secured revolving credit facility and $1,000 million on the bridge loan facility.

In connection with entering into the merger agreement, on March 30, 2021, II-VI entered into the investment agreement. On March 31, 2021, pursuant to the investment agreement, II-VI and BCPE consummated the initial investment of $750 million through the issuance and sale of the shares of II-VI Series B-1 convertible preferred stock. Pursuant to the investment agreement and subject to the terms and conditions set forth therein, II-VI and the investors expect to consummate the subsequent investment of at least $1.05 billion, which may be increased by up to an additional $350 million, immediately prior to the closing of the merger. The issuance and sale of the shares of II-VI Series B-2 convertible preferred stock in the subsequent investment is contingent upon the consummation of the merger in accordance with the merger agreement and is subject to certain other closing conditions customary for transactions of this type. For the purposes of this unaudited pro forma condensed combined financial information, II-VI expects to issue the additional 35,000 shares of II-VI Series B-2 convertible preferred stock in connection with the equity financing.

Accounting for the Merger

The merger is being accounted for as a business combination using the acquisition method with II-VI as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to Coherent’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. The process of valuing the net assets of Coherent immediately prior to the merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate merger consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1—Basis of Presentation for more information.

II-VI plans to finance the merger with cash from the combined company balance sheets, proceeds from the issuance of new II-VI Series B convertible preferred stock in the equity financing, and new debt incurred in the debt financing, as well as the issuance of II-VI Common Stock as merger consideration. In addition, II-VI expects to use proceeds from the debt and equity financing to pay off the remaining balance on the II-VI senior secured first-lien term A loan facility with Bank of America.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger, the equity financing, the debt financing, the public offerings and the Finisar acquisition had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2020

($000’s)

	II-VI Historical As of December 31, 2020	Coherent Reclassed As of January 2, 2021 (Note 2)	Coherent Transaction Accounting Adjustments	(Note 4)	Transaction Accounting Adjustments - Financing	(Note 4)	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$834,540	$508,214	$(5,974,354)	(a)	$5,556,180	(a)	$924,580
Restricted cash	—	801	—		—		801
Accounts receivable, net	570,985	226,199	—		—		797,184
Inventories	656,993	416,381	97,069	(b)	—		1,170,443
Prepaid and refundable income taxes	12,122	36,775	—		—		48,897
Prepaid and other current assets	63,083	90,400	—		—		153,483

Total current assets	$2,137,723	$1,278,770	$(5,877,285)		$5,556,180		$3,095,388

Property, plant & equipment, net	1,250,480	260,795	29,600	(l)	—		1,540,875
Goodwill	1,292,384	104,742	4,097,048	(d)	—		5,494,174
Other intangible assets, net	761,195	19,934	2,505,725	(c)	—		3,286,854
Non-current restricted cash	—	4,661	—		—		4,661
Deferred income taxes	34,061	89,921	9,086	(e)	—		133,068
Other assets	170,720	130,813	—		5,688	(f)	307,221

Total Assets	$5,646,563	$1,889,636	$764,174		$5,561,868		$13,862,241

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$62,050	$17,136	$(15,218)	(f)	$(2,603)	(f)	$61,365
Accounts payable	250,740	62,412	—		—		313,152
Accrued compensation and benefits	143,592	71,083	—		—		214,675
Operating lease current liabilities	24,998	16,492	—		—		41,490
Accrued income taxes payable	42,550	6,561	—		—		49,111
Other accrued liabilities	140,544	122,979	—		(69)	(f)	263,454

Total current liabilities	$664,474	$296,663	$(15,218)		$(2,672)		$943,247

Long-term debt	1,408,790	428,823	(424,053)	(f)	3,507,691	(f)	4,921,251
Deferred income taxes	64,313	16,820	579,127	(e)	—		660,260
Operating lease liabilities	108,594	73,634	—		—		182,228
Other liabilities	163,579	121,818	—		—		285,397

Total liabilities	$2,409,750	$937,758	$139,856		$3,505,019		$6,992,383

Mezzanine Equity
Series B Preferred Stock	—	—	—		2,085,500	(g)	2,085,500

Total Mezzanine Equity	$—	$—	$—		$2,085,500		$2,085,500

Shareholders’ Equity
Series A Preferred Stock	445,319	—	—		—		445,319
Common stock	1,985,833	243	1,719,427	(h)	—		3,705,503
Additional paid-in capital	—	89,064	(89,064)	(i)	—		—
Accumulated other comprehensive income (loss)	14,507	(9,948)	9,948	(k)	—		14,507
Retained earnings	997,283	872,519	(1,015,993)	(j)	(28,651)	(j)	825,158
Treasury stock, at cost	(206,129)	—	—		—		(206,129)

Total shareholders’ equity	$3,236,813	$951,878	$624,318		$(28,651)		$4,784,358

Total liabilities, mezzanine equity and shareholders’ equity	$5,646,563	$1,889,636	$764,174		$5,561,868		$13,862,241

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (LOSS)

For the Six Months Ended December 31, 2020

($000’s, except per share data)

	II-VI Historical Six Months Ended December 31, 2020	Public Offerings Transaction Accounting Adjustments	(Note 5C)	Adjusted II-VI Six Months Ended December 31, 2020	Coherent Reclassed Six Months Ended January 2, 2021 (Note 2)	Coherent Transaction Accounting Adjustments	(Note 5A)	Transaction Accounting Adjustments —Financing	(Note 5A)	Pro Forma Combined	(Note 5A)
Revenues	$1,514,653	$—		$1,514,653	$642,804	$—		$—		$2,157,457
Costs, Expenses, and Other Expense (Income)
Cost of goods sold	905,623	—		905,623	406,212	578	(a)	—		1,312,413
Internal research and development	163,106	—		163,106	57,042	2,194	(b)	—		222,342
Selling, general and administrative	226,079	—		226,079	152,885	143,078	(c)	—		522,042
Interest expense	32,799	(573)	(a)	32,226	8,951	(8,819)	(d)	81,980	(d)	114,338
Other expense (income), net	21,186	(28,225)	(b)	(7,039)	(7,098)	—		—		(14,137)

Total Costs, Expense, & Other Expense (Income)	1,348,793	(28,798)		1,319,995	617,992	137,031		81,980		2,156,998

Earnings (Loss) Before Income Taxes	165,860	28,798		194,658	24,812	(137,031)		(81,980)		459
Income tax expense (benefit)	31,694	6,336	(c)	38,030	16,979	(30,147)	(e)	(18,036)	(e)	6,826

Net Earnings (Loss)	$134,166	$22,462		$156,628	$7,833	$(106,884)		$(63,944)		$(6,367)

Dividends and accretion on redeemable preferred stock	13,340	460	(d)	13,800	—	—		60,066	(f)	73,866

Net Earnings (Loss) available to the Common Shareholders	$120,826	$22,002		$142,828	$7,833	$(106,884)		$(124,010)		$(80,233)

Basic Earnings (Loss) Per Share	$1.17									$(0.63)	(g)

Diluted Earnings (Loss) Per Share	$1.12									$(0.63)	(g)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS (LOSS)

For the Year Ended June 30, 2020

($000’s, except per share data)

	II-VI Historical Year Ended June 30, 2020	Finisar Reclassed Three Months Ended July 28, 2019 (Note 2)	Finisar Transaction Accounting Adjustments	(Note 5B)	Public Offerings Transaction Accounting Adjustments	(Note 5C)	Adjusted II-VI Year Ended June 30, 2020	Coherent Reclassed Twelve Months Ended July 4, 2020 (Note 2)	Coherent Transaction Accounting Adjustments	(Note 5A)	Transaction Accounting Adjustments - Financing	(Note 5A)	Pro Forma Combined	(Note 5A)
Revenues	$2,380,071	$285,028	$(22,051)	(a)	$—		$2,643,048	$1,247,712	$—		$—		$3,890,760
Costs, Expenses, and Other Expense (Income)
Cost of goods sold	1,560,521	194,972	(18,772)	(b)	—		1,736,721	805,158	106,067	(a)	—		2,647,946
Internal research and development	339,073	68,019	(4,949)	(c)	—		402,143	114,015	11,691	(b)	—		527,849
Selling, general and administrative	440,998	29,905	10,654	(d)	—		481,557	308,835	434,012	(c)	—		1,224,404
Goodwill and other impairment charges	—	1,665	—		—		1,665	451,025	—		—		452,690
Interest expense	89,409	6,423	(6,423)	(e)	(2,562)	(a)	86,847	16,891	(16,642)	(d)	195,254	(d)	282,350
Other expense (income), net	13,998	(2,292)	4,108	(f)	—		15,814	1,346	—		—		17,160

Total Costs, Expense, & Other Expense (Income)	2,443,999	298,692	(15,382)		(2,562)		2,724,747	1,697,270	535,128		195,254		5,152,399

Earnings (Loss) Before Income Taxes	(63,928)	(13,664)	(6,669)		2,562		(81,699)	(449,558)	(535,128)		(195,254)		(1,261,639)
Income tax expense (benefit)	3,101	(4,947)	(1,467)	(g)	564	(c)	(2,749)	(28,354)	(117,728)	(e)	(42,956)	(e)	(191,787)

Net Earnings (Loss)	$(67,029)	$(8,717)	$(5,202)		$1,998		$(78,950)	$(421,204)	$(417,400)		$(152,298)		$(1,069,852)

Dividends and accretion on redeemable preferred stock	—	—	—		27,600	(d)	27,600	—	—		115,982	(f)	143,582

Net Earnings (Loss) available to the Common Shareholders	$(67,029)	$(8,717)	$(5,202)		$(25,602)		$(106,550)	$(421,204)	$(417,400)		$(268,280)		$(1,213,434)

Basic and Diluted Earnings (Loss) Per Share	$(0.79)												$(9.74)	(g)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

II-VI, Coherent and Finisar’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align II-VI, Coherent and Finisar’s financial statement presentation. II-VI is currently in the process of evaluating Coherent’s accounting policies, which will be finalized upon completion of the merger, or as more information becomes available. As a result of that review, additional differences could be identified between the accounting policies of the two companies. With the information currently available, II-VI has determined that no significant adjustments are necessary to conform Coherent’s financial statements to the accounting policies used by II-VI.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with II-VI as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of II-VI, Coherent and Finisar. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of merger consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate merger consideration depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the aggregate merger consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the merger could differ materially from the preliminary allocation of aggregate merger consideration. The final valuation will be based on the actual net tangible and intangible assets of Coherent existing at the acquisition date.

The unaudited pro forma condensed combined balance sheet, as of December 31, 2020, the unaudited pro forma condensed combined statements of earnings (loss) for the year ended June 30, 2020 and the unaudited pro forma condensed combined statements of earnings (loss) for the six months ended December 31, 2020 presented herein, are based on the historical financial statements of II-VI, Coherent and Finisar. Because of different fiscal period ends, and pursuant to Rule 11- 02(c)(3) of Regulation S-X requiring fiscal period-ends to be within one quarter between the acquirer and acquiree, the following was applied:

•

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 is presented as if II-VI’s acquisition of Coherent had occurred on December 31, 2020 and combines the historical balance sheet of II-VI as of December 31, 2020 with the historical balance sheet of Coherent as of January 2, 2021.

•

The unaudited pro forma condensed combined statement of earnings (loss) for the year ended June 30, 2020 has been prepared as if the merger, the public offerings and the Finisar acquisition had occurred on July 1, 2019 and combines II-VI’s historical statement of earnings (loss) for the fiscal year ended June 30, 2020 with Coherent’s historical statement of operations for the twelve month period ended July 4, 2020, along with Finisar’s historical statement of operations for the three month period ended July 28, 2019.

•

Coherent’s historical statement of operations for the twelve month period ended July 4, 2020 was prepared by taking the unaudited consolidated statement of operations for the nine months ended July 4, 2020, adding the audited consolidated statement of operations for the fiscal year ended

September 28, 2019, and subtracting the unaudited consolidated statement of operations for the nine months ended June 29, 2019.

•

Since the Finisar acquisition closed on September 24, 2019, Finisar’s results of operations are presented in the II-VI results for the period of September 24, 2019 to June 30, 2020. The results of Finisar for the three month period ended July 28, 2019 is included to derive a twelve month unaudited pro forma condensed combined statement of operations ended June 30, 2020. In addition, the period between September 24, 2019 and September 30, 2019 has been removed for purposes of the unaudited condensed combined pro forma statement of earnings (loss) for the year ended June 30, 2020.

•

The unaudited pro forma condensed combined statement of earnings (loss) for the six months ended December 31, 2020 has been prepared as if the merger had occurred on July 1, 2019 and combines II-VI’s historical statement of earnings (loss) for the six months ended December 31, 2020 with Coherent’s historical statement of operations for the six months ended January 2, 2021.

•

Coherent’s historical statement of operations for the six months ended January 2, 2021 was prepared by taking the unaudited consolidated statement of operations for the three months ended January 2, 2021, adding the audited consolidated statement of operations for the fiscal year ended October 3, 2020 and subtracting the unaudited consolidated statement of operations for the nine months ended July 4, 2020.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dissynergies, operating efficiencies or cost savings that may result from the merger or any acquisition and integration costs that may be incurred. The pro forma adjustments represent II-VI management’s best estimates and are based upon currently available information and certain assumptions that II-VI believes are reasonable under the circumstances. II-VI is not aware of any material transactions between II-VI and Coherent during the periods presented. Accordingly, adjustments to eliminate transactions between II-VI and Coherent have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2—II-VI, Coherent, and Finisar reclassification adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Coherent’s financial information to identify differences in accounting policies as compared to those of II-VI and differences in financial statement presentation as compared to the presentation of II-VI. With the information currently available, II-VI has determined that no significant adjustments are necessary to conform Coherent’s financial statements to the accounting policies used by II-VI. However, certain reclassification adjustments have been made to conform Coherent’s historical financial statement presentation to II-VI’s financial statement presentation. Following the merger, the combined company will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein. This section also includes reclassification adjustments related to the historical Finisar information included for the unaudited pro forma condensed combined statement of earnings (loss) for the fiscal year ended June 30, 2020.

A)	Refer to the table below for a summary of reclassification adjustments made to present Coherent’s balance sheet as of December 31, 2020 to conform with that of II-VI’s:

(in 000’s)	Coherent Historical Consolidated Balance Sheet Line Items	II-VI Historical Consolidated Balance Sheet Line Items	Coherent Historical Consolidated Balances As of January 2, 2021	Reclassification		Coherent Reclassed As of January 2, 2021
	Cash and cash equivalents	Cash and cash equivalents	$508,214	$—		$508,214

	Restricted cash		801	—		801

	Short-term investments		35,361	(35,361)	(a)	—

(in 000’s)	Coherent Historical Consolidated Balance Sheet Line Items	II-VI Historical Consolidated Balance Sheet Line Items	Coherent Historical Consolidated Balances As of January 2, 2021	Reclassification		Coherent Reclassed As of January 2, 2021

	Accounts receivable, net of allowances	Accounts receivable, net	226,199	—		226,199

	Inventories	Inventories	416,381	—		416,381

	Prepaid expenses and other assets	Prepaid and other current assets	91,814	(1,414)	(a)(g)	90,400

		Prepaid and refundable income taxes	—	36,775	(g)	36,775

	Property and equipment, net	Property, plant & equipment, net	260,207	588	(b)	260,795

	Goodwill	Goodwill	104,742	—		104,742

	Intangible assets, net	Other intangible assets, net	19,934	—		19,934

	Non-current restricted cash		4,661	—		4,661
		Deferred income taxes	—	89,921	(c)	89,921

	Other assets	Other assets	221,322	(90,509)	(b)(c)	130,813

	Short-term borrowings and current-portion of long-term obligations	Current portion of long-term debt	17,136	—		17,136

	Accounts payable	Accounts payable	62,412	—		62,412

		Accrued compensation and benefits	—	71,083	(d)	71,083

		Operating lease current liabilities	—	16,492	(d)	16,492

	Income taxes payable	Accrued income taxes payable	6,561	—		6,561

	Other current liabilities	Other accrued liabilities	210,554	(87,575)	(d)	122,979

	Long-term obligations	Long-term debt	428,823	—		428,823

		Deferred income taxes	—	16,820	(e)	16,820

		Operating lease liabilities	—	73,634	(f)	73,634

	Other long-term liabilities	Other liabilities	212,272	(90,454)	(e)(f)	121,818

	Common stock	Common stock	243	—		243

	Additional paid-in capital		89,064	—		89,064

	Accumulated other comprehensive loss	Accumulated other comprehensive income (loss)	(9,948)	—		(9,948)

	Retained earnings	Retained earnings	872,519	—		872,519

a)	Reclassification of $35.4 million of short-term investments to prepaid and other current assets.
b)	Reclassification of $0.6 million of finance lease right-of-use assets within other assets to property, plant & equipment, net.
c)	Reclassification of $89.9 million of other assets to deferred income taxes.
d)	Reclassification of $87.6 million of other accrued liabilities to accrued compensation and benefits and operating lease current liabilities.
e)	Reclassification of $16.8 million of other long-term liabilities to deferred income taxes.
f)	Reclassification of $73.6 million of other long-term liabilities to operating lease liabilities.
g)	Reclassification of $36.8 million of prepaid expenses and other assets to prepaid and refundable income taxes.

B)	Refer to the table below for a summary of adjustments made to present Coherent’s statement of operations for the six months ended December 31, 2020 to conform with that of II-VI’s:

(in 000’s)	Coherent Historical Consolidated Statements of Operations Line Items	II-VI Historical Consolidated Statements of Earnings (Loss) Line Items	Coherent Six Months Ended January 2, 2021	Reclassification		Coherent Reclassed Six Months Ended January 2, 2021
	Net sales	Revenues	$642,804	$—		$642,804

	Cost of sales	Cost of goods sold	410,575	(4,363)	(c)	406,212

	Research and development	Internal research and development	57,042	—		57,042

	Selling, general and administrative	Selling, general and administrative	147,309	5,576	(a)(c)	152,885

	Amortization of intangible assets		1,213	(1,213)	(a)	—

	Interest income		309	(309)	(b)	—

	Interest expense	Interest expense	8,951	—		8,951

	Other-net	Other expense (income), net	(6,789)	(309)	(b)	(7,098)

	Provision for (benefit from) income taxes	Income tax expense (benefit)	16,979	—		16,979

a)	Reclassification of $1.2 million of amortization of intangible assets to selling, general and administrative.
b)	Reclassification of $0.3 million of interest income to other expense (income), net.
c)	Reclassification of $4.4 million of amortization of intangible assets within cost of goods sold to selling, general and administrative.

C)	Refer to the table below for a summary of adjustments made to present Coherent’s statement of operations for the year ended June 30, 2020 to conform with that of II-VI’s:

(in 000’s)	Coherent Historical Consolidated Statements of Operations Line Items	II-VI Historical Consolidated Statements of Earnings (Loss) Line Items	Coherent Twelve Months Ended July 4, 2020	Reclassification		Coherent Reclassed Twelve Months Ended July 4, 2020
	Net sales	Revenues	$1,247,712	$—		$1,247,712

	Cost of sales	Cost of goods sold	840,676	(35,518)	(c)	805,158

	Research and development	Internal research and development	114,015	—		114,015

	Selling, general and administrative	Selling, general and administrative	267,934	40,901	(a)(c)	308,835

	Goodwill and other impairment charges		451,025	—		451,025

	Amortization of intangible assets		5,383	(5,383)	(a)	—

	Interest income		1,122	(1,122)	(b)	—

	Interest expense	Interest expense	16,891	—		16,891

	Other-net	Other expense (income), net	2,468	(1,122)	(b)	1,346

	Provision for (benefit from) income taxes	Income tax expense (benefit)	(28,354)	—		(28,354)

a)	Reclassification of $5.4 million of amortization of intangible assets to selling, general and administrative.
b)	Reclassification of $1.1 million of interest income to other expense (income), net.
c)	Reclassification of $35.5 million of amortization of intangible assets within cost of goods sold to selling, general and administrative.

D)	Refer to the table below for a summary of adjustments made to present Finisar’s statement of operations for the three months ended July 28, 2019 to conform with that of II-VI’s:

(in 000’s)	Finisar Historical Consolidated Statements of Operations Line Items	II-VI Historical Consolidated Statements of Earnings (Loss) Line Items	Finisar Historical Three Months Ended July 28, 2019	Reclassification		Finisar Reclassed Three Months Ended July 28, 2019
	Revenues	Revenues	$285,028	$—		$285,028

	Cost of goods sold	Cost of goods sold	197,627	(2,655)	(a)	194,972

	Amortization of acquired developed technology		471	(471)	(b)	—

	Impairment of long lived assets	Goodwill and other impairment charges	1,665	—		1,665

	Research and development	Internal research and development	52,151	15,868	(c)(f)	68,019

	Sales and marketing		12,107	(12,107)	(d)	—

	General and administrative	Selling, general and administrative	13,234	16,671	(a)(b)(d)(e)(f)	29,905

	Start-up costs		17,076	(17,076)	(c)	—

	Amortization of purchased intangibles		230	(230)	(e)	—

	Interest expense	Interest expense	6,423	—		6,423

	Other expense (income), net	Other expense (income), net	2,132	(4,424)	(g)	(2,292)

	Interest income		(4,424)	4,424	(g)	—

	Income tax expense (benefit)	Income tax expense	(4,947)	—		(4,947)

a)	Reclassification of $2.7 million of IT service and communication costs from cost of goods sold to selling, general and administrative.
b)	Reclassification of $0.5 million of amortization of acquired developed technology to selling, general and administrative.
c)	Reclassification of $17.1 million of start-up costs to internal research and development.
d)	Reclassification of $12.1 million of sales and marketing expense to selling, general and administrative.
e)	Reclassification of $0.2 million of amortization of purchased intangibles to selling, general and administrative.
f)	Reclassification of $1.2 million of IT service and communication costs from research and development to selling, general and administrative.
g)	Reclassification of $4.4 million of interest income to other expense (income), net.

Note 3—Preliminary purchase price allocation

Estimated Aggregate Merger Consideration

The following table summarizes the estimated aggregate merger consideration for Coherent with reference to II-VI’s share price of $75.77 on April 20, 2021:

(000’s)	Amount
Estimated cash paid for outstanding Coherent common stock (i)	$5,382,910
Value of estimated shares of II-VI common stock issued to Coherent stockholders (ii)	1,687,070
Estimated converted Coherent RSUs attributable to pre-combination service (iii)	32,500
Estimated payment of Coherent debt (iv)	447,671
Estimated consideration for Coherent director RSUs (v)	400

Preliminary estimated aggregate merger consideration	$7,550,551

(i)

The cash component of the estimated aggregate merger consideration is based on 24,467,772 shares of outstanding Coherent common stock being exchanged and the $220 per share cash portion of the merger consideration.

(ii)

Value of estimated shares of II-VI common stock issued is based on 24,467,772 shares of outstanding Coherent common stock being exchanged and 0.91 of a share of II-VI common stock at a closing share price of $75.77 on April 20, 2021.

(iii)

As discussed in “Description of the Transaction’’, certain equity awards of Coherent will be replaced by II-VI’s equity awards with similar terms. The portion of the estimated fair value of II-VI’s equity awards attributable to the pre-combination service period represents aggregate merger consideration. The remainder of the fair value will be recognized as compensation expense subsequent to the merger.

(iv)	The estimated cash paid by II-VI to settle Coherent’s Euro Term Loan and outstanding line of credit borrowings of $437.7 million and $10.0 million, respectively.
(v)

Estimated consideration for Coherent director RSUs represents the settlement of Coherent RSUs granted to members of the Coherent board. The estimated consideration consists of $0.3 million in cash consideration and $0.1 million in consideration in shares of II-VI common stock.

The preliminary estimated aggregate merger consideration could significantly differ from the amounts presented due to movements in the II-VI share price up to the closing date. A sensitivity analysis related to the fluctuation in the II-VI share price was performed to assess the impact a hypothetical change of 10% on the closing price of II-VI common stock on April 20, 2021 would have on the estimated aggregate merger consideration as of the closing date:

	Stock Price	Total Estimated Consideration
10% increase	$83.35	$7,719,258
10% decrease	$68.19	$7,381,844

Preliminary Aggregate Merger Consideration Allocation

The assumed accounting for the merger, including the aggregate merger consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Coherent, II-VI used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. II-VI is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the merger. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that II-VI believes are reasonable under the circumstances. The purchase price adjustments relating to the Coherent and II-VI combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary aggregate merger consideration allocation, as if the merger had been completed on December 31, 2020:

Preliminary Purchase Price Allocation

(000’s)	Amount
Assets:
Cash and cash equivalents	$508,214
Restricted cash	801
Accounts receivable, net	226,199
Inventories (i)	513,450
Prepaid and other current assets	127,175
Other intangible assets, net (ii)	2,525,659
Property, plant & equipment, net (iii)	290,395
Non-current restricted cash	4,661
Deferred income taxes	99,007
Other assets	130,813
Goodwill	4,201,790
Liabilities:
Current portion of long-term debt	1,918
Accounts payable	62,412
Accrued compensation and benefits	71,083
Operating lease current liabilities	16,492
Accrued income taxes payable	6,561
Other accrued liabilities	122,979
Long-term debt	4,770
Deferred income taxes	595,947
Operating lease liabilities	73,634
Other liabilities	121,818

Estimated aggregate merger consideration	$7,550,551

(i)

The unaudited pro forma condensed combined balance sheet has been adjusted to record Coherent’s inventories at a preliminary fair value of approximately $513.5 million, an increase of $97.1 million from the carrying value. The unaudited pro forma condensed combined statement of earnings (loss) for the year ended June 30, 2020 has been adjusted to recognize additional cost of goods sold related to the increased basis. The additional costs are not anticipated to affect the condensed combined statements of earnings (loss) beyond twelve months after the acquisition date.

(ii)	Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consists of the following:

(000’s)	Preliminary Fair Value	Estimated Useful Life
Trade names and trademarks	$105,708	5.8 years
Customer relationships	796,583	10.5 years
Developed technology	1,623,368	8.5 years

Intangible assets acquired	$2,525,659

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $14.3 million for the six months ended December 31, 2020 and $28.5 million for the year ended June 30, 2020. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the merger may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(iii)

The unaudited pro forma condensed combined balance sheet has been adjusted to record Coherent’s property, plant and equipment (consisting of land, buildings and improvements, equipment, furniture and fixtures, and leasehold improvements) at a preliminary fair value of approximately $290.4 million, an increase of $29.6 million from the carrying value. The unaudited pro forma condensed combined statements of earnings (loss) have been adjusted to recognize additional depreciation expense related to the increased basis under cost of goods sold. The additional depreciation expense is computed with the assumption that the various categories of assets will be depreciated over a useful life of 10-15 years on a straight-line basis.

Note 4—Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Reflects adjustment to cash and cash equivalents:

(000’s)	Amount
Pro forma transaction accounting adjustments:
II-VI transaction costs related to the merger (i)	$(69,300)
Coherent transaction costs related to the merger (i)	(74,173)
Cash paid to settle Coherent director RSUs (ii)	(300)
Payment of Coherent debt (iii)	(447,671)
Cash paid for outstanding Coherent common stock	(5,382,910)

Net pro forma transaction accounting adjustment to cash and cash equivalents	$(5,974,354)

Pro forma transaction accounting adjustments—financing:
Cash from new debt financing, net of debt issuance costs	$4,634,187
Cash from issuance of II-VI Series B convertible preferred stock, net of equity issuance costs	2,085,500
Payment of II-VI debt (iv)	(1,163,507)

Net pro forma transaction accounting adjustment—financing to cash and cash equivalents	$5,556,180

(i)	These costs consist of legal advisory, financial advisory, accounting and consulting costs.
(ii)	One-time payment to settle equity awards for directors, as described in Note 3 above.
(iii)	The estimated cash paid by II-VI to settle Coherent’s Euro Term Loan and outstanding line of credit borrowings of $437.7 million and $10.0 million, respectively.
(iv)	The estimated cash paid to settle II-VI’s senior secured first-lien term A loan facility with Bank of America including accrued interest.

(b)	Reflects the preliminary purchase accounting adjustment for inventories based on the acquisition method of accounting.

(000’s)	Amount
Pro forma transaction accounting adjustments:
Elimination of Coherent’s inventories—carrying value	$(416,381)
Preliminary fair value of acquired inventories	513,450

Net pro forma transaction accounting adjustment to inventories	$97,069

Represents the adjustment of acquired inventories to its preliminary estimated fair value. After the closing, the step up in inventories to fair value will increase cost of goods sold as the inventories are sold, which for purposes of these pro forma financial statements is assumed to occur within the first year after the merger.

(c)

Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 3 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the acquired intangible assets expected to be recognized.

(000’s)	Amount
Pro forma transaction accounting adjustments:
Elimination of Coherent’s historical net book value of intangible assets	$(19,934)
Preliminary fair value of acquired intangibles	2,525,659

Net pro forma transaction accounting adjustment to intangible assets, net	$2,505,725

(d)

Preliminary goodwill adjustment of $4,097 million which represents the elimination of historical goodwill and excess of the estimated aggregate merger consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(000’s)	Amount
Pro forma transaction accounting adjustments:
Elimination of Coherent’s historical goodwill	$(104,742)
Goodwill per purchase price allocation (Note 3)	4,201,790

Net pro forma transaction accounting adjustment to goodwill	$4,097,048

(e)

Reflects the originating deferred taxes resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on the applicable statutory tax rate with the respective estimated purchase price allocation. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(f)

Reflects the debt financing, net of unamortized debt issuance costs and original issue discount, to fund a portion of the merger. II-VI anticipates drawing down on debt from the commitment parties for $4,750 million. The adjustment to current and long-term debt is comprised of the following items:

(000’s)	Amount
Pro forma transaction accounting adjustments:
Settlement of Coherent’s Euro term loan and outstanding line of credit borrowings	$(439,271)

Net pro forma transaction accounting adjustments to debt	$(439,271)

Pro forma transaction accounting adjustments to debt:
Current portion of long-term debt	$(15,218)
Long-term debt	$(424,053)

Pro forma transaction accounting adjustments—financing:
Gross proceeds from new debt financing
Revolving Facility	$100,000
Term Loan A	850,000
Term Loan B	2,800,000
Senior Bridge Facility	1,000,000
Debt issuance costs related to new debt financing	(115,813)

Net proceeds from new debt financing	$4,634,187
Settlement of II-VI debt (and accrued interest)	(1,134,856)

Net pro forma transaction accounting adjustments—financing to debt	$3,499,331

Pro forma transaction accounting adjustments— financing to prepaid and other current assets & other assets:
Other assets (i)	$5,688
Pro forma transaction accounting adjustments—financing to debt:
Other accrued liabilities (ii)	$(69)
Current portion of long-term debt	$(2,603)
Long-term debt	$3,507,691

(i)	Other assets represents $5.7 million of fees related to the establishment of the $350 million senior secured revolving credit facility pursuant to the debt commitment letter.
(ii)	Other accrued liabilities represent accrued interest on the senior secured first-lien term A loan facility with Bank of America.

(g)

Reflects the issuance of shares of II-VI Series B convertible preferred stock in the equity financing. Holders of shares of II-VI Series B convertible preferred stock will have the right to require II-VI to redeem all of such holder’s shares of II-VI Series B convertible preferred stock, subject to the provisions and procedures set forth in the statement with respect to shares, and therefore the Series B convertible preferred stock is reflected in mezzanine equity.

(000’s)	Amount
Pro forma transaction accounting adjustments—financing:
II-VI Series B-1 preferred stock issuance	$750,000
II-VI Series B-2 preferred stock issuance	1,050,000
Additional II-VI Series B-2 preferred stock issuance	350,000
Less: Equity issuance costs	(64,500)

Net pro forma transaction accounting adjustments – financing to preferred stock	$2,085,500

(h)	Reflects the elimination of Coherent’s historical common stock and the II-VI common stock consideration component of the merger.

(000’s)	Amount
Pro forma transaction accounting adjustments:
Elimination of Coherent’s historical common stock	$(243)
Value of estimated shares of II-VI common stock issued to Coherent stockholders	1,687,070
Estimated converted Coherent RSUs attributable to pre-combination services	32,500
Estimated consideration for Coherent director RSUs	100

Net pro forma transaction accounting adjustment to common stock	$1,719,427

(i)	Reflects the elimination of Coherent’s historical additional paid-in capital.

(j)

Reflects the elimination of Coherent’s retained earnings, write-off of II-VI debt issuance costs associated with the senior secured first-lien term A loan facility with Bank of America, and the payment of transaction costs.

(000’s)	Amount
Pro forma transaction accounting adjustments:
Elimination of Coherent’s retained earnings	$(872,519)
II-VI’s transaction accounting costs (i)	(69,300)
Coherent’s transaction accounting costs (i)	(74,174)

Net pro forma transaction accounting adjustments to retained earnings	$(1,015,993)

Pro forma transaction accounting adjustments—financing:
Write-off of II-VI debt issuance costs	$(28,651)

Net pro forma transaction accounting adjustments—financing to retained earnings	$(28,651)

(i)	These costs consist of legal advisory, financial advisory, accounting and consulting costs.

(k)	Reflects the elimination of Coherent’s historical accumulated other comprehensive income.

(l)	Reflects the preliminary purchase accounting adjustment for property, plant and equipment based on the acquisition method of accounting.

(000’s)	Amount
Pro forma transaction accounting adjustments:
Elimination of Coherent’s historical net book value of property, plant & equipment	$(260,795)
Preliminary fair value of acquired property, plant & equipment	290,395

Net pro forma transaction accounting adjustments to property, plant & equipment	$29,600

Note 5 – Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Earnings (Loss)

(A)

Adjustments included in the Coherent Transaction Accounting Adjustments column and Transaction Accounting Adjustments – Financing column in the accompanying unaudited pro forma condensed combined statements of earnings (loss) for the fiscal year ended June 30, 2020 and the six months ended December 31, 2020 are as follows:

(a)

Reflects the adjustments to cost of goods sold, including the preliminary incremental stock-based compensation expense for II-VI replacement equity awards and the estimated fair value of inventories recognized through cost of goods sold during the first year after the merger.

(000’s)	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Removal of historical Coherent stock-based compensation expense	$(4,156)	$(4,670)
Record stock-based compensation expense	3,492	11,184
Inventory step-up flowing through cost of goods sold (i)	—	97,069
Property, plant and equipment depreciation step-up	1,242	2,484

Net pro forma transaction accounting adjustment to cost of goods sold	$578	$106,067

(i)	These costs are nonrecurring in nature and not anticipated to affect the condensed combined statements of earnings (loss) beyond twelve months after the acquisition date.

(b)	Reflects the adjustments to internal research and development expense associated with the preliminary incremental stock-based compensation expense for II-VI replacement equity awards.

(000’s)	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Removal of historical Coherent stock-based compensation expense	$(2,753)	$(3,687)
Record stock-based compensation expense	4,947	15,378

Net pro forma transaction accounting adjustment to internal research and development expense	$2,194	$11,691

(c)

Reflects the adjustments to selling, general and administrative expenses (“SG&A”) including the amortization of the estimated fair value of intangibles, the preliminary incremental stock-based compensation expense for II-VI replacement equity awards and the estimated transaction costs expensed.

(000’s)	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Removal of historical Coherent amortization of intangible assets	$(1,213)	$(5,383)
Amortization of intangible assets	142,617	285,233
Removal of historical Coherent stock-based compensation expense	(18,987)	(32,650)
Record stock-based compensation expense	20,661	43,338
Expected transaction expenses (i)	—	143,474

Net pro forma transaction accounting adjustment to SG&A	$143,078	$434,012

(i)	Transaction costs are nonrecurring in nature and will not affect the condensed combined statements of earnings (loss) beyond twelve months after the acquisition date.

(d)	Reflects the expense related to the financing and amortization of issuance costs related to the merger:

(000’s)	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Remove historical Coherent interest expense (i)	$(8,819)	$(16,642)

Net pro forma transaction accounting adjustments to interest expense	$(8,819)	$(16,642)

Pro forma transaction accounting adjustments—financing:
Extinguishment of II-VI unamortized issuance costs (ii)	$—	$37,358
Remove historical II-VI interest expense (i)	(16,302)	(38,881)
New interest expense on transaction financing (iii):
Revolving Facility	1,785	3,572
Term Loan A	11,148	22,948
Term Loan B	46,996	93,729
Senior Bridge Facility	38,353	76,528

Net pro forma transaction accounting adjustments—financing to interest expense	$81,980	$195,254

(i)

This pro forma transaction accounting adjustment reflects the removal of historical interest expense associated with Coherent’s existing indebtedness which will be extinguished upon consummation of the merger. The pro forma transaction accounting adjustment – financing reflects the removal of historical interest expense associated with the paydown of II-VI’s existing indebtedness related to the legacy senior secured first-lien term A loan facility and senior secured first-lien revolving credit facility with Bank of America.

(ii)	The extinguishment of II-VI’s unamortized costs will not affect the condensed combined statements of earnings (loss) beyond twelve months after the acquisition date.
(iii)

The new interest expense on transaction financing adjustments included in the unaudited pro forma condensed combined statements of earnings (loss) reflect the interest expense and amortization of debt issuance costs associated with new debt from the commitment parties. Interest was recognized for the senior secured term loan “A” facility, senior secured term loan “B” facility, and the bridge loan facility using the effective interest method with the rate equal to the Adjusted LIBO Rate plus 2.25% per annum for the senior secured term loan “A” facility, Adjusted LIBO Rate plus 2.875% per annum for the senior secured term loan “B” facility, and Adjusted LIBO Rate plus 5% for the bridge loan facility (with the spread increasing by 0.50% for each period of three months). The senior secured revolving credit facility assumes an interest rate equal to that of the senior secured term loan “A” facility. The bridge facility is assumed to be short-term borrowing and is a backstop in the event the II-VI cannot secure new financing with the commitment parties. Per the terms of the debt commitment letter, the bridge facility is automatically converted to a senior extended term loan with a maturity of seven years after the conversion date if after one year II-VI has failed to raise permanent financing. For the purposes of the unaudited pro forma condensed combined financial information, the conversion and extension of the term loan is assumed, along with the applicable interest rate, which is a maximum of 7.25% per the terms of the debt commitment letter.

A sensitivity analysis on interest expense for the year ended June 30, 2020 and the six months ended December 31, 2020 has been performed to assess the effect of a 12.5 basis point change of the hypothetical interest on the debt financing. The following table shows the change in the interest expense for the debt financing transaction described above:

(000’s)	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
Interest expense assuming:
Increase of 0.125%	$2,357	$4,789
Decrease of 0.125%	$(2,357)	$(4,789)

(e)

To record the income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 22% for the year ended June 30, 2020 and for the six months ended December 31, 2020. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(f)

Reflects the adjustment to record the dividends to holders of shares of II-VI Series B convertible preferred stock, which accrue dividends at a 5% annual rate, compounding on a quarterly basis regardless of whether or not there are earnings or profits and accretion related to the equity issuance costs of the shares of II-VI Series B convertible preferred stock in the equity financing. The dividends and accretion related to the II-VI Series B convertible preferred stock are as follows:

(000’s)	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments—financing:
Dividends on II-VI Series B convertible preferred stock	$56,841	$109,532
Accretion on II-VI Series B convertible preferred stock	3,225	6,450

Net pro forma accounting adjustment – financing to dividends and accretion on redeemable preferred stock	$60,066	$115,982

(g)

The pro forma basic and diluted weighted average shares outstanding are a combination of historic weighted average shares of II-VI common stock, the incremental Finisar weighted average shares outstanding, and issuances of shares in connection with the public offerings and the merger. In connection with the merger, II-VI agreed to convert certain equity awards held by Coherent employees into II-VI equity awards. At this time, II-VI has completed a preliminary analysis related to eligible employees and vesting schedules in order to determine the impact to the diluted weighted average shares from the converted RSUs. The pro forma basic and diluted weighted average shares outstanding are as follows:

(000’s)	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
Pro forma weighted average shares—basic and diluted
Historical II-VI weighted average shares outstanding	103,450	84,828
Incremental Finisar weighted average shares outstanding	—	6,188
Issuance of shares in the July 7, 2020 Public Offerings	—	10,698
Issuance of shares to Coherent common stockholders	22,266	22,266
Issuance for equity awards	10	10
Replacement awards vesting	1,380	570

Pro forma weighted average shares—basic and diluted	127,106	124,560

(B)

Adjustments included in the Finisar Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statement of earnings (loss) for the fiscal year ended June 30, 2020 are as follows:

(a)

Represents the removal of results of Finisar operations for the period between the Finisar acquisition date of September 24, 2019 and September 30, 2019, which are presented in the historical II-VI results for the year ended June 30, 2020.

(b)

Represents the adjustments to cost of goods sold to record (i) the elimination of historical depreciation and recognition of new depreciation expense based on the fair value of property, plant and equipment and (ii) the results of Finisar operations for the period between the Finisar acquisition date of September 24, 2019 and September 30, 2019, which are presented in the historical II-VI results for the year ended June 30, 2020. The depreciation of property, plant and equipment is calculated on a straight line basis over the estimated remaining useful lives as of the Finisar acquisition date for building and leasehold improvements of approximately 5 to 35 years and approximately 3 to 13 years for machinery and equipment.

(000’s)	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Removal of historical depreciation and recognition of new depreciation expense	$(3,266)
Removal of results of operations for the six-day period September 24-30, 2019	(15,506)

Net pro forma transaction accounting adjustment to cost of goods sold	$(18,772)

(c)

Represents the adjustments to internal research and development expense to record (i) the difference between Finisar’s historical stock-based compensation expense related to replacement awards issued to continuing employees as part of the Finisar acquisition agreement and (ii) the results of Finisar operations for the period between the Finisar acquisition date of September 24, 2019 and September 30, 2019, which are presented in the historical II-VI results for the year ended June 30, 2020.

(000’s)	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Stock-based compensation expense	$(2,005)
Removal of results of operations for the six-day period September 24-30, 2019	(2,944)

Net pro forma transaction accounting adjustment to internal research and development expense	$(4,949)

(d)

Represents the adjustments to SG&A to record (i) elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets calculated on a straight-line basis, (ii) the difference between Finisar’s historical stock-based compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement, and (iii) the results of Finisar operations for the period between the Finisar acquisition date of September 24, 2019 and September 30, 2019, which are presented in the historical II-VI results for the year ended June 30, 2020. Transaction costs that were nonrecurring in nature of approximately $44.2 million are included in the unaudited pro forma condensed combined statement of earnings (loss).

(000’s)	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Removal of historical amortization and recognition of new amortization expense	$14,487
Stock-based compensation expense	(2,105)
Removal of results of operations for the six-day period September 24-30, 2019	(1,728)

Net pro forma transaction accounting adjustment to SG&A	$10,654

The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Identifiable intangible assets used in the calculation of amortization expense in the unaudited pro forma financial information consist of the following:

	Fair Value (in millions)	Estimated Useful Life
Developed technology	$334.7	12.5 years
Customer relationships	$323.8	10.2 years
Trademarks and trade names	$6.7	3 years

(e)	Reflects the adjustment to reverse interest expense related to prior Finisar debt extinguished as a part of the Finisar acquisition.

(f)	Reflects the adjustment to eliminate interest income associated with the expected settlement of short-term investments.

(000’s)	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Removal of results of operations for the six-day period September 24-30, 2019	$4,424
Elimination of interest income on short-term investments	(316)

Net pro forma transaction accounting adjustment to other expense (income), net	$4,108

(g)

Reflects the income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 22% for the year ended June 30, 2020. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(C)

Adjustments included in the Public Offerings Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined statements of earnings (loss) for the six months ended December 31, 2020 and for the fiscal year ended June 30, 2020 are as follows:

(a)	Reflects the removal of historical interest expense associated with the paydown of the senior secured term B loan facility with Bank of America which was extinguished through the public offerings.

(000’s)	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
Pro forma transaction accounting adjustments:
Removal of historical II-VI interest expense	$(573)	$(30,787)
Write-off of debt issuance cost	—	28,225

Net pro forma transaction accounting adjustment to interest expense	$(573)	$(2,562)

(b)

Reflects the extinguishment of unamortized debt issuance costs related to the senior secured term B loan facility with Bank of America classified within other expense (income), net for the six months ended December 31, 2020. The extinguishment is included within interest expense for the year ended June 30, 2020 assuming the public offerings occurred at the beginning of the fiscal year.

(c)

Reflects the income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 22% for the year ended June 30, 2020 and for the six months ended December 31, 2020. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(d)	Reflects the adjustments to record the dividends to shares of the II-VI Series A mandatory convertible preferred stock which accrue dividends at a 6% annual rate.

COMPARISON OF STOCKHOLDERS’ RIGHTS

In the merger, holders of Coherent common stock will receive shares of II-VI common stock in exchange for their shares of Coherent common stock. II-VI is organized under the law of the Commonwealth of Pennsylvania, and Coherent is organized under the law of the State of Delaware. The following is a summary of the material differences between (i) the current rights of holders of Coherent common stock under the DGCL and the Coherent governing documents and (ii) the current rights of holders of II-VI common stock under the BCL and the II-VI governing documents.

II-VI and Coherent believe that this summary describes the material differences between the rights of holders of II-VI common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Coherent common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of II-VI’s and Coherent’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 243 of this joint proxy statement/prospectus.

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Authorized Capital Stock:

II-VI’s authorized capital stock consists of (i) 300,000,000 shares of common stock, no par value; and (ii) 5,000,000 shares of preferred stock, no par value, of which 300,000 shares have been designated as “Series One Preferred Stock,” 2,300,000 shares have been designated as “6.00% Series A Mandatory Convertible Preferred Stock,” 75,000 shares have been designated as “Series B-1 Convertible Preferred Stock” and 140,000 shares have been designated as “Series B-2 Convertible Preferred Stock.”

As of the II-VI record date, there were                shares of II-VI common stock outstanding.

Coherent is authorized to issue 500,000,000 shares of common stock, par value $0.01 per share. As of the Coherent record date, there were shares of Coherent common stock outstanding.

Preferred Stock:	The II-VI charter authorizes the II-VI board to issue all or any part of the authorized and unissued shares of II-VI preferred stock, to divide any or all of such shares into one or more series, to fix and determine the number of such shares and the designation of such series, and to fix and determine the designations, voting rights, preferences, qualifications, limitations, restrictions and special or relative rights of such series to the fullest extent permitted by the laws of Pennsylvania. The rights of preferred shareholders may supersede the rights of common shareholders.	N/A

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As of the II-VI record date, there were 2,300,000 shares of II-VI Series A mandatory convertible preferred stock and 75,000 shares of II-VI Series B convertible preferred stock outstanding. No other shares of II-VI preferred stock were outstanding as of such date.

Voting Rights:

Under the II-VI charter, each holder of II-VI common stock is entitled to one vote for each share of common stock held by such shareholder.

The II-VI charter does not allow cumulative voting in the election of directors.

Holders of Coherent common stock are entitled to one vote for each share of common stock held by such stockholder.

At a stockholders’ meeting at which directors are to be elected, each stockholder shall be entitled to cumulate votes.

Dividends:	Subject to any rights of any outstanding series of II-VI shares senior to the shares of II-VI common stock with respect to dividends, the holders of II-VI common stock are entitled to such dividends as may be declared from time to time by the II-VI board from funds available therefor.	Holders of Coherent common stock are entitled to receive dividends when, as and if declared by the Coherent board out of funds legally available for that purpose.

Size of Board of Directors:

The II-VI bylaws provide that the number of directors must be at least five and not more than 11. The II-VI bylaws also provide that the II-VI board sets the exact number of directors by resolution adopted by a majority of the entire II-VI board.

The II-VI board currently consists of 11 directors. II-VI plans to amend the II-VI bylaws prior to the closing of the merger to increase the maximum number of directors to 13.

The Coherent bylaws require that there be not less than five nor more than nine directors on the Coherent board, the exact number to be fixed by the board of directors from time to time.

The Coherent board currently consists of eight directors.

Nomination of Directors for Election:

The II-VI bylaws permit shareholders of record to nominate persons for election as directors at annual meetings of shareholders if the shareholder gives timely written notice in proper form.

To be timely, see “Advance Notice Requirements for Stockholder Nominations and Other Proposals” below.

The Coherent bylaws provide that nominations for directors may be made at an annual meeting of stockholders only (a) by or at the direction of the board of directors or (b) by a stockholder of Coherent who was (i) a stockholder of record at the time of the giving of the notice provided and on the record date for the determination of stockholders entitled to vote at the annual meeting

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To be in proper form, a shareholder’s written notice must include (i) the name and address of the proposing person, (ii) the class or series and number of shares owned of record or beneficially by the proposing person, (iii) a description of certain other specified interests or arrangements involving the proposing person, (iv) a representation that the proposing person is entitled to vote at the meeting, and intends to appear in person or by proxy to propose the nomination, (v) a statement as to whether the proposing person intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of the capital stock required to elect the nominee, or solicit proxies or votes from shareholders in support of the nomination, (vi) any other information relating to the proposing person, the nomination or the nominee that would be required to be disclosed in filings made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act, (vii) a description of all direct and indirect compensation, material monetary arrangements, and any other material relationships during the past three years between the proposing person, on the one hand, and each proposed nominee, nominee’s affiliates and associates, or others acting in concert with the nominee, including information required to be disclosed pursuant to Rule 404 under Regulation S-K, (viii) with respect to each proposed nominee, a completed and signed questionnaire, representation and agreement as required by the II-VI Bylaws, and (ix) such other information required by II-VI to determine the eligibility of the proposed nominee.

and (ii) has complied with the notice procedures. See “Advance Notice Requirements for Stockholder Nominations and Other Proposals” below for information on when such notice must be received in order to be timely.

The written notice to the Secretary must include, among other things, (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of Coherent that are beneficially owned by the nominee, (iv) whether and the extent to which any hedging or other transactions has been entered into by or on behalf of the nominee with respect to any securities of Coherent, or whether any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons pursuant to which the nominations are to be made by the nominating stockholder, (vi) a written statement executed by the nominee acknowledging that as a director of Coherent, the nominee will owe a fiduciary duty under Delaware law with respect to Coherent and its stockholders, (vii) a written statement of the nominee that such nominee, if elected, intends to tender, promptly following such nominee’s election or re-election, an irrevocable resignation effective upon such nominee’s failure to receive the required vote for re-election and (viii) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were

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being solicited for the election of the nominee as a director.

Additionally, with respect to the stockholder providing notice the written notice must contain, among other things, (1) the name and address of the stockholder, (2) the class and number of shares of Coherent that are held of record or are beneficially owned by the stockholder and any of its affiliates or associates, (3) whether and the extent to which any hedging or other transactions have been entered into by or on behalf of such stockholder or any of its affiliates or associates with respect to any securities of Coherent, or whether any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes, or to increase or decrease the voting power of such stockholder or any of its affiliates or associates, (4) any material interest of the stockholder or any of its affiliates or associates and (5) a statement whether such stockholder or any of its affiliates or associates will deliver a proxy statement and form of proxy to holders of a number of Coherent’s voting shares reasonably believed by such stockholder or any of its affiliates or associates to be necessary to elect such nominees.

Election of Directors; Board Classification:	The II-VI bylaws provide that director nominees, in an uncontested election, will be elected to the II-VI board if the votes cast “for” that nominee exceed the votes cast “against” that nominee. In addition, if an incumbent director nominee does not receive a majority of the votes cast in an uncontested election, the II-VI bylaws provide that the incumbent director will continue to serve on the II-VI board until the II-VI environmental, social responsibility and governance committee (which we refer to as the “ESG committee”) makes a	The Coherent bylaws provide that director nominees shall be elected to the board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election of directors exceeds the number of directors to be elected.

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recommendation to the II-VI board whether to accept or reject the conditional resignation previously delivered by the incumbent director nominee pursuant to the II-VI bylaws. Within 90 days after certification of the election results, the II-VI board must act on the incumbent director nominee’s tendered resignation, taking into account the ESG committee’s recommendation, and publicly disclose its decision and rationale.

The II-VI bylaws provide for a plurality of votes standard for contested elections of directors. Under a plurality of votes standard, the nominees receiving the highest number of votes are the ones who are elected, up to the total number of directors to be elected.

The II-VI bylaws provide that the II-VI board is divided into three classes, each as nearly equal as possible in number of directors. As of the date of this joint proxy statement/prospectus, the II-VI board consists of four directors in Classes One and Class Three and three directors in Class Two.

Elections of directors need not be by written ballot unless a stockholder demands election by ballot at the meeting and before the voting begins.

The directors of Coherent are elected annually.

Coherent does not have a classified board.

Vacancies on the Board of Directors:	Under the II-VI bylaws, vacancies on the II-VI board, including as a result of an increase in the total number of directors, may be filled by a majority of the remaining directors, even if less than a quorum.	The Coherent bylaws provide that any vacancies for any reason and any newly created directorships may be filled by the board, acting by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director. The Coherent stockholders also may fill any vacancies or newly created directorships.

Removal of Directors:	Under the II-VI charter, any director, any class of directors, or the entire II-VI board may be removed from office by a vote of the shareholders at any time, with or without cause, but only if shareholders entitled to cast at least two-thirds of the votes which all shareholders would be entitled to cast at an annual election of directors or of	A director may be removed from office at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that, so long as stockholders of Coherent are entitled to cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes

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	such class vote in favor of such removal.	cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors.

Amendments to Organizational Documents:

Under Pennsylvania law applicable to a registered corporation, such as II-VI, an amendment to the articles of incorporation can be proposed by a resolution of the corporation’s board of directors or by shareholders if provided for in the corporation’s articles of incorporation or bylaws.

The II-VI charter provides that the affirmative vote of shareholders entitled to cast at least two-thirds of the votes that all shareholders would be entitled to cast at an annual election of directors, voting together as a single class, is required to amend, alter, or repeal, or to adopt any provision inconsistent with, any provision in the II-VI charter relating to the removal of directors or amendments to the II-VI charter, unless such amendment, repeal, or adoption is unanimously approved by the entire II-VI board.

Pennsylvania law allows an amendment to the articles to provide different treatment to shareholders within the same class or series, if (i) each group of separately treated shareholders has a special class vote to approve the treatment or (ii) dissenters’ rights are provided to the shareholders of each group that is not given a class vote.

Under Pennsylvania law, certain types of provisions in the bylaws can be adopted or changed only by the shareholders. Regarding other matters, the bylaws may authorize directors to adopt, amend or repeal the bylaws, subject to the power of the shareholders to change such action. The II-VI bylaws contain such an authorization for action by the directors.

Under the DGCL, an amendment to the certificate of incorporation generally requires the approval of (i) the board of directors, (ii) a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

The amendment of the Coherent charter and bylaws are not subject to any supermajority board or stockholder votes. The Coherent charter provides that Coherent reserves the right to amend, alter, change or repeal any provision contained in the charter.

Coherent may confer the powers to adopt, amend or repeal bylaws upon the directors.

Delaware law allows holders of shares within the same class or series to be treated differently in an amendment to the certificate of incorporation so long as the disparate treatment is equitable, not prohibited by the certificate of incorporation and based on some characteristic of the holders being treated differently.

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Stockholder Action by Written Consent:	Under Pennsylvania law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent is signed by all of the shareholders who would be entitled to vote at a shareholder meeting for that purpose. In addition, under Pennsylvania law applicable to a registered corporation (such as II-VI), shareholders may not act by less than unanimous written consent unless otherwise provided in the articles of incorporation. The II-VI charter does not provide for shareholder action by less-than unanimous consent.	Any action that is required to be taken or may be taken at any annual or special meeting of stockholders of Coherent may be taken by written consent if signed by Coherent stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing.

Special Meetings of Stockholders:

Under Pennsylvania law applicable to a registered corporation (such as II-VI), shareholders have a statutory right to call a special meeting to approve certain business combinations. II-VI shareholders are not otherwise permitted to call a special meeting or to require the II-VI board to call a special meeting of shareholders, and Pennsylvania law forbids II-VI’s charter from being amended to allow a meeting to be called by holders of less than 25% of the votes that would be entitled to be cast at the meeting.

The II-VI bylaws provide that a special meeting of shareholders may be called at any time by a majority of the II-VI board or by the chairman of the II-VI board by making a written request to the II-VI secretary that includes the purpose of the meeting. Only business that is included in the notice of special meeting, or in a supplement to that notice, may be conducted at a special meeting of shareholders. Special meetings must be held within 60 days after the corporate secretary receives the request.

Notice of such special meeting shall be given in the same manner as for an annual meeting of shareholders. No business may be transacted at such

The Coherent bylaws provide that special meetings of the stockholders may be called at any time only by the board of directors, or by the chairman of the board, by the president, or by the chief executive officer.

Notice of such special meeting shall be given in the same manner as for an annual meeting of stockholders and also specify the purpose or purposes for which the meeting is called. No business may be transacted at such special meeting other than the business specified in such notice to stockholders.

Nominations of persons for election to the Coherent board may be made at a special meeting of stockholders at which directors are to be elected pursuant to Coherent’s notice of meeting (a) by or at the direction of the Coherent board or (b) by any stockholder who (i) is a stockholder of record at the time of giving the notice and on the record date for the determination of stockholders entitled to vote at the special meeting, and (ii) who delivers a timely written notice of the nomination to the corporate secretary, in the same form and substance as the notice of nomination required to be delivered in connection with an annual meeting of stockholders. To be timely, such

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special meeting other than the business specified in such notice to stockholders.

Director nominations may be made at a special meeting of shareholders at which directors are to be elected (a) by or at the direction of the II-VI board or any II-VI board committee, or by a II-VI shareholder of record who complies with the notice procedures set forth in the II-VI bylaws. To be timely, the shareholder must deliver notice to the corporate secretary no earlier than the close of business on the 120th day before the special meeting and no later than the tenth day following the day on which public announcement of the special meeting is first made.

notice must be received by the corporate secretary, no later than the close of business on the later of the 90th day prior to the special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Coherent board to be elected at such meeting.

Quorum; Required Vote:

The II-VI bylaws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter constitutes a quorum at all meetings of the shareholders.

If a quorum is present at a meeting, except as otherwise provided under Pennsylvania law, the II-VI charter, and the II-VI bylaws, shareholder resolutions are passed, and actions are taken, at a meeting with the affirmative vote of shareholders entitled to cast at least a majority of the votes that all shareholders present at the meeting are entitled to cast.

The Coherent bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat shall constitute a quorum at all meetings of the stockholders for the transaction of business.

If a quorum is present at a meeting, then, other than for the election of directors, the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote on any matter shall be the act of the stockholders unless the vote of a larger number is required by law, the Coherent charter or the Coherent bylaws.

Notice of Stockholder Meetings:	The II-VI bylaws require all notices of meetings of shareholders to be in writing and given at least five days prior to the meeting to each shareholder entitled to notice of such meeting. The notice shall specify the date, time, and place of the meeting, how shareholders can attend the meeting, the general nature of the business to be transacted, and the record date for determining shareholders entitled to vote (if

The Coherent bylaws require all notices of meetings of stockholders to be in writing and given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Delaware law requires notice to be given at least 20 days before the date

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different from the record date for shareholders entitled to notice).

Pennsylvania law and the II-VI bylaws require notice to be given at least ten days before the date of a meeting to vote on any of the following: amendments to the II-VI charter; the sale, lease, exchange, or other disposition of all, or substantially all, of II-VI’s assets; the dissolution or winding up of II-VI; or a plan of merger, plan of interest exchange, plan of conversion, plan of division, or plan of domestication.

of a meeting to vote on a merger agreement, a sale, lease or exchange of all or substantially all assets, a conversion to another form of entity or a transfer, domestication or continuance to a foreign jurisdiction.

Advance Notice Requirements for Stockholder Nominations and Other Proposals:

The II-VI bylaws permit shareholders of record to bring business before an annual meeting of the shareholders if the shareholder gives timely written notice in proper form.

To be timely, a shareholder must give written notice to the corporate secretary no later than the close of business on the 120th day, and no earlier than the close of business on the 150th day, before the anniversary date of the preceding year’s annual meeting, with certain exceptions as specified in the II-VI bylaws.

To be in proper form, a shareholder’s written notice must include (i) the name and address of the proposing person, (ii) the class or series and number of shares owned of record or beneficially by the proposing person, (iii) a description of certain other specified interests or arrangements involving the proposing person, (iv) a representation that the proposing person is entitled to vote at the meeting, and intends to appear in person or by proxy to propose the other business, (v) a statement as to whether the proposing person intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of the capital stock required to approve or adopt the proposal, or solicit proxies or votes

The Coherent bylaws provide that to be properly brought before an annual meeting, business must be brought by either (a) by or at the direction of the board of directors, (b) pursuant to Coherent’s proxy materials with respect to such meeting, or (c) by a stockholder of Coherent who (i) is a stockholder of record at the time of giving the notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and (ii) has timely complied in proper written form with the notice procedures.

To be timely, the stockholder’s notice must be received by the secretary at the principal executive offices of Coherent not later than the 45th day and not earlier than the 75th day before the one-year anniversary of the date on which Coherent first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice to be timely must be so received by the secretary not earlier than the close of

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from shareholders in support of the proposal, (vi) any other information relating to the proposing person or the proposal that would be required to be disclosed in filings made in connection with solicitations of proxies in a contested election pursuant to Section 14 of the Exchange Act, (vii) a brief description of the business desired to be brought before the meeting, (viii) the reasons for conducting that business at the meeting, (ix) any material interest of the shareholder in that business, (x) the text of the proposal, and (xi) the reasons for the proposal and any material interest of the proposing person in the proposal.

business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which the public announcement of the date of such annual meeting is first made.

In no event shall any adjournment or postponement of an annual meeting of stockholders or the announcement thereof commence a new time period for the giving of a stockholder’s notice.

A stockholder’s notice to the secretary must set forth with respect to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) the class and number of shares of Coherent that are held of record or are beneficially owned by the stockholder and any of its affiliates or associates; (iv) whether and the extent to which any hedging or other transactions have been entered into by or on behalf of such stockholder or any of its affiliates or associates with respect to any securities of Coherent, or whether any other agreement, arrangement or understanding has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any of its affiliates or associates; (v) any material interest of the stockholder or any of its affiliates or associates; and (vi) a statement whether such stockholder or any of its affiliates or associates will deliver a proxy statement and form of proxy to holders of a number of Coherent’s

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voting shares required under applicable law to carry the proposal.

Proxy Access:	The II-VI bylaws do not provide for proxy access.

The Coherent bylaws provide that Coherent shall include the name of a person nominated for election to the board of directors by a stockholder and certain information with respect to such stockholder nomination in Coherent’s proxy statement and form of proxy card for an annual stockholder’s meeting, if an eligible stockholder, or group of no more than twenty stockholders: (a) owns continuously for at least three years that number of shares of common stock as shall constitute three percent or more of Coherent’s outstanding common stock as of both (i) a date within seven calendar days prior to the date of the notice and (ii) the record date for determining stockholders entitled to vote at the annual meeting of stockholders, and (b) provides notice to the board of directors in accordance with the requirements set forth in the Coherent bylaws.

To be timely, the notice must be received by the secretary at the principal executive offices of Coherent not later than the 120th day and not earlier than the 150th day prior to the anniversary of the date of mailing the definitive proxy statement with respect to the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice to be timely must be so received by the secretary not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the tenth

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day following the day on which the public announcement of the date of such annual meeting is first made.

Duties of Directors:

Under Pennsylvania law, the standard of conduct for directors is governed by statute and case law. Pennsylvania law requires that a director of a Pennsylvania corporation perform his or her duties: (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interests of the corporation, and (iii) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

In discharging their duties, directors may, in considering the best interests of a corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard any corporate interest or the interests of the shareholders, or any other group affected by the action, as a dominant or controlling factor.

Under Pennsylvania law, the fiduciary duty of directors does not require them to take action (including modifying any shareholders rights plan or redeeming any rights thereunder, or taking action under any of the anti-takeover laws) solely because of the effect that such action might have on a potential or proposed acquisition of

Under Delaware law, the standard of conduct for directors of a corporation is not statutory but is based on fiduciary duty principles developed by Delaware courts. Directors of a Delaware corporation owe a duty of loyalty and a duty of care to the corporation and its stockholders. Fiduciary duties are not owed to non-stockholder constituencies such as customers and employees. The duty of loyalty requires directors to act with the sole purpose of advancing the best interests of the corporation and its stockholders. The duty of loyalty also encompasses cases where the directors fail to act in good faith, including with respect to the duty of oversight. The duty of care requires directors to inform themselves of all material information before making a business decision. Directors must also exercise due care in the other aspects of their responsibilities, including their delegation functions. The standard for due care is gross negligence.

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control of the corporation, or on the consideration that might be offered or paid to shareholders in such an acquisition.

Limitation of Liability of Directors and Officers:	Under the II-VI bylaws, no director will be personally liable for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes.

The Coherent charter provides that the personal liability of the directors for monetary damages for breach of fiduciary duty as a director is eliminated to the fullest extent permitted under the DGCL.

Delaware law provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers:	Pennsylvania law authorizes a corporation to indemnify any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation, so long as such person acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these provisions of Pennsylvania law does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been	The Coherent bylaws provide that Coherent shall, to the fullest extent permitted under the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person was a director or officer of Coherent (or any predecessor of the Coherent), or that such director or officer is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise (collectively such directors and officers, an “Agent”). Except for proceedings to enforce the rights to indemnification,

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adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Pennsylvania law states that the statutory rights of indemnification and advancement of expenses are not exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. Pennsylvania law specifies that indemnification pursuant to those alternative sources may be made even if the corporation would not have the power to make such indemnification under other provisions of law, and may be made even in the case of an action by or in the right of the corporation. However, Pennsylvania law forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

Under the II-VI bylaws, II-VI must indemnify its directors and officers to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding that might give rise to an indemnification action or for indemnification. Except for successful indemnification actions to enforce rights to indemnification, II-VI may not indemnify a director or officer in connection with an action initiated by

Coherent shall not be obligated to indemnify any Agent in connection with a proceeding initiated by such person unless such proceeding was authorized by the board.

Under Delaware law, Coherent may indemnify Agents for attorneys’ fees and other expenses, as well as judgments or amounts paid in settlement in civil cases in connection with third-party actions. The Agent must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. In criminal cases, Agents may be indemnified for fines and costs if, in addition to the foregoing standard of conduct, they did not have reasonable cause to believe their conduct was unlawful.

Further, in the case of actions brought by or in the right of Coherent such as derivative actions, Coherent may only indemnify Agents against expenses and attorneys’ fees, and not in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Coherent.

Coherent may, in its sole discretion, indemnify an employee, trustee or other agent as permitted by the DGCL. Coherent shall indemnify an employee, trustee or other agent where required by law.

Coherent also has agreed to advance expenses to any Agent incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Coherent.

	II-VI	Coherent

that director or officer, unless the board authorizes such proceeding.

The II-VI bylaws also provide that II-VI may indemnify employees and agents of II-VI that are not directors or officers to the extent determined by II-VI.

II-VI has entered into agreements with its directors and officers pursuant to which II-VI has agreed to provide for the indemnification of and the advancing of expenses to each such indemnitee to the fullest extent permitted by law and as set forth in the applicable agreement, and, to the extent insurance is maintained, for the continued coverage of each such indemnitee under II-VI’s directors’ and officers’ liability insurance policies.

Pennsylvania law provides mandatory indemnification for any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) incurred in connection with the claim or action.

Acquisition Proposals:	Under Pennsylvania law, except in certain limited circumstances where a vote of shareholders is not required, or unless a higher vote is required in the corporation’s articles of incorporation, a plan of merger, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, or a plan of interest exchange, conversion, division or voluntary dissolution will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon

Under Delaware law, a sale, lease or exchange of all or substantially all of a Delaware corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.

Neither the Coherent charter nor the Coherent bylaws provide any

	II-VI	Coherent

and the affirmative vote of a majority of the votes cast in any required class vote.

The II-VI charter does not require a supermajority vote of shareholders for any action of shareholders related to business combinations.

Pennsylvania law allows such transactions to provide different treatment to shareholders within the same class or series, if (i) each group of separately treated shareholders has a special class vote to approve the treatment or (ii) dissenters’ rights are provided to the shareholders of each group that is not given a class vote.

supermajority board or stockholder vote requirements with regard to acquisition proposals.

Delaware law allows holders of shares within the same class or series to be treated differently in such a transaction so long as the disparate treatment is equitable, not prohibited by the certificate of incorporation and based on some characteristic of the holders being treated differently.

Anti-Takeover Provisions:

Under Subchapter E of Chapter 25 of the BCL, certain persons that acquire 20% or more of the voting power of a Pennsylvania registered corporation must pay in cash the “fair value” for the shares held by the other shareholders of the corporation who object to the acquisition transaction. II-VI has not opted out of the applicability of Subchapter E of Chapter 25 of the BCL.

Under Subchapter F of Chapter 25 of the BCL, a Pennsylvania registered corporation is prohibited from engaging in a “business combination” with an “interested shareholder” (defined generally to be any beneficial owner of 20% or more of the corporation’s voting shares), unless (i) the board of directors of such corporation had approved the proposed transaction or had approved the interested shareholder’s acquisition of shares that gave such person beneficial ownership of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (referred to as the “share acquisition date”), (ii) the interested shareholder owns at least 80% of the shares of the

Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do

II-VI	Coherent

corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the holders of a majority of the remaining shares approve the proposed transaction and shareholders receive a minimum “fair price” for their shares in the transaction and the other conditions of Subchapter F are met, (iii) holders of all outstanding common shares approve the transaction, (iv) no earlier than five years after the share acquisition date, a majority of the shares held by shareholders other than the interested shareholder and entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the share acquisition date, a majority of all the shares approve the transaction, all shareholders receive a minimum “fair price” for their shares and the other conditions of Subchapter F are met. II-VI has not opted out of the applicability of Subchapter F of Chapter 25 of the BCL.

Under Subchapter G of Chapter 25 of the BCL, certain persons who acquire 20% or more, 33 1/3% or more, or 50% or more of the voting power of a Pennsylvania registered corporation for the first time lose the right to vote those “control” shares unless and until their voting rights are reinstated by the affirmative vote of at least (i) a majority of the disinterested voting shares and (ii) a majority of all voting shares of the corporation. If the acquiring person does not seek such a vote, or if it does and it does not receive the necessary shareholder approval, the corporation may, within a 24-month period, redeem the acquired shares at a market-based price. II-VI has not opted out of the applicability of Subchapter G of Chapter 25 of the BCL.

Under Subchapter H of Chapter 25 of the BCL, certain persons that own not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 and 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•  any merger or consolidation involving the corporation and the interested stockholder;

•  any sale, transfer, pledge or other disposition of 10 percent or more of the assets of the corporation involving the interested stockholder;

•  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three

	II-VI	Coherent
20% or more of a Pennsylvania registered corporation’s shares, or that has publicly announced an intention to acquire control of the corporation, must disgorge any profits it realizes on the sale of its shares to the corporation within 18 months of acquiring control status, including any forced sale pursuant to Subchapter G. II-VI has not opted out of the applicability of Subchapter H of Chapter 25 of the BCL.

years prior to the time of determination of interested stockholder status did own, 15 percent or more of the outstanding voting stock of the corporation.

The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203 of the DGCL.

The Coherent charter does not contain a provision electing to “opt-out” of Section 203 of the DGCL. Because Coherent has not opted out of Section 203 of the DGCL, it remains subject to such provision.

Stockholder Rights Plan:	II-VI does not have a shareholder rights plan currently in effect, but under Pennsylvania law, the II-VI board could adopt such a plan without shareholder approval.	Coherent does not currently have a stockholder rights plan in effect, but under Delaware law, the Coherent board could adopt such a plan without stockholder approval.

Dissenters’ Rights or Appraisal Rights:

Under Pennsylvania law, unless the articles of incorporation or bylaws provide otherwise, shareholders generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are (i) listed on a national securities exchange or (ii) held beneficially or of record by more than 2,000 persons, such as the shares of II-VI common stock.

Dissenters’ rights are also available if a corporation provides special treatment to different groups of shareholders within the same class or series without giving members of a group receiving different treatment a special class vote on the transaction.

Neither the II-VI charter nor the II-VI bylaws contain provisions relating to dissenters’ rights.

Under Delaware law, stockholders of a Delaware corporation have the right, in certain mergers or consolidations to which the corporation is a party, to demand an appraisal by the Court of Chancery for the fair value of their shares and to receive payment for the fair value of their shares, plus interest, if any, pursuant to, and in compliance with procedures set forth in, Section 262 of the DGCL. Stockholders of a Delaware constituent corporation to a merger are not entitled to appraisal rights in connection with a merger or consolidation with respect to shares (i) listed on a national securities exchange or held of record by more than 2,000 holders and (ii) for which, pursuant to the plan of merger or consolidation, stockholders will receive only (a) shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof, (b) shares of stock of another corporation or depository receipts in respect thereof which at the date the

II-VI	Coherent

merger or consolidation is completed will be either listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or fractional depository receipts or (d) any combination of the foregoing. Delaware law also provides that, subject to certain exceptions, stockholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s stockholders. Stockholders also do not have appraisal rights in connection with certain “short-form” mergers between a parent corporation and wholly owned subsidiary corporation. Delaware law permits the certificate of incorporation of a Delaware corporation to provide for appraisal rights in mergers or consolidations in which appraisal rights are not otherwise available and in connection with amendments to the certificate of incorporation and sales of all or substantially all assets. The Coherent charter contains no provisions giving rise to appraisal rights in such transactions.

Additionally, pursuant to Section 262 of the DGCL, if immediately before a merger or consolidation the shares of a class or series of stock of a corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery must dismiss an appraisal proceeding as to all stockholders who assert appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger or consolidation for such total number of shares seeking appraisal exceeds

II-VI	Coherent

$1 million, or (iii) the merger was approved pursuant to Section 253 or Section 267 of the DGCL.

At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided under Section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time.

SECURITY OWNERSHIP OF II-VI BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of II-VI common stock by all directors of II-VI, II-VI’s named executive officers, all directors and executive officers of II-VI as a group and each person who is known to be the beneficial owner of more than five percent of II-VI common stock as of March 31, 2021. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. Applicable percentage ownership is based on 104,879,867 shares of II-VI common stock outstanding as of March 31, 2021.

Name of Beneficial Owner	Shares of II-VI Common Stock Beneficially Owned	Percentage of Common Stock(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	12,610,275	12.0%
Wellington Management Group LLP(3) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	12,181,530	11.6%
FMR LLC(4) 245 Summer Street Boston, MA 02210	12,032,399	11.5%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	9,892,527	9.4%
The Hartford Mutual Funds, Inc.(6) 690 Lee Road Wayne, PA 19087	5,269,952	5.0%
Joseph J. Corasanti(7)(8)	115,275	*
Enrico Digirolamo(7)(8)	11,234	*
Michael L. Dreyer(7)(8)	21,977	*
Patricia Hatter(7)(8)	7,616	*
Francis J. Kramer(7)(8)(9)(10)	888,274	*
Vincent D. Mattera, Jr. (7)(8)(10)	595,187	*
David L. Motley(8)	1,614	*
Stephen Pagliuca(11)	—	*
Marc Y. E. Pelaez(7)(8)	94,291	*
Shaker Sadasivam(7)(8)	44,975	*
Howard H. Xia(7)(8)	78,260	*
Giovanni Barbarossa(7)(8)	136,805	*
Walter R. Bashaw II(7)(12)	96,388	*
Mary Jane Raymond(7)(8)	151,742	*
Jo Anne Schwendinger(7)(8)(13)	54,198	*
All directors and executive officers as a group (15 persons)(14)	2,332,573	2.2%

*	Less than 1%.
(1)

There were 104,879,867 shares of II-VI common stock outstanding as of March 31, 2021. In accordance with the rules and regulations of the SEC, in computing the number of shares beneficially owned by a person and the percentage ownership for each person listed, any shares which the listed person had the right to acquire within 60 days and shares underlying II-VI restricted stock units (which we refer to as “II-VI RSUs”) are deemed outstanding; however, shares which any other person had the right to acquire within 60 days and II-VI RSUs held by other persons are disregarded in the calculation. Therefore, the denominator used in calculating beneficial ownership among the persons listed may differ for each person.

(2)

Based solely on a Schedule 13G/A filed with the SEC on February 5, 2021. BlackRock, Inc. reported sole voting power over 12,470,317 shares of II-VI common stock and sole dispositive power over 12,610,275 shares of II-VI common stock. As reported in the Schedule 13G/A, certain shares reported by BlackRock, Inc., are owned by various subsidiaries of BlackRock, Inc.

(3)

Based solely on a Schedule 13G/A filed with the SEC on February 4, 2021. Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP reported shared voting power over 9,471,783 shares of II-VI common stock and shared dispositive power over 12,181,530 shares of II-VI common stock. In addition, Wellington Management Company LLP reported shared voting power over 9,330,392 shares of II-VI common stock and shared dispositive power over 10,413,236 shares of II-VI common stock. As reported in the Schedule 13G/A, the shares of II-VI common stock are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. The Schedule 13G/A reports that no such client is known to have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, shares of II-VI common stock.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 8, 2021. FMR LLC reported sole voting power over 1,985,045 shares of II-VI common stock and sole dispositive power over 12,032,399 shares of II-VI common stock. In addition, Abigail P. Johnson reported sole dispositive power over 12,032,399 shares of II-VI common stock. Through their ownership of voting common shares and the execution of a shareholders’ voting agreement, members of the Johnson family, including Abigail P. Johnson, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group reported shared voting power over 222,372 shares of II-VI common stock, sole dispositive power over 9,590,129 shares of II-VI commons stock, and shared dispositive power over 302,398 shares of II-VI common stock. As reported in the Schedule 13G/A, certain shares reported by The Vanguard Group are owned by various subsidiaries of the Vanguard Group.

(6)

Based solely on a Schedule 13G filed with the SEC on February 9, 2021. The Hartford Mutual Funds, Inc., on behalf of Hartford Midcap Fund and Hartford Small Company Fund, reported shared voting and shared dispositive power over 5,269,952 shares of II-VI common stock.

(7)

Includes the following stock options that are exercisable within 60 days of March 31, 2021: 54,278 options exercisable by Mr. Corasanti, 3,463 options exercisable by Mr. Digirolamo, 1,500 options exercisable by Mr. Dreyer, 1,453 options exercisable by Ms. Hatter, 297,978 options exercisable by Mr. Kramer, 200,800 options exercisable by Dr. Mattera, 25,948 options exercisable by Rear Admiral Pelaez, 16,978 options exercisable by Dr. Sadasivam, 45,658 options exercisable by Dr. Xia, 26,630 options exercisable by Dr. Barbarossa, 55,110 options exercisable by Mr. Bashaw, 53,887 options exercisable by Ms. Raymond, and 10,889 options exercisable by Ms. Schwendinger.

(8)

Includes 5,924 II-VI RSUs held by each of Mr. Corasanti, Mr. Digirolamo, Mr. Kramer, Rear Admiral Pelaez, Dr. Sadasivam, and Dr. Xia, 6,238 II-VI RSUs held by Mr. Dreyer, 5,388 II-VI RSUs held by Ms. Hatter, 105,186 II-VI RSUs held by Dr. Mattera, 1,614 II-VI RSUs held by Mr. Motley, 32,216 II-VI RSUs held by Dr. Barbarossa, 31,198 II-VI RSUs held by Mr. Bashaw, 33,857 II-VI RSUs held by Ms. Raymond, and 21,835 II-VI held by Ms. Schwendinger.

(9)	Includes 285,401 shares held in a Spousal Limited Access Trust, as to which Mr. Kramer disclaims beneficial ownership.
(10)	Includes 21,134 shares held on behalf of Dr. Mattera and 5,337 shares held on behalf of Mr. Kramer in the II-VI Incorporated Nonqualified Deferred Compensation Plan.
(11)

Excludes any shares of II-VI common stock issuable upon conversion of shares of II-VI Series B-1 convertible preferred stock held by BCPE, an affiliate of Bain Capital, LP, of which Mr. Pagliuca is Co-Chairman.

(12)	Includes 1,480 shares held by Mr. Bashaw’s spouse and children, as to which Mr. Bashaw disclaims beneficial ownership.
(13)	Includes 2,000 shares held by Ms. Schwendinger’s spouse, as to which Ms. Schwendinger disclaims beneficial ownership.

(14)

Includes a total of 805,754 shares subject to stock options exercisable within 60 days of March 31, 2021, 287,179 II-VI RSUs and 232 shares of restricted stock held by all executive officers and directors as a group.

SECURITY OWNERSHIP OF COHERENT BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of Coherent common stock by all directors of Coherent, Coherent’s named executive officers named in this joint proxy statement/prospectus, all current directors and executive officers of Coherent as a group, and each person who is known to be the beneficial owner of more than five percent of Coherent common stock as of April 19, 2021. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. Applicable percentage ownership is based on 24,467,772 shares of Coherent common stock outstanding as of April 19, 2021.

Name of Beneficial Owner	Shares of Coherent Common Stock Beneficially Owned	Percentage of Common Stock(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	2,242,232	9.16%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	2,214,576	9.05%
Wellington Management Group LLP(4) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,879,479	7.68%
Victory Capital Management Inc.(5) 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	1,745,792	7.14%
The Hartford Mutual Funds, Inc. (6) 690 Lee Road Wayne, PA 19087	1,589,206	6.50%
Andreas W. Mattes	6,106	*
Dr. John R. Ambroseo(7)	187,283	*
Kevin Palatnik	31,437	*
Dr. Mark Sobey	12,477	*
Bret DiMarco(8)	22,717	*
Thomas Merk(9)	7,819	*
Jay T. Flatley(10)	42,162	*
Pamela Fletcher	3,738	*
Beverly Kay Matthews(11)	3,648	*
Michael R. McMullen	5,187	*
Dr. Garry W. Rogerson(12)	16,662	*
Steve Skaggs	13,662	*
Sandeep Vij(13)	9,662	*
All directors and executive officers as a group (11 persons)(11)	167,458	*

*	Represents less than 1%.
(1)

Based upon 24,467,772 shares of Coherent common stock outstanding as of April 19, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of Coherent common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of April 19, 2021 and all Coherent RSUs held by that person that will vest within 60 days of April 19, 2021, are deemed outstanding. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

According to the information reported by The Vanguard Group (“Vanguard”) on a Schedule 13G/A filed with the SEC on February 10, 2021, Vanguard beneficially owns an aggregate of 2,242,232 shares, which consists of (i) 18,263 shares as to which it has shared voting power, (ii) 2,205,184 shares as to which it has sole dispositive power, and (iii) 37,048 shares as to which it has shared dispositive power.

(3)

According to the information reported by BlackRock, Inc. (“BlackRock”) on a Schedule 13G/A filed with the SEC on January 29, 2021, BlackRock beneficially owns an aggregate of 2,214,576 shares, which consists of (i) 2,131,397 shares as to which it has sole voting power and (ii) 2,214,576 shares as to which it has sole dispositive power.

(4)

According to the information reported by Wellington Management Group LLP (“WMG”), Wellington Group Holdings LLP (“WGH”), Wellington Investment Advisors Holdings LLP (“WIAH”) and Wellington Management Company LLP (“WMC”) on a Schedule 13G/A jointly filed with the SEC on April 12, 2021, (a) each of WMG, WGH and WIAH beneficially owns an aggregate of 1,879,479 shares, which consists of (i) 1,657,419 shares as to which it has shared voting power and (ii) 1,879,479 shares as to which it has shared dispositive power, and (b) WMC beneficially owns an aggregate of 1,846,138 shares, which consists of (i) 1,648,884 shares as to which it has shared voting power and (ii) 1,846,138 shares as to which it has shared dispositive power.

(5)

According to the information reported by Victory Capital Management Inc. (“Victory Capital”) on a Schedule 13G filed with the SEC on February 5, 2021, Victory Capital beneficially owns an aggregate of 1,745,792 shares, which consists of (i) 1,673,292 shares as to which it has sole voting power and (ii) 1,745,792 shares as to which it has sole dispositive power.

(6)

According to the information reported by the Hartford Mutual Funds, Inc. on behalf of Hartford Midcap Fund and Hartford Midcap Value Fund ( “Hartford”) on a Schedule 13G filed with the SEC on February 9, 2021, Hartford beneficially owns an aggregate of 1,589,206 shares, as to which it has shared voting and dispositive power.

(7)	Shares are held by the Ambroseo-Lacorte Family Trust, of which Dr. Ambroseo is a trustee.
(8)	Shares are held by the DiMarco Family Trust, of which Mr. DiMarco is a trustee.
(9)	Mr. Merk’s employment with Coherent terminated on December 31, 2020. This ownership information is based on the last information known to Coherent.
(10)	Shares are held by the Flatley Family Trust, of which Mr. Flatley is a trustee.
(11)	Includes 750 shares issuable upon vesting of Coherent RSUs within 60 days of April 19, 2021.
(12)	Shares are held by the 2000 Rogerson Family Revocable Living Trust, of which Dr. Rogerson is a trustee.
(13)	Shares are held by the Vij Family 2001 Trust, of which Mr. Vij is a trustee.

LEGAL MATTERS

The validity of the II-VI common stock to be issued in connection with the merger will be passed upon for II-VI by K&L Gates LLP, Pittsburgh, Pennsylvania.

EXPERTS

II-VI. The consolidated financial statements of II-VI Incorporated and Subsidiaries appearing in II-VI Incorporated’s Annual Report (Form 10-K) for the year ended June 30, 2020, and the effectiveness of II-VI Incorporated and Subsidiaries’ internal control over financial reporting as of June 30, 2020 (excluding the internal control over financial reporting of Finisar Corporation), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of II-VI Incorporated’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Finisar Corporation from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Finisar. The consolidated financial statements and schedule of Finisar Corporation as of April 28, 2019 and April 29, 2018 and for each of the three years in the period ended April 28, 2019, incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Coherent. The financial statements incorporated in this prospectus by reference from Coherent’s Annual Report on Form 10-K for the fiscal year ended October 3, 2020, and the effectiveness of Coherent Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a change in method of accounting for leases in the year ended October 3, 2020, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been so incorporated herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS

II-VI

II-VI will hold its 2021 annual meeting of shareholders (the “II-VI 2021 annual meeting”), regardless of whether the merger has been completed.

Proposals by II-VI shareholders intended for inclusion in II-VI’s proxy statement and form of proxy for the II-VI 2021 annual meeting expected to be held in November 2021 must be delivered to the Secretary of II-VI at 375 Saxonburg Boulevard, Saxonburg, PA 16056, by June 1, 2021. Rules under the Exchange Act describe the standards as to the submission of shareholder proposals. Additionally, the II-VI board-appointed proxies will have discretionary authority to vote on any director nominations and any other proposals by II-VI shareholders that are not intended to be included in II-VI’s proxy materials for the II-VI 2021 annual meeting but are intended to be presented by the shareholder from the floor, if notice of the intent to make such proposal is received by II-VI’s Secretary at the above address no later than the close of business on July 12, 2021, and no earlier than the close of business on June 12, 2021. Otherwise, such proposals will be considered untimely. Any such notice of intent by a II-VI shareholder must also comply with the requirements contained in the II-VI bylaws. To request a copy of the II-VI bylaws, II-VI shareholders should contact II-VI’s Secretary.

Coherent

Proxy Statement Proposals. If the merger is completed on the expected timetable, Coherent does not intend to hold a 2022 annual meeting for its stockholders. If, however, the merger is not completed on the expected timetable or at all and the Coherent 2022 annual meeting is held, Coherent stockholder proposals may be included in Coherent’s proxy materials for its 2022 annual meeting so long as they are provided to Coherent on a timely basis and satisfy the other conditions set forth in applicable SEC rules. Under SEC rules, stockholders wishing to submit proposals for inclusion in the proxy statement for the Coherent 2022 annual meeting must submit such written proposals to the following address: Bret DiMarco, Corporate Secretary, Coherent, Inc., 5100 Patrick Henry Dr., Santa Clara, California 95054. Proposals must have been received no later than November 19, 2021, unless the Coherent 2022 annual meeting is called for a date that is not between April 6, 2022 and July 5, 2022, in which case proposals must be received a reasonable time before Coherent begins to print and send its proxy materials. In addition, proposals must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in Coherent’s proxy statement. Submission of a proposal does not guarantee it will be included in Coherent’s proxy statement.

Other Proposals and Nominations. The Coherent bylaws also establish an advance notice procedure with respect to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly from the floor at any annual meeting. These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under SEC rules.

Under the advance notice provisions of the Coherent bylaws, nominations for director or other business proposals to be addressed at the Coherent 2022 annual meeting must have been made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary (at the address above) no later than the close of business on February 2, 2022, nor earlier than January 3, 2022. However, if the Coherent 2022 annual meeting is held prior to April 6, 2022 or after July 5, 2022, the notice must be received no earlier than the close of business on the 120th day prior to the Coherent 2022 annual meeting and not later than the close of business on the later of (i) the 90th day prior to the Coherent 2022 annual meeting and (ii) the tenth day following the day on which public announcement of the date of such meeting is first made, and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee. Coherent reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

II-VI and Coherent file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both II-VI and Coherent, which can be accessed at https://www.sec.gov. In addition, documents filed with the SEC by II-VI, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing II-VI’s website at www.II-VI.com under the heading Investors, or, alternatively, by directing a request by telephone or mail to II-VI Incorporated at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, (724) 352-4455, and documents filed with the SEC by Coherent will be available free of charge by accessing Coherent’s website at www.coherent.com under the heading Investor Relations, or, alternatively, by directing a request by telephone, mail or e-mail to Coherent, Inc. at 5100 Patrick Henry Drive, Santa Clara, California 95054, (408) 764-4110, or investor.relations@coherent.com. The web addresses of the SEC, II-VI and Coherent are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

II-VI has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to II-VI’s securities to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of II-VI filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows II-VI and Coherent to incorporate by reference into this document documents filed with the SEC by II-VI and Coherent. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, and later information that we file with the SEC will update and supersede that information. II-VI and Coherent incorporate by reference the documents listed below and any documents filed by II-VI or Coherent under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of our meetings:

II-VI filings (SEC File No. 001-39375)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended June 30, 2020, filed on August 26, 2020

Quarterly Reports on Form 10-Q	Quarterly period ended September 30, 2020, filed on November 9, 2020 Quarterly period ended December 31, 2020, filed on February 9, 2021

Current Reports on Form 8-K	Filed December 9, 2019 (Form 8-K/A), July 2, 2020 (Form 8-K/A), July 7, 2020, October 5, 2020, November 12, 2020, February 12, 2021, March 1, 2021, March 8, 2021, March 12, 2021, March 16, 2021, March 18, 2021, March 26, 2021 and March 31, 2021

Definitive Proxy Statement on Schedule 14A	Filed September 29, 2020

The description of II-VI’s capital stock contained in II-VI’s registration statements filed under Section 12 of the Securities Exchange Act and any amendment or report filed for the purpose of updating those descriptions	Filed September 14, 1987

Finisar filings (SEC File No. 000-27999)	Periods Covered or Date of Filing with the SEC
Quarterly Report on Form 10-Q	Quarterly period ended July 28, 2019, filed on September 4, 2019

Coherent filings (SEC File No. 001-33962)	Periods Covered or Date of Filing with the SEC
Annual Reports on Form 10-K

Fiscal year ended October  3, 2020, filed on December  1, 2020 and amended on February 1, 2021

Fiscal year ended September  28, 2019, filed on November 26, 2019 and amended on January 24, 2020 (solely with respect to Item 7 of Part II therein)

Quarterly Report on Form 10-Q	Quarterly period ended January 2, 2021, filed on February 10, 2021 Quarterly period ended July 4, 2020, filed on August 12, 2020

Current Reports on Form 8-K	Filed January 19, 2021 (two filings), January 20, 2021, February 8, 2021, February 12, 2021, February 16, 2021, March 8, 2021, March 10, 2021 (two filings), March 12, 2021, March 17, 2021, March 18, 2021, March 23, 2021, and March 25, 2021 (two filings) (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed March 19, 2021

The description of Coherent’s capital stock contained in Coherent’s registration statements filed under Section 12 of the Securities Exchange Act and any amendment or report filed for the purpose of updating those descriptions	Filed April 6, 2020

You may request a copy of the documents incorporated by reference into this joint proxy statement/prospectus, without charge. Requests for documents should be directed to:

if you are a II-VI shareholder: II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056 (724) 352-4455 Attn: Mark Lourie	if you are a Coherent stockholder: Coherent, Inc. 5100 Patrick Henry Drive Santa Clara, California 95054 (408) 764-4110 Attn: Investor Relations Email: investor.relations@coherent.com

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither II-VI nor Coherent have authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, this joint proxy statement/prospectus. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to II-VI was provided by II-VI and the information contained in this joint proxy statement/prospectus with respect to Coherent was provided by Coherent.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

COHERENT, INC.,

II-VI INCORPORATED,

and

WATSON MERGER SUB INC.

Dated as of March 25, 2021

A-i

A-ii

EXHIBITS

Exhibit A-1	Form of Surviving Corporation Amended and Restated Certificate of Incorporation

Exhibit A-2	Form of Surviving Corporation Amended and Restated Bylaws

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 25, 2021, is by and among Coherent, Inc., a Delaware corporation (the “Company”), II-VI Incorporated, a Pennsylvania corporation (“Parent”), and Watson Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, the Parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend the adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of shares of Parent Common Stock and Parent Preferred Stock (the “Share Issuance”) in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, the issuance of shares pursuant to the Investment Agreement), and (iii) resolved to recommend the approval by its stockholders of the Share Issuance and to submit the Share Issuance to the stockholders of Parent for approval;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder’s, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by Merger Sub’s sole stockholder, and to submit this Agreement to Merger Sub’s sole stockholder for adoption, and Parent, as Merger Sub’s sole stockholder, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has adopted this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements set forth herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the

Delaware General Corporation Law (the “DGCL”), at the Closing, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place as soon as practicable (but in any event no later than the fifth Business Day) after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.” The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed upon in writing by the Company and Parent.

Section 1.3 Effective Time. Concurrently with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, claims, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, claims, obligations, liabilities and duties of the First Step Surviving Corporation, all as provided under the DGCL.

Section 1.5 Organizational Documents. At the Effective Time, the Company’s Restated and Amended Certificate of Incorporation (as amended, the “Company Certificate”) and Amended and Restated Bylaws (the “Company Bylaws”) shall be amended and restated, respectively, to be in substantially the forms attached hereto as Exhibit A-1 and Exhibit A-2, and as so amended and restated shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.6 Directors and Officers.

(a) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b) From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 1.7 Parent Board. The parties hereto shall take all necessary actions such that, at the Effective Time, two directors designated by the Company (each, a “Company Designee”) shall be appointed to the Parent Board, each reasonably acceptable to Parent, from among the directors serving on the Company Board as of immediately prior to the Effective Time, and each of whom must qualify as an “independent director” under applicable Nasdaq rules and regulations. Each Company Designee shall hold office until the earliest to occur of the appointment or election and qualification of his or her respective successor or his or her death, resignation, disqualification or proper removal as a member of the Parent Board. In the event that prior to the Effective Time any Company Designee is unwilling or unable to serve on the Parent Board, the Company shall select a replacement for such individual (who shall be reasonably acceptable to Parent) to serve in such person’s place. Parent agrees to nominate the Company Designees appointed to the Parent Board pursuant to this Section 1.7 for reelection at Parent’s first annual stockholders’ meeting that occurs after the Closing.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock in the Merger.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares or securities of Parent, the Company or Merger Sub:

(i) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or any of its Subsidiaries and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, its Subsidiaries or Merger Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor or in respect thereof.

(iii) Conversion of Company Common Stock. Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall, at the Effective Time, be converted automatically into and shall thereafter represent the right to receive (A) $220.00 in cash (the “Cash Consideration”) and (B) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (together with the cash in lieu of fractional shares of Parent Common Stock as specified in Section 2.1(d) and the Cash Consideration, the “Merger Consideration”). From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1.

(b) Shares of Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the

Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. The Company shall give prompt written notice to Parent of any demands received by the Company for fair value of any shares of Company Common Stock pursuant to DGCL 262 and of any withdrawals of such demands, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of Company Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from Parent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Common Stock VWAP (rounded down to the nearest penny).

Section 2.2 [Reserved].

Section 2.3 Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company.

Section 2.4 Surrender and Exchange of Shares.

(a) Deposit of Merger Consideration. Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent’s election) representing the full number of whole shares of Parent Common Stock sufficient to deliver the stock portion of the aggregate Merger Consideration and (ii) cash in an amount sufficient to pay the cash portion of the aggregate Merger Consideration, in each case payable in the Merger to all holders of Company Common Stock (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto and including any amounts to be paid in cash in lieu of fractional shares in accordance with Section 2.1(d), the “Exchange Fund”).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event within five Business Days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon, (A) with respect to shares evidenced by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof) and (B) with respect to Book-Entry Shares, upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), as applicable, to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.1(d).

(c) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably and customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, within two Business Days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.4(c), each Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.4(d).

(d) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into cash and shares of Parent Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.4. After the surrender in accordance with this Section 2.4 of a share of Company Common Stock to be converted into cash and shares of Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Parent Common Stock represented by such share of Company Common Stock.

(e) No Further Ownership Rights in Company Common Stock. The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with this Section 2.4 (together with any dividends or other distributions to which such Certificates or Book-Entry

Shares become entitled in accordance with Section 2.4(d)), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund, and such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of the Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 2.1. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1, except as expressly provided for in this Agreement. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

(h) No Liability. None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent (without duplication) shall be entitled to deduct and withhold (or cause to be deducted or withheld) from the consideration otherwise payable to any holder of a Certificate or a Book-Entry Share pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Taxing Authority and, to the extent such amounts are paid over to the appropriate Taxing Authority, shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Book-Entry Share in respect of which such deduction or withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably satisfactory to Parent and the Exchange Agent, by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.4(g), Parent) shall deliver, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.5 Treatment of Company Equity Awards.

(a) Company RSUs. At the Effective Time, each award of Company RSUs that is outstanding immediately prior to the Effective Time other than awards of Director RSUs, shall be converted into an award covering that number of Parent restricted stock units of Parent Common Stock, rounded down to the nearest whole share, (“Converted RSUs”) equal to the product of (x) the number of shares of Company Common Stock subject to such award of Company RSUs (and, with respect to any Company RSUs that are subject to performance-vesting goals or metrics, the number of shares of Company Common Stock shall be determined based on the greater of the target or actual level of achievement of such goals or metrics immediately prior to the Effective Time, as determined by the Company Board or a committee thereof) and (y) the sum of (A) the Exchange Ratio, and (B) the quotient obtained by dividing (i) the Cash Consideration by (ii) the Parent Common Stock VWAP. Any Converted RSUs issued pursuant to this Section 2.5(a) shall be subject to the same terms and conditions as were applicable to such Company RSUs immediately prior to the Effective Time (including any applicable change of control or other accelerated vesting provisions, whether pursuant to an award agreement or any other agreement between the Company and any holder of any award of Company RSUs or pursuant to any other arrangement or plan applicable to any holder of an award of Company RSUs); provided that any Company RSUs, the vesting of which had been subject to performance goals or metrics prior to the Effective Time, shall cease to be subject to any such performance-vesting goals or metrics and shall, following the Effective Time, be subject solely to time- and service-based vesting.

(b) Director RSUs. At the Effective Time, each Director RSU (whether or not vested) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive the Merger Consideration in accordance with Section 2.1 as if such Director RSU had been settled in shares of Company Common Stock immediately prior to the Effective Time (the “Director RSU Consideration”). Parent shall cause the Surviving Corporation to pay to each holder of a Director RSU the Director RSU Consideration, less any applicable Taxes and without interest, within two Business Days following the Effective Time, subject to any delay required by the next sentence; provided that any such withholding Taxes required to be paid by or collected on behalf of such holder shall be satisfied by retaining a number of shares of Parent Common Stock having a fair market value (determined by reference to the closing price of a share of Parent Common Stock on the Closing Date) equal to the minimum statutory amount required to be withheld. Notwithstanding anything herein to the contrary, with respect to any Director RSU that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Benefit Plan that will not trigger a Tax or penalty under Section 409A of the Code.

(c) Involuntary Termination. Notwithstanding the vesting schedule and any other vesting conditions applicable to any Company RSUs or Converted RSUs, in the event that the employment of a Continuing Employee (other than any Continuing Employee that is a participant under the Company’s Change in Control Severance Plan (as amended, the “CIC Plan”) as of immediately prior to the Effective Time) (each such Continuing Employee, a “Covered Continuing Employee”) is terminated by the Company, Parent or their respective Subsidiaries without Cause (as defined in Section 2.5(c) of the Company Disclosure Letter) within the period beginning immediately following the Closing Date and ending on the date that is 12 months following the Closing Date (or, if earlier, December 31, 2022) (such termination, a “Qualifying Termination”), the vesting of each award of Converted RSUs resulting solely from a Company RSU that was outstanding and held by such Covered Continuing Employee as of the date of this Agreement (and not any other Converted RSUs) will accelerate as to: (A) if such Covered Continuing Employee’s Qualifying Termination occurs during calendar year 2021, the sum of: (x) 100% of the total number of Converted RSUs that otherwise would have vested during calendar year 2021 under the applicable vesting schedule in effect on the Closing had such Covered Continuing Employee remained employed with the Company, Parent or their respective Subsidiaries through the last applicable vesting date for such award in calendar year 2021 (and reduced by the total number of Converted RSUs that vested in calendar year 2021 prior to such Qualifying Termination plus (y) 50% of the total number of Converted RSUs that otherwise would have vested during calendar year 2022 under the applicable vesting schedule in effect on the Closing had such Covered Continuing Employee remained employed with the Company, Parent or their respective Subsidiaries through the last applicable vesting date for such award in calendar year 2022, or (B) if such Covered Continuing Employee’s Qualifying Termination occurs during calendar year 2022, 50% of the total number of Converted RSUs that otherwise would have vested during calendar year 2022 under the applicable vesting schedule in effect on the Closing had such Covered Continuing Employee remained employed with the Company, Parent or their respective Subsidiaries through the last applicable vesting date for such award in calendar year 2022 (and reduced by the total number of Converted RSUs that vested in calendar year 2022 prior to such Qualifying Termination). For the avoidance of doubt, this Section 2.5(c) shall not amend, modify, change or in any way limit any vesting acceleration provided for in any plan or arrangement maintained by the Company, Parent or any of their respective Subsidiaries or any agreement between the Company, Parent or any of their respective Subsidiaries, on the one hand, and any Continuing Employee, on the other hand.

(d) Company and Parent Actions. The Company shall take all actions reasonably necessary or advisable to effect the transactions contemplated by this Section 2.5 under all Company equity plans or any other plan or arrangement of the Company, including delivering all required notices, obtaining all necessary consents, and making any determinations and/or resolutions of the Company Board or a committee thereof. At or prior to the Effective Time, Parent shall take all actions necessary to reserve for issuance a number of shares of Parent Common Stock in respect of each Converted RSU. As soon as practicable on or following the Effective Time, but no later than three Business Days following the Effective Time, Parent shall file a registration statement on Form S-8, Form S-3 or Form S-1 (or any successor or other appropriate form), as applicable, with respect to the shares of Parent Common Stock subject to each such award of Converted RSUs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(e) ESPP. As soon as practicable following the date hereof, the Company Board or a committee thereof shall adopt resolutions to provide that each individual participating in an Offering (as defined in the ESPP) in progress on the date hereof shall not be permitted to (i) increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect as of the date hereof or (ii) make separate non-payroll contributions to the ESPP on or following the date hereof, except as may be required by applicable Law. Prior to the Effective Time, the Company shall take all actions that may be necessary to, effective upon the consummation of the Merger, (A) cause any Offering that would otherwise be outstanding at the Effective Time to terminate no later than five days prior to the date on which the Effective Time occurs; (B) make any pro rata adjustments that may be necessary to reflect the shortened Offering, but otherwise treat any shortened Offering as a fully effective and completed Offering for all purposes pursuant to the ESPP; and (C) cause the exercise (as of no later than one Business Day prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the ESPP.

Section 2.6 Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers and consistent with the terms and conditions of this Agreement, or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date hereof and after January 1, 2019 (excluding any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer, or other statements that are similarly nonspecific or predictive, cautionary, or forward-looking) or (y) as set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary (to the extent the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company Certificate and the Company Bylaws (collectively, the “Company Organizational Documents”), in each case, as amended through the date of this Agreement.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and no shares of preferred stock. As of March 2, 2021 (the “Company Capitalization Date”), (i) 24,463,754 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Common Stock were held in treasury. As of the Company Capitalization Date, 2,409,742 shares of Company Common Stock were reserved for issuance under Company equity plans (other than the ESPP), of which amount (A) 483,149 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSUs (other than performance-based awards and Director RSUs), (B) 157,647 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSUs that are performance-based awards (assuming performance is achieved at “target”), (C) 315,294 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSUs that are performance-based awards (assuming performance is achieved at “maximum”), and (D) 750 shares of Company Common Stock are issuable upon the settlement of outstanding Director RSUs. As of the Company Capitalization Date, 87,192 shares of Company Common Stock were reserved for issuance under the ESPP, and an aggregate of $4,370,400 was contributed by participants in the ESPP during the Offering that is currently outstanding under the ESPP.

(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance with respect to Company RSUs, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding equity securities of the Company and its Subsidiaries, where applicable, are duly authorized, validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, nonassessable and free of preemptive rights.

(c) Except as set forth in Section 3.2(a) (and other than the shares of Company Common Stock issued since the Company Capitalization Date pursuant to the terms of outstanding Company RSUs or pursuant to purchases under the ESPP), there are no outstanding shares of capital stock or other equity interests in the Company or subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

(d) The Company or one of its direct or indirect wholly owned Subsidiaries owns all of the outstanding shares of capital stock or other equity interests of all Subsidiaries of the Company.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement, and, subject to receipt of approval of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), and the occurrence of the shareholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act, regardless of the outcome of such vote (the “Company Stockholder Advisory Vote”), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been or shall be duly and validly authorized by the Company Board and, except for the Company Stockholder Approval (and the occurrence of the Company Stockholder Advisory Vote) and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company’s securityholders are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board has unanimously (i) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Merger are advisable to, and in the best interests of, the Company and its stockholders, (iii) approved the execution, delivery and performance of this Agreement and the Merger, and (iv) resolved that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties thereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of Nasdaq, (vi) the HSR Act and each of the other Antitrust Laws set forth in Section 3.3(b)(vi) of the Company Disclosure Letter, and (vii) the Company Stockholder Approval (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(c), no other authorization, consent, order, license, Permit or approval (“Consent”) of, or registration, declaration, notice or filing (“Filing”) with, any United States, state of the United States or local, foreign or multi-national governmental or regulatory agency, commission, court or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such Consents or Filings as are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained and the Company Credit Agreement is terminated and repaid in full prior to the Effective Time) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Company Real Property Lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (excluding, in each case, transfer restrictions of general applicability pursuant to any securities Laws) (each, a “Lien”) other than Permitted Liens (provided that no Lien shall be deemed created by this Agreement), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case, as amended or restated, of the Company or any of its Subsidiaries, (iii) subject to obtaining the Consents set forth in Section 3.3(c)(iii) of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the loss of any material benefit or the imposition of any material liability under, any Company Material Contract, or (iv) conflict with or violate any applicable Laws, except for such conflict or violation as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC” and all such forms, documents and reports, the “Company SEC Documents”) since January 1, 2018. As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. None of the Company’s Subsidiaries are, or at any time since January 1, 2018 have been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the “Company Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto, or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements or other Company SEC Documents.

Section 3.5 Absence of Certain Changes or Events.

(a) From January 1, 2020, through the date of this Agreement, the businesses of each of the Company and its Subsidiaries, as applicable, have been conducted in all material respects in the Ordinary Course of Business, and none of the Company or any Subsidiary of the Company has undertaken any action that, if taken, during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (i) through (vi), (ix), (x) or (xv) (solely as it relates to clauses (i) through (vi), (ix), or (x)) of Section 5.1(b).

(b) Since January 1, 2020, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended October 3, 2020, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, in each case, that was disclosed to the Company’s auditors or the audit committee of the Company Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof. The Company maintains a system of internal accounting controls designed to provide reasonable assurances regarding transactions being executed in accordance with management’s general or specific authorization, the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

Section 3.7 No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations arising under or in accordance with this Agreement, (iii) liabilities or obligations incurred in the Ordinary Course of Business since October 4, 2020, and (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the

“Company Permits”), except where the failure to possess or file the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. The Company and each of its Subsidiaries is in material compliance with the terms and requirements of all Company Permits, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance, and have since January 1, 2018 complied, with all applicable Laws relating to privacy, data protection or information security regarding Personal Data (collectively, “Data Privacy Laws”); (ii) neither the Company nor any of its Subsidiaries has, since January 1, 2018, received any written notice from any applicable Governmental Entity alleging any violation of applicable Data Privacy Laws by the Company, any of its Subsidiaries or, to the knowledge of the Company, any third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of the Company or any of its Subsidiaries (“Company Data Processors”), nor has the Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) the Company and each of its Subsidiaries have, since January 1, 2018, taken commercially reasonable steps (including, as appropriate, implementing reasonable technical, physical or administrative safeguards) designed to protect Personal Data in their possession or under their control against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of the Company, since January 1, 2018, there has been no incident of the same, or of the same with respect to any Personal Data maintained or otherwise processed for or on behalf of the Company or its Subsidiaries; (iv) the Company and each of its Subsidiaries have, since January 1, 2018, taken commercially reasonable steps with respect to all Company Data Processors to obligate such persons to comply in material respects with applicable Data Privacy Laws and to take reasonable steps to protect and secure Personal Data from loss or unauthorized use, access, modification or disclosure; and (v) the execution, delivery and performance of this Agreement complies with all Laws relating to privacy, data protection or information security regarding Personal Data (including the General Data Protection Regulation (EU) 2016/679, the Data Protection Act 2018 (UK), and the California Consumer Protection Act) and the Company’s and each of its Subsidiaries’ applicable published policies, statements, and notices relating to privacy, data protection or information security regarding Personal Data.

Section 3.9 Environmental Matters. The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that the Company or any of its Subsidiaries is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there has been no release of any Hazardous Materials by the Company or any of its Subsidiaries at, to or from any facilities currently or formerly owned or leased by the Company or any of its Subsidiaries or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by the Company or any of its Subsidiaries and, in each case, for which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability. Neither the Company nor any of its Subsidiaries has, either through Contract or by operation of law, assumed or agreed to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other person with respect to any liabilities arising under Environmental Laws except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent all material environmental assessment reports, investigations and audits in its possession or control, which relate to environmental matters for which the Company may reasonably be expected to have any material liability with respect to the Company and its Subsidiaries’ business and operations, including any such documents relating to the Company Owned Real Property and the Company Leased Real Property. The representations and warranties set forth in this Section 3.9, Section 3.3(b), Section 3.4, Section 3.5, Section 3.7 and Section 3.19 are the Company’s sole and exclusive representations and warranties relating to Environmental Laws or liabilities relating to the release or disposal of Hazardous Materials.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter lists each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan, if written (including all material amendments thereto), (ii) a written summary, if the Company Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the most recent annual reports (Form 5500) filed with the IRS, (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, and (viii) the most recent audited financial statement and/or actuarial valuation.

(b) Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, (i) each Company Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP. As of the date hereof, there are no pending claims or claims threatened in writing (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each Company Benefit Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the knowledge of the Company, there is no reason why any such determination letter should be revoked or not be issued or reissued.

(d) With respect to any Company Benefit Plan subject to Title IV of ERISA to which the Company, its Subsidiaries or any of their respective ERISA Affiliates has any liability or contributes: (i) since January 1, 2016, no such Company Benefit Plan has been terminated so as to result or reasonably be likely to result, directly or indirectly, in a material liability to the Company or any of its ERISA Affiliates under Title IV of ERISA; (ii) no proceeding has been initiated by the Pension Benefit Guaranty Corporation to terminate any such Company Benefit Plan or to appoint a trustee for any such Company Benefit Plan; (iii) if any such Company Benefit Plan were to be terminated as of the Closing Date or if any person were to withdraw from such Company Benefit Plan, none of the Company or any of its ERISA Affiliates would incur, directly or indirectly, any material liabilities under Title IV of ERISA; (iv) no “reportable event” (as defined in Section 4043 of ERISA) for which notice has not been waived has occurred with respect to any such Company Benefit Plan within the past 12 months that, individually or in the aggregate, would result in material liabilities to the Company and any of its Subsidiaries, taken as a whole; and (v) satisfies the minimum funding standards of Section 302 of ERISA and Section 412 of the Code, whether or not waived, and none of the Company or any of its ERISA Affiliates has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

(e) Neither the Company, nor its Subsidiaries nor any of their respective ERISA Affiliates has, at any time since January 1, 2016, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or Multiple Employer Plan.

(f) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan, or (iv) result in any payment to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(h) Except as would not, either individually or in the aggregate, reasonably be expected to result in material liability to the Company or its Subsidiaries, each Company Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 3.11 Labor and Employment Matters.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a list of all local collective bargaining agreements, excluding any national, industry or sector-level collective bargaining agreements, to which the Company or any of its Subsidiaries is a party. No strike, material work slowdown, work stoppage, or unfair labor practice against the Company or any of its Subsidiaries is pending, or to knowledge of the Company, threatened. To the knowledge of the Company, no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries are pending or threatened. No labor union or works council currently represents any employees of the Company or any of its Subsidiaries in connection with their employment with the Company or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to all employees, independent contractors, and other service providers of the Company and its Subsidiaries.

(c) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Entity pertaining to the employment practices or actions of the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries and (ii) to the Company’s knowledge, no complaints or charges relating to employment practices or actions of the Company or any of its Subsidiaries have been made since January 1, 2018 to any Governmental Entity or submitted to the Company or any of its Subsidiaries.

(d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries is party to a settlement agreement with any employee of the Company or any of its Subsidiaries that involves material allegations of sexual harassment by any employee of the Company or any of its Subsidiaries at the level of Senior Vice President or above. To the knowledge of the Company, no material allegations of sexual harassment are pending against any employee of the Company or any of its Subsidiaries at the level of Senior Vice President or above in his or her capacity as such.

Section 3.12 Investigations; Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.13 Information Supplied. The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the Share Issuance (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The information supplied or to be supplied by the Company for inclusion in the joint proxy statement/prospectus included in the Form S-4 (the “Joint Proxy Statement/Prospectus”) will not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein.

Section 3.14 Anti-Bribery.

(a) Other than as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, neither the Company nor its Subsidiaries or controlled Affiliates (including their respective officers, directors, employees and, to the knowledge of the Company, agents or other persons acting on behalf of the Company or any of its Subsidiaries or controlled Affiliates), has taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder, the U.K. Bribery Act 2010, or any other applicable Laws regarding anti-corruption or anti-bribery (collectively, “Anti-Corruption Laws”).

(b) Other than as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, neither the Company nor its Subsidiaries or its controlled Affiliates has been subject to any actual, pending or, to the knowledge of the Company, threatened, civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company, its Subsidiaries or controlled Affiliates, in each case in any way relating to Anti-Corruption Laws, nor is there any basis therefor. The Company and each of its Subsidiaries and controlled Affiliates have established and maintain compliance programs and reasonable internal controls and procedures reasonably designed to ensure the Company, its Subsidiaries and its controlled Affiliates (including any of their officers, directors, employees, agents or other persons acting on their behalf) do not violate the Anti-Corruption Laws. For purposes of this Section 3.14, the term “Governmental Entity” shall also include any supra-national or public international organization (e.g., the World Bank, the Red Cross, etc.), or any legislative body or committee, division, political party, royal family, or government-owned or controlled enterprise.

Section 3.15 Exports & Sanctions. Other than as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2016, the Company and its Subsidiaries have conducted all transactions in compliance with all applicable U.S. import, export, and trade sanctions Laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and all comparable applicable import and export laws and regulations outside the United States in each country where the Company and its Subsidiaries conduct business.

Section 3.16 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), (iii) there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) no claim has been made in writing or, to the Company’s knowledge, otherwise, by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a certain type that the Company or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction, (vii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (viii) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company or commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, by Contract (other than commercial Contracts not primarily related to Taxes and entered into in the ordinary course of business) or otherwise, and (ix) neither the Company nor any of its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity, in each case, that could reasonably be expected to affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.

(b) None of the Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(c) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof or that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(d) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.16, Section 3.4, Section 3.5 (to the extent relating to Taxes), and Section 3.10 (to the extent relating to Taxes) are the sole and exclusive representations and warranties of the Company with respect to Taxes.

Section 3.17 Real Property.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) either the Company or a Subsidiary of the Company has good and valid title, subject to Permitted Liens, to each material Real Property owned by the Company or any Subsidiary of the Company (such owned property collectively, the “Company Owned Real Property”); and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, material sublease and other material agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any Real Property (such property, the “Company Leased Real Property” and such leases, subleases and other agreements, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens and any Lien encumbering the interest of the landlord thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Real Property Lease and each Company Sublease (defined below) is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions. Except as would not reasonably be expected to have a Company Material Adverse Effect, no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord, sublandlord or subtenant thereunder (as applicable), exists under any Company Real Property Lease or Company Sublease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease or Company Sublease.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property (collectively, the “Company Subleases,” and the Real Property subject to a Company Sublease, the “Company Subleased Real Property”) that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon; and (ii) there are no outstanding (A) options or (B) rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein.

(c) Section 3.17(c) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) each Company Owned Real Property, including the address thereof and the identity of the Company or its Subsidiary that owns such property, and (ii) each Company Leased Real Property and Company Subleased Real Property, including the address thereof and the identity of the Company or its Subsidiary that is a party to the applicable Company Real Property Lease or Company Sublease with respect to such property.

Section 3.18 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, to the Company’s knowledge (a) all insurance policies held by the Company or any of its Subsidiaries for the benefit of the Company or any of its Subsidiaries as of the date hereof (each, a “Company Insurance Policy”) are in full force and effect and provide insurance in such amounts and against such risks as the Company has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, (b) all premiums due and payable in respect of such insurance policies have been timely paid, (c) neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any such insurance policies, (d) neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any Company Insurance Policy, (e) neither the Company nor any of its Subsidiaries is in breach or default under any Company Insurance Policy, and (f) there is no claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy as to which coverage has been denied.

Section 3.19 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the Company Real Property Leases, the Company Subleases and agreements filed as exhibits to the Company SEC Documents (including those that are filed with the SEC at any time prior to the date hereof and incorporated by reference thereto), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract with any Top Company Customer or Top Company Vendor pursuant to which material payments are to be made or received by the Company or any of its Subsidiaries or material obligations of the Company or any of its Subsidiaries will remain outstanding after the date of this Agreement, other than with respect to commercial product Warranties on customary terms;

(iii) any Contract under which the Company or any of its Subsidiaries has continuing indemnification, earnout or similar obligations to or by any third person which are material to the Company and its Subsidiaries, taken as a whole, other than those entered into on customary terms in connection with the distribution, sale or license of the Company’s products in the Ordinary Course of Business and other than any such Contracts that may be cancelled without liability to the Company or its Subsidiaries upon notice of 90 days or less;

(iv) any Contract concerning the acquisition or divestiture of any entity or any business (or all or substantially all of the assets of any entity or any business), or any investment in, or acquisition or divestiture of any security of, any entity, by the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries has any material continuing obligations;

(v) any Contract for capital expenditures involving payments of more than $4,000,000 individually or $8,000,000 in the aggregate, by or on behalf of the Company or any of its Subsidiaries, for which reserves have not already been established in the financial statements of the Company and its Subsidiaries;

(vi) any Contract which is material to the operations of the Company and its Subsidiaries, taken as a whole, involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any person;

(vii) any Contract relating to indebtedness for borrowed money in an amount in excess of $5,000,000 individually;

(viii) any Contract with any Top Company Customer or Top Company Vendor containing any, or, to the knowledge of the Company, any other material Contract containing any material, covenants, commitments, or other obligations by the Company or any of its Subsidiaries (A) not to compete with any person in a line of business or activity, (B) not to engage in any line of business or activity in any geographic location in a line of business, activity or geographic location, (C) granting any exclusive rights to any third party, (D) including “take or pay,” “sole source” or “requirements” obligations, (E) granting any “most favored pricing” or similar terms to any third party, or (F) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies, in each case, other than any such Contracts (x) that may be cancelled without material liability to the Company or any of its Subsidiaries upon notice of 180 days or less, or (y) which are not material to the Company and its Subsidiaries, taken as a whole;

(ix) any Contract disclosed or required to be disclosed on Section 3.20(g) of the Company Disclosure Letter;

(x) any Order or settlement or conciliation agreement entered into since January 1, 2018, other than (A) releases immaterial in nature and amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business or (B) settlement agreements which would not require the Company to pay consideration in excess of $2,000,000;

(xi) any Contract evidencing an outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in, any person (other than the Company or any other Subsidiary of the Company) of more than $5,000,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the Ordinary Course of Business);

(xii) each Material Government Contract (excluding any Government Contracts with universities or similar institutions on customary and reasonable terms); and

(xiii) any Contract not described above and pursuant to which the Company or any of its Subsidiaries has paid or received payments in excess of $5,000,000 in the most recent fiscal year, or is obligated to pay or entitled to receive payments in excess of $5,000,000 in the 12-month period following the date hereof, in each case, other than (A) Contracts solely between the Company and a wholly owned (direct or indirect) Subsidiary of the Company or solely between wholly owned (direct or indirect) Subsidiaries of the Company, (B) Contracts with customers, suppliers, vendors, or third-party service providers entered into in the Ordinary Course of Business on reasonable terms or (C) Government Contracts.

Each contract of any of the types referred to in clauses (i) through (xiii) above in existence as of the date of this Agreement is referred to herein as a “Company Material Contract.”

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and (ii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.20 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries solely and exclusively own the Intellectual Property owned (or purported to be owned) by the Company and its Subsidiaries (“Company Owned IP”), free and clear of all Liens other than Permitted Liens. All material issued patents, all registered copyrights and all registered trademarks that are registered or filed in the name of the Company or any of its Subsidiaries are subsisting and, to the knowledge of the Company, valid and enforceable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Owned IP is not subject to any outstanding consent, settlement, Lien (other than Permitted Liens), decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the businesses of the Company and its Subsidiaries as currently conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (i) the conduct of the business of the Company and its Subsidiaries as conducted since January 1, 2018 and as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since January 1, 2018 through the date of this Agreement, the Company has not received any written claim alleging any such infringement, misappropriation or other violation. Since January 1, 2018 through the date of this Agreement, there is no and has not been any legal proceeding brought by a third party against the Company or any of its Subsidiaries (or against another person who has sought indemnification from the Company or any of its Subsidiaries in connection with such legal proceeding) with respect to any material alleged infringement or other material violation by the Company, its Subsidiaries, any of its or their current products or services, or other operation of the Company’s or any of its Subsidiaries’ businesses, of the Intellectual Property of such third party, that is outstanding and unresolved as of the date of this Agreement, or which, if resolved, has resulted in any material liability or obligation (including ongoing payment), or the resolution of which required granting any license under any Company Owned IP.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, to the knowledge of the Company, no person or entity is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have, since January 1, 2018 through the date of this Agreement, brought (or asserted or threatened in writing) any claim against any person alleging that such person is infringing or misappropriating any material Company Owned IP, that is outstanding and unresolved as of the date of this Agreement.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to protect all material trade secrets of the Company or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, there have been no unauthorized uses or disclosures of any such trade secrets, and (ii) none of the Company or its Subsidiaries have published, provided or disclosed, nor are the Company or its Subsidiaries under any present or contingent obligation to so publish, provide or disclose, any software source code for Company Owned IP, including through or in connection with any agreement requiring the Company or any of its Subsidiaries to place any software source code in escrow.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries have received any support, funding, resources or assistance from any Governmental Entity, or from any university, college, other academic institutions, or non-profit research centers in the development of any Intellectual Property owned by the Company or its Subsidiaries, that resulted in, or is reasonably expected to result in, such third-parties being granted any rights or licenses to, or ownership interest in, any such Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no rights have been granted to any Governmental Entity with respect to any Company Owned IP other than substantially the same standard commercial rights as are granted by the Company to commercial end users in the Ordinary Course of Business.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other person any license or other right to any Company Owned IP.

(g) Section 3.20(g)(i) of the Company Disclosure Letter sets forth a complete list of all Contracts pursuant to which a third person has licensed to the Company or its Subsidiary any material Intellectual Property, excluding any Immaterial License or licenses for open source software, licenses to commercially available off-the-shelf software or commercially available technology (including IP blocks) used in the general operation of the business and granted for an annual aggregate fee of less than $5,000,000. Section 3.20(g)(ii) of the Company Disclosure Letter sets forth a complete list of all Contracts pursuant to which the Company or its Subsidiaries have licensed to any third party any material Company Owned IP, excluding Immaterial Licenses.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth in Section 3.20(h) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement and such other agreements, documents and instruments to be executed and delivered after the date hereof, nor the consummation of the transactions contemplated hereby or thereby will: (i) violate or result in the breach, cancellation, termination or suspension of, or acceleration of any payments under any Contract set forth in Section 3.20(g) of the Company Disclosure Letter; (ii) result in the Company or its Subsidiaries transferring any material Company Owned IP to any third party or granting to any third party any rights or licenses to any material Company Owned IP; or (iii) the imposition of any Lien (other than Permitted Liens) on any Company Owned IP. None of the Company or its Subsidiaries is a party to any Contract pursuant to which, as a result of the execution, delivery and performance of this Agreement and such other agreements, documents and instruments as are to be executed and delivered after the date hereof in connection with this Agreement, or the consummation of the transactions contemplated hereby or thereby, will result in Parent or any of its Subsidiaries being (A) required to grant any Top Company Customer or any Top Company Vendor any rights to, licenses to or under, or immunities to (including any covenant not to sue relating to) any of Parent’s or any of its Subsidiaries’ material Intellectual Property, (B) bound by, or subject to, any material noncompetition, non-solicitation, exclusivity or other material restriction on the operation or scope of their respective business, or (C) obligated to pay any material incremental royalties or other material amounts, offer any material incremental discounts or being bound by any “most favored pricing” terms to any third party.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have not taken any action with respect to open source software that has required the Company or any of its Subsidiaries under any applicable open source license, to (i) grant to any other person any license under any patent included in the Company Owned IP, or (ii) license, disclose, or distribute any material software included in the Company Owned IP in source code form, for the purpose of preparing derivative works, or for little or no fee.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the information technology systems (“IT Systems”) used by the Company and its Subsidiaries are designed, implemented, operated and maintained in accordance with reasonable and customary industry standards and practices for entities operating businesses similar to the business of the Company and its Subsidiaries, including with the respect to redundancy, reliability, scalability and security, and constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company and its Subsidiaries as conducted in the 12 months prior to the date of this Agreement. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that their IT Systems are free from viruses, contaminants and other harmful code, (ii) the Company and its Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for their businesses and have taken all reasonable steps to safeguard the security and the integrity of their IT Systems, and (iii) there has been no failure, breakdown, loss or impairment of, or any unauthorized intrusions or breaches of the security with respect to the IT Systems used by the Company or any of its Subsidiaries that (A) has resulted in a disruption or interruption in the operation of the business of the Company or its Subsidiaries or (B) to the knowledge of the Company, has resulted in loss, unauthorized access to, or unauthorized modification or disclosure of any confidential information of or maintained by, for or on behalf of the Company or its Subsidiaries.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there exist no facts, and no events have occurred, that would reasonably be expected to form the basis of any present or future claim against the Company or its Subsidiaries, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any breach of Warranties of the Company. “Warranties” shall mean all obligations to service, repair (including to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express or implied warranties made or deemed made in connection with the provision, license or sale of products.

Section 3.21 Customers; Vendors.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a list of the Top Company Customers. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Top Company Customer that such Top Company Customer shall not continue as a customer of the Company and its Subsidiaries or that such Top Company Customer intends to terminate, not renew or materially amend existing Contracts with the Company or any of its Subsidiaries or otherwise materially modify its business relationship with the Company and its Subsidiaries, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b) Section 3.21(b) of the Company Disclosure Letter sets forth a list of the Top Company Vendors. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Top Company Vendor that such Top Company Vendor shall not continue as a supplier, vendor, or third-party service provider to the Company and its Subsidiaries or that such Top Company Vendor intends to terminate, not renew, or materially amend existing Contracts with the Company or any of its Subsidiaries or otherwise materially modify its business relationship with the Company and its Subsidiaries, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

Section 3.22 Government Contracts.

(a) The Company has delivered or made available to Parent prior to the date of this Agreement complete and correct copies of each Material Government Contract.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) None of the Company or any of its Subsidiaries is in breach of or default under the terms of any Material Government Contract;

(ii) To the knowledge of the Company, each Material Government Contract was legally awarded and is binding on the parties thereto;

(iii) To the knowledge of the Company, no Material Government Contract is subject to termination solely based on the consummation of the transactions contemplated by this Agreement due to any change in status or prohibition on any change of control provision set forth in such Material Government Contract;

(iv) The representations, certifications and warranties made by the Company and its Subsidiaries with respect to Material Government Contracts were accurate as of their effective dates;

(v) None of the Company or any of its Subsidiaries has received any written show cause, cure, deficiency, default, termination for convenience, bid protest, offset, disallowed, disputes or similar notice relating to any current Material Government Contract; and

(vi) To the knowledge of the Company, no event, condition or omission has occurred or currently exists including any prohibitions on contracting with debarred, suspended or ineligible persons that would constitute grounds for termination of any Material Government Contract.

(c) The Company and its Subsidiaries possess all facility security clearances and personnel security clearances necessary to conduct the business as it is currently being conducted as of the date hereof in all material respects and the Company and its Subsidiaries are in compliance in all material respects with the requirements applicable to the facility security clearances, including those set forth in the National Industrial Security Program Operating Manual and the provisions of all applicable DD254 forms. The Company has no knowledge of any pending revocation of any facility clearance of the Company or any Subsidiary of the Company or any pending revocation of any personnel security clearance of any employee of the Company or any Subsidiary.

(d) (i) None of the Company or its Subsidiaries, nor, to the knowledge of the Company, any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any of its Subsidiaries, is currently debarred, suspended or otherwise excluded from bidding on or participating in the award of any U.S. Government Contract.

(ii) To the knowledge of the Company, none of the Company or its Subsidiaries, nor any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any of its Subsidiaries, is currently debarred, suspended or otherwise excluded from bidding on or participating in the award of any non-U.S. Government Contract (except where such exclusion is related to the application of local bidding rules applicable to all bidders similarly situated to the Company or its Subsidiaries).

(e) Since January 1, 2018, none of the Company or its Subsidiaries has undergone or is currently undergoing any internal or external regulatory audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts, other than in the ordinary course of business.

Section 3.23 Finders or Brokers. Except for BofA Securities, Inc. ( “BofA”) and Credit Suisse Securities (USA) LLC (“Credit Suisse” and, together with BofA, the “Company Financial Advisors”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated by this Agreement.

Section 3.24 Opinion of Financial Advisors. The Company Board has received the opinion of each of the Company Financial Advisors to the effect that, as of the date thereof and on the basis of and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than the holders of any Cancelled Shares or Dissenting Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of each said written opinion to Parent solely for informational purposes. The Company and Parent have been authorized by each of the Company Financial Advisors to permit the inclusion of such written opinion of the applicable Company Financial Advisor in its entirety and references thereto in the Form S-4 and the Joint Proxy Statement/Prospectus, subject to prior review and consent by the applicable Company Financial Advisor.

Section 3.25 Takeover Laws. Assuming the accuracy of the representation contained in Section 4.19, the Company Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable Takeover Laws (including Section 203 of the DGCL (“DGCL 203”)) and any similar provisions in the Company Certificate or the Company Bylaws. Assuming the accuracy of the representations and warranties contained in Section 4.19, as of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 3.26 Affiliate Transactions. To the knowledge of the Company, no officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) with the exception of liabilities incurred in the Ordinary Course of Business, owes money to, or is owed money by, the Company or its Subsidiaries, or (c) is a party to or the beneficiary of any Contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Company SEC Documents, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

Section 3.27 No Additional Representations. Except for the representations and warranties contained in Article IV or in any certificates delivered by Parent in connection with the Merger, the Company acknowledges that neither Parent nor Merger Sub nor any person on behalf of Parent or Merger Sub makes, and none of the Company or any person acting on behalf of the Company, has relied or is relying upon, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV, neither Parent, Merger Sub nor any other person will have or be subject to any liability or obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Company or any other person for purposes of, or in expectation of, the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (x) as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date hereof and after January 1, 2019 (excluding any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer, or other statements that are similarly nonspecific or predictive, cautionary, or forward-looking) or (y) as set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries.

(a) Parent is a corporation duly incorporated and presently subsisting under the Laws of the Commonwealth of Pennsylvania. Merger Sub is a corporation duly incorporated duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary (to the extent the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has made available to the Company, prior to the date of this Agreement, a true and complete copy of its certificate of incorporation and bylaws (collectively, the “Parent Organizational Documents”), in each case, as amended through the date of this Agreement.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 300,000,000 shares of common stock, no par value per share (the “Parent Common Stock”), and 5,000,000 shares of preferred stock, no par value per share (“Parent

Preferred Stock”), of which 2,300,000 shares are designated Series A Mandatory Convertible Preferred Stock (“Parent Mandatory Convertible Preferred Stock”) and of which 300,000 shares are designated Series One Preferred Stock (“Parent Series One Preferred Stock”). As of February 26, 2021 (the “Parent Capitalization Date”), (i) 104,828,047 shares of Parent Common Stock were issued and outstanding, (ii) 13,484,634 shares of Parent Common Stock were held in treasury, (iii) 2,300,000 shares of Parent Mandatory Convertible Preferred Stock were issued or outstanding and (iv) no shares of Parent Series One Preferred Stock were issued and outstanding. As of the Parent Capitalization Date, 13,867,704 shares of Parent Common Stock were reserved for issuance under Parent equity plans, of which amount (A) 2,714,466 shares of Parent Common Stock are issuable upon the exercise of options to purchase or acquire shares of Parent Common Stock (each a “Parent Option”), (B) 3,095,514 shares of Parent Common Stock are issuable upon the settlement of outstanding Parent RSUs (with respect to performance-based awards, assuming performance is achieved at “target”), and (C) 518,309 shares of Parent Common Stock are subject to performance share awards (with respect to performance-based awards, assuming performance is achieved at “target”). As of the Parent Capitalization Date, (A) up to 8,914,798 shares of Parent Common Stock may be issuable upon conversion of the then outstanding shares of Parent Mandatory Convertible Preferred Stock, (B) up to 7,330,940 shares of Parent Common Stock may be issuable upon conversion of the then outstanding Parent Convertible Notes and (C) up to 74,814 shares of Parent Common Stock may be issuable upon conversion of the then outstanding Finisar Convertible Notes.

(b) All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the terms of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(c) Except as set forth in Section 4.2(a) (and other than shares of Parent Common Stock issued since the Parent Capitalization Date pursuant to the terms of outstanding Parent stock awards or in respect of any outstanding shares of Parent Mandatory Convertible Preferred Stock or any Parent Convertible Notes or Finisar Convertible Notes), as of the date hereof, there are no outstanding shares of capital stock or other equity interests in Parent or subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of approval of the Share Issuance by the affirmative vote of a majority of votes cast by holders of Parent Common Stock (the “Parent Stockholder Approval”) present at a meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”), to consummate the transactions contemplated hereby and thereby, including the Mergers. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors (or equivalent) of each of Parent and Merger Sub, and except for the Parent Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of either Parent or Merger Sub or vote of Parent’s securityholders are necessary to authorize the consummation of the Merger and the transactions contemplated hereby. The Parent Board has unanimously (i) determined that this Agreement and the Merger are in the best interests of Parent and its stockholders, (ii) approved the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby (including the Merger and the Share Issuance), and (iii) resolved to recommend the approval by its stockholders of the Share Issuance and submit the Share Issuance to the stockholders of Parent for approval (the “Parent Recommendation”). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of Parent or Merger Sub, as the case may be, enforceable against each of them, in accordance with their terms, except as such enforcement may be subject to the Remedies Exceptions.

(b) The board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Merger are in its and its sole stockholder’s, best interests, (ii) approved the execution, delivery and performance by it of this Agreement and (iii) recommended the adoption of this Agreement by its sole stockholder. Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein, and has adopted this Agreement.

(c) Other than in connection with or in compliance with (i) the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of Nasdaq, (vi) the HSR Act and each of the other Antitrust Laws set forth in Section 3.3(b)(vi) of the Company Disclosure Letter and (vii) the Parent Stockholder Approval (collectively, the “Parent Approvals”), and subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no other Consent of, or Filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such Consents or Filings as are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Mergers and the other transactions contemplated by this Agreement and which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Parent Real Property Lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens (provided that no Lien shall be deemed created by this Agreement), in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case, as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Merger Sub. Merger Sub is a wholly owned direct or indirect subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.5 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries have filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2018 (all such forms, documents and reports, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes- Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. None of Parent’s Subsidiaries is, or at any time since January 1, 2018 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

(d) Neither Parent nor any of its Subsidiaries is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or other Parent SEC Documents.

Section 4.6 Absence of Certain Changes or Events.

(a) From January 1, 2020, through the date of this Agreement, the businesses of each of Parent and its Subsidiaries, as applicable, have been conducted in all material respects in the Ordinary Course of Business, and none of Parent or any Subsidiary of Parent has undertaken any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (i) through (v) or (ix) (solely as it relates to clauses (i) through (v)) of Section 5.2(b).

(b) Since January 1, 2020, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, in each case, that was disclosed to Parent’s auditors or the audit committee of the Parent Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof. Parent maintains a system of internal accounting controls designed to provide reasonable assurances regarding transactions being executed in accordance with management’s general or specific authorization, the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements.

Section 4.8 No Undisclosed Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations arising under or in accordance with this Agreement, (iii) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2019, and (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 Compliance with Laws; Permits.

(a) Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of any Laws, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except where such violation or failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Parent material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to possess or file the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Parent and each of its Subsidiaries are in material compliance with the terms and requirements of all Parent Permits, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and each of its Subsidiaries are in compliance, and have since January 1, 2018 complied, with all applicable Data Privacy Laws; (ii) neither Parent nor any of its Subsidiaries has, since January 1, 2018, received any written notice from any applicable Governmental Entity alleging any violation of applicable Data Privacy Laws by Parent, any of its Subsidiaries or, to the knowledge of Parent, any third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Parent or any of its Subsidiaries (“Parent Data Processors”), nor has Parent or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) Parent and each of its Subsidiaries have, since January 1, 2018, taken commercially reasonable steps (including, as appropriate, implementing reasonable technical, physical or administrative safeguards) designed to protect Personal Data in their possession or under their control against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of Parent, since January 1, 2018, there has been no incident of the same, or of the same with respect to any Personal Data maintained or otherwise processed for or on behalf of Parent or its Subsidiaries; (iv) Parent and each of its Subsidiaries have, since January 1, 2018, taken commercially reasonable steps with respect to Parent Data Processors to obligate such persons to comply in all material respects with applicable Data Privacy Laws and to take reasonable steps to protect and secure Personal Data from loss or unauthorized use, access, modification or disclosure; and (v) the execution, delivery and performance of this Agreement complies with all applicable Data Privacy Laws (including the General Data Protection Regulation (EU) 2016/679, the Data Protection Act 2018 (UK), and the California Consumer Protection Act) and Parent’s and each of its Subsidiaries’ applicable published policies, statements, and notices relating to privacy, data protection or information security regarding Personal Data.

Section 4.10 Environmental Matters. Parent and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by Parent and each of its Subsidiaries of all Parent Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, in each case, except as, individually or in the aggregate, has not had a would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that Parent or any of its Subsidiaries is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there has been no release of any Hazardous Materials by Parent or any of its Subsidiaries at, to or from any facilities currently or formerly owned or leased by Parent or any of its Subsidiaries or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by Parent or any of its Subsidiaries and, in each case, for which Parent or any of its Subsidiaries would reasonably be expected to be subject to any material liability. Neither Parent nor any of its Subsidiaries has, either through Contract or by operation of law, assumed or agreed to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other person with respect to any liabilities arising under Environmental Laws except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company all material environmental assessment reports, investigations and audits in its possession or control, which relate to environmental matters for which Parent may reasonably be expected to have any material liability with respect to Parent and its Subsidiaries’ business and operations. The representations and warranties set forth in this Section 4.10, Section 4.3(b), Section 4.5, Section 4.6 and Section 4.8 are Parent’s and Merger Sub’s sole and exclusive representations and warranties relating to Environmental Laws or liabilities relating to the release or disposal of Hazardous Materials.

Section 4.11 Employee Benefit Plans.

(a) Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to Parent and its Subsidiaries, (i) each Parent Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Parent in accordance with GAAP. As of the date hereof, there are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since January 1, 2016, no Parent Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of Parent or any of its ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(c) Neither Parent, nor its Subsidiaries nor any of their respective ERISA Affiliates has, at any time since January 1, 2016, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or Multiple Employer Plan.

(d) The execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to any severance pay or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer or (iii) trigger any funding obligation under any Parent Benefit Plan.

(e) No Parent Benefit Plan provides for, and neither Parent nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(f) Except as would not, either individually or in the aggregate, reasonably be expected to result in material liability to Parent or its Subsidiaries, each Parent Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 4.12 Labor and Employment Matters.

(a) Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council agreement or similar labor-related agreement or arrangement. No strike, material work slowdown, work stoppage, or unfair labor practice against Parent or any of its Subsidiaries is pending, or to knowledge of Parent, threatened. To the knowledge of Parent, no activities or proceedings of any labor union to organize any employees of Parent or any of its Subsidiaries are pending or threatened. No labor union or works council currently represents any employees of Parent or any of its Subsidiaries in connection with their employment with Parent or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, Parent and each of its Subsidiaries is in compliance with all applicable Laws respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to all employees, independent contractors, and other service providers of Parent and its Subsidiaries.

(c) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Entity pertaining to the employment practices or actions of Parent or any of its Subsidiaries or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries and (ii) to Parent’s knowledge, no complaints or charges relating to employment practices or actions of Parent or any of its Subsidiaries have been made since January 1, 2018 to any Governmental Entity or submitted to Parent or any of its Subsidiaries.

(d) To the knowledge of Parent, neither Parent nor any of its Subsidiaries is party to a settlement agreement with any employee of Parent or any of its Subsidiaries that involves material allegations of sexual harassment by any employee of Parent or any of its Subsidiaries at the level of Senior Vice President or above. To the knowledge of Parent, no material allegations of sexual harassment are pending against any employee of Parent or any of its Subsidiaries at the level of Senior Vice President or above in his or her capacity as such.

Section 4.13 Investigations; Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

Section 4.14 Information Supplied. The information supplied or to be supplied by Parent for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. The information supplied or to be supplied by Parent or its Representatives for inclusion in the Joint Proxy Statement/Prospectus shall not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein.

Section 4.15 Anti-Bribery.

(a) Other than as would not be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2016, neither Parent nor its Subsidiaries or controlled Affiliates (including their respective officers, directors, employees and, to the knowledge of Parent, agents or other persons acting on behalf of Parent or any of its Subsidiaries or controlled Affiliates) has taken any action in violation of the Anti-Corruption Laws.

(b) Other than as would not be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2016, neither Parent nor its Subsidiaries or its controlled Affiliates has been subject to any actual, pending or, to the knowledge of Parent, threatened, civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent, its Subsidiaries or controlled Affiliates, in each case in any way relating to Anti-Corruption Laws nor is there any basis therefor. Parent and each of its Subsidiaries and controlled Affiliates have established and maintain compliance programs and reasonable internal controls and procedures reasonably designed to ensure Parent, its Subsidiaries and its controlled Affiliates (including any of their officers, directors, employees, agents or other persons acting on their behalf) do not violate the Anti-Corruption Laws. For purposes of this Section 4.15, the term “Governmental Entity” shall also include any supra-national or public international organization (e.g., the World Bank, the Red Cross, etc.), or any legislative body or committee, division, political party, royal family, or government-owned or controlled enterprise.

Section 4.16 Exports & Sanctions. Other than as would not be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2016, Parent and its Subsidiaries have conducted all transactions in compliance with all applicable U.S. import, export, and trade sanctions Laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and all comparable applicable import and export laws and regulations outside the United States in each country where Parent and its Subsidiaries conduct business.

Section 4.17 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), (iii) there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, (vi) no claim has been made in writing or, to Parent’s knowledge, otherwise, by a Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns of a certain type that Parent or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction, (vii) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (viii) neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is Parent or commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) or has any liability for Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, by Contract (other than commercial Contracts not primarily related to Taxes and entered into in the ordinary course of business) or otherwise, and (ix) neither Parent nor any of its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity, in each case, that could reasonably be expected to affect the liability for Taxes of Parent or any of its Subsidiaries following the Closing.

(b) None of Parent or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(c) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 4.17, Section 4.5, Section 4.6 (to the extent relating to Taxes) and Section 4.11

(to the extent relating to Taxes) are the sole and exclusive representations and warranties of Parent and Merger Sub with respect to Taxes.

Section 4.18 Real Property.

(a) Except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) either Parent or a Subsidiary of Parent has good and valid title, subject to Permitted Liens, to each material Real Property owned by Parent or any Subsidiary of Parent (such owned property collectively, the “Parent Owned Real Property”) and (ii) either Parent or a Subsidiary of Parent has a good and valid leasehold interest in each material lease, material sublease and other material agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any Real Property (such property, the “Parent Leased Real Property” and such leases, subleases and other agreements, collectively, the “Parent Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens and any Lien encumbering the interest of the landlord thereunder. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Real Property Lease and each Parent Sublease (defined below) is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions. Except as would not reasonably be expected to have a Parent Material Adverse Effect, no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord, sublandlord or subtenant thereunder (as applicable), exists under any Parent Real Property Lease or Parent Sublease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Parent Real Property Lease or Parent Sublease.

(b) Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property or the Parent Leased Real Property (each, a “Parent Sublease”) that would reasonably be expected to adversely affect the existing use of such Parent Owned Real Property or Parent Leased Real Property by Parent or its Subsidiaries in the operation of its business thereon; and (ii) there are no outstanding (A) options or (B) rights of first refusal in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein.

Section 4.19 Ownership of Company Common Stock. None of Parent nor Merger Sub (i) beneficially owns, as of the date hereof, any shares of Company Common Stock, or (ii) has beneficially owned during the immediately preceding three years a number of shares of Company Common Stock that would make it an “interested stockholder” (as such term is defined DGCL 203) of the Company.

Section 4.20 Vote Required. Except for the Parent Stockholder Approval, no vote is required by the holders of any class or series of Parent’s capital stock to approve and adopt this Agreement or the transactions contemplated hereby under applicable Law or pursuant to the rules of Nasdaq as a result of this Agreement or the transactions contemplated hereby.

Section 4.21 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries solely and exclusively own the Intellectual Property owned (or purported to be owned) by Parent and its Subsidiaries (“Parent Owned IP”), free and clear of all Liens other than Permitted Liens. All material issued patents, all registered copyrights and all registered trademarks that are registered or filed in the name of Parent or any of its Subsidiaries are subsisting and, to the knowledge of Parent, valid and enforceable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Owned IP is not subject to any outstanding consent, settlement, Lien (other than Permitted Liens), decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the businesses of Parent and its Subsidiaries as currently conducted.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (i) the conduct of the business of Parent and its Subsidiaries as conducted since January 1, 2018 and as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since January 1, 2018 through the date of this Agreement, Parent has not received any written claim alleging any such infringement, misappropriation or other violation. Since January 1, 2018 through the date of this Agreement, there is no and has not been any legal proceeding brought by a third party against Parent or any of its Subsidiaries (or against another person who has sought indemnification from Parent or any of its Subsidiaries in connection with such legal proceeding) with respect to any material alleged infringement or other material violation by Parent, its Subsidiaries, its or their current products or services, or other operation of Parent’s or any of its Subsidiaries’ businesses, of the Intellectual Property of such third party, that is outstanding and unresolved as of the date of this Agreement, or which, if resolved, has resulted in any material liability or obligation (including ongoing payment), or the resolution of which required granting any license under any Parent Owned IP.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, to the knowledge of Parent, no person or entity is infringing, misappropriating or otherwise violating any Intellectual Property owned by Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries have, since January 1, 2018 through the date of this Agreement, brought (or asserted or threatened in writing) any claim against any person alleging that such person is infringing or misappropriating any material Parent Owned IP, that is outstanding and unresolved as of the date of this Agreement.

(d) Parent and its Subsidiaries have taken commercially reasonable steps to protect all material trade secrets of Parent or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) to the knowledge of Parent, there have been no unauthorized uses or disclosures of any such trade secrets, and (ii) none of Parent or its Subsidiaries has published, provided or disclosed, nor are Parent or its Subsidiaries under any present or contingent obligation to so publish, provide or disclose, any software source code for Parent Owned IP, including through or in connection with any agreement requiring Parent or any of its Subsidiaries to place any software source code in escrow.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or its Subsidiaries has received any support, funding, resources or assistance from any Governmental Entity, or from any university, college, other academic institutions, or non-profit research centers in the development of any Intellectual Property owned by Parent or its Subsidiaries, that resulted in, or is reasonably expected to result in, such third-parties being granted any rights or licenses to, or ownership interest in, any such Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no rights have been granted to any Governmental Entity with respect to any Parent Owned IP other than substantially the same standard commercial rights as are granted by Parent to commercial end users in the Ordinary Course of Business.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates Parent or any of its Subsidiaries to grant or offer to any other person any license or other right to any Parent Owned IP.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the IT Systems used by Parent and its Subsidiaries are designed, implemented, operated and maintained in accordance with reasonable and customary industry standards and practices for entities operating businesses similar to the business of Parent and its Subsidiaries, including with the respect to redundancy, reliability, scalability and security, and constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of Parent and its Subsidiaries as conducted in the 12 months prior to the date of this Agreement. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that their IT Systems are free from viruses, contaminants and other harmful code, (ii) Parent and its Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for their businesses and have taken all reasonable steps to safeguard the security and the integrity of their IT Systems, and (iii) there has been no failure, breakdown, loss or impairment of, or any unauthorized intrusions or breaches of the security with respect to the IT Systems used by Parent or any of its Subsidiaries that (A) has resulted in a disruption or interruption in the operation of the business of Parent or its Subsidiaries or (B) to the knowledge of Parent, has resulted in loss, unauthorized access to, or unauthorized modification or disclosure of any confidential information of or maintained by, for or on behalf of Parent or its Subsidiaries.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there exist no facts, and no events have occurred, that would reasonably be expected to form the basis of any present or future claim against Parent or its Subsidiaries, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any breach of Warranties of Parent.

Section 4.22 Customers. Section 4.22 of the Parent Disclosure Letter sets forth a list of the Top Parent Customers. As of the date hereof, neither Parent nor any of its Subsidiaries has received any written notice from any Top Parent Customer that such Top Parent Customer shall not continue as a customer of Parent and its Subsidiaries or that such Top Parent Customer intends to terminate, not renew or materially amend existing Contracts with Parent or any of its Subsidiaries or otherwise materially modify its business relationship with Parent and its Subsidiaries, except as would not be material and adverse to Parent and its Subsidiaries, taken as a whole.

Section 4.23 Finders or Brokers. Except for Allen & Company LLC and J.P. Morgan Securities LLC (“Parent Financial Advisors”), neither Parent nor any of Parent’s Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 4.24 Opinion of Financial Advisor. The Parent Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement was fair from a financial point of view to Parent. The Company and Parent have been authorized by Parent Financial Advisor to permit the inclusion of such opinion of Parent Financial Advisor in its entirety and references thereto in the Form S-4 and the Joint Proxy Statement/Prospectus, subject to prior review and consent by Parent Financial Advisor.

Section 4.25 Takeover Laws. The Parent Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable state Takeover Laws (including Subchapter F of Chapter 25 of Pennsylvania Law) and any similar provisions in Parent’s certificate of incorporation or bylaws. As of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Mergers or the other transactions contemplated by this Agreement.

Section 4.26 Affiliate Transactions. To the knowledge of Parent, no officer, director or Affiliate of Parent or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of Parent or its Subsidiaries, (b) with the exception of liabilities incurred in the Ordinary Course of Business, owes money to, or is owed money by, Parent or its Subsidiaries, or (c) is a party to or the beneficiary of any Contract with Parent or its Subsidiaries, except in each case for compensation and benefits payable under any Parent Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Parent SEC Documents, there are no Contracts between Parent or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of Parent or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

Section 4.27 Financing.

(a) As of the date of this Agreement, Parent has delivered to the Company a true, complete and correct copy of a fully executed debt commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with the terms of this Agreement, the “Debt Commitment Letter”) and fully executed fee letters (together with all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with the terms of this Agreement, the “Fee Letters”) relating thereto (except that the fee amounts, pricing caps and other economic terms in the Fee Letters may be redacted so long as no such redaction covers terms that would adversely affect the amount, conditionality, or availability of the Debt Financing) (such Debt Commitment Letter and Fee Letters are referred to collectively herein as the “Debt Financing Commitment”), among Parent, JPMorgan Chase Bank, N.A. and JPM Securities LLC (together with JPMorgan Chase Bank, N.A., the “Debt Commitment Parties”), pursuant to which the Debt Commitment Parties have agreed, subject to the terms and conditions of the Debt Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein. The debt financing contemplated under the Debt Financing Commitment is referred to herein as the “Debt Financing.”

(b) As of the date of this Agreement, Parent has delivered to the Company a true, complete and correct copy of a fully executed Investment Agreement, dated as of the date of this Agreement, by and between BCPE Watson (DE) SPV, LP (the “Investor”, and together with the Debt Commitment Parties, the “Commitment Parties”) and the Company (the “Investment Agreement” and together with the Debt Financing Commitment, the “Financing Commitments”) pursuant to the Investor has agreed to purchase from Parent, and Parent has agreed to issue to the Investor, shares of Parent Preferred Stock (the “Equity Commitment Share Issuance”) for an amount of cash to be paid by the Investor to Parent (the “Equity Financing”) subject to the terms and conditions set forth therein. The Equity Financing and Debt Financing are collectively referred to as the “Financing.”

(c) The Financing Commitments are, as of the date hereof, in full force and effect. The Financing Commitments are the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto (except to the extent enforcement may be limited by the Remedies Exceptions). The Financing Commitments have not been or will not be amended, modified, supplemented, extended or replaced, except as permitted under Section 5.17(f). As of the date hereof, (i) neither Parent nor, to the knowledge of Parent, any other counterparty to the Financing Commitments is in breach of any of its covenants or other obligations set forth in, or is in default under, the Financing Commitments and (ii) assuming the accuracy of the representations and warranties in Article III (to the extent that a breach of such representation or warranty would adversely affect the satisfaction by Parent of the conditions set forth in the Financing Commitments), no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of Parent (or, to the knowledge of Parent, any of the Commitment Parties) under the Financing Commitments, (B) constitute or result in a failure to satisfy a condition or other contingency set forth in the Financing Commitments, or (C) otherwise result in any portion of the Financing not being available on the Closing Date. As of the date hereof, Parent has not received any notice or other communication from any party to the Financing Commitments with respect to (i) any actual or potential breach or default on the part of Parent or any other party to the Financing Commitments or (ii) any intention of such party to terminate the Financing Commitments or to not provide all or any portion of the Financing. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof and assuming the accuracy of the representations and warranties in Article III (to the extent that a breach of such representation or warranty would adversely affect the satisfaction by Parent of the conditions set forth in the Financing

Commitments), as of the date hereof, Parent and Merger Sub: (i) have no reason to believe (both before and after giving effect to any “flex” provisions contained in the Debt Financing Commitment) that they will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Financing and (ii) know of no fact, occurrence, circumstance or condition that would reasonably be expected to (A) cause the Financing Commitments to be terminated, withdrawn, modified, repudiated or rescinded or to be or become unenforceable (except to the extent enforcement may be limited by the Remedies Exceptions) or (B) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Financing Commitments to not be available to Parent and Merger Sub on the Closing Date. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in the Financing Commitments. There are no side letters or other agreements, contracts or arrangements, whether written or oral, related to the funding of the full amount of the Financing other than as expressly set forth in or expressly contemplated by the Financing Commitments. All commitment fees or other fees or deposits required to be paid under the Financing Commitments on or prior to the date of this Agreement have been paid in full.

Section 4.28 Available Funds. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the net proceeds contemplated by the Financing, together with cash on hand at Parent, will, in the aggregate, be sufficient for Parent to (i) pay the Cash Consideration payable pursuant to this Agreement, any cash in lieu of fractional shares of Parent Common Stock and any funds to be provided by Parent to the Company to enable the Company to fund payments (if any) required to be made in connection with the transactions contemplated by this Agreement in accordance with Section 2.5 hereof, (ii) repay any indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged pursuant to this Agreement (including the Company Indebtedness Payoff), and (iii) pay all fees, costs and expenses required to be paid by Parent, Merger Sub or the Surviving Corporation or any of their respective Affiliates pursuant to this Agreement.

Section 4.29 No Additional Representations. Except for the representations and warranties contained in Article III or in any certificates delivered by the Company in connection with the Mergers, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes, and none of Parent, Merger Sub or any person acting on behalf of Parent or Merger Sub, has relied or is relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article III, neither the Company nor any other person will have or be subject to any liability or obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Parent or Merger Sub in any electronic data room maintained by the Company for purposes of, or in expectation of, the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of the Company.

(a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this

Agreement, (iv) in connection with a Company COVID Action or (v) as set forth in Section 5.1 of the Company Disclosure Letter, the Company covenants and agrees that it shall use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in all material respects in the Ordinary Course of Business, and shall use commercially reasonable efforts to preserve intact their present lines of business, and to maintain their rights, franchises and Company Permits; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to take, and nothing in this Agreement shall prohibit the Company or its Subsidiaries from taking, any Company COVID Action.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or Company Benefit Plan, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement, (iv) in connection with a Company COVID Action or (v) as set forth in Section 5.1 of the Company Disclosure Letter, the Company:

(i) shall not amend or restate any Company Organizational Document, and shall not permit any of such Subsidiaries to amend or restate their respective certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents, except, in each case, for any immaterial or ministerial amendments thereto;

(ii) shall not, and shall not permit any of such Subsidiaries to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, except for any such transaction by a wholly owned (direct or indirect) Subsidiary of the Company which remains a wholly owned (direct or indirect) Subsidiary following the consummation of such transaction;

(iii) shall not, and shall not permit any of such Subsidiaries that is not wholly owned (directly or indirectly) by the Company or is not a wholly owned (direct or indirect) Subsidiary of any of such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends or distributions by any Subsidiaries only to the Company or to any other wholly owned (direct or indirect) Subsidiary of the Company;

(iv) shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such person;

(v) shall not, and shall not permit any of such Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, except as made in connection with any transaction among the Company and its wholly owned (direct or indirect) Subsidiaries or among the Company’s wholly owned (direct or indirect) Subsidiaries;

(vi) shall not, and shall not permit any of such Subsidiaries to, sell, lease, license, transfer, exchange or swap or otherwise dispose of or encumber (other than Permitted Liens) (or enter into, amend, modify, or terminate any Contract to do any of the foregoing with respect to) any Intellectual Property, any Real Property, or any tangible properties or assets, except in connection with (A) sales, transfers and dispositions of inventory and products, (B) non-exclusive licenses of Intellectual Property to customers and suppliers, or (C) leases of Real Property under which the Company or any of its Subsidiaries is a tenant, in the case of each of clauses (A) through (C), in the Ordinary Course of Business or encumbrances under the Company Credit Agreement (provided that prior to entering into any lease of Real Property in the Ordinary Course of Business with an annual rent amount exceeding $1,000,000, the Company will provide advance notice to, and reasonably consult with, Parent with respect thereto);

(vii) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures except for capital expenditures (A) to maintain, replace or repair damaged assets or (B) otherwise provided for in the Company’s capital expenditure budget set forth in Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii) except as permitted under Section 5.1(b)(xi) with respect to Company Material Contracts relating to indebtedness, or pursuant to Section 5.15, or in connection with any repayment, redemption or discharge of any Company indebtedness, shall not, and shall not permit any of its Subsidiaries to enter into, modify, amend or terminate, or waive any material rights under any Company Material Contract or under any Company Permit, or enter into any new Contract which would be a Company Material Contract if it were in effect on the date of this Agreement, in each case, other than in the Ordinary Course of Business (provided that (a) this Ordinary Course of Business exception shall not apply with respect to any Contract of the nature described in Section 3.19(a)(iv), Section 3.19(a)(vi) or Section 3.19(a)(viii) and (b) promptly following entering into, materially modifying, materially amending or terminating any Company Material Contract of the nature described in Section 3.19(a)(xii) (including, for the avoidance of doubt, any modification or amendment of such Contract that would result in such Contract having any of the provisions described in Section 3.19(a)(viii)), the Company will provide notice to Parent of such action to the extent permitted under the terms of the relevant Company Material Contract);

(ix) shall not, and shall not permit any of its Subsidiaries to, materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP, SEC rule or policy or applicable Law;

(x) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber (other than Permitted Liens), or authorize the issuance, sale, pledge, disposition or encumbrance of (other than Permitted Liens), any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of the settlement of any Company RSUs or the exercise of rights under the ESPP, (B) the sale of shares of Company Common Stock pursuant to the vesting and settlement of Company RSUs for withholding of Taxes, (C) grants of service-based vesting Company RSUs (without performance-vesting goals or metrics) in the Ordinary Course of Business on terms consistent with past practices (including vesting), which grants shall, in the aggregate with respect to all grants made to each group of employees having the same employment level, not exceed the aggregate grant date value of the Company RSUs granted during calendar year 2020 to each such group of employees as set forth on Section 5.1(b)(x)(C) of the Company Disclosure Letter; provided that grants to CIC Plan participants following the date of this Agreement shall not provide for accelerated vesting upon a qualifying termination or upon consummation of the Merger or any other transaction contemplate hereby, in each case, under the CIC Plan, Section 2.5(c) of this Agreement, or any other Contract, and (D) pledges under the Company Credit Agreement;

(xi) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any additional indebtedness for borrowed money or any guarantee of such indebtedness, except for (A) additional indebtedness not to exceed $5,000,000 (provided that prompt written notice of any such indebtedness in excess of $1,000,000 is provided to Parent), (B) any indebtedness among the Company and its wholly owned (direct or indirect) Subsidiaries or among the Company’s wholly owned (direct or indirect) Subsidiaries and (C) any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is under the Company Credit Agreement or incurred in compliance with this Section 5.1(b)(xi);

(xii) shall not, and shall not permit any of its Subsidiaries to, commence or threaten (other than to protect a material right), or waive, release, assign, settle or compromise any pending or threatened action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not (A) exceed $2,000,000 individually and $6,000,000 in the aggregate and (B) involve any admission of wrongdoing or equitable relief;

(xiii) shall not, and shall not permit any of its Subsidiaries to, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax Return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding or surrender any claim for a material refund of Taxes;

(xiv) except as permitted by Section 5.1(b)(x), shall not, and shall not permit any of its Subsidiaries to:

(A) grant or provide any severance or termination payments or benefits to any current or former employee, officer, non-employee director, individual independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), except for severance or termination payments or benefits granted or provided in the Ordinary Course of Business in connection with retention, new hires, or promotions of employees of the Company or any of its Subsidiaries with a title of Vice President or below;

(B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former employee, officer, non-employee director, individual independent contractor or consultant of the Company or any of its Subsidiaries;

(C) increase the compensation payable to any current or former employee, officer, non-employee director, individual independent contractor or consultant of the Company or any of its Subsidiaries, other than in the Ordinary Course of Business (including in connection with promotions in the Ordinary Course of Business) for employees with a title of Vice President or below;

(D) establish, adopt, terminate or amend any material Company Benefit Plan or any plan, program, arrangement, policy or agreement that would be a Company Benefit Plan if it were in existence on the date of this Agreement;

(E) hire or retain any person to be an officer, employee, or individual independent contractor or consultant of the Company or any of its Subsidiaries, other than the hiring or retention of: (i) employees with a title of Vice President or below, (ii) non-employee directors or (iii) independent contractors and consultants having annual compensation of less than $200,000 (excluding, for the avoidance of doubt, non-employee directors), in each case, in the Ordinary Course of Business; provided that, for purposes of clause (iii), any such contractor or consultant shall enter into a service agreement on substantially a form made available to Parent prior to the date of this Agreement and any variation which has the net effect of a material negative or detrimental impact on the Company shall be subject to review and approval by Parent;

(F) terminate the employment of any current employee with a title of Vice President or above other than for cause; or

(G) enter into, adopt, materially amend, terminate or extend any local collective bargaining agreement or other similar labor-related agreement, except, in each case, as required by Law and expressly required pursuant to the terms of such agreement; and

(xv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (xiv) of this Section 5.1(b).

Section 5.2 Conduct of Parent and Merger Sub.

(a) From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement, (iv) in connection with a Parent COVID Action or (v) as set forth in Section 5.2 of the Parent Disclosure Letter, Parent covenants and agrees that it shall use commercially reasonable efforts to conduct the business of Parent and its Subsidiaries in all material respects in the Ordinary Course of Business, and shall use commercially reasonable efforts to preserve intact their present lines of business, and to maintain their rights, franchises and permits; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Notwithstanding the foregoing, Parent and its Subsidiaries shall be permitted to take, and nothing in this Agreement shall prohibit Parent or its Subsidiaries from taking, any Parent COVID Action.

(b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries or Parent Benefit Plan, (ii) with the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly required by this Agreement, (iv) in connection with a Parent COVID Action or (v) as set forth in Section 5.2 of the Parent Disclosure Letter, Parent:

(i) shall not amend or restate any Parent Organizational Document or certificate of incorporation or bylaws of Merger Sub (or equivalent documents), and shall not permit any of its other Subsidiaries to materially amend or restate their respective certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents, except, in each case, for any immaterial or ministerial amendments thereto;

(ii) shall not, and shall not permit any of such Subsidiaries to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, except for any such transaction by a wholly owned (direct or indirect) Subsidiary of Parent which remains a wholly owned (direct or indirect) Subsidiary following the consummation of such transaction;

(iii) shall not, and shall not permit any of such Subsidiaries that is not wholly owned (directly or indirectly) by Parent or is not a wholly owned (direct or indirect) Subsidiary of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except dividends or distributions by any Subsidiaries only to Parent or to any other wholly owned (direct or indirect) Subsidiary of Parent;

(iv) shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or take any action with respect to any securities owned by such person, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(v) shall not, and shall not permit any of such Subsidiaries to, acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets from any other person except for such acquisitions for an amount not to exceed $100 million in value in the aggregate (for all such transactions), in each case that would not reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Financing;

(vi) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Parent Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of the exercise or settlement of any Parent stock awards outstanding on the date hereof, (B) the sale of shares of Parent Common Stock pursuant to the exercise of Parent Options or the settlement of any Parent stock awards, if necessary to effectuate an option direction upon exercise or for withholding of Taxes in accordance with their terms on the date hereof, (C) grants of equity awards in the Ordinary Course of Business, in amounts consistent with past practice, pursuant to any Parent Benefit Plan, and (D) the issuance of shares of Parent Common Stock or the grant of equity awards in connection with the acquisition of any business or material amount of assets from any other person that is permitted by the terms of this Agreement;

(vii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness (other than the Debt Financing) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Financing;

(viii) shall not and shall not permit any of its Subsidiaries to directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of Parent or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among Parent and its wholly owned (direct or indirect) Subsidiaries or among Parent’s wholly owned (direct or indirect) Subsidiaries or in connection with the exercise of any options, or the vesting or settlement of any Parent equity awards issued in the Ordinary Course of Business; or

(ix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (viii) of this Section 5.2(b).

Section 5.3 Access.

(a) For purposes of facilitating the transactions contemplated hereby, each of the Company and Parent shall afford (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives of the other Party such reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Company and Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall be required to provide access to or make available to any person any document or information that, in the reasonable judgment of such Party, (A) violates any of its obligations with respect to confidentiality, (B) is subject to any attorney-client, work-product or other legal privilege, (C) the disclosure of which would violate any Law or legal duty (provided that the withholding Party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including entering into appropriate common interest or similar agreements), or (D) will interfere with applicable operations of such Party’s (or its Subsidiaries’) business; provided, further, that nothing herein shall authorize

Parent or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries and nothing herein shall authorize the Company or its respective Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by Parent or its Subsidiaries. Each of Parent and the Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions shall include, with respect to Parent, the Financing). Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from requests for access.

(b) The Parties hereby agree that all information provided to them or their respective officers, directors, employees, agents and/or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the confidential disclosure agreement, dated as of November 13, 2020, by and between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4 Company No Solicitation.

(a) Except as expressly permitted by this Section 5.4, the Company shall, and shall cause each of its Subsidiaries to, and instruct its and their respective officers, directors, employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) to: (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal and (ii) from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a Company Takeover Proposal.

(b) Except as expressly provided by this Agreement, the Company shall not take any action to exempt any person from the restrictions on “business combinations” contained in DGCL 203 or the Company Organizational Documents or otherwise cause such restrictions not to apply. Except (i) as necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.4 (and in such case only in accordance with the terms hereof) or (ii) if the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (1) standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (2) confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Company Takeover Proposal) and (B) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

(c) Notwithstanding anything to the contrary contained in this Section 5.4, if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a material breach (or a deemed material breach) of this Section 5.4 and if the Company Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, directly or indirectly, (i) furnish, pursuant to a Company Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person that has made such Company Takeover Proposal and its Representatives and potential sources of funding; provided that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal (including as a part thereof, making counterproposals) and its Representatives and potential sources of financing regarding such Company Takeover Proposal. “Company Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those applicable to Parent that are contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.4. Notwithstanding anything to the contrary in this Agreement, (A) the Company may grant a waiver, amendment or release under any confidentiality agreement, standstill agreement or similar agreement to the extent necessary to allow a Company Takeover Proposal to be made to the Company or the Company Board (or any committee thereof), and (B) the Parties agree that, by execution of this Agreement, the Company shall be deemed to have waived, as of immediately prior to the execution and delivery of this Agreement, any provision in any such agreement to the extent necessary to allow the applicable counterparty to convey a Company Takeover Proposal to the Company or the Company Board (or any committee thereof).

(d) The Company shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, Parent of any Company Takeover Proposal received by the Company or any of its Representatives, which notice shall include the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including copies of any written proposal relating thereto provided to the Company or any of its Representatives) and indicate whether the Company has furnished non-public information to, or entered into discussions or negotiations with, such third party. The Company shall keep Parent reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.4.

(e) Except as expressly permitted by this Section 5.4(e), the Company Board shall not:

(i) (A) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer (it being understood that the Company Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the 10th Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change so long as the Company reaffirms the Company Recommendation during such period), or (D) other than with respect to the period of up to 10 Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against a Company Takeover Proposal or fail to reaffirm the Company Recommendation, in either case within five Business Days after a request by Parent to do so; provided, however, that (1) such five Business Day period shall be extended for an additional five Business Days following any material modification to any Company Takeover Proposal occurring after the receipt of Parent’s written request and (2) Parent shall be entitled to make such a written request for reaffirmation only once for each Company Takeover Proposal and once for each material amendment to such Company Takeover Proposal; (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); or

(ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Company Takeover Proposal (other than a Company Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(c)).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, after receiving a bona fide unsolicited written Company Takeover Proposal that did not result from a material breach (or a deemed material breach) of Section 5.4, (x) the Company Board may make a Company Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) in light of such Company Takeover Proposal, the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law and/or (y) the Company may terminate this Agreement in order to enter into a binding written agreement with respect to a Company Superior Proposal in accordance with Section 7.1(k); provided that the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to making any Company Adverse Recommendation Change or terminating this Agreement as described in clauses (x) and (y) of this sentence, (A) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any written proposed transaction documents with the person making such Company Superior Proposal, (B) the Company has negotiated in good faith with Parent during such notice period, to the extent Parent wishes to negotiate in good faith, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) three Business Days and (ii) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.4(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f) Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), nothing in this Agreement shall prohibit or restrict the Company Board from making a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Company Board to make a Company Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (i) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (ii) the Company has negotiated, and directed its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board to make a Company Adverse Recommendation Change pursuant to this Section 5.4(f) and (iii) following the end of such notice period, the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Company Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board, after consultation with outside counsel, the failure so to disclose would reasonably be expected to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board so long as such communication re-affirms the Company Recommendation.

(h) Any action taken or omission made by any Representative of the Company or any of its Affiliates that, if taken or made by the Company would be a breach of this Section 5.4, shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5 Parent No Solicitation.

(a) Except as expressly permitted by this Section 5.5, Parent shall, and shall cause each of its Subsidiaries to, and instruct its and their respective Representatives to: (i) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Parent Takeover Proposal and (ii) from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal, (B) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Parent Takeover Proposal or (C) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a Parent Takeover Proposal.

(b) Except as expressly provided by this Agreement, Parent shall not take any action to exempt any person from the restrictions on “business combinations” contained in Subchapter F of Chapter 25 of Pennsylvania Law or the Parent Organizational Documents or otherwise cause such restrictions not to apply. Except (i) as necessary to take any actions that Parent or any third party would otherwise be permitted to take pursuant to this Section 5.5 (and in such case only in accordance with the terms hereof) or (ii) if the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (A) Parent and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (1) standstill provision in any agreement to which Parent or any of its Subsidiaries is a party or (2) confidentiality provision in any agreement to which Parent or any of its Subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Parent Takeover Proposal) and (B) Parent shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

(c) Notwithstanding anything to the contrary contained in this Section 5.5, if at any time from and after the date of this Agreement and prior to obtaining the Parent Stockholder Approval, Parent, directly or indirectly receives a bona fide, unsolicited written Parent Takeover Proposal from any person that did not result from a material breach (or a deemed material breach) of this Section 5.5 and if the Parent Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Parent Takeover Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, and failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then Parent and its Representatives may, directly or indirectly, (i) furnish, pursuant to a Parent Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of Parent and its Subsidiaries, to the person that has made such Parent Takeover Proposal and its Representatives and potential sources of funding; provided that Parent shall substantially concurrently with the delivery to such person provide to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to the Company and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Parent Takeover Proposal (including as a part thereof, making counterproposals) and its Representatives and potential sources of financing regarding such Parent Takeover Proposal. “Parent Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to Parent than those applicable to the Company that are contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not prohibit compliance by Parent with any of the provisions of this Section 5.5. Notwithstanding anything to the contrary in this Agreement, (A) Parent may grant a waiver, amendment or release under any confidentiality agreement, standstill agreement or similar agreement to the extent necessary to allow a Parent Takeover Proposal to be made to Parent or the Parent Board (or any committee thereof), and (B) the Parties agree that, by execution of this Agreement, Parent shall be deemed to have waived, as of immediately prior to the execution and delivery of this Agreement, any provision in any such agreement to the extent necessary to allow the applicable counterparty to convey a Parent Takeover Proposal to Parent or the Parent Board (or any committee thereof).

(d) Parent shall promptly (and in no event later than 24 hours after receipt) notify, orally and in writing, the Company of any Parent Takeover Proposal received by Parent or any of its Representatives, which notice shall include the identity of the person making the Parent Takeover Proposal and the material terms and conditions thereof (including copies of any written proposal relating thereto provided to Parent or any of its Representatives) and indicate whether Parent has furnished non-public information to, or entered into discussions or negotiations with, such third party. Parent shall keep the Company reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Parent Takeover Proposal. Parent agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits Parent from providing any information to the Company in accordance with this Section 5.5.

(e) Except as expressly permitted by this Section 5.5(e), the Parent Board shall not:

(i) (A) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Recommendation, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer (it being understood that the Parent Board may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the 10th Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Parent Adverse Recommendation Change so long as Parent reaffirms the Parent Recommendation during such period), or (D) other than with respect to the period of up to 10 Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against a Parent Takeover Proposal or fail to reaffirm the Parent Recommendation, in either case within five Business Days after a request by the Company to do so; provided, however, that (1) such five Business Day period shall be extended for an additional five Business Days following any material modification to any Parent Takeover Proposal occurring after the receipt of the Company’s written request and (2) the Company shall be entitled to make such a written request for reaffirmation only once for each Parent Takeover Proposal and once for each material amendment to such Parent Takeover Proposal (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”); or

(ii) authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Parent Takeover Proposal (other than a Parent Acceptable Confidentiality Agreement entered into in accordance with Section 5.5(c)).

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Stockholder Approval is obtained, after receiving a bona fide unsolicited written Parent Takeover Proposal that did not result from a material breach (or a deemed material breach) of this Section 5.5, (x) the Parent Board may make a Parent Adverse Recommendation Change if the Parent Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Parent Takeover Proposal constitutes a Parent Superior Proposal and (ii) in light of such Parent Takeover Proposal, the failure to take such action would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law and/or (y) the Parent may terminate this Agreement in order to enter into a binding written agreement with respect to a Parent Superior Proposal in accordance with Section 7.1(j); provided that the Parent Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided, however, that, prior to making any Parent Adverse Recommendation Change or terminating this Agreement as described in clauses (x) and (y) of this sentence, (A) Parent has given the Company at least four Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Parent Superior Proposal) and has contemporaneously provided to the Company a copy of the Parent Superior Proposal and a copy of any written proposed transaction documents with the person making such Parent Superior Proposal, (B) Parent has negotiated in good faith with the Company during such notice period, to the extent the Company wishes to negotiate in good faith, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (C) following the end of such notice period, the Parent Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Parent Superior Proposal continues to constitute a Parent Superior Proposal if the revisions proposed by the Company were to be given effect, and (D) in the event of any change to any material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the four Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) three Business Days and (ii) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time Parent shall be required to comply with the requirements of this Section 5.5(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

(f) Other than in connection with a Parent Superior Proposal (which shall be subject to Section 5.5(e) and shall not be subject to this Section 5.5(f)), nothing in this Agreement shall prohibit or restrict the Parent Board from making a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Parent Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Parent Board to make a Parent Adverse Recommendation Change would be inconsistent with the Parent Board’s fiduciary duties under applicable Law; provided, however, that, prior to making such Parent Adverse Recommendation Change, (i) Parent has given the Company at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (ii) Parent has negotiated, and directed its Representatives to negotiate, in good faith with the Company during such notice period after giving any such notice, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would not permit the Parent Board to make a Parent Adverse Recommendation Change pursuant to this Section 5.5(f) and (iii) following the end of such notice period, the Parent Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Parent Adverse Recommendation Change in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.5 shall prohibit Parent or the Parent Board from taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Parent Board, after consultation with outside counsel, the failure so to disclose would reasonably be expected to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Parent Board so long as such communication re-affirms the Parent Recommendation.

(h) Any action taken or omission made by any Representative of Parent or any of its Affiliates that, if taken or made by Parent would be a breach of this Section 5.5, shall be deemed to be a breach of this Section 5.5 by Parent.

Section 5.6 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement and in any event within 45 days after the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Joint Proxy Statement/Prospectus. Each of Parent and the Company shall use its respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby in accordance herewith. Parent and the Company shall each use their respective reasonable best efforts to cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and other applicable Laws. Each of Parent and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders, as applicable, as soon as reasonably practicable after the Form S-4 is declared effective by the SEC under the Securities Act. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent, to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Share Issuance. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested by Parent in connection with any such action. No filing or mailing of, or amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon (which comments shall be considered by the other Party in good faith); provided, however, that the Company, in connection with a Company Adverse Recommendation Change, a Company Takeover Proposal or a Company Superior Proposal may amend or supplement the Joint Proxy Statement/Prospectus and/or the Form S-4 (including by incorporation by reference) pursuant to a Company Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations; provided, further, however, that Parent, in connection with a Parent Adverse Recommendation Change, a Parent Takeover Proposal or a Parent Superior Proposal may amend or supplement the Joint Proxy Statement/Prospectus and/or the Form S-4 (including by incorporation by reference) pursuant to a Parent Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to the Company or its business, financial condition or results of operations. A “Company

Qualifying Amendment” means an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (i) a Company Adverse Recommendation Change, (ii) a statement of the reason of the Board of Directors of the Company for making such Company Adverse Recommendation Change, (iii) a factually accurate statement by the Company that describes the Company’s receipt of a Company Takeover Proposal or Company Superior Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (iv) additional information reasonably related to the foregoing. A “Parent Qualifying Amendment” means an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (A) a Parent Adverse Recommendation Change, (B) a statement of the reason of the Parent Board for making such Parent Adverse Recommendation Change, (C) a factually accurate statement by Parent that describes Parent’s receipt of a Parent Takeover Proposal or Parent Superior Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (D) additional information reasonably related to the foregoing.

(b) Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all written correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the threat or issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. None of the Parties or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Form S-4 or the Joint Proxy Statement/Prospectus unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate. Each of the Parties shall use its respective reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act, the DGCL, Pennsylvania Law and the rules of Nasdaq in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Form S-4, and the solicitation of proxies from the stockholders of each of the Company and Parent thereunder. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made), not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. At the Company’s request, Parent shall reasonably cooperate in amending or supplementing the Joint Proxy Statement/Prospectus pursuant to a Company Qualifying Amendment made in compliance with this Agreement. At Parent’s request, the Company shall reasonably cooperate in amending or supplementing the Joint Proxy Statement/Prospectus pursuant to a Parent Qualifying Amendment made in compliance with this Agreement.

(c) As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC and in any event within 45 days thereafter, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and holding the Company Stockholder Advisory Vote (the “Company Stockholders’ Meeting”) and not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned, or delayed) except (i) to the extent required by applicable Law, or (ii) to solicit additional proxies or votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; provided that unless otherwise agreed by the parties, the Company Stockholders’ Meeting may not be postponed or adjourned to a date that is more than 10 days after the date for which the then most-recent Company Stockholders’ Meeting was scheduled (excluding any adjournments or postponements required by applicable Law). The Company will, except in the case of a Company Adverse Recommendation Change, through the Company Board, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Laws to obtain such approvals.

(d) As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC and in any event within 45 days thereafter, Parent shall take all action necessary in accordance with applicable Laws and Parent’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to duly give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of obtaining the Parent Stockholder Approval and not postpone or adjourn the Parent Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, conditioned, or delayed) except (i) to the extent required by applicable Law, or (ii) to solicit additional proxies and votes in favor of the Share Issuance if sufficient votes to constitute the Parent Stockholder Approval have not been obtained; provided that unless otherwise agreed by the parties, the Parent Stockholders’ Meeting may not be postponed or adjourned to a date that is more than 10 days after the date for which the then most-recent Parent Stockholders’ Meeting was scheduled (excluding any adjournments or postponements required by applicable Law). Parent will, except in the case of a Parent Adverse Recommendation Change, through the Parent Board, recommend that its stockholders approve the Share Issuance and will use reasonable best efforts to solicit from its stockholders proxies in favor of the Share Issuance and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Laws to obtain such approvals.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same date and at the same time.

(f) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date. Parent shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(g) Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement, including the Form S-4 and the Joint Proxy Statement/Prospectus. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Form S-4 and/or the Joint Proxy Statement/Prospectus.

Section 5.7 Regulatory Approvals; Efforts; Third-Party Consents.

(a) Subject to the terms and conditions of this Agreement, prior to the Closing, Parent, Merger Sub and the Company shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and any applicable Antitrust Laws, including the HSR Act, to consummate and make effective, as promptly as practicable after the date hereof and in any event prior to the End Date, the Mergers, including (A) preparing and filing all documentation to effect all necessary and advisable filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) that are or may become necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement, (B) satisfying the conditions to consummating the Merger, (C) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (D) taking all actions necessary to obtain (and cooperating with each other in obtaining) as promptly as practicable any consent, authorization, Order or approval of, or any exemption by, or to avoid an investigation, action, proceeding or other challenge of the legality of the transactions contemplated by this Agreement by, any Governmental Entity required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Mergers or the taking of any action contemplated by this Agreement (collectively, “Regulatory Approvals”), and (E) executing and delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company and any of their respective Affiliates shall not take any action after the date of this Agreement that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, the expiration, termination or waiver of any applicable waiting period pursuant to the HSR Act, or any other Regulatory Approval necessary to consummate the transactions contemplated hereby, (ii) materially increase the risk of any Governmental Entity entering an injunction or Order prohibiting the consummation of the transactions contemplated hereby or (iii) materially increase the risk of not being able to remove any such injunction or Order on appeal or otherwise.

(b) In furtherance and not in limitation of, and in addition to, the provisions of Section 5.7(a), each Party shall file, as soon as practicable and advisable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and shall submit as promptly as reasonably practicable any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, each of Parent and the Company shall, in consultation and cooperation with the other: (i) within 10 Business Days after the date of this Agreement (or such other date as may be mutually agreed to by Parent and the Company), prepare and file the notifications required under the HSR Act; and (ii) as promptly as practicable and advisable after the date of this Agreement, but in no event later than as required by applicable Antitrust Laws, prepare and file, or pre-file with regard to any Governmental Entity that requires such pre-filing prior to any formal filing of, all other notifications required under any other Antitrust Laws. Parent and the Company shall respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust or related matters. Neither Party shall extend any waiting period under the HSR Act or other Antitrust Laws without, or enter into any agreement with the Federal Trade Commission or the United States Department of Justice or any other Governmental Entity that would restrain, delay or prevent the consummation of the transactions contemplated by this Agreement except with, the prior written consent of the other Parties (which shall not be unreasonably withheld, conditioned or delayed).

(c) Without limiting the generality of Parent’s and the Company’s undertakings pursuant to Section 5.7(a), Parent and its Affiliates shall take any and all steps and agree to any and all regulatory remedies or commitments necessary to avoid or eliminate each and every impediment under any applicable Antitrust Laws that may be asserted by any Governmental Entity so as to enable the Parties to close the Merger as promptly as practicable, and in any event prior to the End Date. Notwithstanding the foregoing or anything to the contrary herein, with respect to any impediment under any applicable Antitrust Law that may be asserted by the People’s Republic of China or any of its related Governmental Entities, none of Parent and its Affiliates shall be required to take any steps or agree to (and the Company and its Affiliates shall not without Parent’s prior written consent take any steps or agree to) any regulatory remedies or commitments relating to any Non-Overlap Business (as defined below) to sell, divest, license, hold separate, or otherwise dispose of any assets, material Intellectual Property, licenses, product lines, operations or businesses (including any that are used in or a component of any Non-Overlap Business). “Non-Overlap Business” means any business or operations of a Party or any of its Subsidiaries, but excluding any business or operations of a Party or any of its Subsidiaries to the extent it competes in China with any business or operations of the other Party or any of its Subsidiaries.

(d) Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required Regulatory Approvals undertaken or in the defending of any lawsuits or legal proceedings challenging the consummation of the Merger pursuant to the provisions of this Section 5.7. In that regard, prior to the Closing, each Party shall (i) consult with the other in good faith prior to taking a position with respect to any filing required or advisable under Section 5.7(a) and Section 5.7(b); (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, letters, responses to requests, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party in connection with any such filing or any lawsuits or legal proceedings in connection with this Agreement or the transactions contemplated hereby; (iii) coordinate with the other in preparing and exchanging such information; (iv) promptly provide the other party’s counsel with copies of all filings, notices, analyses, presentations, memoranda, letters, responses to requests, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by such party with or to any Governmental Entity in connection with any filing required by Section 5.7(a) and Section 5.7(b) in connection with this Agreement or the transactions contemplated hereby; and (v) consult with the other Party in advance of any meeting, video conference or teleconference with any Governmental Entity or, in connection with any proceeding by a private party seeking to delay or prevent the consummation of the Merger, with respect to such party, and to the extent not prohibited by the Governmental Entity or applicable Law, give the other Party the opportunity to attend and participate in such meetings, video conferences and teleconferences. Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity or third party with respect to this Agreement and the Merger and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.7 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns, and the Parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.7(d) as “counsel only” or, as appropriate, as “outside counsel only.”

(e) Notwithstanding anything herein to the contrary, Parent and the Company shall cooperate in good faith to jointly develop a strategy for obtaining all necessary Regulatory Approvals; provided that each Party shall, in good faith, take into consideration the other Party’s view regarding the strategies including, to the extent practicable and permitted by applicable Law, advance notice, discussion and consideration of any suggestions or comments of the other Party, prior to any material interaction with any Governmental Entity in connection with a Regulatory Approval; provided, further, that, in the event of any disagreement between Parent and the Company with respect to the strategy for obtaining all necessary Regulatory Approvals, the decisions and strategies of Parent shall control and the Company shall cooperate in good faith to implement Parent’s chosen strategy.

(f) Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to obtain, and the other Party shall use its reasonable best efforts to cooperate with the requesting Party to obtain, any third-party consent or approval (other than the Regulatory Approvals) (collectively, “Third-Party Consents”) that are necessary or desirable for consummation of the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) none of the Company and its Subsidiaries nor Parent and its Subsidiaries shall be obligated to obtain any Third-Party Consents, or pay any fees in connection therewith, pursuant to this Agreement and (ii) the conditions to the obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger set forth in Section 6.3 and Section 6.2, respectively, shall not be deemed to include the obtaining of any Third-Party Consents.

(g) In the event Parent or the Company obtains knowledge of the other party having breached any covenant or agreement contained in this Section 5.7, or becomes aware of any actions of failure to act on the part of the other party that they believe could constitute a breach of any covenant or agreement contained in this Section 5.7, then Parent or the Company, as applicable, shall promptly send written notice to the other party of such breach or such action or failure to act.

Section 5.8 Takeover Statutes. If any Takeover Laws may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, each of the Parties and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effects of any Takeover Law on the transactions contemplated hereby.

Section 5.9 Public Announcements. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with the other before issuing any press release or public statement with respect to the Mergers or the transactions contemplated thereby and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to obtaining the consent of the other Party. Parent and the Company agree to issue a materially acceptable initial joint press release announcing this Agreement.

Section 5.10 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (or their functional equivalent), as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Mergers and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and Surviving Corporation shall maintain in effect (to the fullest extent permitted under applicable Law) any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time (to the extent and for so long as such entities remain in existence following the Effective Time) or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees (or their functional equivalent) in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s organizational documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees (or their functional equivalent) of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and exculpation in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) The Surviving Corporation shall, and Parent shall cause Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee (or their functional equivalent) of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents and applicable Law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened written claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether commenced before, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby and including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the First Step Surviving Corporation and Surviving Company shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, and the Surviving Corporation shall maintain in effect, the coverage provided by the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by or for the benefit of the Company and its Subsidiaries as of the Effective Time (the “D&O Insurance”) or provide substitute policies for the Company, its Subsidiaries and the persons who are covered by the D&O Insurance, in either case, with terms, conditions, retentions and limits of liability that are not less favorable than the D&O Insurance with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, including the transactions contemplated hereby; provided, however, that Parent shall not be required to pay annual premiums in excess of 350% of the last aggregate annual premium paid by the Company for the D&O Insurance (the “Maximum Amount”); provided, further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, Parent shall cause the Surviving Corporation to obtain, and the Surviving Corporation shall obtain, the best coverage available for a cost not exceeding the Maximum Amount. In lieu thereof, at or prior to the Effective Time, (i) the Company may, in its sole discretion, or (ii) Parent may, in each case, at Parent’s cost, purchase directors’ and officers’ liability and fiduciary liability “tail” insurance with terms, conditions, retentions and limits of liability that are not less favorable than the D&O Insurance, and that is otherwise reasonably satisfactory to the Company, with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, including the transactions contemplated hereby; provided that in no event shall the cost of such “tail” insurance, if purchased by the Company, exceed the Maximum Amount and, if such “tail” insurance is purchased, Parent shall have no further obligations under this Section 5.10(c).

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) The obligations of Parent and the Surviving Corporation under this Section 5.10 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.10 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10 and (ii) this Section 5.10 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent, the Surviving Corporation and their respective successors and assigns.

(g) In the event the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the First Step Surviving Corporation assume, succeed to and are bound by the obligations set forth in this Section 5.10.

Section 5.11 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 5.12 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Transaction Litigation. The Company shall promptly notify Parent of any stockholder litigation or other Action arising from this Agreement or the Merger that is brought against the Company or members of the Company Board or any officer of the Company (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any Transaction Litigation. Without limiting the preceding sentence, the Company shall give Parent (a) the opportunity to review and comment on all Filings or responses to be made by the Company in connection with any Transaction Litigation, and the Company shall consider any such comments in good faith, and (b) the opportunity to consult on any settlement, understanding or other agreement with respect to any Transaction Litigation. In no event shall any settlement with respect to Transaction Litigation be agreed, or offered, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 5.14 Nasdaq Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 5.15 Company Indebtedness.

(a) The Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent and Merger Sub no later than three Business Days prior to the Closing Date a payoff letter (i) with respect to that certain Credit Agreement, dated as of November 7, 2016 (as amended, restated, supplemented, refinanced, renewed, replaced, extended or otherwise modified from time to time, the “Company Credit Agreement”), by and among the Company, as borrower, the financial institutions and other parties thereto from time to time, and Barclays Bank PLC, as administrative agent, to the extent requested by Parent, and (ii) with respect to any other third-party indebtedness for borrowed money of the Company or any of its Subsidiaries, individually, in excess of

$10,000,000 (in terms of aggregate facility-size), to the extent requested by Parent in a written notice delivered to the Company no later than 30 days prior to the Closing Date (any such indebtedness specified in writing pursuant to this clause (ii), the “Additional Indebtedness” and the date the Company receives any such specified written notice with respect to any Additional Indebtedness, the “Additional Indebtedness Date”) ((i) and (ii), collectively, the “Closing Date Indebtedness”) providing for (A) the satisfaction and release of all of the Company and its Subsidiaries’ liabilities and obligations (including all indebtedness for borrowed money of the Company and its Subsidiaries outstanding as of the Closing Date, but excluding any obligations that are expressly provided to survive termination) under the definitive documentation governing the Closing Date Indebtedness (the “Company Credit Documents”), (B) the termination of the Company Credit Documents, and (C) the release of all Liens, if applicable, held pursuant to the Company Credit Documents (collectively, the “Company Indebtedness Payoff”), in form and substance customary for transactions of the type contemplated by this Agreement; provided that (A) in no event shall this Section 5.15(a) (x) require the Company or any of its Subsidiaries to cause the Company Indebtedness Payoff unless the Closing has occurred or (y) require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or otherwise provide any funds required to effect any or all of the Company Indebtedness Payoff, (B) the definition of “Closing Date Indebtedness” shall not include Additional Indebtedness (and such Indebtedness shall not be required to be repaid and/or terminated, none of the related Liens and/or guarantees shall be required to be released or terminated and no notices of prepayment submitted) or subject to this Section 5.15 to the extent such Additional Indebtedness requires prior notice of prepayment or termination to be delivered and the time between the Additional Indebtedness Date and the Closing Date does not allow for such notice to be practically delivered or any such notice is irrevocable and the prepayment or termination contemplated thereby cannot be made subject to the occurrence of the Closing, (C) any payoff letter with respect to any Additional Indebtedness shall be in form and substance customary for such type of Additional Indebtedness and (D) notwithstanding anything to the contrary contained in this Section 5.15, the Company and its Subsidiaries shall not be required to take any action with respect to any Additional Indebtedness that, in the good faith determination of the Company, is not administratively feasible or would be unreasonably administratively burdensome to the Company and its Subsidiaries or would unreasonably interfere with the conduct of the Company’s business in any material respect.

(b) Subject to the limitations set forth in Section 5.15(a), to the extent requested by Parent and to the extent applicable, the Company and its Subsidiaries shall use reasonable best efforts to deliver notices of prepayment within the time periods required by the relevant Company Credit Documents governing any Closing Date Indebtedness and obtain customary Lien terminations and instruments of discharge to be delivered at the Closing with respect to any such Closing Date Indebtedness; provided that in no event shall this Section 5.15(b) (i) require the Company or any of its Subsidiaries to cause the Company Indebtedness Payoff unless the Closing has occurred or (ii) require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or otherwise provide any funds required to effect any or all of the Company Indebtedness Payoff.

(c) Parent shall cause the Company Indebtedness Payoff to occur on the Closing Date, subject to the occurrence of the Closing.

Section 5.16 Employee Matters.

(a) For a period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), each employee of the Company or its Subsidiaries who remains employed by Parent or its Affiliates (each, a “Continuing Employee”) shall receive from Parent (or its applicable Affiliate) (i) at least the same base salary that was provided to such Continuing Employee immediately prior to the Closing Date; (ii) target total direct compensation (i.e., base salary, target annual bonus opportunity, and long-term equity incentive opportunity) that is at least as favorable in the aggregate as the target total direct compensation in effect for such Continuing Employee immediately prior to the Closing Date; and (iii) other compensation and employee benefits (excluding those contemplated by clauses (i) and (ii), defined benefit pension, nonqualified deferred compensation, post-termination or retiree health or welfare, and severance (which is covered in Section 5.16(b))) that are substantially as favorable in the aggregate as the compensation and benefits provided to similarly situated employees of Parent or its Affiliates or, if more favorable, provided to such Continuing Employee by the Company under the Company Benefit Plans or otherwise under any applicable collective bargaining agreement or other labor-related agreement or arrangement applicable to such Continuing Employee immediately prior to the Closing Date.

(b) Any Continuing Employee whose employment is terminated other than for cause during the Continuation Period shall be entitled to receive the severance payments and benefits that Parent provides to similarly situated employees of Parent or its Affiliates or, if more favorable, such Continuing Employee would have been entitled to receive from the Company and its Affiliates under its applicable written severance plans and policies as in effect immediately prior to the Closing and that are scheduled on Section 5.16(b) of the Company Disclosure Letter, subject to the limitation for CIC Plan participants in Section 5.1(b)(x)(C); provided that, to the extent such Continuing Employee holds Converted RSUs, such Converted RSUs shall vest in accordance with the terms of Section 2.5(c) or, if more favorable, and subject to the limitation for CIC Plan participants in Section 5.1(b)(x)(C), the terms of any vesting acceleration provided for in any plan or arrangement maintained by the Company, Parent or any of their respective Subsidiaries or any agreement between the Company, Parent or any of their respective Subsidiaries, on the one hand, and any Continuing Employee, on the other hand.

(c) Each individual who is employed by the Company or any of its Affiliates as of immediately prior to the Closing and is a participant in a cash bonus or short-term incentive program maintained by the Company or any of its Affiliates for the year in which the Closing occurs shall be eligible to receive a cash bonus based on the higher of the target level achievement and actual level of achievement of the applicable performance criteria in effect immediately prior to the Closing, determined immediately prior to the Closing by the Compensation Committee of the Company Board in its reasonable discretion based on its assessment of such performance criteria, which bonus shall be pro-rated based on the number of days in the applicable performance period that have elapsed as of the Closing. Any such bonus shall be paid to the applicable employee no later than the next payroll of the Company or the applicable Affiliate employing such employee that occurs following the Closing Date and, in any event, no later than 20 days following the Closing Date (in each case, unless prohibited by Section 409A of the Code, in which case, it shall be paid on the earliest date permitted by Section 409A of the Code). Following the Closing, Continuing Employees will be eligible to participate in Parent’s cash bonus or short-term incentive programs on a pro-rated basis for the remainder of Parent’s fiscal year in which the Closing occurs.

(d) Parent shall, and shall cause any of its applicable Affiliates to (i) waive all limitations as to any preexisting condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Closing and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a Company Benefit Plan during the plan year that includes the Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent or any of its Affiliates. As of the Closing, Parent shall, or shall cause its applicable Affiliates to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Closing, in each case, insofar as not prohibited by applicable Law. In addition, as of the Closing, Parent shall, and shall cause its applicable Affiliates to give Continuing Employees full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (including for purposes of vacation and severance but excluding for any purpose benefits under defined benefit plans, nonqualified deferred compensation, post-termination or retiree medical plans or frozen or grandfathered benefit plans) maintained by Parent or its applicable Affiliates that such Continuing Employees may be eligible to participate in after the Closing for such Continuing Employees’ service with the Company or any of its Subsidiaries to the same extent that such service was credited for purposes of any comparable Company Benefit Plan immediately prior to the Closing, except, in each case, to the extent such treatment would result in duplicative benefits.

(e) Notwithstanding anything to the contrary contained herein, from and after the Closing Date, Parent shall cause the Company to honor, in accordance with their terms without giving effect to any amendments thereto after the Closing Date, all payments, benefits and obligations under any employment, change in control and severance plans, agreements and arrangements of the Company and its Affiliates that are set forth on Section 5.16(e) of the Company Disclosure Letter.

(f) The occurrence of the Closing shall be deemed to be a change in control (or a similar term) under all Company Benefit Plans.

(g) The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent, any and all 401(k) plans maintained by the Company or any of its Subsidiaries (the “Company Qualified Plans”) and any Company Benefit Plan listed on Section 5.16(g) of the Company Disclosure Letter, unless Parent provides written notice to the Company that such Company Benefit Plan(s) shall not be terminated at least 10 Business Days prior to the Closing Date. In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to vest all account balances in the terminated Company Qualified Plans and permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or notes (representing plan loans from the Company Qualified Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, (i) the Continuing Employees shall be eligible to participate in a Parent Qualified Plan as soon as practicable following the Closing Date and (ii) the Company shall provide Parent evidence that the Company Qualified Plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent, which shall not be unreasonably withheld or delayed. The Company and Parent shall use their respective reasonable best efforts to take whatever actions are needed to cause each Continuing Employee to be immediately eligible, as of the Closing Date, to receive matching contributions consistent with the plan terms under the tax-qualified defined contribution plan in which such Continuing Employee is eligible to participate from and after the Closing, and provided that, and subject to compliance with applicable Law, the total matching contributions payable to a Continuing Employee for the calendar year in which the Closing Date occurs shall not exceed the maximum amount of matching contributions that such Continuing Employee otherwise could have received from the Company had such Continuing Employee been participating in such tax-qualified deferred contribution plan for the full calendar year.

(h) Effective as of the Closing, the Company shall pay to each “exempt” employee (within the meaning of the Fair Labor Standards Act, as amended) located in North America an amount equal to such employee’s accrued or credited but unused vacation time. To the extent not paid at the Closing, Parent shall cause such amounts to be paid to the applicable employee no later than the next payroll of the Company or the applicable Affiliate employing such employee that occurs following the Closing Date and, in any event, no later than 20 days following the Closing Date.

(i) Notwithstanding anything to the contrary set forth in this Agreement, this Section 5.16 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Company or any of their respective Subsidiaries to terminate any Continuing Employee; (ii) subject to the limitations and requirements specifically set forth in this Section 5.16, require Parent, the Company or any of their respective Subsidiaries to continue any Company Benefit Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third-party beneficiary rights in any person, including any Continuing Employee of the Company or its Subsidiaries; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

(j) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, comply with any notice or consultation requirement under any collective bargaining agreement, works council agreement or similar labor-related agreement with respect to the Mergers.

Section 5.17 Financing.

(a) Financing. Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and complete the Financing on or before the Closing Date on the terms and conditions described in the Financing Commitments (as amended, supplemented, modified, replaced, terminated, reduced or waived in accordance with Section 5.17(f)), including by:

(i) complying with, maintaining in effect and enforcing the Financing Commitments (and, in the case of the Debt Financing Commitment, once entered into, the Financing Agreements with respect thereto);

(ii) negotiating Financing Agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment (including any “flex” provisions) or on other terms reasonably acceptable to Parent and not in violation of Section 5.17(f);

(iii) satisfying on a timely basis (or obtaining the waiver of) all conditions applicable to the Financing in the Financing Commitments (and, in the case of the Debt Financing Commitment, any Financing Agreements with respect thereto), in each case, that are within the control of Parent or any of its Subsidiaries; and

(iv) in the event of a failure to fund (or threatened failure to fund) by the Commitment Parties in accordance with the Financing Commitments that prevents, impedes or delays the Closing, enforcing its rights under the Financing Commitments (and, in the case of the Debt Financing Commitment, any Financing Agreements with respect thereto).

(b) Company Support.

(i) Prior to the Closing Date, the Company will, and will cause its Subsidiaries to, use reasonable best efforts, and will use reasonable best efforts to cause its and their respective Representatives to use reasonable best efforts, in each case, to provide Parent and its Subsidiaries with all cooperation reasonably requested in writing by Parent to assist it in causing the conditions set forth in the Financing Commitment to be satisfied or as is otherwise reasonably requested in writing by Parent in connection with the Financing and/or any permitted replacement, or amended, modified or alternative, financing (including, solely for purposes of this Section 5.17(b), one or more debt or capital markets (including private placement) financings, including any issuance of equity, equity-linked securities or securities that are not equity-linked, to be issued or incurred in addition to or in lieu of the financing contemplated by the Debt Commitment Letter or pursuant to any “market flex” or securities demand provisions of the Fee Letters) (it being understood that any such financing shall constitute “Financing” for purposes of this Section 5.17, including:

(A) causing its management team, with appropriate seniority and expertise, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions (including with the Company’s auditors), drafting sessions and sessions with lenders, investors and rating agencies, in each case in connection with the Financing and at times and locations mutually agreed and reasonably coordinated in advance (it being understood that any such meetings, presentations, road shows and sessions may be by conference call or video conference);

(B) reasonably cooperating with the syndication and marketing efforts of Parent and its Financing Sources in connection with the Financing, including assisting Parent and any Financing Sources with the preparation of appropriate and customary materials for rating agency presentations (and assisting in the obtaining of corporate credit and corporate family ratings from any ratings agencies), bank information memoranda, road show materials, offering memoranda, prospectuses, registration statements and other customary marketing materials required in connection with the Financing;

provided that any such documents in relation to securities shall not be issued by the Company or any of its Subsidiaries; provided, further, that any rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Financing shall reflect the Surviving Corporation and/or their Subsidiaries as the obligors;

(C) assisting Parent in connection with the preparation and registration of any pledge and security documents or other documents relating to the pledge of collateral, indentures, supplemental indentures, currency or interest rate hedging agreements, credit agreements and other definitive financing documents as may be reasonably requested in writing by Parent or the Financing Sources (including using reasonable best efforts to facilitate obtaining from the Company’s auditors consents of such auditors for use of their reports in any materials relating to the Financing and comfort letters from such auditors, in each case as reasonably requested in writing by Parent or the Financing Sources), and otherwise reasonably facilitating the pledging of collateral, including using reasonable best efforts to arrange for the delivery of stock certificates of the Company’s Subsidiaries (if applicable), and the granting of security interests in respect of the Financing, it being understood that such documents will not take effect until the Closing Date;

(D) to the extent required in connection with the Financing, furnishing Parent, as promptly as practicable following Parent’s request in writing, with (1) (x) the financial statements of the Company and its Subsidiaries set forth in clauses (1) and (2) of paragraph 5 of Exhibit D of the Debt Commitment Letter and (y) to the extent reasonably available to the Company, the historical financial information regarding the Company and its Subsidiaries necessary to permit Parent to satisfy the condition set forth in clause (3) of paragraph 5 of Exhibit D of the Debt Commitment Letter (or any analogous section in any amendment, modification, supplement, restatement or replacement thereof to the extent not exceeding the scope of the requirements set forth in the Debt Financing Commitment in effect on the date hereof), (2) (x) all other historical financial statements, historical financial data and related audit reports of the Company’s auditors for the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and (y) all other information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-K promulgated by the SEC, in each case, for a registered public offering of securities (whether equity, equity-linked securities or securities that are not equity-linked) on Form S-3 or a private placement of debt securities under Rule 144 promulgated under the Securities Act, by Parent to finance an acquisition of the Company and its Subsidiaries, in each case to the extent reasonably available to the Company, (3) such other pertinent and customary and reasonably available information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent (x) to the extent that such information is of the type and form customarily included in a prospectus, registration statement or offering memorandum for the issuance of securities (whether equity, equity-linked securities or securities that are not equity-linked) pursuant to a registration statement filed with the SEC, an offering pursuant to Rule 144A promulgated under the Securities Act or an offering pursuant to some other exemption under the Securities Act, including historical financial statements of the Company necessary to prepare pro forma financial statements for historical periods, or (y) is otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver, subject to completion of customary procedures, upon the “pricing” of any securities (whether equity, equity-linked securities or securities that are not equity-linked), and the closing of the offering thereof with respect to the historical financial information of the Company and its Subsidiaries to be included in such prospectus, registration statement or offering memorandum, and (4) such other pertinent and customary and reasonably available information regarding the Company and its Subsidiaries as is necessary or customary and as may be reasonably requested in writing by Parent for use in connection with any confidential information memorandum and any bank presentation used for the syndication of the Debt Financing or other Financing (it being understood that for purposes of this Section 5.17(b)(i), Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of any pro forma financial statements and any other pro forma information, including any pro forma adjustments) (all such information and documents in clauses (1)(x), (2)(x) and (3)(y) of this Section 5.17(b)(i)(D), but other than any Excluded Information, the “Required Financial Information”);

(E) no less than three Business Days prior to the Closing Date, furnishing Parent and the Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested in writing by the Financing Sources at least 10 Business Days prior to the Closing Date and that is required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001;

(F) as promptly as reasonably practical following Parent’s request in writing, furnishing Parent and the Financing Sources with such information as may be reasonably necessary for the Required Financial Information to remain Compliant;

(G) delivery of customary authorization letters that authorize a distribution of the confidential information memorandum to prospective lenders, which letters shall contain a customary “10b-5” representation by the Company with respect to the Company and its Subsidiaries and contain a representation that the public-side version does not include material non-public information about the Company and its Subsidiaries or their securities (provided that the Company shall be provided with a reasonable opportunity to review and comment on the disclosure with respect to the Company and its Subsidiaries contained in such confidential information memorandum); and

(H) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested in writing by Parent or any of its Subsidiaries and necessary and customary to permit the consummation of the Financing.

(ii) Notwithstanding the provisions of Section 5.17(b)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to: (A) waive or amend any terms of this Agreement or agree to pay any fees, reimburse any expenses or incur any other liability in connection with the Financing prior to the Closing Date unless it has received prior reimbursement or is otherwise indemnified by Parent in accordance with Section 5.17(e) hereof; (B) require the Company or any of its Subsidiaries, or any director or manager on any of their respective boards of directors or managers (or equivalent bodies), to approve or authorize the Financing unless Parent shall have determined that such directors and managers (or members of equivalent bodies) are to remain as directors and managers (or members of equivalent bodies) of the Company or such Subsidiary on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing or enter into any definitive agreement, certificate, instrument or other document (other than customary authorization letters required pursuant to Section 5.17(b)(i)(G) the effectiveness of which is not conditioned on the Closing Date; (C) give any indemnities that are effective prior to the Closing Date; (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of its business in any material respect or create an unreasonable risk of damage or destruction to any material property or assets of the Company or any of its Subsidiaries; (E) provide any information the disclosure of which is prohibited or restricted under applicable Law, is legally privileged or would result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any obligation of confidentiality (not created in contemplation hereof) binding on the Company or any of its Subsidiaries; (F) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any material agreement to which the Company or any of its Subsidiaries is a party; (G) take any action that would cause any representation or warranty in this Agreement to be breached or become inaccurate (unless such breach or inaccuracy is waived by Parent); (H) cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability; (I) require the Company or any of its Subsidiaries or any of their Representatives to deliver any legal opinions or reliance letters (other than customary authorization letters required pursuant to

Section 5.17(b)(i)(G)); (J) file or furnish any reports or information with the SEC in connection with the Financing, except, after consultation between Parent and the Company and their Representatives, the furnishing on Current Reports on Form 8-K by the Company of information included in documents with respect to such Financing to the extent required in order to satisfy the Company’s Regulation FD disclosure obligations; (K) prepare or provide any Excluded Information; or (L) change any fiscal period or accelerate the Company’s preparation of its SEC reports or financial statements to align with Parent’s fiscal periods. No person who is a director of the Company or any of its Subsidiaries at any time prior to the Closing (a “Pre-Closing Director”) shall be required to take any action to approve the Debt Financing and neither the Company nor any of its Subsidiaries shall be obligated to take any action that requires action or approval by any Pre-Closing Director of the Debt Financing.

(iii) The Company will be deemed to be in compliance with Section 5.17(b)(i) and Section 5.15 unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 5.17(b)(i) or Section 5.15, (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company to provide any cooperation that it would not otherwise be required to provide under Section 5.17(b)(i) or Section 5.15) and (C) the Company fails to take the actions specified on such Non-Cooperation Notice within five Business Days from receipt of such Non-Cooperation Notice.

(c) Use of Logos. The Company hereby consents to the use of all logos of the Company or any of its Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (ii) are used solely in connection with a description of the business of the Company and its Subsidiaries or the Merger and (iii) do not appear on the cover of any rating agency presentations, bank information memoranda and securities offering prospectuses or memoranda, road show presentations and similar documents used in connection with the Financing.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Subsidiaries or any of their representatives pursuant to this Agreement will be kept confidential in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, except that Parent or any of its Subsidiaries will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Financing and to any underwriters, initial purchasers or placement agents in connection with the Financing (and, in each case, to their respective counsel and auditors) so long as such persons are subject to confidentiality undertakings no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(e) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses) incurred by the Company or any of its Subsidiaries in connection with providing the support and cooperation contemplated by Section 5.17(b)(i) and/or Section 5.15.

(ii) Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 5.17(b)(i) and/or Section 5.15 and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).

(f) Subject to the terms and conditions of this Agreement, Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination or reduction of, or grant any waiver of, any condition, remedy or other provision under the Financing Commitments, in each case, without the prior written consent of the Company if such amendment, supplement, modification, replacement, termination, reduction or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Financing below the amount required to consummate the Merger (taking into account other sources of funding (other than cash of the Company and its Subsidiaries)), (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in each case, in a manner that would reasonably be expected to (A) materially delay or prevent the Closing, or (B) make the timely funding of the Financing or the satisfaction of the conditions to obtaining the Financing materially less likely to occur, or (iii) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its or their rights against the other parties to the Financing Commitments; it being understood that notwithstanding the foregoing, Parent and its Subsidiaries may (1) consent to, replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement, (2) make or permit assignments and replacements of an individual lender under the Debt Financing Commitment in connection with the syndication of the Debt Financing, and/or (3) terminate or reduce the aggregate amount of the commitments under the Financing Commitments (and enter into any amendments, modifications of supplements of the Financing Commitments in connection therewith) if Parent and its Subsidiaries have a sufficient amount of available cash on hand from other sources (other than cash of the Company and its Subsidiaries) to make the representation set forth in Section 4.28 (as though made at the time of the effectuation of such amendment, supplement or modification). Promptly following any amendment, supplement, modification, replacement, termination, reduction or waiver of the Financing Commitments in accordance with this Section 5.17(f), Parent shall deliver a copy thereof to the Company and (x) references herein to the “Investment Agreement,” “Debt Commitment Letter,” “Fee Letters,” and/or “Debt Financing Commitment” shall be deemed to include such documents as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.17(f), and (y) references to “Equity Financing” or “Debt Financing”, as applicable, shall include the financing contemplated by the Investment Agreement or Debt Financing Commitment, as applicable, as amended, supplemented, modified, replaced, terminated, reduced or waived in compliance with this Section 5.17(f).

(g) Parent shall (i) give the Company prompt written notice of any default or material breach by any party of any of the Financing Commitments (or, in the case of the Debt Financing Commitment, Financing Agreements related thereto) or any termination or threatened termination thereof of which Parent or Merger Sub has or have knowledge and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing.

(h) Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing.

(i) Notwithstanding anything to the contrary contained herein, neither Parent nor any Affiliate of Parent may engage either Company Financial Advisor or any of their respective Affiliates to provide any portion of the Financing or to be any Financing Source of the Financing without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.

Section 5.18 Merger Sub; Parent Vote.

(a) During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

(b) Parent shall ensure that Merger Sub duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

(c) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 5.19 Subsidiary Director and Officer Resignations. The Company shall cause to be delivered to Parent prior to the Closing resignations, in form and substance reasonably satisfactory to Parent, executed by each director (or similar position) or officer of each Subsidiary of the Company, in each case, conditioned and effective upon the Effective Time; provided, however, that any such resignation by an officer shall not require or be considered to be a termination of employment from the Company or any of its Subsidiaries and shall not waive any rights or entitlements that such officers may have as employees under the CIC Plan or otherwise.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. (i) The Company Stockholder Approval and (ii) the Parent Stockholder Approval shall have been obtained.

(b) S-4 Effectiveness. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) Listing Approval. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) No Legal Prohibition. No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case, that prohibits the consummation of the Merger.

(e) Regulatory Approval. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the transactions contemplated by this Agreement under the HSR Act or under any other Antitrust Law specified in Section 6.1(e) of the Company Disclosure Letter.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a), Section 4.2, Section 4.3(a), Section 4.23 and Section 4.25 shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct (without regard to “materiality,” “Parent Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have in all material respects (i) performed all obligations and (ii) complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time;

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and

(d) Closing Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by Parent’s Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the First Merger. The obligation of Parent to effect the First Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (except for only de minimis inaccuracies) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1 (other than the second sentence of Section 3.1(b)), Section 3.2 (other than Section 3.2(a)), Section 3.3(a), Section 3.23 and Section 3.25 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to “materiality,” “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have in all material respects (i) performed all obligations and (ii) complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time (without giving any effect to (A) any breach of, or action or inaction of the Company of which Parent had knowledge required under, Section 5.17, but for which Parent failed to deliver a Non-Cooperation Notice in accordance with Section 5.17 or (B) subclause (b) in the proviso to Section 5.1(b)(viii), which shall be disregarded for purposes of this Section 6.3(b));

(c) No Company Material Adverse Effect. Since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) Closing Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s Willful and Material Breach of any material provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m., Eastern time, on the date that is the nine (9) month anniversary of the date of this Agreement (the “Original End Date”); provided that if on the Original End Date the conditions to Closing set forth in Section 6.1(d) or Section 6.1(e) (in either case of Section 6.1(d) or Section 6.1(e), solely to the extent the matter giving rise to the failure of such condition is related to the approval under the HSR Act or under any other Antitrust Law specified in Section 6.1(e) of the Company Disclosure Letter) shall not have been satisfied, then such date shall automatically be extended, without any action on the part of any Party, to the twelve (12) month anniversary of the date of this Agreement (the “First Extended End Date”); provided that, if on the First Extended End Date, the conditions to Closing set forth in Section 6.1(d) or Section 6.1(e) (in either case of Section 6.1(d) or Section 6.1(e), solely to the extent the matter giving rise to the failure of such condition is related to the approval under the HSR Act or under any other Antitrust Law specified in Section 6.1(e) of the Company Disclosure Letter) shall not have been satisfied, but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the First Extended End Date) or waived by all parties entitled to the benefit of such conditions, then such date shall automatically be extended, without any action on the part of any Party, to the fifteen (15) month anniversary of the date of this Agreement (the “Second Extended End Date”); provided that, if on the Second Extended End Date, the conditions to Closing set forth in Section 6.1(d) or Section 6.1(e) (in either case of Section 6.1(d) or Section 6.1(e), solely to the extent the matter giving rise to the failure of such condition is related to the approval under the HSR Act or under any other Antitrust Law specified in Section 6.1(e) of the Company Disclosure Letter) shall not have been satisfied, but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Second Extended End Date) or waived by all parties entitled to the benefit of such conditions, then such date shall automatically be extended, without any action on the part of any Party, to the eighteen (18) month anniversary of the date of this Agreement (the “Third Extended End Date”) (the Original End Date, as such date may be extended to the First Extended End Date, the Second Extended End Date and the Third Extended End Date, as applicable, the “End Date”); provided that if the conditions to Closing set forth in Article VI are satisfied prior to the End Date (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on Closing Date), neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(b) until the date that is 10 Business Days after the End Date; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall have resulted from a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c) by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided that the party seeking to terminate the Agreement shall have used reasonable best efforts to prevent the entry of and to remove such relevant legal restraint in accordance with Section 5.7; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was primarily due to a material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(d) by either the Company or Parent, if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by either the Company or Parent, if the Parent Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained;

(f) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its or their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent has not cured such breach or failure within 30 days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

(g) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company has not cured such breach or failure within 30 days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b));

(h) by Parent, prior to receipt of the Company Stockholder Approval, in the event of a Company Adverse Recommendation Change;

(i) by the Company, prior to receipt of the Parent Stockholder Approval, in the event of a Parent Adverse Recommendation Change;

(j) by Parent, at any time prior to receipt of the Parent Stockholder Approval, in order to enter into an agreement with respect to a Parent Superior Proposal pursuant to Section 5.5; provided, however, that Parent shall not terminate this Agreement pursuant to this paragraph, unless in advance of or concurrently with such termination Parent pays, or causes to be paid, the Parent Termination Fee as provided in Section 7.3; provided, further, that Parent has otherwise complied in all respects (other than de minimis noncompliance unrelated to such Parent Superior Proposal) with the provisions of Section 5.5 and Section 5.6; or

(k) by the Company, at any time prior to receipt of the Company Stockholder Approval, in order to enter into an agreement with respect to a Company Superior Proposal pursuant to Section 5.4; provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, unless in advance of or concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee as provided in Section 7.3; provided, further, that the Company has otherwise complied in all respects (other than de minimis noncompliance unrelated to such Company Superior Proposal) with the provisions of Section 5.4 and Section 5.6.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall terminate (except for the provisions of this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in the Confidentiality Agreement and the provisions of this Section 7.2 and Section 7.3, and liability arising out of or the result of, fraud or any Willful and Material Breach of any covenant or agreement or Willful and Material Breach of any representation or warranty in this Agreement occurring prior to termination, in which case the aggrieved Party shall not be limited to Expense Payments or any fee payable pursuant to Section 7.3 and shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Termination Fee; Expenses.

(a) If this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(h) in the event of a Company Adverse Recommendation Change;

(ii) by the Company pursuant to Section 7.1(k); or

(iii) (A) by the Company or Parent pursuant to Section 7.1(d), (B) if a Company Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been publicly withdrawn by a date that is at least 15 Business Days prior to the Company Stockholders’ Meeting and (C) within 12 months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with a third party with respect to or consummates a transaction that is a Company Takeover Proposal with a third party;

then the Company shall pay to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds in the case of clause (i), within two Business Days of such termination, or in the case of clause (ii), at or prior to such termination, or, in the case of clause (iii), upon the earlier of the entry into a definitive agreement with respect to the transactions contemplated by such Company Takeover Proposal and the consummation of such transactions (it being understood that, for purposes of this Section 7.3(a), each reference to “15%” in the definition of “Company Takeover Proposal” in Section 8.15(b) shall be deemed to be a reference to “50.1%”).

(b) If this Agreement is terminated:

(i) by the Company pursuant to Section 7.1(i) in the event of a Parent Adverse Recommendation Change;

(ii) by Parent pursuant to Section 7.1(j); or

(iii) (A) by the Company or Parent pursuant to Section 7.1(e), (B) if a Parent Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been publicly withdrawn by a date that is at least 15 Business Days prior to the Parent Stockholders’ Meeting and (C) within 12 months of the termination of this Agreement, Parent or any of its Subsidiaries enters into a definitive agreement with a third party with respect to or consummates a transaction that is a Parent Takeover Proposal with a third party;

then Parent shall pay to the Company the Parent Termination Fee by wire transfer (to an account designated by the Company) in immediately available funds in the case of clause (i), within two Business Days of such termination, or, in the case of clause (ii), at or prior to such termination, or, in the case of clause (iii), upon the earlier of the entry into a definitive agreement with respect to the transactions contemplated by such Parent Takeover Proposal and the consummation of such transactions (it being understood that, for purposes of this Section 7.3(b), each reference to “15%” in the definition of “Parent Takeover Proposal” in Section 8.15(b) shall be deemed to be a reference to “50.1%”).

(c) If this Agreement is terminated:

(i) (A) by Parent or the Company pursuant to (x) Section 7.1(b) if, at the time of such termination, the conditions to Closing set forth in Section 6.1(d) or Section 6.1(e) (in either case of Section 6.1(d) or Section 6.1(e), solely to the extent the matter giving rise to the failure of such condition is related only to the approval under an Antitrust Law of a Chinese Governmental Entity and no other Antitrust Law or other Law) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on, shall have been satisfied or waived, on the date of such termination), or (y) Section 7.1(c) (solely to the extent an injunction shall have been entered by a Chinese Governmental Entity (and no other Governmental Entity) pursuant to an Antitrust Law permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable), and (B) the Company has complied, in all material respects, with its covenants and agreements set forth in Section 5.7 (without giving any effect to any breach of, or action or inaction of the Company of which Parent had knowledge required under, Section 5.7, but failed to provide prompt notice in accordance with Section 5.7);

then Parent shall pay to the Company the Parent China Regulatory Termination Fee by wire transfer (to an account designated by the Company) in immediately available funds within two Business Days of such termination.

(d) Expense Payments.

(i) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d), the Company shall pay Parent $25,000,000 as payment for Parent’s costs and expenses in connection with this Agreement (the “Parent Expense Payment”) by wire transfer (to an account designated in writing by Parent) in immediately available funds within two Business Days after such termination.

(ii) If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(e), Parent shall pay the Company $25,000,000 as payment for the Company’s costs and expenses in connection with this Agreement (the “Company Expense Payment,” and together with the Parent Expense Payment, the “Expense Payments”) by wire transfer (to an account designated in writing by the Company) in immediately available funds within two Business Days after such termination.

(e) “Parent Termination Fee” shall be an amount equal to $337,700,000. “Parent China Regulatory Termination Fee” shall be an amount equal to $500,000,000. “Company Termination Fee” shall be an amount equal to $108,800,000.

(f) The payment of the Parent Termination Fee, the Parent China Regulatory Termination Fee, the Company Termination Fee, as applicable (in each case, a “Termination Fee Payment”) and the Expense Payments shall be compensation and liquidated damages for the loss suffered by the Company or Parent, as applicable, as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of such Termination Fee Payment or Expense Payment, except in the case of fraud or a Willful and Material Breach. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee Payment shall become due and payable in accordance with Section 7.3(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d), as applicable, from and after such termination and payment of the Termination Fee Payment pursuant to and in accordance with Section 7.3(a), Section 7.3(b), Section 7.3(c), or Section 7.3(d), as applicable, the paying Party shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 7.3(a), Section 7.3(b), Section 7.3(c) or Section 7.3(d), as applicable, except in the case of fraud or a Willful and Material Breach. Each of the Parties acknowledges that the Termination Fee Payment and Expense Payments are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such Termination Fee Payment and/or Expense Payment is due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall any Party be entitled to more than one payment of the Termination Fee Payment in connection with a termination of this Agreement pursuant to which the Termination Fee Payment is payable, and if the Termination Fee Payment is payable at such time as the receiving Party has already received payment or concurrently receives payment from the paying Party in respect of the Parent Expense Payment or the Company Expense Payment, as applicable, the amount of such Parent Expense Payment or the Company Expense Payment actually received by Parent or the Company, as applicable, shall be deducted from the Termination Fee Payment due and payable to such Party. Without limiting Section 8.13, the Parent Termination Fee and the Parent China Regulatory Termination Fee shall be the sole and exclusive remedies of the Company against the Financing Sources under this Agreement or in connection with the transactions contemplated hereby.

(g) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if a Party fails to pay in a timely manner any amount due pursuant to this Section 7.3, then such Party shall reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or which otherwise expressly by their terms survive termination of this Agreement or the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties, it being understood and agreed that all Parties hereto need not sign the same counterpart. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (“Relevant Matters”), shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding anything herein to the contrary, each of the Parties agrees that any right or obligation with respect to any Financing Source in connection with this Agreement, the Financing, the Commitment Letters and the transactions contemplated hereby and thereby, and any claim, controversy, dispute, suit, action or proceeding relating thereto or arising thereunder, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 8.5 Jurisdiction; Specific Enforcement.

(a) The Parties agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement), or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Company seeking to cause Parent to comply with its obligations pursuant to Section 5.17(a)) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument. In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns or any other Relevant Matter, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement or any other Relevant Matter in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any other Relevant Matter, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(b) Notwithstanding anything herein to the contrary, each of the Parties agrees that it will not bring or support any legal action or proceeding, whether in Law or in equity, whether in contract or in tort or otherwise against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable law jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER RELEVANT MATTER (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE).

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email by the Party to be notified; provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 8.7 or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To Parent or Merger Sub:

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Email:         Chuck.Mattera@II-VI.com

Attention:    Vincent D. Mattera, Jr., Chief Executive Officer

with copies to (which shall not constitute notice):

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, PA 16056

Email:         JoAnne.Schwendinger@II-VI.com

Attention:   Jo Anne Schwendinger, Chief Legal and Compliance Officer and Secretary

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Email:         ajnussbaum@wlrk.com

                    klcain@wlrk.com

Attention:   Andrew J. Nussbaum

                    Karessa L. Cain

To the Company:

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA 95054

Email: kevin.palatnik@coherent.com

            bret.dimarco@coherent.com

Attention: Kevin Palatnik

                  Bret DiMarco

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Email:         mike.ringler@skadden.com

                     sonia.nijjar@skadden.com

Attention:    Michael S. Ringler

                    Sonia K. Nijjar

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day. Any Party to this Agreement may notify, in accordance with the procedures set forth in this Section 8.7, any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is properly given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties; provided, however, that Parent may assign its rights under this Agreement to the Financing Sources as collateral security. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term, covenant, restriction or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms, covenants, restrictions and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement, together with the exhibits hereto, schedules hereto and the Confidentiality Agreement, constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or among any of them, with respect to the subject matter hereof and thereof, and, subject to Section 8.13, this Agreement is not intended to grant standing to any person other than the Parties.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a duly authorized representative of each of the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, Section 7.3(f), Section 8.4, Section 8.5(b), Section 8.6, Section 8.8, this Section 8.11 and Section 8.13 may not be amended, supplemented, waived or otherwise modified in a manner materially adverse to any Financing Source without the prior written consent of such Financing Source.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries; Liability of Financing Sources. Each of Parent, Merger Sub and the Company agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, other than:

(a) after the Effective Time, with respect to the provisions of Section 5.10, which shall inure to the benefit of the persons or entities benefitting therefrom who are intended to be third-party beneficiaries thereof;

(b) after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement; and

(c) after the Effective Time, the rights of the holders of Company RSUs to receive the Converted RSUs, as contemplated by the applicable provisions of Section 2.5, in accordance with the terms and conditions of this Agreement;

provided that the Financing Sources shall be express third-party beneficiaries of Section 7.3(f), Section 8.4, Section 8.5(b), Section 8.6, Section 8.8, Section 8.11 and this Section 8.13, and each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Notwithstanding anything to the contrary contained herein, the Company agrees (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof) that (i) it shall not have any rights or claims against any Financing Source of Parent in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, (ii) it will not bring or support any suit, action or proceeding against any Financing Source of Parent in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, and (iii) no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby; provided that following consummation of the Merger, the foregoing will not limit the rights of the parties to any Financing Agreement. Nothing in this Section 8.13 shall in any way limit or qualify the obligations and liabilities of the parties to the Financing Commitments to each other or in connection therewith.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to March 25, 2021, unless the context requires otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Letter and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Letter.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

(ii) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other antitrust or other competition Laws of jurisdictions other than the United States and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and any investment laws relating to foreign ownership and all investment laws relating to foreign ownership.

(iii) “Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in the County of New York, New York are authorized or required by applicable Law to be closed.

(iv) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(v) “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA) and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than any Multiemployer Plan and other than any such benefit, plan, policy, agreement or arrangement if and to the extent required to be provided, maintained or contributed to under applicable Law.

(vi) “Company COVID Action” means any reasonable action taken or omitted to be taken after the date of this Agreement that the Company reasonably determines to be necessary or prudent for the Company or its Subsidiaries to take in connection with or in response to COVID-19, including the establishment of any policy, procedure or protocol, in each case in connection with or in response to: (A) events surrounding any pandemic or public health emergency caused by COVID-19; (B) reinitiating operation of all or a portion of the Company’s and its Subsidiaries’ respective businesses; (C) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of the Company and its Subsidiaries; or (D) protecting the health and safety of customers, employees and other business relationships and ensuring compliance with any legal requirements.

(vii) “Company Intervening Event” means any material event or development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval if and only if such event, development or change in circumstances was neither known by the Company Board or those individuals listed on Section 8.15(a) of the Company Disclosure Letter nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute a Company Intervening Event: (A) events, developments or changes that involve or relate to a Company Takeover Proposal (which matters shall be addressed by and subject to Section 5.4(b)); or (B) the fact in and of itself that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

(viii) “Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing (an “Effect”) that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that the term Company Material Adverse Effect will not include any Effect to the extent resulting from or arising out of:

(A) changes after the date of this Agreement in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), changes in political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a Governmental Entity, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and its Subsidiaries operate;

(B) any changes or developments generally in the industries in which the Company or any of its Subsidiaries are expected to conduct their business from and after the Closing;

(C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (provided, however, that the exceptions in this clause (C) shall not apply to any representation or warranty contained in Section 3.3(a) or Section 3.3(c)(i) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement);

(D) any taking of any action or failure to take an action at the request of Parent or its Affiliates or which is required by the terms of this Agreement;

(E) changes in applicable Law, GAAP or accounting standards;

(F) floods, hurricanes, tornados, earthquakes, fires or other natural disasters;

(G) national or international disasters, acts of God, sabotage, calamities, emergencies, or any escalation or worsening thereof, whether or not occurring or commenced before the date of this Agreement;

(H) any epidemic, pandemic or disease outbreak (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization, “sheltering in place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law (including COVID-19 Measures), directive, pronouncement or guideline or interpretation thereof, or the action of any third party arising out of or relating to any of the foregoing, in each case, following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement;

(I) any Actions arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement or the transactions contemplated hereby; or

(J) failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect);

except, in each case with respect to clauses (A), (B), (E), (F), (G) and (H), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries are expected to operate from and after the Closing.

(ix) “Company RSU” means a restricted stock unit covering shares of Company Common Stock, including any restricted stock units subject to performance-vesting goals or metrics.

(x) “Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (A) that did not result from a material breach (or a deemed material breach) of Section 5.4, (B) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Company Common Stock or more than 50.1% of the assets or revenues of the Company and its Subsidiaries, taken as a whole, (C) that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, and (D) that the Company Board determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement.

(xi) “Company Takeover Proposal” means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company’s consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

(xii) “Compliant” means, with respect to the Required Financial Information, that: (i) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and/or its Subsidiaries, or omit to state any material fact regarding the Company and/or its Subsidiaries necessary in order to make such Required Financial Information not misleading in light of the circumstances under which they were made; and (ii) with respect to any financial statements required to be delivered pursuant to the definition of Required Financial Information, (a) the Company’s independent auditors shall not have withdrawn any audit opinion with respect to any such audited financial statements (unless a new unqualified audit opinion has been received in respect thereof from such auditors or another nationally recognized independent registered accounting firm) and (b) the Company shall not have been informed by its independent auditors that it is required to restate, and the Company has not restated, any financial statements required to be delivered pursuant to the definition of Required Financial Information (and is not actively considering any such restatements); provided that such Required Financial Information shall be deemed Compliant if and when (x) any such restatement has been completed by the Company and updated financial statements delivered pursuant to the delivery of the Required Financial Information or (y) the Company’s independent auditors inform the Company that no such restatement is needed.

(xiii) “Contract” means, with respect to a person, any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written, that is binding on such person under applicable Law.

(xiv) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA or (C) under Sections 412, 430 or 4971 of the Code.

(xv) “COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

(xvi) “COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order or directive by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

(xvii) “Debt Financing Sources” means the persons (other than Parent or any Affiliate of Parent) that have committed to provide or have otherwise entered into agreements in connection with any of the Debt Financing and any joinder agreements, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers or administrative agents in connection with the Debt Financing (including, but not limited to, the Debt Commitment Parties), together with their current and future Affiliates and their and such Affiliates’ officers, directors, employees, attorneys, partners, controlling parties, advisors, members, managers, accountants, consultants, agents and representatives and funding sources of each of the foregoing involved in any of the Debt Financing and their successors and assigns.

(xviii) “Director RSU” means a Company RSU granted to a non-employee member of the Company Board.

(xix) “Environmental Law” means any Law in effect prior to or as of the date hereof relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), or that prohibits, regulates or controls any Hazardous Material or any products containing any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990, the European Union (“EU”) Directive 2012/19/EU on waste electrical and electronic equipment, the EU Directive 2011/65/EU on the restriction on the use of certain hazardous substances, the Administrative Measures on the Control of Pollution Caused by Electronic Information Products, and the European Commission Regulation 1907/2006, and analogous foreign, provincial, state and local Laws.

(xx) “Equity Financing Sources” means the persons (other than Parent or any Affiliate of Parent) that have committed to provide or have otherwise entered into agreements in connection with the Equity Financing and any joinder agreements or other definitive agreements entered into pursuant thereto or relating thereto (including, but not limited to, the Investor), together with their current and future Affiliates and their and such Affiliates’ officers, directors, employees, attorneys, partners, controlling parties, advisors, members, managers, accountants, consultants, agents and representatives and funding sources of each of the foregoing involved in the Equity Financing and their successors and assigns.

(xxi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(xxiii) “ESPP” means the Company’s Employee Stock Purchase Plan, as amended and restated as of February 28, 2012.

(xxiv) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder, or any successor Law.

(xxv) “Exchange Ratio” means 0.91 share of Parent Common Stock.

(xxvi) “Excluded Information” means (A) “segment reporting” (to the extent not required in SEC filings) and financial statements and data that would be required by Rule 3-05 (unless previously filed by the Company with the SEC), 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, (B) information regarding officers or directors prior to consummation of the Merger (except information if any of such persons will remain officers, directors or managers after consummation of the Merger), executive compensation and related party disclosure (unless the Company or any of its Subsidiaries was party to any such related party transactions prior to consummation of the Merger and such transactions will continue in place after consummation of the Merger) or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC and except any information relating to persons who will remain officers, directors or managers after consummation of the Merger), (C) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or in any “description of notes” or “description of other indebtedness” section, or other information customarily provided by the Financing Sources or their counsel, (D) risk factors relating to all or any component of the Financing, (E) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (F) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (excluding information that is historical financial information of the Company), it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments, (G) information that is not available to the Company without undue effort or expense and (H) in addition, in the case of a Rule 144A financing, other information customarily excluded from a Rule 144A offering memorandum.

(xxvii) “Financing Agreement” means any credit agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with the Debt Financing.

(xxviii) “Financing Sources” means the Debt Financing Sources and Equity Financing Sources.

(xxix) “Finisar Convertible Notes” means the 0.50% Convertible Senior Notes due 2036 of Finisar Corporation, a Delaware corporation and Subsidiary of Parent.

(xxx) “Government Contract” means any prime contract, subcontract, blanket purchase agreement, reseller agreement, task, purchase, or delivery order that is (a) between the Company and the U.S. Government or any Governmental Entity or (b) entered into by the Company as a subcontractor (at any tier) to provide supplies or services in connection with a Contract between another entity and a Governmental Entity.

(xxxi) “Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter for which liability or standards of conduct may be imposed, or which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by, or otherwise subject to, any Environmental Laws.

(xxxii) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xxxiii) “Immaterial License” means, with respect to a Party, any (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights granted by any current and former employees, consultants or contractors of such Party or its Subsidiaries for the benefit of such Party or its Subsidiaries; (c) rights granted under any customer agreement in the Ordinary Course of Business; or (d) any non-exclusive license that is not material to the business of such Party or its Subsidiaries and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (w) sales or marketing or similar Contract that includes a license to use the trademarks of such Party or its Subsidiaries for the purposes of promoting the goods or services of such Party or its Subsidiaries; (x) vendor Contract that includes permission for the vendor to identify such Party or its Subsidiary as a customer of the vendor; (y) Contract to purchase or lease equipment or materials, such as a photocopier, computer or mobile phone that also contains a license of Intellectual Property; or (z) license for the use of computer software that is preconfigured, preinstalled or embedded on hardware or other equipment.

(xxxiv) “Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) proprietary rights in computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and internet addresses.

(xxxv) “IRS” means the Internal Revenue Service of the United States.

(xxxvi) “Material Government Contract” means any Government Contract for which: (i) the total contract value, in the aggregate (including the exercise of any options), is $3,000,000 or greater and for which the original contract was executed since January 1, 2018 through the date of this Agreement, and which either (a) is with respect to or involves the direct or indirect provision of any goods or services to any intelligence, defense or military branch of any U.S. Governmental Entity or (b) to the knowledge of the Company, involves the direct or indirect provision of any Defense Article or Defense Service as defined in 22 C.F.R. 120.6 and 22 C.F.R. 120.9 to an end-user that is an intelligence, defense, or military branch of a non-U.S. Governmental Entity as determined by relevant end-user statement on applicable license or authorization or equivalent requirements in the jurisdiction from which the goods or services are provided; (ii) the total contract value, in the aggregate (including the exercise of any options) is $5,000,000 or greater; or (iii) any security clearance or similar authorization is required, including due to the classified or secret nature of such work.

(xxxvii) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(xxxviii) “Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(xxxix) “Nasdaq” means the Nasdaq Global Select Market.

(xl) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(xli) “Ordinary Course of Business” shall describe any action taken by a person if such action is (A) consistent with such person’s past practices and/or is taken in the ordinary course of such person’s normal day-to-day operations, (B) in the case of an action taken by the Company or any of its Subsidiaries, a Company COVID Action and (C) in the case of an action taken by Parent or any of its Subsidiaries, a Parent COVID Action.

(xlii) “Parent Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of Parent or its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any liability, other than any Multiemployer Plan and other than any such benefit, plan, policy, agreement or arrangement if and to the extent required to be provided, maintained or contributed to under applicable Law.

(xliii) “Parent Common Stock VWAP” means the volume weighted average price of a share of Parent Common Stock for a 10 trading day period, starting with the opening of trading on the 11th trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg.

(xliv) “Parent Convertible Notes” means the 0.25% Convertible Senior Notes due 2022 of Parent.

(xlv) “Parent COVID Action” means any reasonable action taken or omitted to be taken after the date of this Agreement that Parent reasonably determines to be necessary or prudent for Parent or its Subsidiaries to take in connection with or in response to COVID-19, including the establishment of any policy, procedure or protocol, in each case in connection with or in response to: (A) events surrounding any pandemic or public health emergency caused by COVID-19; (B) reinitiating operation of all or a portion of Parent’s and its Subsidiaries’ respective businesses; (C) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of Parent and its Subsidiaries; or (D) protecting the health and safety of customers, employees and other business relationships and ensuring compliance with any legal requirements.

(xlvi) “Parent Intervening Event” means any material event or development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Parent Stockholder

Approval if and only if such event, development or change in circumstances was neither known by the Parent Board or those individuals listed on Section 8.15(a) of the Parent Disclosure Letter nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute a Company Intervening Event: (A) events, developments, or changes that involve or relate to a Parent Takeover Proposal (which matters shall be addressed by and subject to Section 5.5(b)); or (B) the fact in and of itself that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

(xlvii) “Parent Material Adverse Effect” means an Effect that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided that the term Parent Material Adverse Effect will not include any Effect to the extent resulting from or arising out of:

(A) changes after the date of this Agreement in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), changes in political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a Governmental Entity, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which Parent and its Subsidiaries operate;

(B) any changes or developments generally in the industries in which Parent or any of its Subsidiaries are expected to conduct their business from and after the Closing;

(C) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (provided, however, that the exceptions in this clause (C) shall not apply to any representation or warranty contained in Section 4.3(a) or Section 4.3(d)(i) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement);

(D) any taking of any action or failure to take an action at the request of the Company or its Affiliates or which is required by the terms of this Agreement;

(E) changes in applicable Law, GAAP or accounting standards;

(F) floods, hurricanes, tornados, earthquakes, fires or other natural disasters;

(G) national or international disasters, acts of God, sabotage, calamities, emergencies, or any escalation or worsening thereof, whether or not occurring or commenced before the date of this Agreement;

(H) any epidemic, pandemic or disease outbreak (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization, “sheltering in place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law (including COVID-19 Measures), directive, pronouncement or guideline or interpretation thereof, or the action of any third party arising out of or relating to any of the foregoing, in each case, following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement;

(I) any Actions arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement or the transactions contemplated hereby; or

(J) failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect);

except, in each case with respect to clauses (A), (B), (E), (F), (G) and (H), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries are expected to operate from and after the Closing.

(xlviii) “Parent RSU” means a restricted stock unit covering shares of Parent Common Stock, including any restricted stock units subject to performance-vesting goals or metrics.

(xlix) “Parent Superior Proposal” means a bona fide, unsolicited written Parent Takeover Proposal (A) that did not result from a material breach (or a deemed material breach) of Section 5.5, (B) that if consummated would result in a third party (or in the case of a direct merger between such third party and Parent, the stockholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Parent Common Stock or more than 50.1% of the assets or revenues of Parent and its Subsidiaries, taken as a whole, (C) that the Parent Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Parent Takeover Proposal, and (D) that the Parent Board determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by the Company in response to such Parent Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Parent Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of Parent from a financial point of view than the transaction contemplated by this Agreement.

(l) “Parent Takeover Proposal” means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Parent or any of its Subsidiaries whose assets, taken together, constitute 15% or more of Parent’s consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Parent Common Stock or securities of Parent representing more than 15% of the voting power of Parent or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Parent, in each case, other than the Merger.

(li) “Pennsylvania Law” means Title 15 of the Pennsylvania Consolidated Statutes.

(lii) “Permit” means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Entity.

(liii) “Permitted Lien” means (A) any Lien for Taxes not yet due or, if due, not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the Ordinary Course of Business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to Real Property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned (direct or indirect) Subsidiaries, the Company Credit Agreement, or any other existing indebtedness of the Company or its Subsidiaries, (F) Real Property easements, rights-of-way, leases, encroachments, restrictions, rights, servitudes, encumbrances, conditions or imperfections of title or other matters of a similar nature and other similar Liens, which, individually and in the aggregate, do not materially impair the present use of the Real Property or otherwise materially impair the present business operations at the Real Property, (G) purchase money Liens or Liens under capital lease arrangements, (H) licenses of Intellectual Property, (I) Liens disclosed in the Company Financial Statements or in the Parent Financial Statements, as applicable, or (J) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(liv) “Personal Data” shall mean any information about an identifiable natural person that is defined as “personal data,” “personally identifiable information,” “biometric information,” “nonpublic personal information,” “protected health information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law relating to privacy, data protection, or information security.

(lv) “Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

(lvi) “Subsidiary” means, with respect to any person, any corporation, partnership, association, trust or other form of legal entity of which (A) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (B) such person or any Subsidiary of such person is a general partner.

(lvii) “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, as applicable, DGCL 203 and Subchapter F of Chapter 25 of Pennsylvania Law).

(lviii) “Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, imposts, levies, duties, fees or other similar governmental assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, escheat, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(lix) “Tax Return” means any report, return, refund, claim, election, statement, estimate, disclosure, document, declaration or information report or return filed or required to be filed with or supplied or required to be supplied to a Taxing Authority (including any amendments thereto and including any attachment, schedule or statement thereto).

(lx) “Taxing Authority” means any Governmental Entity exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

(lxi) “Top Company Customer” means one of the 14 largest customers and resellers of the Company and its Subsidiaries by revenue for the fiscal year ended October 3, 2020.

(lxii) “Top Company Vendor” means one of the 10 largest vendors, suppliers and third-party service providers to the Company and its Subsidiaries by expenditure for the fiscal year ended October 3, 2020.

(lxiii) “Top Parent Customer” means one of the 14 largest customers and resellers of Parent and its Subsidiaries by revenue for the fiscal year ended June 30, 2020.

(lxiv) “Willful and Material Breach” means a material breach that is a consequence of an act undertaken or failure to act by the breaching party with knowledge that the taking of or failure to take such act would cause a material breach of this Agreement. Notwithstanding the foregoing, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful and Material Breach of this Agreement.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Action	Section 5.10(b)
Additional Indebtedness	Section 5.15(a)
Additional Indebtedness Date	Section 5.15(a)
Agreement	Preamble
Anti-Corruption Laws	Section 3.14(a)
BofA	Section 3.23
Book-Entry Shares	Section 2.1(a)(iii)
Cancelled Shares	Section 2.1(a)(ii)
Cash Consideration	Section 2.1(a)(iii)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.3
CIC Plan	Section 2.5(c)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Date Indebtedness	Section 5.15(a)
Commitment Parties	Section 4.27(b)
Company	Preamble
Company Acceptable Confidentiality Agreement	Section 5.4(c)
Company Adverse Recommendation Change	Section 5.4(e)(i)
Company Approvals	Section 3.3(b)
Company Board	Recitals
Company Bylaws	Section 1.5
Company Capitalization Date	Section 3.2(a)
Company Certificate	Section 1.5
Company Common Stock	Section 3.2(a)
Company Credit Agreement	Section 5.15(a)
Company Credit Documents	Section 5.15(a)
Company Data Processors	Section 3.8(c)
Company Designee	Section 1.7
Company Disclosure Letter	Article III
Company Financial Advisors	Section 3.23
Company Financial Statements	Section 3.4(b)
Company Indebtedness Payoff	Section 5.15(a)
Company Insurance Policy	Section 3.18
Company Leased Real Property	Section 3.17(a)
Company Material Contract	Section 3.19(a)
Company Organizational Documents	Section 3.1(c)
Company Owned IP	Section 3.20(a)
Company Owned Real Property	Section 3.17(a)
Company Permits	Section 3.8(b)
Company Qualified Plans	Section 5.16(g)
Company Qualifying Amendment	Section 5.6(a)
Company Real Property Leases	Section 3.17(a)
Company Recommendation	Section 3.3(a)

Company SEC Documents	Section 3.4(a)
Company Stockholder Advisory Vote	Section 3.3(a)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 5.6(c)
Company Subleased Real Property	Section 3.17(b)
Company Subleases	Section 3.17(b)
Company Termination Fee	Section 7.3(e)
Confidentiality Agreement	Section 5.3(b)
Consent	Section 3.3(b)
Continuation Period	Section 5.16(a)
Continuing Employee	Section 5.16(a)
Converted RSUs	Section 2.5(a)
Covered Continuing Employee	Section 2.5(c)
Credit Suisse	Section 3.23
D&O Insurance	Section 5.10(c)
Data Privacy Laws	Section 3.8(c)
Debt Commitment Letter	Section 4.27(a)
Debt Commitment Parties	Section 4.27(a)
Debt Financing	Section 4.27(a)
Debt Financing Commitment	Section 4.27(a)
DGCL	Section 1.1
DGCL 203	Section 3.25
DGCL 262	Section 2.1(b)
Director RSU Consideration	Section 2.5(b)
Dissenting Shares	Section 2.1(b)
Effect	Section 8.15(b)(viii)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Equity Commitment Share Issuance	Section 4.27(b)
Equity Financing	Section 4.27(b)
Exchange Agent	Section 2.3
Exchange Fund	Section 2.4(a)
Expense Payments	Section 7.3(d)(ii)
Fee Letters	Section 4.27(a)
Filing	Section 3.3(b)
Financing	Section 4.27(b)
Financing Commitments	Section 4.27(b)
First Extended End Date	Section 7.1(b)
Form S-4	Section 3.13
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(b)
Indemnified Party	Section 5.10(b)
Investment Agreement	Section 4.27(b)
Investor	Section 4.27(b)
IT Systems	Section 3.20(j)
Joint Proxy Statement/Prospectus	Section 3.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
Letter of Transmittal	Section 2.4(b)
Lien	Section 3.3(c)
Maximum Amount	Section 5.10(c)
Merger	Recitals

Merger Consideration	Section 2.1(a)(iii)
Merger Sub	Preamble
Non-Cooperation Notice	Section 5.17(b)(iii)
Non-Overlap Business	Section 5.7(c)
Original End Date	Section 7.1(b)
Parent	Preamble
Parent Acceptable Confidentiality Agreement	Section 5.5(c)
Parent Adverse Recommendation Change	Section 5.5(e)(i)
Parent Approvals	Section 4.3(c)
Parent Board	Recitals
Parent Capitalization Date	Section 4.2(a)
Parent China Regulatory Termination Fee	Section 7.3(e)
Parent Common Stock	Section 4.2(a)
Parent Data Processors	Section 4.9(c)
Parent Disclosure Letter	Article IV
Parent Expense Payment	Section 7.3(d)(i)
Parent Financial Advisor(s)	Section 4.23
Parent Financial Statements	Section 4.5(b)
Parent Leased Real Property	Section 4.18(a)
Parent Mandatory Convertible Preferred Stock	Section 4.2(a)
Parent Option	Section 4.2(a)
Parent Organizational Documents	Section 4.1(c)
Parent Owned IP	Section 4.21(a)
Parent Owned Real Property	Section 4.18(a)
Parent Permits	Section 4.9(b)
Parent Preferred Stock	Section 4.2(a)
Parent Qualified Plan	Section 5.16(g)
Parent Qualifying Amendment	Section 5.6(a)
Parent Real Property Leases	Section 4.18(a)
Parent Recommendation	Section 4.3(a)
Parent SEC Documents	Section 4.5(a)
Parent Series One Preferred Stock	Section 4.2(a)
Parent Stockholder Approval	Section 4.3(a)
Parent Stockholders’ Meeting	Section 4.3(a)
Parent Sublease	Section 4.18(b)
Parent Termination Fee	Section 7.3(e)
Parties	Preamble
Party	Preamble
Pre-Closing Director	Section 5.17(b)(ii)
Qualifying Termination	Section 2.5(c)
Regulatory Approvals	Section 5.7(a)
Relevant Matters	Section 8.4
Remedies Exceptions	Section 3.3(a)
Representatives	Section 5.4(a)
Required Financial Information	Section 5.17(b)(i)(D)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.4(a)
Second Extended End Date	Section 7.1(b)
Securities Act	Section 3.3(b)
Share Issuance	Recitals
Surviving Corporation	Section 1.1
Termination Date	Section 5.1(a)

Termination Fee Payment	Section 7.3(f)
Third Extended End Date	Section 7.1(b)
Third-Party Consents	Section 5.7(f)
Transaction Litigation	Section 5.13
Warranties	Section 3.20(k)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COHERENT, INC.

By:	/s/ Andy W. Mattes
Name: Andy W. Mattes
Title: President and Chief Executive Officer

II-VI INCORPORATED

By:	/s/ Vincent D. Mattera Jr.
Name: Vincent D. Mattera Jr.
Title: Chief Executive Officer

WATSON MERGER SUB INC.

By:	/s/ Walter R. Bashaw II
Name: Walter R. Bashaw II
Title: President

[Signature Page to Agreement and Plan of Merger]

Annex B

EXECUTION VERSION

AMENDED AND RESTATED INVESTMENT AGREEMENT

by and between

II-VI INCORPORATED

and

BCPE Watson (DE) SPV, LP

Dated as of March 30, 2021

B-i

(CONT’D)

B-ii

(CONT’D)

Exhibits

Exhibit A:	Equity Commitment Letter

Exhibit B:	Form of Issuer Agreement

Exhibit C:	Form of Registration Rights Agreement

B-iii

AMENDED AND RESTATED INVESTMENT AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT AGREEMENT, is made as of March 30, 2021 (this “Agreement”), by and between II-VI Incorporated, a Pennsylvania corporation (the “Company”), and BCPE Watson (DE) SPV, LP, a Delaware limited partnership (together with its successors and any Affiliate that becomes a party hereto pursuant to Section 5.08(b) and Section 8.03, the “Investor”). Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as otherwise defined elsewhere in this Agreement.

WHEREAS, the Company and the Investor previously entered into an Investment Agreement, dated as of March 25, 2021 (the “Original Investment Agreement”) and, pursuant to Section 8.01(i) of the Original Investment Agreement, the parties wish to amend and restate the Original Investment Agreement in its entirety;

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue, sell and deliver to the Investor, and the Investor desires to purchase and acquire from the Company, subject to the terms and conditions set forth in this Agreement, (i) 75,000 shares of the Company’s Series B-1 Convertible Preferred Stock, having no par value per share (the “Series B-1 Preferred Stock”), at the Initial Closing, (ii) 105,000 shares of the Company’s Series B-2 Convertible Preferred Stock, having no par value per share (the “Series B-2 Preferred Stock” and together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”), at the Subsequent Closing, and (iii) up to an additional aggregate number of 35,000 shares of the Company’s Series B-2 Convertible Preferred Stock at the Subsequent Closing, in each case, having the designation, preferences, rights, privileges, powers, and terms and conditions, as specified in the Statement With Respect to Shares;

WHEREAS, concurrently with the execution of the Original Investment Agreement, the Company entered into that certain Agreement and Plan of Merger, dated as of March 25, 2021 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Target Merger Agreement”), by and among the Company, Coherent, Inc., a Delaware corporation (the “Target”), and Watson Merger Sub Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company, pursuant to which the Company will acquire all outstanding equity interests of the Target (the “Target Acquisition”); and

WHEREAS, concurrently with the execution of the Original Investment Agreement, and as a condition and inducement to the willingness of the Company to enter into the Original Investment Agreement, the Equity Provider executed and delivered an equity commitment letter attached as Exhibit A to the Original Investment Agreement (the “Original Equity Commitment Letter”), and, concurrently with the execution of this Agreement, the Equity Provider has executed and delivered an equity commitment letter, a copy of which is attached hereto as Exhibit A (the “Equity Commitment Letter”), which replaces and supersedes the Original Equity Commitment Letter.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions.

(a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“25% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Series B Preferred Stock and/or shares of Company Common Stock that were issued upon conversion of shares of Series B Preferred Stock that represent, in the aggregate and on an as converted basis, at least 25% of the number of shares of Company Common Stock issued to the Investor Parties, on an as converted basis, as of the Initial Closing (if the Subsequent Closing has not occurred) or the Subsequent Closing (if the Subsequent Closing has occurred), as applicable.

“Activist Investor” means, as of any date, any Person identified on the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, then the prevailing comparable list as reasonably determined by the Company), or any Person who, to the knowledge of the Investor, is an Affiliate of such Person.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of the Investor or any of the Investor’s Affiliates and (ii) for purposes of the definitions of “beneficially own”, “beneficial ownership of”, “beneficially owning”, “Bain Group” and “Standstill Period” and Section 4.06, Section 5.02, Section 5.07 and Section 5.11, neither any Bain Excluded Entity, nor Bain Capital Investors, LLC, nor any of their respective Affiliates solely to the extent that any such Person has not received any Confidential Information from any Investor and is not acting at the direction of the Investor or any of its Affiliates that have received Confidential Information, shall be deemed an Affiliate of the Investor and its other Affiliates; provided that any such Person shall not be deemed to have received Confidential Information merely because any investment professional of the Bain Group is a director or manager of such Person and is not acting at the direction of the Investor or any of its Affiliates who have received any Confidential Information. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“as converted basis” means (i) with respect to the outstanding shares of Company Common Stock as of any date, all outstanding shares of Company Common Stock calculated on a basis in which all shares of Company Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock (at the applicable Conversion Price in effect on such date as set forth in the Statement With Respect to Shares and without regard to any restrictions on conversion set forth therein) are assumed to be outstanding as of such date and (ii) with respect to any outstanding shares of Series B Preferred Stock as of any date, the number of shares of Company Common Stock issuable upon conversion of such shares of Series B Preferred Stock on such date (at the applicable Conversion Price in effect on such date as set forth in the Statement With Respect to Shares and without regard to any restrictions on conversion set forth therein).

“Back Leverage” means any (i) bona fide loan or lending transaction entered into by the Investor (or, after the Restricted Period, a Permitted Transferee thereof) to (a) finance a portion of its purchase of the Series B Preferred Stock, (b) finance a return of capital with respect to its investment in the Series B Preferred Stock or the Company Common Stock issued upon conversion thereof, or (c) refinance or replace any indebtedness described in this clause (i), and (ii) granting of Liens by the Investor to secure payment of such indebtedness and related obligations, including on the Series B Preferred Stock and any shares of Company Common Stock held by the Investor Parties.

“Bain Affiliate” means any Affiliate of Bain Capital Investors, LLC or Bain Capital Private Equity, LP that serves as general partner of, or manages or advises, any investment fund affiliated with Bain Capital Investors, LLC that has a direct or indirect investment in the Company.

“Bain Excluded Entity” means (i) any leveraged finance investment fund or any other investment fund associated or affiliated with Bain Capital Investors, LLC, the primary purpose of which is to invest in loans or debt securities, or (ii) any hedge fund associated or affiliated with Bain Capital Investors, LLC.

“Bain Group” means the Investor, together with its Affiliates, including Bain Affiliates.

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA) and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than any Multiemployer Plan and other than any such benefit, plan, policy, agreement or arrangement if and to the extent required to be provided, maintained or contributed to under applicable Law.

“Company Charter Documents” means the Company’s articles of incorporation and bylaws, each as amended, restated, supplemented or otherwise modified to the date of the Original Investment Agreement.

“Company Common Stock” means the common stock, having no par value per share, of the Company.

“Company COVID Action” means any reasonable action taken or omitted to be taken after the date of the Original Investment Agreement that the Company reasonably determines to be necessary or prudent for the Company or its Subsidiaries to take in connection with or in response to COVID-19, including the establishment of any policy, procedure or protocol, in each case in connection with or in response to: (i) events surrounding any pandemic or public health emergency caused by COVID-19; (ii) reinitiating operation of all or a portion of the Company’s and its Subsidiaries’ respective businesses; (iii) mitigating the effects of such events, pandemic or public health emergency on the business of one or more of the Company and its Subsidiaries; or (iv) protecting the health and safety of customers, employees and other business relationships and ensuring compliance with any legal requirements.

“Company RSU” means a restricted stock unit covering shares of Company Common Stock including any restricted stock units subject to performance vesting goals or metrics.

“Company Stockholder Approval” has the meaning given the term “Parent Stockholder Approval” in the Target Merger Agreement.

“Competitor” means any of the Persons listed on Section 1.01(a) of the Disclosure Schedules as a “Competitor” and any Person who, to the knowledge of the Investor, is an Affiliate or successor thereof, including any entity that acquires a controlling interest in a Competitor.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement by and between the Company, on behalf of itself and its Affiliates, and Bain Capital Private Equity, LP, on behalf of itself and its Affiliates, dated January 14, 2021.

“Conversion Price” has the meaning set forth in the Statement With Respect to Shares.

“Convertible Notes” means, collectively, (i) Finisar Convertible Notes and (ii) the Senior Convertible Notes.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order or directive by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Current Percentage” means the portion, expressed as a percentage, of the outstanding shares of Company Common Stock held by the Investor immediately as of the Initial Closing (if the Subsequent Closing has not occurred) or the Subsequent Closing (if the Subsequent Closing has occurred), as applicable, in each case assuming the conversion of the Series B Preferred Stock.

“Environmental Law” means any Law in effect prior to or as of the date of the Original Investment Agreement relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), or that prohibits, regulates or controls any Hazardous Material or any products containing any Hazardous Material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990, the European Union (“EU”) Directive 2012/19/EU on waste electrical and electronic equipment, the EU Directive 2011/65/EU on the restriction on the use of certain hazardous substances, the Administrative Measures on the Control of Pollution Caused by Electronic Information Products, and the European Commission Regulation 1907/2006, and analogous foreign, provincial, state and local Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fall-Away of Investor Board Rights” means the first day on which the 25% Beneficial Ownership Requirement is not satisfied.

“Finisar” means Finisar Corporation, a Delaware corporation and subsidiary of the Company.

“Finisar Convertible Notes” means the 0.50% Convertible Senior Notes due 2036 of Finisar.

“Fraud” means common law fraud under the laws of the State of Delaware; provided, however, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“Fundamental Change” shall have the meaning set forth in the Statement With Respect to Shares.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01(a) and (c) (Organization; Standing) (other than the second sentence of Section 3.01(a)), Section 3.02

(Capitalization) (other than Section 3.02(a)), Section 3.03(a) (Authority; Non-contravention), Section 3.16 (No Rights Agreement; Anti-Takeover Provisions), Section 3.18 (Brokers and Other Advisors) and Section 3.21 (Status of Securities).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any United States, state of the United States or local, foreign or multi-national governmental or regulatory agency, commission, court or authority.

“Hazardous Materials” means any substance, waste, liquid or gaseous or solid matter for which liability or standards of conduct may be imposed, or which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by, or otherwise subject to, any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) proprietary rights in computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and internet addresses.

“Investor Director” means a member of the Board who was elected to the Board as an Investor Director Designee.

“Investor Director Designee” means an individual designated in writing by the Investor and reasonably acceptable to the Board to be nominated for election to the Board pursuant to Section 5.11(a) or 5.11(c), as applicable; provided that Stephen Pagliuca shall be deemed to be reasonably acceptable to the Board to serve as an Investor Director, and each of Ken Hanau and Joseph Robbins shall be deemed to be reasonably acceptable to the Board to serve as an Investor Observer.

“Investor Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to prevent, impair or materially delay (i) the consummation by the Investor of any of the Transactions on a timely basis or (ii) the compliance by the Investor with its obligations under this Agreement.

“Investor Parties” means the Investor and each Affiliate of the Investor to whom shares of Series B Preferred Stock or Company Common Stock are transferred pursuant to Section 5.08(b)(i) or Section 5.08(b)(viii).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to Company and its Subsidiaries, the actual knowledge of the individuals listed in Section 1.01(b) of the Disclosure Schedules.

“Liens” means liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset.

“Management Services Agreement” means that certain Management Services Agreement, to be dated as of the Initial Closing Date, providing for expense reimbursement and indemnification for any Investor personnel that provide services to the Company to the extent the Company requests such services.

“Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing (an “Effect”) that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that the term Material Adverse Effect will not include any Effect to the extent resulting from or arising out of:

(A)

changes after the date of the Original Investment Agreement in general business, economic or market conditions in the United States or elsewhere in the world (including changes generally in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities or credit markets), changes in political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a Governmental Entity, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, in each case generally affecting the industries in which the Company and its Subsidiaries operate;

(B)

any changes or developments generally in the industries in which the Company or any of its Subsidiaries are expected to conduct their business from and after the closing under the Target Merger Agreement;

(C)

the announcement or the existence of, compliance with or performance under, this Agreement, the Target Merger Agreement or the transactions contemplated hereby or thereby (provided, however, that the exceptions in this clause (C) shall not apply to any representation or warranty contained in Section 3.03(a) or Section 3.03(c)(1) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement);

(D)

any taking of any action or failure to take an action at the request of the Target or its Affiliates or which is required by the terms of the Target Merger Agreement, or at the request of Investor or its Affiliates or which is required by the terms of this Agreement;

(E)	changes in applicable Law, GAAP or accounting standards;

(F)	floods, hurricanes, tornados, earthquakes, fires or other natural disasters;

(G)

national or international disasters, acts of God, sabotage, calamities, emergencies, or any escalation or worsening thereof, whether or not occurring or commenced before the date of the Original Investment Agreement;

(H)

any epidemic, pandemic or disease outbreak (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization, “sheltering in place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law (including COVID-19 Measures), directive, pronouncement or guideline or interpretation thereof, or the action of any third party arising out of or relating to any of the foregoing, in each case, following the date of the Original Investment Agreement or any material worsening of such conditions threatened or existing as of the date of the Original Investment Agreement;

(I)	any actions arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement, the Target Merger Agreement or the transactions contemplated hereby or thereby; or

(J)

failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (J) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect); except, in each case with respect to clauses (A), (B), (E), (F), (G) and (H), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries are expected to operate from and after the closing under the Target Merger Agreement.

“Maximum Percentage” means the Current Percentage plus 3%.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Ordinary Course of Business” shall describe any action taken by the Company or any of its Subsidiaries if such action is (i) consistent with such Person’s past practices and/or is taken in the ordinary course of such Person’s normal day-to-day operations or (ii) a Company COVID Action.

“Parity Stock” means any class or series of capital stock that ranks on a parity basis with any series of the Series B Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. “Parity Stock” shall include any rights, options or warrants exercisable or exchangeable for or convertible into Parity Stock.

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Issuances” means issuances of Parity Stock: (i) in connection with the closing of the Target Acquisition if the Company shall have made the Upsize Offer contemplated by Section 2.01(b)(i) and the Investor shall not have made the election contemplated by Section 2.01(b)(i) of this Agreement to purchase the full dollar amount of Series B-2 Preferred Stock offered in the Upsize Offer, provided that such issuance(s) does not exceed (A) the dollar amount of the Upsize Offer, less (B) the dollar amount, if any, as to which such election has been made to, and the holder(s) of the Series B-1 Preferred Shares do, purchase pursuant to such Section 2.01(b)(i), (ii) in the form of a customary convertible preferred security that does not provide for a premium upon liquidation and that is issued on arms-length terms, provided that the amount of Parity Stock under this clause (ii) outstanding at any time does not exceed $500 million, and (iii) in the form of a customary public mandatory convertible preferred, provided that the amount of Parity Stock under this clause (iii) outstanding at any time does not exceed $1.0 billion (including the Company Mandatory Convertible Preferred Stock). Prior to making any Permitted Issuance pursuant to clause (ii) above, the Company shall offer the Investor the opportunity to purchase such securities.

“Permitted Liens” means (i) any Lien for Taxes not yet due or, if due, not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, (ii) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the Ordinary Course of Business or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (iii) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to Real Property, including zoning, building or similar restrictions, (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (v) Liens relating to intercompany borrowings among the Investor and its wholly owned (direct or indirect) Subsidiaries or any other existing indebtedness of the Investor or its Subsidiaries, (vi) Real Property easements, rights-of-way, leases, encroachments, restrictions, rights, servitudes, encumbrances, conditions or imperfections of title or other matters of a similar nature and other similar Liens, which, individually and in the aggregate, do not materially impair the present use of the Real Property or otherwise materially impair the present business operations at the Real Property, (vii) purchase money Liens or Liens under capital lease arrangements, (viii) licenses of Intellectual Property, (ix) Liens disclosed in the Investor financial statements or in the Company financial statements, as applicable, or (x) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, so long as it remains such, and that is a U.S. Person or (ii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity that is controlled by or under common control with such transferor and that is a U.S. Person; provided that portfolio companies of the Investor or any of its Affiliates shall not be Permitted Transferees of any Investor Party hereunder.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Entity.

“Personal Data” shall mean any information about an identifiable natural person that is defined as “personal data,” “personally identifiable information,” “biometric information,” “nonpublic personal information,” “protected health information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law relating to privacy, data protection, or information security.

“Preferred Stock” means the preferred stock, having no par value per share, of the Company.

“Real Property” means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Investor as of the Initial Closing in the form attached hereto as Exhibit C.

“Remedies Exceptions” means the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Convertible Notes” means the Company’s 0.25% Convertible Senior Notes due 2022 with U.S. Bank National Association, as trustee.

“Standstill Period” means the period from and after the Initial Closing Date and ending on the six (6) month anniversary of the date on which no Investor Director is serving on the Board (and as of such time the Investor no longer has board nomination rights pursuant to this Agreement to designate an Investor Director Designee or Investor Observer or otherwise has irrevocably waived in a writing delivered to the Company its rights under Section 5.11 to nominate an Investor Director Designee and designate an Investor Observer); provided that the Standstill Period shall (a) in the case of clauses (i) and (iii) below immediately terminate and expire (and the restrictions of Section 5.07 shall cease to apply and shall be of no further force and effect) and in the case of clause (ii) below shall be suspended during the pendency of such tender or exchange offer, at the earliest of: (i) the Company entering into a definitive written agreement to consummate a Fundamental Change, (ii) the commencement of a tender offer or exchange offer for the Company Common Stock (other than by the Company or its Subsidiaries) recommended by or approved by the Board or (iii) the failure of the stockholders of the Company, upon a vote duly taken thereupon, to elect an Investor Director Designee nominated in accordance with Section 5.11.

“Statement With Respect to Shares” means the definitive Statement With Respect to Shares to be filed with the Pennsylvania Department of State in the form agreed as of the date hereof by the Company and the Investor.

“Subsidiary”, when used with respect to any Person, means, any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (ii) such person or any Subsidiary of such person is a general partner.

“Tax” or “Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, imposts, levies, duties, fees or other similar governmental assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, escheat, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

“Tax Return” means any report, return, refund, claim, election, statement, estimate, disclosure, document, declaration or information report or return filed or required to be filed with or supplied or required to be supplied to a Taxing Authority (including any amendments thereto and including any attachment, schedule or statement thereto).

“Taxing Authority” means any Governmental Entity or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Top Company Customer” means one of the 10 largest customers and resellers of the Company and its Subsidiaries by revenue for the fiscal year ended June 30, 2020.

“Transaction Documents” means this Agreement, the Equity Commitment Letter, the Registration Rights Agreement, the Statement With Respect to Shares, the Issuer Agreement, the VCOC Letters, the Management Services Agreement and the Closing Certificate.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents.

“Transfer” by any Person means, directly or knowingly indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any equity securities beneficially owned by such Person; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of one or more shares of Series B Preferred Stock into shares of Company Common Stock pursuant to the Statement With Respect to Shares, (ii) the redemption or other acquisition of Company Common Stock or Series B Preferred Stock by the Company or (iii) the transfer (other than any transfer by the Investor or an Affiliate of the Investor immediately following which such subject equity securities are beneficially owned by any Person other than a member of the Bain Group) of any limited partnership interests or other equity interests in the Investor (or any direct or indirect parent entity of the Investor) (provided that if any transferor or transferee referred to in this clause (iii) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer, such event shall be deemed to constitute a “Transfer”).

“U.S. Person” means any Person that is: (i) a U.S. citizen or lawful permanent resident; or (ii) organized under the laws of the United States or any jurisdiction within the United States or any non-U.S. branch or affiliate thereof.

“Warranties” means all obligations to service, repair (including to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express or implied warranties made or deemed made in connection with the provision, license or sale of products.

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Location
Acquisition Debt Financing	Section 6.03(d)
Agreement	Preamble
Bankruptcy and Equity Exceptions	Section 3.03(a)
Closing Certificate	Section 6.03(e)
Committed Series B-2 Preferred Shares	Section 2.01(b)
Company	Preamble
Company Approvals	Section 3.03(b)
Company Capitalization Date	Section 3.02(a)
Company Data Processors	Section 3.10(c)
Company Financial Statements	Section 3.05(b)
Company Mandatory Convertible Preferred Stock	Section 3.02(a)
Company Option	Section 3.02(a)
Company Owned IP	Section 3.23(a)
Company Permits	Section 3.10(b)
Company SEC Documents	Section 3.05(a)
Confidential Information	Section 5.05
Covered Persons	Section 5.11(f)
Disclosure Schedules	Article III
DOJ	Section 5.02(d)
Equity Commitment Letter	Recitals
Equity Financing	Section 4.04(a)
Equity Provider	Section 4.04(a)
FTC	Section 5.02(d)

Term	Location
HSR Forms	Section 5.02(c)
Initial Closing	Section 2.02(a)
Initial Closing Date	Section 2.02(a)
Initial HSR Approval	Section 5.02(b)
Initial HSR Form	Section 5.02(b)
Initial Investment	Section 2.01(a)
Initial Investment Purchase Price	Section 2.01(a)
Investor	Preamble
Investor End Date	Section 7.01(c)
Investor First Extended End Date	Section 7.01(c)
Investor Observer	Section 5.11(b)
Investor Original End Date	Section 7.01(c)
Investor Second Extended End Date	Section 7.01(c)
Investor Third Extended End Date	Section 7.01(c)
Issuer Agreement	Section 5.14
IT Systems	Section 3.23(g)
Laws	Section 3.10(a)
Leased Real Property	Section 3.15(a)
Non-Recourse Parties	Section 8.13
Owned Real Property	Section 3.15(a)
Original Equity Commitment Letter	Recitals
Original Investment Agreement	Recitals
Per Share Price	Section 2.01(a)
Permitted Purpose	Section 5.05
Real Property Leases	Section 3.15(a)
Restricted Period	Section 5.08(a)
Series B Preferred Stock	Recitals
Series B-1 Preferred Shares	Section 2.01(a)
Series B-1 Preferred Stock	Recitals
Series B-2 Preferred Shares	Section 2.01(b)
Series B-2 Preferred Stock	Recitals
Series One Preferred Stock	Section 3.02(a)
Shares	Section 2.01
Specified Guidelines	Section 5.11(a)
Sublease	Section 3.15(b)
Subsequent Closing	Section 2.02(b)
Subsequent Closing Date	Section 2.02(b)
Subsequent HSR Form	Section 5.02(c)
Subsequent Investment	Section 2.01(b)
Subsequent Investment Provisions	Section 7.01
Subsequent Investment Purchase Price	Section 2.01(b)
Target	Recitals
Target Acquisition	Recitals
Target Merger Agreement	Recitals
Upsize Offer	Section 2.01(b)
Upsize Offer Date	Section 2.01(b)
Upsize Series B-2 Preferred Shares	Section 2.01(b)
Upsize Subsequent Investment Purchase Price	Section 2.01(b)
VCOC Letters	Section 5.18

ARTICLE II

Purchase and Sale

Section 2.01 Purchase and Sale.

(a) Initial Investment. On the terms of this Agreement, at the Initial Closing, the Investor will and hereby does purchase and acquire, and the Company will and hereby does issue, sell and deliver to the Investor, 75,000 shares of the Series B-1 Preferred Stock (such shares, the “Series B-1 Preferred Shares”) for a purchase price per share equal to $10,000.00 (the “Per Share Price”) for an aggregate purchase price of $750,000,000.00 (the “Initial Investment Purchase Price”) (such transaction, the “Initial Investment”).

(b) Subsequent Investment. Subject to Section 2.01(b)(i), on the terms of this Agreement and the Statement With Respect to Shares and subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, at the Subsequent Closing the holders of the Series B-1 Preferred Stock shall purchase and acquire from the Company an aggregate number of 105,000 shares of Series B-2 Preferred Stock (such shares, the “Committed Series B-2 Preferred Shares”), and the Company shall issue, sell and deliver to such holders of the Series B-1 Preferred Stock, the Committed Series B-2 Preferred Shares for a purchase price per share equal to the Per Share Price for an aggregate purchase price of $1,050,000,000.00 (the “Subsequent Investment Purchase Price”) (such transactions, the “Subsequent Investment”).

(i) Following the execution of this Agreement and prior to the thirty (30)-day anniversary thereof, the Company may offer (such offer, the “Upsize Offer”, and the date of such offer, the “Upsize Offer Date”) to the Investor an option to purchase up to an additional 35,000 shares of Series B-2 Preferred Stock, at a purchase price per share equal to the Per Share Price, exercisable in the sole discretion of the Investor by delivering an irrevocable written notice to the Company to such effect no later than the sixty (60)-day anniversary of the Upsize Offer Date and specifying the number of offered shares of Series B-2 Preferred Stock as to which the Investor is making such irrevocable election (any such shares elected to be purchased in such notice, the “Upsize Series B-2 Preferred Shares,” and together with the Committed Series B-2 Preferred Shares, the “Series B-2 Preferred Shares”; the Series B-2 Preferred Shares together with the Series B-1 Preferred Shares, the “Shares”; and the aggregate purchase price for the Upsize Series B-2 Preferred Shares, the “Upsize Subsequent Investment Purchase Price”).

Section 2.02 Initial and Subsequent Closing.

(a) Initial Closing. The closing of the Initial Investment (the “Initial Closing”) shall take place remotely via the electronic exchange of documents and signatures at 10:00 a.m. Eastern Time on March 31, 2021, unless otherwise agreed to in writing by the Company and the Investor. The date on which the Initial Investment is to occur is herein referred to as the “Initial Closing Date.”

(i) At the Initial Closing:

(A)

the Company shall deliver to the Investor (1) the Series B-1 Preferred Shares free and clear of all Liens, except restrictions imposed by the articles of incorporation and bylaws of the Company, the Securities Act or any applicable state or foreign securities Laws, and Liens arising due to actions by or on behalf of the Investor, including Liens contemplated by the Issuer Agreement, if any, or Section 5.08 of this Agreement, and (2) the Registration Rights Agreement, duly executed by the Company;

(B)

the Company will deliver to the Investor a customary legal opinion of the General Counsel of the Company or outside corporate counsel to the Company as to the due authorization, valid issuance and non-assessability of the Series B-1 Preferred Shares;

(C)

the Investor shall (1) pay the Initial Investment Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing, and (2) deliver to the Company the Registration Rights Agreement, duly executed by the Investor;

(D)	in each case if requested by the Investor, the Company shall have executed and delivered to the Investor (1) the Issuer Agreement and (2) a VCOC Letter in a form reasonably acceptable to the Company;

(E)	the Investor and the Company shall have received the Management Services Agreement duly executed by the other party; and

(F)	the Company will file the Statement With Respect to Shares with the Pennsylvania Department of State.

(b) Subsequent Closing. Subject to the satisfaction or, to the extent permitted by applicable law, waiver by the party entitled to the benefit thereof of all of the conditions to the Subsequent Closing set forth in Article VI, the closing of the sale of the Series B-2 Preferred Shares contemplated hereby (the “Subsequent Closing”) shall take place, immediately prior to the consummation of the Target Acquisition, remotely via the electronic exchange of documents and signatures, or such other time and place as the Company and the Investor may agree in writing. The date on which the Subsequent Closing is to occur is herein referred to as the “Subsequent Closing Date.” The Company shall provide the Investor with at least five (5) Business Days prior written notice of the expected closing date of the Target Acquisition.

(i) At the Subsequent Closing:

(A)

on the terms of this Agreement and the Statement With Respect to Shares, the Company shall deliver to the holders of the Series B-1 Preferred Shares, the Committed Series B-2 Preferred Shares and, if an election has been made by the Investor pursuant to Section 2.01(b)(i), the Upsize Series B-2 Preferred Shares free and clear of all Liens, except restrictions imposed by the articles of incorporation and bylaws of the Company, the Securities Act or any applicable state or foreign securities Laws, and Liens arising due to actions by or on behalf of the Investor, including Liens contemplated by the Issuer Agreement, if any, or Section 5.08 of this Agreement;

(B)

the Company will deliver to the Investor a customary legal opinion of the General Counsel of the Company or outside corporate counsel to the Company as to the due authorization, valid issuance and non-assessability of the Series B-2 Preferred Shares; and

(C)

the holders of the Series B-1 Preferred Shares shall pay the Subsequent Investment Purchase Price and, if an election has been made by the Investor pursuant to Section 2.01(b)(i), the Upsize Subsequent Investment Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to the account designated by the Company in writing.

ARTICLE III

Representations and Warranties of the Company

Except (x) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of the Original Investment Agreement and after January 1, 2019 (excluding any risk factor or forward-looking disclosures contained in such documents under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer, or other statements that are similarly nonspecific or predictive, cautionary, or forward-looking) or (y) as set forth in the confidential disclosure schedules delivered by the Company to the Investor prior to the execution of this Agreement (the “Disclosure Schedules”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Company and its Subsidiaries represent and warrant to the Investor as follows:

Section 3.01 Organization; Standing; Subsidiaries.

(a) The Company is a corporation duly incorporated and presently subsisting under the Laws of the Commonwealth of Pennsylvania. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(b) Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States) and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority or be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary (to the extent the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has made available to the Investor, prior to the date of the Original Investment Agreement, a true and complete copy of the Company Charter Documents.

Section 3.02 Capitalization.

(a) The authorized capital stock of Company consists of 300,000,000 shares of Company Common Stock, and 5,000,000 shares of Preferred Stock, of which, immediately prior to the filing of the Statement With Respect to Shares, 2,300,000 shares are designated Series A Mandatory Convertible Preferred Stock (“Company Mandatory Convertible Preferred Stock”) and 300,000 shares are designated Series One Preferred Stock (the “Series One Preferred Stock”). As of February 26, 2021 (the “Company Capitalization Date”), (i) 104,828,047 shares of Company Common Stock were issued and outstanding, (ii) 13,484,634 shares of Company Common Stock were held in treasury, (iii) 2,300,000 shares of Company Mandatory Convertible Preferred Stock were issued or outstanding and (iv) no shares of Series One Preferred Stock were issued and outstanding. As of the Company Capitalization Date, 13,867,704 shares of Company Common Stock were reserved for issuance under Company equity plans, of which amount (A) 2,714,466 shares of Company Common Stock are issuable upon the exercise of options to purchase or acquire shares of Company Common Stock (each a “Company Option”), (B) 3,095,514 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSUs (with respect to performance-based awards, assuming performance is achieved at “target”), and (C) 518,309 shares of Company Common Stock are subject to performance share awards (assuming performance is achieved at “target”). As of the Company Capitalization Date, (A) up to 8,914,798 shares of Company Common Stock may be issuable upon conversion of the then outstanding shares of Company Mandatory Convertible Preferred Stock, (B) up to 7,330,940 shares of Company Common Stock may be issuable upon conversion of the Company’s then outstanding Senior Convertible Notes and (C) up to 74,814 shares of Company Common Stock may be issuable upon conversion of the then outstanding Finisar Convertible Notes.

(b) Except for the Target Merger Agreement, as set forth in Section 3.02(a) or as set forth on Section 3.02 of the Disclosure Schedules (and other than shares of Company Common Stock issued since the Company Capitalization Date pursuant to the terms of outstanding Company stock awards or in respect of any outstanding shares of Company Mandatory Convertible Preferred Stock or any Convertible Notes), as of the date of the Original Investment Agreement, there are no outstanding shares of capital stock or other equity interests in the Company or subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries.

Section 3.03 Authority; Noncontravention.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board, and except for the Company Stockholder Approval no other corporate proceedings on the part of the Company or vote of the Company’s securityholders are necessary to authorize the consummation of the Transactions. The Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the purchase and sale of the Series B Preferred Stock hereunder, are in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, including the purchase and sale of the Series B Preferred Stock hereunder, and (iii) resolved to recommend the approval by the Company’s stockholders of the Share Issuance (as defined in the Target Merger Agreement) and submit the Share Issuance to the stockholders of the Company for approval. This Agreement has been duly and validly executed and delivered by the Company, and assuming this Agreement constitutes the legal, valid and binding agreement of the Investor, constitutes the legal, valid and binding agreement of Company, enforceable against the Company in accordance with its terms, except as such enforcement may be subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) Other than in connection with or in compliance with (i) the laws of the State of Delaware and the laws of the Commonwealth of Pennsylvania, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” Laws, (v) the rules and regulations of NASDAQ, (vi) the HSR Act and the antitrust Laws and any Laws with respect to foreign investment set forth on Section 3.03(b) of the Disclosure Schedules and (vii) the Company Stockholder Approval (collectively, the “Company Approvals”), no other consent of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Transactions, except for such consents or filings as are not required to be obtained or made prior to consummation of the Transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Transactions and which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Transactions and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Real

Property Lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens (provided that no Lien shall be deemed created by this Agreement), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case, as amended or restated (whether by filing a statement with respect to shares or otherwise), of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04 [RESERVED].

Section 3.05 Company SEC Documents.

(a) The Company and each of its Subsidiaries have filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of the Original Investment Agreement by it with the SEC since January 1, 2018 (all such forms, documents and reports, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading. None of Company’s Subsidiaries is, or at any time since January 1, 2018 has been, required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of Company included in the Company SEC Documents (the “Company Financial Statements”) at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(c) As of the date of the Original Investment Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Company relating to the Company SEC Documents. As of the date of the Original Investment Agreement, none of the Company SEC Documents is, to the knowledge of Company, the subject of ongoing SEC review.

(d) Neither Company nor any of its Subsidiaries is a party to, or has a commitment to effect, enter into or create, any joint venture, or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries in the Company Financial Statements or other Company SEC Documents.

Section 3.06 Absence of Certain Changes.

(a) Except for the entry into the Target Merger Agreement and actions taken in relation to the transactions contemplated by the Target Merger Agreement, (1) from January 1, 2020, through the date of the Original Investment Agreement, the businesses of each of Company and its Subsidiaries, as applicable, have been conducted in all material respects in the Ordinary Course of Business, and (2) from January 1, 2020 through the date of this Agreement, none of Company or any Subsidiary of Company has undertaken any action that, if taken during the period from the date of this Agreement to the Subsequent Closing Date, would constitute a breach of clauses (i) through (v) or (ix) (solely as it relates to clauses (i) through (v)) of Section 5.01(b).

(b) Since January 1, 2020, through the date of the Original Investment Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.07 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Company’s management has completed an assessment of the effectiveness of Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date of the Original Investment Agreement, management of Company has disclosed to Company’s auditors and the audit committee of the Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting, in each case, that was disclosed to Company’s auditors or the audit committee of the Board in connection with its most recent evaluation of internal controls over financial reporting prior to the date of the Original Investment Agreement. Company maintains a system of internal accounting controls designed to provide reasonable assurances regarding transactions being executed in accordance with management’s general or specific authorization, the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the prevention or timely detection of unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on its financial statements.

Section 3.08 No Undisclosed Liabilities. There are no liabilities or obligations of Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of the Original Investment Agreement, (ii) liabilities or obligations arising under or in accordance with this Agreement or the Target Merger Agreement, (iii) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2019, and (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.09 Legal Proceedings. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (b) there are no orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

Section 3.10 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company material contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to possess or file the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Company and each of its Subsidiaries are in material compliance with the terms and requirements of all Company Permits, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) Company and each of its Subsidiaries are in compliance, and have since January 1, 2018 complied, with all applicable Data Privacy Laws; (ii) neither Company nor any of its Subsidiaries has, since January 1, 2018, received any written notice from any applicable Governmental Entity alleging any violation of applicable Data Privacy Laws by Company, any of its Subsidiaries or, to the knowledge of Company, any third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of Company or any of its Subsidiaries (“Company Data Processors”), nor has Company or any of its Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Entity; (iii) Company and each of its Subsidiaries have, since January 1, 2018, taken commercially reasonable steps (including, as appropriate, implementing reasonable technical, physical or administrative safeguards) designed to protect Personal Data in their possession or under their control against loss and unauthorized access, use, modification or disclosure, and, to the knowledge of Company, since January 1, 2018, there has been no incident of the same, or of the same with respect to any Personal Data maintained or otherwise processed for or on behalf of Company or its Subsidiaries; (iv) Company and each of its Subsidiaries have, since January 1, 2018, taken commercially reasonable steps with respect to Company Data Processors to obligate such persons to comply in all material respects with applicable Data Privacy Laws and to take reasonable steps to protect and secure Personal Data from loss or unauthorized use, access, modification or disclosure; and (v) the execution, delivery and performance of this Agreement complies with all applicable Data Privacy Laws (including the General Data Protection Regulation (EU) 2016/679, the Data Protection Act 2018 (UK), and the California Consumer Protection Act) and Company’s and each of its Subsidiaries’ applicable published policies, statements, and notices relating to privacy, data protection or information security regarding Personal Data.

Section 3.11 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), (iii) as of the date of the Original Investment Agreement there are no effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Company or any of its Subsidiaries, (vi) no claim has been made in writing or, to Company’s knowledge, otherwise, by a Taxing Authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns of a certain type that Company or any of its Subsidiaries is or may be subject to taxation of such type or required to file Tax Returns of such type in that jurisdiction, (vii) there are no Liens for Taxes on any of the assets of Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (viii) neither Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is Company or commercial agreements or arrangements not primarily related to Taxes and entered into in the ordinary course of business) or has any liability for Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, by contract (other than commercial contracts not primarily related to Taxes and entered into in the ordinary course of business) or otherwise, (ix) neither Company nor any of its Subsidiaries is bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Entity, in each case, that could reasonably be expected to affect the liability for Taxes of Company or any of its Subsidiaries following the Initial Closing, (x) none of Company or any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2), and (xi) none of the Company or any of its Subsidiaries has, within the two (2)-year period ending on the date of the Original Investment Agreement, been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended or purported to qualify in whole or in part for tax free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(b) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.11, Section 3.05, Section 3.06 (to the extent relating to Taxes) and Section 3.12 (to the extent relating to Taxes) are the sole and exclusive representations and warranties of Company with respect to Taxes.

Section 3.12 Employee Benefit Plans.

(a) Except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to Company and its Subsidiaries, (i) each Company Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, and (ii) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid or, to the extent not required to be made or paid on or before the date of the Original Investment Agreement, have been reflected on the books and records of Company in accordance with GAAP. As of the date of the Original Investment Agreement, there are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2016, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code and (ii) none of Company or any of its ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company, nor its Subsidiaries nor any of their respective ERISA Affiliates has, at any time since January 1, 2016, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or Multiple Employer Plan.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Company or any of its Subsidiaries to any severance pay or any other similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer or (iii) trigger any funding obligation under any Company Benefit Plan.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Company Benefit Plan provides for, and neither Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(f) Except as would not, either individually or in the aggregate, reasonably be expected to result in material liability to Company or its Subsidiaries, each Company Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

Section 3.13 Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement, works council agreement or similar labor-related agreement or arrangement, (ii) no strike, material work slowdown, work stoppage, or unfair labor practice against Company or any of its Subsidiaries is pending, or to knowledge of Company, threatened and (iii) to the knowledge of Company, no activities or proceedings of any labor union to organize any employees of Company or any of its Subsidiaries are pending or threatened. As of the date of the Original Investment Agreement, no labor union or works council represents any employees of Company or any of its Subsidiaries in connection with their employment with Company or any of its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, Company and each of its Subsidiaries is in compliance with all applicable Laws respecting hiring, employment and employment practices, terms and conditions of employment, harassment, retaliation, reasonable accommodations, leaves of absence, occupational safety and health, workers’ compensation, employee classification, wages and hours, engagement of independent contractors (including the appropriate classification of the same), payroll taxes, redundancy, “mass layoffs,” “plant closings” and immigration with respect to all employees, independent contractors, and other service providers of Company and its Subsidiaries.

(c) As of the date of the Original Investment Agreement, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) there are no charges, complaints, audits or investigations pending or scheduled by any Governmental Entity pertaining to the employment practices or actions of Company or any of its Subsidiaries or, to Company’s knowledge, threatened against Company or any of its Subsidiaries and (ii) to Company’s knowledge, no complaints or charges relating to employment practices or actions of Company or any of its Subsidiaries have been made since January 1, 2018 to any Governmental Entity or submitted to Company or any of its Subsidiaries.

(d) To the knowledge of Company, neither Company nor any of its Subsidiaries is party to a settlement agreement with any employee of Company or any of its Subsidiaries that involves material allegations of sexual harassment by any employee of Company or any of its Subsidiaries at the level of Senior Vice President or above. To the knowledge of Company, no material allegations of sexual harassment are pending against any employee of Company or any of its Subsidiaries at the level of Senior Vice President or above in his or her capacity as such.

Section 3.14 Environmental Matters. Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws (which compliance includes the possession, and the compliance with the terms and conditions, by Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations), and there are no investigations, actions, suits or proceedings pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, in each case, except as, individually or in the aggregate, has not had a would not reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any written notice from a Governmental Entity that alleges that Company or any of its Subsidiaries is violating, or has or may have, violated any Environmental Law, or may have any liability or obligation arising under, retained or assumed by contract or by operation of law, except for such violations, liabilities and obligations that would not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Company, there has been no release of any Hazardous Materials by Company or any of its Subsidiaries at, to or from any facilities owned or leased by Company or any of its Subsidiaries as of or prior to the date of the Original Investment Agreement or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, stored, produced, imported, used, processed or disposed of by Company or any of its Subsidiaries and, in each case, for which Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability. Neither Company nor any of its Subsidiaries has, either through contract or by operation of law, assumed or agreed to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other person with respect to any liabilities arising under Environmental Laws except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Company has delivered or made available to the Company all material environmental assessment reports, investigations and audits in its possession or control, which relate to environmental matters for which Company may reasonably be expected to have any material liability with respect to Company and its Subsidiaries’ business and operations. The representations and warranties set forth in this Section 3.14, Section 3.03, Section 3.05, Section 3.06 and Section 3.08 are Company’s sole and exclusive representations and warranties relating to Environmental Laws or liabilities relating to the release or disposal of Hazardous Materials.

Section 3.15 Real Property.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) either Company or a Subsidiary of Company has good and valid title, subject to Permitted Liens, to each material Real Property owned by Company or any Subsidiary of Company (such owned property collectively, the “Owned Real Property”) and (ii) either Company or a Subsidiary of Company has a good and valid leasehold interest in each material lease, material sublease and other material agreement under which Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any Real Property (such property, the “Leased Real Property”) and such leases, subleases and other agreements (collectively, the “Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens and any Lien encumbering the interest of the landlord thereunder. Except as would not reasonably be expected to have a Material Adverse Effect, each Real Property Lease and each Sublease (defined below) is valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions. Except as would not reasonably be expected to have a Material Adverse Effect, no uncured default of a material nature on the part of Company or, if applicable, its Subsidiary or, to the knowledge of Company, the landlord, sublandlord or subtenant thereunder (as applicable), exists under any Real Property Lease or Sublease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Real Property Lease or Sublease.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Owned Real Property or the Leased Real Property (each, a “Sublease”) that would reasonably be expected to adversely affect the existing use of such Owned Real Property or Leased Real Property by Company or its Subsidiaries in the operation of its business thereon; and (ii) there are no outstanding (A) options or (B) rights of first refusal in favor of any other party to purchase any Owned Real Property or any portion thereof or interest therein.

Section 3.16 No Rights Agreement; Anti-Takeover Provisions. The Board has taken all action necessary to render inapplicable to this Agreement and the Transactions all applicable state Laws (including Subchapter F of Chapter 25 of PBCL) and any similar provisions in the Company’s articles of incorporation or bylaws. As of the date of the Original Investment Agreement and as of the date of this Agreement, no “fair price,” “business combination,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state (including Pennsylvania) will prohibit or impair the Transactions contemplated by this Agreement.

Section 3.17 Customers. Section 3.17 of the Disclosure Schedules sets forth a list of the Top Company Customers. As of the date of the Original Investment Agreement, neither Company nor any of its Subsidiaries has received any written notice from any Top Company Customer that such Top Company Customer shall not continue as a customer of Company and its Subsidiaries or that such Top Company Customer intends to terminate, not renew or materially amend existing contracts with Company or any of its Subsidiaries or otherwise materially modify its business relationship with Company and its Subsidiaries, except as would not be material and adverse to Company and its Subsidiaries, taken as a whole.

Section 3.18 Brokers and Other Advisors. Except for Allen & Company LLC and J.P. Morgan Securities LLC, neither the Company nor any of the Company’s Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Transactions.

Section 3.19 Sale of Securities. Based in part on the representations and warranties set forth in Section 4.06, the sale of the Shares pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Series B Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Series B Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or steps that would cause the offering or issuance of Series B Preferred Stock under this Agreement to be integrated with other offerings by the Company.

Section 3.20 Listing and Maintenance Requirements. The Company Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NASDAQ, and the Company has taken no action designed to, or which to the Knowledge of the Company is reasonably likely to have the effect of, terminating the registration of the Company Common Stock under the Exchange Act or delisting the Company Common Stock from the NASDAQ, nor has the Company received as of the date of the Original Investment Agreement any notification that the SEC or the NASDAQ is contemplating terminating such registration or listing.

Section 3.21 Status of Securities. As a result of the approval by the Board referred to in Section 3.03(a), the shares of Series B Preferred Stock to be issued pursuant to this Agreement, and the shares of Company Common Stock to be issued upon conversion of the Series B Preferred Stock, have been duly authorized and reserved for issuance by all necessary action. When issued and sold against receipt of the consideration therefor as provided in this Agreement or the Statement With Respect to Shares, such securities shall be validly issued, fully paid and nonassessable (whether or not the Subsequent Closing occurs), will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, the articles of incorporation and bylaws of the Company, Section 5.08 of this Agreement and any applicable state securities Laws and any Liens arising due to actions by or on behalf of the Investor, including Liens contemplated by the Issuer Agreement. Upon any conversion of any shares of Series B Preferred Stock into Company Common Stock pursuant to the Statement With Respect to Shares, the shares of Company Common Stock issued upon such conversion shall be validly issued, fully paid and nonassessable, and will not be subject to preemptive rights of any other stockholder of the Company, and will be free and clear of all liens, except restrictions imposed by the Securities Act, the articles of incorporation and bylaws of the Company, Section 5.08 of this Agreement and any applicable state securities Laws and any Liens arising due to actions by or on behalf of the Investor, including Liens contemplated by the Issuer Agreement. The respective rights, preferences, privileges, and restrictions of the Series B Preferred Stock and the Company Common Stock as of the Initial Closing and Subsequent Closing, as applicable, will be as stated in the articles of incorporation and bylaws of the Company (including the Statement With Respect to Shares).

Section 3.22 Indebtedness. The Company is not party to any contract, and is not subject to any provision in the Company Charter Documents or other governing documents or resolutions of the Board that, in each case, by its terms restricts, limits, prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Statement With Respect to Shares.

Section 3.23 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries solely and exclusively own the Intellectual Property owned (or purported to be owned) by the Company and its Subsidiaries (“Company Owned IP”), free and clear of all Liens other than Permitted Liens. All material issued patents, all registered copyrights and all registered trademarks that are registered or filed in the name of the Company or any of its Subsidiaries are subsisting and, to the knowledge of the Company, valid and enforceable. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Owned IP is not subject to any outstanding consent, settlement, Lien (other than Permitted Liens), decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to impair the continued operation of the businesses of the Company and its Subsidiaries as conducted as of the date of the Original Investment Agreement.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of the Original Investment Agreement, (i) the conduct of the business of the Company and its Subsidiaries as conducted since January 1, 2018 and as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since January 1, 2018 through the date of the Original Investment Agreement, the Company has not received any written claim alleging any such infringement, misappropriation or other violation. Since January 1, 2018 through the date of the Original Investment Agreement, there is no and has not been any legal proceeding brought by a third party against the Company or any of its Subsidiaries (or against another person who has sought indemnification from the Company or any of its Subsidiaries in connection with such legal proceeding) with respect to any material alleged infringement or other material violation by the Company, its Subsidiaries, its or their current products or services, or other operation of the Company’s or any of its Subsidiaries’ businesses, of the Intellectual Property of such third party, that is outstanding and unresolved as of the date of the Original Investment Agreement, or which, if resolved, has resulted in any material liability or obligation (including ongoing payment), or the resolution of which required granting any license under any Company Owned IP.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of the Original Investment Agreement, to the knowledge of the Company, no person or entity is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have, since January 1, 2018 through the date of the Original Investment Agreement, brought (or asserted or threatened in writing) any claim against any person alleging that such person is infringing or misappropriating any material Company Owned IP, that is outstanding and unresolved as of the date of the Original Investment Agreement.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect all material trade secrets of the Company or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, there have been no unauthorized uses or disclosures of any such trade secrets, and (ii) none of the Company or its Subsidiaries has published, provided or disclosed, nor are the Company or its Subsidiaries under any present or contingent obligation to so publish, provide or disclose, any software source code for Company Owned IP, including through or in connection with any agreement requiring the Company or any of its Subsidiaries to place any software source code in escrow.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries has received any support, funding, resources or assistance from any Governmental Entity, or from any university, college, other academic institutions, or non-profit research centers in the development of any Intellectual Property owned by the Company or its Subsidiaries, that resulted in, or is reasonably expected to result in, such third-parties being granted any rights or licenses to, or ownership interest in, any such Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no rights have been granted to any Governmental Entity with respect to any Company Owned IP other than substantially the same standard commercial rights as are granted by the Company to commercial end users in the Ordinary Course of Business.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization, in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other person any license or other right to any Company Owned IP.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the information technology systems (“IT Systems”) used by the Company and its Subsidiaries are designed, implemented, operated and maintained in accordance with reasonable and customary industry standards and practices for entities operating businesses similar to the business of the Company and its Subsidiaries, including with the respect to redundancy, reliability, scalability and security, and constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business of the Company and its Subsidiaries as conducted in the 12 months prior to the date of the Original Investment Agreement. Without limiting the foregoing, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that their IT Systems are free from viruses, contaminants and other harmful code, (ii) the Company and its Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for their businesses and have taken all reasonable steps to safeguard the security and the integrity of their IT Systems, and (iii) there has been no failure, breakdown, loss or impairment of, or any unauthorized intrusions or breaches of the security with respect to the IT Systems used by the Company or any of its Subsidiaries that (A) has resulted in a disruption or interruption in the operation of the business of the Company or its Subsidiaries or (B) to the knowledge of the Company, has resulted in loss, unauthorized access to, or unauthorized modification or disclosure of any confidential information of or maintained by, for or on behalf of the Company or its Subsidiaries.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there exist no facts, and no events have occurred, that would reasonably be expected to form the basis of any present or future claim against the Company or its Subsidiaries, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any breach of Warranties of the Company.

Section 3.24 Affiliate Transactions. To the knowledge of the Company, no officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) with the exception of liabilities incurred in the Ordinary Course of Business, owes money to, or is owed money by, the Company or its Subsidiaries, or (c) is a party to or the beneficiary of any contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Company SEC Documents, there are no contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer’s or director’s immediate family, on the other hand.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificates delivered by the Investor in connection with the Transactions, the Company acknowledges that neither the Investor nor any person on behalf of the Investor makes, and none of the Company or any person acting on behalf of the Company, has relied or is relying upon, any other express or implied representation or warranty with respect to the Investor or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with the Transactions, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV, neither the Investor nor any other person will have or be subject to any liability or obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Company or any other person for purposes of, or in expectation of, the Transactions.

ARTICLE IV

Representations and Warranties of the Investor

The Investor represents and warrants to the Company, as of the date of the Original Investment Agreement (unless expressly stated as of the date hereof, in which case as of the date hereof) and as of the Subsequent Closing Date:

Section 4.01 Organization; Standing; Ownership. The Investor is a limited partnership duly formed, validly existing and in good standing under the Laws of its organization, and is a U.S. Person. The Investor has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

(a) The Investor is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary (to the extent the “qualification to do business” or “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have an Investor Material Adverse Effect.

(b) As of the date of the Original Agreement and as of the date hereof, the Investor and its Affiliates do not beneficially own any shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

Section 4.02 Authority; Noncontravention. The Investor has the requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the Transactions. The execution and delivery by the Investor and the other Transaction Documents of this Agreement and the consummation of the Transactions have been duly and validly authorized by the board of directors (or equivalent) of the Investor, and no other corporate proceedings on the part of the Investor or vote of the Investor’s equityholders are necessary to authorize the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Investor, and assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes the legal, valid and binding agreement of the Investor, enforceable against it, in accordance with its terms, except as such enforcement may be subject to the Bankruptcy and Equity Exceptions. Neither the execution and delivery of this Agreement or the other Transaction Documents by the Investor, nor the consummation of the Transactions by the Investor, nor performance or compliance by the Investor with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation or bylaws (or other comparable charter or organizational documents) of the Investor or (ii) violate any law, order or judgment applicable to the Investor or violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any contract to which the Investor is a party or accelerate the Investor’s obligations under any such contract, except, in the case of clause (ii), as would not, individually reasonably be expected to have an Investor Material Adverse Effect.

Section 4.03 Governmental Approvals. Except for (a) the filing by the Company of the Statement With Respect to Shares with the Pennsylvania Department of State and (b) filings required under, and compliance with other applicable requirements of, the HSR Act and the antitrust Laws and any Laws with respect to foreign investment set forth on Section 4.03 of the Disclosure Schedules, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect. The Bain Group does not hold five percent (5%) or more of the voting securities or non-corporate interests (as “hold,” “voting securities,” and “non-corporate interests” are defined under 16 CFR 801) of any entity that competes with the Company or the Target, to the extent that any such holdings would reasonably be expected to prevent or materially delay the expiration or termination of the waiting period or the obtaining or receiving of any consent or approval under the HSR Act or any other antitrust or foreign investment Law in connection with the Transactions. For purposes of giving the representations and warranties in this Section 4.03, it is acknowledged and agreed that the Investor has relied on the information regarding the Company and its Subsidiaries that has been provided to the Investor’s Representatives by the Company and its Representatives.

Section 4.04 Financing.

(a) As of the date hereof, the Investor has delivered to the Company a true and complete copy of the Equity Commitment Letter, pursuant to which Bain Capital Fund XII, L.P., Bain Capital Fund (DE) XII, L.P. and Bain Capital Fund (Lux) XII, SCSp (collectively, the “Equity Provider”), have committed, subject only to the terms and conditions thereof, to invest the amounts set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that (A) the Company is an express third party beneficiary thereof; and (B) the Investor and Equity Provider will not oppose the granting of an injunction, specific performance or other equitable relief seeking to enforce the obligations under the Equity Commitment Letter on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity in connection with the exercise of such third party beneficiary rights.

(b) (i) The Equity Commitment Letter and the terms of the Equity Financing have not been amended or modified as of the date hereof and as of the date of the Subsequent Closing; (ii) as of the date hereof no such amendment or modification is contemplated; and (iii) as of the date hereof the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect. There are no other contracts, agreements, side letters or arrangements to which the Investor is a party relating to the funding or investing, as applicable, that would reasonably be expected to adversely affect the availability or conditionality of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent related to the funding or investing, as applicable, of the full amount of the Equity Financing.

(c) The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, will be, in the aggregate, sufficient to pay the Initial Investment Purchase Price at the Initial Closing and the Subsequent Investment Purchase Price at the Subsequent Closing, on the terms and subject to the conditions contemplated in this Agreement. The Company acknowledges (x) the separate corporate existence of the Investor and (y) that the sole asset of the Investor is cash in a de minimis amount and its rights under this Agreement and the Equity Commitment Letter, in each case in accordance with, and subject to, the terms and conditions set forth herein and therein and that no additional funds will be contributed to the Investor unless and until the Initial Closing occurs pursuant to the terms and conditions of this Agreement.

(d) As of the date hereof, the Equity Commitment Letter (in the form delivered by the Investor to the Company) is in full force and effect and constitutes the legal, valid and binding obligations of the Investor and Equity Provider, as applicable, enforceable against the Investor and Equity Provider, as applicable, in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity. Assuming the accuracy of the representations and warranties set forth in Article III in all respects as of the date of the Original Investment Agreement, no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of the Investor or Equity Provider pursuant to the Equity Commitment Letter. Subject to the Company’s compliance with this Agreement, as of the date hereof, the Investor has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Equity Financing to be satisfied by it, whether or not such term or condition is contained in the Equity Commitment Letter. As of the date hereof, the Investor has fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date hereof, in each case pursuant to and in accordance with the terms of the Equity Commitment Letter.

Section 4.05 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Investor or any of its Affilates, except for Persons, if any, whose fees and expenses will be paid by the Investor.

Section 4.06 Securities Act Representations.

(a) The Investor is an accredited investor (as defined in Rule 501 of the Securities Act), and is aware that the sale of the Shares is being made in reliance on a private placement exemption from registration under the Securities Act. The Investor is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Investor is acquiring the Shares (and any shares of Company Common Stock issuable upon conversion of the Shares) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Shares (or any shares of Company Common Stock issuable upon conversion of the Shares) and agrees not to reoffer or resell the Shares in violation of the Securities Act. The Investor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Shares (and any shares of Company Common Stock issuable upon conversion of the Shares) and is capable of bearing the economic risks of such investment. The Investor has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(b) Neither the Investor nor any of its Affiliates is acting in concert, and neither the Investor nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Investor, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities, in each case, other than with respect to any bona fide loan from one or more financial institutions.

Section 4.07 No Other Representations or Warranties. Except for the representations and warranties contained in Article III or in any certificates delivered by the Company in connection with the Transactions, the Investor acknowledges that neither the Company nor any person on behalf of the Company makes, and none of the Investor or any person acting on behalf of the Investor has relied or is relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, or with respect to any other information provided or made available to the Investor in connection with the transactions contemplated hereby or the transactions contemplated by the Target Merger Agreement, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article III, neither the Company nor any other person will have or be subject to any liability or obligation to the Investor or any other person resulting from the distribution or failure to distribute to the Investor, or the Investor’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Investor in any electronic data room maintained by the Company for purposes of, or in expectation of, the transactions contemplated by this Agreement.

ARTICLE V

Additional Agreements

Section 5.01 Negative Covenants.

(a) From and after the date hereof until the earlier of the Subsequent Closing or the Investor End Date (or, if earlier, termination of the Target Merger Agreement), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of the Investor (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated, required or permitted by this Agreement (including the Statement With Respect to Shares) or required by the Target Merger Agreement, (iv) in connection with a Company COVID Action, or (v) as set forth in Section 5.01 of the Disclosure Schedules, the Company covenants and agrees that it shall use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in all material respects in the Ordinary Course of Business; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to take, and nothing in this Agreement shall prohibit the Company or its Subsidiaries from taking, any Company COVID Action.

(b) The Company agrees with the Investor, on behalf of itself and its Subsidiaries, that, from the date hereof and prior to the earlier of the Subsequent Closing and the Investor End Date (or, if earlier, termination of the Target Merger Agreement), except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or Company Benefit Plan, (ii) with the prior written consent of the Investor (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated, required or permitted by this Agreement or required by the Target Merger Agreement, (iv) in connection with a Company COVID Action, or (v) as set forth in Section 5.01 of the Disclosure Schedules, the Company:

(i) shall not amend or restate any Company Charter Document;

(ii) shall not, and shall not permit any of such Subsidiaries to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, except for any such transaction by a wholly owned (direct or indirect) Subsidiary of the Company which remains a wholly owned (direct or indirect) Subsidiary following the consummation of such transaction;

(iii) shall not, and shall not permit any of such Subsidiaries that is not wholly owned (directly or indirectly) by the Company or is not a wholly owned (direct or indirect) Subsidiary of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends or distributions by any Subsidiaries only to the Company or to any other wholly owned (direct or indirect) Subsidiary of the Company;

(iv) shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions;

(v) shall not, and shall not permit any of such Subsidiaries to, acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets from any other person except for such acquisitions for an amount not to exceed $100 million in value in the aggregate (for all such transactions), in each case that would not reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement, the other Transaction Documents or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions, (C) materially increase the risk of not being able to remove any such order on appeal or otherwise, or (D) prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(vi) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement, the Statement With Respect to Shares or the express terms of any unexercisable or unexercised options or warrants outstanding on the date of the Original Investment Agreement), other than (A) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company stock awards outstanding on the date of the Original Investment Agreement, (B) the sale of shares of Company Common Stock pursuant to the exercise of options or the settlement of any Company stock awards, if necessary to effectuate an option direction upon exercise or for withholding of Taxes in accordance with their terms on the date of the Original Investment Agreement, (C) grants of equity awards in the Ordinary Course of Business, in amounts consistent with past practice, pursuant to any Company Benefit Plan, and (D) the issuance of shares of Company Common Stock or the grant of equity awards in connection with the acquisition of any business or material amount of assets from any other person that is permitted by the terms of this Agreement or the Statement With Respect to Shares;

(vii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness (other than the Acquisition Debt Financing) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions;

(viii) shall not and shall not permit any of its Subsidiaries to directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its wholly owned (direct or indirect) Subsidiaries or among the Company’s wholly owned (direct or indirect) Subsidiaries or in connection with the exercise of any options, or the vesting or settlement of any Company equity awards issued in the Ordinary Course of Business; or

(ix) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (viii) of this Section 5.01(b).

Section 5.02 Reasonable Best Efforts; Filings.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall cooperate with each other and use (and shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders, the expiration or termination of all applicable waiting periods, and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

(b) The Company and the Investor agree to make an appropriate filing of a Notification and Report Form (the “Initial HSR Form”) pursuant to the HSR Act with respect to the transactions contemplated by the Initial Closing (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) as promptly as reasonably practicable following the date of the Original Investment Agreement and in any event no later than ten (10) Business Days (unless the parties mutually agree to a later date), and to supply, as advisable, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and the Company and the Investor agree to use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Transactions. The date upon which any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, relating to the transactions contemplated by the Initial Closing, the “Initial HSR Approval”.

(c) To the extent required by Law, the Company and the Investor agree to make, if necessary, an appropriate filing of a Notification and Report Form (the “Subsequent HSR Form”, and together with the Initial HSR Form, the “HSR Forms”) pursuant to the HSR Act with respect to the transactions contemplated by the Subsequent Closing (which shall request the early termination of any waiting period applicable to the Transactions under the HSR Act) in no event later than such time as would permit the Subsequent Closing Date to occur prior to the closing of the Target Merger Agreement, and to supply, as advisable, as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and the Company and the Investor agree to use reasonable best efforts to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Transactions.

(d) Each of the Company and the Investor shall (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor to, as the case may be, the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other party with respect to information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Entity in connection with the Transactions, provided that materials furnished pursuant to this Section 5.02 may be redacted (a) to remove references concerning the valuation of the Company and the Transactions or other confidential information, (b) as necessary to comply with contractual arrangements, and (c) as necessary to address reasonable privilege concerns, and the parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.02 as “counsel only” or, as appropriate, as “outside counsel only”, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(e) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.02 or elsewhere in this Agreement shall require Investor to take any action with respect to any of its Affiliates or its direct or indirect portfolio companies or other investments, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates or any direct or indirect portfolio companies or other investments of investment funds advised or managed by one or more Affiliates of the Investor. The parties understand and agree that all obligations of the Investor related the HSR Act and any other to regulatory approvals shall be governed exclusively by this Section 5.02.

(f) Each of the Company and the Investor shall not take or agree to take, and shall cause their respective controlled Affiliates not to take or agree to take, any action that would be reasonably likely to prevent or materially delay the consummation of the Transactions or receipt of any governmental approvals that are conditions to the Subsequent Closing pursuant to Article VI.

Section 5.03 Corporate Actions.

(a) At any time that any Series B Preferred Stock is outstanding, the Company shall:

(i) from time to time take all lawful action within its control to cause the authorized capital stock of the Company to include a sufficient number of authorized but unissued shares of Company Common Stock to satisfy the conversion requirements of all shares of the Series B Preferred Stock then outstanding;

(ii) take such actions as reasonably requested by the Investor as may be necessary to render inapplicable any control share acquisition, interested stockholder, business combination or similar anti-takeover provision in the Company Charter Documents or under Chapter 25 of the PBCL or other similar Law that is or could become applicable to the Investor Parties as a result of the Transactions, including the Company’s issuance of Company Common Stock upon conversion of the Series B Preferred Stock;

(iii) not effect any voluntary deregistration under the Exchange Act or any voluntary delisting with the NASDAQ (or any other national securities exchange upon which the Company Common Stock may subsequently be principally listed) in respect of the Company Common Stock other than in connection with a Fundamental Change pursuant to which the Company satisfies in full its obligations under the applicable provisions of the Statement With Respect to Shares, unless the prior written approval of the holders of a majority of the Series B Preferred Stock issued and outstanding has been obtained; and

(iv) so long as the Investor continues to beneficially own at least 5% of the aggregate number of shares of Series B Preferred Stock issued at the Initial Closing (if the Subsequent Closing has not occurred) or the Initial Closing and the Subsequent Closing (if the Subsequent Closing has occurred), unless the Investor otherwise consents in writing, not authorize or issue any Parity Stock other than in connection with Permitted Issuances.

(b) If any occurrence since the date of this Agreement until the Subsequent Closing would have resulted in an adjustment to the Conversion Price with respect to the Series B-2 Preferred Stock pursuant to the Statement With Respect to Shares if such Series B-2 Preferred Stock had been issued and outstanding since the date of this Agreement, the Company shall adjust the Conversion Price with respect to such Series B-2 Preferred Stock effective as of the Subsequent Closing, in the same manner as would have been required by the Statement With Respect to Shares if such Series B-2 Preferred Stock had been issued and outstanding since the date of this Agreement.

Section 5.04 Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Investor or its Affiliates without the prior written approval of the Company, unless required by Law (based on the advice of counsel) in which case the Company shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing (but subject to the terms of the Confidentiality Agreement and Section 5.05), the Investor and its Affiliates shall not be restricted from (a) making any filings and disclosures required under applicable laws (including Sections 13 and 16 of the Exchange Act) and (b) communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided that in the case of clause (b), the recipient of such information is subject to a customary obligation to keep such information confidential.

Section 5.05 Confidentiality. Until two years after the Investor no longer owns any Series B Preferred Stock or Company Common Stock issued upon conversion of the Series B Preferred Stock, the Investor will, and will cause its Affiliates and its and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that has been or may be furnished to the Investor, its Affiliates or their respective Representatives by or on behalf of the

Company or any of its Representatives pursuant to this Agreement, the Confidentiality Agreement or the Target Merger Agreement (collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investor Parties’ investment in the Company made pursuant to this Agreement, including the enforcement of the Investor Parties’ rights in respect of such investment and defending any claim or action made in relation to such investment (a “Permitted Purpose”), provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Investor, any of its Affiliates or any of their respective Representatives in violation of this Section 5.05, (ii) was or becomes available to the Investor, any of its Affiliates or any of their respective Representatives from a source other than the Company or its Representatives, provided that that such source was not, to the Investor’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Investor, any of its Affiliates or any of their respective Representatives, provided that such information is not, to the Investor’s knowledge after due inquiry, subject to any legally binding obligation (whether by agreement or otherwise) to keep such information confidential, or (iv) was independently developed by the Investor, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. The Investor agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to the Investor’s Affiliates and its and their respective Representatives to the extent required for a Permitted Purpose, and in any event shall not be shared with any such Representative who, to the knowledge of the Investor, has an employment, director, officer, operating partner or similar relationship with a Competitor, (ii) to its stockholders, limited partners, members or other owners (including any listed entity that is an investor in an Affiliate of the Investor), who are subject to customary confidentiality obligations, as part of ordinary course reporting or review procedure or in connection with such Person’s ordinary course fundraising, transactional or reporting activities, as the case may be, and (iii) in the event that the Investor, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, regulation, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the Investor, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company sufficiently in advance of any such disclosure so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case the Investor shall use reasonable efforts to assist the Company in this respect). The Confidentiality Agreement shall terminate simultaneously with the Initial Closing.

Section 5.06 NASDAQ Listing of Shares. To the extent the Company has not done so prior to the date of the Original Investment Agreement, the Company shall promptly apply to cause the aggregate number of shares of Company Common Stock issuable upon the conversion of the Series B Preferred Stock issued to the Investor pursuant to this Agreement and required to be issued to the Investor pursuant to the Statement With Respect to Shares to be approved for listing on the NASDAQ, subject to official notice of issuance, or such other primary exchange as to which the Common Stock is then admitted for trading.

Section 5.07 Standstill. The Investor agrees that during the Standstill Period, without the prior written approval of the Board, the Investor will not, directly or indirectly, and will cause its Affiliates not to:

(a) acquire, offer or seek to acquire, agree to acquire or make a public proposal to acquire, by purchase or otherwise, any securities of the Company, any securities convertible into or exchangeable for any such securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Company Common Stock or any assets or property of the Company or any Subsidiary of the Company that results in the Investor having beneficial ownership of more than the Maximum Percentage of the shares of the Company Common Stock outstanding at such time (assuming the conversion of the Series B Preferred Stock) (but in any case excluding (i) any issuance by the Company of shares of Company Common Stock or options, warrants or other rights to acquire Company Common Stock (or the exercise thereof) to any Investor Director as compensation for their membership on the Board, and (ii) the acquisition of the shares of Company Common Stock issuable upon conversion of the Series B Preferred Stock);

(b) make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or call or seek to call a meeting of the Company’s shareholders or initiate any stockholder proposal for action by the Company’s shareholders, or other than with respect to the Investor Director, seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c) make any public announcement with respect to, or seek or propose any merger or business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company, or any other extraordinary transaction involving the Company, or enter into any discussions, negotiations, arrangements, understandings or agreements with any other Person regarding any of the foregoing; provided, however, that this clause (c) shall not preclude the tender by the Investor or its Affiliates of any securities of the Company into any tender or exchange offer or the vote by the Investor or its Affiliates of any voting securities of the Company with respect to any Fundamental Change in accordance with the recommendation of the Board;

(d) otherwise act, alone or in concert with others, to control or seek to control, advise or knowingly influence, in any manner, management or the board of directors, or the policies of the Company or any of its Subsidiaries (other than the Investor Director acting in his or her capacity as a member of the Board or voting at a meeting of the Company’s shareholders);

(e) acquire, offer or seek to acquire, by purchase or otherwise, any debt securities of the Company;

(f) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(g) advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, encourage or direct any other Person to do, any of the foregoing;

(h) take any action that would or would reasonably be expected to require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.07;

(i) enter into any discussions, negotiations, communications, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, the Investor Parties) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party (excluding, for the avoidance of doubt, the Investor Parties) with respect to the Company or any securities of the Company or otherwise in connection with any of the foregoing;

(j) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.07; or

(k) contest the validity of this Section 5.07 or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.07;

provided, however, that nothing in this Section 5.07 will limit (1) the Investor Parties’ ability to vote, Transfer (subject to Section 5.08), convert (in accordance with the limitations in the Statement With Respect to Shares) or otherwise exercise rights under its Company Common Stock or Series B Preferred Stock or (2) the ability of any Investor Director to vote or otherwise exercise its fiduciary duties or otherwise act in its capacity as a member of the Board. Notwithstanding anything to the contrary in this Section 5.07, the Investor and its Affiliates may at any time communicate privately with the Company’s directors, officers or advisors or submit to the Board one or more confidential proposals or offers for a transaction (including a transaction that, if consummated, would result in a Fundamental Change), so long as, in each case, such communications and submissions are not intended to, and would not reasonably be expected to, require any public disclosure by the Company of such communications or submissions, as applicable.

Section 5.08 Transfer Restrictions.

(a) Except as otherwise permitted in this Agreement or as expressly contemplated by Section 5.08(b), with respect to the Series B-1 Preferred Shares until the later of (i) the twelve (12)-month anniversary of the Initial Closing and (ii) the first to occur of (A) the Subsequent Closing and (B) the termination of the Target Merger Agreement and, with respect to the Series B-2 Preferred Shares, until the twelve (12)-month anniversary of the Subsequent Closing Date (such period, the “Restricted Period”), the Investor Parties will not Transfer any Series B Preferred Stock or any Company Common Stock issued upon conversion of any Series B Preferred Stock. Following the expiry of the Restricted Period, the Investor Parties will not at any time knowingly Transfer any shares of Series B Preferred Stock to a non-U.S. Person (other than in underwritten offerings and broadly distributed sales pursuant to Rule 144A and/or similar sales) or knowingly Transfer any shares of Company Common Stock to (x) any Competitor (including any Activist Investor), or (y) any Person who, upon the occurrence of such Transfer, would beneficially own more than 5% of the outstanding shares of Company Common Stock (in each case, other than in underwritten offerings and pursuant to Rule 144 under the Securities Act).

(b) Notwithstanding Section 5.08(a), the Investor Parties shall be permitted to Transfer any portion or all of their Series B Preferred Stock or Company Common Stock issued upon conversion of the Series B Preferred Stock at any time under the following circumstances:

(i) Transfers of (A) Series B-1 Preferred Shares following the Restricted Period or (B) Series B-2 Preferred Shares, in the case of each of clauses (A) and (B), to any Permitted Transferees of the Investor, but only if (x) the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and (y) the transferee and the transferor agree in writing for the express benefit of the Company that the transferee shall Transfer the Series B Preferred Stock or Company Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be a Permitted Transferee of the transferor;

(ii) Transfers to the Company or its Subsidiaries;

(iii) Subject to Section 5.07, Transfers pursuant to a merger, tender offer, recapitalization, consolidation or exchange offer or other business combination, acquisition of assets or similar transaction or otherwise, in each case, following an announcement of any Fundamental Change transaction involving the Company or any Subsidiary;

(iv) Transfers in connection with, and only after the commencement of, bankruptcy, insolvency or other similar reorganization proceedings;

(v) Transfers for cash to a Person that is not an affiliate of the Investor to the extent necessary to satisfy a bona fide prepayment requirement under any Back Leverage;

(vi) Transfers in connection with a mortgage, hypothecation and/or pledge to a financial institution or other lender or any agent therefor to secure any Back Leverage and the exercise of any rights thereunder by any such financial institution or lender or any agent therefor, including the foreclosure and subsequent sale of the securities;

(vii) Transfers that have been approved in writing by the Board; and

(viii) Transfers by the Investor, prior to the end of the Restricted Period, of Series B-1 Preferred Shares to an Affiliate of the Investor that is under common control with the Investor and which is a special purpose vehicle formed for the purpose of holding a portion of the Series B Preferred Stock; provided, that prior to and as a condition of such Transfer, the Investor shall have delivered to the Company, in each case in form and substance satisfactory to the Company, (A) an amended and restated Equity Commitment Letter, duly executed by the Equity Providers, the Investor and such Affiliate, that, for the express benefit of the Company, provides such Affiliate with a portion of the Subsequent Contribution (as defined in the Equity Commitment Letter) and continues to provide the remaining portion of the Subsequent Contribution to the Investor, to permit such Affiliate and the Investor to satisfy in full their obligations at the Subsequent Closing and otherwise is consistent with the terms of the Equity Commitment Letter and (B) a written agreement, duly executed by such Affiliate and the Investor, for the express benefit of the Company, pursuant to which (x) such Affiliate agrees to be bound by the terms of this Agreement as if it were the Investor (including without limitation Section 5.20 of this Agreement) and (y) such Affiliate and the Investor agree that such transferee shall not, prior to the Subsequent Closing, cease to be an Affiliate under common control with the Investor.

(c) Any attempted Transfer in violation of this Section 5.08 shall be null and void ab initio.

Section 5.09 [RESERVED].

Section 5.10 Legend.

(a) All certificates or other instruments representing the Series B Preferred Stock or Company Common Stock issued upon conversion of the Series B Preferred Stock will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR EXCEPT, WITH RESPECT TO ANY COMPANY COMMON STOCK, WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, OR.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN AMENDED AND RESTATED INVESTMENT AGREEMENT, DATED AS OF MARCH 30, 2021, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Series B Preferred Stock or Company Common Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, at the request of the holder, in connection with any termination of this Agreement).

Section 5.11 Board Matters; Election of Directors.

(a) Following the Initial Closing and until the occurrence of the Fall-Away of Investor Board Rights, the Investor shall have the right to nominate the Investor Director Designee. Effective as of the Initial Closing, the Company and the Board will increase the size of the Board to accommodate the election of such individual

(unless there is a vacancy in the Board at such time) and the Board shall elect Stephen Pagliuca to the Board to serve as the initial Investor Director Designee. The election or appointment of the Investor Director Designee shall be subject to satisfaction of all requirements set forth in the Company’s corporate governance guidelines, code of business conduct and ethics and insider trading policy in effect from time to time and applicable to other non-executive directors (the “Specified Guidelines”). No Investor Director Designee shall be required to qualify as an independent director under applicable stock exchange rules and federal securities laws and regulations. Following the Initial Closing and until the occurrence of the Fall-Away of Investor Board Rights, the Investor shall continue to have the right to nominate the Investor Director Designee. The Company will reimburse the Investor Director and any observer appointed pursuant to Section 5.11(b) for their respective reasonable and documented out-of-pocket expenses incurred in connection with travel to or from and attendance at each meeting of the Board consistent with reimbursement policies of the Company applicable to non-executive directors of the Board. The Investor Director will receive compensation no less favorable than such compensation received by other non-executive directors of the Board. The Investor Director shall have the right to serve on all committees of the Board, subject to applicable legal and stock exchange requirements. The Investor agrees, upon the Company’s request, to timely provide the Company with accurate and complete information relating to the Investor Director as may be required to be disclosed by the Company under the Exchange Act and the rules and regulations promulgated thereunder and to make any necessary independence determinations, including for service on Board committees. Upon the occurrence of the Fall-Away of Investor Board Rights, at the written request of the Board, the Investor Director shall resign, and the Investor shall cause the Investor Director immediately to resign, from the Board effective as of the date of the Fall-Away of Investor Board Rights.

(b) Following the Initial Closing and until the occurrence of the Fall-Away of Investor Board Rights, the Investor shall have the right (in addition to the rights set forth in Section 5.11(a)) to designate a non-voting observer of the Board (the “Investor Observer”) reasonably satisfactory to the Board (it being agreed that Joseph Robbins is satisfactory to the Board). The Investor Observer shall be entitled to (i) attend, strictly as an observer, meetings of each committee of the Board, subject to applicable legal and stock exchange requirements, other than the Subsidiary Committee of Board and any similar committee that may be formed in the future and (ii) receive notice of and have the right to attend, strictly as an observer, meetings of the Board, and the Company shall provide the observer with copies of all notices, minutes, consents and other material in connection therewith at the same time as such materials are distributed to members of the Board; provided, that (A) the Investor shall cause the Investor Observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to the observer pursuant hereto and (B) the Company and the Board shall have the right to withhold any information and to exclude the Investor Observer from any meeting or portion thereof if doing so is, in the opinion of outside counsel to the Company, advisable or necessary to protect the attorney-client privilege between the Company and counsel or work product protection, violate any Law or violate the terms of any confidentiality agreement or other contract with a third party. In order to be eligible to serve in such capacity, the Investor Observer shall provide a written undertaking to the Company agreeing to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, to the extent applicable to non-executive directors of the Company. The Investor Observer shall have no right to vote on any matters presented to the Board or any Board committee or be entitled to receive any compensation in his or her capacity as Investor Observer. Any action taken by the Board at any meeting will not be invalidated by the absence of the Investor Observer at such meeting. All obligations of the Company pursuant to this Section 5.11(b) shall terminate, and, upon request by the Board, the Investor shall cause the Investor Observer to resign promptly from his or position as a non-voting observer, in each case upon the Investor ceasing to have the right to designate the Investor Observer pursuant to this Section 5.11.

(c) Following the Initial Closing and until the occurrence of the Fall-Away of Investor Board Rights, at any annual meeting of the Company’s stockholders at which the term of the Investor Director shall expire, the Investor shall have the right to designate, in accordance with the articles of incorporation and bylaws of the Company and the PBCL and in accordance with the provisions of this Section 5.11, the Investor Director Designee. The Company and the Board shall (i) include each Investor Director Designee designated by the

Investor in accordance with this Section 5.11 in the Company’s slate of nominees for the applicable meeting of the Company’s stockholders (whether in the Company’s proxy statement or otherwise), (ii) recommend that the Company’s stockholders vote in favor of such Investor Director Designee, (iii) use its reasonable best efforts to support such nominees with substantially the same level of efforts and support as is used and/or provided for the other director nominees of the Company with respect to the applicable meeting of stockholders, (iv) cause the Board to have sufficient vacancies to permit such Investor Director Designee to be elected as a member of the Board and (v) so long as any Investor Director Designee is eligible to be so designated in accordance with this Section 5.11, not take any action to remove such person as such a director without cause without the prior written consent of the Investor. The Investor shall not be required to comply with the advance notice provisions generally applicable to the nomination of directors by the Company so long as the Investor provides reasonable advance notice to the Company of the Investor Director Designee prior to the mailing of the proxy statement by the Company (provided, that upon the request of the Investor the Company shall provide reasonable advance notice to the Investor of the expected mailing date). For the avoidance of doubt, failure of the stockholders of the Company to elect any Investor Director Designee to the Board shall not affect the right of the Investor to nominate directors for election pursuant to this Section 5.11 in any future election of directors.

(d) In the event of the death, disability, resignation or removal of the Investor Director as a member of the Board (other than pursuant to Section 5.11(c)), the Investor may designate an Investor Director Designee (in accordance with the process set forth in Section 5.11(a)) to replace such director and the Company shall cause such Investor Director Designee to fill such resulting vacancy. In the event of the death, disability, resignation or removal of the Investor Observer, the Investor may designate an observer designee (in accordance with the process set forth in Section 5.11(b)) to replace such observer.

(e) The Company agrees to negotiate in good faith the form of, and agrees to enter into, a customary director indemnification agreement with the Investor Director no less favorable than with other non-executive members of the Board and including customary provisions as agreed by the parties in good faith, and the Company shall indemnify the Investor Director and provide the Investor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board, pursuant to the articles of incorporation and bylaws of the Company, the PBCL or otherwise. The Company acknowledges and agrees that the Company shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the Company’s articles of incorporation, bylaws and/or any indemnification agreement entered into between the Company and the Investor Director (such that the Company’s obligations to such indemnitees are primary), and the Company agrees to include customary “Levy Provisions” with respect to the foregoing in any such indemnification agreement.

(f) To the fullest extent permitted by the PBCL and subject to any express agreement that may from time to time be in effect, the Company agrees that any Investor Director Designee, Investor Observer, the Investor and any other member of the Bain Group or any portfolio company thereof (collectively, “Covered Persons”) may, and shall have no duty not to, (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates; and/or (iii) make investments in any kind of property in which the Company may make investments. To the fullest extent permitted by the PBCL, the Company renounces any interest or expectancy to participate in any business or investments of any Covered Person as currently conducted or as may be conducted in the future, and waives any claim against a Covered Person and shall indemnify a Covered Person against any claim that such Covered Person is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of such person’s participation in any such business or investment. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgement which is not appealed in the applicable time) that such Covered

Person is not entitled to indemnification under this Section 5.11(f), in which case any such advanced expenses shall be promptly reimbursed to the Company. The Company agrees that in the event that a Covered Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Person and (y) the Company or its Subsidiaries, the Covered Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries, except for any corporate opportunity which is expressly offered to a Covered Person in writing stating that such offer is intended for such Covered Person in his or her capacity as a member of the Board. To the fullest extent permitted by the PBCL, the Company hereby renounces any interest or expectancy in any potential transaction or matter of which the Covered Person acquires knowledge. The Company shall pay in advance any expenses incurred in defense of such claim as provided in this provision, except to the extent that a Covered Person is determined by a final, non-appealable order of a Delaware court having competent jurisdiction (or any other judgment which is not appealed in the applicable time) to have breached this Section 5.11(f) in which case any such advanced expenses shall be promptly reimbursed to the Company.

(g) For so long as an Investor Director Designee is on the Board, (i) such Investor Director Designee shall be subject to the Specified Guidelines, but the Company shall not implement or maintain any trading policy, equity ownership guidelines (including with respect to the use of Rule 10b5-1 plans and preclearance or notification to the Company of any trades in the Company’s securities) or similar guideline or policy with respect to the trading of securities of the Company that applies to the Investor or its Affiliates (including a policy that limits, prohibits or restricts the Investor or its Affiliates from entering into any hedging or derivative arrangements), in each case other than with respect to any Investor Director Designee solely in his or her individual capacity, except as provided herein, or that imposes confidentiality obligations on any Investor Director Designee that are inconsistent with the Confidentiality Agreement, (ii) any share ownership requirement for any Investor Director Designee serving on the Board shall be deemed satisfied by the securities owned by the Bain Group and/or its Affiliates and under no circumstances shall any of such policies, procedures, processes, codes, rules, standards and guidelines impose any restrictions on the Bain Group’s or its Affiliates’ transfers of securities pursuant to the terms and conditions of the Registration Rights Agreement and (iii) under no circumstances shall any policy, procedure, code, rule, standard or guideline applicable to the Board be violated by any Investor Director Designee (A) accepting an invitation to serve on another board of directors of a company that competes (or whose Subsidiaries compete) in any material respect with the business of the Company or failing to notify an officer or director of the Company prior to doing so (provided, however, that the Investor Director Designee shall be subject to customary recusal requirements of the Board), (B) receiving compensation from the Bain Group or any of its Affiliates, or (C) failing to offer his or her resignation from the Board of Directors except as otherwise expressly provided in this Agreement or pursuant to any majority voting policy adopted by the Board of Directors, and, in each case of (i), (ii) and (iii), it is agreed that any such policies in effect from time to time that purport to impose terms inconsistent with this Section 5.11 shall not apply to the extent inconsistent with this Section 5.11. Notwithstanding the foregoing, the Investor acknowledges and agrees, and will advise each Person who receive any Confidential Information subject to Section 5.05, that the Confidential Information may include material non-public information regarding the Company or its Subsidiaries, and the Investor hereby further acknowledges that it is aware, and that it will advise such Persons, that the United States federal securities laws prohibit persons with material non-public information about a company obtained directly or indirectly from such company from purchasing or selling securities of such company on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities on the basis of such information.

(h) At each meeting of the shareholders of the Company involving the election of directors following the receipt of the Initial HSR Approval and at every postponement or adjournment thereof, the Investor shall, and shall cause the Investor Parties to, take such action as may be required so that all of the voting equity securities of the Company beneficially owned, directly or indirectly, by the Investor Parties and entitled to vote at such meeting of shareholders are voted in favor of each director nominated or recommended by the Board for election.

Section 5.12 Tax Matters.

(a) The Company and its paying agent shall be entitled to withhold Taxes on all payments on the Series B Preferred Stock or Company Common Stock or other securities issued upon conversion of the Series B Preferred Stock in each case to the extent required by applicable Law. The Company shall promptly notify the Investor if it determines that it has such requirement to withhold and give the Investor a reasonable opportunity to provide any form or certificate to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Company shall furnish the Investor with copies of any tax certificate, receipt or other documentation reasonably acceptable to the Investor evidencing such payment. On the Initial Closing Date, the Investor shall deliver to the Company or its paying agent a duly executed, valid, accurate and properly completed IRS Form W-9 or an appropriate IRS Form W-8, as applicable.

(b) Absent a change in law or IRS practice, or a contrary determination (as defined in Section 1313(a) of the Code), the Investor and the Company agree not to treat the Series B Preferred Stock (based on their terms as set forth in the Statement With Respect to Shares) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulations Section 1.305-5, for U.S. federal and applicable state and local income Tax and withholding Tax purposes, and shall not take any position inconsistent with such treatment.

(c) The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (i) the issuance of the Series B Preferred Stock and (ii) the issuance of shares of Company Common Stock upon conversion of the Series B Preferred Stock. However, in the case of conversion of Series B Preferred Stock, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issuance and delivery of shares of Company Common Stock or Series B Preferred Stock to a beneficial owner other than the beneficial owner of the Preferred Stock immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.

Section 5.13 Use of Proceeds. The Company shall use the proceeds from the issuance and sale of the Shares (a) to finance the cash consideration payable and to pay for any costs, fees and expenses incurred in connection with the Target Acquisition and/or (b) for general corporate purposes.

Section 5.14 Back Leverage Cooperation. If requested by the Investor, the Company will provide the following cooperation in connection with the Investor obtaining any Back Leverage (i) subject to applicable law, using reasonable best efforts to (A) remove any restrictive legends on certificates representing the Shares (and any shares of Company Common Stock issued upon conversion of the Shares) and record such Shares (and such shares of Company Common Stock) in book entry form on the books of Company or its transfer agent when eligible to do so or (B) without limiting the generality of clause (A), if such Shares (or such shares of Company Common Stock issued upon conversion of Shares) are eligible for resale under Rule 144A, and eligible to be so deposited, depositing such pledged Series B Preferred Stock or Company Common Stock in book entry form on the books of The Depository Trust Company or other depository with customary restrictive legends, (ii) if so requested by any applicable lender, agent or counterparty, as applicable, using commercially reasonable efforts to register the pledged Series B Preferred Stock and/or shares of Company Common Stock to be issued upon conversion of the Series B Preferred Stock, as applicable, in the name of the relevant lender, agent, counterparty, custodian or similar party to Back Leverage, in certificated or restricted book-entry format on the books and records of the Company’s transfer agent, in each case, with respect to Back Leverage solely as secured party and only to the extent Investor or its Affiliates continues to beneficially own such pledged Series B Preferred Stock or Company Common Stock, (iii) entering into an issuer agreement (an “Issuer Agreement”) with each lender or agent therefor with respect to such Back Leverage substantially in the form attached hereto as Exhibit B, and subject to the consent of the Company (which will not be unreasonably withheld, conditioned or delayed), with such changes thereto as are requested by such lender or agent therefor, (iv) entering into customary triparty agreements with the relevant lender or agent therefor and the Investor relating to the delivery of the Series B Preferred Stock and shares of Company Common Stock, in certificated format or restricted book-entry format on the books and records of the Company’s transfer agent, as determined by the Investor, to the relevant Back Leverage lender or agent therefor, in each case, subject to applicable transfer restrictions and related restrictive legends, or, if such Shares (or such shares of Company Common Stock) are eligible for resale under Rule 144A and eligible to be so deposited, the deposit thereof in book entry form on the books of The Depository Trust Company or other depository for crediting to the relevant collateral accounts upon, funding of the relevant loan and payment of the purchase price of the Investor, including a right for such lender, agent or counterparty as a third party beneficiary with respect to the Company’s obligation under Article II hereof to issue the Series B Preferred Stock upon payment of the purchase price therefor in accordance with the terms of this Agreement and (v) such other cooperation and assistance as the Investor may reasonably request that will not unreasonably disrupt the operation of the Company’s business. Anything in the preceding sentence to the contrary notwithstanding, the Company’s obligation to deliver an Issuer Agreement is conditioned on (A) the Investor delivering to the Company a copy of the applicable loan agreement for the Back Leverage to which the Issuer Agreement relates and (B) the Investor certifying to the Company in writing that (w) the loan agreement with respect to which the Issuer Agreement is being delivered constitutes Back Leverage being entered into in accordance with this Agreement, the Investor has pledged the Preferred Stock and/or the underlying shares of Company Common Stock as collateral to the applicable lenders or agents therefor under such Back Leverage and that the execution of such Back Leverage and the terms thereof do not violate the terms of this Agreement or the Statement With Respect to Shares, (x) to the extent applicable, whether the registration rights under the Registration Rights Agreement are being assigned to the applicable lenders or agents therefor under the Back Leverage, (y) an Exercise of Remedies (as defined in the Issuer Agreement) constitutes the only circumstance under which the lenders under the Back Leverage may foreclose on the Shares (or shares of Company Common Stock issued upon conversion of Shares) and (z) the Investor acknowledges and agrees that the Company shall be relying on such certificate when entering into the Issuer Agreement and any material inaccuracy in such certificate shall be deemed a breach of this Agreement; provided, that the Company shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential the terms and the existence of any such loan agreement and related documents in connection with Back Leverage (and any amendments or supplements thereto), other than in the case that the Company, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, regulation, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such information, in each of which instances the Company, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Investor sufficiently in advance of any such disclosure so that the Investor will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case the Company shall use reasonable efforts to assist the Investor in this respect). The Investor acknowledges and agrees that the statements and agreements of the Company in an Issuer Agreement are solely for the benefit of the applicable lenders and agents party thereto and that in any dispute between the Company and the Investor under this Agreement, the Investor shall not be entitled to use the statements and agreements of the Company in an Issuer Agreement against the Company.

Section 5.15 State Securities Laws. During the period from the date of this Agreement until the Subsequent Closing Date (or such earlier date on which the Subsequent Investment Provisions may be terminated pursuant to Section 7.01), the Company shall use its reasonable best efforts to (a) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country pursuant to applicable securities laws prior to the offer and sale by the Investor of Company Common Stock and/or Series B Preferred Stock and (b) cause such authorization, approval, permit or qualification to be effective as of the Subsequent Closing and as of any conversion of Series B Preferred Stock.

Section 5.16 Information Rights. In order to facilitate (i) the Investor’s compliance with legal and regulatory requirements applicable to the beneficial ownership by the Investor and its Affiliates of equity securities of the Company, and (ii) oversight of the Investor’s investment in the Company, from the date hereof, and so long as the 25% Beneficial Ownership Requirement is satisfied by the Investor Parties, the Company agrees promptly to provide the Investor Parties with the following:

(a) (i) subject to the approval of the Chief Executive Officer of the Company, the right to visit any of the offices and properties of the Company and its Subsidiaries, in each case upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request, (ii) the right to, as reasonably requested by the Investor, inspect the books and records of the Company and its Subsidiaries, in each case upon reasonable notice and at such reasonable times and as often as the Investor may reasonably request and (iii) such other information reasonably requested by the Investor in the Company’s possession related to the business, operations and financial condition of the Company and its Subsidiaries (including any projections or financial analysis prepared by or on behalf of the Company) (it being understood that the Company shall not be required to create any new projections or analyses or other reports in response to a request pursuant to this clause (iii)); and

(b) Subject to the approval of the Chief Executive Officer of the Company, make appropriate officers, advisors and representatives of the Company and its Subsidiaries available periodically and at such times as reasonably requested by the Investor for consultation with the Investor, its Affiliates and the representatives of the foregoing with respect to matters relating to the business, operations and affairs of the Company and its Subsidiaries; provided that in case of clause (a) and (b) the Company shall not be obligated to provide materials, documents or information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would reasonably be likely to jeopardize the attorney-client privilege between the Company and its counsel or violate applicable law.

Section 5.17 Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Investor, its Affiliates and/or the Investor Director being deemed to have made a disposition of equity securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if the Investor Director is serving on the Board at such time or has served on the Board during the preceding six months, then (i) the Board will pre-approve such disposition of equity securities or derivatives thereof for the express purpose of exempting the Investor’s, its Affiliates’, the Investor Director’s ‘interests (to the extent the Investor or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and capital stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by the Investor, the Investor’s Affiliates and/or the Investor Director of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Investor reasonably requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor’s, its Affiliates’ and the Investor Director’s’ (for the Investor and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.18 VCOC Letters. Upon request by the Investor, the Company shall deliver to the Investor at the Initial Closing and from time to time any Affiliate of the Investor to whom the Investor’s rights and obligations under this Agreement are assigned in accordance with this Agreement a letter substantially consistent with the form thereof furnished by the Investor and reasonably acceptable to the Company (the “VCOC Letters”).

Section 5.19 Target Acquisition. The Company shall at the Investor’s request keep the Investor updated regarding the status of the Target Acquisition, including progress toward the satisfaction of the closing conditions set forth in the Target Merger Agreement. The Company shall furnish to the Investor information regarding the Target Acquisition as is reasonably requested by the Investor from time to time, subject to any limitations under the Target Merger Agreement. The Company shall not amend or otherwise modify, waive any term or condition of, or excuse performance under the Target Merger Agreement, in each case, in a manner that is materially adverse to the Investor without the prior written consent of the Investor.

Section 5.20 Statement With Respect to Shares(a) . The Investor hereby agrees to perform its obligations pursuant to the Statement With Respect to Shares. In the event the obligations of holders of the Series B-1 Preferred Stock to purchase the Series B-2 Preferred Stock terminate pursuant to Section 1(e) of the Statement With Respect to Shares, the parties will negotiate in good faith to amend this Agreement to provide for the purchase of such securities by the Investor, subject to the conditions set forth herein.

Section 5.21 Pipeline Financings. Following any termination of the Target Merger Agreement, so long as the Investor continues to beneficially own at least 50% of the shares of Series B Preferred Stock purchased by the Investor, in the event the Company proposes to issue any senior preferred securities for cash to finance any material acquisition by the Company of a business or another company, the Company shall first offer to the Investor the right to purchase such securities and, in the event the Investor declines, the Company shall be permitted to issue such securities on terms not more favorable in any material respect to the purchaser than were offered to the Investor.

ARTICLE VI

Conditions to Subsequent Closing

Section 6.01 Conditions to the Obligations of the Company and the Investor. The respective obligations of each of the Company and the Investor to effect the Subsequent Closing shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at the Subsequent Closing of each of the conditions set forth in this Section 6.01.

(a) No Legal Prohibition. No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case, that prohibits the consummation of the Transactions.

(b) HSR Act; Foreign Investment Laws. Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the Transactions under the HSR Act or under any other antitrust Law or any Laws with respect to foreign investment specified in Section 6.01(b) of the Disclosure Schedules.

(c) Target Acquisition. The Target Acquisition shall have been consummated, or will be consummated substantially simultaneously with the Subsequent Closing, in each case, in accordance with the terms and conditions of the Target Merger Agreement.

Section 6.02 Conditions to the Obligations of the Company. The obligation of the Company to effect the Subsequent Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Subsequent Closing Date of each of the conditions set forth in this Section 6.02.

(a) Representations and Warranties. (i) The representations and warranties of the Investor set forth in Article IV shall be true and correct in all respects both when made and at and as of the Subsequent Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have an Investor Material Adverse Effect.

(b) Covenants. The Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Subsequent Closing.

(c) Closing Certificate. The Company shall have received a certificate, signed on behalf of the Investor by an executive officer thereof, certifying that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

Section 6.03 Conditions to the Obligations of the Investor. The obligation of the Investor to effect the Subsequent Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Subsequent Closing of each of the conditions set forth in this Section 6.03.

(a) Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all material respects both when made and at and as of the Subsequent Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representations and warranties of the Company set forth in Section 3.02(a) shall be true and correct in all respects (except for only de minimis inaccuracies) both when made and at and as of the Subsequent Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Subsequent Closing.

(c) No Material Adverse Effect. Since the date of the Original Investment Agreement, there shall not have been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Debt Financing. The Debt Financing (as defined in the Target Merger Agreement), or such other financing acceptable to the Board acting reasonably and sufficient (assuming the payment of the Subsequent Investment Purchase Price and the Upsize Subsequent Investment Purchase Price (if any) by the Investor at the Subsequent Closing) to fund the cash portion of the merger consideration payable under the Target Merger Agreement and transaction fees and expenses (together, the “Acquisition Debt Financing”), shall have been funded, or will be funded simultaneously with the Closing (as defined in the Target Merger Agreement), in accordance with the Debt Commitment Letter (as defined in the Target Merger Agreement) or the definitive documentation providing for such other financing, as applicable.

(e) Closing Certificate. The Investor shall have received a certificate, signed on behalf of the Company by an executive officer thereof, certifying that the conditions set forth in Section 6.03(a), Section 6.03(b) and Section 6.03(c) have been satisfied (the “Closing Certificate”).

(f) NASDAQ Approval. Any shares of Company Common Stock issuable upon conversion of the Series B Preferred Stock (other than any additional shares of Series B Preferred Stock that may be issued as dividends payable in kind) at the applicable Conversion Price specified in the Statement With Respect to Shares as in effect on the Subsequent Closing Date shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

ARTICLE VII

Termination; Survival

Section 7.01 Termination Prior to the Subsequent Closing. The rights and obligations of the parties in respect of the Subsequent Closing and the provisions of this Agreement specifically related to the Subsequent Investment and the purchase and sale of the Upsize Series B-2 Preferred Shares (if any) (collectively, the “Subsequent Investment Provisions”) may only be terminated at any time prior to the Subsequent Closing:

(a) by the mutual written consent of the Company and the Investor;

(b) automatically upon the valid termination of the Target Merger Agreement for any reason in accordance with its terms and conditions, including as set forth in Section 7.1 therein;

(c) by either the Company or the Investor upon valid delivery of written notice to the other, if the Subsequent Closing has not occurred on or prior to 5:00 p.m., Eastern time, on the nine-month anniversary of the date of the Target Merger Agreement (the “Investor Original End Date”); provided that if the Investor Original End Date is extended to the “First Extended End Date” under the Target Merger Agreement pursuant to the terms and conditions of Section 7.1 therein, the Investor Original End Date shall automatically, without any further action by any Person, be extended to the same date as the “First Extended End Date” as defined in the Target Merger Agreement (the “Investor First Extended End Date”); provided, further, that if the “First Executed End Date” is extended to the “Second Extended End Date” in the Target Merger Agreement pursuant to the terms and conditions of Section 7.1 therein, the Investor First Extended End Date shall automatically, without any further action by any Person, be extended to the same date as the “Second Extended End Date” as defined in the Target Merger Agreement (the “Investor Second Extended End Date”); provided, further, that if the Second Executed End Date is extended to the “Third Extended End Date” in the Target Merger Agreement pursuant to the terms and conditions of Section 7.1 therein, the Investor Second Extended End Date shall automatically, without any further action by any Person, be extended to the same date as the “Third Extended End Date” as defined in the Target Merger Agreement (the “Investor Third Extended End Date”, and the Investor Original End Date, as such date may be extended to the Investor First Extended End Date, the Investor Second Extended End Date and the Investor Third Extended End Date, as applicable, the “Investor End Date”); provided that (i) the right to terminate the Subsequent Investment Provisions pursuant to this Section 7.01(c) shall not be available to a party if the failure of the Subsequent Closing to occur by such date shall have resulted from a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement and (ii) the Investor shall not have the right to terminate the Subsequent Investment Provisions pursuant to this Section 7.01(c) unless and until the Company has the right to terminate the Target Merger Agreement pursuant to Section 7.1(b) thereof;

(d) by either the Company or the Investor, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Subsequent Closing and such injunction shall have become final and nonappealable; provided, that the right to terminate the Subsequent Investment Provisions under this Section 7.01(d) shall not be available to a party if such injunction was primarily due to a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(e) by the Company, if the Investor shall have breached or failed to perform any of its or their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Subsequent Closing Date, would result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) by its nature, cannot be cured prior to the Investor End Date or, if such breach or failure is capable of being cured by the Investor End Date, the Investor has not cured such breach or failure within thirty (30) days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b)); or

(f) by the Investor, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Subsequent Closing Date, would result in a failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) by its nature, cannot be cured prior to the Investor End Date, if such breach or failure is capable of being cured by the Investor End Date, the Company has not cured such breach or failure within thirty (30) days after receiving written notice from Investor describing such breach or failure in reasonable detail (provided that Investor is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.02(a) or Section 6.02(b)).

Section 7.02 Effect of Termination Prior to Subsequent Closing. In the event of the termination of the Subsequent Investment Provisions as provided in Section 7.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and the Subsequent Investment Provisions shall forthwith become null and void (other than Section 5.04, Section 5.05, this Section 7.02 and Article VIII (for the avoidance of doubt, all rights, obligations, terms and conditions of this Agreement which are not the Subsequent Investment Provisions shall survive termination of the Subsequent Investment Provisions)), and there shall be no liability on the part of the Investor or the Company or their respective directors, officers and Affiliates in connection with the Subsequent Investment Provisions, except that (a) no such termination shall relieve any party from liability for damages for Fraud or willful breach of the Subsequent Investment Provisions prior to such termination and (b) the parties hereto acknowledge and agree that nothing contained herein shall be deemed to affect their right to specific performance in accordance with this Agreement.

Section 7.03 Survival and Limitation on Liability.

(a) All of the covenants or other agreements of the parties contained in this Agreement to be performed prior to the Subsequent Closing shall terminate at the Subsequent Closing. Except as otherwise provided in Section 7.02, all of the covenants or other agreements of the parties contained in this Agreement to be performed following the Subsequent Closing shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. All representations and warranties contained in this Agreement (including the schedules and the certificates delivered pursuant hereto) will survive (i) with respect to claims in respect of the Series B-1 Preferred Shares, for twelve months following the date of the Original Investment Agreement and (ii) with respect to claims in respect of the Series B-2 Preferred Shares will survive for twelve (12) months following the Subsequent Closing; provided further that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

(b) Notwithstanding any other provision herein to the contrary, except in the case of Fraud or willful breach in connection with the representations and warranties expressly set forth in Article III, (i) from and after the date of the Original Investment Agreement until the Subsequent Closing (if any), the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of the representations and warranties of the Company made herein (other than in respect of Fundamental Representations of the Company) shall in no event exceed 30% of the Initial Investment Purchase Price and (ii) from and after the Subsequent Closing the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of the representations and warranties of the Company made herein (other than in respect of Fundamental Representations of the Company) shall in no event exceed 30% of the sum of the Initial Investment Purchase Price and the Subsequent Investment Purchase Price. From and after the date of the Original Investment Agreement, the Investor hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled in respect of the Series B-1 Preferred Shares. From and after the Subsequent Closing, the Investor hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled in respect of the Series B-2 Preferred Shares.

ARTICLE VIII

Miscellaneous

Section 8.01 Amendments. Subject to compliance with applicable Law, (i) this Agreement may be amended or supplemented in any and all respects only by written agreement signed by each of the parties hereto and (ii) any amendment to or waiver of the provisions, terms and conditions of this Agreement that are addressed in the Statement With Respect to Shares shall be permitted only as specified in the Statement With Respect to Shares.

Section 8.02 Extension of Time, Waiver, Etc. The Company and the Investor may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Investor in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.03 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that (a) following the first to occur of the Subsequent Closing and the termination of the Target Merger Agreement, without the prior written consent of the Company, the Investor or any Investor Party may assign its rights, interests and obligations under this Agreement, in whole or in part, in conjunction with a permitted transfer of Shares to one or more Permitted Transferees as contemplated in Section 5.08 so long as the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned, and (b) following written notice delivered to the Company, without the prior written consent of the Company, the Investor may grant to the lender(s) (or agents) under any such Back Leverage a security interest in its respective rights (but not its obligations) under this Agreement in connection with any such Back Leverage; it being understood that in no event will the Investor be relieved of its obligations hereunder prior to the Subsequent Closing. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. For the avoidance of doubt, (i) no Transfer by any Investor Party of any Series B Preferred Stock or Company Common Stock to a third party that is not an Investor Party (including as contemplated under Section 5.08(b)(iv)) shall result in the transfer or assignment of any of the Investor Parties’ rights hereunder and (ii) each holder of Series B-1 Preferred Shares prior to the Subsequent Closing shall be subject to the Subsequent Investment Obligation and the terms and conditions relating to the Upsize Investment (each as defined in the Statement With Respect to Shares).

Section 8.04 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by DocuSign as a defense to the formation of a contract and each such party forever waives any such defense.

Section 8.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Disclosure Schedules, together with the Confidentiality Agreement and the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, including the Original Investment Agreement. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder; provided that (i) Section 5.11(e) shall be for the benefit of and fully enforceable by the Investor Director, (ii) Section 5.11(f) shall be for the benefit of and fully enforceable by each of the Covered Persons and (iii) Section 8.13 shall be for the benefit of and fully enforceable by each of the Non-Recourse Parties.

Section 8.06 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles. All legal actions or proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any legal action or proceeding, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such legal action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such legal action or proceeding. The consents to jurisdiction and venue set forth in this Section 8.06 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any legal action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.09 of this Agreement. The parties hereto agree that a final judgment in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. Notwithstanding anything in this Section 8.06, the Series B Preferred Stock shall be governed by the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under an applicable conflict of Laws principles.

Section 8.07 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, subject to Section 7.03, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of each party to cause the Subsequent Closing to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 8.06 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.07), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT

(A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 8.08.

Section 8.09 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when transmitted via electronic mail to the e-mail address set out below (provided that no error message is generated), (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight courier or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid to the parties at the following addresses:

(a)	If to the Company, to it at:

II-IV Incorporated

375 Saxonburg Blvd.

Saxonburg, PA 16056

Attention: Mary Jane Raymond, Chief Financial Officer, Treasurer and Assistant Secretary

Email: MaryJane.Raymond@II-VI.com

with a copy (which shall not constitute notice) to:

II-IV Incorporated

375 Saxonburg Blvd.

Saxonburg, PA 16056

Attention: Jo Anne Schwendinger, Chief Legal and Compliance Officer and Secretary

Email: JoAnne.Schwendinger@II-VI.com

and

Wachtell, Lipton, Rosen & Katz

51West 52nd Street

New York, NY 10019

Attention: Andrew J. Nussbaum, Karessa L. Cain

Email: ajnussbaum@wlrk.com; klcain@wlrk.com

(b)	If to the Investor or any Investor Party, to the Investor at:

c/o Bain Capital Private Equity, LP

200 Clarendon Street

Boston, MA 02116

Attn: Stephen Pagliuca, Ken Hanau, Joseph Robbins, David Hutchins

Email: spagliuca@baincapital.com; khanau@baincapital.com;

jrobbins@baincapital.com; dhutchins@baincapital.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue, 53rd Floor

New York, NY 10022

Attention: Sarkis Jebejian, P.C., Joshua N. Korff, P.C., Christopher M.

Thomas, P.C.

Email: sarkis.jebejian@kirkland.com; jkorff@kirkland.com;

christopher.thomas@kirkland.com

or such other address as such party may hereafter specify by like notice to the other parties hereto.

Section 8.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 8.11 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Subsequent Closing shall have occurred; provided that the Company shall, upon the Initial Closing, reimburse the Investor for up to $2.0 million of its and its Affiliates’ reasonable and documented out-of-pocket costs and expenses incurred in connection with the Initial Investment (including the reasonable and documented fees and expenses of third-party consultants, legal counsel, accountants and financing advisors in connection therewith); provided, further, that in the event that the reimbursement pursuant to the immediately preceding proviso clause was in an amount less than $2.0 million, then the Company shall, upon the Subsequent Closing, reimburse the Investor for all such reasonable and documented out-of-pocket costs and expenses incurred in connection with the Subsequent Investment by it and its Affiliates up to $2.0 million in the aggregate. For the avoidance of doubt, the Company’s aggregate reimbursement obligations set forth in this Section 8.11 shall in no event exceed $2.0 million.

Section 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Investor” and words of similar import refer to documents (A) posted to the Datasite LLC’s data room for Project Watson by or on behalf of the Company or (B) delivered in Person or electronically to the Investor or its respective Representatives, in each case no later than one Business Day prior to the date of the Original Investment Agreement. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. In the event that the Company Common Stock is principally listed on a national securities exchange other than the NASDAQ, all references herein to NASDAQ shall be deemed to be references to such other national securities exchange. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.13 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the Transactions may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns. Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto (collectively, the “Non-Recourse Parties”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions (whether in contract, in tort, in law or in equity or provided by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise), except to the extent expressly set forth in the other Transaction Documents. For the avoidance of doubt, this Section 8.13 is intended to benefit and may be enforced by each Non-Recourse Party (and each such Person shall be a third-party beneficiary of this Section 8.13) and shall be binding on all respective successors and permitted assigns thereof.

Section 8.14 Effectiveness of Amendment and Restatement. This Agreement amends and restates the Original Investment Agreement in its entirety. All amendments to the Original Investment Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall have effect as of the date of this Agreement unless expressly stated otherwise.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

II-VI INCORPORATED

By:	/s/ Walter R. Bashaw II
Name: Walter R. Bashaw II
Title: President

Signature Page — Investment Agreement

BCPE WATSON (DE) SPV, LP

By:	DocuSigned by: Joseph Robbins 8CD62C79FD544E7
Name: Joseph Robbins
Title: President

Signature Page — Investment Agreement

Annex C

PENNSYLVANIA DEPARTMENT OF STATE

BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS

☐ Return document by mail to:	Statement with Respect to Shares Domestic Business Corporation DSCB:15-1522 (rev. 7/2015) 1522
Name
Address
City State Zip Code ☒ Return document by email to: pados@klgates.com

Read all instructions prior to completing. This form may be submitted online at https://www.corporations.pa.gov/.

Fee: $70

In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1. The name of the corporation is:

II-VI Incorporated

2. Check and complete one of the following:

☐	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) (relating to divisions and determinations by the board), set forth in full, is as follows:

☒	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part hereof:

3. The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522 or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 215,000 shares, consisting of 75,000 shares of Series B-1 Convertible Preferred Stock, and 140,000 shares of Series B-2 Convertible Preferred Stock.

4. The resolution was adopted by the Board of Directors or an authorized committee thereon on: 03/29/2021
Date (MM/DD/YYYY)

5. Check, and if appropriate complete, one of the following:

☒	The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.

☐	The resolution shall be effective on: at .

Date (MM/DD/YYYY) Hour (if any)

IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this
30th day of March, 2021. II-VI Incorporated
Name of Corporation
/s/ Walter R. Bashaw II
Signature President
Title

EXHIBIT A TO

STATEMENT WITH RESPECT TO SHARES

AMENDING THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

II-VI INCORPORATED

SERIES B CONVERTIBLE PREFERRED STOCK

NOW THEREFORE BE IT RESOLVED, that pursuant to Section 1522(b) of the Pennsylvania Business Corporation Law of 1988, as amended, and Section 5(C) of the Amended and Restated Articles of Incorporation (the “Articles”) of II-VI Incorporated, a Pennsylvania corporation (the “Corporation”), there is hereby designated and established a series of preferred stock of the Corporation denominated as the “Series B Convertible Preferred Stock”, and this Board of Directors of the Corporation hereby fixes and determines the number of such shares and, subject to the provisions of such Section 5(C) of the Articles, the relative rights and preferences of such shares as set forth in Annex A hereto.

ANNEX A

(to Resolutions of the Board of Directors—March 29, 2021)

ANNEX A

STATEMENT WITH RESPECT TO SHARES

STANDARD PROVISIONS

1. General Matters.

(a) Each share of Series B Convertible Preferred Stock with no par value per share (the “Series B Convertible Preferred Stock”) shall be identical in all respects to every other share of Series B Convertible Preferred Stock, except as set forth in Sections 1(c), 1(d), 1(e), 3(a) and 5(a) and the definitions of certain defined terms herein. There shall be (i) a series of Series B Convertible Preferred Stock designated as “Series B-1 Convertible Preferred Stock” with no par value per share (the “Series B-1 Convertible Preferred Stock”) and (ii) a series of Series B Convertible Preferred Stock designated as “Series B-2 Convertible Preferred Stock” with no par value per share (the “Series B-2 Convertible Preferred Stock”). The number of shares initially constituting the Series B Convertible Preferred Stock shall be 215,000, consisting of 75,000 shares of Series B-1 Convertible Preferred Stock, and 140,000 shares of Series B-2 Convertible Preferred Stock.

(b) The Series B Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon a Liquidation Event, as applicable, shall rank (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock, (iii) junior to each class or series of Senior Stock and (iv) junior to the Corporation’s existing and future indebtedness and other liabilities (including trade payables).

(c) Each Holder of a share of Series B-1 Convertible Preferred Stock shall, at the Subsequent Closing purchase from the Corporation 1.4 shares of Series B-2 Convertible Preferred Stock in respect of each share of Series B-1 Convertible Preferred Stock held by such Holder, in each case, pursuant to, and subject to, all of the terms and conditions of the Investment Agreement (the “Subsequent Investment Obligation”). Except as provided in Section 5.08 of the Investment Agreement, shares of Series B-1 Convertible Preferred Stock shall not be transferred after issuance until the satisfaction or, with respect to such shares, termination of the Subsequent Investment Obligation pursuant to Section 1(e). The conditions precedent to the Holders’ Subsequent Investment Obligation (including, if applicable, the Upsize Investment) may be waived in writing by the Series B-1 Required Holders. The conditions precedent to the Corporation’s obligation to consummate the Subsequent Closing may be waived in writing by the Corporation. Any provision of the Investment Agreement applicable to the Subsequent Investment Obligation, including the Upsize Investment, may be amended or otherwise modified in writing by the Corporation and the Series B-1 Required Holders.

(d) In the event that the Corporation offers to the Investor the opportunity to purchase additional shares of Series B-2 Convertible Preferred Stock in accordance with Section 2.01(b)(i) of the Investment Agreement, and the Investor elects to purchase additional shares of Series B-2 Convertible Preferred Stock in accordance with Section 2.01(b)(i) of the Investment Agreement, then, each Holder of a share of Series B-1 Convertible Preferred Stock shall at the Subsequent Closing purchase from the Corporation (in addition to the shares required to be purchased by such Holder pursuant to Section 1(c)) a number of shares of Series B-2 Convertible Preferred Stock equal to the Pro Rata Amount of such Holder (the “Upsize Investment”). The Upsize Investment shall occur at the Subsequent Closing pursuant, and subject to, all of the terms and conditions of the Investment Agreement. The obligation, if any, to purchase shares of Series B-2 Convertible Preferred Stock pursuant to the Upsize Investment will constitute a component of the Subsequent Investment Obligation. “Pro Rata Amount” means, with respect to any Holder, a number equal to (x) the number of shares of Series B-2 Convertible Preferred Stock the Investor has elected to be purchased pursuant to Section 2.01(b)(i) of the Investment Agreement, multiplied by (y) a ratio, the numerator of which is the number of shares of Series B-1 Convertible Preferred Stock held by such Holder and the denominator of which is the number of outstanding shares of Series B-1 Convertible Preferred Stock held by all Holders.

(e) Notwithstanding Sections 1(c) and 1(d), the obligation of each Holder of a share of Series B-1 Preferred Stock to purchase Series B-2 Preferred Stock pursuant to Section 1(c) and Series B-2 Preferred Stock pursuant to Section 1(d) (and any obligation of the Corporation to issue or sell any such securities) shall terminate upon (i) a Transfer of such share upon a foreclosure pursuant to Section 5.08(b)(vi) of the Investment Agreement or (ii) a Transfer of such share pursuant to Section 5.08(b)(iv) or Section 5.08(b)(v) of the Investment Agreement.

2. Dividends.

(a) Dividend Rate on Series B Convertible Preferred Stock. From the Issue Date of such share, dividends shall accrue on the applicable Stated Value of each share of Series B Convertible Preferred Stock at the Annual Rate. Dividends on each share of Series B Convertible Preferred Stock shall accrue daily from and after the Issue Date of such share, but shall compound on a quarterly basis on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date), whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends. Dividends that are payable on the Series B Convertible Preferred Stock on any Dividend Payment Date shall be payable to Holders as they appear on the stock register of the Corporation on the record date for such dividend, which shall be the date fifteen (15) days prior to the applicable Dividend Payment Date.

Dividends payable at the Annual Rate on the Series B Convertible Preferred Stock in respect of any Dividend Period shall be payable in arrears and shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable at the Annual Rate on the Series B Convertible Preferred Stock on any date prior to the end of a Dividend Period, and for the applicable initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(b) Payment of Dividends. Until the first Dividend Payment Date after the fourth anniversary of the applicable Initial Issue Date in respect of each series of Series B Convertible Preferred Stock (the “Mandatory PIK Date”) all dividend payments shall compound and be added to the applicable Stated Value on each Dividend Payment Date, as provided in the definition of “Stated Value” in Section 15 (a “PIK Dividend”). Following the applicable Mandatory PIK Date, dividends shall be payable in the form of, in the Corporation’s sole discretion (which election, in respect of each dividend, the Corporation may make separately as to each series of Series B Convertible Preferred Stock), (i) solely cash, if, as and when authorized by the Board of Directors or any duly authorized committee thereof, to the extent permitted by applicable law, or (ii) solely a PIK Dividend, or (iii) any combination of cash and PIK Dividend. The election of the Corporation to pay a dividend solely in cash or in any combination of cash and PIK Dividend on a Dividend Payment Date shall be made by irrevocable notice to the Holders on or prior to the record date with respect to such Dividend Payment Date. To the extent that the Corporation does not elect to pay a dividend solely in cash or in any combination of cash and PIK Dividend on or prior to the record date with respect to such Dividend Payment Date, the Corporation shall be deemed to have elected to pay such dividend solely as a PIK Dividend.

(c) Spin-Off Transactions. In the event that the Board of Directors shall declare a dividend in respect of a Spin-Off Transaction, the Holders shall be entitled on the payment date for such dividend to receive such number of Spin-Off Securities per share of Series B Convertible Preferred Stock as would be paid on the shares of the Common Stock into which a share of such Series B Convertible Preferred Stock held by such Holder could be converted pursuant to Section 5, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive the Spin-Off Securities in the Spin-Off Transaction.

(d) Priority of Dividends. Subject to Sections 2(a) and 2(c), any dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any capital stock, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment.

3. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Corporation (each, a “Liquidation Event”), (i) each Holder of Series B-1 Convertible Preferred Stock shall be entitled to receive for each share of Series B-1 Convertible Preferred Stock, an amount (the “Series B-1 Liquidation Preference”) equal to the greater of (1) the Series B-1 Stated Value plus an amount equal to all accrued or declared and unpaid dividends on such share of Series B-1 Convertible Preferred Stock that have not previously been added to the Stated Value and (2) the amount per share as would have been payable in respect of the shares of Common Stock into which such share of Series B-1 Convertible Preferred Stock is then convertible, assuming all outstanding shares of Series B-1 Convertible Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 5 (without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B-1 Convertible Preferred Stock) and (ii) each Holder of Series B-2 Convertible Preferred Stock shall be entitled to receive for each share of Series B-2 Convertible Preferred Stock, an amount (the “Series B-2 Liquidation Preference”) equal to the greater of (1) the Series B-2 Stated Value plus an amount equal to all accrued or declared and unpaid dividends on such share of Series B-2 Convertible Preferred Stock that have not previously been added to the Stated Value and (2) the amount per share as would have been payable in respect of the shares of Common Stock into which such share of Series B-2 Convertible Preferred Stock is then convertible, assuming all outstanding shares of Series B-2 Convertible Preferred Stock were converted into Common Stock immediately prior to such Liquidation Event in accordance with Section 5 (without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B-2 Convertible Preferred Stock), in each case, to be paid out of the assets of the Corporation legally available for distribution to its shareholders, after satisfaction of indebtedness and other liabilities owed to the Corporation’s creditors and holders of Senior Stock and before any payment or distribution is made to holders of Junior Stock.

(b) Partial Payment. If, upon a Liquidation Event, the amounts payable with respect to (i) the applicable Liquidation Preference to all Holders and (ii) the liquidation preference, and the amount of accumulated and unpaid dividends, whether or not declared, to, but excluding, the date fixed for such Liquidation Event, on all Parity Stock, if applicable, are not paid in full, all Holders and all holders of any such Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends (if any) to which they are entitled.

(c) After the payment to any Holder of the full amount of the applicable Liquidation Preference for each of such Holder’s shares of Series B Convertible Preferred Stock, such Holder shall have no right or claim to any of the remaining assets of the Corporation.

(d) Neither the sale, lease nor exchange of all or substantially all of Corporation’s assets or business nor a Fundamental Change or the Corporation’s merger or consolidation into or with any other Person, shall be deemed to be a Liquidation Event (in each case, other than in connection with the liquidation, winding-up or dissolution of the Corporation).

(e) The Corporation shall not be required to set aside funds to protect the respective Liquidation Preference of the Series B Convertible Preferred Stock.

4. Voting. Except as otherwise provided herein or by applicable law, on any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation and on which matter holders of the Common Stock shall be entitled to vote, each Holder shall be entitled to the number of votes equal to the number of whole shares of Common Stock (rounded to the nearest whole share) into which the shares of Series B Convertible Preferred Stock held by such Holder are convertible on the record date for determining shareholders entitled to vote on such matter (as adjusted from time to time after the applicable Issue Date pursuant to Section 5, but without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series B Convertible Preferred Stock); provided, that each Holder of Series B-1 Convertible Preferred Stock will not be entitled to vote until the condition set forth in Section 6.01(b) of the Investment Agreement is satisfied, at which point such Holder of Series B-1 Convertible Preferred Stock will automatically be entitled to vote. Holders shall be entitled to notice of any meeting of shareholders and, except as otherwise provided herein or otherwise required by law, to vote together with the holders of Common Stock as a single class.

5. Conversion. The Holders shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the Holder, at any time and from time to time after the applicable Issue Date, and without the payment of additional consideration by the Holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the applicable Stated Value as of the Conversion Date by (ii) the applicable Conversion Price in effect as of the Conversion Date. The “Conversion Price” shall initially be equal to (i) $85.00, with respect to the Series B-1 Convertible Preferred Stock and (ii) $85.00, with respect to the Series B-2 Convertible Preferred Stock; provided, that each share of Series B-1 Convertible Preferred Stock shall not be convertible, and no Holder of Series B-1 Convertible Preferred Stock shall be entitled to deliver a Notice of Conversion in respect of such share, until after the earliest to occur of (x) the Subsequent Closing, (y) the termination of the Target Merger Agreement in accordance with its terms and (z) the delivery of a Fundamental Change Repurchase Offer; provided, that, in the case of clause (z), such share shall be convertible during the period from the date of receipt of such Fundamental Change Repurchase Offer until the earlier to occur of the relevant Fundamental Change and the applicable Offer Consent Date, if any, in respect of such Share, until thereafter such share shall become exercisable pursuant to this Section 5(a). The rate at which shares of Series B Convertible Preferred Stock may be converted into shares of Common Stock shall be subject to adjustment as provided in Sections 5(d), (e), (f), (g), (h) and (i).

In the event of the delivery of a valid notice of redemption of any shares of Series B Convertible Preferred Stock pursuant to Section 8 (including a Holder Redemption Notice or Corporation Redemption Notice), the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the date fixed for redemption, unless the shares designated for redemption are not redeemed in full on the date of such redemption (including by way of deposit of funds in trust pursuant to Section 8(e)), in which case the Conversion Rights for all such shares shall continue until such shares are redeemed in full.

In the event any shares of Series B Convertible Preferred Stock are to be repurchased by the Corporation pursuant to Section 9, the Conversion Rights of the shares designated for repurchase shall terminate at the close of business on the Fundamental Change Repurchase Date, unless the applicable Fundamental Change Repurchase Price is not paid in full on such date (including by way of deposit of funds in trust pursuant to Section 9(d)), in which case the Conversion Rights for such shares shall continue until such price is paid in full.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay, to the extent of funds legally available therefor, cash equal to such fraction multiplied by the fair market value of a share of Common Stock, which shall be the last reported closing sale price of a share of Common Stock on the Conversion Date if the Common Stock is then listed and trading on a Trading Market or, if the Common Stock is not then so listed and trading, as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable to such Holder upon such conversion.

(c) Mechanics of Conversion.

(i) Holders shall effect conversions by providing the Corporation with a written notice of conversion (a “Notice of Conversion”) delivered in accordance with Section 11 on the Trading Day on which such Holder wishes to effect such conversion (the “Conversion Date”). Each Notice of Conversion shall specify the number of shares of each series of Series B Convertible Preferred Stock to be converted, the applicable Conversion Price for each series of Series B Convertible Preferred Stock to be converted, the number of shares of Common Stock to be issued with respect to each series of Series B Convertible Preferred Stock to be converted, and the number of shares of each series of Series B Convertible Preferred Stock owned subsequent to the conversion at issue. The shares of Common Stock shall be deemed to have been issued, and the Holder or any other person so designated to be deemed to have become a holder of record of such shares for all purposes, as of the close of business on the Conversion Date (prior to the close of business on the Conversion Date, the Common Stock issuable upon conversion of Series B Convertible Preferred Stock shall not be outstanding, or deemed to be outstanding, for any purpose and Holders shall have no rights, powers, preferences or privileges with respect to such Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding Series B Convertible Preferred Stock). To effect conversions of shares of Series B Convertible Preferred Stock in certificated form, a Holder shall not be required to surrender the certificate(s) representing the shares of Series B Convertible Preferred Stock to the Corporation unless all of the shares of Series B Convertible Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Convertible Preferred Stock promptly following the Conversion Date at issue. Conversions of less than the total amount of shares of Series B Convertible Preferred Stock represented by a certificate held by the Holder will have the effect of lowering the outstanding number of shares of Series B Convertible Preferred Stock of the applicable series held by such Holder by an amount equal to the number of such shares so converted, as if the original stock certificate(s) were cancelled and one or more new stock certificates evidencing the new number of shares of the applicable series of Series B Convertible Preferred Stock were issued; provided, however, that in such cases the Holder may request that the Corporation deliver to the Holder a certificate representing such non-converted shares of Series B Convertible Preferred Stock; provided, further, that the failure of the Corporation to deliver such new certificate shall not affect the rights of the Holder to submit a further Notice of Conversion with respect to such Series B Convertible Preferred Stock and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Notice of Conversion. To effect conversion of shares of any Series B Convertible Preferred Stock held in book-entry form in accordance with Section 14, Holders must comply with the applicable procedures established from time to time by DTC and the Transfer Agent.

(ii) Not later than 10:00 am (New York City time) on the second Trading Day after each Conversion Date if shares are to be delivered in book-entry form through the facilities of DTC or within five (5) Business Days otherwise (or, if later, the Trading Day after the Holder has paid in full any applicable transfer taxes and duties) (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered (through the facilities of DTC or in certificated form, as applicable), to the converting Holder the number of shares of Common Stock being acquired upon the conversion of the applicable series of Series B Convertible Preferred Stock together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion (as provided in Section 5(b)). If, in the case of any Notice of Conversion, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation in accordance with Section 11 at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series B Convertible Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) The Corporation shall at all times when Series B Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Convertible Preferred Stock.

(iv) All shares of Series B Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the time of conversion, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion and payment of cash dividends declared but unpaid on the Series B Convertible Preferred Stock (to the extent the amount of any such cash dividends shall not then be reflected in the applicable Stated Value). Any shares of Series B Convertible Preferred Stock so converted shall be retired and canceled and shall not be reissued as shares of such series, and the Corporation (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the applicable series of Series B Convertible Preferred Stock accordingly and restore such shares to the status of authorized but unissued shares of Preferred Stock.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Convertible Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustment for Stock Splits and Stock Combinations. If the Corporation shall at any time or from time to time after the Issue Date of a share of Series B Convertible Preferred Stock, effect a subdivision of the outstanding shares of Common Stock (a “Stock Split”), the applicable Conversion Price in effect immediately before such Stock Split shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each such share of Series B Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issue Date of a share of Series B Convertible Preferred Stock combine the outstanding shares of Common Stock (a “Stock Combination”), the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each such share shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the Stock Split or Stock Combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the applicable Issue Date of a share of Series B Convertible Preferred Stock shall make or issue, or, if earlier than the applicable issue date, fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock (other than a dividend described in Section 5(d)), then, upon the first such event to occur, the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall previously have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price, then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 5(e) as of the time of actual payment of such dividend or distribution.

(f) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a Stock Split, Stock Combination or stock dividend provided for in Section 5(e) above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the Holder of each such share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such share of Series B Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(g) Adjustment for Merger or Reorganization, etc. If there shall occur any Reorganization Event involving the Corporation in which the Common Stock (but not the Series B Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5(d), 5(e), or 5(f)), then, following any such Reorganization Event, each share of Series B Convertible Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of such share of Series B Convertible Preferred Stock immediately prior to such Reorganization Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the Holders to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Convertible Preferred Stock.

(h) Adjustment for Rights Offering. If the Corporation shall, at any time or from time to time, while any shares of Series B Convertible Preferred Stock are outstanding, distribute rights, options or warrants (“Rights”) to all or substantially all holders of Common Stock entitling them for a period of not more than sixty (60) days from the record date of such distribution to purchase shares of Common Stock, or securities convertible into, or exchangeable or exercisable for, Common Stock (such distribution, a “Rights Offering”) at less than the closing sale price (as determined pursuant to this Section 5(h)) on the Trading Day immediately preceding the first public announcement of the Rights Offering, then the applicable Conversion Price in effect immediately before such Rights Offering shall be adjusted as of the date of the distribution of the Rights, by multiplying the applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding on the Trading Day immediately preceding the record date for such Rights Offering, plus (B) the (1) product of (x) the total number of shares of Common Stock issuable in the Rights Offering and (y) the exercise price so offered, divided by (2) the closing sale price of the Common Stock on the Trading Day immediately preceding the first public announcement of the Rights Offering; and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the Trading Day immediately preceding the record date for the Rights Offering, plus the total number of additional shares of Common Stock issuable pursuant to the Rights Offering;

provided, however, to the extent that shares of Common Stock are not delivered pursuant to such Rights Offering or upon the expiration or termination of such Rights Offering, the applicable Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered; provided, further, in the event that such rights, options or warrants are not so distributed, the applicable Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the record date for such Rights Offering had not occurred.

In determining whether any rights, options or warrants entitle the holders of Common Stock to purchase shares of Common Stock at less than the closing sale price on the Trading Day immediately preceding the first public announcement of the Rights Offering, if (A) the Common Stock is then listed and trading on a Trading Market, such closing sale price shall be the last reported closing price on such Trading Day and (B) if the Common Stock is not then so listed and trading, such closing sale price shall be determined in good faith by, or pursuant to a formula or method or subject to relevant criteria prescribed by, the Board of Directors.

(i) Adjustment for Ordinary Dividends. In the event the Corporation shall make or issue, or, if earlier, fix a record date for the determination of holders of Common Stock entitled to receive, an Ordinary Dividend, then, upon the first such event to occur, the applicable Conversion Price in effect immediately before such event shall be decreased, as of the time of such payment or, in the event such a record date shall previously have been fixed, as of the close of business on such record date, in each case, by the amount of such Ordinary Dividend.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than two (2) Trading Days thereafter (or in the case of an adjustment pursuant to Section 5(g), not later than five (5) Trading Days thereafter), compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each series of the Series B Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder specifying one or more series of Series B Convertible Preferred Stock, furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect for each requested series of Series B Convertible Preferred Stock, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of a share of each requested series of Series B Convertible Preferred Stock.

(k) Notice of Record Date. In the event:

(i)	that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or declares an Ordinary Dividend;

(ii)	that the Corporation effects a Stock Split, Rights Offering or Stock Combination;

(iii)	of a Reorganization Event; or

(iv)	of a Liquidation Event;

then the Corporation shall cause to be filed at its principal office or at the office of the Transfer Agent (if the Corporation is not then serving as its own transfer agent), and shall cause to be mailed to the Holders at their last addresses as shown on the records of the Transfer Agent, at least ten (10) days prior to the date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating

(A)

the record date of such dividend, distribution, Stock Split, Rights Offering or Stock Combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, Stock Split, Rights Offering or Stock Combination are to be determined, or

(B)

the date on which such Reorganization Event or Liquidation Event, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Reorganization Event or Liquidation Event.

6. Mandatory Conversion.

(a) Trigger Event. With respect to each series of Series B Convertible Preferred Stock, if, at any time following the third anniversary of the applicable Initial Issue Date, the closing sale price of the Common Stock on the principal Trading Market exceeds one-hundred and fifty percent (150%) of the Conversion Price of such series of Series B Convertible Preferred Stock for twenty (20) Market Traded Days out of a period of thirty (30) consecutive Market Traded Days ending no later than two (2) Business Days prior to the date of the Mandatory Conversion Notice, then the Corporation shall have the right to require conversion of all (but not less than all) of the applicable series of Series B Convertible Preferred Stock, at the then effective applicable Conversion Price in accordance with Section 5(a).

(b) Procedural Requirements. All Holders of the applicable series of Series B Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Convertible Preferred Stock pursuant to this Section 6 (such notice, the “Mandatory Conversion Notice”) (including to or through DTC, if applicable). The Corporation shall send such notice at least ten (10) days in advance of the occurrence of the conversion requested pursuant to Section 6(a) (the time of such occurrence, the “Mandatory Conversion Time”). Prior to the Mandatory Conversion Time specified in the Mandatory Conversion Notice, each Holder shall surrender his, her or its certificate or certificates (if any) for all such shares (or, if such Holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and bond of indemnity, if requested, in each case reasonably satisfactory to the Corporation) to the Corporation at the place designated in such notice (or comply with the applicable delivery procedures of DTC and the Transfer Agent, if applicable). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the Holder or such Holder’s attorney duly authorized in writing. All rights with respect to the shares of Series B Convertible Preferred Stock converted pursuant to Section 6(a), including the rights to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the Holder or Holders thereof to surrender the certificates at or prior to such time or comply with the applicable procedures of DTC and the Transfer Agent), except only the rights of the Holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit) therefor or compliance with the applicable procedures of DTC and the Transfer Agent, as applicable, to receive the items provided for in the next sentence of this Section 6(b). As soon as practicable after the Mandatory Conversion Time but no later than the Share Delivery Date, the Corporation shall deliver, or cause to be delivered (in certificated form or through the facilities of DTC, as applicable), to the Holder, or to his, her or its nominees, the number of full shares of Common Stock being acquired upon the conversion of the Series B Convertible Preferred Stock pursuant to this Section 6, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion (as provided in Section 5(b)) and the payment of any declared but unpaid cash dividends on the shares of Series B Convertible Preferred Stock converted (to the extent the amount of any such dividends shall not then be reflected in the applicable Stated Value). Such converted Series B Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of the applicable series of Series B Convertible Preferred Stock accordingly and restore such shares to the status of authorized but unissued shares of Preferred Stock.

7. Protective Covenants. (i) At any time when shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not do any of the following without (in addition to any other vote required by applicable law or the Articles) the written consent or affirmative vote of the Required Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock;

(b) decrease the number of authorized shares of Series B Convertible Preferred Stock (except for such decrease as permitted under Sections 5(c), 6(b) or 8(f) hereunder);

(c) issue any shares of Series B Convertible Preferred Stock, other than pursuant to the terms of the Investment Agreement;

(d) authorize or issue any Senior Stock or securities convertible into Senior Stock, or amend or alter the Articles to increase the number of authorized shares of Series B Convertible Preferred Stock; or

(e) amend, alter or repeal any provision of the Articles (by operation of law or otherwise) or the Bylaws in a manner that adversely affects the rights, preferences or privileges of the Series B Convertible Preferred Stock.

(ii) At any time when shares of Series B Convertible Preferred Stock are outstanding and the Investor continues to beneficially own at least 5% of the aggregate number of shares of Series B Convertible Preferred Stock issued at the Initial Closing (if the Subsequent Closing has not occurred) or the Initial Closing and the Subsequent Closing (if the Subsequent Closing has occurred), the Corporation shall not without the written consent of the Investor, pay any cash dividend on the Common Stock other than Ordinary Dividends.

(iii) At any time when shares of Series B Convertible Preferred Stock are outstanding and the Investor continues to beneficially own at least 25% of the aggregate number of shares of Series B Convertible Preferred Stock issued at the Initial Closing (if the Subsequent Closing has not occurred) or the Initial Closing and the Subsequent Closing (if the Subsequent Closing has occurred), the Corporation shall not without the written consent of the Investor, redeem, repurchase or otherwise acquire, or make or declare any dividend or other distribution in respect of, any outstanding Junior Stock other than (u) Ordinary Dividends, (v) dividends or other distributions for which the Conversion Price is adjusted pursuant to Section 5, (w) repurchases of Junior Stock totaling up to $100 million on an aggregate annual basis, (x) repurchases of unvested shares at cost following termination of an employee, advisor or consultant of the Corporation or its Subsidiaries, (y) non-cash dividends or other distributions paid pro rata to all holders of Common Stock and, if applicable, holders of the Series B Convertible Preferred Stock in accordance with Section 2, or (z) dividends or other distributions on Junior Stock in the form of such Junior Stock or other Junior Stock or securities convertible into or exchangeable for Junior Stock).

Notwithstanding anything to the contrary in this Statement with Respect to Shares, nothing herein shall prohibit or restrict or, except as may be required by applicable law, require any vote of the Series B Convertible Preferred Stock with respect to, Permitted Issuances.

8. Redemptions.

(a) Ten-Year Redemption. On or at any time after the tenth anniversary of the applicable Initial Issue Date,

(i) each Holder shall have the right to require the Corporation to redeem all of such Holder’s Series B Convertible Preferred Stock, for cash, at a redemption price per share of the applicable series of Series B Convertible Preferred Stock equal to the sum of the applicable Stated Value plus an amount equal to all accrued or declared and unpaid dividends on such series of Series B Convertible Preferred Stock that have not previously been added to the applicable Stated Value (the “Redemption Price”).

(ii) the Corporation shall have the right, with respect to one or more series of Series B Convertible Preferred Stock, to redeem, in whole or in part, on a pro rata basis from all Holders thereof based on the number of shares of the applicable series of Series B Convertible Preferred Stock then held, the outstanding shares of such series of Series B Convertible Preferred Stock, for cash, at the applicable Redemption Price.

(b) Exercise of Redemption Right.

(i) Any Holder may exercise the Holder’s redemption right under Section 8(a)(i) by delivering to the Corporation in accordance with Section 11 a written notice stating the Holder’s intention to exercise the Holder’s redemption right and the number of each series of the Holder’s shares of Series B Convertible Preferred Stock to be redeemed (a “Holder Redemption Notice”). The Corporation shall be obligated to redeem the total number of shares of Series B Convertible Preferred Stock specified in the Holder Redemption Notice on or before the 30th day following its receipt of such Holder Redemption Notice.

(ii) The Corporation may exercise its redemption right under Section 8(a)(ii) by delivering to the applicable Holder the notice specified in Section 8(c).

(c) Notice of Redemption. The Corporation shall provide notice of any redemption requested by the Corporation under Section 8(a)(ii), specifying the time and place of redemption and the applicable Redemption Price (the “Corporation Redemption Notice”), to each Holder of record of Series B Convertible Preferred Stock at the address for such Holder last shown on the records of the Transfer Agent therefor, not less than fifteen (15) days prior to each redemption date. In the case of redemptions requested by a Holder under Section 8(a)(i), the Corporation shall use its reasonable best efforts, and shall take all reasonable action necessary, to pay the applicable Redemption Price as provided in this Section 8.

(d) Insufficient Funds. If the funds of the Corporation legally available for redemption by the Holder pursuant to Section 8(a)(i) of the Series B Convertible Preferred Stock on any redemption date are insufficient to redeem all shares of the Series B Convertible Preferred Stock being redeemed by the Corporation on such date, those funds which are legally available will be used first to redeem, on a pro rata basis from the Holders thereof based on the number of shares of Series B Convertible Preferred Stock then held, the maximum possible number of shares of the Series B Convertible Preferred Stock being redeemed in accordance with the aggregate redemption proceeds payable with respect to the shares of Series B Convertible Preferred Stock to be redeemed. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series B Convertible Preferred Stock, such funds will be used to redeem the balance of the shares of Series B Convertible Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Series B Convertible Preferred Stock which are not redeemed as a result of the circumstances described in this Section 8(d) shall remain outstanding until such shares shall have been redeemed and the Redemption Price therefor, as applicable, shall have been paid or set aside for payment in full.

(e) Rights Terminated. Upon (i) surrender of the certificate or certificates representing the shares of Series B Convertible Preferred Stock being redeemed (or surrender of such shares in compliance with the procedures established by DTC and the Transfer Agent, if applicable) pursuant to this Section 8 and delivery of the Redemption Price therefor or (ii) irrevocable deposit in trust by the Corporation for Holders of the Series B Convertible Preferred Stock being redeemed pursuant to this Section 8 of an amount in cash equal to the applicable Redemption Price for the shares of Series B Convertible Preferred Stock being redeemed on any redemption date, each Holder will cease to have any rights as a shareholder of the Corporation by reason of the ownership of such redeemed shares of Series B Convertible Preferred Stock (except for the right to receive the Redemption Price therefor upon the surrender of the certificate or certificates representing the redeemed shares or compliance with the procedures established by DTC and the Transfer Agent, if such shares have not been so surrendered), and such redeemed shares of Series B Convertible Preferred Stock will not from and after the date of payment in full of the Redemption Price therefor be deemed to be outstanding.

(f) Reacquired Shares. Any shares of Series B Convertible Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued as shares of such series, and the Corporation (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the applicable series of Series B Convertible Preferred Stock accordingly and restore such shares to the status of authorized but unissued shares of Preferred Stock.

(g) Withdrawal Right. Each Holder shall retain the right to (i) convert shares of Series B Convertible Preferred Stock to be redeemed pursuant to Section 8(b)(i) at any time on or prior to the redemption date or (ii) withdraw its Holder Redemption Notice; provided, however, that, where a Holder of Series B Convertible Preferred Stock exercises its rights under (i) or (ii) above, the applicable shares of Series B Convertible Preferred Stock of such Holder shall not be redeemed pursuant to this Section 8.

9. Fundamental Change.

(a) Offer to Repurchase. In connection with any Fundamental Change, the Corporation shall, or shall cause the Survivor of a Fundamental Change (such Survivor of a Fundamental Change, the “Acquirer”) to, make an offer to repurchase, at the option and election of the holder thereof, each share of Series B Convertible Preferred Stock then-outstanding (the “Fundamental Change Repurchase Offer”) at a purchase price per share (such amount being the “Fundamental Change Repurchase Price”) in cash equal to (i) the applicable Stated Value plus an amount equal to all accrued or declared and unpaid dividends on such share of Series B Convertible Preferred Stock that have not previously been added to the applicable Stated Value as of the Fundamental Change Repurchase Date plus (ii) if prior to the fifth anniversary of the applicable Initial Issue Date, the aggregate amount of all dividends that would have been paid (excluding any such dividends that would be paid in light of the timing of such Fundamental Change Repurchase Offer and, for the avoidance of doubt, without duplication of amounts in clause (i)) in respect of an outstanding share of such series of Series B Convertible Preferred Stock from the Fundamental Change Repurchase Date through the fifth anniversary of the applicable Initial Issue Date. The Fundamental Change Repurchase Offer must be made in the Fundamental Change Notice delivered pursuant to Section 9(b) and shall become irrevocable from the date thereof unless otherwise consented to by (i) with respect to the Series B-1 Convertible Preferred Stock, the Series B-1 Required Holders and (ii) with respect to the Series B-2 Convertible Preferred Stock, the Series B-2 Required Holders (any such consent, an “Offer Consent” and the date such consent is effective, the “Offer Consent Effective Date”).

(b) Notice of Repurchase.

(i) The Corporation shall provide notice of any repurchases offered by the Corporation under Section 9(a) by delivering to the applicable Holder (including notice to or through DTC, if applicable) a written notice in accordance with Section 9(b)(ii) (the “Fundamental Change Notice”).

(ii) The Fundamental Change Notice shall specify (i) the time and place of repurchase and the applicable Fundamental Change Repurchase Price for each series of Series B Convertible Preferred Stock and (ii) the Holder’s Conversion Rights pursuant to Section 5 hereof, and shall be delivered to each Holder at the address for such Holder last shown on the records of the Transfer Agent therefor, not less than fifteen (15) days prior to the Fundamental Change Repurchase Date. The “Fundamental Change Repurchase Date” shall be the date on which the Fundamental Change is consummated (provided that in the case of a Fundamental Change described in clause (i) of the definition thereof, the Fundamental Change Repurchase Date shall be a date no later than thirty (30) days following the date of the first public announcement of such Fundamental Change having occurred (including, for these purposes, the filing of a Schedule 13D pursuant to the Exchange Act)).

(c) Insufficient Funds. If the funds of the Corporation legally available for the Fundamental Change Repurchase Offer by the Corporation pursuant to Section 9(a) on any Fundamental Change Repurchase Date are insufficient to redeem all shares of the Series B Convertible Preferred Stock being repurchased by the

Corporation on such date, those funds which are legally available will be used first to repurchase, on a pro rata basis from the Holders thereof based on the number of shares of Series B Convertible Preferred Stock then held, the maximum possible number of shares of the Series B Convertible Preferred Stock being repurchased in accordance with the aggregate repurchase proceeds payable with respect to the shares of Series B Convertible Preferred Stock to be repurchased. At any time thereafter when additional funds of the Corporation or the Acquirer, as applicable, become legally available for the repurchase of the Series B Convertible Preferred Stock, such funds will be used to redeem the balance of the shares of Series B Convertible Preferred Stock which the Corporation was theretofore obligated to repurchase as provided in the immediately preceding sentence. Any shares of Series B Convertible Preferred Stock which are not repurchased as a result of the circumstances described in this Section 9(c) shall remain outstanding until such shares shall have been redeemed and the Fundamental Change Repurchase Price therefor, as applicable, shall have been paid or set aside for payment in full.

(d) Rights Terminated. Upon (i) surrender of the certificate or certificates representing the shares of Series B Convertible Preferred Stock being repurchased (or surrender of such shares in compliance with the procedures established by DTC and the Transfer Agent, if applicable) pursuant to this Section 9 and delivery of the Fundamental Change Repurchase Price therefor or (ii) irrevocable deposit in trust by the Corporation for Holders being repurchased pursuant to this Section 9 of an amount in cash equal to the applicable Fundamental Change Repurchase Price for the shares of Series B Convertible Preferred Stock being repurchased on any Fundamental Change Repurchase Date, each Holder will cease to have any rights as a shareholder of the Corporation by reason of the ownership of such repurchased shares of Series B Convertible Preferred Stock (except for the right to receive the Fundamental Change Repurchase Price therefor upon the surrender of the certificate or certificates representing the repurchased shares or compliance with the procedures established by DTC and the Transfer Agent, if such shares have not been so surrendered ), and such repurchased shares of Series B Convertible Preferred Stock will not from and after the date of payment in full of the Fundamental Change Repurchase Price therefor be deemed to be outstanding.

(e) Offer Made by Affiliate. The Corporation shall not be required to make a Fundamental Change Repurchase Offer if an affiliate in control of the Corporation makes the Fundamental Change Repurchase Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 9 and purchases all shares of Series B Convertible Preferred Stock validly tendered and not withdrawn under such Fundamental Change Repurchase Offer; provided, that if an affiliate in control of the Corporation makes such repurchase, the shares of Series B Convertible Preferred Stock so purchased shall remain outstanding in the hands of such affiliate.

(f) Withdrawal Right. Each Holder shall retain the right to (i) convert shares of Series B Convertible Preferred Stock to be repurchased pursuant to this Section 9 at any time on or prior to the Fundamental Change Repurchase Date or (ii) withdraw a tender of such shares in the Fundamental Change Repurchase Offer on or prior to the Fundamental Change Repurchase Date; provided, however, that, where a Holder exercises its rights under (i) or (ii) above, the applicable shares of Series B Convertible Preferred Stock of such Holder shall not be repurchased pursuant to this Section 9.

10. Events of Noncompliance. Notwithstanding anything to the contrary contained here, if one or more of the following events (each, an “Event of Noncompliance”) shall occur with respect to any Holder:

(a) the Corporation shall fail to pay when due any dividend payment in full pursuant to Section 2;

(b) the Corporation shall fail to pay when due the applicable Redemption Price pursuant Section 8; or

(c) the Corporation shall fail to pay when due the applicable Fundamental Change Repurchase Price pursuant to Section 9,

then, and in each case, unless such Event of Noncompliance is cured within thirty (30) days (the “Cure Period”) of such Event of Noncompliance, the Annual Rate (i) shall increase to 8% per annum as of the date of the Event of Noncompliance and (ii) so long as such Event of Noncompliance remains uncured, shall increase by an additional 2% per annum with respect to each Dividend Period ending subsequent to the Dividend Period in which the Event of Noncompliance occurred; provided, however, that at no time shall the Annual Rate on the Series B Convertible Preferred Stock exceed 14% per annum; provided, further, the Annual Rate shall be reduced to 5% per annum immediately after all Events of Noncompliance are cured (if any shares of Series B Convertible Preferred Stock remain outstanding).

11. Notices. All notices or communications in respect of Series B Convertible Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement with Respect to Shares, in the Articles or the Bylaws and by applicable law. Any Notice of Conversion or Holder Redemption Notice shall be given by the Holder to the Corporation (i) in the case of any Series B Convertible Preferred Stock held in certificated form, by transmittal, by overnight carrier (in the case of a Notice of Conversion for receipt prior to 5:00 p.m., Eastern Time, on the Conversion Date) to the Corporation’s then principal offices, Attention: Chief Financial Officer, of such Notice of Conversion or Holder Redemption Notice, as applicable, executed by such Holder, together with the applicable stock certificate or certificates duly endorsed (unless delivery of certificates is not required pursuant to Section 5(c)(i)) and any additional instruments required to be delivered hereunder and (ii) in the case of any Series B Convertible Preferred Stock held through the facilities of DTC, by complying with the applicable procedures established from time to time by DTC and the Transfer Agent.

12. No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

13. No Other Rights. The shares of Series B Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles or as provided by applicable Pennsylvania law.

14. Book-Entry Form. Shares of each series of the Series B Convertible Preferred Stock may be issued (or reissued) in the form of one or more global certificates (“Global Preferred Shares”) to be deposited on behalf of one or more Holders thereof with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or its nominee. The number of shares of any series of Series B Convertible Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC to reflect such changes as provided for herein. Members of, or participants in, DTC shall have no rights under the terms of the shares of Series B Convertible Preferred Stock with respect to any Global Preferred Shares held on their behalf by DTC or any custodian of DTC or under such Global Preferred Shares, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its members and participants, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

15. Definitions. The following terms shall have the following respective meanings:

“Acquirer” shall have the meaning set forth in Section 9.

“affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Annual Rate” means 5% per annum, subject to increase pursuant to Section 10.

“Articles” means the Amended and Restated Articles of Incorporation of the Corporation.

“Board of Directors” means the Board of Directors of the Corporation or an authorized committee thereof.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close or be closed.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended or restated from time to time.

“Common Stock” means the common stock, no par value, of the Corporation.

“Conversion Date” shall have the meaning set forth in Section 5(c).

“Conversion Price” shall have the meaning set forth in Section 5(a).

“Conversion Rights” shall have the meaning set forth in Section 5.

“Corporation” means II-VI Incorporated, a Pennsylvania corporation.

“Corporation Redemption Notice” shall have the meaning set forth in Section 8(c).

“Cure Period” shall have the meaning set forth in Section 10.

“Dividend Payment Date” means, with respect to the Series B-1 Convertible Preferred Stock and the Series B-2 Convertible Preferred Stock, as applicable, January 1, April 1, July 1 and October 1 of each year, commencing on, for the Series B-1 Convertible Preferred Stock, July 1, 2021 and, for the Series B-2 Convertible Preferred Stock, the first such date that occurs after the Series B-2 Issue Date; provided, that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series B Convertible Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” means the period commencing on and including a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided, that the initial Dividend Period with respect to a series of Series B Convertible Preferred Stock shall commence on and include the applicable Initial Issue Date and shall end on and include the day immediately preceding the first applicable Dividend Payment Date.

“DTC” means The Depositary Trust Company or its nominee or any successor appointed by the Corporation.

“Event of Noncompliance” shall have the meaning set forth in Section 10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Exchange Property” shall have the meaning set forth in the definition of Fundamental Change hereof.

A “Fundamental Change” shall be deemed to have occurred, at any time after the Series B-1 Issue Date, if any of the following occurs:

(i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Corporation, any of its Wholly-Owned Subsidiaries or any of the Corporation’s or its Wholly-Owned Subsidiaries’ employee benefit plans, has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Common Stock;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries taken as a whole, to any person other than one or more of its Wholly-Owned Subsidiaries; or

(iii) the Common Stock (or other common equity underlying the Series B Convertible Preferred Stock) ceases to be listed or quoted for trading on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

However, a transaction or transactions described in clause (i) or clause (ii) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by holders of Common Stock, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or shall be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the consideration that a Holder would have been entitled to receive if such Holder had immediately converted its Series B Convertible Preferred Stock prior to such transaction or transactions (such consideration, “Exchange Property”).

“Fundamental Change Notice” shall have the meaning set forth in Section 9(b).

“Fundamental Change Repurchase Date” shall have the meaning set forth in Section 9(b).

“Fundamental Change Repurchase Offer” shall have meaning set forth in Section 9(a).

“Fundamental Change Repurchase Price” shall have the meaning set forth in Section 9(a).

“Global Preferred Shares” shall have the meaning set forth in Section 14.

“Holder” means each Person in whose name shares of Series B Convertible Preferred Stock are registered, who shall be treated by the Corporation as the absolute owner of those shares of Series B Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Holder Redemption Notice” has the meaning set forth in Section 8(b).

“Initial Closing” shall have the meaning set forth in the definition of Investment Agreement.

“Initial Issue Date” means (i) with respect to the Series B-1 Convertible Preferred Stock, the Series B-1 Issue Date and (ii) with respect to the Series B-2 Convertible Preferred Stock, the Series B-2 Issue Date.

“Investment Agreement” means that certain Amended and Restated Investment Agreement, dated as of March 30, 2021, by and between the Corporation and BCPE Watson (DE) SPV, LP, a Delaware limited partnership (the “Investor”), the text of which agreement is on file at the Corporation’s principal place of business at 375 Saxonburg Blvd., Saxonburg, PA 16056 (or at such other address as is the principal place of business of the Corporation from time to time following the Initial Issue Date).

“Investor” shall have the meaning set forth in the definition of Investment Agreement.

“Issue Date” means, with respect to each share of Series B Convertible Preferred Stock, the date on which such share of Series B Convertible Preferred Stock was issued.

“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Series B Convertible Preferred Stock as to dividend rights or distribution rights upon a Liquidation Event or (y) on parity with the Series B Convertible Preferred Stock as to dividend rights and distribution rights upon a Liquidation Event.

“Liquidation Event” shall have the meaning set forth in Section 3(a).

“Liquidation Preference” means, with respect to a particular share of Series B Convertible Preferred Stock, the Series B-1 Liquidation Preference or the Series B-2 Liquidation Preference, as applicable.

“Mandatory Conversion Notice” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Time” shall have the meaning set forth in Section 6(b).

“Mandatory PIK Date” shall have the meaning set forth in Section 2(b).

“Market Traded Days” shall have the meaning set forth in the definition of Trading Day hereof.

“Notice of Conversion” shall have the meaning set forth in Section 5(c).

“Offer Consent” shall have the meaning set forth in Section 9(a).

“Offer Consent Effective Date” shall have the meaning set forth in Section 9(a).

“Ordinary Dividends” means cash dividends on the Common Stock in the aggregate not exceeding (i) in calendar year 2021, $3.00 per share (the “Maximum”), and (ii) in each subsequent calendar year, 105% of the prior year’s Maximum.

“Parity Stock” means (i) the 6% Series A Mandatory Convertible Preferred Stock, no par value per share, of the Corporation and (ii) any class or series of capital stock of the Corporation established after the Series B-1 Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Series B Convertible Preferred Stock as to dividend rights and distribution rights upon a Liquidation Event.

“Permitted Issuances” shall have the meaning set forth in the Investment Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“PIK Dividend” shall have the meaning set forth in Section 2(b).

“Preferred Stock” shall have the meaning set forth in the Articles.

“Pro Rata Amount” shall have the meaning set forth in Section 1(d).

“Purchase Price” means $10,000 per share of Series B Convertible Preferred Stock.

“Redemption Price” shall have the meaning set forth in Section 8(a)(i).

“Reorganization Event” means a recapitalization, reclassification, consolidation or merger that is not a Fundamental Change.

“Required Holders” means the Holders of a majority of the then outstanding shares of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock, voting together as a single class; provided, that if the relevant action adversely affects the Series B-1 Convertible Preferred Stock or the Series B-2 Convertible Preferred Stock in a manner different from the other series of Series B Convertible Preferred Stock (taking into account such series’ relative Initial Issue Dates) (a series of Series B Convertible Preferred Stock so adversely affected, an “Affected Series”) and provided that there remain outstanding at such time at least 10% of the shares of such Affected Series issued on the Initial Issue Date for such Affected Series, then Required Holders shall in addition mean the Series B-1 Required Holders if the Series B-1 Convertible Preferred Stock is an Affected Series or the Series B-2 Required Holders if the Series B-2 Convertible Preferred Stock is an Affected Series.

“Rights Offering” shall have the meaning set forth in Section 5(h).

“Senior Stock” means each class or series of capital stock of the Corporation established after the Series B-1 Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series B Convertible Preferred Stock as to dividend rights or distribution rights upon a Liquidation Event.

“Series B Convertible Preferred Stock” shall have the meaning set forth in Section 1(a).

“Series B-1 Issue Date” means March 31, 2021, the first Issue Date of shares of Series B-1 Convertible Preferred Stock.

“Series B-2 Issue Date” means the first Issue Date of shares of Series B-2 Convertible Preferred Stock.

“Series B-1 Liquidation Preference” shall have the meaning set forth in Section 3(a).

“Series B-2 Liquidation Preference” shall have the meaning set forth in Section 3(a).

“Series B-1 Required Holders” means the Holders of a majority of the then outstanding shares of Series B-1 Convertible Preferred Stock.

“Series B-2 Required Holders” means the Holders of a majority of the then outstanding shares of Series B-2 Convertible Preferred Stock.

“Series B-1 Stated Value” shall have the meaning set forth in the definition of Stated Value hereof.

“Series B-2 Stated Value” shall have the meaning set forth in the definition of Stated Value hereof.

“Share Delivery Date” shall have the meaning set forth in Section 5(c).

“Spin-Off Securities” shall have the meaning set forth in the definition of Spin-Off Transaction hereof.

“Spin-Off Transaction” means a payment by the Corporation of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of a Subsidiary of the Corporation, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (the securities so dividended or distributed, the “Spin-Off Securities”).

“Stated Value” means, (i) with respect to each share of Series B-1 Convertible Preferred Stock, the sum, subject to appropriate adjustment pursuant to Section 5, of (x) the Purchase Price plus (y) on each Dividend Payment Date (A) on which a dividend is paid in whole in the form of a PIK Dividend, an additional amount equal to the dollar value of any dividends on a share of Series B-1 Convertible Preferred Stock which have accrued on any Dividend Payment Date and have not been previously added to such Stated Value pursuant to Section 2(a) or (B) on which a dividend is paid in part in the form of a PIK Dividend, an additional amount equal to the dollar value of any dividends on a share of Series B-1 Convertible Preferred Stock which have accrued on any Dividend Payment Date and have not been previously added to such Stated Value pursuant to Section 2(a) less the amount of cash dividends actually paid with the respect to such share on the applicable Dividend Payment Date (the “Series B-1 Stated Value”) and (ii) with respect to each share of Series B-2 Convertible Preferred Stock, the sum, subject to appropriate adjustment pursuant to Section 5, of (x) the Purchase Price plus (y) on each Dividend Payment Date (A) on which a dividend is paid in whole in the form of a PIK Dividend, an additional amount equal to the dollar value of any dividends on a share of Series B-2 Convertible Preferred Stock which have accrued on any Dividend Payment Date and have not been previously added to such Stated Value pursuant to Section 2(a) or (B) on which a dividend is paid in part in the form of a PIK Dividend, an additional amount equal to the dollar value of any dividends on a share of Series B-2 Convertible Preferred Stock which have accrued on any Dividend Payment Date and have not been previously added to such Stated Value pursuant to Section 2(a) less the amount of cash dividends actually paid with the respect to such share on the applicable Dividend Payment Date (the “Series B-2 Stated Value”).

“Stock Combination” shall have the meaning set forth in Section 5(d).

“Stock Split” shall have the meaning set forth in Section 5(d).

“Subsequent Closing” shall have the meaning set forth in the Investment Agreement.

“Subsequent Investment Obligation” shall have the meaning set forth in Section 1(c).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Survivor of a Fundamental Change” means the issuer of the securities received by the holders of Common Stock (or Exchange Property, to the extent applicable) (in their capacities as such) upon the consummation of a Fundamental Change described in clauses (i) and (ii) of the definition thereof, to the extent the holders of Common Stock (or Exchange Property, to the extent applicable) receive other securities in exchange, conversion or substitution of their Common Stock (or Exchange Property, to the extent applicable) in the transaction that resulted in such Fundamental Change.

“Target Merger Agreement” shall have the meaning set forth in the Investment Agreement.

“Trading Day” means (i) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market (“Market Traded Days”) or (ii) if the Common Stock is not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Stock is listed or quoted for trading on the date in question (as applicable): the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE MKT or any successor markets thereto.

“Transfer” shall have the meaning set forth in the Investment Agreement.

“Transfer Agent” means such agent or agents of the Corporation as may be designated by the Board of Directors or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for one or more series of the Series B Convertible Preferred Stock or, if the Corporation is serving as its own transfer agent, the Corporation.

“Upsize Investment” shall have the meaning set forth in Section 1(d).

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed to be replaced by a reference to “100%”.

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Annex D

Section 262 of the DGCL

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E

BofA Securities, Inc.	GLOBAL CORPORATE & INVESTMENT BANKING

March 24, 2021

The Board of Directors

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA 95054

Members of the Board of Directors:

We understand that Coherent, Inc. (“Coherent”) proposes to enter into an Agreement and Plan of Merger, dated as of March 24, 2021 (the “Agreement”), by and among Coherent, II-VI Incorporated (“II-VI”), and Watson Merger Sub Inc., a direct wholly owned subsidiary of II-VI (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Coherent (the “Merger”), and each outstanding share of the common stock, par value $0.01 per share, of Coherent (“Coherent Common Stock”), other than any shares of Coherent Common Stock to be cancelled in accordance with the terms of the Agreement or as to which dissenters’ rights have been properly exercised (“Cancelled Shares”), will be converted into the right to receive (a) $220.00 in cash (the “Cash Consideration”) and (b) 0.9100 shares (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, no par value per share, of II-VI (“II-VI Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Coherent Common Stock, other than holders of Cancelled Shares, of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(*)	reviewed certain publicly available business and financial information relating to Coherent and II-VI;

(*)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Coherent furnished to or discussed with us by the management of Coherent, including certain financial forecasts relating to Coherent prepared by or at the direction of and approved by the management of Coherent (such forecasts, “Coherent Forecasts”);

(*)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of II-VI furnished to or discussed with us by the management of II-VI, including certain financial forecasts relating to II-VI prepared by the management of II-VI (such forecasts, “II-VI Forecasts”);

(*)

reviewed an alternative version of the II-VI Forecasts incorporating certain adjustments thereto made by the management of Coherent and certain extrapolations thereto prepared by or at the direction of and approved by the management of Coherent (such forecasts, “Adjusted II-VI Forecasts”) and discussed with the management of Coherent its assessments as to the relative likelihood of achieving the future financial results reflected in the II-VI Forecasts and the Adjusted II-VI Forecasts;

(*)

reviewed certain estimates furnished to us by the management of Coherent as to the amount and timing of cost savings and the costs of achieving such results (collectively, the “Cost Savings”) anticipated by the managements of Coherent and II-VI to result from the Merger;

(*)	discussed the past and current business, operations, financial condition and prospects of Coherent and II-VI with members of senior management of Coherent;

(*)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of II-VI, including the potential effect on II-VI’s estimated earnings per share;

(*)

reviewed the trading histories for Coherent Common Stock and II-VI Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(*)	compared certain financial and stock market information of Coherent and II-VI with similar information of other companies we deemed relevant;

(*)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(*)

considered the results of our efforts on behalf of Coherent to solicit, at the direction of Coherent, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Coherent prior to the entry by Coherent into the Original Agreement (as defined in the “First Restated Lumentum Agreement”);

(*)

considered the definitive proposals received from Lumentum Holdings Inc. and other third parties with respect to a possible acquisition of Coherent after the entry by Coherent into the Original Agreement;

(*)	reviewed the Agreement; and

(*)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Coherent and II-VI that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the II-VI Forecasts, we have been advised by II-VI, and have assumed, with the consent of Coherent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of II-VI as to the future financial performance of II-VI. With respect to the Coherent Forecasts and the Adjusted II-VI Forecasts, we have been advised by Coherent, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Coherent as to the future financial performance of Coherent and II-VI. With respect to the Cost Savings, we have been advised by Coherent and II-VI, and have assumed, with the consent of Coherent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Coherent and II-VI as to the matters covered thereby. We have relied, at the direction of Coherent, on the assessments of the managements of Coherent and II-VI as to II-VI’s ability to achieve the Cost Savings and have been advised by Coherent and II-VI, and have assumed, with the consent of Coherent, that the Cost Savings will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Coherent or II-VI, nor have we made any physical inspection of the properties or assets of Coherent or II-VI. We have not evaluated the solvency or fair value of Coherent or II-VI under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Coherent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Coherent, II-VI or the contemplated benefits of the Merger.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Coherent Common Stock, other than holders of Cancelled Shares, and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Coherent or in which Coherent might engage or as to the underlying business decision of Coherent to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and have relied, with your consent, upon the assessments of representatives of Coherent regarding, legal, regulatory, accounting, tax and similar matters relating to Coherent, II-VI and the Merger (including the contemplated benefits thereof), as to which we understand that Coherent obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to what the value of II-VI Common Stock actually will be when issued or the prices at which Coherent Common Stock or II-VI Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to Coherent in connection with the Merger and will receive a fee for our services, portions of which became payable upon the rendering of two opinions in connection with that certain Amended and Restated Agreement and Plan of Merger, dated as of March 9, 2021, by and among Coherent, Lumentum Holdings Inc., Cheetah Acquisition, Sub, Inc. and Cheetah Acquisition Sub LLC (the “First Restated Lumentum Agreement”) and the Original Agreement, a portion of which is payable upon the rendering of this opinion, and a significant portion of which is contingent upon consummation of the Merger. In addition, Coherent has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Coherent, II-VI and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Coherent and/or certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) acting as financial advisor to Coherent in connection with the Merger, (ii) having acted or acting as joint lead arranger, joint bookrunner for, and a lender under, certain term loans, letters of credit and other credit facilities of Coherent and/or certain of its affiliates, (iii) having provided or providing certain treasury management services and products to Coherent and/or certain of its affiliates, and (iv) having provided or providing certain derivatives and foreign exchange trading services to Coherent and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to II-VI and/or certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to II-VI in connection with its acquisition of Finisar Corporation,

(ii) having acted or acting as administrative agent, collateral agent, co-lead arranger, joint bookrunner for, and/or a lender under, certain term loans, letters of credit and credit facilities of II-VI and/or certain of its affiliates, (iii) having acted as manager or underwriter for various debt and/or equity offerings of II-VI and/or certain of its affiliates, (iv) having provided or providing certain treasury management services and products to II-VI and/or certain of its affiliates, and (v) having provided or providing certain derivatives and foreign exchange trading services to II-VI and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Bain Capital, LP (“Bain”), an affiliate of the Investor (as defined in the Agreement), and/or certain affiliates and/or portfolio companies of Bain, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for Bain and/or certain of its affiliates and/or portfolio companies under various credit, leasing and other facilities of Bain and/or certain of its affiliates and/or portfolio companies (including, without limitation, in connection with the financing for certain acquisition transactions), (ii) having acted or acting as manager or underwriter for various equity and debt offerings undertaken by Bain and/or certain of its affiliates and/or portfolio companies, (iii) having provided or providing certain treasury management services and products to Bain and/or certain of its affiliates and/or portfolio companies, and (iv) having provided or providing certain derivatives and foreign exchange trading services to Bain and/or certain of its affiliates and/or portfolio companies. In addition, certain of our affiliates maintain certain commercial (including vendor and/or customer) relationships with Bain and/or certain of its affiliates and/or portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of Coherent (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Coherent Common Stock, other than the holders of Cancelled Shares, is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ BOFA SECURITIES, INC.

Annex F

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue Phone 1 212 325 2000 New York, NY 10010-3629 www.credit-suisse.com

March 24, 2021

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, California 95054

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Coherent, Inc., a Delaware corporation (the “Company”), with respect to the fairness, from a financial point of view, to the holders of shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), other than the holders of any Cancelled Shares (as defined in the Agreement (as defined below)) or any Dissenting Shares (as defined in the Agreement), of the Per Share Consideration (as defined below) to be received by such stockholders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among the Company, II-VI Incorporated, a Pennsylvania corporation (the “Acquiror”), and Watson Merger Sub, Inc., a Delaware corporation (“Merger Sub”). We understand that the Agreement provides for, among other things, (i) the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Acquiror (the “Transaction”), pursuant to which each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Transaction (other than any Cancelled Shares and any Dissenting Shares) will be converted into the right to receive (a) 0.91 shares of the Acquiror’s common stock, no par value per share (“Acquiror Common Stock”), and (b) $220.00 in cash (the stock and cash consideration described in the foregoing clauses (a) and (b) collectively, the “Per Share Consideration”).

In arriving at our opinion, we have reviewed an execution copy of the Agreement and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including (i) financial forecasts relating to the Company for the 2021 through 2026 fiscal years of the Company, prepared by the management of the Company (the “Company Projections”), (ii) financial forecasts relating to the Acquiror for the 2021 through 2026 fiscal years of the Acquiror prepared by the management of the Company (the “Company Projections for the Acquiror”) and (iii) financial forecasts relating to the Acquiror for the 2021 through 2025 fiscal years of the Acquiror prepared by the management of the Acquiror (the “Acquiror Projections”), and have met with the management of each of the Company and the Acquiror, and certain of their respective representatives and affiliates, to discuss the business and prospects of the Company and the Acquiror. We also reviewed estimates prepared by the Company’s management with respect to the potential synergies of the Transaction, including the costs necessary to achieve such synergies (the “Synergies”), anticipated by the Company’s management to result from the Transaction. We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and the Acquiror, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion. With respect to the Company Projections and the Company Projections for the Acquiror, we have been advised by the management of the Company, and we have assumed with your consent, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the Acquiror, respectively. With respect to the Synergies, we have been advised by the management of the Company, and we have assumed with your consent, that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the potential synergies, including the costs necessary to achieve such synergies, estimated to result from the Transaction and have assumed that the Synergies will be realized in the amounts and at the times indicated thereby. In addition, we have relied upon, without independent verification, the assessment of the management of the Company as to (i) its ability to retain key employees, (ii) the strategic benefits anticipated to result from the Transaction, (iii) the existing technology, products and services of the Company and the validity or marketability of, and risks associated with, the future technology, products and services of the Company and (iv) the ability of the Company and the Acquiror to integrate their respective businesses. At your direction, we have assumed that the Company Projections, the Company Projections for the Acquiror and the Synergies are a reasonable basis upon which to evaluate the Company, the Acquiror and the Transaction and, at your direction, we have relied upon the Company Projections, the Company Projections for the Acquiror and the Synergies for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections, the Company Projections for the Acquiror, the Acquiror Projections or the Synergies, or the assumptions and methodologies upon which they are based.

For purposes of our analyses and this opinion, we have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror, or the contemplated benefits of the Transaction. In addition, for purposes of our analyses and this opinion, we have assumed, with your consent, that the Transaction and any related transactions will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. With your consent, we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the execution copy reviewed by us in all respects material to our analyses and this opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders of shares of Company Common Stock, other than the holders of any Cancelled Shares or any Dissenting Shares, of the Per Share Consideration set forth in the Agreement, and does not address any other aspect or implication of the Transaction or any aspect or implication of any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, security holders or affiliates of any party to the Transaction, or class of such persons, relative to the Per Share Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of shares of

Acquiror Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which Company Common Stock or Acquiror Common Stock may be purchased, sold or otherwise transferred at any time.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a portion of which we became entitled to receive upon the rendering of our opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Bain Capital LP (together with its affiliates, “Bain”), which is providing financing to the Acquiror, for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having provided and continuing to provide financial advisory, financing and equity capital markets services, and having been and continuing to be a lender, to Bain and one or more of its affiliates. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, the Acquiror and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and their respective affiliates, and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of the Company or the Acquiror as to how such security holder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration set forth in the Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock, other than the holders of any Cancelled Shares or any Dissenting Shares.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

/s/ Credit Suisse Securities (USA) LLC

Annex G

March 17, 2021

The Board of Directors

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to II-VI Incorporated (“II-VI”) of the consideration to be paid by II-VI in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of II-VI with and into Coherent, Inc. (“Coherent”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among II-VI, Watson Merger Sub (“Merger Sub”) and Coherent, Coherent will become a wholly-owned subsidiary of II-VI, and each outstanding share of common stock, par value $0.01 per share, of Coherent (“Coherent Common Stock”), other than shares of Coherent Common Stock held in treasury, owned by II-VI, its subsidiaries or Merger Sub and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $220.00 in cash (the “Cash Consideration”) and 0.91 of a share (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”) of the common stock, with no par value per share, of II-VI (“II-VI Common Stock”).

In connection with preparing our opinion, we have (i) reviewed an execution version, provided to us on March 17, 2021, of the Agreement; (ii) reviewed certain publicly available business and financial information concerning Coherent and II-VI and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of Coherent and II-VI with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of Coherent Common Stock and II-VI Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of II-VI relating to the businesses of Coherent and II-VI, including the potential financial benefit to II-VI of preserving II-VI’s aerospace and defense growth plan as a result of the Transaction as well as the estimated amount and timing of the cost savings and related expenses and revenue enhancements expected to result from the Transaction (such financial benefit, cost savings and revenue enhancements, collectively, the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the managements of Coherent and II-VI with respect to certain aspects of the Transaction, and the past and current business operations of Coherent and II-VI, the financial condition and future prospects and operations of Coherent and II-VI, the effects of the Transaction on the financial condition and future prospects of II-VI, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Coherent and II-VI or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with II-VI, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of Coherent or II-VI under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of II-VI as to the expected future results of operations and financial condition of Coherent and II-VI to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the definitive Agreement will be executed by Coherent and will not differ in any material respects from the execution version thereof furnished to us. We have also assumed that the representations and warranties made by II-VI and Coherent in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that the Transaction and the other transactions contemplated by the Agreement will not have any tax consequences in any respect material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to II-VI with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Coherent or II-VI or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid by II-VI in the proposed Transaction and we express no opinion as to the fairness of the Consideration to the holders of any class of securities, creditors or other constituencies of II-VI or as to the underlying decision by II-VI to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid by II-VI in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the prices at which II-VI Common Stock or Coherent Common Stock will trade at any future time.

We have acted as financial advisor to II-VI with respect to the proposed Transaction and will receive a fee from II-VI for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, II-VI has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with Coherent. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with II-VI for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of equity securities and convertible equity securities in July 2020. We anticipate that we and our affiliates will arrange and/or provide financing to II-VI in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of II-VI and Coherent. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of II-VI or Coherent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by II-VI in the proposed Transaction is fair, from a financial point of view, to II-VI.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of II-VI (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of II-VI as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of II-VI but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Chapter 17, Subchapter D (Sections 1741 through 1750) of the BCL.

Sections 1741 (relating to third-party actions) and 1742 (relating to derivative and corporate actions) of the BCL provide that a business corporation may indemnify any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation (referred to as a “Representative”), so long as the Representative acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal proceeding under Section 1741 of the BCL, the Representative must have had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the BCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) incurred in connection with the claim or action.

Section 1745 of the BCL states that expenses (including attorneys’ fees) incurred in defending any third-party or derivative action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise. Except as otherwise provided in the corporation’s articles or bylaws, advancement of expenses must be authorized by the board of directors of the corporation. The BCL provisions ordinarily governing transactions with interested directors or officers, or interested shareholders (Sections 1728 and 2538 of the BCL) do not apply to the authorization of advancement.

Section 1746(a) states that the statutory rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. Section 1746(c) specifies that indemnification pursuant to Section 1746(a) may be made even if the corporation would not have the power to make such indemnification under other provisions of law, and may be made even in the case of an action by or in the right of the corporation. Such indemnification is declared to be consistent with Pennsylvania’s public policy. However, Section 1746(b) forbids indemnification under subsection 1746(a) to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

The BCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative or a person who is or was serving at the request of the corporation as a Representative of another domestic or foreign entity, whether or not the corporation would have the power to indemnify him or her, unless otherwise restricted in its bylaws. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to Subchapter D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of that person.

Section 9.02 of the II-VI bylaws provides that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Section 9.01 of the II-VI bylaws (relating to standard of care and justifiable reliance) and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

Section 9.03 of the II-VI bylaws requires II-VI to indemnify any director or officer of II-VI to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding for indemnification, or that may give rise to indemnification, that (1) is brought against a person entitled to indemnification under Article IX of the bylaws, and (2) arises out of the service of that person to II-VI, or to another enterprise at the request of II-VI (referred to as an “indemnification action”). II-VI may not indemnify any director or officer in connection with an indemnification action initiated by that director or officer (other than a successful indemnification action to enforce that individual’s right to indemnification under the II-VI bylaws) unless the II-VI board authorizes the indemnification action. The right to indemnification under Section 9.03 includes the right to be reimbursed for expenses before the final disposition of an indemnification action.

Section 9.06 of the II-VI bylaws permits II-VI to purchase insurance to protect against any liability asserted against II-VI or any individual, whether or not II-VI would have the power to indemnify that individual.

II-VI has entered into agreements with its directors and officers pursuant to which II-VI has agreed to provide for the indemnification of and the advancing of expenses to each such indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in the applicable agreement, and, to the extent insurance is maintained, for the continued coverage of each such indemnitee under II-VI’s directors’ and officers’ liability insurance policies. To the fullest extent permissible by applicable law, if the indemnification provided for in each such agreement is unavailable to the applicable indemnitee for any reason whatsoever, II-VI, in lieu of indemnifying such indemnitee, shall contribute to the amount incurred such indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under such agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such claim in order to reflect (i) the relative benefits received by II-VI and such indemnitee as a result of the event(s) and/or transaction(s) giving rise to such claim; and/or (ii) the relative fault of II-VI (and its directors, officers, employees and agents) and such indemnitee in connection with such event(s) and/or transaction(s).

The indemnification described in the preceding paragraphs may include indemnification against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling II-VI pursuant to the foregoing provisions, II-VI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

*2.1	Agreement and Plan of Merger, dated as of March 25, 2021, by and among Coherent, Inc., II-VI Incorporated and Watson Merger Sub Inc. (included as Annex A to the joint proxy statement/prospectus contained in this registration statement)

3.1	Amended and Restated Articles of Incorporation of II-VI Incorporated (incorporated by reference to Exhibit 3.1 to II-VI Incorporated’s Current Report on Form 8-K (File No. 0-16195) filed on November 8, 2011)

3.2	Amended and Restated Bylaws of II-VI Incorporated (incorporated by reference to Exhibit 3.1 to II-VI Incorporated’s Current Report on Form 8-K (File No. 001-39375) filed on March 1, 2021)

3.3	Statement with Respect to Shares, filed with the Pennsylvania Department of State Corporations Bureau and effective July 6, 2020 (incorporated by reference to Exhibit 3.03 to II-VI Incorporated’s Annual Report on Form 10-K (File No. 001-39375) filed on August 26, 2020)

3.4	Statement with Respect to Shares, filed with the Pennsylvania Department of State Corporations Bureau and effective March 30, 2021 (included as Annex C to the joint proxy statement/prospectus contained in this registration statement)

5.1	Form of Opinion of K&L Gates LLP regarding the validity of II-VI common stock being registered (filed herewith)

*10.1	Amended and Restated Investment Agreement, dated as of March 30, 2021, by and between II-VI Incorporated and BCPE Watson (DE) SPV, LP (included as Annex B to the joint proxy statement/prospectus contained in this registration statement)

21.1	List of Subsidiaries of II-VI Incorporated (incorporated by reference to Exhibit 21.01 to II-VI Incorporated’s Annual Report on Form 10-K (File No. 001-39375) filed on August 26, 2020)

23.1	Consent of K&L Gates LLP (included in the opinions filed as Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of II-VI Incorporated (filed herewith)

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Coherent, Inc. (filed herewith)

23.4	Consent of BDO USA, LLP, independent registered public accounting firm of Finisar Corporation (filed herewith)

24.1	Power of Attorney of the Directors of II-VI Incorporated (included in the signature page hereto)

+99.1	Form of Proxy Card of II-VI Incorporated

+99.2	Form of Proxy Card of Coherent, Inc.

99.3	Consent of BofA Securities, Inc. (filed herewith)

99.4	Consent of Credit Suisse Securities (USA) LLC (filed herewith)

99.5	Consent of J.P. Morgan Securities LLC (filed herewith)

*	Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. II-VI agrees to furnish to the SEC a copy of any schedule or similar attachment omitted upon request.
+	To be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania on April 27, 2021.

II-VI Incorporated

By:	/s/ Vincent D. Mattera, Jr.
Name:	Vincent D. Mattera, Jr.
Title:	Chief Executive Officer

BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors and officers, has made, constituted, and appointed, and does hereby make, constitute, and appoint Vincent D. Mattera, Jr., Mary Jane Raymond and Jo Anne Schwendinger, and each of them, with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, and to file with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 27, 2021.

Signature	Title

/s/ Vincent D. Mattera, Jr. Vincent D. Mattera, Jr.	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mary Jane Raymond Mary Jane Raymond	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Francis J. Kramer Francis J. Kramer	Chairman of the Board

/s/ Joseph J. Corasanti Joseph J. Corasanti	Director

/s/ Enrico Digirolamo Enrico Digirolamo	Director

/s/ Michael L. Dreyer Michael L. Dreyer	Director

/s/ Patricia Hatter Patricia Hatter	Director

/s/ David L. Motley David L. Motley	Director

Signature	Title

/s/ Stephen Pagliuca Stephen Pagliuca	Director

/s/ Marc Y. E. Pelaez Marc Y. E. Pelaez Rear Admiral, U.S. Navy (retired)	Director

/s/ Shaker Sadasivam Shaker Sadasivam	Director

/s/ Howard H. Xia Howard H. Xia	Director